As filed with the U.S. Securities and Exchange Commission on January 22, 2026.

Registration No. 333-292402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Black Hawk Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506
Telephone: (915) 217-4482

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kent Louis Kaufman

125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506
Telephone: (915) 217-4482

Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Cassi Olson, Esq. Celine & Partners PLLC 1345 6th Avenue, 2nd Floor New York, New York 10105 Telephone: (212) 612-1400	Paul Richter, Esq. PW Richter PLC 3901 Dominion Townes Circle Richmond, Virginia 23223 Telephone: (703) 725-7299

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

*	For co-registrants, see “Table of Co-Registrant” on the following page.

TABLE OF
CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter (1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Vesicor Therapeutics, Inc.	California	2836	26-2470586

(1)	The Co-Registrant has the following principal executive office address: Vesicor Therapeutics, Inc., 207 South Santa Anita Street, Suite P-15, San Gabriel, California 91776.
(2)	The agent for service for the Co-Registrant is: Luo Feng, Vesicor Therapeutics, Inc., 207 South Santa Anita Street, Suite P-15, San Gabriel, California 91776.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*	Immediately prior to the consummation of the Merger (as defined below) described in the proxy statement/prospectus, Black Hawk Acquisition Corporation (the “Black Hawk” or “SPAC”) intends to effect a deregistration under the applicable provisions of the Cayman Islands Companies Act (As Revised) (“Companies Act”) and a domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), pursuant to which the SPAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Vesicor Therapeutics Holdings, Inc.” in connection with the Merger, as further described in the proxy statement/prospectus. Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to “registrant,” “our,” “we” or “us” refer, prior to the Merger, to the Black Hawk and, following the Domestication and the Merger, to Vesicor Therapeutics Holdings, Inc.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. PubCo may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS - SUBJECT TO COMPLETION, DATED JANUARY 22, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
BLACK HAWK ACQUISITION CORPORATION AND PROSPECTUS FOR SHARES OF COMMON STOCK,
CONTINGENT STOCK RIGHTS, WARRANTS, AND SHARES UNDERLYING WARRANTS OF PUBCO

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE AND

RENAMING AS VESICOR THERAPEUTICS HOLDINGS, INC. IN CONNECTION WITH THE DOMESTICATION)

To the Shareholders of Black Hawk Acquisition Corporation:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of Black Hawk Acquisition Corporation (“Black Hawk,” “SPAC,” “we,” “our”, or “us”), which will be held at [   ] a.m./p.m., Eastern Time, on [   ], 2025, at Black Hawk’s office at [   ] [and virtually via live webcast]. You or your proxyholder will be able to attend and vote at the live webcast of the Extraordinary General Meeting by visiting [   ] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the live webcast of the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

On April 26, 2025, Black Hawk entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”) (prior to the Domestication, Black Hawk shall be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, PubCo, as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and PubCo plans to remain Nasdaq-listed under a new ticker symbol. A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A.

In connection with the Extension Proposal approved at the Extraordinary General Meeting held on July 8, 2025, as adjourned, holders of 4,775,923 public ordinary shares exercised their redemption rights, representing approximately 69.2% of the then-outstanding public shares. These redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following these redemptions, 2,124,077 public ordinary shares remain issued and outstanding, and approximately $22.7 million remains on deposit in the Trust Account (before payment of taxes and deferred underwriting commissions).

In connection with the Extension, beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which it has to consummate a business combination month-by-month, up to eighteen times, by depositing $150,000 for each such one-month extension into the Trust Account (the “Extension Payments”). The Extension Payments are being funded pursuant to unsecured convertible promissory notes issued by Black Hawk to the Sponsor on June 13, 2025, as amended and on September 30, 2025, each note in the aggregate principal amount of up to $350,000. The June Convertible Note bears interest at 6% per annum and is convertible, at the Sponsor’s option, into ordinary shares of Black Hawk (or PubCo Common Stock following the Domestication) at a price per share equal to $1.00 per share. The September Convertible Note bears interest at 10% per annum and is convertible, at the Sponsor’s option, into ordinary shares of Black Hawk (or PubCo Common Stock following the Domestication) at a price per share equal to $1.00 per share. As of the most recent practicable date, the Sponsor and Vesicor have funded an aggregate of $750,000 of Extension Payments (five monthly deposits of $150,000 each) into the Trust Account. Black Hawk’s portion of the payments is funded through convertible notes. Each of the June Convertible Note and the September Convertible Note are obligations of Black Hawk, are not secured by, and have no recourse to, the funds held in the Trust Account, and any repayment or conversion of the June Convertible Note and September Convertible Note, if a business combination is consummated, will be made solely from funds held outside of the Trust Account. If a business combination is not completed, the Sponsor has waived any right, title, interest or claim to the funds held in the Trust Account with respect to any unpaid amounts under the convertible notes.

The Domestication will occur on the day that is one (1) business day prior to the Closing Date. Upon the Domestication and Closing, it is anticipated that Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, and Black Hawk is referred to herein as PubCo as of the time following the Domestication.

Before the Domestication, the Parent’s capitalization consists of Black Hawk Ordinary Shares, Black Hawk Rights, and Private Placement Units, collectively (all defined below). “Black Hawk Ordinary Shares” means Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares. “Black Hawk Rights” means the issued and outstanding rights of Black Hawk, each such right shall convert into one share of PubCo Common Stock at the closing of a business combination. “Private Placement Unit” means each outstanding unit consisting of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”). Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Black Hawk Class A Ordinary Share and Black Hawk Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of PubCo Common Stock.

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, (i) each share of Vesicor’s common stock, no par value per share (the “Vesicor Common Stock”), will be converted into one share newly issued shares of PubCo Common Stock in accordance with the terms of the Business Combination Agreement; and (ii) each outstanding unexercised warrants to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000 (the “Equity Value”) by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Compensation Received by the Sponsor

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid
Black Hawk Management LLC (the “Sponsor”)	1,725,000 Founder Shares	$25,000

	235,500 Private Placement Units (each unit consisting of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”) to receive one share upon the consummation of the Business Combination): 235,500 Black Hawk Class A Ordinary Shares and 47,100 Black Hawk Class A Ordinary Shares underlying the 235,500 Private Placement Units.	$2,355,000

	Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding shares of Black Hawk will convert automatically, on a one-for-one basis, into one PubCo Common Stock. In the event the share price of PubCo Common Stock falls below the price paid by a stockholder of Black Hawk at the time of purchase of the shares of Black Hawk Ordinary Shares by such stockholder, a situation may arise in which the Sponsor or a director of Black Hawk maintains a positive rate of return on its/ his/her Black Hawk Ordinary Shares while such stockholder of Black Hawk experiences a negative rate of return on the shares such stockholder of Black Hawk purchased. The securities currently owned by the Insiders (defined below) will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this proxy statement/prospectus, the Insiders collectively hold 1,960,500 shares of Black Hawk Class A Ordinary Shares, including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units, based on an estimated market price of $[ ] per PubCo Ordinary Share (i.e. being Black Hawk Ordinary Shares’ closing price on [ ], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Common Stocks owned by the Insider would be $[ ] and the Insider would have a potential aggregate profit of $[ ], representing a profit of $[ ] per PubCo Common Stocks, whereas other public stockholders of Black Hawk would only have a profit of $[ ] per PubCo Common Stock;	N/A

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid

On June 13, 2025, Black Hawk issued an unsecured convertible promissory note with a 6% annual interest rate (the “June Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the June Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by the most favorable price or valuation at which the target company in connection with the de-SPAC transaction issued equity or equity-linked securities to third parties within the past 36 months (the “Conversion Price”). On September 30, 2025, the June Convertible Note was amended to revise the Conversion Price to $1.00 per share.

		$350,000

On September 30, 2025, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate (the “September Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the September Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

		$350,000

	Office space, utilities, secretarial and administrative support on a monthly basis pursuant to the Administrative Services Agreement.	$10,000

As indicated in the “Questions and Answers - What equity stake will current Public Shareholders, the Insiders and the Vesicor’s common stock stockholders (“Vesicor Shareholders”) hold in PubCo immediately after the completion of the Business Combination?”, the Sponsor will have less than [   ]% of the voting power in the PubCo immediately after the Closing. [We therefore do not expect the issuances of securities listed in the above table will result in material dilution of the equity interests of non-redeeming Black Hawk Shareholders who hold Black Hawk’s securities until the consummation of the Business Combination.]

No compensation of any kind, including finder’s and consulting fees, will be paid by Black Hawk to our Sponsor, officers, directors or any of our or their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination, other than as disclosed as above and in “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Black Hawk - Contractual Obligations” and elsewhere in this proxy statement/prospectus.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by requisite vote of Black Hawk Shareholders (the “Black Hawk Shareholder Approval”) and Vesicor Shareholders (the “Vesicor Stockholder Approval”); (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on the Nasdaq Global Market (“Nasdaq”) as set forth in the Business Combination Agreement; (vi) the size and composition of PubCo’s board of directors will be as set forth in the Business Combination Agreement; and (vii) the receipt by Black Hawk of a fairness opinion for the Business Combination from an investment bank approved by Black Hawk.

The obligations of Black Hawk and Merger Sub to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by Vesicor with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Vesicor, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Vesicor certifying compliance with specified closing conditions; (v) delivery of a FIRPTA certificate; (vi) the termination of certain agreements among Vesicor and its stockholders; (vii) receipt of required third-party consents; (viii) execution and delivery of Non-Competition Agreements by certain key employees of Vesicor; (ix) execution and delivery of a Lock-Up Agreement by Vesicor’s securityholders along other Ancillary Agreements to the Business Combination Agreement; and (x) Vesicor must procure a PPM Investment (defined below).

The obligations of Vesicor to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by Black Hawk and Merger Sub with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Black Hawk and Merger Sub, subject to customary bring-down standards and exceptions for representations not resulting in a Parent Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the Vesicor of a certificate executed by an authorized officer of Black Hawk certifying compliance with certain conditions; (iv) the filing and effectiveness of PubCo’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by Black Hawk and Merger Sub of certain Ancillary Agreements to the Business Combination Agreement.

As part of obligations and as a condition to the Closing, Vesicor shall arrange and procure a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00) prior to the Closing, which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing (“PPM Investment”). Black Hawk may, but it is not obligated to, procure a PPM Investment. As of the date of this proxy statement/prospectus, neither Vesicor nor Black Hawk has entered into any PPM Investment in connection with the Business Combination, and there can be no assurance that either Vesicor or Black Hawk will do so.

PPM Investment as a Condition to Closing is Waivable; Possible Failure of Combined Company to Satisfy Nasdaq Listing Standards. Black Hawk and Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval. For example, the Closing of the Business Combination is conditioned upon the satisfaction or waiver of procuring a PPM Investment by Vesicor. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition and proceed with the Closing. Given that, at the time that Black Hawk Shareholders are expected to vote at the Extraordinary General Meeting, it will not be known whether the PPM Investment will close in a timely manner or at all, and it is possible that Black Hawk may determine to consummate the Business Combination even if Vesicor does not obtain the PPM Investment prior to the Closing. In the event the Business Combination closes without receipt of the US$10,000,000 from the PPM Investment, the Combined Company would not have the same liquidity at Closing as it would have had if the condition was satisfied and may not be able to meet all requirements, including the shareholders’ equity requirement (which the PPM Investment is intended to satisfy) to have its common stock listed on Nasdaq. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to consummate the PPM Investment by the Closing, and no securities have been issued, no commitments to invest have been received and no funding has been received for the PPM Investment. Black Hawk may, but is not obligated to obtain, the PPM Investment. Black Hawk and Vesicor believe the consummation of the PPM Investment is necessary for the Combined Company’s shares to satisfy the Nasdaq listing requirements after the Closing — specifically, the shareholders’ equity requirement of at least $5 million. If the PPM Investment is waived by Black Hawk and Vesicor, the Combined Company’s shares are unlikely to satisfy the shareholders’ equity requirement of the listing standards. If delisted from Nasdaq, and if the Combined Company could not meet the requirements for listing of its common stock on another national securities exchange, then the Combined Company’s shares of common stock would be traded on the over-the-counter market. See the sections entitled: “Risk Factors — Risks Related to Domestication and the Business Combination — Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.” on page 91; and “Risk Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to the Closing is waived by Black Hawk and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 92 — for risks related to waiver of the PPM Investment and possible delisting of Combined Company shares from Nasdaq.

Immediately after the Closing, assuming that none of the outstanding Public Shares are redeemed prior to the Closing Date, taking into account also the assumptions further described under the headings “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information” in the accompanying proxy statement/prospectus, it is anticipated that the former Black Hawk public shareholders would own an interest of approximately [   ]% in PubCo, the Sponsor and Insiders of Black Hawk will own an interest of approximately [   ]% of PubCo. If the actual facts immediately after the Closing are different from the foregoing assumptions (which they are likely to be), the percentage ownership information set forth above will also be different. “Public Shares” means Class A Ordinary Shares sold in the IPO (including Ordinary Shares included in the overallotment units), whether they were purchased in the IPO or thereafter in the open market.

The Private Placement Units, Class A Ordinary Shares and Black Hawk Rights are traded on Nasdaq (“Nasdaq”) under the symbols “BKHAU,” “BKHA,” and “BKHAR,” respectively. On [   ], 2025, the closing sale prices of the Private Placement Units, Class A Ordinary Shares and Black Hawk Rights were $[   ], $[   ] and $[   ], respectively. PubCo will apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of its PubCo Common Stocks and PubCo Right on the Nasdaq under the proposed symbols “VESI.” It is a condition to the consummation of the Merger in favor of each of Black Hawk, Vesicor and Merger Sub that the approval of the listing on Nasdaq of the additional shares of PubCo Common Stock will have been obtained and the shares of PubCo Common Stock to be issued in the transactions contemplated by the Business Combination Agreement pursuant to the Business Combination Agreement will have been approved for listing (subject to official notice of issuance) on Nasdaq. This condition is waivable but only to the extent permitted by law and only with the written waiver of each of Black Hawk, Vesicor and Merger Sub. In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. If such condition is waived, Black Hawk may not recirculate an updated proxy statement/prospectus or solicit a new vote of Black Hawk Shareholders prior to proceeding with the Merger. Nasdaq has not yet made a determination with respect to this approval, and the status of such approval may not yet be known at the time that Black Hawk Shareholders are expected to vote at the Extraordinary General Meeting. For additional information, please see the sections titled “Risk Factors — Risks Related to Domestication and the Business Combination — Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” and “If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and its shares could be delisted from Nasdaq” — each on page 91 of this proxy statement/prospectus.

On [   ], 2025, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Black Hawk Class A Ordinary Shares as reported on Nasdaq was $[   ] per share. There is no assurance that PubCo will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. PubCo will not have units traded following the consummation of the Business Combination.

Only holders of record of Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares (collectively, the “Ordinary Shares”) at the close of business on [   ], 2025 (the “Record Date”) are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting.

The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. Black Hawk urges you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 84 of this proxy statement/prospectus.

Black Hawk obtained a fairness opinion (the “Opinion”) provided by EntrepreneurShares LLC, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex D and is hereby incorporated by reference. The Opinion confirmed that, as of April 26, 2025, the Transaction Consideration (defined below) to be issued or paid to the shareholders of Vesicor is fair from a financial point of view to Black Hawk and the shareholders of Black Hawk as a single group. The Opinion does not constitute a recommendation to the relevant directors and officers of Black Hawk or to any other persons in respect of the Business Combination, including as to how any holders of Black Hawk Class A Ordinary Shares should vote or act in respect of the Business Combination.

After careful consideration, the board of directors of Black Hawk (the “Black Hawk Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Extraordinary General Meeting is in the best interests of Black Hawk and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

Conflicts of interest in connection with the Business Combination

There may be actual or potential material conflicts of interest between or among (i) the Sponsor, its affiliates, Black Hawk officers, Black Hawk directors, or promoters, Vesicor executive officers or Vesicor directors and (ii) Unaffiliated Public Shareholders. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and a material conflict of interest arising from the interests that the Sponsor and affiliates, or Vesicor executive officers and directors, have in the Business Combination. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion. For further discussion of potential conflicts of interest between Vesicor’s officers and directors and Unaffiliated Public Shareholders, See the following sections of this proxy statement/prospectus: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 14; “Interests of Vesicor executive officers and directors in the Business Combination and Potential Conflicts of Interest” on page 59; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” on page 87; “Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination — Interests of Certain Persons in the Business Combination — Vesicor’s Interests in and Reasons for pursuing the Business Combination” on page 162; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 165; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 291; and “Beneficial Ownership of Securities” on page 311.

Your vote is very important. To ensure your representation at the Extraordinary General Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online or in person at the Extraordinary General Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of the Black Hawk Board, I would like to thank you for your support of Black Hawk and look forward to a successful completion of the Business Combination.

Very truly yours,

/s/ Kent Louis Kaufman
Mr. Kent Kaufman Chief Executive Officer and Chairman Black Hawk Acquisition Corporation

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR PRIVATE PLACEMENT UNITS INTO THE UNDERLYING PUBLIC SHARES AND PARENT RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS -REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated __, 2025 and is first being mailed to the shareholders of Black Hawk on or about [   ], 2025.

ADDITIONAL INFORMATION

The accompanying document is the prospectus for securities of PubCo. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Extraordinary General Meeting of Black Hawk at which Black Hawk Shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. This proxy statement/prospectus is available without charge to shareholders of Black Hawk upon written or oral request. This document and other filings by Black Hawk with the U.S. Securities and Exchange Commission may be obtained by either written or oral request to Black Hawk’s Chief Executive Officer, Mr. Kent Louis Kaufman, at Black Hawk Acquisition Corporation, [   ] or by telephone at [   ].

The U.S. Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S. Securities and Exchange Commission or “Commission”. You may obtain copies of the materials described above at the Commission’s internet site at www.sec.gov.

In addition, if you have questions about the proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact [Advantage Proxy, Inc.], the proxy solicitor for Black Hawk, at [   ] (toll free) or by email at [   ]. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

Information contained on the Vesicor website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary General Meeting, or no later than [   ], 2025.

BLACK HAWK ACQUISITION CORPORATION

125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [   ], 2025

TO THE SHAREHOLDERS OF BLACK HAWK ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting (the “Extraordinary General Meeting”) of Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), will be held at [   ] a.m./p.m., Eastern Time, on [  ], 2025 at Black Hawk’s office at [   ] [and virtually via live webcast]. You are cordially invited to attend the live webcast of the Extraordinary General Meeting by visiting [   ] and using a control number assigned by Continental Stock Transfer & Trust Company. The Extraordinary General Meeting will be held for the purpose of considering and voting on the proposals described below and in the accompanying proxy statement/prospectus. To register and receive access to the live webcast of the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. You will not be able to vote or submit questions through the listen-only format.

At the Extraordinary General Meeting, you will be asked to consider and vote on the following proposals:

Proposal 1 - The Business Combination Proposal - To approve, by ordinary resolution, the Business Combination Agreement dated as of April 26, 2025 attached to the accompanying proxy statement/prospectus as Annex A (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Black Hawk, Vesicor Therapeutics, Inc., a California corporation (“Vesicor”), BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”) pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and at least one day following the Domestication (as defined below), Merger Sub will merge with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk. The transactions contemplated by the Business Combination Agreement are described in more detail in the accompanying proxy statement/prospectus and are referred to as the “Business Combination.” We refer to this proposal as the “Business Combination Proposal.”

Proposal 2 - The Domestication Proposal - To approve, by special resolution, a change in the corporate domicile of Black Hawk, which will be accomplished by way of deregistering Black Hawk as an exempted company registered under the laws of the Cayman Islands and registering Black Hawk by way of continuation and domestication as a corporation under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected at least one day prior to the Closing by Black Hawk filing a certificate of corporate domestication and the proposed new certificate of incorporation of PubCo, as the post-Business Combination company (the “Proposed Certificate of Incorporation”) with the Secretary of State of the State of Delaware and filing an application to deregister with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, Black Hawk will continue as a Delaware corporation and under the corporate name “Vesicor Therapeutics Holdings, Inc.” (“PubCo”). All outstanding securities of Black Hawk will convert into outstanding securities of PubCo as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.”

Proposal 3 - The Organizational Documents Proposal - To approve by special resolution and adopt with effect from the Domestication the Proposed Certificate of Incorporation and the Proposed Bylaws of PubCo, as the post-Business Combination company (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Organizational Documents”) in connection with the Domestication. The form of each of the Proposed Certificate of Incorporation and the Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

●	The Organizational Documents will adopt: (i) Delaware as the exclusive forum for certain litigation; and (ii) the federal district courts of the United States as the exclusive forum for resolving actions arising under the Securities Act.

●	The Organizational Documents will permit the removal of a director only for cause and only by the affirmative vote of the holders of 2/3 of the total voting power of all the then outstanding shares of capital stock entitled to vote in the election of directors, voting as a single class, subject to applicable law and the rights of holders of preferred stock.

●	Subject to the rights of holders of Preferred Stock, the Organizational Documents will require that any action taken by stockholders must be effected at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

●	Under the Organizational Documents there will be a dual class common stock structure which will include preferred stock of PubCo. The “Current Charter” authorizes the issuance of up to (i) 450,000,000 Class A Ordinary Shares of par value USD0.0001 each and (ii) 50,000,000 Class B Ordinary Shares of par value USD$0.0001 each, whereas the Organizational Documents will authorize [500,000,000 shares of common stock, of which (i) 450,000,000 shares shall be designated as Class A common stock, par value $0.0001 per share and (ii) 50,000,000 shares shall be designated as Class B common stock, par value $0.0001 per share; preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. Holders of the Class B common stock will be entitled to ten (10) votes per share and holders of Class A common stock shall be entitled to one vote per share on all matters properly submitted to the holders of PubCo shares of voting capital stock entitled to vote thereon (“PubCo’s stockholders”).

Proposal 4 - The Director Proposal - To approve, by ordinary resolution, the election of directors to serve on the PubCo board of directors until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

Proposal 5 - The Nasdaq Proposal - To approve, by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of common stock of PubCo in connection with the Business Combination. We refer to this proposal as the “Nasdaq Proposal.”

Proposal No. 6 - The Incentive Plan Proposal - To approve, by ordinary resolution, the PubCo 2025 Equity Incentive Plan (the “2025 EIP”). A form of the 2025 EIP is attached to the accompanying proxy statement/prospectus as Annex F. We refer to this proposal as the “Incentive Plan Proposal.”

Proposal 7 - The Adjournment Proposal - To approve, by ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the Black Hawk Board, to permit further time to consummate the Domestication and the Business Combination. We refer to this proposal as the “Adjournment Proposal.”

Approval of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, and the Incentive Plan Proposal are conditions to the closing of the Business Combination. The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved at the Extraordinary General Meeting. Each of the required Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

The approval of each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of at least two-thirds of the votes cast by the holders of the issued capital stock, voting together as a single class, who are present in person, virtually or represented by proxy and entitled to vote on the Domestication Proposal and the Organizational Documents Proposal, respectively, at the Extraordinary General Meeting.

The approval of each of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued capital stock, who are present in person, virtually or represented by proxy and entitled to vote on the respective proposal at the Extraordinary General Meeting.

The proposals being submitted for a vote at the Extraordinary General Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. Black Hawk urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

After careful consideration, the Black Hawk Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Extraordinary General Meeting is in the best interests of Black Hawk and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of Black Hawk’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Black Hawk and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Proposal 1: The Business Combination Proposal - Interests of Black Hawk’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

The Record Date for the Extraordinary General Meeting is [   ], 2025. Only holders of record of Ordinary Shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting.

The Private Placement Units, Class A Ordinary Shares and Rights are traded on the Nasdaq Global Market (“Nasdaq”) under the symbols “BKHAU,” “BKHA,” and “BKHAR,” respectively. PubCo will apply for listing, to be effective at the time of the Business Combination, of the PubCo Common Stocks on the Nasdaq under the proposed symbols “VESI.” There is no assurance that PubCo will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. PubCo will not have units traded following the consummation of the Business Combination. It is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive this condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

Pursuant to the Current Charter, a Public Shareholder (as defined in the proxy statement/prospectus) may request that Black Hawk redeem all or a portion of its Public Shares (as defined in the proxy statement/prospectus) for cash if the Business Combination is consummated. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. A Public Shareholder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement/prospectus. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares or hold Public Shares through Private Placement Units and you elect to separate your Private Placement Units into the underlying Public Shares and Black Hawk Rights prior to exercising your redemption rights with respect to the Public Shares; and

(b)	prior to [5:00] p.m., Eastern Time, on [ ], 2025 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Black Hawk’s transfer agent, that Black Hawk redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of Private Placement Units must elect to separate the underlying shares and rights prior to exercising redemption rights with respect to the Public Shares. If holders hold their Private Placement Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Private Placement Units into the underlying shares and rights, or if a holder holds Private Placement Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, Black Hawk will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with Black Hawk’s initial public offering (“IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Black Hawk to fund Regulatory Withdrawals and/or to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. As of [   ], 2025, this would have amounted to approximately $[   ] per Public Share. If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS - REDEMPTION RIGHTS” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Black Hawk Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. Black Hawk urges you to read the accompanying proxy statement/prospectus carefully.

If you have any questions or need assistance voting your Ordinary Shares, please contact Black Hawk’s proxy solicitor, [Advantage Proxy, Inc.] This notice of the Extraordinary General Meeting and the proxy statement/prospectus are available at the SEC’s website at www.sec.gov.

By Order of the Board of Directors of Black Hawk

Kent Kaufman
Chairman of the Board

FREQUENTLY USED TERMS	1
TRADEMARKS, TRADE SECRETS AND OTHER PROPRIETARY INFORMATION	6
MARKET AND INDUSTRY DATA	7
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
QUESTIONS AND ANSWERS	10
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.	29
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	36
SELECTED HISTORICAL FINANCIAL INFORMATION BLACK HAWK	70
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	73
COMPARATIVE PER SHARE INFORMATION	83
RISK FACTORS	84
EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS	146
PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL	153
PROPOSAL 2: THE DOMESTICATION PROPOSAL	204
PROPOSAL 3: THE ORGANIZATIONAL DOCUMENTS PROPOSAL	210
PROPOSALS 4: THE DIRECTOR PROPOSALS	211
PROPOSAL 5: THE NASDAQ PROPOSAL	212
PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL	214
PROPOSAL 7: THE ADJOURNMENT PROPOSAL	215
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	216
INFORMATION ABOUT BLACK HAWK	226
DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF BLACK HAWK PRIOR TO THE BUSINESS COMBINATION	233
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF BLACK HAWK	240
INFORMATION ABOUT VESICOR	246
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VESICOR	272
MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION	287
EXECUTIVE COMPENSATION	300
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	307
BENEFICIAL OWNERSHIP OF SECURITIES	311
DESCRIPTION OF PUBCO SECURITIES	314
APPRAISAL RIGHTS	322
HOUSEHOLDING INFORMATION	322
TRANSFER AGENT AND REGISTRAR	322
SUBMISSION OF PROPOSALS	322
FUTURE PROPOSALS	322
WHERE YOU CAN FIND MORE INFORMATION	323
LEGAL MATTERS	323
EXPERTS	323
INDEX TO FINANCIAL STATEMENTS	F-1

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, prior to the Business Combination, the terms “we,” “us,” “our,” and “Black Hawk” refer to Black Hawk Acquisition Corporation. Following the Business Combination, the terms “we,” “us” and “our” refer to PubCo. Prior to the Domestication, Black Hawk is an exempted company incorporated under the laws of the Cayman Islands. Following the Domestication, subject to Black Hawk Shareholder Approval, Black Hawk will be a corporation incorporated under the laws of the State of Delaware and will be renamed “Vesicor Therapeutics Holdings, Inc.” Following the Domestication, Black Hawk is referred to in this document as PubCo.

“2025 EIP” means the PubCo 2025 Equity Incentive Plan, which will become effective upon the Closing. A copy of the 2025 EIP is attached to this proxy statement/prospectus as Annex F.

“Ancillary Agreements” means the form of Registration Rights Agreement, Shareholder Support Agreements, the form of Lock-Up Agreement, and each other agreement, document, instrument and certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Assumed Options” means the options to purchase PubCo Common Stocks issuable at Closing in lieu of Vesicor warrants or any options outstanding as of immediately prior to the effective time of the Merger, subject to adjustment in accordance with the terms of the Business Combination Agreement.

“Black Hawk” means Black Hawk Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (which is expected to transfer by way of continuation and domesticate as a Delaware corporation in accordance with the Business Combination Agreement).

“Black Hawk Board” means the board of directors of Black Hawk.

“Black Hawk Class A Ordinary Shares” means, prior to the Domestication, the Class A Ordinary Shares, $0.0001 par value each, of Black Hawk.

“Black Hawk Class B Ordinary Shares” means, prior to the Domestication, the Class B Ordinary Shares, $0.0001 par value each, of Black Hawk.

“Black Hawk Ordinary Shares” means, collectively and prior to the Domestication, the Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares.

“Black Hawk Shareholders” means all holders of issued and outstanding shares of capital stock of Black Hawk.

“Black Hawk Units” means the public units issued in Black Hawk’s initial public offering, each consisting of one Black Hawk Class A Ordinary Share and one-fifth (1/5) of one Black Hawk Right.

“Private Placement Unit” means the units of Black Hawk, with each unit consists of one Class A ordinary share and one-fifth (1/5) of one right entitling the holder thereof to receive share upon the consummation of the initial business combination.

“Black Hawk Rights” means Black Hawk public rights and private rights, each entitling the holder to receive one share upon the consummation of an initial business combination.

“Business Combination” means, collectively, all of the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 26, 2025, as it may be further amended, restated or supplemented from time to time, by and among Black Hawk, Vesicor and Merger Sub. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” or the “Companies Act,” “Cayman Islands Act” or “the Act” refers to the Companies Act (Revised) of the Cayman Islands.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Period” is the period in which Black Hawk must complete an initial business combination.

“Combined Company” means PubCo after the consummation of the Business Combination.

“Combined Company’s shares” means the shares of the PubCo Common Stock after the consummation of the Business Combination.

“Current Charter” means the third amended and restated memorandum and articles of association of Black Hawk.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the transfer by way of continuation of Black Hawk out of the Cayman Islands and into the State of Delaware as a Delaware corporation to be completed prior to the Merger in accordance with the Business Combination Agreement, the Cayman Companies Act and the DGCL.

“Domestication Effective Time” means the date of which the Domestication takes effect.

“Equity Value” means $70,000,000.

“Extension” means the extension of the date by which Black Hawk must consummate an initial business consummation extended from June 22, 2025 to December 22, 2026, or such later date as the shareholders may approve, in accordance with the amendment to the second amended and restated memorandum and articles of association, as approved by the Black Hawk Shareholders at an extraordinary general meeting of the shareholders held on July 8, 2025.

“Extension Payment” means the Sponsor’s monthly $150,000.00 deposits into the Trust Account.

“June Convertible Note” means the convertible promissory note, dated June 13, 2025, issued by Black Hawk to the Sponsor in the principal amount of $350,000, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of Black Hawk, to be held by [at [   ] a.m./p.m., Eastern Time, on [   ], 2025, the physical location for which, in accordance with the Current Charter, shall be Black Hawk’s office located at [   ] [and virtually via […]], and any adjournments thereof].

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fairness Opinion Provider” or “ERShares” means EntrepreneurShares LLC.

“Founder Shares” means 17,250,000 shares of Class B Ordinary Shares, $0.0001 per share, issued to the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Insiders” and “Black Hawk’s Insiders” means Black Hawk’s current and former officers and directors, the Sponsor and each transferee of Founder Shares since the IPO.

“Insiders’ Shares” means shares of Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares owned or controlled by the Insiders.

“Investment Company Act” means the Investment Company Act of 1940, as it may be amended.

“IPO” or “Initial Public Offering” means Black Hawk’s initial public offering of its units, Ordinary Shares and rights pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Black Hawk, dated as of March 22, 2024, and filed with the SEC on March 22, 2024 (File No. 333-276857).

“IPO Underwriters” means the underwriters for Black Hawk’s IPO at the time the IPO was consummated, namely each of D. Boral Capital LLC (formally known as EF Hutton LLC), Riley Securities, Inc., RF Lafferty & Co., Inc.

“Merger” means the merger of Vesicor with and into the BH Merger Sub, Inc.

“Merger Sub” means BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk.

“Nasdaq” means The Nasdaq Stock Market LLC, which operates the Nasdaq Global Market, Nasdaq Global Select Market and Nasdaq Capital Market.

“National securities exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Parent Ordinary Shares” means, collectively, the Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares.

“Parties” means Vesicor, Black Hawk and Merger Sub.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, governmental, quasi-governmental entity or agency or other similar entity, agency, whether or not a legal entity.

“PubCo” means Black Hawk Acquisition Corporation, a Delaware corporation after Domestication.

“PubCo Board” means the board of directors of PubCo subsequent to the completion of the Business Combination.

“PubCo Common Stock” means, collectively and after the Domestication, the PubCo Class A Common Stock and PubCo Class B Common Stock.

“Public Shares” means the Class A Ordinary Shares sold in the IPO (including Class A ordinary shares included in the overallotment units), whether they were purchased in the IPO or thereafter in the open market.

“Public Shareholders” means the public shareholders of Black Hawk including the holders of the overallotment shares acquired by Black Hawk’s underwriters.

“Private Units” or “Private Placement Units” means the 235,500 units that Black Hawk sold to its Sponsor at $10.00 per unit in a private placement generating total gross proceeds of $2,355,000 during the IPO, each consisting of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”).

“Record Date” means the date set by the Black Hawk Board on which holders of “Black Hawk Shares” are entitled to attend and vote at the Extraordinary General Meeting.

“Redemption” means the redemption of the Public Shares for the Redemption Price.

“Redemption Date” means that date on which holders of Public Shares may be eligible to redeem their Public Shares for Redemption in accordance with the Current Charter in connection with the Closing of the Business Combination.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the Current Charter as of the applicable Redemption Date.

“Registration Rights Agreement” means the amended and restated registration and shareholder rights agreement that is to be entered into by the Sponsor and certain other Persons at the Closing, pursuant to which, among other things, the investors party thereto will be granted certain registration rights with respect to their respective PubCo Common Stock, on the terms and subject to the conditions therein.

“Regulatory Withdrawal” means interest earned on the funds held in the Trust Account that may be released to Black Hawk to fund regulatory compliance requirements and other costs related thereto in accordance with the Current Charter.

“Required Proposals” means the Domestication Proposal, the Business Combination Proposal, the Organizational Proposal, the Director Election Proposal, and the Nasdaq Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” or “Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“September Convertible Note” means the convertible promissory note, dated September 30, 2025, issued by Black Hawk to the Sponsor in the principal amount of $350,000.

“Sponsor” means Black Hawk Management LLC, a Delaware limited liability company.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established by Black Hawk with the proceeds from the IPO and sale of Private Placement Units pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means the Investment Management Trust Agreement by and between Black Hawk and the Trustee, dated as of March 20, 2024, and as may be further amended.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Unaffiliated Public Shareholders” means Public Shareholders who are not affiliated with Sponsor and are not officers, directors, or holders of 10% or more of the issued and outstanding Public Shares.

“Vesicor” means, prior to the consummation of the Business Combination, Vesicor Therapeutics Inc., a California corporation.

“Vesicor Bylaws” means the bylaws of Vesicor as currently in effect or as may be in effect from time to time or as of an applicable time.

“Vesicor Shareholders” means the holders of shares of Common Stock of Vesicor.

SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to PubCo’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

Except as otherwise noted in the proxy statement/prospectus, the number and percentage of PubCo Common Stock beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any PubCo Common Stock as to which the holder has sole or shared voting power or investment power and also any PubCo Common Stock which the holder has the right to acquire within 60 days of the consummation of the Business Combination through the exercise of any option, warrant or any other right.

The expected beneficial ownership of PubCo Common Stock post-Business Combination assumes the maximum redemption scenario such that 8,725,000 shares are outstanding following the closing of the Business Combination.

TRADEMARKS, TRADE SECRETS ANDOTHER PROPRIETARY INFORMATION

Vesicor intends to file trademark applications and pursue trademark registrations in the United States for its proposed ecm-RV/p53 product candidate after the Closing. Vesicor does not have any pending or approved trademark or service mark applications in the U.S. or elsewhere as of the date of this proxy statement/prospectus.

Vesicor depends upon the skills, knowledge and experience of its executive and technical personnel, as well as that of its advisors, consultants and other contractors, to help protect its proprietary know-how. Vesicor relies on trade secret protection, inventions agreements and confidentiality agreements to protect its intellectual property rights interests and applicable state trade secrets statutes. As of the date of this proxy statement/prospectus, Vesicor’s policy is to require each of its new employees, consultants and advisors to execute a confidentiality and inventions assignment agreement before beginning their employment, consulting or advisory relationship with Vesicor. The agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information of Vesicor that is developed or learned by the individual during the course of the individual’s relationship with Vesicor, except in limited circumstances. These agreements generally also provide that Vesicor will own all inventions conceived or developed by the individual in the course of rendering services to Vesicor. Vesicor may elect not to require a trade secret protection and confidentiality agreement for all employees, consultants and advisors due to the nature and perceived value of the relationship and an assessment and acceptance of the perceived risk of a trade secret or confidentiality violation imposing any material adverse impact on Vesicor’s trade secrets and intellectual property rights. These agreements, however, may not effectively prevent disclosure or misappropriation of Vesicor’s trade secrets, know-how or other proprietary information, and disputes may still arise with respect to the ownership of the intellectual property and proprietary information used in Vesicor’s business and in pursuit of commercialization of the proposed ecm-RV/p53 product candidate. In addition, third parties may independently develop substantially equivalent proprietary information or improperly gain access to or disclose Vesicor’s trade secrets or confidential information.

MARKET AND INDUSTRY DATA

With respect to statements by Vesicor in this proxy statement/prospectus about its business, industry, product candidate, intellectual property and legal and regulatory requirements applicable to Vesicor or its product candidate, those statements are based on industry, statistical and market data derived from Vesicor’s own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this proxy statement/prospectus, do not constitute a portion of this proxy statement/prospectus and is not incorporated herein. Internal estimates are derived from publicly available information released by industry analysts and various third-party sources, Vesicor’s internal research and its industry experience, and are based on assumptions made by Vesicor based on such data and its knowledge of Vesicor’s industry and market for its product candidate, which Vesicor believes to be reasonable as of the date of this proxy statement/prospectus. In some cases, Vesicor does not expressly refer to the sources from which this information or data is derived. In that regard, when Vesicor refers to one or more sources of this type of data or information in any paragraph, you should assume that other data or information of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

All of the market data used in this proxy statement/prospectus involve a number of assumptions and limitations, and the sources of such data cannot guarantee the accuracy or completeness of such information. While Vesicor is not aware of any misstatements regarding the third-party information and Vesicor believes that each of any referenced studies and publications are reliable as of the date of this proxy statement/prospectus, the industry in which Vesicor operates is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the sections in this proxy statement/prospectus titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information about Vesicor” and “Cautionary Note Regarding Forward-Looking Statements,” and the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Risk Factors”, “Information about Vesicor” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus. These and other factors could cause results and information to differ materially from those expressed in the estimates or statements made by third parties and by Vesicor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus that are not historical facts are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “hope,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of only historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and projections of market opportunity; expectations and timing related to the success, cost and timing of product development activities, including timing of initiation, completion and data readouts for clinical trials and the potential approval of Vesicor’s sole product candidate; regulatory review matters and process; the size and growth potential of the markets for Vesicor’s product candidate; the perceived medical effectiveness and benefits of the product candidate; market need and acceptance of Vesicor product candidate approved by regulators, if any, for use by the public; the therapeutic and curative potential of Vesicor’s product candidate; financing and other business needs and milestones; and expectations relating to the Business Combination, including the proceeds available for working capital after the Business Combination and Vesicor’s expected ongoing cash requirements. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of Vesicor’s and Black Hawk’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of, or ability to predict by, Vesicor and Black Hawk. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; changes in laws, regulations or regulator policies applicable to Vesicor’s proposed product candidate; the inability of the parties to successfully or timely enter into definitive agreements with respect to the Business Combination and PPM Investment, if any, or to consummate the Business Combination, (such as any SEC statements or enforcement or other actions relating to SPACs) that could adversely affect the Combined Company or the expected benefits of the Business Combination, or the risk that the approval of the shareholders of Black Hawk is not obtained; the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions and the risk of inability to obtain any agreements or funding required for regulatory approval or completion of the regulatory process; failure to realize the anticipated benefits of the Business Combination; risks relating to the uncertainty of the projected financial information with respect to Vesicor and PubCo; risks related to the approval of Vesicor’s technology or product candidate and the timing of expected achievement of regulatory and business milestones; ability to negotiate definitive contractual arrangements with potential customers, any Vesicor’s partners or collaborators or any producers of Vesicor proposed product candidate, if the product candidate is approved by regulators for public use; the impact of competitive product candidates or changes in technologies for the product candidate’s uses on Vesicor’s future business or business plans; ability to obtain sufficient supply of materials and to obtain or retain required personnel or expertise for the product candidate; global economic and political conditions (including trade disputes and tariffs); the amount of redemption requests made by Public Shareholders; and those factors discussed in documents Black Hawk has or will file with the SEC. Additional risks related to Vesicor’s business include, but are not limited to: uncertainty regarding outcomes of any of Vesicor’s clinical trials, particularly as they relate to regulatory review and potential approval for its product candidate; risks associated with Vesicor’s efforts to commercialize the product candidate; Vesicor’s ability to negotiate and enter into definitive agreements on favorable terms, if at all, that are necessary to Vesicor completing regulatory review and obtaining regulatory approval of its one product candidate and, if so approved, the commercialization of that product; the impact of competing product candidates on Vesicor’s business; intellectual property-related claims and potential infringement claims and litigation; Vesicor’s ability to attract and retain qualified personnel; and Vesicor’s ability to source the raw materials or technologies needed or necessary for its product candidate.

Further, Vesicor has not commenced preclinical and IND-enabling studies, or filed an IND, or received, and may not receive, regulatory approval for clinical trials for the ecm-RV/p53. Vesicor has also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. Vesicor cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all. Since ecm-RZV/p53 is the sole product candidate of Vesicor, and Vesicor has no other product candidate in development, the failure to obtain requisite regulatory approvals in the U.S. would be significantly, materially adverse to Vesicor and its business and financial prospects. Vesicor is not pursuing and does not intend to pursue as of the date of this proxy statement/prospectus, regulatory approval for commercial use of ecm-RV/p53 in any other nation.

A further risk factor is uncertainty about the health and drug regulatory policies of the Trump Administration, which health and drug regulatory policies are uncertain or in flux as of the date of this proxy statement/prospectus and may significantly vary from traditional U.S. heath and drug regulatory policies.

If any of these risks materialize or Black Hawk or Vesicor assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Black Hawk or Vesicor presently know or that Black Hawk or Vesicor currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Black Hawk’s or Vesicor’s expectations, plans, or forecasts of future events and views as of the date of this proxy statement/prospectus and are qualified in their entirety by reference to the cautionary statements herein. Black Hawk or Vesicor anticipate that subsequent events and developments may cause Black Hawk’s or Vesicor’s assessments to change. These forward-looking statements should not be relied upon as representing Black Hawk’s or Vesicor’s assessments and assumptions as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. You should not assume that Black Hawk’s or Vesicor’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Neither Black Hawk or Vesicor, nor any of their respective affiliates undertake any obligation to update these forward-looking statements, except as required by law.

The contents of any URL address referenced in this proxy statement/prospectus are not included in or incorporated into this proxy statement/prospectus and should not be considered in the review of this proxy statement/prospectus.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to Black Hawk’s shareholders. Black Hawk’s shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus in connection with the Extraordinary General Meeting. Black Hawk is holding the Extraordinary General Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Proposal 1 - The Business Combination Proposal - To approve, by ordinary resolution, the Business Combination Agreement dated as of April 26, 2025 attached to the accompanying proxy statement/prospectus as Annex A (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Black Hawk, Vesicor Therapeutics, Inc., a California corporation (“Vesicor”), BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”) pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and at least one day following the Domestication (as defined below), Merger Sub will merge with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk. We refer to this proposal as the “Business Combination Proposal.”

Proposal 2 - The Domestication Proposal - To approve, by special resolution, a change in the corporate domicile of Black Hawk, which will be accomplished by way of deregistering Black Hawk as an exempted company registered under the laws of the Cayman Islands and registering Black Hawk by way of continuation and domestication as a corporation under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected at least one day prior to the Closing by Black Hawk filing a certificate of corporate domestication and the proposed new certificate of incorporation of PubCo, as the post-Business Combination company (the “Proposed Certificate of Incorporation”) with the Secretary of State of the State of Delaware and filing an application to deregister with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, Black Hawk will continue as a Delaware corporation and under the corporate name “Vesicor Therapeutics Holdings, Inc” (“PubCo”). All outstanding securities of Black Hawk will convert into outstanding securities of PubCo as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.”

Proposal 3 - The Organizational Documents Proposal - To approve by special resolution and adopt with effect from the Domestication the Proposed Certificate of Incorporation and the proposed Bylaws of PubCo, as the post-Business Combination company (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Organizational Documents”) in connection with the Domestication. The form of each of the Proposed Certificate of Incorporation and the Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

●	The Organizational Documents will adopt: (i) Delaware as the exclusive forum for certain litigation; and (ii) the federal district courts of the United States as the exclusive forum for resolving actions arising under the Securities Act.

●	The Organizational Documents will permit the removal of a director only for cause and only by the affirmative vote of the holders of 2/3 of the total voting power of all the then outstanding shares of capital stock entitled to vote in the election of directors, voting as a single class, subject to applicable law and the rights of holders of preferred stock.

●	Subject to the rights of holders of Preferred Stock, the Organizational Documents will require that any action taken by stockholders must be effected at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

●	Under the Organizational Documents there will be a dual class common stock structure which will include preferred stock of PubCo. The “Current Charter” authorizes the issuance of up to (i) 450,000,000 Class A Ordinary Shares of par value USD0.0001 each and (ii) 50,000,000 Class B Ordinary Shares of par value USD0.0001 each, whereas the Organizational Documents will authorize [500,000,000 shares of common stock, of which (i) 450,000,000 shares shall be designated as Class A common stock, par value $0.0001 per share and (ii) 50,000,000 shares shall be designated as Class B common stock, par value $0.0001 per share; preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. Holders of the Class B common stock will be entitled to ten (10) votes per share and holders of Class A common stock shall be entitled to one vote per share on all matters properly submitted to the PubCo’s stockholders entitled to vote thereon.

Proposal 4 - The Director Proposal - To approve, by ordinary resolution, the election of directors to serve on the PubCo board of directors until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal”.

Proposal 5 - The Nasdaq Proposal - To approve, by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of common stock of PubCo in connection with the Business Combination. We refer to this proposal as the “Nasdaq Proposal.”

Proposal No. 6 - The Incentive Plan Proposal - To approve, by ordinary resolution, the 44e (the “2025 EIP”). A form of the 2025 EIP is attached to the accompanying proxy statement/prospectus as Annex F. We refer to this proposal as the “Incentive Plan Proposal.”

Proposal 7 - The Adjournment Proposal - To approve, by ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the Black Hawk Board, to permit further time to consummate the Domestication and the Business Combination. We refer to this proposal as the “Adjournment Proposal.”

Approval of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, and the Incentive Plan Proposal are conditions to the closing of the Business Combination. The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved at the Extraordinary General Meeting. Each of the required Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

The approval of each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of at least two-thirds of the votes cast by the holders of the issued capital stock, voting together as a single class, who are present in person, virtually or represented by proxy and entitled to vote on the Domestication Proposal and the Organizational Documents Proposal, respectively, at the Extraordinary General Meeting.

The approval of each of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued capital stock, who are present in person, virtually or represented by proxy and entitled to vote on the respective proposal at the Extraordinary General Meeting.

Q: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination?

A: In considering the recommendation of the Black Hawk Board to vote in favor of the Business Combination, Public Shareholders should be aware that Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors have interests in the Business Combination that are different from, or in addition to, those of Black Hawk’s other shareholders generally. Black Hawk’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Black Hawk’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	On October 16, 2023, Black Hawk and the Sponsor entered into a Securities Subscription Agreement, pursuant to which the Sponsor purchased 17,250,000 shares of common stock, $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0145 per ordinary share. On November 13, 2023, Black Hawk and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B Ordinary Shares. On March 20, 2024, Black Hawk and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B Ordinary Shares, $0.0126 (up to 258,750 Class B Ordinary Shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised in full or in part). On March 29, 2024, Black Hawk cancelled 258,750 Class B Ordinary Shares as the underwriter did not exercise their over-allotment. Lastly, on or around April 4, 2024, in accordance with the then-effective memorandum and articles of association, Black Hawk exercised its right to convert its 1,725,000 Class B Ordinary Shares to 1,725,000 Class A Ordinary Shares. The fact that the Sponsor originally purchased 17,250,000 Founder Shares from Black Hawk for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Class A Ordinary Shares on [ ], 2025, which was $[ ], would have an aggregate value of approximately $[ ] million as of the same date. If Black Hawk does not consummate the Business Combination or another initial business combination by December 22, 2026 (unless such date is further extended by Black Hawk Shareholders), and Black Hawk is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.001 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Black Hawk sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of PubCo after the Closing falls below the price initially paid for the Private Placement Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that Black Hawk consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000;

●	the fact that if Black Hawk does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless;

●	the fact that the Sponsor and the other Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares, and Private Shares if the Company fails to complete a Business Combination within the Combination Period

●	the fact that beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into the Black Hawk’s Trust Account. As of December 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor has made Extension Payment in an aggregate amount of $750,000;

(1)	Vesicor directors would receive the following estimated number of shares of PubCo Common Stock upon consummation of the Business Combination in exchange for their shares of Vesicor Common Stock.

●	the fact that Black Hawk’s Sponsor, officers and directors have entered into a letter agreement with Black Hawk, pursuant to which they have agreed to waive their (1) redemption rights with respect to their Founder Shares and any Public Shares they may hold and the private shares underlying the Private Placement Units in connection with the completion of our initial business combination; and (2) rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following the approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026;

●	the fact that unless Black Hawk consummates an initial business combination, its directors, officers and Sponsor and its affiliates, and any promoters will lose their entire investment in Black Hawk and will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of [ ], 2025, no directors, officers, Sponsor, its affiliates, or any promoters of Black Hawk have incurred any expenses for which they expect to be reimbursed at the Closing;

●	at the option of the Sponsor, the $[ ] principal balances under the Convertible Note may be converted into Black Hawk Ordinary Shares in connection with the Business Combination, upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share;

●

the fact that certain Black Hawk affiliates and promoters may have financial incentives to complete the Business Combination that are different from, or in conflict with, the interests of unaffiliated security holders; For example, the Sponsor, officers, and directors of Black Hawk may suffer significant losses on their initial investments if a business combination is not consummated, which could create an incentive to approve a transaction on terms less favorable to unaffiliated security holders;

●	the fact that members of management or affiliates of either Black Hawk or the Vesicor may hold financial or business relationships with each other that could give rise to potential conflicts of interest in negotiating and recommending the Business Combination;

In addition to the interests of Black Hawk’s Insiders in the Business Combination, Black Hawk Shareholders should be aware that the following have financial interests that may be different from, or in addition to, the interests of Black Hawk Shareholders: (i) the IPO Underwriters; and (ii) EntrepreneurShares LLC, in its capacity as Black Hawk’s fairness opinion provider in connection with the potential Business Combination with a special purpose acquisition company pursuant to its engagement letter with Black Hawk, including that:

●	the fact that, pursuant to the underwriting agreement (the “Underwriting Agreement”) entered into by D. Boral Capital LLC (formally known as EF Hutton LLC) and Black Hawk in connection with the IPO, upon closing of a Business Combination, the IPO Underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,415,000. The deferred fee will become payable to the IPO Underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the Underwriting Agreement; and

●	Pursuant to the engagement letter with EntrepreneurShares LLC, it will receive a fixed fee of $75,000 to furnish a fairness opinion.

Interests of Vesicor and its executive officers and directors. In term of the various interests of Vesicor and its executive officers, directors and shareholders in the Business Combination and how they may differ from or be in addition to the interests of the Unaffiliated Public Shareholders, Public Shareholders should consider the following.

Name	Estimated number of shares of PubCo Common Stock owned after consummation of Business Combination*	Estimated Percentage of issued and outstanding shares of PubCo Common Stock after consummation of Business Combination*
Luo Feng, CEO and Director	1,226,059	12.03%
Oded Levy, Director	613,030	6.02%
Warren Hosseinion, Director	2,125,169	20.86%
Warren Hosseinion Jr., COO	408,686	4.01%
Adeel Rouf, Director	163,475	1.60%
Michael Bowen, CFO	204,343	2.01%
Totals	4,740,762	46.53%

*	Based upon a maximum redemption scenario.

The shares of PubCo Common Stock, if unrestricted and freely tradable, issued to these Vesicor directors would have had an aggregate market value of $[  ] based upon the closing price of $[  ] per public share on the Nasdaq on [  ], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. The consummation of the Business Combination would provide these Vesicor directors with not only an immediate financial benefit in the shares of PubCo Common Stock but also would provide them with shares of a publicly traded stock with a potential appreciation and liquidity lacking in their ownership of shares of Vesicor Common Stock.

Executive officers of Vesicor company will receive continued employment, equity rollover, or other compensation arrangements as part of the Business Combination, which may influence their support for the transaction regardless of whether it is in the best interests of the Unaffiliated Public Shareholders. Vesicor directors will serve as directors of the Combined Company and may receive cash and incentive compensation as directors of the Combined Company under the 2025 EIP. The anticipated working capital funding resulting from the consummation of the Business Combination would, subject to the level of redemption of shares by Black Hawk Shareholders, and the PPM Investment, subject to consummation of the PPM Investment by the Closing, not only provide funding for Vesicor to commence and conduct preclinical and investigational new drug application(“IND”)-enabling studies of Vesicor’s ecm-RV/p53 product candidate, which preclinical and IND-enabling studies have not commenced as of the date of this proxy statement/prospectus, but Vesicor anticipates that the funding from the consummation of the Business Combination and PPM Investment may also enable Vesicor to pay a $200,000 cash performance incentive award to Luo Feng, Vesicor’s Chief Executive Officer and a director, and $300,000 cash performance incentive award to Warren Hosseinion Jr. Further, Luo Fung is slated to serve as Chief Executive Officer of PubCo upon consummation of the Business Combination and would receive a proposed annual salary of $120,000 as PubCo Chief Executive Officer. Michael Bown, a Vesicor director and Chief Financial Officer, is also slated to serve as Chief Financial Officer of PubCo and would receive a proposed annual salary of $48,000. The directors and executive officers of Vesicor, whether as directors or executive officers of Vesicor or PubCo, may also be eligible for participation in any PubCo stock-based incentive compensation plan and may be eligible for severance and insurance benefits not provided by Vesicor. As of the date of this proxy statement/prospectus, Luo Feng receives $6,000 a month for services to Vesicor and no other base salary is being paid to Vesicor’s other officers and directors for services.

Upon the Closing, the PubCo Board intends to ratify the awards of, and to award an aggregate of $500,000 in performance incentive payments to individual as follows: $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. PubCo’s board of directors intends to ratify and award these cash performance awards upon consummation of the Business Combination. Luo Feng, Michael Bowen, Warren Hosseinion Jr. and Warren Hosseinion are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

The personal and financial interests of the Vesicor Board of Directors and executive officers, who are also shareholders of Vesicor, may have influenced their motivation in identifying Black Hawk as a prospective business combination candidate and approving the Business Combination. In considering the recommendations of the Black Hawk Board to vote for the Proposals, Black Hawk Shareholders should consider these interests of Vesicor and its senior management.

Further, Vesicor’s executive officers and directors and Vesicor’s Shareholders’ primary motivations in pursuing and consummating the Business Combination are (1) to obtain working capital to fund Vesicor’s efforts to obtain regulatory approval of the ecm-RV/p53 product candidate in the U.S. and, upon such approval, which may not be timely granted or not granted at all, pursue commercialization of the ecm-RV/p53 product candidate in the U.S.; and (2) to receive publicly traded stock as a result of the consummation of the Business Combination, which publicly traded stock would have the potential appreciation and liquidity as an investment lacking in shares of Vesicor Common Stock, which securities are not publicly traded or readily liquidated. The perceived primary motivation of Black Hawk and Black Hawk Shareholders for consummating a business combination is to acquire a private company with the potential to achieve business and financial results that cause sustained or significant appreciation in the publicly traded capital stock of PubCo and improved liquidity for that publicly traded stock. Vesicor is an early development stage biopharmaceutical company without any significant or sustained operating revenues and with its sole candidate for commercialization and potential revenue generation still potentially two or more years from potential regulatory approval and, assuming requisite regulatory approval, commencement of efforts to successfully commercialization the product candidate. Neither the commencement of the regulatory review process or any commercialization efforts, which require regulatory approval, have occurred as of the date of this proxy statement/prospectus. Vesicor is not certain that its ecm-RV/p53 will receive FDA approval for clinical trials or receive all requisite regulatory approvals in a timely manner or at all. Regulatory approval is within the sole discretionary authority of the FDA. Whether Vesicor can provide the business and financial performance to achieve sustained or significant appreciation in PubCo Common Stock or improve the liquidity of those securities is uncertain as of the date of this proxy statement/prospectus and potentially unknown for two or more years thereafter, if at all. Vesicor is, despite being incorporated in 2008, still an early development stage biopharmaceutical company with no sustained, reliable or significant revenues and with no product or service being commercially eligible for exploitation or being exploited as of the date of this proxy statement/prospectus. No assurances can be given that Vesicor will ever have a viable product or service in commercial use. In considering the Proposals, Black Hawk Shareholders should consider these differing motivations and objectives of Black Hawk and Vesicor and the extent that the Business Combination serves Black Hawk Shareholders’ interests and objectives.

Vesicor is also deemed to have a financial interest in the closing of the Business Combination because Vesicor is obligated under the Business Combination Agreement to pay one half (1/2) of the $150,000 monthly Extension Payments due under the Business Combination Agreement. Neither Vesicor nor Black Hawk would recoup any portion of the paid Extension Payments or any other paid transaction expenses if the Business Combination does not close without any default or breach of the Business Combination Agreement. Further, if the Business Combination does not close due to a default or breach of the Business Combination Agreement, then a break-up fee of $1 million in cash or stock would be owed by the breaching party to the non-breaching party.

Please also see the following sections in the proxy statement/prospectus entitled: “Certain Relationships and Related Person Transactions on page [307];” and “Beneficial Ownership of Securities” for more information on the interests and relationships of Black Hawk’s Insiders, advisors and the Black Hawk’s directors and officers, and Vesicor’s executive officers and directors, in the Business Combination; and also the following sections in this proxy statement/prospectus further addressing interests of Vesicor’s executive officers and directors in the Business Combination: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 14; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” on page 87; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 165; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 291; “Executive Compensation — Vesicor Management Compensation” on page 300; and “Beneficial Ownership of Securities” on page 311.

Q: Why is Black Hawk proposing the Domestication?

A: The Black Hawk Board believes that there are significant advantages to Black Hawk that will arise as a result of a change of Black Hawk’s domicile to the State of Delaware. It would be in the best interests of Black Hawk and its shareholders to effect the Domestication to enable Black Hawk to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Black Hawk Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Black Hawk is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Black Hawk’s corporate legal affairs following the Business Combination.

The Domestication will not occur unless the Black Hawk Shareholders have approved the Domestication Proposal and the Business Combination Proposal and the Business Combination Agreement is in full force and effect prior to the Domestication.

Q: Are the Proposals conditioned on one another?

A: Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal is interdependent upon the others and each must be approved in order for Black Hawk to complete the Business Combination contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any other Proposal.

Q: What is involved with the Domestication?

A: To effect the Domestication, Black Hawk will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file with the Secretary of State of the State of Delaware [a certificate of corporate domestication, together with the necessary accompanying documents], and make all filings required to be made with the Cayman Islands Registrar of Companies and the Secretary of State of the State of Delaware to effect the Domestication. If approved, the Domestication will occur at least one business day prior to the Closing Date. Your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q: How will the Domestication affect my Black Hawk securities?

A: Pursuant to the Domestication and without further action on the part of Black Hawk’s shareholders: (i) each outstanding Black Hawk Class A Ordinary Share and Black Hawk Class B Ordinary Share immediately prior to the Domestication Effective Time shall convert automatically, on a one-for-one basis, into one share of PubCo Common Stock; (ii) each issued and outstanding Private Placement Unit shall be separated automatically into each’s individual components of one share of Black Hawk Ordinary Shares and one-fifth (1/5) of one Black Hawk Right, and all Private Placement Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and each individually separated component shall be converted into the PubCo’s Class A Common Stock, and/or one-fifth (1/5) of PubCo Right, as the case may be; (iii) each issued and outstanding Black Hawk Right immediately prior to the Domestication Effective Time shall be converted automatically into one PubCo Right.

Q: What changes are being made to Black Hawk’s Current Charter in connection with the Domestication?

A: Black Hawk Shareholders are being asked to consider and vote upon a proposal to approve the replacement of the Current Charter under the Cayman Islands Companies Act with the Proposed Certificate of Incorporation and Proposed Bylaws under the DGCL, which will be materially modified from the Current Charter in the following respects:

●	change the name of Black Hawk to “Vesicor Therapeutics, Inc.” delete the provisions relating to Black Hawk’s status as a blank check company and retain the default of perpetual existence;

●	change the authorized shares of all classes of capital stock to […] shares, each with a par value of $0.0001 per share, consisting of (i) [ ] shares of Common Stock and (ii) [ ] shares of preferred stock.

●	adopt Delaware as the exclusive forum for certain stockholder litigation that could be brought in the future against PubCo and its directors;

●	holders of the Class B Common Stocks will have ten (10) votes per share and holders of Class A Common Stocks will have one vote per share on all matters properly submitted to the PubCo’s stockholders entitled to vote thereon;

●	change the provisions to provide that directors may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors.

●	adopt the Proposed Bylaws which requires the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the board of directors recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class;

●	holders of the PubCo Common Stock shall have the exclusive right to vote for the election of directors of the corporation and on all other matters requiring stockholder action, with each outstanding share of Common Stock entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of PubCo Common Stock, as such, shall not be entitled to vote on any amendment to the Organizational Documents (including any amendment to a certificate of designation of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Organizational Documents (including any certificate of designation of any series of Preferred Stock) or pursuant to the DGCL.

Q: What are the material U.S. federal income tax consequences of the Domestication to U.S. Holders of Ordinary Shares and Rights?

A: For a description of the material U.S. federal income tax consequences of the Domestication, see the description in the section entitled “Proposal 1: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders.”

●	A U.S. holder whose Ordinary Shares and Rights have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of shares of SPAC entitled to vote and less than 10% of the total value of all classes of shares is not expected to recognize any gain or loss and is not expected to be required to include any part of a SPAC’s earnings in income pursuant to the Domestication;

●	A U.S. holder whose Ordinary Shares and Rights have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of shares entitled to vote and less than 10% of the total value of all classes of shares generally is expected to recognize gain (but not loss) on the exchange of Ordinary Shares and Rights for surviving PubCo Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its Ordinary Shares, provided certain other requirements are satisfied; and

●	A U.S. holder who owns (actually or constructively) 10% or more of the total combined voting power of all classes of shares entitled to vote or 10% or more of the total value of all classes of shares generally is expected to be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Ordinary Shares and Rights.

As discussed more fully under “Material U.S. Federal Income Tax Consequences,” Black Hawk believes that it is likely classified as a PFIC for U.S. federal income tax purposes for its current taxable year and may have been a PFIC in prior taxable years. Because the determination of whether a non-U.S. corporation is a PFIC is highly fact-specific and depends on the application of complex rules, there is significant uncertainty in this determination. Accordingly, this determination is made on a “should” basis, meaning that it should be the case that Black Hawk is, and has been, a PFIC, although there can be no assurance in this regard.

If Black Hawk is classified as a PFIC, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, a U.S. holder is expected to recognize gain (but not loss) on the exchange of Ordinary Shares and Rights for surviving PubCo Common Stock pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income, and an interest charge would apply, based on a complex set of rules further discussed below.

If the Domestication does not qualify as a reorganization for U.S. federal income tax purposes, a U.S. Holder that exchanges its Ordinary Shares and Rights for surviving PubCo Common Stock generally is expected to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the surviving PubCo Common Stock received and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares and Rights exchanged.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication.

Q: What are the material U.S. federal income tax consequences to holders of Ordinary Shares and Rights that exercise their redemption rights?

A: The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Consequences.” All holders of Ordinary Shares and Rights considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local non-U.S. income and other tax laws

Q: Why is Black Hawk proposing the Business Combination?

A: Black Hawk was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Since Black Hawk’s incorporation, the Black Hawk Board has sought to identify suitable candidates in order to effect such a transaction. In its review of Vesicor, the Black Hawk Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Black Hawk Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Additionally, individual directors may have given different weight to different factors. The Black Hawk Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Black Hawk Shareholder Approval of the Business Combination is required by the Business Combination Agreement and the Current Charter.

Q: What will happen in the Business Combination?

A: Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation, and following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of PubCo. Upon the closing of the Business Combination, Black Hawk, as the public company, will change its name and Black Hawk plans to remain Nasdaq-listed under a new ticker symbol.

In connection with the Extension Proposal approved at the Extraordinary General Meeting held on July 8, 2025, holders of 4,775,923 public ordinary shares exercised their redemption rights, representing approximately 69.2% of the then-outstanding public shares. Following these redemptions, 2,124,077 public ordinary shares remain outstanding. Approximately $22.7 million remains on deposit in the Trust Account after giving effect to the redemptions (before payment of taxes and deferred underwriting commissions).

Q: What happened at the July 8, 2025 Extension Meeting, and how did it affect the Trust Account and remaining shares?

A: At the Extraordinary General Meeting held on July 8, 2025 to approve the Extension Proposal, holders of 4,775,923 public ordinary shares exercised their redemption rights, representing approximately 69.2% of the public shares outstanding at that time. After the redemptions, 2,124,077 public ordinary shares remain outstanding. In connection with these redemptions, approximately $22.7 million remains in the Trust Account available to fund the Business Combination (before payment of taxes and deferred underwriting commissions).

Q: How are the monthly Extension Payments funded, and what are the key terms of the convertible notes?

A: Monthly Extension Payments of $150,000 per month are required to extend the Business Combination deadline. These payments are funded equally by Black Hawk’s Sponsor and Vesicor. Black Hawk’s portion of the payments is funded through unsecured convertible promissory notes issued to the Sponsor, dated June 13, 2025, as amended and September 30, 2025.

The June Convertible Note has an annual interest rate of 6% and an initial principal amount of $350,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share. An additional convertible note was issued on September 30, 2025. The September Convertible Note has an annual interest rate of 10% and an initial principal amount of $350,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share.

As of the most recent practicable date, all Extension Payments made to date have been funded by the Sponsor and Vesicor, and none of the Extension Payments have been, or may be, funded using proceeds from Black Hawk’s IPO or amounts held in the Trust Account. The Extension Payments represent capital at risk to the Sponsor and Vesicor that will not be recoverable if no business combination is completed.

Q: What is the impact of the Sponsor’s convertible notes on the equity ownership of PubCo after the Business Combination?

A: Black Hawk issued two convertible promissory notes to its Sponsor in June 2025 and September 2025 in an aggregate principal amount of $700,000. Each note is convertible, at the option of the Sponsor, into shares of Black Hawk’s Class A ordinary shares at a fixed conversion price of $1.00 per share, which represents approximately one-tenth of the initial trading price of Black Hawk’s Class A ordinary shares following its initial public offering.

If the Sponsor elects to convert the notes, up to 700,000 shares of Class A ordinary shares would be issued. These shares would be outstanding immediately prior to or in connection with the consummation of the Business Combination and would participate in the Combined Company on the same basis as shares held by public stockholders.

Because the conversion price is significantly below the market price of Black Hawk’s Class A ordinary shares, the shares issued upon conversion would have a significantly higher market value upon the consummation of the Business Combination than the $1.00 per share price paid by the sponsor. As a result, the sponsor would realize substantial economic value from the conversion, which would dilute the ownership and economic interest of Black Hawk’s Public Shareholders and could adversely affect the market price of the Combined Company’s shares.

This conversion feature increases the number of shares outstanding and could amplify dilution, particularly in scenarios where a large number of public stockholders elect to redeem their shares in connection with the Business Combination.

Q: What happens to the Extension Payments if the Company does not complete a Business Combination and liquidates?

A: If Black Hawk does not complete a Business Combination within the required time and is required to liquidate, all amounts held in the Trust Account — including any Extension Payments made by the Sponsor or its affiliates — will be used to redeem the Company’s public shares. Public Shareholders will be entitled to receive their pro rata portion of the Trust Account, which includes these Extension Payments.

The Sponsor and the Black Hawk’s officers and directors will not receive any distributions from the Trust Account with respect to their Founder Shares or private placement securities. The Extension Payments are not refundable to the Sponsor and are contributed for the benefit of public shareholders in the event of a liquidation.

Q: What is the aggregate market value of the Conversion Shares?

A: Based on the closing price of Black Hawk’s ordinary shares on Nasdaq of $11.41 per share as of the most recent practicable date, the aggregate market value of the Conversion Shares would be approximately $[ ], assuming the issuance of [ ] Conversion Shares upon conversion of the applicable notes. This amount reflects the market value of the shares issuable upon conversion and does not represent cash proceeds to Black Hawk. The actual number of Conversion Shares issued and their ultimate value will depend on the timing of any conversion and the applicable conversion price under the notes.

Q: What form of, and how much, consideration will the Vesicor Securityholders receive in return for the acquisition of Vesicor by Black Hawk?

A: The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000, being the Equity Value, by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Q: Did the Black Hawk Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. Although the Memorandum and Articles of Association do not require the Black Hawk Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with the Sponsor or Black Hawk’s directors or officers, on April 26, 2025, ERShares delivered its oral opinion to the Black Hawk Board, subsequently confirmed in writing (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex D and is hereby incorporated by reference. The Opinion confirmed that, as of April 26, 2025, the Transaction Consideration (defined below) to be issued or paid to the shareholders of Vesicor is fair from a financial point of view to Black Hawk and the shareholders of Black Hawk. The Opinion does not constitute a recommendation to the relevant directors and officers of Black Hawk or to any other persons in respect of the Business Combination, including as to how any holders of Black Hawk Class A Ordinary Shares should vote or act in respect of the Business Combination.

Please see the fairness opinion of EntrepreneurShares LLC attached as Annex D for additional information.

Q: What equity stake will current Public Shareholders, the Black Hawk’s Insiders and the Vesicor Shareholders hold in PubCo immediately after the completion of the Business Combination?

A: As of the date of this proxy statement/prospectus, there are [   ] ordinary shares of Black Hawk outstanding (including [   ] Class A Ordinary Shares subject to possible redemption and 2,029,500 Class A Ordinary Shares held by the Sponsor). The Sponsor, Black Hawk Management LLC and the Black Hawk’s officers and directors aggregate of 2,029,500 Class A Ordinary Shares, represent approximately [   ]% of the issued and outstanding voting capital of Black Hawk.

In connection with the Extension Proposal approved on July 8, 2025, holders of 4,775,923 public ordinary shares redeemed their shares, representing approximately 69.2% of the then-outstanding public shares. After giving effect to these redemptions, 2,124,077 public ordinary shares remain outstanding, and approximately $22.7 million remains in the Trust Account (before payment of taxes and deferred underwriting commissions).

At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, each outstanding unexercised warrant to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

The Vesicor Warrants are exercisable at any time at the option of the holder. As of the date of this proxy statement/prospectus all the Vesicor Warrants remain outstanding and unexercised, however holders may decide to exercise their Warrants prior to or at closing.

The following tables illustrate the estimated ownership levels in the Combined Company immediately following the consummation of the Business Combination under different redemption and Warrant Conversion scenarios, excluding the dilutive effect of the exercise of all the outstanding Vesicor Warrants in all scenarios and the No Warrant Conversion scenario in all scenarios.

	No Redemption Scenario
	No Warrant Conversion Scenario			Warrant Conversion Scenario
	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	6,033,474	(1)	49.00%	7,000,000	(2)	52.71%
Black Hawk public stockholders, subject to redemption	2,124,077		17.25%	2,124,077		15.99%
Black Hawk sponsor stockholders(3)	2,029,500		16.48%	2,029,500		15.28%
Black Hawk sponsor convertible note shares(4)	700,000		5.68%	700,000		5.27%
Black Hawk Public and Private Rights(5)	1,427,100		11.59%	1,427,100		10.75%
	12,314,151		100.00%	13,280,677		100.00%

(1)	Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing.
(2)	Consists of, in the No Redemption Scenario and Warrant Conversion Scenario, (a) 6,033,474 shares of Parent Common Stock issued at Closing and (b) exercise of 966,526 warrants held by Vesicor Shareholders immediately prior to the effective time of the Merger.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares.
(4)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(5)	Represents 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of August 31, 2025.

	Maximum Redemption Scenario
	No Warrant Conversion Scenario			Warrant Conversion Scenario
	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	6,898,474	(1)	67.70%	7,865,000	(2)	70.50%
Black Hawk public stockholders, subject to redemption	-		0.00%	-		0.00%
Black Hawk sponsor stockholders(3)	1,164,500		11.43%	1,164,500		10.44%
Black Hawk sponsor convertible note shares(4)	700,000		6.87%	700,000		6.27%
Black Hawk Public and Private Rights(5)	1,427,100		14.00%	1,427,100		12.79%
	10,190,074		100.00%	11,156,600		100.00%

(1)	Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing, plus 865,000 sponsor shares. See note 6.
(2)	Consists of, in the Maximum Redemption Scenario and Warrant Conversion Scenario, (a) 6,033,474 shares of Parent Common Stock issued at Closing and (b) exercise of 966,526 warrants held by Vesicor Shareholders immediately prior to the effective time of the Merger plus 865,000 sponsor shares. See note 6.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares less 865,000 sponsor shares transferred to Vesicor. See note (6).
(4)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(5)	Represents 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of August 31, 2025.
(6)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares, including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units and 69,000 Representative shares less 865,000 sponsor shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.

	50% Redemption Scenario
	No Warrant Conversion Scenario		Warrant Conversion Scenario
	Shares	Percentage	Shares		Percentage
Vesicor initial stockholders(1)	6,033,474	53.62%	7,000,000	(2)	57.29%
Black Hawk public stockholders, subject to redemption	1,062,039	9.44%	1,062,039		8.69%
Black Hawk sponsor stockholders(3)	2,029,500	18.04%	2,029,500		16.61%
Black Hawk sponsor convertible note shares(4)	700,000	6.22%	700,000		5.73%
Black Hawk Public and Private Rights(5)	1,427,100	12.68%	1,427,100		11.68%
	11,252,113	100.00%	12,218,639		100.00%

(1)	Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing.
(2)	Consists of, in the 50% Redemption Scenario and Warrant Conversion Scenario, (a) 6,033,474 shares of Parent Common Stock issued at Closing and (b) exercise of 966,526 warrants held by Vesicor Shareholders immediately prior to the effective time of the Merger.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares.
(4)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(5)	Represents 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of August 31, 2025.

Q: How do redemptions affect my Public Rights and the interests of non-redeeming shareholders?

A: If you elect to redeem your Public Shares in connection with the Business Combination, you will still retain your Public Rights. These Rights will not be canceled or forfeited upon redemption and will automatically convert into shares of the post-combination company upon the closing of the Business Combination. As a result, redeeming shareholders may receive cash for their Public Shares and continue to benefit from the upside of the Combined Company, i.e., PubCo, through the shares issued upon conversion of their retained Public Rights.

This structure creates a potential divergence of interests between redeeming and non-redeeming shareholders. Redeeming shareholders reduce their risk exposure by exiting their equity position for cash, while still participating in the future equity upside through the conversion of their Public Rights. Non-redeeming shareholders, on the other hand, remain fully invested in the Combined Company, i.e., PubCo, and bear the associated risks of post-combination performance. However, they are also subject to dilution from the issuance of shares underlying all outstanding Public Rights—including those held by redeeming shareholders.

The dilutive impact on non-redeeming shareholders can be significant, particularly if a large number of shareholders choose to redeem their shares. While the number of outstanding shares of Common Stock is reduced due to redemptions, the number of shares issued upon conversion of Public Rights remains fixed. This means that a higher redemption rate leads to a smaller base of non-redeeming shareholders over which the dilutive effect of Rights is spread, thereby increasing the relative dilution per remaining shareholder. In addition to reducing percentage ownership and voting power, high levels of redemptions may also decrease the amount of cash available to the post-combination company and could necessitate additional financing, which may be further dilutive.

This dynamic is typical in SPAC transactions where Public Rights (or similar instruments such as warrants) are designed to survive redemptions. However, it is important for investors to understand that by choosing not to redeem, they may experience disproportionate dilution relative to redeeming shareholders who retain their Rights and benefit from the issuance of post-closing shares without maintaining an equity stake at the time of Closing.

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Additional Redemptions	50% Redemptions	Max Redemptions (100%)
Shares used in per share calculation
Public Shares	6,900,000	5,837,962	4,775,923
Total July 2025 redemption of 4,775,923 shares	(4,775,923)	(4,775,923)	(4,775,923)
Founder Shares	1,725,000	1,725,000	1,725,000
Representative Shares	69,000	69,000	69,000
Private Placement	235,500	235,500	235,500
Total Black Hawk’s shares outstanding	4,153,577	3,091,539	2,029,500
Adjusted for:
Shares underlying Public Rights	1,380,000	1,380,000	1,380,000
Shares underlying Private Rights	47,100	47,100	47,100
Total Black Hawk’s shares outstanding as of August 31, 2025, as adjusted	5,580,677	4,518,639	3,456,600
Potential Source of Dilution
Sponsor Convertible Note Shares(1)	700,000	700,000	700,000
Fully diluted shares outstanding as of August 31, 2025, as adjusted	6,280,677	5,218,639	4,156,600

Pro forma net tangible book value per share, as adjusted
Black Hawk’s historical net tangible book value as of August 31, 2025(2)	(3,316,638)	(3,316,638)	(3,316,638)

Adjusted for:
Trust account balance as of August 31, 2025	23,296,572	23,296,572	23,296,572
Subsequent redemption of shares(3)	-	(11,650,557)	(23,301,125)
Subsequent interest earned on investments held in Trust Account(4)	230,547	230,547	230,547
Proceeds from issuance of an unsecured convertible promissory note to the Sponsor in September 2025	350,000	350,000	350,000
Transaction costs to be paid by Black Hawk(5)	(2,608,952)	(2,608,952)	(2,608,952)
Payable due to target company to be paid by Black Hawk	(400,000)	(400,000)	(400,000)
Black Hawk’s net tangible book value as of August 31, 2025, as adjusted	17,551,529	5,900,972	(5,749,596)

Net tangible book value per share as of August 31, 2025	$(0.53)	$(0.64)	$(0.80)
Net tangible book value per share as of August 31, 2025, as adjusted	$2.79	$1.13	$(1.38)
Initial offering price per share	$10.00	$10.00	$10.00
Dilution(6)	$7.21	$8.87	$11.38
Company Valuation at SPAC IPO Price per Share(7)	$132,806,770	$122,186,390	$111,566,000

(1)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(2)	Black Hawk’s net tangible book value was calculated by total assets minus total liabilities minus Ordinary Shares subject to redemption.
(3)	Reflects different levels of redemption using a redemption price of approximately $10.97 per Public Share.
(4)	Reflects the interest earned on investments held in Trust Account through November 30, 2025.
(5)	Reflects the settlement, upon consummation of the Business Combination, of approximately $2.61 million in Black Hawk’s estimated unpaid transaction costs, including legal fees, accounting fees, underwriter fees payable to EF Hutton.
(6)	Dilution was calculated by subtracting the net tangible book value per share as of August 31, 2025, as adjusted from Black Hawk’s IPO price per share paid by the original investors ($10.00 per share).
(7)	The Company’s valuation is calculated at the amount that the potential dilution results in the amount of the non-redeeming shareholders’ interest per share being at least the initial public offering price per share of common stock.

SECURITY OWNERSHIP OF PUBCO
AFTER THE BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of the PubCo’s Common Stock immediately after the consummation of the Business Combination assuming that no Public Shares are redeemed, and alternatively, that 2,124,077 Public Shares are redeemed, by:

●	each person known to Black Hawk who will be the beneficial owner of more than 5% of any class of its stock immediately after the Business Combination;

●	each person who will become an executive officer and director of the post-combination company; and

●	all of its officers and directors as a group.

The following table also assumes the following: (i) a $70,000,000 merger valuation and (ii) the exercise of Vesicor equity rights in connection with the Business Combination. Unless otherwise indicated, Black Hawk believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all Black Hawk securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Black Hawk believes, based on the information furnished to it as of the Record Date, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All Black Hawk stock subject to options or warrants exercisable within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on Black Hawk issuing in the Business Combination approximately 7,000,000 Black Hawk Shares to Vesicor Shareholders and to the holder of Vesicor equity rights. Using those assumptions and further assuming no additional issuances of Black Hawk Shares there will be approximately 11,156,600 Black Hawk Shares outstanding upon consummation of the Business Combination if the maximum number of redemptions occurs and approximately 13,280,677 Black Hawk Shares outstanding upon consummation of the Business Combination if no redemptions occur. However, if prior to the Effective Time of the Closing of the Business Combination, Vesicor’s capital structure changes, the allocation of the Black Hawk Shares issuable to the Vesicor security holders will change. Accordingly, the securities ownership information in the table below is presented based on the merger valuation set forth above, but upon consummation of the Business Combination, the actual securities ownership of the persons in the table below could be different.

The applicable footnotes are an integral part of the table and should be carefully read in order to understand the actual ownership of our securities.

	Assuming Maximum Redemption		Assuming No Redemption
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Directors, Executive Officers and Greater than 5% Holders
Luo Feng	1,226,059	12.03%	1,072,323	8.71%
Warren Hosseinion	2,125,169	20.86%	1,858,694	15.09%
Elisa Luqman	735,635	7.22%	643,394	5.22%
Warren Hosseinion, Jr	408,686	4.01%	357,441	2.90%
Michael Bowen	204,343	2.01%	178,721	1.45%
Oded Levy	613,030	6.02%	536,162	4.35%
Adeel Rouf	163,475	1.60%	142,976	1.16%
All Directors, Executive Officers and 5% or greater owners as a Group (7 individuals)(7)	5,476,397	53.75%	4,789,711	38.88%

(1)	Unless otherwise noted, the address for the persons in the table is 207 South Santa Anita Street, Suite P-15, San Gabriel, CA 91776.

For more information, please see the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities.”

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: Following the closing of the IPO, $69,345,000 of the net proceeds from the IPO and certain of the proceeds from the Private Placement were placed in the Trust Account. As of [   ], 2025, funds in the Trust Account totaled $[   ] million and were comprised entirely of U.S. government securities with maturities of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of: (i) the completion of a business combination (including the Business Combination); (ii) the redemption of all of the Public Shares if Black Hawk is unable to complete an initial business combination within 15 months (or up to 18 months or up to 21 months if it extends such period) from the closing of the IPO, or such later period approved by Black Hawk’s shareholders in accordance with Black Hawk’s amended and restated memorandum and articles of association (the “Combination Period”)); and (iii) the redemption of any Public Shares properly tendered in connection with certain shareholder votes (for example, to approve certain amendments to the second amended and restated memorandum and articles of association), in each case subject to applicable law.

Upon the Closing, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of PubCo following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q: Do I have redemption rights?

A: If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described in the Current Charter and elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in our IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.

Q: What happens if a substantial number of Black Hawk’s Public Shareholders vote in favor of the Business Combination proposal and exercise their redemption rights?

Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for PubCo common stock may be less liquid than the market for shares of Black Hawk Class A ordinary shares was prior to the Business Combination, and PubCo may not be able to meet the listing standards for a stock exchange.

Q: What conditions must be satisfied to complete the Business Combination?

A: The consummation of the Business Combination Agreement is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Business Combination Agreement of certain customary closing conditions. These conditions include (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by Black Hawk Shareholder Approval and Vesicor Stockholder Approval; (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on the Nasdaq as set forth in the Business Combination Agreement; (vi) the size and composition of PubCo’s board of directors will be as set forth in the Business Combination Agreement; and (vii) the receipt by Black Hawk of a fairness opinion for the Business Combination from an investment bank approved by Black Hawk.

In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

As part of obligations and as a condition to the consummation of the Business Combination, Vesicor shall arrange and procure a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00) by the Closing, which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing (“PPM Investment”). Black Hawk may, but it is not obligated to, procure a PPM Investment. The Closing is conditioned upon satisfaction of the PPM Investment, as one of the conditions to Closing, or waiver by Black Hawk and Vesicor of the PPM Investment as a condition to the Closing. Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for funding under the PPM Investment as a condition to the Closing. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. The Combined Company must have at least five million ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards and the PPM Investment is intended to provide all or almost all of the five million ($5,000,000.00). If the PPM Investment is not consummated by the Closing, and Black Hawk and Vesicor waives the PPM Investment as a condition to Closing and proceeds with consummation of the Business Combination, then Black Hawk and Vesicor do not believe that the Combined Company would satisfy the shareholders’ equity listing requirement for listing of the Combined Company’s shares on Nasdaq, being a minimum of $5 million in shareholders’ equity. Black Hawk may elect to proceed with the consummation of the Business Combination without resolicitation of Black Hawk Shareholders or recirculation of this proxy statement/prospectus. If Combined Company’s shares were delisted by Nasdaq, and the Combined Company could not list its shares with another national securities exchange, then Black Hawk and Vesicor expect that the Combined Company’s shares would be quoted on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its shareholders, including, without limitation, that the Combined Company shareholder may be unable to sell or buy Combined Company shares when desired or at acceptable prices and may suffer unpredictable volatility in stock market prices. See: following sections in this proxy statement/prospectus for discussion of potential adverse consequences of Combined Company’s shares being traded on the over-the-counter market: “Rick Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 92.

Q: What happens if the Business Combination is not consummated?

A: Black Hawk will not complete the Domestication unless all other conditions to the Closing have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Black Hawk is not able to complete the Business Combination within the Combination Period, Black Hawk will as promptly as reasonably possible, but not more than ten business days following the end of the Combination Period, redeem the Public Shares. The redemption will be at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to $100,000 of interest to pay liquidation expenses), divided by the number of then issued Public Shares. The redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to Black Hawk’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

Q: When do you expect the Business Combination to be completed?

A: It is currently expected that the Business Combination will be consummated in the [second half of 2025]. This date depends, among other things, on the approval of the proposals to be put to Black Hawk Shareholders at the Extraordinary General Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by Black Hawk’s shareholders at the Extraordinary General Meeting and Black Hawk elects to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting.

Q: What proposals are shareholders being asked to vote upon?

A: Shareholders are being asked to vote upon the following proposals:

●	Proposal 1: The Business Combination Proposal

●	Proposal 2: The Domestication Proposal

●	Proposal 3: The Organizational Documents Proposal

●	Proposal 4: The Director Proposal

●	Proposal 5: The Nasdaq Proposal

●	Proposal 6: The Incentive Plan Proposal

●	Proposal 7: The Adjournment Proposal

If Public Shareholders do not approve each of the Required Proposals, then the Business Combination may not be consummated. Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal is interdependent upon the others and each must be approved in order for Black Hawk to complete the Business Combination contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any other Proposal.

After careful consideration, the Black Hawk Board has approved the Business Combination Agreement and the Transactions and determined that each of the Business Combination Proposal, Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Proposal, the Incentive Plan Proposal and the Adjournment Proposal is in the best interests of Black Hawk and its shareholders and recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q: How do I exercise my redemption rights?

A: If you are a Black Hawk shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on [   ], 2025 (two Business Days before the Extraordinary General Meeting), that Black Hawk redeem your shares for cash, (ii) affirmatively certify in your request to the Transfer Agent for Redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) and (iii) submit your request in writing to Black Hawk’s Transfer Agent, at the address listed at the end of this section and deliver your share certificates (if any) and other redemption forms to the Transfer Agent physically or your shares electronically using The Depository Trust Company’s DWAC system at least two Business Days prior to the vote at the Extraordinary General Meeting.

If you deliver your share certificates (if any) and other redemption forms for the Redemption to the Transfer Agent and later decide prior to the Extraordinary General Meeting not to elect the Redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of redemption rights must be received by Black Hawk two Business Days prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No demand for the Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two Business Days prior to the vote at the Extraordinary General Meeting.

Black Hawk Shareholders seeking to exercise their redemption rights and opting to deliver share certificates (if any) and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is SPAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Black Hawk does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Black Hawk shareholder properly demands the Redemption as described above, then, if the Business Combination is completed, Black Hawk will redeem the shares subject to the Redemption for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Black Hawk Ordinary Shares for cash and will no longer own these shares following the Business Combination.

If you are a Black Hawk shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Black Hawk Rights that you may hold. Your Black Hawk Rights will continue to be outstanding following exercise of the Redemption of your Black Hawk Ordinary Shares and will be converted into shares of PubCo Common Stock in connection with the completion of the Business Combination, subject to the applicable requirements under the terms therein.

If you intend to seek to exercise Redemption Rights, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the Extraordinary General Meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention:
Email: [   ]@continentalstock.com

Q: Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A: No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you vote your Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.

Q: If I am a holder of Private Placement Units, can I exercise redemption rights with respect to my Private Placement Units?

A: No. Holders of issued and outstanding Private Placement Units must elect to separate the Private Placement Units into the underlying Public Shares and Black Hawk Rights prior to exercising Redemption Rights with respect to the Public Shares. If you hold your Private Placement Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Private Placement Units into the underlying Black Hawk Ordinary Shares and Black Hawk Rights, or if you hold Private Placement Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on [   ], 2025 (two Business Days before the Extraordinary General Meeting) in order to exercise your redemption rights with respect to your Public Shares.

Q: If I am a holder of Black Hawk Rights, can I exercise Redemption Rights with respect to my Black Hawk Rights?

A: No. The holders of Black Hawk Rights have no redemption rights with respect to Black Hawk Rights. Further, while the level of redemptions will not directly change the value of the Black Hawk Rights, as the Black Hawk Rights will remain outstanding regardless of the level of redemptions, as redemptions of Black Hawk Ordinary Shares increase, a holder of Black Hawk Rights will ultimately own a greater interest in the PubCo because there would be fewer shares of PubCo Common Stock outstanding overall.

Q: What are the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights?

A: For a description of the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights, see the description in the section entitled “Proposal 1: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences to Redemption - Tax Consequences to U.S. Holders that Elect to Have Their Ordinary Shares Converted for Cash.”

Q: Do I have appraisal rights in connection with the proposed Business Combination?

A: Neither Black Hawk’s Shareholders nor Black Hawk Rights holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under DGCL.

Q: What do I need to do now?

A: Black Hawk urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a Black Hawk Shareholder. Black Hawk Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: How do I vote?

A: If you are a holder of record of Black Hawk Ordinary Shares on the Record Date for the Extraordinary General Meeting, you may vote in person or virtually at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person or virtually, obtain a valid proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Black Hawk or by voting online at the Extraordinary General Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Extraordinary General Meeting are “non-routine” proposals and therefore, Black Hawk does not expect there to be any broker non-votes at the Extraordinary General Meeting.

If you are a Black Hawk Shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any proposal at the Extraordinary General. Accordingly, your bank, broker, or other nominee can vote your shares at the Extraordinary General Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Extraordinary General Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Q: When and where will the Extraordinary General Meeting be held?

A: The Extraordinary General Meeting will be held at [   ] a.m./p.m., Eastern Time, on [   ], 2025 at Black Hawk’s office at [   ] and virtually via live webcast, unless the Extraordinary General Meeting is adjourned.

The live webcast of the Extraordinary General Meeting can be accessed by visiting https://[ * ], where you will be able to listen to the meeting live and vote during the Extraordinary General Meeting.

Q: Who is entitled to vote at the Extraordinary General Meeting?

A: Black Hawk has fixed [   ], 2025 as the Record Date. If you were a Public Shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a Public Shareholder may only vote his or her shares if he or she is present in person (which would include presence virtually at the Extraordinary General Meeting) or is represented by proxy at the Extraordinary General Meeting.

Q: How many votes do I have?

A: Holdings of the Black Hawk Class A Ordinary Shares are entitled to one vote at the Extraordinary General Meeting for each Black Hawk Class A Ordinary Shares held of record as of the Record Date. As of the close of business on the Record Date for the Extraordinary General Meeting, there were no Black Hawk Class B Ordinary Share in issue or outstanding.

Q: What constitutes a quorum?

A: A quorum of Black Hawk Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more Black Hawk Shareholders who together hold not less than a majority of the issued and outstanding Black Hawk Ordinary Shares entitled to attend and vote at the Extraordinary General Meeting are represented in person or by proxy.

Q: What vote is required to approve each proposal at the Extraordinary General Meeting?

A: The following votes are required for each proposal at the Extraordinary General Meeting:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(iii)	Organizational Documents Proposals: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(iv)	Director Proposal: The approval of the Director Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal require an ordinary resolution, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(vi)	Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting

(vii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

Q: What are the recommendations of the Board?

A: The Black Hawk Board believe that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Black Hawk and its shareholders. Accordingly, the Black Hawk Board unanimously recommend that Black Hawk’s shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

Q: How do Black Hawk’s Insiders intend to vote their shares?

A: As of the date of this proxy statement/prospectus, the Sponsor, Black Hawk Management LLC and the Black Hawk’s officers and directors own an aggregate of 1,960,500 Class A Ordinary Shares, representing approximately 21.96% of the issued and outstanding voting capital of Black Hawk. Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor has agreed to vote the Ordinary Shares owned by it in favor of the Proposals and Black Hawk’s officers and directors have agreed to vote the Ordinary Shares owned by them in favor of the Proposals.

Q: May Black Hawk’s Insiders, Vesicor or their respective affiliates purchase Public Shares or Black Hawk Rights prior to the Extraordinary General Meeting?

A: At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Black Hawk or Black Hawk’s securities, Black Hawk’s Insiders, Vesicor and/or their respective affiliates may purchase Public Shares or Black Hawk Rights from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price in accordance with Rule 14 (e)-5 under the Exchange Act. In addition, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions. However, any Public Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Black Hawk will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Black Hawk has received redemption requests.

Q: What happens if I sell my Ordinary Shares before the Extraordinary General Meeting?

A: The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting but the transferee, and not you, will have the right to redeem such shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders may send a later-dated, signed proxy card to Black Hawk’s Chief Executive Officer at the address set forth below so that it is received by Black Hawk’s Chief Executive Officer prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on [   ], 2025) or attend the Extraordinary General Meeting in person (which would include presence virtually at the Extraordinary General Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Black Hawk’s Chief Executive Officer, which must be received by the Chief Executive Officer prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q: What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A: If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder of PubCo Common Stock. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of Black Hawk and retain both Black Hawk Ordinary Shares and Black Hawk Rights. However, if you fail to vote with respect to the Extraordinary General Meeting but the Business Combination is consummated, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled date of the Extraordinary General Meeting.

Q: What should I do with my share certificates, right certificates and/or unit certificates?

A: Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the Extraordinary General Meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ] 2025 (two business days before the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed.

In connection with the Domestication, holders of Private Placement Units, Black Hawk Class A Ordinary Shares will receive shares of PubCo Common Stock, as the case may be, without needing to take any action. Accordingly, such holders should not submit any certificates relating to their Private Placement Units, Black Hawk Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above).

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Black Hawk ordinary shares.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

[Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com]

You also may obtain additional information about Black Hawk from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on [    ], 2025 (two business days prior to the vote at the Extraordinary General Meeting). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

[   ]

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: [   ]@continentalstock.com]

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

Black Hawk

Black Hawk is a blank check company incorporated as a Cayman Islands exempted company with limited liability on September 28, 2023, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses which we refer to as a “target business.”

Since March 24, 2024, Black Hawk’s sole business activity has been identifying and evaluating suitable acquisition transaction candidates. Black Hawk presently has no revenue and has had losses since inception from incurring formation and operating costs. Black Hawk has relied upon the sale of our securities and loans from the Sponsor and other parties to fund its operations.

Black Hawk’s Sponsor is Black Hawk Management LLC, a Delaware limited liability company, which we refer to throughout this proxy statement/prospectus as our “Sponsor.”

On March 24, 2024, Black Hawk consummated its initial public offering (the “IPO”) of 6,900,000 units (the “Units”). Each Unit consists of one ordinary share, par value $0.0001 per share, of Black Hawk (the “Ordinary Shares”) and one-fifth (1/5) of one right to receive one share upon the consummation of Black Hawk’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $69,000,000. Black Hawk also granted the underwriters a 45-day option to purchase up to an additional 1,035,000 units to cover over-allotments, if any.

Simultaneously with the consummation of the IPO and the sale of the Units, Black Hawk consummated the private placement (the “Private Placement”) of 235,500 Units (the “Private Placement Units”), each Private Placement Unit consisting of one Ordinary Share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”), to the Sponsor at a price of $10.00 per Placement Unit, generating total proceeds of $2,355,000. The Private Placement Units are otherwise identical to the Units except that they are subject to certain registration rights and transfer restrictions.

Black Hawk’s principal executive offices are located at 4125 Blackhawk Plaza Circle, Suite 166, Danville, California and its phone number is (952) 217-4482.

On July 8, 2025 (as adjourned), Black Hawk’s shareholders approved the Extension Proposal. In connection with the Extension, holders of 4,775,923 public ordinary shares exercised their redemption rights, representing approximately 69.2% of the then-outstanding public shares. Following these redemptions, 2,124,077 public ordinary shares remain issued and outstanding. Approximately $22.7 million remains in the Trust Account available to fund a Business Combination (before payment of deferred underwriting commissions, taxes, and other fees and expenses). Monthly Extension Payments of $150,000 per month are being funded equally by Black Hawk’s Sponsor and Vesicor. Black Hawk’s portion of the payments is funded through unsecured convertible promissory notes issued to the Sponsor, dated June 13, 2025, as amended and September 30, 2025.

The June Convertible Note has an annual interest rate of 6% and an initial principal amount of $350,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share. An additional convertible note was issued on September 30, 2025. The September Convertible Note has an annual interest rate of 10% and an initial principal amount of $350,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share.

Vesicor

Vesicor is a California corporation formed on April 18, 2008, under the name RNtein Biotech Lab, Inc. On June 20, 2023, Vesicor changed its name to “Vesicor Therapeutics, Inc.” Vesicor will change its state of incorporation from California to Delaware prior to the Closing. Since formation, Vesicor’s business activities have been limited to research and development of a product candidate for regulatory approval and commercialization in the U.S. (as described below) and raising working capital required by and to support that research and development effort.

Vesicor is an early development stage biopharmaceutical company whose sole product candidate, ecm-RV/p53 product candidate, is in the preclinical planning phase. As of the date of this proxy statement/prospectus, Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a point that is sufficient to commence the preclinical and investigational new drug application (“IND”) enabling studies in the first half of 2026 and possibly commence the regulatory approval process in latter half of 2026. The ability of Vesicor to pursue the preclinical and IND enabling studies and any further development programs of ecm-RV/p53 product candidate that may be required in clinical studies during the U.S. regulatory review process requires the receipt of adequate working capital, which Vesicor hopes to receive from the consummation of the Business Combination and successful completion of the PPM Investment. If the Business Combination were to proceed without funding from the PPM Investment, the Combined Company would have access only to the remaining cash in the Trust Account after redemptions and payment of transaction expenses. In that case, Vesicor would conduct preclinical or IND-enabling studies at a slower pace or delay conduct of preclinical or IND-enabling studies until additional working capital is secured. A slower pace or delay in conduct of preclinical or IND-enabling studies would delay submission of an IND to the FDA and lengthen the period for any regulatory review of the ecm-RV/p53 product candidate. Even if both the Business Combination and the PPM Investment are completed, the Combined Company will in all likelihood be required to raise additional working capital to fund Vesicor’s ongoing business, including completion of preclinical and IND-enabling studies, submission of an IND to the FDA, and, if permitted, subsequent clinical development and regulatory activities for its ecm-RV/p53 product candidate and, if regulatory approval is obtained, efforts to commercialize ecm-RV/p53. There is no assurance that the Combined Company will be able to raise additional working capital needed for the ongoing working capital needs of Vesicor.

As of the date of this proxy statement/prospectus, Vesicor is uncertain about if it will timely obtain all required regulatory approvals or at all. Further, Vesicor is uncertain about whether it will consummate the PPM Investment by the Closing. Black Hawk and Vesicor may waive the PPM Investment as a condition to Closing and proceed with consummating the Business Combination. While Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for a PPM Investment. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to consummate the PPM Investment by the Closing. No securities have been issued, and no commitments to invest and no funding has been received, under the PPM Investment. Black Hawk and Vesicor believe that the consummation of the PPM Investment is necessary to satisfy Nasdaq listing standards for the Combined Company. If the Combined Company does not satisfy the listing standards for Nasdaq, its shares may be delisted from Nasdaq. If delisted, Vesicor and Black Hawk expect that the Combined Company’s shares would trade on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its shareholders. See the sections entitled: “Risk Factors — Risks Related to Domestication and the Business Combination — Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.” on page 91; and “If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 92 — for risks related to waiver of or failure to close the PPM Investment and possible delisting of Combined Company shares from Nasdaq and trading of Combined Company’s shares on the over-the-counter market.

Pending Steps for ecm-RV/p53 product candidate. The material steps required in the preclinical and IND enabling studies phase prior to submitting an IND to the FDA are the following:

IND-enabling/Pre-Clinical studies. A comprehensive IND-enabling program includes several categories of studies, all conducted according to Good Laboratory Practice (GLP) standards to ensure data integrity.

Pharmacology and ADME studies. These studies define how a drug behaves in the body:

●	Pharmacokinetics (PK): Examines the “ADME” profile of a drug, which stands for Absorption, Distribution, Metabolism, and Excretion. This helps determine dosing regimens by understanding how the drug moves through the body.

●	Pharmacodynamics (PD): Characterizes the drug’s mechanism of action and its effects on biological systems to confirm that it acts as intended.

●	Safety Pharmacology: Evaluates the drug’s effects on critical organ systems, such as the cardiovascular, central nervous, and respiratory systems, to identify potential side effects.

Toxicology studies. Toxicology studies assess the safety profile and the potential for adverse effects and consist of:

●	Acute and Repeated-Dose Toxicity: These studies examine the effects of a single high dose versus repeated dosing over weeks or months. Regulators require testing in two different mammal species, typically a rodent and a non-rodent.

●	Genetic Toxicology: Investigates whether the drug can cause genetic mutations or DNA damage.

●	Reproductive and Developmental Toxicity: Assesses any potential risks to fertility, reproduction, or a developing fetus.

●	Carcinogenicity: Looks at the potential for long-term use of the drug to cause cancer. These are often conducted after the initial IND submission.

Chemistry, Manufacturing, and Control (CMC) studies. These studies ensure the stability and quality of the drug product, consisting of:

●	Formulation Development: Focuses on creating a stable, effective, and reproducible drug product for clinical use.

●	Manufacturing Information: Provides detailed information on how the drug is made and the controls used to ensure its purity and consistency.

●	Analytical Testing: Ensures that the drug product meets all specifications for strength, quality, and purity.

See “Current Status of ecm-RV/p53 product candidate – Preclinical and IND Enabling Studies” on page 246 of this proxy statement/prospectus for further discussion of preclinical and IND enabling studies.

No Reliance on Japan Advanced Medical Care B program. Vesicor will pursue the regulatory approval of the ecm-RV/p53 product candidate in the U.S. without any reliance or use of observations, reports, data or results from case studies conducted under the Japan Advanced Care B program by unaffiliated medical providers, which were conducted without the participation or oversight of, or direction by, Vesicor or Dr. Luo Feng, Vesicor’s Chief Executive Officer. Vesicor and Dr. Luo Feng have also not conducted human clinical trials for ecm-RV/p53 product candidate. Consequently, all observations, reports and results from the Japan Advanced Care Program B should be considered informal and incomplete partial observations by third parties who were not supervised or directed by, or affiliated with, Vesicor or Dr. Luo Feng; and all observations, reports and results from the case studies conducted under the Japan Advanced Medical Care B program have not be relied upon or verified by Vesicor, and has not been used by, and will not be used by, Vesicor in development, preclinical and IND enabling studies, and in regulatory review process in the U.S. Further, the observations, reports, data or results from case studies conducted under the Japan Advanced Care B program cannot be: (1) relied upon to determine the efficacy or safety of the ecm-RV/p53 product candidate for treatment of any disease or other medical condition; and (2) cannot be relied upon in predicting of the results of Vesicor’s efforts to obtain all regulatory approvals for the ecm-RV/p53 product candidate in the U.S. Neither Vesicor nor Dr. Feng received any reports of adverse events or serious adverse events associated with the administration of ecm-RV/p53 in the Japan Advanced Medical Care B program. However, because no structured safety monitoring or adverse event reporting was performed and no safety data were provided to Vesicor, Vesicor cannot draw any conclusions regarding the safety profile of our product candidate. Further, Vesicor and Dr. Feng did not participate in, observe or direct any case studies under the Japan Advanced Medical Care B program and therefore cannot verify any observation, reports, or results of those case studies. The absence of adverse event reports does not indicate that adverse events did not occur. As a result, significant safety issues may arise during future preclinical or clinical development stage in the U.S., which could delay or prevent regulatory approval in the U.S. See: Information about Vesicor - Japan Advanced Medical Care B program and U.S. Regulatory Approval,” on page 249 of this proxy statement/prospectus). “See also the following sections in this proxy statement/prospectus concerning related risk factors: “Risk Factors – Risks related to Vesicor - Vesicor’s Limited Operating History, Financial Condition and Capital Requirements” - “Our participation in Japan’s Advanced Medical Care B program has been and will continue to be for the purpose of gathering data on the efficacy of the technology that is the basis for our proposed ecm-RV/p53 product candidate. Our product candidate is not approved by Japanese regulators for commercialization or public use and is used only under the Advanced Medical Care B Program for experimental therapeutics. We do not intend to seek regulatory approval or commercialization of our product candidate in Japan” on page 125 and “Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan, but Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate” on page 118.

Founded by Luo Feng, M.D., Vesicor is an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a new class of medicines with the potential to transform the treatment of a wide spectrum of diseases. Vesicor’s focus is to obtain regulatory approval for and commercialize the use of its microvesicle-based therapeutic product candidate, known as ecm-RV/p53, for the treatment of certain cancers in the U.S. and to seek patent protection for its ecm-RV/p53 product candidate. Vesicor has developed a genetically engineered cellular microvesicle (ecm) that is generated from a microvesicle-producing human embryonic kidney cell line by gene transfection of the kidney cells with our company specific RNA cellular control distribution (CCD) DNA vectors. Deoxyribonucleic acid, or DNA, is the molecule that carries genetic information for the development and functioning of an organism. Ribonucleic acid, or RNA, is a nucleic acid present in all living cells and functions in cellular protein synthesis. It replaces DNA as a carrier of genetic codes in some viruses.

Extracellular vesicles, including exosomes and microvesicles, are nano-scale, membrane-enclosed vesicles that have evolved as an intercellular messenger system to protect and deliver functional macromolecules. They are secreted by most cells and contain characteristic lipids, proteins, carbohydrates and nucleic acids such as mRNA and microRNAs. They can signal through the binding and activation of membrane receptors or through the delivery of their cargo into the cytosol of target cells. These targeted messengers can transport and protect complex biologically active molecules that alter the function of recipient cells.

Exosomes and microvesicles act as messengers to regulate the functions of neighboring or distant cells and have been shown to regulate functions such as cell survival, proliferation, inflammation and tissue regeneration. Furthermore, research has shown that exogenously-administered exosomes and microvesicles can modify cellular activities, thereby supporting their therapeutic potential. Their size, low or null immunogenicity and ability to communicate in native cellular language potentially makes them an exciting new class of therapeutic agents with the potential to expand the ability to address complex biological responses. Since exosomes and microvesicles are a cell-free substance, they can be stored, handled, reconstituted and administered in similar fashion to common biopharmaceutical products such as antibodies.

Since formation, Dr. Luo Feng and Vesicor have been engaged in research and development to develop the ecm-RV/p53 product candidate in order to be able to submit the ecm-RV/p53 product candidate for FDA approval. Vesicor has not received, and is uncertain if it will receive, regulatory authorization to commence clinical trials for ecm-RV/p53 product candidate or to commence any other part of the regulatory review process for the ecm-RV/p53 product candidate in the U.S. Further, Vesicor cannot be certain that any requisite regulatory approval of the ecm-RV/p53 product candidate, or any other, alternative Vesicor product candidate, if any, will be obtained in the U.S. or elsewhere on a timely basis, or at all. Vesicor has no regulatory approval of the ecm-RV/p53 product candidate in the U.S. or elsewhere for commercial use. The FDA regulatory approval process is complex, lengthy and demanding and requires satisfaction of numerous requirements at various stages of the review process. Failure at any stage of the process can result in rejection of the product candidate. The FDA’s approval, and any other regulator’s approval, is granted in their respective and sole discretion. Efforts to commercialize the ecm-RV/p53 product require regulatory approval and, even if that approval is obtained, Vesicor cannot be certain that the commercialization effort will be successful.

Vesicor does not have any patents or regulatory approval for its proposed product candidate in the U.S. or elsewhere. Vesicor intends to pursue both patent protection and hopes to commence efforts for regulatory approval in the U.S. before the end of 2026. Vesicor’s current business plan is focused on commercializing the ecm-RV/p53 product candidate, its sole product candidate, only in the U.S. Vesicor does not have any current plans to pursue regulatory development and commercialization of the ecm-RV/p53 product candidate in another country, but Vesicor intends to evaluate other potential foreign markets for its product candidate if and when the ecm-RV/p53 product candidate completes the FDA regulatory process and is approved for commercial use in the U.S., which evaluation would include evaluating the market response in the U.S. to the product. There is no assurance or certainty about the ecm-RV/p53 product candidate receiving regulatory authorization for commencement clinical trials for ecm-RV/p53, actual commencement of regulatory review, or regulatory approval of that product candidate, on a timely basis in each instance, or at all.

Vesicor’s principal executive offices are located at 207 South Santa Anita Avenue, Suite P-15, San Gabriel, California 91776. Its corporate website address is www.vesicor.com. The contact email for Vesicor is warrenjr@vesicor.com. The corporate telephone number is (626) 872-2938.

The information contained on, or that can be accessed through, Vesicor’s website is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus. You should not consider information contained on Vesicor’s website to be part of this proxy statement/prospectus.

For more information about Vesicor, see the sections entitled “Information About Vesicor,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor” and the financial statements of Vesicor included herein.

Merger Sub

BH Merger Sub, Inc. was formed as a corporation under the laws of the State of Delaware on April 22, 2025 and is currently a wholly-owned subsidiary of Black Hawk (“Merger Sub”). Merger Sub was formed for the purpose of effectuating the Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Merger Sub will not be the surviving entity in the Merger, as contemplated by the Business Combination Agreement and described herein.

Merger Sub’s principal executive offices are located at 108 W. 13th Street, Suite 100, City of Wilmington, County of New Castle, 19801.

The Business Combination and the Business Combination Agreement

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, Black Hawk shall be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, Black Hawk, as the public company, will change its name and Black Hawk plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

Vesicor is a development-stage biopharmaceutical, closely-held company focused on the development of p53-based cancer therapeutics delivered via microvesicles. Its sole business activities after formation has been devoted to research and development of a product candidate and raising working capital.

Black Hawk obtained a fairness opinion provided by EntrepreneurShares LLC. The Opinion confirmed that, as of April 26, 2025, the consideration to be issued or paid to the shareholders of Vesicor is fair from a financial point of view to Black Hawk and the shareholders of Black Hawk as a single group.

The Domestication

The Domestication will occur on the day that is one business day prior to the Closing Date. Upon the Domestication, it is anticipated that Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, and Black Hawk is referred to herein as PubCo as of the time following the Domestication.

Before the Domestication, the Parent’s capitalization consists of Black Hawk Ordinary Shares, Black Hawk Rights, and Private Placement Units, collectively (all defined below). “Black Hawk Ordinary Shares” means Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares. “Black Hawk Rights” means the issued and outstanding rights of Black Hawk, and each such right shall convert into one share of PubCo Common Stock at the closing of a business combination. “Private Placement Unit” means each outstanding unit consisting of one share of Black Hawk Ordinary Shares and one-fifth (1/5) of one right. Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Black Hawk Class A Ordinary Share shall convert automatically into one share of PubCo Common Stock. Further, every issued and outstanding Private Placement Unit shall also be separated automatically into each’s individual components of one share of PubCo’s Common Stock and one-fifth (1/5) of one PubCo’s Right, and all Private Placement Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the Domestication consummation, be converted into the PubCo’s Class A Common Stock, and/or one-fifth (1/5) of PubCo Right, as the case may be. Lastly, at the Domestication, every issued and outstanding Black Hawk Right immediately prior to the Domestication Effective Time shall be converted automatically into one the PubCo Right.

The Merger

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, each outstanding unexercised warrants to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

Post-Business Combination Structure of PubCo

Note:	“Pipe Investors” in the above diagram refers to prospective investors under the PPM Investment. As of the date of this proxy statement/prospectus, the PPM Investment remains subject to ongoing discussions and has not been finalized.

Proposals to be Submitted at the Extraordinary General Meeting

Proposal 1: The Business Combination Proposal

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A and Annex A-1, and the Related Agreements Black Hawk’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination.

Business Combination Agreement

On April 26, 2025, Black Hawk, entered into the Business Combination Agreement by and among Vesicor, and Merger Sub. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation, and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, prior to the Domestication, Black Hawk may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”.

The Domestication will occur on the day that is one business day prior to the Closing Date. Upon the Domestication, it is anticipated that Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, and Black Hawk is referred to herein as PubCo as of the time following the Domestication.

Before the Domestication, the Parent’s capitalization consists of Black Hawk Ordinary Shares, Black Hawk Rights, and Private Placement Units, collectively (all defined below). “Black Hawk Ordinary Shares” means Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares. “Black Hawk Rights” means the issued and outstanding rights of Parent, each such right convertible into one share of Black Hawk Ordinary Shares at the closing of a business combination. “Private Placement Unit” means each outstanding unit consisting of one share of Black Hawk Ordinary Shares and one-fifth (1/5) of one Black Hawk Right. Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Black Hawk Class A Ordinary Share shall convert automatically into one share of PubCo Common Stock. Further, every issued and outstanding Private Placement Unit shall also be separated automatically into each’s individual components of one share of PubCo’s Common Stock and one-fifth (1/5) of one PubCo’s Right, and all Private Placement Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the Domestication consummation, be converted into the PubCo’s Class A Common Stock, and/or one-fifth (1/5) of PubCo Right, as the case may be. Lastly, at the Domestication, every issued and outstanding Black Hawk Right immediately prior to the Domestication Effective Time shall be converted automatically into one the PubCo Right.

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, each outstanding unexercised warrants to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000, being the Equity Value, by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Act ”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the Black Hawk Shareholder Approval and Vesicor Stockholder Approval; (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on Nasdaq as set forth in the Business Combination Agreement; (vi) the size and composition of PubCo’s board of directors will be as set forth in the Business Combination Agreement; and (vii) the receipt by Black Hawk of a fairness opinion for the Business Combination from an investment bank approved by Black Hawk.

The obligations of Black Hawk and Merger Sub to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by Vesicor with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Vesicor, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Vesicor certifying compliance with specified closing conditions; (v) delivery of a FIRPTA certificate; (vi) the termination of certain agreements among Vesicor and its stockholders; (vii) receipt of required third-party consents; (viii) execution and delivery of Non-Competition Agreements by certain key employees of Vesicor; (ix) execution and delivery of a Lock-Up Agreement by Vesicor’s securityholders along other Ancillary Agreements to the Business Combination Agreement; and (x) Vesicor must procure a PPM Investment.

The obligations of Vesicor to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by Black Hawk and Merger Sub with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Black Hawk and Merger Sub, subject to customary bring-down standards and exceptions for representations not resulting in a Parent Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the Vesicor of a certificate executed by an authorized officer of Black Hawk certifying compliance with certain conditions; (iv) the filing and effectiveness of PubCo’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by Black Hawk and Merger Sub of certain Ancillary Agreements to the Business Combination Agreement.

As part of the obligations and as a condition to the Closing, Vesicor shall arrange and procure a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00), which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing (“PPM Investment”). Black Hawk may, but it is not obligated to, procure a PPM Investment. See “PPM Investment may be Waived as a Condition to the Closing; Consequences of Waiver of PPM Investment” on page 44 of this proxy statement/prospectus for possible waiver and consequences of waiver of PPM Investment as a condition to Closing. See also: “Risks Related to Domestication and the Business Combination: If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq — for risks related to delisting of Combined Company shares from Nasdaq” on page 92; and “Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” on page 91.

PPM Investment and Related Financing Arrangements

In connection with the consummation of the Business Combination, the Vesicor is required to procure a PPM Investment. The PPM Investment may take the form of cash equity investment, equity-linked securities, debt instruments, or other usual and customary forms of working capital financing, including, without limitation, ELOC, forward share purchase commitments, pre-paid advance agreements, or other alternative financing structures. Vesicor may also enter into backstop arrangements with third-party investors, in each case on terms mutually agreed by the Vesicor and Black Hawk, acting reasonably.

Upon consummation of the Business Combination, PubCo, as the Combined Company, must satisfy Nasdaq listing standards to trade the Combined Company’s shares on Nasdaq. The purpose of the PPM Investment is to ensure that, upon the Closing, PubCo has sufficient cash or cash equivalents to satisfy the continued listing requirements of the Nasdaq. Vesicor will be deemed to have satisfied this obligation if the PPM Investment results in sufficient cash or cash equivalents to meet Nasdaq’s applicable listing standards as of the Closing. As of the date of this proxy statement/prospectus, Vesicor is uncertain that it will be able to consummate the PPM Investment before the Closing. The PPM Investment must result in PubCo having at least $5 million in shareholders’ equity. Black Hawk and Vesicor are seeking $10 million from the PPM Investment to ensure sufficient cash funding to meet the shareholders’ equity requirements for Nasdaq listing standard and to provide working capital in addition to funding from the consummation of the Business Combination.

PPM Investment may be Waived as a Condition to the Closing; Consequences of Waiver of PPM Investment. The PPM Investment may be waived by Black Hawk and Vesicor as a condition to the Closing. Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for a PPM Investment. If the PPM Investment is waived by Black Hawk and Vesicor, Black Hawj may elect to not recirculate this proxy statement/prospectus and resolicit approval of Black Hawk Shareholders for the Business Combination. Vesicor is uncertain as of the date of this proxy statement/prospectus if it will consummate the PPM Investment. If the PPM Investment is not consummated by the Closing, and Black Hawk and Vesicor waive the PPM Investment as a condition to the Closing and proceeds with consummation of the Business Combination, then the Combined Company is unlikely to satisfy the shareholders’ equity listing requirement for listing of Combined Company’s shares on Nasdaq, being a minimum of $5 million in shareholders’ equity. If delisted from the Nasdaq, and if the Combined Company could not list its common stock on any other national securities exchange, then Vesicor and Black Hawk may ultimately determine, in their sole discretion, to waive such condition, and the Combined Company’s common stock could trade on the over-the-counter market. Trading on the over-the-counter market has potential adverse consequences for the Combined Company and its shareholders. See the following sections in this proxy statement/prospectus for possible adverse consequences of being traded on the over-the-counter market: “Risks Related to Domestication and the Business Combination - If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” for risks related to delisting of Combined Company shares from Nasdaq on page 92; and “Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” on page 91.

There is a negotiated “sliding scale” mechanism that provides for the potential transfer of up to 865,000 Founder Shares from Black Hawk’s Sponsor to Vesicor Shareholders following the closing of the Business Combination. Black has no obligation to raise any capital, however, if Black Hawk does not raise sufficient replacement capital (such as through a private investment in public equity, or PIPE, or other equity financing) by the time of closing, Black Hawk would reduce the number of shares transferred to Vesicor via the sliding scale calculation. A provision states that, assuming the entire Black Hawk trust fund is redeemed and an estimated 1,725,000 of Founder Shares are issued and outstanding, Black Hawk shall procure the transfer of 865,000 Founder Shares to Vesicor 180 days post-closing under certain scenarios, and subject to a sliding scale mechanism that can either increase or decrease the amount of Founder Shares that shall be transferred from Black Hawk to Vesicor, including the aforementioned incentive. If there is no replacement capital raised for the Trust Account through a PIPE or other financing before the closing, the investment adjustment factor under the Business Combination Agreement would remain at 1.0. This means the number of Founder Shares potentially transferable to Vesicor Shareholders would be determined solely by the price adjustment factor tied to the 20-day volume-weighted average trading price of the PubCo Common Stock on the 180th day after the de-SPAC closing. If that price is $10.00 or higher, all 865,000 Founder Shares would become transferable. If the price is between $5.00 and $10.00, the transferable amount would decline proportionally on a straight-line basis between zero and 865,000 shares. If the price is $5.00 or lower, no founder shares would become transferable.

Sponsor Convertible Notes

On June 13, 2025, Black Hawk issued an unsecured convertible promissory note with a 6% annual interest rate (the “June Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000, which is due and payable upon a Trigger Event. A Trigger Event is defined as (i) de-SPAC transaction (the closing of a merger, consolidation or other business combination pursuant to which Black Hawk acquires an entity for its initial business combination), or (ii) a liquidation. Pursuant to the June Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into Ordinary Shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by the most favorable price or valuation at which the target company in connection with the de-SPAC transaction issued equity or equity-linked securities to third parties within the past 36 months. On September 30, 2025, the June Convertible Note was amended to revise the Conversion Price to $1.00 per share.

Upon an occurrence of an event of default, as defined in the June Convertible Note, the Sponsor may declare the June Convertible Note immediately due and payable.

On September 30, 2025, Black Hawk issued an additional unsecured convertible promissory note with a 10% annual interest rate (the “September Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the September Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

Upon an occurrence of an event of default, as defined in the September Convertible Note, the Sponsor may declare the September Convertible Note immediately due and payable.

Related Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Company Shareholder Support Agreement

Concurrently with the execution of the Agreement, certain shareholders of Vesicor entered into a support agreement, pursuant to which each such shareholder agreed to vote in favor of the business combination, subject to the terms of such shareholder support agreement. The total number of shares of Vesicor Common Stock owned by Vesicor Shareholders who entered into the support agreement is 6,870,000, which is 81.40 percent of the issued and outstanding shares of Vesicor Common Stock as of the date of this proxy statement/prospectus. Each of the Vesicor Shareholders who entered into a support agreement are expected to also sign a written consent to vote in favor of the Business Combination after the effectiveness of the Form S-4 Registration Statement.

The Vesicor Shareholders who entered into the support agreements were only executive officers, directors, affiliates, founders or their family members, or holders of 5% or more of the voting equity securities of Vesicor. Vesicor does not intend to solicit votes in favor of the Business Combination from Vesicor Shareholders who did not sign the support agreement, especially since the Vesicor Shareholders who signed the support agreement hold sufficient voting power to approve the Business Combination.

The foregoing description of the Shareholder Support Agreement does not purport to be complete and is qualified in its entirety by the full text of the Shareholder Support Agreement, a copy of which is included as Exhibit [   ] to the registration statement of which this proxy statement/prospectus forms a part.

Lock-Up Agreement

In connection with the Closing, the Sponsor, the Pre-IPO Investors, Vesicor stockholders, and the holders of Vesicor Warrants, will enter into a lock-up agreement (the “Lock-Up Agreement”) with PubCo (collectively, the “Lock-Up Holders”).

Pursuant to the Lock-Up Agreement, the Lock-Up Holders will be restricted from transferring any shares of PubCo Common Stock held by them (except for certain permitted transfers) for a period of six (6) months following the Closing Date. PubCo Common Stock issuable upon the exercise of Vesicor Company Warrants will be subject to a twelve (12) month lock-up period. Permitted transfers include estate-planning transfers, gifts to family members, transfers to affiliates, and other limited exceptions, provided that any transferee agrees to be bound by the same lock-up restrictions.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the Form of Lock-Up Agreement, a copy of which is included as Exhibit [   ] to this proxy statement/prospectus.

Amended and Restated Registration Rights Agreement

In connection with the transactions, Black Hawk, Vesicor, the Sponsor, the holders of the Founder Shares, the holders of the Private Placement Units, the directors and officers of Black Hawk who hold Registrable Securities, and all stockholders of Vesicor as of the Closing will enter into an Amended and Restated Registration Rights Agreement to provide for the registration of the PubCo Common Stock held or received by them in the Merger. As of the date of this proxy statement/prospectus, Vesicor is uncertain whether it will be able to consummate the PPM Investment by the Closing, and no securities have been issued, and no commitments or funding have been received, under the PPM Investment. Accordingly, it is uncertain whether any PPM investors will require registration rights for securities issued in the PPM Investment.

The PubCo Common Stock issued to Vesicor stockholders in the Merger, and any PubCo Common Stock issuable upon exercise of Vesicor Company Warrants, will be subject to the Lock-Up Agreement described above. PubCo Common Stock held by the Sponsor, the Founder Shareholders, and the holders of Private Placement Units will be subject to the Lock-Up Agreement.

The following sets forth the estimated shares of Public Shares to be subject to the Amended and Restated Registration Rights Agreement (“Rights Agreement” for purposes of following estimates) under the scenarios indicated, which speaks as of the date of this proxy statement/prospectus and is subject to change based on actual redemption of Public Shares and exercise of Vesicor Warrants into Public Shares (“Warrant Shares”).

The PubCo Common Stock issued to Vesicor stockholders in the Merger, as well as any PubCo Common Stock issuable upon exercise of Vesicor Company Warrants, will be subject to the Lock-Up Agreement described above. By contrast, PubCo Common Stock held by the Sponsor, the Founder Shareholders, and the holders of Private Placement Units will be subject to the Lock-Up Agreement. Accordingly, the table below reflects securities that may be covered by the Amended and Restated Registration Rights Agreement, regardless of whether such securities are subject to transfer restrictions under the Lock-Up Agreement.

No Redemption of Public Shares

Black Hawk Public Shares(1)	4,153,577
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	6,033,474
Estimated Total Public Shares subject to Rights Agreement	12,314,151

Max Redemption of Public Shares

Black Hawk Public Shares(3)	1,164,500
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)(3)	6,898,474
Estimated Total Public Shares subject to Rights Agreement	10,190,074

50% Redemption of Public Shares

Black Hawk Public Shares(4)	3,091,539
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	6,033,474
Estimated Total Public Shares subject to Rights Agreement	11,252,113

(1)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 2,124,077 public shares subject to redemption.
(2)	Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares, including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units and 69,000 Representative shares less 865,000 founders shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 50% of 2,124,077 or 1,062,039 public shares subject to redemption.
(5)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(6)	Represents 1,380,000 shares underlying Public rights and 47,100 shares underlying Private rights as of August 31, 2025.

If we include the Public Shares from exercise of Vesicor warrants (“Warrant Shares”) (fully diluted basis), then the estimation would be, as of the date of this proxy statement/prospectus, as follows:

No Redemption of Public Shares with Warrant Shares

Black Hawk Public Shares(1)	4,153,577
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	7,000,000
Estimated Total Public Shares subject to Rights Agreement	13,280,677

Max Redemption of Public Shares with Warrant Shares

Black Hawk Public Shares(3)	1,164,500
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2) (3)	7,865,000
Estimated Total Public Shares subject to Rights Agreement	11,156,600

50% Redemption of Public Shares with Warrant Share

Black Hawk Public Shares(4)	3,091,539
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	7,000,000
Estimated Total Public Shares subject to Rights Agreement	12,218,639

(1)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 2,124,077 public shares subject to redemption.
(2)	Based upon 8,439,815 Vesicor shares of Common Stock currently issued and outstanding plus 1,352,007 underlying warrant shares of Common Stock for a total of 9,791,822 shares of Common Stock at a consideration exchange ratio of 0.714882.
(3)	Represents 1,725,000 Sponsor non-redeemable shares and 304,500 other non-redeemable shares less 865,000 sponsor shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 50% of 2,124,077 or 1,062,039 public shares subject to redemption.
(5)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(6)	Represents 1,380,000 shares underlying Public rights and 47,100 shares underlying Private rights as of August 31, 2025.

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Black Hawk and Vesicor, respectively.

Black Hawk Current Organizational Structure

Vesicor Current Organizational Structure

The diagram below depicts a simplified version of PubCo’s organizational structure immediately following the completion of the Business Combination (assuming no redemptions by Black Hawk’s Public Shareholders).

PubCo Post-Business Combination

Note:	“Pipe Investors” in the above diagram refers to prospective investors under the PPM Investment. As of the date of this proxy statement/prospectus, the PPM Investment remains subject to ongoing discussions and has not been finalized.

Additional Information

For additional information, including information about certain material U.S. Federal Income Tax Consequences to U.S. holders of Public Shares and other agreements relating to the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal.”

Proposal 2: The Domestication Proposal

As a condition to Closing, pursuant to the terms of the Business Combination Agreement, Black Hawk has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved by Black Hawk’s shareholders, will authorize a change of Black Hawk’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Black Hawk is currently governed by the Companies Act, upon the Domestication, PubCo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the second amended and restated memorandum and articles of association and the Organizational Documents. Accordingly, Black Hawk encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

In connection with the Domestication: (i) each Black Hawk Class A ordinary share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one basis, into one share of PubCo Common Stock; (ii) each Private Placement Unit issued and outstanding will automatically be cancelled and each holder thereof will be entitled, per Private Placement Unit, to one share of PubCo Common Stock and one-half of one PubCo Warrant. No fractional PubCo Warrants will be issued in the process described in this clause (ii).

Proposal 3: The Organizational Documents Proposal

Black Hawk is proposing that Black Hawk’s Shareholders approve, by special resolution, the Organizational Documents Proposal in connection with the replacement of the second amended and restated memorandum and articles of association, under the Companies Act, with the Organizational Documents, under the DGCL, in accordance with the Domestication. The Black Hawk Board has each unanimously approved the Organizational Documents Proposal and believe such proposal is necessary to adequately address the needs of PubCo following the completion of the Business Combination. Approval of the Organizational Documents Proposal is a condition to the completion of the Business Combination.

Concurrently with the Domestication, and prior to the effective time of the Merger, PubCo will file a certificate of incorporation with the Secretary of State of the State of Delaware (the “Proposed Certificate of Incorporation”) and will adopt bylaws (the “Proposed Bylaws”), which together will govern the rights, privileges, and preferences of the holders of PubCo securities after the Closing.

The foregoing descriptions of the Proposed Certificate of Incorporation and the Proposed Bylaws do not purport to be complete and are qualified in their entirety by the terms and conditions of the forms of PubCo COI and PubCo Bylaws, copies of which are included as Annex B and Annex C, respectively, to the Business Combination Agreement (attached as Annex A hereto), and the terms of which are incorporated herein by reference.

Proposals 4: The Director Proposal

Black Hawk is proposing that its shareholders approve, effective upon the completion of the Business Combination, the election of [   ] directors to serve on the PubCo Board until the [   ] annual meeting of stockholders, and until their respective successors are duly elected and qualified.

Proposal 5: The Nasdaq Proposal

Assuming the Domestication Proposal, the Business Combination Proposal and the Organizational Documents Proposal are approved, Black Hawk’s shareholders are also being asked to consider and vote on a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq, the issuance of PubCo Common Stocks in connection with the Business Combination and the additional PubCo Common Stocks that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq. The Nasdaq Proposal is to be submitted for consideration and vote by the Black Hawk Shareholders by ordinary resolution.

Proposal 6: The Incentive Plan Proposal

Black Hawk is proposing that its shareholders approve by ordinary resolution the 2025 EIP, which will become effective upon the completion of the Business Combination. The 2025 EIP will be used by PubCo to compensate employees and other service providers following the completion of the Business Combination.

Proposal 7: The Adjournment Proposal

The Adjournment Proposal allows the Black Hawk Board to submit a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the Black Hawk Board. If the Adjournment Proposal is presented to the Public Shareholders, it will be submitted to consideration and vote by ordinary resolution.

Date and Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be at [10:00 a.m., Eastern Time, on [   ], 2025], at Black Hawk’s offices at [   ] and virtually via live webcast at [   ], to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

The live webcast of the Extraordinary General Meeting can be accessed by visiting [   ], where you will be able to listen to the meeting live and vote during the meeting. Please have your control number, which can be found on your proxy card, to join the Extraordinary General Meeting. If you do not have a control number, please contact the Continental, the transfer agent.

Registering for the Extraordinary General Meeting

As a registered shareholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the live webcast of the Extraordinary General Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the live webcast of the Extraordinary General Meeting starting on [   ], 2025 at [9:00 a.m., Eastern Time]. Enter the URL address into your browser https://www.cstproxy.com/[   ], enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Extraordinary General Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting. Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way, you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Extraordinary General Meeting by dialing [   ], within the U.S. or Canada, or [   ], outside the U.S. and Canada (standard rates apply); when prompted, enter the pin number [   ]. This is listen-only, you will not be able to vote or enter questions during the Extraordinary General Meeting. If you attend the Extraordinary General Meeting in person, you will be able to communicate with other shareholders and vote at the Extraordinary General Meeting.

Voting Power; Record Date

Shareholders of Black Hawk will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Black Hawk Ordinary Shares at the close of business on [   ], 2025, which is the record date for the Extraordinary General Meeting (the “Record Date”). Shareholders of Black Hawk will have one vote for each Black Hawk Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Black Hawk’s Rights do not have voting rights. As of the close of business on the Record Date, there were [   ] Black Hawk Class A Ordinary Shares and [0] Black Hawk Class B Ordinary Shares outstanding.

Quorum and Vote of Shareholders

A quorum of Black Hawk’s shareholders is necessary to hold a valid meeting. The holders of a majority of the issued and outstanding Ordinary Shares, being individuals present in person or by proxy, or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence virtually at the Extraordinary General Meeting), shall constitute a quorum. In the absence of a quorum, the Chairperson of the Extraordinary General Meeting has the power to adjourn the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, [   ] Ordinary Shares would be required to achieve a quorum.

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, and the Equity Incentive Plan Proposal is interdependent upon the others and must be approved in order for Black Hawk to complete the Business Combination contemplated by the Business Combination Agreement. If any of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Equity Incentive Plan Proposal fails to receive the required approval by the shareholders of Black Hawk at the Extraordinary General Meeting, the Business Combination will not be completed.

The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Domestication Proposal: The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Holders of the Black Hawk Class B Ordinary Shares and holders of Black Hawk Class A Ordinary Shares will have one vote per share in respect of any vote to continue Black Hawk in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Black Hawk in such other jurisdiction).

●	Organizational Documents Proposals: The Organizational Documents Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Nasdaq Proposal: The Nasdaq Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Director Proposal: The election of the director nominees pursuant to the Director Election Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Adjournment Proposal: The Adjournment Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote and does not attend the Extraordinary General Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

Redemption Rights

Pursuant to the Current Charter, a Public Shareholder may request that Black Hawk redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a) hold Public Shares or hold Public Shares through Private Placement Units and you elect to separate your Private Placement Units into the underlying Public Shares and Black Hawk Rights prior to exercising your redemption rights with respect to the Public Shares; and

(b) prior to [5:00] p.m., Eastern Time, on [   ], 2025 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Black Hawk’s transfer agent, that Black Hawk redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through [   ].

Holders of Private Placement Units must elect to separate the underlying shares and rights prior to exercising redemption rights with respect to the Public Shares. If holders hold their Private Placement Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Private Placement Units into the underlying shares and rights, or if a holder holds Private Placement Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, Black Hawk will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with Black Hawk’s initial public offering (“IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Black Hawk to fund Regulatory Withdrawals and/or to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. As of [ ,] [   ], this would have amounted to approximately $[   ] per Public Share. If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS - REDEMPTION RIGHTS” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Black Hawk Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In order for Public Shareholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Shareholders must properly exercise their right to redeem the Public Shares they hold and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on [   ], 2025 (two business days prior to the vote at the Extraordinary General Meeting). Immediately following the consummation of the Business Combination, Black Hawk will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Shareholders that validly exercised their redemption rights.

Holders of Black Hawk’s Right will not have redemption rights with respect to any of their Right (including any Ordinary Shares underlying Right).

Summary of Redemption and Dilution Impact

Public Shareholders may elect to redeem their Public Shares for cash while retaining their Public Rights, which convert into shares of the post-combination company upon closing. This structure creates a potential divergence of interests between redeeming and non-redeeming shareholders. Redeeming shareholders recover their investment and still receive post-closing shares, while non-redeeming shareholders remain fully invested and bear the risk of dilution from the issuance of shares underlying all outstanding Public Rights—including those held by redeeming shareholders.

High levels of redemptions may increase dilution for non-redeeming shareholders, reduce the post-closing public float, and limit the cash available to the Combined Company. These factors may adversely affect the ownership, voting power, and investment value of non-redeeming shareholders.

Appraisal Rights

Shareholders of Black Hawk do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Black Hawk has engaged [Advantage Proxy, Inc.] to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person (which would include presence virtually at the Extraordinary General Meeting) if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting - Revoking Your Proxy.”

Conflicts of Interests

Interests of Black Hawk’s Insiders, Officers, and Directors in the Business Combination

Since the Sponsor, its affiliates, representatives and Black Hawk’s officers and directors (the “Initial Stockholders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with Vesicor is appropriate. Such interests include that the Initial Stockholders will lose their entire investment in Black Hawk if Black Hawk does not complete a business combination. When you consider the recommendation of the Black Hawk Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Stockholders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Black Hawk Shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

●	the fact that the Initial Shareholders collectively hold 1,960,500 Class A Ordinary Shares, representing approximately 21.96% of the issued and outstanding voting capital of Black Hawk, including 1,725,000 Insider Shares and 235,500 Private Placement Units, each consisting of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”), to the Sponsor at a price of $10.00 per Private Placement Unit, generating total proceeds of $2,355,000;

●	the fact that Black Hawk has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of the date of this proxy statement/prospectus, Black Hawk has not reimbursed Sponsor for any out-of-pocket expenses;

●	the fact that Black Hawk consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000; As of the date hereof, 1,960,500 Founder Shares are beneficially owned by the Sponsor. The Founder Shares will have a significantly higher value at the time of the Business Combination (assuming maximum redemption, the [_] Founder Shares that will not be surrendered by the Sponsor will have an aggregate market value of approximately $[__] million, based on the closing price of the Common Stock of $[_] on the Nasdaq Global Market on [_], 2025);

●	The fact that the Sponsor owns an aggregate of 235,500 Private Units. Based on a market price of $[_] per unit on [_], 2025, the value of the Units was $[_]. The Private Placement Units (including underlying securities) will be worthless if Black Hawk does not consummate a business combination;

●	the fact that if the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless;

●	the fact that the Sponsor and each of the directors and officers of Black Hawk owns the following number of Insider Shares:

Name of Beneficial Owner	Insider Shares
Black Hawk Management LLC(1)	1,960,500	(1)
Kent Louis Kaufman	1,960,500
Jonathan Ginsberg	-
Daniel M. McCabe	-
Terry W. Protto	-

(1)	It includes the shares owned by Black Hawk Management LLC, a Delaware limited liability company, which is controlled by Mr. Kent Louis Kaufman.

●	the fact that Sponsor, officers, advisors and directors of Black Hawk have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares it holds if Black Hawk fails to consummate an initial business combination by December 22, 2026 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Black Hawk fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

●	the fact that the Initial Stockholders have agreed to vote the Ordinary Shares in favor of the Business Combination Agreement and the Business Combination, including the Merger;

●	the fact that Black Hawk is obligated to the Sponsor pursuant to an Administrative Services agreement commencing on December 4, 2023 through the earlier of the consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. The SPAC incurred $83,945 and $0 for the year ended November 30, 2024 and the period from September 28, 2023 (inception) to November 30, 2023, respectively. The entire amount of $83,945 was paid to the Sponsor, as such, there was no amount due to the Sponsor as of November 30, 2024;

●	the fact that the Black Hawk’s interim charter organizational documents provide an explicit waiver of corporate opportunity under Delaware law for its officers and directors. And Daniel M. McCabe is also a director of Yotta Acquisition Corporation (“Yotta”), Quetta Acquisition Corporation (“Quetta”) and Quantumsphere Acquisition Corporation (“Quantumsphere”) could potentially limit business opportunities that Black Hawk may pursue in the event that Daniel M. McCabe offer business combination opportunities suitable for Yotta to Quetta. Black Hawk believes the waiver of corporate opportunity is essential to its ability to retain and attract qualified officers and directors and that such waiver has not impeded the Black Hawk’s ability to identify a potential acquisition target and consummate a business combination;

●	the fact that the Initial Stockholders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Initial Stockholders would lose their entire investment);

●	the fact that Black Hawk’s officers, advisors and directors are not required to, and will not, commit their full time to Black Hawk’s affairs, which may result in a conflict of interest in allocating their time between Black Hawk’s operations and the proposed Business Combination and their other businesses. In addition, certain of Black Hawk’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity. Black Hawk does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

●	the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the units sold in the Black Hawk IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if PubCo’s Common Stock trades below the price initially paid for the units sold in the Black Hawk’s IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that Sponsor and the directors and officers of Black Hawk have entered into a Registration Rights Agreement, pursuant to which such persons have registration rights to require Black Hawk to register a sale of any of its securities held by them;

●	the fact that the Sponsor and Black Hawk’s officers and directors will lose their entire investment in Black Hawk and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 22, 2026 or, if such period is extended, within such extended period;

●	the continued indemnification of Black Hawk’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	at the option of the Sponsor, the $[ ] principal balances under the convertible notes may be converted into Black Hawk Ordinary Shares in connection with the Business Combination, upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share.;

●	the fact that if the Trust Account is liquidated, including in the event Black Hawk is unable to complete an initial business combination by December 22, 2026 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Black Hawk to ensure that the proceeds in the Trust Account are not reduced below $10 per share, or such lesser per share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Black Hawk has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Black Hawk, but only if such vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that Black Hawk may be entitled to distribute or pay over funds held by Black Hawk outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination;

●	the fact that Black Hawk’s Sponsor, officers and directors have entered into a letter agreement with Black Hawk, pursuant to which they have agreed to waive their (1) redemption rights with respect to their Founder Shares, any Public Shares they may hold, and the private shares underlying the Private Placement Units in connection with the completion of our initial business combination; and (2) rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026;

●

the fact that certain Black Hawk affiliates and promoters may have financial incentives to complete the Business Combination that are different from, or in conflict with, the interests of unaffiliated security holders. For example, sponsors, officers, and directors of Black Hawk may suffer significant losses on their initial investments if a business combination is not consummated, which could create an incentive to approve a transaction on terms less favorable to unaffiliated security holders;

●	the fact that members of management or affiliates of either Black Hawk or the Vesicor may hold financial or business relationships with each other that could give rise to potential conflicts of interest in negotiating and recommending the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as Black Hawk’s directors and executive officers may have influenced their motivation in identifying and selecting Vesicor as a business combination target and completing an initial business combination with Vesicor. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the public stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In considering the recommendations of the Black Hawk Board to vote for the proposals, its stockholders should consider these interests. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal - Interests of Black Hawk’s Insiders, Officers, and Directors in the Business Combination” and “Beneficial Ownership of Securities” and “Proposal 1: The Business Combination Proposal - Recommendation of the Black Hawk Board and Reasons for the Business Combination” for more information and other risks.

In connection with the Extension Proposal approved on July 8, 2025, holders of 4,775,923 public ordinary shares exercised their redemption rights. These redemptions represented approximately 69.2% of the then-outstanding public ordinary shares. The redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account, prior to payment of any deferred underwriting commissions or transaction expenses.

Additionally, in connection with the Extension Proposal approved on July 8, 2025, Black Hawk has the ability to extend the deadline to consummate a for an additional one-month periods by depositing $150,000 per month into the Trust Account (the “Extension Payments”). These Extension Payments are expected to be funded by equally by Black Hawk’s Sponsor and Vesicor, and not from the proceeds of Black Hawk IPO or Trust Account.

As a result, the Sponsor (and its affiliates) have a financial interest in the completion of the Business Combination, as the Extension Payments represent capital at risk that may not be recoverable if no business combination is completed. These payments increase the Sponsor’s sunk investment in the transaction and thereby may create an incentive for the Sponsor and Black Hawk’s officers and directors to complete a business combination — even if the terms are not favorable to public shareholders — in order to avoid liquidation and the resulting loss of the Extension Payments and other capital contributions.

Interests of Vesicor executive officers and directors in the Business Combination and Potential Conflicts of Interest.

In considering the Vesicor’s Board of Directors’ and shareholders’ consent to approve the Business Combination, the Unaffiliated Public Shareholders should be aware that Vesicor’s directors and executive officers, who are slated to become the officers and directors of PubCo and holders of PubCo Shares upon consummation of the Business Combination as well as remaining as executive officers and directors of Vesicor, have interests in the Business Combination that may differ from or be in addition to the interests of Unaffiliated Public Shareholders and those differences may create potential conflicts of interest between the Vesicor executive officers and directors and those Unaffiliated Public Shareholders in respect of the Business Combination. These interests include, among other things the following.

Vesicor executive officers and directors will receive the following Combined Company’s shares upon consummation of the Business Combination:

Name	Estimated number of shares of PubCo Common Stock owned after consummation of Business Combination*	Estimated Percentage of issued and outstanding shares of PubCo Common Stock after consummation of Business Combination*
Luo Feng, CEO and Director	1,226,059	12.03%
Oded Levy, Director	613,030	6.02%
Warren Hosseinion, Director	2,125,169	20.86%
Warren Hosseinion Jr., COO	408,686	4.01%
Adeel Rouf, Director	163,475	1.60%
Michael Bowen, CFO	204,343	2.01%
Totals	4,740,762	46.53%

*	Based upon a maximum redemption scenario

The shares of PubCo Common Stock, if unrestricted and freely tradable, issued to these Vesicor directors would have had an aggregate market value of $[  ] based upon the closing price of $[  ] per public share on the Nasdaq on [  ], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. The consummation of the Business Combination would provide these Vesicor directors with not only an immediate financial benefit in the shares of PubCo Common Stock but also would provide them with shares of a publicly traded stock with a potential appreciation and liquidity lacking in their ownership of shares of Vesicor Common Stock.

Executive officers of Vesicor company will receive continued employment, equity rollover, or other compensation arrangements as part of the Business Combination, which may influence their support for the transaction regardless of whether it is in the best interests of the Unaffiliated Public Shareholders. Vesicor directors will serve as directors of the Combined Company and may receive cash and incentive compensation as directors of the Combined Company under the 2025 EIP. The anticipated working capital funding resulting from the consummation of the Business Combination would, subject to the level of redemption of shares by Black Hawk Shareholders, and the PPM Investment, subject to consummation of the PPM Investment by the Closing, not only provide funding for Vesicor to commence and conduct preclinical and investigational new drug application(“IND”)-enabling studies of Vesicor’s ecm-RV/p53 product candidate, which preclinical and IND-enabling studies have not commenced as of the date of this proxy statement/prospectus, but Vesicor anticipates that the funding from the consummation of the Business Combination and PPM Investment may also enable Vesicor to pay a $200,000 cash performance incentive award to Luo Feng, Vesicor’s Chief Executive Officer and a director, and $300,000 cash performance incentive award to Warren Hosseinion Jr. Further, Luo Fung is slated to serve as Chief Executive Officer of PubCo upon consummation of the Business Combination and would receive a proposed annual salary of $120,000 as PubCo Chief Executive Officer. Michael Bown, a Vesicor director and Chief Financial Officer, is also slated to serve as Chief Financial Officer of PubCo and would receive a proposed annual salary of $48,000. The directors and executive officers of Vesicor, whether as directors or executive officers of Vesicor or PubCo, may also be eligible for participation in any PubCo stock-based incentive compensation plan and may be eligible for severance and insurance benefits not provided by Vesicor. As of the date of this proxy statement/prospectus, Luo Feng receives $6,000 a month for services to Vesicor and no other base salary is being paid to Vesicor’s other officers and directors for services.

Upon the Closing, the PubCo Board intends to ratify the awards of, and to award an aggregate of $500,000 in performance incentive payments to individual as follows: $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. PubCo’s board of directors intends to ratify and award these cash performance awards upon consummation of the Business Combination.

The personal and financial interests of the Vesicor Board of Directors and executive officers, who are also shareholders of Vesicor, may have influenced their motivation in identifying Black Hawk as a prospective business combination candidate and approving the Business Combination. In considering the recommendations of the Black Hawk Board to vote for the Proposals, Black Hawk Shareholders should consider these interests of Vesicor and its

See following sections of the proxy statement/prospectus for more information on compensation and financial interests of Vesicor’s executive officers and directors in and after consummation of the Business Combination: “Beneficial Ownership of Securities” on pages 311; and “Executive Compensation – Vesicor Management Compensation” on page 300.

●	PubCo intends to purchase a directors’ and officers’ liability insurance policy (“D&O Insurance”) to provide coverage for Vesicor executive officers and directors – both as executive officers and directors of Vesicor and PubCo. Further, PubCo and Vesicor may enter into indemnification agreements for their respective officers and directors in addition to D&O Insurance, which is a common practice to incentivize the executive officers and directors to continue in their positions with a public company; and

●	Vesicor executive officers’ and directors’ primary motivation and interest in consummating the Business Combination is to merge with a public company as a means of facilitating the raising of working capital required to fund Vesicor’s business line and strategy, being the development, seeking all regulatory approval for, and, subject to obtaining all regulatory approvals, the commercialization of the ecm-RV/p53 product candidate. This business line and strategy will be pursued by the Combined Company after the Closing through Vesicor as PubCo’s sole operating subsidiary. Vesicor is uncertain if and when it might achieve all required regulatory approvals and, even if all required regulatory approvals are obtained, if it will then be able to successfully commercialize the ecm-RV/p53 product candidate or the time required for any commercialization effort. The pursuit of these goals and attaining these goals may take longer than anticipated, but is not anticipated to occur for at least two years, if then or at all. During this period, PubCo and Vesicor anticipate the need to raise additional working capital over the duration of the efforts for preclinical and IND-enabling studies, submission of the IND, and navigating the regulatory approval process and, if all required regulatory approvals are obtained, the commercialization of the ecm-RV/p53 product candidate. During this period, Black Hawk and Vesicor do not anticipate any revenue generating operations of any significance, or perhaps at all. Further, the Combined Company will in all likelihood have to raise additional working capital on an ongoing basis to fund Vesicor and its efforts to establish revenue-generating operations. Raising additional working capital in the future by the Combined Company could substantially dilute the equity interest of the Unaffiliated Public Shareholder in the Combined Company. As such, the Unaffiliated Public Shareholders may experience: (1) significant dilution in their ownership stake in PubCo; (2) a lack of appreciation in the public market price; (3) a low public market price; and/or (4) limited liquidity for the Combined Company’s shares. As such, the business line and strategy to be pursued by Vesicor after the Closing may differ with the investment interests of Unaffiliated Public Shareholders, who own Combined Company’s shares after the Closing and who are seeking short-term or sustained appreciation in market price, high liquidity for the Combined Company’s shares, and the ability to sell the Combined Company’s shares at acceptable price and when and as desired. See following section in this proxy statement/prospectus for information on Vesicor’s business and business plans: “Information about Vesicor” on page 246.

Vesicor is also deemed to have a financial interest in the closing of the Business Combination because Vesicor is obligated under the Business Combination Agreement to pay one half (1/2) of the $150,000 monthly Extension Payments due under the Business Combination Agreement. Neither Vesicor nor Black Hawk would recoup any portion of the paid Extension Payments or any other paid transaction expenses if the Business Combination does not close without any default or breach of the Business Combination Agreement. Further, if the Business Combination does not close due to a default or breach of the Business Combination Agreement, and the default or breach is not cured, then a break-up fee of $1 million in cash or stock would be owed by the breaching party to the non-breaching party.

See the following sections of this proxy statement/prospectus for further information on interests of Vesicor and its executive officers and directors in Business Combination: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 14; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” on page 87 and “After the consummation of the Business Combination, PubCo’s Chief Executive Officer and Chief Financial Officer will hold the same executive officer positions at Vesicor and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All three persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their respective duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations” —on page 85; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 165; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 291; “Executive Compensation — Vesicor Management Compensation” on page 300; and “Beneficial Ownership of Securities” on page 311.

Recommendation of the Board

The Black Hawk Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Black Hawk and its shareholders and recommends that Black Hawk’s shareholders vote FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Proposal, “FOR” the Incentive Plan Proposal, and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination

For a discussion of the conditions to the closing of the Business Combination, please see “Proposal 1: The Business Combination Proposal.”

United States Federal Income Tax Consequences

For a description of the United States federal income tax considerations of an exercise of redemption rights, the domestication and the Business Combination, please see “Proposal 1: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences to Redemption - Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash” and “Proposal 1: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 1: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences to Redemption - Anticipated Accounting Treatment.”

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands and Secretary of State of the State of Delaware necessary to effectuate the Domestication and Merger and (ii) compliance with applicable U.S. federal and state securities laws, filings required with the SEC pursuant to the reporting requirements applicable to Black Hawk, the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Black Hawk’s shareholders and the prospectus to Black Hawk’s shareholders and Vesicor’s securityholders, and filings with Nasdaq.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Black Hawk to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor	In October 2023, an aggregate of 17,725,000 Insider Shares, or the Founder Shares, were issued to the Sponsor for an aggregate purchase price of $25,000. As of the date hereof, 1,725,000 Insider Shares are beneficially owned by the Sponsor.	Black Hawk has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of [ ], 2025, there were $[ ] out-of-pocket unpaid reimbursable expenses for which the Initial Shareholders, including the Sponsor and its affiliates, are awaiting reimbursement.

Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding Black Hawk Ordinary Shares will convert automatically, on a one-for-one basis, into one share of PubCo Common Stock. In the event the share price of PubCo Common Stock falls below the price paid by a shareholder of Black Hawk at the time of purchase of Black Hawk Ordinary Shares by such stockholder, a situation may arise in which the Sponsor or a director of Black Hawk maintains a positive rate of return on its/ his/her Black Hawk Ordinary Shares while such stockholder of Black Hawk experiences a negative rate of return on the shares such stockholder of Black Hawk purchased. The securities currently owned by the Sponsor, directors, officers and any holders of our Founder Shares prior to consummation of the IPO (the “Initial Shareholders”) will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this prospectus, the Initial Shareholders collectively hold 1,725,000 shares of Black Hawk Ordinary Shares, including 1,725,000 Insider Shares and 235,500 Private Placement Units, each consisting of one Ordinary Share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”), to the Sponsor at a price of $10.00 per Private Units, generating total proceeds of $2,355,000. Immediately after Closing, the aggregate value of PubCo Common Stock owned by the Initial Shareholders would be $[  ] and the Initial Shareholders would have a potential aggregate profit of $[  ], representing a profit of $[  ] per PubCo Common Share, whereas other public stockholders of Black Hawk would only have a profit of $[  ] per PubCo Common Share;

Black Hawk has agreed to pay Sponsor or its affiliates a total of up to $10,000 per month for certain general and administrative services, including office space, administrative and support commencing on the closing date of the IPO. As of the date hereof, Black Hawk owes the Sponsor a total of $[__] [which has/has not been paid.]

Interest in Securities	Other Compensation

On June 13, 2025, Black Hawk issued an unsecured convertible promissory note with a 6% annual interest rate (the “June Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the June Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by the most favorable price or valuation at which the target company in connection with the de-SPAC transaction issued equity or equity-linked securities to third parties within the past 36 months (the “Conversion Price”). On September 30, 2025, the June Convertible Note was amended to revise the Conversion Price to $1.00 per share.

On September 30, 2025, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate (the “September Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the September Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 (the “Conversion Price”).

The retention of shares by Sponsor and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming public stockholders of Black Hawk.

Recommendations of the Board to the Stockholders of Black Hawk

After consulting with Black Hawk’s management, the Sponsor and legal advisors and the Black Hawk Board unanimously approved the execution of the definitive Merger Agreement on April 25, 2025. In making its determination with respect to the transactions contemplated thereby, the Black Hawk Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the complexity and variety of such factors, the Black Hawk Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors that the Board considered in reaching its determination and supporting its decision. The Black Hawk Board viewed its decision as being based on all of the information available and the factors presented to and considered by the Black Hawk Board.

Before reaching its decision, the Black Hawk Board discussed the results of the due diligence conducted by Black Hawk’s management and their advisors, which included:

●	review of the draft fairness opinion provided by EntrepreneurShares LLC Evaluation Services (for more details, please refer to “Proposal No. 1 – The Business Combination Proposal — “Opinion of EntrepreneurShares LLC, as Fairness Opinion Provider to the Black Hawk Board”);

●	review of Vesicor’s financial, legal, and operational (for more details, please refer to “Proposal No. 1 – “Due Diligence; Negotiations of the Business Combination and Other Events”);

●	meetings and calls with the management team and advisors of Vesicor regarding its operations and operational forecasts;

●	consultations with Vesicor’s management and legal advisors;

●	review of Vesicor’s business operation arrangements, intellectual property, financial, tax, legal, real estate and accounting due diligence;

●	Vesicor’s unaudited financial statements;

●	internal analysis on comparable target companies; and

●	internal research on comparable transactions.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 84. Such risks include, but are not limited to, the following risks with respect to Black Hawk subsequent to the Business Combination:

Risks Related to Domestication and the Business Combination

●	The ability of Black Hawk Shareholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow Black Hawk to complete the Business Combination or optimize its capital structure.

●	There are risks to Black Hawk Shareholders who are not affiliates of the Sponsor of becoming stockholders of PubCo through the Business Combination rather than acquiring securities of Vesicor directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.

●	Because Black Hawk’s Insiders will lose their entire investment in Black Hawk if the Business Combination or an alternative business combination is not completed, and because Black Hawk’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Vesicor was appropriate for Black Hawk’s initial business combination.

●	The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of PubCo Common Stock at such time is substantially less than $10.00 per share.

●	The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Ordinary Shares from Public Shareholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Ordinary Shares.

●	The conversion of the Sponsor’s June and September Convertible Notes could result in significant dilution to our public shareholders and adversely affect the market price of our Class A ordinary shares.

Risks Related to Ownership of PubCo Common Stock

●	An active market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.

●	There can be no assurance that the PubCo Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing (which condition may be waived with the written waiver of each of Black Hawk and Vesicor and Merger Sub, though as of the date of this proxy statement/prospectus, none of the parties intend to waive this condition, Black Hawk and Vesicor may, in their sole discretion, to waive such condition at or prior to Closing), or that PubCo will be able to comply with the continued listing rules of the Nasdaq.

●	PubCo’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

●	There will be material differences between your current rights as a holder of Black Hawk Shares and the rights one will have as a holder of PubCo Common Stock, some of which may adversely affect you.

Risks Related to Redemption

●	Since the Business Combination involves a company organized under the laws of a state of the United States, it is possible a 1% U.S. federal excise tax will be imposed on us in connection with redemptions of Black Hawk Class A Ordinary Shares after or in connection with such Business Combination.

●	If Black Hawk Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

●	There is no guarantee that a Black Hawk Public Shareholder’s decision whether to redeem its Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

Risks Related to Black Hawk

●	If third parties bring claims against Black Hawk, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

●	If Black Hawk were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

●	Neither Black Hawk nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration received by the Black Hawk Shareholders in the event that any of the representations or warranties made by Vesicor in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

●	Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect Black Hawk’s or Vesicor’s business, financial condition or results of operations, or prospects.

●	If a court were to determine that Black Hawk’s Termination Date had expired prior to the approval of the Extension Proposal, we could be required to liquidate and dissolve, which would materially and adversely affect the value of your investment.

Risks Related to Vesicor’s Limited Operating History, Financial Condition and Capital Requirements

●	We are an early-stage biopharmaceutical development company that has incurred losses, with nominal or no revenues, since our formation in 2008. Our business activities since 2008 have been limited to research and development for a single therapeutic product candidate and raising working capital, which we rely upon to sustain operations. We have no revenue generating operations or commercialized product. We anticipate that we will incur continued losses for the foreseeable future.

●	We anticipate that we will not generate any significant revenues or possibly no revenues in the foreseeable future because of the lengthy development, regulatory approval process, uncertainty about obtaining regulatory approval of and uncertainty about commercial prospects for our sole product candidate. We do not have any approved products or products in the regulatory approval process. We do not anticipate commencing preclinical and IND-enabling studies until the first half of 2026. We have not commenced the regulatory approval process for our sole product candidate and do not anticipate doing so before the end of until the latter half of 2026.

●	The independent registered public auditor has expressed a continued going concern based on our recurring losses, negative cash flows and cumulative net losses raise substantial doubt about our ability to continue as a going concern.

●	After the Closing and consummation of any private funding, and in addition to any funding resulting from the consummation of the Business Combination, we expect to require ongoing, possibly substantial additional funding to develop our sole product candidate, seek regulatory approval and, if approved, seek to commercialize the product. The ability of Vesicor to pursue preclinical and IND-enabling studies and commence the regulatory approval process will depend on adequate working capital funding from the consummation of the Business Combination and PPM Investment but also additional working capital funding by the Combined Company after the consummation of the Business Combination. If this funding is not available in sufficient amounts and timely manner, Vesicor’s efforts to pursue and obtain regulatory approval of the ecm-RV/p53 product candidate and, if all regulatory approvals are obtained, to pursue commercialization of the ecm-RV/p53 product candidate will be adversely, significantly impacted. Vesicor is uncertain if it will close the PPM Investment by the Closing or if working capital from the consummation of the Business Combination and PPM Investment will be sufficient to fully fund the contemplated efforts for the product candidate in 2026.

Risks Related to Vesicor’s Product Development

●

We are dependent on the success of our only product candidate, ecm-RV/p53, which Vesicor believes has reached a point that preclinical and IND enabling studies can commence if and when adequate working capital is received, which funding Vesicor expects from the consummation of the Business Combination and PPM Investment. Vesicor has not commenced preclinical and IND enabling studies or the regulatory approval process as of the date of this proxy statement/prospectus. If we are unable to conduct preclinical and IND enabling studies and then commence and obtain regulatory approval for ecm-RV/p53 product and then commence efforts to commercialize the product, which steps require adequate working capital, in a timely manner or at all, our business will be significantly harmed. The preclinical and IND enabling studies are a prerequisite for commencing efforts to develop and submit an IND to the FDA, which submission starts the regulatory review process for the ecm-RV/p53 product candidate. As of the date of this proxy statement/prospectus, Vesicor is uncertain whether it can receive all regulatory approvals for the ecm-RV/p53 product candidate on a timely basis or at all.

●	We are dependent on the success of our only product candidate, ecm-RV/p53, which only reached the stage of preclinical and IND-enabling studies in 2025 and has not commenced preclinical and IND-enabling studies or the regulatory approval process, which is anticipated to commence in the latter half of 2026. If we are unable to complete preclinical and IND-enabling studies and commence regulatory review process and obtain regulatory approval for and, then, commercialize ecm-RV/p53 product in a timely manner or at all, our business will be significantly harmed.

●	ecm-RV/p53 product candidate, our sole product candidate, is a novel, unproven therapeutic and may either fail to provide the necessary therapeutic benefits that will allow regulatory approval or result in successful commercialization. Our product candidate may not have the anticipated medical benefits. We may have overestimated the market potential of our product candidate. We do not have an alternative product candidate and may be unable to develop one.

●	If we, or any third-party contractors or consultants used in the development, testing, or commercialization of our product candidate, fail to comply with applicable contractual obligations or regulatory requirements, or fail to meet expected deadlines, we may be unable to obtain regulatory approval for our sole product candidate and, as such, fail to commence operations to generate possible revenues.

●	Staff reductions and related restructuring of operations at the FDA and U.S. Department of Health and Human Services or “HHS” under the Trump Administration in 2025, as well as adoption of generative artificial intelligence programs for FDA reviewers, may adversely impact our efforts or plans for obtaining regulatory approval for our ecm-RV/p53 product candidate, which regulatory review process we intend to pursue before the end of 2026. Based on the current uncertainties and changes at the FDA and HHS, we cannot predict the regulatory environment or requirements in 2026 as of the date of this proxy statement/prospectus.

Risks Related to Vesicor’s Business

●	We rely on a small number of key personnel for management of our company and we rely significantly on the services of our chief executive officer, Dr. Luo Feng, to lead our product development efforts. The loss of any key personnel would have a significant adverse impact on our business and prospects for developing a commercial product, especially the loss of the services of our chief executive officer leading the development of our ecm-RV/p53 product candidate. We have no key man insurance. We will require working capital funding from the consummation of the Business Combination and PPM Investment to add any additional, necessary personnel, including personnel assisting the work of Vesicor executive officers who are expected to also serve as executive officers of PubCo.

●	Any disruption in our research and development laboratory or product development efforts could adversely affect our business, financial condition and results of operations. As an early development stage biopharmaceutical company without any commercialized product or revenue generating product and needing ongoing working capital to fund the regulatory approval process and, if regulatory approval is obtained, to fund commercialization efforts, we face the ongoing need for adequate, affordable and timely working capital funding and difficulties in raising such funding as an early development stage biopharmaceutical company.

Risks Related to Vesicor’s Intellectual Property

●	We have no patents for our sole product candidate. If we are unable to obtain and maintain patent protection for our sole product candidate, or if the scope of the patent protection obtained is not sufficiently broad to provide adequate protection from competitors using the same technology that we use, then we may not be able to obtain regulatory approval for our product candidate or we may be unable to compete effectively in our markets against competitive products based on the same technology. Even if patents are obtained, patents may not fully protect our intellectual property rights for the product candidate or may be circumvented by competitors.

●	We may be subject to legal challenges while seeking regulatory approval or after regulatory approval on the basis of intellectual property rights infringement and we may fail to obtain needed regulatory approvals to commercialize our product candidate, which is our sole basis for any future revenues.

●	We rely on trade secrets protection by confidentiality agreements and invention assignment agreements, which agreements may not fully or adequately protect our trade secrets.

Risks Related to Government Regulations applicable to Vesicor

●	The regulatory approval processes of the FDA is lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our sole product candidate, our business, financial condition and results of operations will be substantially harmed. We will require ongoing working capital to conduct the preclinical and IND-enabling studies and regulatory review of the product candidate, and, if approved, commercialization of the product candidate.

●	We are and will be subject to a number of federal and state laws and regulations and our failure to comply with those laws and regulations may result in the failure of our efforts to develop a viable product or impose significant liabilities on our company.

●	The policies and actions of the Trump Administration and HHS Secretary Robert F. Kennedy Jr., who oversees the FDA, may have significant, potentially adverse impact, on our business plans or efforts to obtain regulatory approval for our product candidate and then commercialize that product. Further, congressional efforts to change or affect health care and medical research and development may affect our business plans or efforts to obtain regulatory approval and then commercialize our product candidate. We cannot predict the impact of these developments as of the date of this proxy statement/prospectus due to the changing and uncertain outcome of any legislative initiatives and the final outcome of current federal government restructuring and changes in regulation.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BLACK HAWK

Black Hawk is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Black Hawk’s balance sheet data as of August 31, 2025 and the statement of operations and cash flows data for the nine months ended August 31, 2025 are derived from Black Hawk’s unaudited financial statements included elsewhere in this registration statement. The audited balance sheet data of Black Hawk as of November 30, 2024 and the statement of operations and cash flows data for the year ended November 30, 2024 are derived from Black Hawk’s audited financial statements included elsewhere in this registration statement.

Black Hawk’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Black Hawk’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Black Hawk” and other financial information contained elsewhere in this proxy statement.

	August 31, 2025	November 30, 2024
Balance Sheet Data:
Total assets	$23,341,102	$72,143,335
Total liabilities	$3,361,168	$2,485,978
Class A ordinary shares subject to possible redemption	$23,296,572	$71,829,264
Total shareholders’ (deficit) equity	$(3,316,841)	$(2,171,907)

	For the Nine Months Ended August 31, 2025	For the Nine Months Ended August 31, 2024
Income Statement Data:
Loss from operations	$(697,632)	$(474,808)
Interest earned on investments held in Trust Account	$2,028,053	$1,633,661
Bank interest	1,797	5,149
Change in fair value of derivative liability	1,104	1,104
Net income (loss)	$1,333,322	$1,164,002
Basic and diluted net income per share, redeemable Class A ordinary shares	$0.17	$0.20
Basic and diluted net income per share, non-redeemable Class A and Class B ordinary shares	$0.17	$0.20
Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares	5,958,760	4,064,727
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	2,029,500	1,904,378

	For the Nine Months Ended August 31, 2025	For the Nine Months Ended August 31, 2024
Statements of Cash Flow Data:
Cash flows used in operating activities	$(549,842)	$(494,661)
Cash flows provided by (used in) investing activities	50,560,745	(69,345,000)
Cash flows provided by (used in) financing activities	(50,260,745)	70,038,407
Net change in cash	(249,842)	198,746
Cash at beginning of year/period	264,842	125,100
Cash at end of year/period	$15,000	$323,846

SELECTED HISTORICAL FINANCIAL INFORMATION OF VESICOR

Vesicor is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Vesicor’s balance sheet data as of September 30, 2025 and the statements of operations and cash flows data for the nine months ended September 30, 2025 are derived from Vesicor’s unaudited financial statements included elsewhere in this registration statement. The audited balance sheet data of Vesicor as of December 31, 2024 and the statements of operations and cash flow data for the year ended December 31, 2024 are derived from Vesicor’s audited financial statements included elsewhere in this registration statement.

Vesicor’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Vesicor’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor” and other financial information contained elsewhere in this proxy statement.

	September 30, 2025	December 31, 2024
Balance Sheet Data:
Cash	$104,739	$107,853
Total current assets	118,681	107,853
Total assets	$170,036	$144,178
Total liabilities	$291,690	$103,791
Common stock	2,950,794	812,400
Additional paid-in capital	2,086	2,086
Accumulated deficit	(3,074,534)	(774,099)
Total stockholders’ equity (deficiency)	(121,654)	40,387
Total liabilities and stockholders’ equity (deficiency)	$170,036	$144,178

	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Statements of Operations Data:
Revenue	$6,028	$-
Cost of goods sold	-	-
Gross profit	6,028	-
Operating expenses
Research and development	3,711	15,800
General and administrative expenses, related party	54,000	54,000
General and administrative expenses, other	2,135,234	176,735
Total operating expenses	2,192,945	246,535
Loss from operations	(2,186,917)	(246,535)
Other income (expenses)
Loss on debt extinguishment	(93,750)
Other income	-	1,407
Interest expense	(19,768)	-
Total other income (expenses)	(113,518)	1,407
Loss before provision for income taxes	(2,300,435)	(245,128)
Provision for income taxes	-	-
Net loss	$(2,300,435)	$(245,128)
Basic and fully diluted income (loss) per common share:
Net loss per common share	$(.31)	$(.05)
Weighted average shares of Common Stock outstanding - basic and fully diluted	7,504,951	4,546,157

	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Statements of Cash Flow Data:
Cash flows used in operating activities	$(823,114)	$(204,245)
Cash flows used in investing activities	-	-
Cash flows provided by financing activities	820,000	65,000
Net change in cash	(3,114)	(139,245)
Cash at beginning of year/period	107,853	173,662
Cash at end of year/period	$104,739	$34,417

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 and for the nine months ended September 30, 2025 give pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period present (“Statements of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statements of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments”.

The pro forma financial information has been derived from and should be read in conjunction with:

●	the accompanying notes to the pro forma financial information;

●	the historical unaudited financial statements of Vesicor as of and for the nine months ended September 30, 2025 and the historical audited financial statements for the fiscal year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of Black Hawk as of and for the nine months ended August 31, 2025, and the historical audited financial statements for the fiscal year ended November 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus;

●	the existing Business Combination Agreement, a copy which is attached to this proxy statement/prospectus as Annex A, is incorporated herein by reference; and

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Black Hawk”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor”, and the other financial information relating to Black Hawk and Vesicor included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of September 30, 2025 has been prepared using the following:

●	Black Hawk’s unaudited historical balance sheet as of August 31, 2025, and

●	Vesicor’s unaudited historical balance sheet as of September 30, 2025.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2025 has been prepared using the following:

●	Black Hawk’s unaudited historical statement of operations for the nine months ended August 31, 2025; and

●	Vesicor’s unaudited historical statement of operations for the nine months ended September 30, 2025.

The unaudited pro forma combined statement of operations for the year ended December 31, 2024 has been prepared using the following:

●	Black Hawk’s audited historical statement of operations for the year ended November 30, 2024; and

●	Vesicor’s audited historical statement of operations for the year ended December 31, 2024.

The unaudited pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor is it indicative of the future combined results of operations or financial position of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Merger

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company, entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk the “Merger”), (prior to the Domestication, Black Hawk may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, PubCo, as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and PubCo plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, in considerations of the transactions set forth above, Vesicor equity holders will be entitled to receive Common Stock, of Vesicor as set forth in the Business Combination Agreement, and as further described in this as set forth in the Business Combination Agreement, and as further described in this proxy statement/prospectus.

The aggregate Merger Consideration issuable to Vesicor equity holders at Closing will be 7,000,000 shares of Common Stock at a deemed value of $10.00 per share for an aggregate Merger Consideration of $70 million.

Accounting for the Merger

Under any of the redemption scenarios, we anticipate that the Merger will be accounted for as a reverse recapitalization, in accordance with GAAP using the guidance in ASC 805 on accounting for reverse business combinations. Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes, and Vesicor will be the accounting “acquirer”. This determination was primarily based on the assumption that: (i) Vesicor’s current shareholders will hold a majority of the voting power of the PubCo post Business Combination; (ii) Vesicor, effective upon the Business Combination, the post-combination board has the right to nominate the majority of the members of the board of directors of PubCo; (iii) Vesicor’s operations will substantially comprise the ongoing operations of PubCo after the Business Combination and (iv) Vesicor’s senior management will comprise the senior management after the Business Combination. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Vesicor issuing stock for the net assets of Black Hawk, accompanied by a recapitalization. With the exception of shareholders’ equity, presentation of the financial statements in a reverse merger represents a continuation of the legal acquiree (accounting acquirer). The assets and liabilities of Vesicor are recognized at historical cost with no goodwill or other intangible assets recorded in the financial statements.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Merger. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and do not necessarily reflect what the Parent’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Parent. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Black Hawk and Vesicor have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Black Hawk Shares of Common Stock into cash:

No Redemption Scenario.

●	This presentation assumes that no holders of Black Hawk Shares of Common Stock exercise their redemption rights upon the Closing outside the redemption of 4,775,923 common shares that has already occurred.

Maximum Redemption Scenario.

●	This presentation assumes the redemption of 2.124 million Black Hawk Shares of Common Stock, at a per share redemption price of $10.97, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $23.3 million from the Trust Account.

50% Redemption Scenario.

●	This presentation assumes the redemption of 1.062 million Black Hawk Shares of Common Stock, at a per share redemption price of $10.97, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $11.6 million from the Trust Account, such that after redemptions the Trust Account will be at least $11.6 million.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, see the section titled “Voting Power and Implied Ownership of Black Hawk Upon Consummation of the Business Combination”.

The following summarizes the proforma common stock outstanding under the three scenarios:

	No Redemption			Maximum Redemption			50% Redemption
	Shares		Percentage	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	6,033,474	(1)	49.00%	6,898,474	(2)	67.70%	6,033,474	(1)	53.62%
Black Hawk public stockholders, subject to redemption	2,124,077		17.25%	-		0.00%	1,062,039		9.44%
Black Hawk sponsor stockholders	2,029,500	(3)	16.48%	1,164,500	(6)	11.43%	2,029,500	(3)	18.04%
Black Hawk sponsor convertible note shares(4)	700,000		5.68%	700,000		6.87%	700,000		6.22%
Black Hawk Public and Private Rights(5)	1,427,100		11.59%	1,427,100		14.00%	1,427,100		12.68%
	12,314,151		100.00%	10,190,074		100.00%	11,252,113		100.00%

(1)	Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing.
(2)	Consists of (a) 6,033,474 shares of Parent Common Stock issued at Closing and (b) additional 865,000 sponsor shares of Parent Common stock transferred to Target at Closing under Maximum Redemption scenario pursuant to the Business Combination Agreement. See note 6.
(3)	Consists of 1,960,500 Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares.
(4)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(5)	Represents 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of August 31, 2025.
(6)	Consists of 1,960,500 Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares less 865,000 Founders Shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2025*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)		Proforma Combined (No Redemption)	Transaction Adjustments (Maximum Redemption)		Proforma Combined (Maximum Redemption)	Transaction Adjustments (50% Redemption)		Proforma Combined (50% Redemption)
Current Assets
Cash and cash equivalents	$15,000	$104,739	$23,296,572	(c)	$23,416,311	$-		$119,739	$11,648,286	(e)	$11,768,025
			10,000,000	(j)	10,000,000	10,000,000	(j)	10,000,000	10,000,000	(j)	10,000,000
			(2,415,000)	(f)	(2,415,000)	(2,415,000)	(f)	(2,415,000)	(2,415,000)	(f)	(2,415,000)
			(193,952)	(g)	(193,952)	(193,952)	(g)	(193,952)	(193,952)	(g)	(193,952)
			(400,000)	(l)	(400,000)	(400,000)	(l)	(400,000)	(400,000)	(l)	(400,000)
			350,000	(m)	350,000	350,000	(m)	350,000	350,000	(m)	350,000
Accounts Receivable		6,028			6,028			6,028			6,028
Prepaid expenses and other current assets	29,530	7,914			37,444			37,444			37,444
Total current assets	44,530	118,681	30,637,620		30,800,831	7,341,048		7,504,259	18,989,334		19,152,545

Long-term assets
Investments held in trust	23,296,572		(23,296,572)	(c)	-	(23,296,572)	(d)	-	(23,296,572)	(e)	-
Right of use asset, net		43,096			43,096			43,096			43,096
Security deposits		8,259			8,259			8,259			8,259
Total assets	$23,341,102	$170,036	$7,341,048		$30,852,186	$(15,955,524)		$7,555,614	$(4,307,238)		$19,203,900

Current Liabilities
Accounts payable and accrued expenses		$138,181			$138,181			$138,181			$138,181
Accounts payable and accrued expenses, related party		60,000			60,000			60,000			60,000
Lease liability - current		43,509			43,509			43,509			43,509
Note payable, net of discount		50,000	-		50,000			50,000			50,000
Convertible note - related party	350,076		(350,076)	(m)	-	(350,076)	(m)	-	(350,076)	(m)	-
Derivative liability - conversion option	2,140				2,140			2,140			2,140
Due to target company	400,000		(400,000)	(l)	-	(400,000)	(l)	-	(400,000)	(l)	-
Accrued offering costs and expenses	193,952	-	(193,952)	(g)	-	(193,952)	(g)	-	(193,952)	(g)	-
Total Current Liabilities	946,168	291,690	(944,028)		293,830	(944,028)		293,830	(944,028)		293,830

Long-term liabilities
Lease liability - long term		-			-			-			-
Deferred underwriting fee payable	2,415,000		(2,415,000)	(f)	-	(2,415,000)	(f)	-	(2,415,000)	(f)	-
Total Liabilities	3,361,168	291,690	(3,359,028)		293,830	(3,359,028)		293,830	(3,359,028)		293,830

Commitments and Contingencies
Black Hawk Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 2,124,077 shares and 6,900,000 shares issued and outstanding at redemption value of $10.97 and $10.41 as of August 31, 2025 and November 30, 2024, respectively	23,296,572		(23,296,572)	(i)	-	(23,296,572)	(d)	-	(23,296,572)	(e)	-

Stockholder’s equity (deficiency)
Black Hawk Class A ordinary shares, $0.0001 par value, 450,000,000 shares authorized; 2,029,500 shares issued and outstanding as of August 31, 2025. (excluding 2,124,077 shares subject to redemption)	203		(203)	(k)	-	(203)	(k)	-	(203)	(k)	-
Vesicor Common stock, $0 par value; authorized - 100,000,000 shares; 8,439,815 and 7,270,002 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively		2,950,794	(2,950,794)	(a)	-	(2,950,794)	(a)	-	(2,950,794)	(a)	-

Pubco Class A Shares			212	(i)	1,088			876	106	(e)	982
			603	(b)		603	(b)		603	(b)
			203	(k)		203	(k)		203	(k)
			70	(m)		70	(m)		70	(m)
Additional paid in capital		2,086	(603)	(b)	33,631,802	(603)	(b)	10,335,442	(603)	(b)	21,983,622
			(212)	(i)
			23,296,572	(i)					11,648,180	(e)
			2,950,794	(a)		2,950,794	(a)		2,950,794	(a)
			10,000,000	(j)		10,000,000	(j)		10,000,000	(j)
			(3,316,841)	(h)		(3,316,841)	(h)		(3,316,841)	(h)
			700,006	(m)		700,006	(m)		700,006	(m)
Accumulated deficit	(3,316,841)	(3,074,534)	3,316,841	(h)	(3,074,534)	3,316,841	(h)	(3,074,534)	3,316,841	(h)	(3,074,534)
Total stockholders’ equity (deficiency)	(3,316,638)	(121,654)	33,996,648		30,558,356	10,700,076		7,261,784	22,348,362		18,910,070

Total liabilities and stockholders’ equity (deficiency)	$23,341,102	$170,036	$7,341,048		$30,852,186	$(15,955,524)		$7,555,614	$(4,307,238)		$19,203,900

*	The unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical unaudited consolidated balance sheet of Black Hawk as of August 31, 2025 with the historical unaudited balance sheet of Vesicor of September 30, 2025.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR
THE NINE MONTHS ENDED SEPTEMBER 30, 2025*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)			Proforma Combined (No Redemption)		Transaction Adjustments (Maximum Redemption)			Proforma Combined (Maximum Redemption)		Transaction Adjustments (50% Redemption)			Proforma Combined (50% Redemption)
Revenue	$-	$6,028	$			$6,028		$			$6,028		$			$6,028
Cost of goods sold	$-	$-	$			$-		$			$-		$			$-
Gross Profit	$-	$6,028		$-		$6,028			$-		$6,028			$-		$6,028

Operating expenses
Research and development	-	3,711				3,711					3,711					3,711
General and administrative expenses, other	607,632	2,135,234				2,742,866					2,742,866					2,742,866
General and administrative expenses, related party	90,000	54,000				144,000					144,000					144,000

Total operating expenses	$697,632	$2,192,945		$-		$2,890,577			$-		$2,890,577			$-		$2,890,577

Loss from operations	$(697,632)	$(2,186,917)		$-		$(2,884,549)			$-		$(2,884,549)			$-		$(2,884,549)

Other income (expenses)
Loss on debt extinguishment		(93,750)				(93,750)					(93,750)					(93,750)
Interest expense		(19,768)				(19,768)					(19,768)					(19,768)
Interest income	1,797					1,797					1,797					1,797
Interest earned on investments held in Trust Account	2,028,053			(2,028,053)	(bb)	-			(2,028,053)	(bb)	-			(2,028,053)	(bb)	-
Change in fair value of derivative liability	1,104			(1,104)	(cc)	-			(1,104)	(cc)	-			(1,104)	(cc)	-

Total other income (expenses)	$2,030,954	$(113,518)		$(2,029,157)		$(111,721)			$(2,029,157)		$(111,721)			$(2,029,157)		$(111,721)

Income (loss) before provision for income tax	$1,333,322	$(2,300,435)		$(2,029,157)		$(2,996,270)			$(2,029,157)		$(2,996,270)			$(2,029,157)		$(2,996,270)

Provision for income tax	$-	$-		$-		$-			$-		$-			$-		$-

Net income (loss)	$1,333,322	$(2,300,435)		$(2,029,157)		$(2,996,270)			$(2,029,157)		$(2,996,270)			$(2,029,157)		$(2,996,270)

Basic and fully diluted loss per common share:
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	5,958,760
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.17
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500
Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.17

Weighted average common shares outstanding		7,504,951				11,853,577					9,729,500					10,791,539
Net income (loss) per common share		$(0.31)				$(0.25)	(aa)				$(0.31)	(aa)				$(0.28)	(aa)

*	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 combines the historical unaudited statement of operations of Black Hawk for the nine months ended August 31, 2025, and the historical unaudited statement of operations of Vesicor for the nine months ended September 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2024*

	Black Hawk SPAC (as reported)		Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)		Proforma Combined (No Redemption)		Transaction Adjustments (Maximum Redemption)		Proforma Combined (Maximum Redemption)		Transaction Adjustments (50% Redemption)		Proforma Combined (50% Redemption)
Revenue		$-	$4,850	$-		$4,850		$-		$4,850		$-		$4,850
Cost of goods sold		$-	$1,371	$-		$1,371		$-		$1,371		$-		$1,371
Gross Profit		$-	$3,479	$-		$3,479		$-		$3,479		$-		$3,479

Operating expenses
Research and development			21,459			21,459				21,459				21,459
General and administrative expenses, related party		83,945	72,000			155,945				155,945				155,945
General and administrative expenses, other		492,131	199,500			691,631				691,631				691,631

Total operating expenses		$576,076	$292,959	$-		$869,035		$-		$869,035		$-		$869,035

Loss from operations		$(576,076)	$(289,480)	$-		$(865,556)		$-		$(865,556)		$-		$(865,556)

Other income (expenses)
Other income			1,407			1,407				1,407				1,407
Interest expense			(647)			(647)				(647)				(647)
Interest income		7,515				7,515				7,515				7,515
Interest earned on marketable securities held in Trust Account		2,484,264		(2,484,264)	(bb)	-		(2,484,264)	(bb)	-		(2,484,264)	(bb)	-

Total other income (expenses)		$2,491,779	$760	$(2,484,264)		$8,275		$(2,484,264)		$8,275		$(2,484,264)		$8,275

Income (loss) before provision for income tax		$1,915,703	$(288,720)	$(2,484,264)		$(857,281)		$(2,484,264)		$(857,281)		$(2,484,264)		$(857,281)

Provision for income tax	$		$-	$-		$-		$-		$-		$-		$-

Net income (loss)		$1,915,703	$(288,720)	$(2,484,264)		$(857,281)		$(2,484,264)		$(857,281)		$(2,484,264)		$(857,281)

Basic and fully diluted loss per common share:
Basic and diluted weighted average shares outstanding,
Class A ordinary shares subject to possible redemption		4,769,672
Basic and diluted net income per Class A redeemable shares		$0.29
Basic and diluted weighted average shares outstanding, non-redeemable shares		1,935,488
Basic and diluted net income per non-redeemable shares		$0.29

Weighted average shares of Common Stock outstanding			5,218,744			15,929,500				9,029,500				12,479,500
Net loss per common share			$(0.06)			$(0.05)	(aa)			$(0.09)	(aa)			$(0.07)	(aa)

*	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical audited statement of operations of Black Hawk for the year ended November 30, 2024, and the historical audited statement of operations of Vesicor for the year ended December 31, 2024.

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Mergers had been consummated on September 30, 2025, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Mergers had been consummated on December 1, 2023, in the case of the unaudited pro forma condensed combined statement of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma combined balance sheet as of September 30, 2025 has been prepared using the following:

●	Black Hawk’s unaudited historical balance sheet as of August 31, 2025; and

●	Vesicor’s unaudited historical balance sheet as of September 30, 2025.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2025 has been prepared using the following:

●	Black Hawk’s unaudited historical statement of operations for the nine months ended August 31, 2025; and

●	Vesicor’s unaudited historical statement of operations for the nine months ended September 30, 2025.

The unaudited pro forma combined statement of operations for the year ended December 31, 2024 has been prepared using the following:

●	Black Hawk’s audited historical statement of operations for the year ended November 30, 2024; and

●	Vesicor’s audited historical statement of operations for the year ended December 31, 2024.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Merger will be accounted for as a reverse recapitalization, in accordance with GAAP using the guidance in ASC 805 on accounting for reverse business combinations.

Vesicor has been determined to be the predecessor to the combined entity.

Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Vesicor issuing stock for the net assets of Black Hawk, accompanied by a recapitalization. The net assets of Black Hawk will be stated at their historical value within the pro-forma with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any tax impacts associated with the pro forma adjustments.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2025 are as follows:

(a) Reflects the cancellation of Vesicor equity holders 8.44 million shares of Common Stock issued and outstanding immediately prior to the merger.

(b) Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing.

(i)	“Aggregate Closing Merger Consideration” means a number of shares of PubCo Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) Redemption Price.”

(ii)	“Aggregate Closing Merger Consideration Value is $70,000,000”

(iii)	“Redemption Price is $10.00”

(c) Reflects the reclassification of cash held in short-term investments that become available in conjunction with the Merger.

(d) Represents the pro forma adjustment to record the redemption of 2.124 million Black Hawk Class A Ordinary Shares given a maximum redemption scenario, at an assumed redemption price of $10.97 per share, inclusive of interest earned on funds held in the Trust Account.

(e) Represents the pro forma adjustment to record the redemption of 1.06 million Black Hawk Class A Ordinary Shares given a 50% redemption scenario, at an assumed redemption price of $10.97 per share, inclusive of interest earned on funds held in the Trust Account and the reclassification of the remaining 1.06 million Black Hawk Class A Ordinary Shares to PubCo Class A Common Stock.

(f) Represents the pro forma adjustment to record Black Hawk deferred underwriting commissions due of $2,415,000 paid in cash at Closing.

(g) Represents the pro forma adjustment to record Black Hawk transaction costs to be paid in cash at the closing of the Merger, consisting of accrued offering costs and expenses $193,952.

(h) Reflects the elimination of Black Hawk historical accumulated deficit.

(i) Reflects the reclassification of 2.12 million of Black Hawk Class A Ordinary Shares subject to possible redemption to PubCo Class A Common Stock.

(j) Reflects Vesicor equity transaction financing of $10,000,000 to be obtained prior to Closing (As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will successfully complete the PPM Investment by the Closing).

(k) Reflects the reclassification of 2.03 million Black Hawk Class A Ordinary Shares to PubCo Class A Common Stock.

(l) Represents the payment of Note Payable due to Target.

(m) Represents conversion of convertible note due to related party at $1.00 per share, per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 and for the fiscal year ended December 31, 2024, are related to the Merger:

(aa) Pro forma basic earnings (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted-average shares of Common Stock outstanding during the period.

(bb) Reflects the elimination of Black Hawk interest earned in the Trust Account.

(cc) Reflects the elimination of Black Hawk change in fair value of derivative liability associated with the convertible note due to related party.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth summary historical comparative share information for Black Hawk and Vesicor and unaudited pro forma condensed combined per share information of PubCo after giving effect to the Transactions and Material Events, presented under the two assumed redemption scenarios as follows:

●	Assuming No Additional Redemptions: This presentation assumes that no additional Black Hawk public shareholders exercise redemption rights on or prior to the consummation of the Business Combination.

●	Assuming Maximum Redemption: This presentation assumes that 6,900,000 Public Shares are redeemed by Black Hawk public shareholders for aggregate redemption payments of $72,595,175. As all of the Black Hawk Insiders (as well as other holders of Founders Shares) waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation.

Black Hawk is providing the following audited comparative per share information to assist you in your analysis of the financial aspects of the Transactions:

	Black Hawk	Vesicor	Assuming No Redemptions (Scenario 1)	Assuming 100% Redemptions (Scenario 2)
As of and for the fiscal year ended November 30, 2024 for Black Hawk and December 31, 2024 for Vesicor
Shares outstanding
Weighted average shares outstanding of redeemable ordinary shares	4,769,672
Weighted average shares outstanding of non-redeemable ordinary shares and shares of Common Stock	1,935,488	5,218,744
Post-Combination weighted average shares outstanding			15,929,500	9,029,500
Net income (loss) per ordinary share and common share
Basic and diluted net income per share for redeemable ordinary shares	$0.29	$-	$-	$-
Basic and diluted net income (loss) per share for non-redeemable ordinary shares and shares of Common Stock	$0.29	$(0.06)	$0.10	$0.18

Vesicor

There is no public market for any of Vesicor’s equity securities.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, PubCo’s business, financial condition or results of operations. If any of the events described below occur, PubCo’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of PubCo’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Black Hawk and Vesicor. Certain of the following risk factors apply to the business and operations of Vesicor and will also apply to the business and operations of PubCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of PubCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Black Hawk, and Vesicor, which later may prove to be incorrect or incomplete. Black Hawk and Vesicor may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Black Hawk” and the financial statements of Vesicor and Black Hawk and the notes thereto included herein, as applicable.

Risks Related to Domestication and the Business Combination

The ability of Black Hawk Shareholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow Black Hawk to complete the Business Combination or optimize its capital structure.

If a larger number of shares are submitted for redemption than Black Hawk currently expects and such redemptions or other conditions are determined to result in a failure to satisfy the net tangible asset requirement set forth in Black Hawk’s Current Charter is not approved, Black Hawk may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to Black Hawk or Vesicor on acceptable terms or at all.

Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Black Hawk may experience additional redemptions prior to and in connection with consummation, if any, of the proposed Business Combination, which will further reduce the funds otherwise deliverable from the Trust Account to PubCo in connection with the Closing, which may negatively impact PubCo’s business plans, perhaps significantly, or the time period in which such plans can be carried out, if at all. Additional Black Hawk shares may be redeemed in connection with the consummation of the proposed Business Combination, if any, and in the event that Black Hawk seeks additional approvals from its shareholders to extend the time period Black Hawk has to complete an initial business combination. Additional redemptions by Public Shareholders will further deplete the funds available to be delivered to PubCo from the Trust Account at the Closing, which will increase the risk that PubCo may not have sufficient capital to execute its business plans. If there is insufficient capital available from the Trust Account to fund PubCo’s business plans, PubCo may be forced to consider other capital or financing sources to fund its business plans and operations, which may not be available to PubCo on favorable terms, if at all.

You may be unable to ascertain the merits or risks of Vesicor’s operations.

If the Business Combination is consummated, PubCo will be affected by numerous risks inherent in the lines of business that PubCo expects to pursue. Although Black Hawk’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Vesicor, Black Hawk cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of Black Hawk’s control. Black Hawk also cannot assure you that an investment in Black Hawk’s securities will not ultimately prove to be less favorable to investors in Black Hawk than a direct investment, if an opportunity were available, in PubCo. In addition, if Black Hawk Shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which may make it difficult for Black Hawk to consummate the Business Combination.

There is no assurance that Black Hawk’s diligence will reveal all material risks that may be present with regard to Vesicor. Subsequent to the completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Black Hawk cannot assure you that the due diligence Black Hawk has conducted on Vesicor will reveal all material issues that may be present with regard to Vesicor, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Black Hawk’s control will not later arise. Vesicor is aware that Black Hawk must complete an initial business combination before its expiration. Consequently, Vesicor may have obtained leverage over Black Hawk, knowing that if Black Hawk does not complete the Business Combination, Black Hawk may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, Black Hawk has had limited time to conduct due diligence. Vesicor is a privately held company that expects to offer products and services that have not yet been fully developed or been commercialized and Black Hawk therefore has made its decision to pursue a business combination with Vesicor on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, PubCo may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses.

Even if Black Hawk’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on PubCo’s liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions about PubCo or PubCo’s securities. In addition, charges of this nature may cause PubCo to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by Vesicor or by virtue of it obtaining debt financing following the Closing. Accordingly, any shareholders of Black Hawk who choose to remain stockholders of PubCo following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Black Hawk’s officers or directors of a duty of care or other fiduciary duty owed by them to Black Hawk, or if they are able to successfully bring a private claim under securities laws that the Registration Statement of which this proxy statement/prospectus forms a part contained an actionable material misstatement or material omission.

After the consummation of the Business Combination, PubCo’s Chief Executive Officer and Chief Financial Officer will hold the same executive officer positions at Vesicor, and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All three persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations.

After the consummation of the Business Combination: (1) Dr. Feng will serve as PubCo’s and Vesicor’s Chief Executive Officer; (2) Michael Bowen will serve as Chief Financial Officer of PubCo and Vesicor; and (3) Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of both companies. These three persons are deemed key personnel of each company. After the Closing, Dr. Feng will perform his Chief Executive Officer duties for Vesicor and PubCo on a full-time basis and Mr. Bowen will perform his duties as Chief Financial Officer of Vesicor on a full-time basis as well as handling the Chief Financial Officer tasks for PubCo with the assistance of an existing Vesicor controller as required by the position and until the engagement of a full-time replacement Chief Financial Officer. Vesicor and Black Hawk expect that PubCo will employ a full time chief financial officer to replace Mr. Bowen as soon as practicable after the Closing and subject to adequate working capital. Additionally, Warren Hosseinion Jr. will serve as Chief Operating Officer of PubCo and Vesicor. Due to the extent of the operations of PubCo and Vesicor as of the date of this proxy statement/prospectus and as anticipated after the consummation of the Business Combination, and the existing requirements and demands on the time of each of these executive officers from any other responsibilities, Black Hawk and Vesicor believe that the expected executive management and board of directors of PubCo and Vesicor will be able to adequately perform the necessary duties for proper management of the companies.

Warren Hosseinion Jr.’s duties at his other current employer are performed on a part-time basis and flexible schedule and he anticipates being able to devote the requisite amount of time to his duties as Chief Operating Officer of PubCo and Vesicor. As of the date of this proxy statement/prospectus, Mr. Bowen’s work as Chief Financial Officer at Vesicor has been provided on “as needed, part time basis”, which has been deemed sufficient to meet Vesicor’s current needs at that position by the Vesicor board of directors. Mr. Bowen’s work as Vesicor’s Chief Financial Officer has been supplemented by a contractor acting as a controller, which arrangement will be extended to PubCo until the hiring of a full time PubCo Chief Financial Officer. PubCo intends to recruit a full time Chief Financial Officer for PubCo after the consummation of the Business Combination and, after that hire, Mr. Bowen will focus on his duties as Chief Financial Officer of Vesicor on a full-time basis with the continued assistance of the contract controller.

The amount of time that Dr. Hosseinion, Mr. Bowen, Dr. Feng and Warren Hosseinion Jr. each devotes to PubCo will vary day-to-day and week-to-week depending on the then current needs and demands of each company’s business, transactions each company may be evaluating, and other corporate matters. Each person and the board of directors of each company will determine the actual allocation of time and days to be worked at the company.

Such diversion of management attention between the management duties of two companies could have a material adverse effect on PubCo’s or Vesicor’s business and operations. Subject to sufficient working capital after the consummation of the Business Combination, PubCo and Vesicor each intends to add full-time staff as needed to meet the operational needs of each company, especially hires needed for day-to-day operations management, product development and for accounting and finance, or to assist the existing executive officers of each company to handle their respective duties.

The exact allocation of hours or days by each person to their respective duties at the two companies as not been determined as of the date of this proxy statement/prospectus and may not be known or ascertainable until they commence their respective duties after the consummation of the Business Combination.

The conversion of the Sponsor’s June and September convertible notes could result in significant dilution to our public shareholders and adversely affect the market price of our Class A ordinary shares.

In June 2024 and September 2025, we issued two convertible promissory notes to our Sponsor in an aggregate principal amount of $700,000. Each of the convertible notes is convertible, at the option of the Sponsor, into shares of our Class A ordinary shares at a fixed conversion price of $1.00 per share, which represents approximately one-tenth of the initial trading price of our Class A ordinary shares following our initial public offering.

If the Sponsor elects to convert the convertible notes, up to 700,000 additional Class A ordinary shares would be issued, which would result in immediate dilution to our existing shareholders. This dilution would reduce the percentage ownership of current stockholders and could materially dilute the voting power and economic interest of public shareholders.

Because the conversion price is substantially below the current and historical trading prices of our Class A ordinary shares, the Sponsor would receive shares at a significant discount to the price paid by public investors. This creates an incentive for the Sponsor to convert the notes and potentially sell the resulting shares into the public market. Any such sales could place downward pressure on the market price of our Class A ordinary shares, particularly if a large number of shares are sold in a short period of time.

In addition, the issuance of a large number of shares upon conversion could increase the public float and create an overhang in the market, as investors may anticipate that additional shares may be issued or sold in the future. This perceived or actual increase in supply could negatively impact investor confidence and the trading price of our securities.

As a result, the conversion of the convertible notes could have a material adverse effect on our shareholders, the market price of our Class A ordinary shares, and our ability to raise capital in the future.

The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies.

The interests of Vesicor and interests of PubCo or the Public Shareholders may not always align. For instance, PubCo may determine that it would benefit from certain tax or business development positions or strategic plans for Vesicor, or acquisitions of assets or businesses, that would be adverse or not consistent with Vesicor’s strategic focus on pursuit of regulatory approval and commercialization for its sole product candidate, which pursuit of regulatory approval and commercialization of the product candidate may take years and is subject to uncertainties of requisite regulatory process and approvals, which approvals are within sole discretionary authority of the regulators and may not be granted in a timely manner or not at all. This misalignment of interests may create conflicts of interest for key personnel serving as an executive officer or director for both Vesicor and PubCo and the key personnel may be unable or unwilling to reach a resolution that serves the best interests of PubCo or the Public Shareholders, which conflicts of interest may compromise or hinder the pursuit of Vesicor’s strategic focus on the regulatory approval and commercialization of ecm-RV/p53 product candidate and adequate funding of that endeavor.

Further, the interests of a public company and its public shareholders are typically served by business strategies for sustained revenue generation and profitability resulting in possible appreciation of stock price and enhanced liquidity of the stock. Vesicor’s strategic focus on the ecm-RV/p53 product candidate, which strategy may take years to produce the kind of business and financial results that are conducive to sustained revenue generation and profitability and any resulting stock price appreciation and enhanced liquidity of the stock. As such, that strategy may fail to achieve those business and financial results and resulting PubCo Shareholder benefits. The Vesicor strategic plan centered on the ecm-RV/p53 product candidate is also subject to failure due to the possible failure to obtain requisite regulatory approvals for the commercial use of the sole product candidate, which regulatory approvals are in the sole discretion of the regulators and may not be granted in a timely manner or at all. Due to the length of time required to implement the strategy for ecm-RV/p53 product candidate, even if that strategy succeeds in attaining the regulatory approval and the launch of commercialization efforts, the prospects for the product candidate as a commercial product are subject to uncertainty, including, without limitation, changes in medical technology or treatments, regulatory requirements, patient and health care provider preferences, and healthcare insurance reimbursement policies. Any of these uncertainties may ultimately invalidate Vesicor’s strategic business plan and result in its failure to produce business and financial results that serve the best interests of PubCo and the Public Shareholders. The Vesicor key management personnel serving as key management personnel of PubCo may be unwilling to abandon or adversely impact the Vesicor strategic plan when to do so serves the best interests of PubCo and the Public Shareholders.

Vesicor and its executive officers and directors have certain interests in the consummation of the Business Combination. Upon the Closing, the PubCo Board intends to ratify the awards of, and to award an aggregate of $500,000 in performance incentive payments as follows: (a) $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. PubCo’s board of directors intends to ratify and award their cash incentive awards upon consummation of the Business Combination. Luo Feng, Michael Bowen, Warren Hosseinion Jr. and Warren Hosseinion are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board. See: Vesicor’s Interests in and Reasons for pursuing the Business Combination on page 162.

There are risks to Black Hawk Shareholders who are not affiliates of the Sponsor of becoming stockholders of PubCo through the Business Combination rather than acquiring securities of Vesicor directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.

There is no independent third-party investment bank taking on the economic risk typically borne by an underwriter in a traditional initial public offering (a “traditional underwriter”) in connection with the Business Combination. Because there is no traditional underwriter involved in the Business Combination or the issuance of Black Hawk’s securities in connection therewith, investors may not receive the benefit of the same outside independent review of Black Hawk’s and Vesicor’s respective finances and operations as would investors in an initial public offering, and it is possible that defects in Vesicor’s business or other problems that would have been discovered if Vesicor conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the PubCo Common Stock. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review by a traditional underwriter will be conducted in connection with the Business Combination, Black Hawk Shareholders may not have the benefit of the same independent review and investigation normally performed by a traditional underwriter in a public securities offering.

Unlike an underwritten initial public offering, the initial trading of PubCo’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of PubCo’s securities on the Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for PubCo’s securities during the period immediately following the listing.

Black Hawk is dependent upon its executive officers and directors and their departure could adversely affect Black Hawk ability to operate and to consummate the initial business combination. Additionally, Black Hawk’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Black Hawk’s ability to complete the initial business combination.

Black Hawk’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Black Hawk believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. The unexpected loss of the services of one or more of Black Hawk’s directors or executive officers could have a detrimental effect on Black Hawk and the ability to consummate the Business Combination. In addition, Black Hawk’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Black Hawk’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and Black Hawk’s directors also serve as officers and board members for other entities. If Black Hawk’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Black Hawk’s affairs which may have a negative impact on Black Hawk’s ability to consummate the Business Combination.

PubCo’s ability to be successful following the Business Combination will depend upon the efforts of the PubCo Board and key personnel and the loss of such persons could negatively impact the operations and profitability of PubCo’s post-Business Combination business.

PubCo’s ability to be successful following the Business Combination will be dependent upon the efforts of PubCo Board and key personnel. Black Hawk cannot assure you that the PubCo Board and key personnel will be effective or successful or remain with PubCo. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause PubCo’s management to have to expend time and resources helping them become familiar with such requirements. Accordingly, the future performance of PubCo will depend upon the quality of the post-Business Combination board of directors, management and key personnel of PubCo.

The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions and/or as directors of both companies.

The interests of Vesicor and interests of PubCo or its public shareholders may not always align. For instance, PubCo may determine that it and the Public Shareholders would benefit from certain tax or business development positions or strategic plans for Vesicor, or acquisitions of assets or businesses, that would be adverse to, or not consistent with, Vesicor’s strategic focus the ecm-RV/p53 product candidate and subsequent pursuit of regulatory approval and commercialization for that product, which pursuit of regulatory approval and commercialization may take years and is subject to uncertainties of requisite regulatory approvals, which approvals are within sole discretionary authority of regulators and may not be granted in a timely manner or not at all. This misalignment of interests may create conflicts of interest for key personnel serving as executive officers or directors for both Vesicor and PubCo and the key personnel may be unable or unwilling to reach a resolution that serves the best interests of PubCo or the Public Shareholders after the consummation of the Business Combination, and, as such, adversely impact achievement of Vesicor’s strategic plan, including adversely affecting adequate working capital funding of the pursuit of regulatory approval and, if regulatory approval is obtained, the pursuit of the commercialization of ecm-RV/p53 product candidate.

Vesicor is an early development stage biopharmaceutical company that does not have a commercialized product or revenue generating operations and will require ongoing working capital to seek regulatory approval and, if regulatory approval is obtained, to seek commercialization of the product candidate. There is no assurances that Vesicor will obtain regulatory approval or, if regulatory approval is obtained, succeed in commercialization of the sole product candidate. As such, Vesicor may not achieve the business and financial results that foster the appreciation in the market price of PubCo’s Common Stock after the consummation of the Business Combination and public market liquidity that public shareholders typically want in their investment in a public company, or that would enable PubCo to pursue business lines or mergers and acquisition transactions that benefit the public shareholders of PubCo after the consummation of the Business Combination, but are adverse to the Vesicor strategic plan focused on ecm-RV/p53 product candidate.

Vesicor has not completed the preclinical and IND-enabling studies phase for the ecm-RV/p53 product candidate, obtained regulatory approval of clinical trials for the ecm-RV/p53 product candidate or for commercial use of ecm-RV/p53 product candidate or any other product conduct for commercial use. All requisite regulatory approvals are within the sole discretion of regulators, including the FDA, and Vesicor is not certain of receiving all requisite regulatory approvals for ecm-RV/p53 in a timely manner or at all. Even if all regulatory approvals are obtained for ecm-RV/p53, the regulatory review process and commercialization effort may take two or more years. The length of that process and effort cannot be predicted by Vesicor or Black Hawk as of the date of this proxy statement/prospectus.

Black Hawk’s key personnel may negotiate employment or consulting agreements with PubCo in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Black Hawk’s key personnel may be able to remain with PubCo after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of PubCo for services they would render to PubCo after the completion of the Business Combination. Any such arrangements are expected to be contingent upon the completion of the Business Combination and would be forfeited if the Business Combination is not consummated. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Black Hawk believes the ability of such individuals to remain with PubCo after the completion of the Business Combination will not be the determining factor in Black Hawk’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Black Hawk’s key personnel will remain with PubCo after the consummation of the Business Combination. Black Hawk cannot assure you that any of its key personnel will remain in senior management or advisory positions with PubCo.

Because Black Hawk’s Insiders will lose their entire investment in Black Hawk if the Business Combination or an alternative business combination is not completed, and because Black Hawk’s Insiders will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Vesicor was appropriate for Black Hawk’s initial business combination.

Black Hawk’s Insiders currently own various interests in Black Hawk, which may be worthless if Black Hawk does not complete a business combination. The personal and financial interests of Black Hawk’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Black Hawk’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Black Hawk’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Black Hawk’s behalf. However, Black Hawk’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Additionally, if the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless. Such financial interests of Black Hawk’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

Some of Black Hawk’s and Vesicor’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Black Hawk and Vesicor participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of PubCo, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of PubCo. If the Business Combination is not consummated and Black Hawk is forced to wind up, dissolve and liquidate in accordance with the Current Charter, Founder Shares and Private Shares currently held by Black Hawk Insiders, which were initially acquired prior to the IPO, will be worthless (as the holders have waived liquidation rights with respect to such shares). Accordingly, the Sponsor and Black Hawk’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a shareholder. These interests, among others, may influence the officers and directors of Black Hawk and Vesicor to support or approve the Business Combination.

Black Hawk Shareholders and Vesicor Shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If PubCo is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Black Hawk Shareholders and Vesicor Shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent PubCo is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

If the conditions to the Merger are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the shareholders of Black Hawk and the stockholders of Vesicor, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Business Combination Agreement and in addition to shareholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to certain materiality thresholds), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Business Combination Agreement which remains continuing and uncured, (vi) an effective registration statement and (vii) the conditional Nasdaq approval. Black Hawk and Vesicor cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur or may be delayed and such delay may cause Black Hawk and Vesicor to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, Black Hawk may not be able to find another potential candidate for its initial business combination prior to Black Hawk’s deadline, and Black Hawk will be required to liquidate. Further, and if no Break-Up Fee is owed and paid, Black Hawk and Vesicor will not recoup any portion of the paid Extension Payments or other paid transaction expenses paid under the Business Combination Agreement.

Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.

Conditions to Black Hawk or Vesicor’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by agreement of Black Hawk, Vesicor and Merger Sub. In the event of a waiver of a condition, the Black Hawk Board will evaluate the materiality of any such waiver to determine whether an amendment to this proxy statement/prospectus and resolicitation of stockholder approval is necessary.

In the event that the Black Hawk Board, in its own reasonable discretion, determines any such waiver does not require recirculation of this proxy statement/prospectus and resolicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval, which decision may have a material adverse effect on Black. For example, if Black Hawk and Vesicor agree to waive the requirement that the shares of PubCo Common Stock to be issued in the Business Combination have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing, and their respective boards of directors elect to proceed with the Closing. This condition is waivable but only to the extent permitted by law and only with the written waiver of each of Black Hawk, Vesicor and Merger Sub. In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

Nasdaq may notify the Combined Company of its determination to delist the Combined Company’s securities based on the failure to satisfy the initial inclusion criteria in the Nasdaq application. The Combined Company may appeal the determination to a hearings panel, which would stay the delisting action pending a panel decision. If the Combined Company does not appeal the determination, its common stock would be delisted. There is no assurance that any appeal of a delisting notice by Nasdaq would be successful and prevent delisting of the Combined Company’s shares from Nasdaq. Additionally, the Closing of the Business Combination is conditioned upon the satisfaction or waiver of procuring a PPM Investment by Vesicor. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. Combined Company must have at least five million dollars ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards. The PPM Investment is intended to provide all or most of the five million dollars ($5,000,000.00). Black Hawk and Vesicor believe the consummation of the PPM Investment is necessary for the Combined Company’s shares to satisfy the Nasdaq listing requirements to be listed on Nasdaq after the Closing – specifically, the shareholders’ equity requirement. If the listing standards are not satisfied, the Combined Company would be delisted from Nasdaq, and, if the Combined Company could not list its common stock on another national securities exchange, then Black Hawk and Vesicor expect that the Combined Company’s common stock would trade on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its shareholders. See: “If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and its shares could be delisted from Nasdaq” on this page 92.

Given that, at the time that Black Hawk Shareholders are expected to vote at the Extraordinary General Meeting, it will not be known whether the PPM Investment will close in a timely manner or at all, it is possible that Black Hawk may determine to consummate the Business Combination even if Vesicor does not obtain the PPM Investment prior to the Closing. In the event the Merger closes without receipt of the $10,000,000 from the PPM Investment, the Combined Company would not have the same liquidity at Closing as it would have had if the condition was satisfied. Without taking into account any portion of the proceeds from the PPM Investment, Black Hawk’s estimated cash at closing of $[   ] million will permit the Combined Company to continue its operations, but its ability to fund its operating expenses and capital expenditure requirements in the future would be adversely affected. If Black Hawk does not receive any portion of the $10,000,000 proceeds from the private financings, the Combined Company would have to raise significant additional capital by issuing equity securities or through additional debt arrangements, which may cause significant dilution to the Combined Company’s stockholders or restrict the Combined Company’s operations.

If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and its shares could be delisted from Nasdaq.

The Combined Company must meet the initial listing standards for listing of its shares on Nasdaq. The PPM Investment is intended to satisfy the shareholders’ equity requirement for the Nasdaq listing. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. Combined Company must have at least five million dollars ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards and the PPM Investment is intended to provide all or most of the five million dollars ($5,000,000.00). If the PPM Investment is not consummated by the Closing, and assuming a waiver of the PPM Investment as a condition to the Closing and consummation of the Business Combination, which waiver may not occur and is at the sole discretion of Black Hawk and Vesicor, then Vesicor and Black Hawk believe that the Combined Company would not meet applicable shareholders’ equity requirements for listing on the Nasdaq. In that event, and in order to prevent delisting of the Combined Company’s shares from Nasdaq, the Combined Company would have to appeal the Nasdaq delisting notice. Black Hawk and Vesicor are uncertain about the possible approval of any appeal of delisting by Nasdaq, which approval is within the sole discretion of Nasdaq. Black Hawk and Vesicor can make no assurances about the success of any appeal of delisting by Nasdaq. As of the date of this proxy statement/prospectus, no securities have been issued, no commitments to fund have been received and no funding has been received for the PPM Investment.

In order to have its securities traded on Nasdaq, Combined Company must also maintain certain financial, distribution and stock price levels mandated by Nasdaq continued listing requirements. Generally, the Combined Company will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to have the Combined Company’s shares listed on Nasdaq. If Nasdaq does not approve the Combined Company’s shares to trade on Nasdaq and the Combined Company is not able to list its securities on another national securities exchange, then Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition and the Combined Company’s shares could be quoted on an over-the-counter market. The potential material consequences of Nasdaq not approving the listing of Combined Company’s shares and being quoted on the over-the-counter market include, among others:

●	a limited availability of market quotations for Combined Company shares;

●	reduced liquidity for Combined Company’s shares;

●	a determination that Combined Company’s shares are a “penny stock” which will require brokers trading in those shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Combined Company’s shares;

●	possible refusal by some brokers to deposit or trade Combined Company’s shares;

●	a limited amount of news and analyst coverage for Combined Company and its shares;

●	a decreased ability to issue additional securities or obtain additional financing in the future, which would potentially delay or prevent Vesicor from seeking or completing the required regulatory approval of the ecm-RV/p53 product candidate and any subsequent commercialization efforts;

●	investors and funding sources may react negatively to the prospects of Combined Company due to delisting and trading on the over-the-counter market and elect not to invest or fund the Combined Company, or to sell off Combined Company’s shares;

●	investors may be unable to sell Combined Company’s shares at acceptable prices or amounts and as desired; and

●	not being listed on Nasdaq would deprive Black Hawk, Vesicor and their respective shareholders of one of the perceived benefits of the Business Combination as and when anticipated.

Being traded on the over-the-counter market may increase the volatility of trading of the Combined Company’s shares and decrease the liquidity of an investment in those shares. This volatility is often unrelated or disproportionate to the operating performance of particular companies or their prospects. Shareholders may not be able to sell their Combined Company’s shares at an attractive price due to a number of factors, including those listed in “-Risks Related to Operational Factors Affecting to Vesicor” - Risks Related to Regulatory, Legal and Tax Factors Affecting Vesicor” on page 97 of this proxy statement/prospectus.

In the past, following periods of and in response to market volatility in a stock market price, stockholders often commence securities class action litigation. If the Combined Company was involved in securities litigation, Combined Company would incur substantial costs and the litigation would divert Combined Company’s resources and the attention of its executive management from Combined Company’s business operations, including efforts to pursue and attain regulatory approval of, and, subject to receiving all required regulatory approvals, of the ecm-RV/p53 product candidate. Regardless of the outcome or merits of any shareholder litigation, the costs and burdens of defending such litigation could delay or undermine the ability of the Combined Company to provide sufficient, timely and affordable working capital to its business development efforts and extend or possibly frustrate the pursuit, attaining required regulatory approval of and, subject to receiving all required regulatory approval, the efforts to commercialize the ecm-RV/p53 product candidate. The Combined Company’s ability to generate revenues will depend on the success in obtaining all required regulatory approvals and successful commercialization of the ecm-RV/p53 product candidate.

For more information about the conditions to the completion of the Business Combination, see the section titled “Proposal 1: The Business Combination Proposal - Conditions to the Closing of the Business Combination.”

Neither Black Hawk nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration received by Black Hawk Shareholders in the event that any of the representations or warranties made by Vesicor in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Vesicor in the Business Combination Agreement will not survive the Closing. As a result, Black Hawk and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration to be received by Black Hawk Shareholders if any representation or warranty made by Vesicor in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Black Hawk Shareholders would have no indemnification claim with respect thereto and PubCo’s financial condition or results of operations could be adversely affected.

We may not be able to complete the Business Combination with certain potential target companies if a proposed transaction with the target company may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain acquisitions or Business Combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit the Business Combination to be consummated with us, we may not be able to consummate the Business Combination with such target. In addition, regulatory considerations may decrease the pool of potential target companies we may be willing or able to consider.

Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the CFIUS. CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Outside the United States, laws or regulations may affect our ability to consummate the Business Combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated.

Because we are a Cayman Islands exempted company, we may be considered a “foreign person” under such rules.

U.S. and foreign regulators generally have the power to deny the ability of the parties to consummate a transaction or to condition approval of a transaction on specified terms and conditions, which may not be acceptable to us or a target. In such event, we may not be able to consummate a transaction with that potential target.

As a result of these various restrictions, the pool of potential targets with which we could complete the Business Combination may be limited and we may be adversely affected in terms of competing with other SPACs that do not have similar ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share, or less in certain circumstances, and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the Combined Company.

Nasdaq may delist Black Hawk’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in Black Hawk’s securities and subject it to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on Nasdaq in the future and prior to the Business Combination. In order to continue listing our securities on Nasdaq prior to an initial Business Combination, we must maintain certain financial, distribution and share price levels. If Nasdaq delists our securities from trading on its exchange due to our inability to comply with any of the continued listing requirements, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	Our ability to complete an initial Business Combination with a target company contemplating a Nasdaq listing;

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	to the extent that we do not qualify for any of the other penny stock exemptions from under the applicable provisions of Rule 3a51-1 under the Exchange Act, including that we have a minimum of $5 million in net tangible assets, a determination that our common stock is a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, ordinary shares and warrants are currently listed on Nasdaq, our units, ordinary shares and warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offers our securities.

The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Ordinary Shares from Black Hawk public shareholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Ordinary Shares.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Black Hawk or Black Hawk’s securities, Black Hawk’s Insiders, Vesicor and/or their respective affiliates may purchase Ordinary Shares and/or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Black Hawk will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which Black Hawk has received redemption requests. Further, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	the registration statement/proxy statement filed for the Business Combination would disclose the possibility that the Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from Black Hawk public shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor or the directors, officers, advisors or any of their affiliates were to purchase shares or rights from Black Hawk public shareholders, they would do so at a price no higher than the price offered through our redemption process;

●	the registration statement/proxy statement filed for the Business Combination would include a representation that any of the securities purchased by the Sponsor or the directors, officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination; and

●	the Sponsor or the directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to the securities or, if they do acquire and possess redemption rights, they would waive such rights.

In addition, if such purchases are made, the public “float” of Ordinary Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Black Hawk securities on a national securities exchange.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Black Hawk’s business, including its ability to complete the Business Combination, and results of operations.

Black Hawk is subject to laws and regulations enacted by national, regional and local governments. In particular, Black Hawk is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Black Hawk’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Black Hawk’s business, including its ability to complete the Business Combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. Some of these rules were adopted by the SEC on January 24, 2024 and will apply to us and may materially adversely affect Black Hawk’s ability to consummate the Business Combination and may increase the costs and time related thereto as well as to PubCo.

The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such rules may increase our costs and the time needed to complete our Business Combination and may constrain the circumstances under which we could complete a business combination.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) relating, among other items, to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as us and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and the potential liability of certain participants in proposed business combination transactions. These SPAC Rules may increase the costs of and the time needed to negotiate and complete an initial business combination and may constrain the circumstances under which we could complete an initial business combination.

Risks Related to Ownership of PubCo Common Stock

An active market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.

The price of PubCo’s securities may vary significantly due to factors specific to PubCo as well as to general market or economic conditions. Furthermore, an active trading market for PubCo’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

There can be no assurance that the PubCo Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing, or that PubCo will be able to comply with the continued listing rules of the Nasdaq.

In connection with the Business Combination and as a condition to Vesicor’s obligations to complete the Business Combination, PubCo will be required to demonstrate compliance with the Nasdaq’s initial listing requirements, which generally require, among other criteria, a per share price of at least $4.00 and a market capitalization of at least $200,000,000. In addition to the listing requirements for PubCo’s Common Stock, the Nasdaq imposes listing standards on warrants. We cannot assure you that PubCo will be able to meet those initial listing requirements, in which case Vesicor will not be obligated to complete the Business Combination.

In order to continue the listing of its securities on the Nasdaq, Black Hawk prior to the Business Combination, and PubCo following the consummation of the Business Combination, must maintain certain financial, share price and, subject to change as a result of recent rule changes proposed by the Nasdaq, distribution levels. Generally, a listed company must maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of its securities (currently 300 public holders). Even if PubCo’s common stock and warrants are approved for listing on the Nasdaq, PubCo may not meet the Nasdaq continued listing requirements following the Business Combination.

If the Nasdaq delists PubCo’s securities from trading on its exchange and PubCo is not able to list its securities on another national securities exchange, PubCo’s securities could be quoted on an over-the-counter market. If this were to occur, PubCo could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that PubCo’s Common Stock is a “penny stock” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo’s securities; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The continued eligibility for listing of PubCo’s securities may depend on, among other things, the number of Ordinary Shares that are redeemed.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

Because the Private Placement Units, Ordinary Shares and Black Hawk Rights are listed on the Nasdaq, the Private Placement Units, Ordinary Shares and Black Hawk Rights qualify as covered securities under the statute. Although the states are preempted from regulating the sale of Black Hawk’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Black Hawk is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Black Hawk was no longer listed on the Nasdaq, Black Hawk’s securities would not qualify as covered securities under the statute and Black Hawk would be subject to regulation in each state in which Black Hawk offers its securities.

The market price of the PubCo Common Stock may decline as a result of the Business Combination.

The market price of the PubCo Common Stock may decline as a result of the Business Combination for a number of reasons including if:

●	investors react negatively to the prospects of PubCo’s business and the prospects of the Business Combination;

●	the effect of the Business Combination on PubCo’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	PubCo does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

PubCo’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of PubCo Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your PubCo Common Stock at an attractive price due to a number of factors such as those listed in “-Risks Related to Operational Factors Affecting to Vesicor”, “-Risks Related to Regulatory, Legal and Tax Factors Affecting Vesicor” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of PubCo’s competitors;

●	changes in expectations as to PubCo’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by PubCo or its competitors;

●	announcements by PubCo or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in PubCo’s management;

●	changes in general economic or market conditions or trends in PubCo’s industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to PubCo’s business;

●	future sales of PubCo’s Common Stock or other securities;

●	investor perceptions of the investment opportunity associated with PubCo’s Common Stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by PubCo or third parties, including PubCo’s filings with the SEC;

●	litigation involving PubCo, PubCo’s industry, or both, or investigations by regulators into the PubCo Board, PubCo’s operations or those of PubCo’s competitors;

●	guidance, if any, that PubCo provides to the public, any changes in this guidance or PubCo’s failure to meet this guidance;

●	the development and sustainability of an active trading market for PubCo’s Common Stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of PubCo’s Common Stock, regardless of PubCo’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of PubCo’s Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If PubCo was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from PubCo’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on PubCo Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your PubCo Common Stock at a price greater than what you paid for it.

PubCo intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on PubCo Common Stock will be at the sole discretion of the PubCo Board. The PubCo Board may take into account general and economic conditions, PubCo’s financial condition and results of operations, PubCo’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by PubCo to its stockholders or by its subsidiaries to it and such other factors as the PubCo Board may deem relevant. As a result, you may not receive any return on an investment in the PubCo Common Stock unless you sell your PubCo Common Stock for a price greater than that which you paid for it.

PubCo may issue additional PubCo Common Stock or other equity securities without seeking approval of the PubCo stockholders, which would dilute your ownership interests and may depress the market price of the PubCo Common Stock.

Upon consummation of the Business Combination, PubCo may choose to seek third party financing to provide additional working capital for the PubCo business, in which event PubCo may issue additional equity securities. Following the consummation of the Business Combination, PubCo may also issue additional PubCo Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional PubCo Common Stock or other equity securities of equal or senior rank would have the following effects:

●	PubCo’s existing stockholders’ proportionate ownership interest in PubCo will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding PubCo Common Share may be diminished; and

●	the market price of the PubCo Common Stock may decline.

If securities or industry analysts do not publish research or reports about PubCo’s business, if they change their recommendations regarding the PubCo Common Stock or if PubCo’s operating results do not meet their expectations, the PubCo Common Stock price and trading volume could decline.

The trading market for PubCo Common Stock will depend in part on the research and reports that securities or industry analysts publish about PubCo or its businesses. If no securities or industry analysts commence coverage of PubCo, the trading price for the PubCo Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover PubCo downgrade its securities or publish unfavorable research about its businesses, or if PubCo’s operating results do not meet analyst expectations, the trading price of PubCo Common Stock would likely decline. If one or more of these analysts cease coverage of PubCo or fail to publish reports on PubCo regularly, demand for PubCo Common Stock could decrease, which might cause the PubCo Common Share price and trading volume to decline.

PubCo will issue PubCo Common Stock and other securities as consideration for the Business Combination, and PubCo may issue additional PubCo Common Stock or other equity or convertible debt securities without approval of the holders of PubCo Common Stock, which would dilute existing ownership interests and may depress the market price of PubCo Common Stock.

PubCo may continue to require capital investment to support its business, and PubCo may issue additional PubCo Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of PubCo Common Stock in certain circumstances. Additionally, any Assumed Options, if issued and outstanding, may be exercised by holders thereof, may be converted into PubCo Common Stock after applying the merger consideration ratio determined in accordance with the Business Combination Agreement.

Furthermore, employees, directors and consultants of Vesicor are expected to be granted equity awards under the new Incentive Plan after the Business Combination. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for PubCo Common Stock. See “Management of PubCo Following the Business Combination - Compensation of Directors and Executive Officers - Equity Incentive Plans.”

PubCo’s issuance of additional PubCo Common Stock or other equity or convertible debt securities would have the following effects: (i) proportionate ownership and voting power of PubCo Common Stock by and of existing investors in Black Hawk relative to other PubCo investors may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; and (iii) the market price of PubCo Common Stock may decline.

There will be material differences between your current rights as a holder of Black Hawk Shares and the rights one will have as a holder of PubCo Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, Black Hawk Shareholders will no longer be shareholders of Black Hawk but will be stockholders of PubCo. There will be material differences between the current rights of Black Hawk Shareholders and the rights you will have as a holder of PubCo Common Stock, some of which may adversely affect you.

The Proposed Bylaws will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Proposed Bylaws will require, to the fullest extent permitted by law, that (i) derivative actions brought on behalf of PubCo, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of PubCo, (iii) any action asserting a claim pursuant to the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws, or (iv) any action asserting claims governed by the internal affairs doctrine or the law of the State of Delaware, may be brought only in the Court of Chancery in the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. The federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Certificate of Incorporation will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. PubCo’s stockholders will not be deemed to have waived its compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in PubCo Common Stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Certificate of Incorporation.

Future sales, or the perception of future sales, by PubCo or its Public Shareholders in the public market following the Business Combination could cause the market price for PubCo Common Stock to decline.

The sale of PubCo Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of PubCo Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for PubCo to sell equity securities in the future at a time and at a price that it deems appropriate.

All shares currently held by Black Hawk public shareholders and all of the shares issued in the Business Combination to existing Vesicor securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than PubCo’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including PubCo’s directors, executive officers and other affiliates.

In addition, the PubCo Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 10% of the fully diluted outstanding PubCo Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. PubCo is expected to file one or more registration statements on Form S-8 under the Securities Act to register PubCo Common Stock or securities convertible into or exchangeable for PubCo Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, PubCo may also issue its securities in connection with investments or acquisitions. The amount of PubCo Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding PubCo Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to PubCo stockholders.

Black Hawk currently is, and PubCo will be, an “emerging growth company” within the meaning of the Securities Act, and if PubCo takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Black Hawk is currently and, following the consummation of the Merger, PubCo will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. PubCo may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, PubCo stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by PubCo less attractive because PubCo will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of PubCo’s securities may be lower than they otherwise would be, there may be a less active trading market for PubCo’s securities and the trading prices of PubCo’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Black Hawk has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which PubCo has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which PubCo is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of PubCo Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which PubCo has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

A portion of PubCo’s outstanding shares of Common Stock may be sold into the market following the Closing. Further, certain investors will have registration rights with respect to PubCo securities held by them. Such investors may have an incentive to sell PubCo Common Stock even at trading prices below the price at which Public Shares of Black Hawk were issued in the IPO, which could cause the market price for PubCo Common Stock to decline.

As further described in this proxy statement/prospectus, following the Closing, approximately [  ] PubCo Common Stock (assuming no redemptions by Public Shareholders), or approximately [ ]% of the PubCo Common Stock expected to be outstanding upon consummation of the Business Combination, may be sold into the market following the Business Combination. Such holders of PubCo Common Stock may be incentivized to sell such shares even if the market price of PubCo Common Stock is below that which Ordinary Shares were issued in the IPO, which could cause the market price for PubCo Common Stock to decline below such price and the price at which PubCo Common Stock trades upon consummation of the Business Combination.

Moreover, prior to the Closing, the Sponsor and certain Vesicor Shareholders will enter into registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Sponsor and certain other shareholders of Black Hawk and certain Vesicor Shareholders shall have registration rights that will obligate PubCo to register for resale certain securities under the Securities Act.

Risks Related to Redemption

Since our initial business combination involves a company organized under the laws of a state of the United States, it is possible a 1% U.S. federal excise tax will be imposed on us in connection with redemptions of our common stock after or in connection with such initial business combination.

On August 16, 2022, the Inflation Reduction Act of 2022 became law in the United States, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., United States) corporations (and certain non-U.S. corporations treated as “surrogate foreign corporations”). The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, only limited guidance has been issued to date.

As an entity incorporated as a Cayman Islands exempted company, the 1% excise tax is not expected to apply to redemptions of our Class A ordinary shares (absent any regulations and other additional guidance that may be issued in the future with retroactive effect).

However, in connection with an initial business combination involving a company organized under the laws of the United States, it is possible that we domesticate and continue as a Delaware corporation prior to certain redemptions and, because our securities are trading on Nasdaq, it is possible that we will be subject to the excise tax with respect to any subsequent redemptions, including redemptions in connection with the initial business combination, that are treated as repurchases for this purpose (other than, pursuant to recently issued guidance from the Treasury Department, redemptions in complete liquidation of the company). In all cases, the extent of the excise tax that may be incurred will depend on a number of factors, including the fair market value of our stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other additional guidance from the Treasury Department that may be issued and applicable to the redemptions. Issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which stock is repurchased. The imposition of the excise tax as a result of redemptions in connection with the initial business combination could, however, reduce the amount of cash available to pay redemptions or reduce the cash contribution to the target business in connection with our initial business combination, which could cause the other stockholders of PubCo to economically bear the impact of such excise tax.

Redemptions in connection with the Extension Proposal presented at Black Hawk’s Extraordinary General Meeting significantly reduced the funds available in the Trust Account, which may limit the post-combination company’s liquidity or increase the need for additional financing.

In connection with the approval of the Extension Proposal presented at Black Hawk’s Extraordinary General Meeting held on July 8, 2025, holders of 4,775,923 public ordinary shares exercised their redemption rights. These redemptions represented approximately 69.2% of the then-outstanding public ordinary shares. The redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. As a result, only approximately $22.7 million remains in the Trust Account, which may not be sufficient to fund Vesicor’s business plan following the Business Combination. Vesicor may be required to raise additional capital through a PIPE or other financing at or prior to the closing of the Business Combination. There is no guarantee that such financing will be available on acceptable terms, or at all, which could delay or jeopardize the closing of the transaction or impact the Combined Company’s future operations.

There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

We cannot assure you as to the price at which a Public Shareholder may be able to sell the PubCo Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the PubCo stock price, and may result in a lower value realized now than a Black Hawk shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Public Shares. Similarly, if a Public Shareholder does not redeem such shareholder’s shares, such shareholder will bear the risk of ownership of PubCo Common Stock after the consummation of the Business Combination, and there can be no assurance that a PubCo stockholder can sell such stockholder’s PubCo Common Stock in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. Aa Black Hawk Public Shareholder should consult such shareholder’s own tax or f advisors for assistance on how this may affect its individual situation.

If Black Hawk Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Black Hawk intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite Black Hawk’s compliance with these rules, if a Black Hawk shareholder fails to receive Black Hawk’s proxy materials, such shareholder may not become aware of the opportunity to redeem its Public Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a Public Shareholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

In order to exercise their redemption rights, Public Shareholders are required to deliver their Public Shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Black Hawk’s transfer agent prior to the vote at the Extraordinary General Meeting. If a Public Shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Black Hawk will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the Public Shareholder will no longer own such Public Shares following the Merger. See the section entitled “Extraordinary General Meeting of the Shareholders - Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Black Hawk Shareholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 20% of the Public Shares.

A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such shareholder’s Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares, without the prior consent of Black Hawk Board. However, Black Hawk Shareholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in Black Hawk if you sell such excess Public Shares in open market transactions. Black Hawk cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share Redemption Price.

Risks Related to Black Hawk

Public Shareholders have limited rights or interests in funds in the Trust Account. For Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Securities, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account either (a) because they hold Public Shares or (b) they hold Public Shares through Private Placement Units and have elected to separate such Private Placement Units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares, only upon (i) such Public Shareholder’s exercise of redemption rights in connection with Black Hawk’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem or (ii) the redemption of Public Shares if Black Hawk is unable to complete an initial business combination by its expiration date, subject to applicable law and as further described herein. In addition, if Black Hawk is unable to complete an initial business combination by its expiration date, compliance with applicable law and the Current Charter, it may result in a delay in winding up Black Hawk which may delay the distribution of the proceeds held in Black Hawk’s Trust Account. In that case, Public Shareholders may be forced to wait beyond Black Hawk’s expiration date before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, Public Shareholders may be forced to sell their Public Shares, potentially at a loss.

Holders of Public Shares may be held liable for claims by third parties against Black Hawk to the extent of distributions received by them upon Redemption of their shares.

The Sponsor has agreed that, if Black Hawk liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to Black Hawk businesses or vendors or other entities that are owed money by Black Hawk for services rendered or contracted for or products sold to Black Hawk in excess of the net proceeds of Black Hawk’s IPO not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so.

If Black Hawk is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Black Hawk which is not dismissed, any distributions received by Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as a “preferential transfer,” a “fraudulent preference, conveyance or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by Black Hawk’s Public Shareholders. Furthermore, because Black Hawk intends to distribute the proceeds held in the Trust Account to Black Hawk’s Public Shareholders promptly after expiration of the time Black Hawk has to complete an initial business combination, this may be viewed or interpreted as giving preference to Black Hawk’s Public Shareholders over any potential creditors with respect to access to or distributions from Black Hawk’s assets. Furthermore, the Black Hawk Board may be viewed as having breached its fiduciary duties to Black Hawk or Black Hawk’s creditors and/or having acted in bad faith, thereby exposing itself and Black Hawk to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Black Hawk for these reasons.

Although Black Hawk seeks to have all vendors, service providers (other than its independent auditors) or other entities with which it does business, execute agreements with Black Hawk waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Black Hawk’s Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.

If third parties bring claims against Black Hawk, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

Black Hawk’s placing of funds in the Trust Account may not protect those funds from third-party claims against Black Hawk. Although Black Hawk seeks to have all vendors, service providers (other than its independent registered public accounting firm), or other entities with which it does business execute agreements with Black Hawk waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Black Hawk’s Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Black Hawk’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Black Hawk’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Black Hawk than any alternative.

Examples of possible instances where Black Hawk may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Black Hawk and will not seek recourse against the Trust Account for any reason. Upon Redemption of Black Hawk’s Public Shares, if Black Hawk is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, Black Hawk will be required to provide for payment of claims of creditors that were not waived that may be brought against Black Hawk within the ten years following Redemption. In such event, Black Hawk may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

The Sponsor has agreed that, if Black Hawk liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to Black Hawk. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to Black Hawk outside of the Trust Account or available to be released to Black Hawk from interest earned on the trust account balance, the Sponsor would not have any obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the Sponsor’s obligations to pay such claim would be if the party executed an agreement waiving any right, title, interest or claim of any kind they have in or to any monies held in the trust account. Black Hawk has not asked the Sponsor to reserve any amount to satisfy any indemnification obligations that may arise and its only assets are expected to be Black Hawk’s securities. Accordingly, Black Hawk believes it is unlikely that the Sponsor will be able to satisfy these indemnification obligations if it is required to do so. Therefore, Black Hawk cannot assure you that the per-share distribution from the Trust Account, if we liquidate the Trust Account because Black Hawk has not completed a business combination within the required time period, will not be less than $10.00.

If, after Black Hawk distributes the proceeds in the Trust Account to its Public Shareholders, Black Hawk files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Black Hawk that is not dismissed, a bankruptcy or other court may seek to recover such proceeds and the members of the Black Hawk Board may be viewed as having breached their fiduciary duties to Black Hawk’s creditors, thereby exposing the members of the Black Hawk Board and Black Hawk to claims of punitive damages.

If, after Black Hawk distributes the proceeds in the Trust Account to its Public Shareholders, Black Hawk files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Black Hawk that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by Black Hawk’s shareholders. In addition, the Black Hawk Board may be viewed as having breached its fiduciary duty to Black Hawk’s creditors and/or having acted in bad faith, thereby exposing itself and Black Hawk to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Black Hawk’s outstanding rights may have an adverse effect on the market price of Ordinary Shares or may create dilution for Public Shareholders.

Black Hawk has issued rights that will result in the issuance of additional Ordinary Shares. Such securities, when converted or exercised, will increase the number of issued and outstanding Ordinary Shares. The sale, or even the possibility of sale, of the shares underlying the rights could have an adverse effect on the market price for Black Hawk’s securities. If and to the extent these rights are converted or exercised, Black Hawk’s Public Shareholders may experience dilution to their holdings.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Black Hawk to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that Black Hawk evaluate and report on its system of internal controls. Following the initial business combination, if PubCo is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as PubCo remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, PubCo will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of PubCo following the Business Combination.

Because the Business Combination was not structured to require the approval of a majority of unaffiliated shareholders, and no unaffiliated representative was retained to negotiate the terms of the transaction on behalf of unaffiliated shareholders, the terms of the Business Combination may not reflect the interests of unaffiliated shareholders.

The Business Combination has not been structured to require the approval of at least a majority of the unaffiliated shareholders of Black Hawk, and no unaffiliated representative has been retained by a majority of our non-employee directors to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Business Combination or preparing a report concerning its approval. As a result, unaffiliated shareholders did not have the benefit of a separate representative advocating on their behalf or independently evaluating the fairness of the transaction. Accordingly, the terms of the Business Combination may not reflect what would have been obtained through arm’s-length negotiations between unaffiliated parties, and unaffiliated shareholders must rely solely on the judgment of our board of directors in evaluating the Business Combination. This could increase the risk that the transaction may not be as favorable to unaffiliated shareholders as it might otherwise have been had additional procedural protections been implemented.

If Black Hawk were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

We do not believe that our principal activities or the Business Combination will cause us to be deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

To avoid classification as an investment company, we have limited the investment of funds held in the Trust Account to U.S. government securities with a maturity of 185 days or less or to certain money market funds that invest exclusively in U.S. government treasuries, as required by our Trust Agreement. Nonetheless, there is a risk that a court or regulatory authority could deem us to be an investment company — particularly if we are unable to consummate our business combination within the required timeframe and continue to hold funds in the Trust Account primarily in securities.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

●	investors would lose the opportunity to participate in the proposed business combination with Vesicor, or any other potential business combination;

●	public shareholders would not benefit from any potential price appreciation of the Combined Company’s securities following a successful merger;

●	warrants and rights would expire worthless, as they only become exercisable in connection with the completion of a business combination;

●

investors may receive only their pro rata share of the funds in the Trust Account (approximately $10.00 per share), and potentially less in certain circumstances, without any additional return on investment; and

●	Black Hawk sponsors and affiliates may also suffer a total loss of their investments, which may create additional conflicts of interest.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Ordinary Shares the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our Public Shares if we do not complete our initial business combination by December 22, 2026 (unless such date is extended by Black Hawk Shareholders) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) by December 22, 2026 (unless such date is extended by Black Hawk Shareholders), our return of the funds held in the Trust Account to our public shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our warrants will expire worthless.

If we are deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and could increase the costs and time needed to complete a business combination or impair our ability to complete a business combination. If we have not completed our initial business combination within the required time period, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

If a court were to determine that our Termination Date had expired prior to the approval of the Extension Proposal, we could be required to liquidate and dissolve, which would materially and adversely affect the value of your investment.

Our Second Amended and Restated Memorandum and Articles of Association provide that if we have not consummated an initial business combination by the Termination Date, we must cease all operations except for the purpose of winding up, redeem all outstanding public shares, and liquidate and dissolve. Pursuant to Article 36.2 of our Second Amended and Restated Memorandum and Articles of Association, Black Hawk’s initial Termination Date was June 22, 2025, and that the extension of such date until December 22, 2026 was approved at the Extraordinary General Meeting, as adjourned, on July 8, 2025. Although our shareholders approved the Extension Proposal, there is a risk that a court could conclude that the Termination Date had already expired prior to such approval. If a court were to make such a determination, we could be deemed to have been required to wind up our operations, redeem the public shares, and liquidate the company at that time. In such event, investors would not be able to realize any potential value from a business combination, our warrants would expire worthless, and our public shareholders would be entitled only to receive their pro rata portion of the funds held in the Trust Account. This outcome would materially and adversely affect the value of your investment and could result in investors receiving less than the current trading price of our securities.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect Black Hawk’s or Vesicor’s business, financial condition or results of operations, or prospects.

The funds in Black Hawk’s operating account and Trust Account are held in banks or other financial institutions. Cash held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold Black Hawk or Vesicor’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, our liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although we did not have any funds in Silicon Valley Bank or other institutions that have been closed, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience similar issues.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for Black Hawk or Vesicor to acquire financing on favorable terms in connection with the Business Combination, or at all, and could have material adverse impacts on liquidity, their respective business, financial condition or results of operations, and prospects. Black Hawk and Vesicor’s businesses may be adversely impacted by these developments in ways that cannot be predicted at this time, there may be additional risks that have not yet been identified, and we cannot guarantee that negative consequences can be avoided directly or indirectly from any failure of one or more banks or other financial institutions.

In connection with the Extraordinary General Meeting, Public Shareholders may need to comply with specific requirements for redemption of their Public Shares that may make it more difficult for Public Shareholders to exercise their redemption rights prior to the deadline for exercising their rights.

In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether it is voting for or against such proposed business combination, to redeem its Public Shares for pro rata share of the Trust Account. The Redemption Price to be paid will be the applicable pro rata portion of the monies held in the Trust Account.

However, in order to validly exercise redemption rights, Public Shareholders must comply with specific delivery requirements. Specifically, Public Shareholders will be required to either (i) tender their share certificates (if any) and properly completed redemption forms to the Transfer Agent, or (ii) deliver their Public Shares electronically through the Depository Trust Company’s DWAC system, in each case prior to the deadline stated in the proxy materials.

Obtaining a physical share certificate may involve coordination among the shareholder’s broker, DTC, and the Transfer Agent, and could take two weeks or longer, a timeline over which Black Hawk has no control. Although DWAC delivery is generally quicker, delays may still occur, and Black Hawk makes no guarantees regarding processing times.

As a result, Public Shareholders who do not complete the required delivery procedures in a timely manner may be unable to redeem their shares, even if they submitted a redemption election. These shareholders would then remain investors in Black Hawk and may not have another opportunity to redeem their shares prior to completion of the Business Combination.

Investors may not have sufficient time to comply with the delivery requirements for redemption.

Pursuant to Black Hawk’s Current Charter, Black Hawk is required to give a minimum of only 10 days’ notice for an Extraordinary General Meeting. As a result, Black Hawk requires Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for redemption, holders may not have sufficient time to receive the notice and deliver their share certificates (if any) and other redemption forms. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain Black Hawk’s securities when they otherwise would not want to.

Black Hawk requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.

Black Hawk requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption described above and such proposed business combination is not consummated, Black Hawk will promptly return such certificates to the redeeming Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Black Hawk has returned their securities to them. The market price for Black Hawk’s shares may decline during this time and Black Hawk’s Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek to redeem may be able to sell their securities.

Because Black Hawk is incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

Because Black Hawk is currently incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests and their ability to protect their rights through the U.S. federal courts may be limited prior to the Domestication. Black Hawk is currently an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Black Hawk’s directors or officers, or enforce judgments obtained in the United States courts against Black Hawk’s directors or officers.

Until the Domestication is effected, Black Hawk’s corporate affairs are governed by the Current Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of Black Hawk securityholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Black Hawk under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Black Hawk’s securityholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Black Hawk judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Black Hawk predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Black Hawk Board or controlling shareholders than they would as public stockholders of a United States company.

Black Hawk’s officers, directors, or any of their respective affiliates are not obligated to offer any corporate opportunity of which he or she may become aware to Black Hawk, except for certain limited circumstances, if the Business Combination is not consummated for any reason after the Domestication takes effect, and the Interim Charter becomes the governing charter of Black Hawk.

Pursuant to the Current Charter, to the fullest extent permitted by applicable law, Black Hawk’s directors and officers have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Black Hawk. Black Hawk has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Black Hawk’s directors and officers, on the one hand, and Black Hawk, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Black Hawk’s directors and officers have no duty to communicate or offer any such corporate opportunity to Black Hawk and shall not be liable to Black Hawk or its shareholders for breach of any fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Black Hawk. Before Black Hawk consummates its Business Combination, Black Hawk will file certain documents in the Cayman Islands and the State of Delaware in order to affect the Domestication. At the effective time of the Domestication, Black Hawk will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The Current Charter will be replaced by the Interim Charter and Black Hawk Shareholders rights will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law. Although Black Hawk plans to consummate its initial business combination on the business day after the Domestication, in the event that the initial business combination is not consummated for any reason, the Interim Charter will become the governing charter of Black Hawk. Under the Interim Charter, Black Hawk’s officers and directors, or any of their respective affiliates may become aware of business opportunities which may be appropriate for presentation to Black Hawk and the other entities to which they owe certain fiduciary or contractual duties.

The inclusion of the “corporate opportunity” waiver in the Interim Charter provides Black Hawk with greater flexibility to attract and retain the officers and directors that Black Hawk feels are the best candidates. However, the personal and financial interests of Black Hawk’s directors and officers may influence their motivation and may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business opportunity are appropriate and are in Black Hawk Shareholders’ best interest. The directors, officers or their respective affiliates will have no duty to communicate or offer such transaction or business opportunity to Black Hawk or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Black Hawk’s directors, officers or their respective affiliates are only obligated to present the opportunity to Black Hawk when such opportunity was offered to such person solely in his or her capacity as a director or officer of Black Hawk and (i) such opportunity is one Black Hawk is legally and contractually permitted to undertake and would otherwise be reasonable for Black Hawk to pursue and (ii) the director or officer is permitted to refer that opportunity to Black Hawk without violating any legal obligation.

Risks Related to Tax

There is a risk that a U.S. Holder may recognize taxable gain with respect to its Ordinary Shares at the effective time of the Domestication.

As described more fully under the section entitled “Proposal 3: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders” below, the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Accordingly, U.S. Holders (as defined in such section) of Ordinary Shares will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Black Hawk’s earnings in income;

●	A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power and value of all classes of Ordinary Shares will generally recognize gain (but not loss) on the exchange of Ordinary Shares for shares in PubCo (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Ordinary Shares, provided certain other requirements are satisfied. Black Hawk does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

●	A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power or value of all classes of Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))) attributable to its Ordinary Shares, provided certain other requirements are satisfied. Black Hawk does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, Black Hawk believes it is likely classified as a PFIC for U.S. federal income tax purposes for its current taxable year and may have been a PFIC in prior taxable years, because it is a blank check company with no current active business and based upon the composition of its income (i.e., interest) and assets (i.e., cash). Because the determination of whether a non-U.S. corporation is a PFIC is highly fact-specific and depends on the application of complex rules, there is significant uncertainty in this determination. Accordingly, this opinion is expressed on a “should” basis, meaning that it should be the case that Black Hawk is, and has been, a PFIC, although there can be no assurance in this regard. As a result, even if the Domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Ordinary Shares may still recognize gain (but not loss) upon the exchange of its Ordinary Shares for Black Hawk common stock pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Ordinary Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. In such event, the U.S. Holder’s aggregate tax basis in Black Hawk common stock received in connection with the Domestication will be the same as the aggregate tax basis of Ordinary Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the description in the section entitled “Proposal 3: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders - U.S. Holders - Effect of PFIC Rules on the Domestication.”

Black Hawk could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

Black Hawk could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce Black Hawk’s after-tax income and adversely affect Black Hawk’s business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect us, Vesicor, PubCo, or our or their subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on Black Hawk’s financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, Black Hawk’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge Black Hawk’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to Black Hawk’s income tax provision that could increase Black Hawk’s effective tax rate. Changes to tax laws may also adversely affect Black Hawk’s ability to attract and retain key personnel.

Comprehensive U.S. federal income tax reform could adversely affect PubCo.

Changes to tax laws, which changes may have retroactive application, could adversely affect PubCo or holders of PubCo Common Stock. In recent years, many changes have been made to applicable tax laws and changes are likely to continue to occur in the future.

The TCJA, which was enacted in 2017, included changes to U.S. federal tax rates, imposed significant additional limitations on the deductibility of interest, allowed for the expensing of capital expenditures, and put into effect the migration from a “worldwide” system of taxation to a modified territorial system.

On March 27, 2020, then-President Trump signed into law the CARES Act, which included certain changes in tax law (including to the TCJA) intended to stimulate the U.S. economy in light of the COVID-19 pandemic, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. On August 16, 2022, former President Biden signed the IRA into law, which contained certain tax measures, including a corporate alternative minimum tax of 15% on some large corporations, an excise tax of 1% on certain corporate stock buy-backs, and an excise tax with respect to certain drug sales for failing to offer a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation.

Many provisions of the TCJA expire at the end of 2025 or are modified beginning in 2026. The U.S. Congress and the current Trump Administration have indicated that they intend to pursue legislation in 2025 to make permanent the 2017 TCJA provisions but there is no guarantee that this initiative will be successful. Future changes in tax laws could have a material adverse effect on PubCo’s business, cash flow, financial condition or results of operations. The impact of these tax reforms on holders of PubCo Common Stock is uncertain and could be adverse. PubCo urges its stockholders, including acquirers of capital stock in the Business Combination, to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in PubCo Common Stock.

Risk Factors for Vesicor

General. The following discusses risk factors for Vesicor’s business operations and efforts to obtain regulatory approval and to commercialize its ecm-RV/p53 product candidate, which is the sole product candidate being pursued and developed by Vesicor. These risk factors are deemed pertinent to Vesicor’s business and those efforts as of the date of this proxy statement/prospectus. These risk factors are not exhaustive. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial.

Vesicor has not commenced preclinical and IND-enabling studies or submitted an IND to start the regulatory review process for ecm-RV/p53 product candidate. Vesicor does not anticipate starting preclinical and IND-enabling studies until the first half of 2026 and starting the regulatory review process until the latter half of 2026. Both actions require adequate working capital funding from the consummation of the Business Combination and PPM Investment. Vesicor is uncertain if it can consummate the PPM Investment or if working capital from the consummation of the PPM Investment and Business working capital for the preclinical and IND-enabling studies and commencement of the regulatory review process in 2026.

Vesicor has not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and Vesicor has also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. Vesicor cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all. Since ecm-RZV/p53 is the sole product candidate of Vesicor, and Vesicor has no other product candidate in development, the failure to obtain requisite regulatory approvals in the U.S. would be significantly, materially adverse to Vesicor and its business and financial prospects. Vesicor is not pursuing and does not intend to pursue as of the date of this proxy statement/prospectus, regulatory approval for commercial use of ecm-RV/p53 in any other nation.

The following discussions should be read in conjunction with our financial statements and the notes to the financial statements included therein.

In this section, “Vesicor,” “the company,” “we,” “our” and “us” refers to Vesicor Therapeutics, Inc. prior to the Closing. Any of the risk factors described below have affected or could materially adversely affect our business, financial condition and results of operations. Certain statements in this Risk Factors section are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” at page 8.

Vesicor’s Limited Operating History, Financial Condition and Capital Requirements

Vesicor has a limited operating history that makes it impossible to reliably predict future growth and operating results.

Vesicor was incorporated in April 2008. Vesicor is an early development stage biopharmaceutical company and has a limited operating history upon which you can evaluate its business prospects or the prospects of Vesicor’s proposed ecm-RV/p53 product candidate, which makes it difficult to forecast the company’s future operating results or the prospects for our sole proposed product candidate, ecm-RV/p53. Vesicor’s activities after formation have been focused on research and development of its sole product candidate, the ecm-RV/p53 product candidate, and raising capital to support that development effort. We have not commenced the process for regulatory approval of our sole product candidate and we have not filed for patent protection for that product candidate. We can provide no assurances, but we hope to begin preclinical studies and submit an investigational new drug application or “IND” in first half of 2026. We hope to commence the regulatory review process and seek patent protection in the latter half of 2026. Vesicor has generated only nominal revenues since formation and has no products or services generating revenues. It has had to raise working capital from investors to support operations and product development. Assuming consummation of the Business Combination and successful consummation of the PPM Investment, the Combined Company will in all likelihood have to raise additional working capital to fund Vesicor’s ongoing business and pursuit of regulatory approval for its product candidate and, subject to receiving all regulatory approvals, efforts to commercialize the ecm-RV/p53 product candidate. You must consider the Vesicor’s business prospects in light of the risks, uncertainties, and problems frequently encountered by companies with limited operating histories and pursuing a business as an early development stage biopharmaceutical start-up concern in life sciences industry with a single product candidate that has not commenced preclinical and IND enabling studies as of the date of this proxy statement/prospectus.

Further, unanticipated delays in preclinical and IND-enabling studies may cause the anticipated time frame for commencement of the regulatory process by the submission of the IND to change. Unanticipated delays in preclinical and IND-enabling studies are usually inadequate preclinical study design, unanticipated additional funding needs, unanticipated changes in regulatory requirements for pre-clinical studies or IND submissions, and inadequacies in detecting, assessing, understanding, and preventing adverse results. In the regulatory review process, there may be unanticipated issues, delays, and funding requirements that may delay the regulatory review. Due to complexities and unpredictable issues that may arise in the regulatory review, Vesicor cannot predict the duration of the regulatory review for the ecm-RV/p53.

Vesicor’s independent registered public accounting firm included an explanatory paragraph in its report on Vesicor’s financial statements for the fiscal year ended December 31, 2024, which stated that a substantial doubt existed about Vesicor’s ability to continue as a going concern.

The report of the independent registered public auditor for Vesicor and Note 1 to the financial statements for Vesicor state that the company has generated only nominal revenues in the past two years, had a net loss of $288,720 for the year ended December 31, 2024 and had an accumulated deficit of $774,099 at December 31, 2024. These factors, among others, raise substantial doubt about Vesicor’s ability to continue as a going concern in the opinion of the independent registered public auditor, which opinion does not take into account the impact of the Closing, if consummated. If Vesicor continues to have recurring losses from operations, negative cash flows and substantial cumulative net losses, without sufficient revenues or funding, then there would be a substantial doubt about Vesicor’s ability to continue as a going concern.

Vesicor has an unproven business model with no assurance of achieving any or significant revenues or an operating profit. Vesicor has only one product candidate and it is still in development.

Our current business model is unproven and the profit potential, if any, is unknown as of the date of this proxy statement/prospectus because, in part, Vesicor is developing a new, novel and unproven therapeutic. Vesicor is an early development stage biopharmaceutical company subject to all of the risks inherent in the creation of a new business, especially a new business seeking to develop, obtain regulatory approval, and, if obtained, commercialize a new product with an unproven market and without revenue generating operations and adequate working capital to fund the business plan. The company’s ability to achieve profitability is dependent, among other things, on achieving regulatory approval of its ecm-RV/p3 product candidate, its sole product candidate, and then attaining successful commercialization of the product as well as raising or receiving from PubCo sufficient, affordable and timely working capital funding to support the pursuit of regulatory approval, and the marketing and production of the product, corporate overhead and any necessary future enhancements of the product or development of new products. There can be no assurance that Vesicor’s business strategy will achieve any or significant revenues, or attain profitability, or obtain sufficient revenues or funding to sustain development, regulatory approval, or commercialization efforts for its sole product candidate.

Vesicor has not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and Vesicor has also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. Vesicor cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

Even if Vesicor receives funding as a result of the consummation of the Business Combination and PPM Investment, Vesicor will likely have to raise additional and ongoing working capital over the course of its efforts to obtain regulatory approval and commercialize its ecm-RV/p53 product candidate. It may be unable to obtain sufficient working capital in sufficient sums, in a timely manner or on affordable terms and conditions. Vesicor is an early development stage biopharmaceutical company and it has incurred certain liabilities and may generate additional liabilities to fund its efforts to obtain regulatory approval and commercialize its product.

There is no assurance that the company will raise sufficient funds or generate sufficient revenues to implement its business plan, sustain operations and pursue regulatory approval of its product or product commercialization, or ever be profitable. Vesicor believes that its ability to generate revenues will be hampered without sufficient, timely and ongoing working capital. There is no assurance that working capital available after the consummation of the Business Combination and PPM Investment, if consummated, or funding raised thereafter, will provide the necessary working capital to fund all of the efforts necessary to obtain regulatory approval of ecm-RV/p53 product candidate and achieve a successful commercial launch of that product candidate. The lack of sufficient working capital will adversely affect or undermine the ability of Vesicor to perform preclinical and IND-enabling studies and to commence the process for or to obtain regulatory approval and, if the product candidate is approved, conduct successful marketing and production of products and sustain the company’s business.

Further, if planned operating levels or business plans are changed, higher operating costs encountered, lower sales revenue received, more time is needed to implement the company’s business plan, unexpected costs incurred, or less funding is received, then more funds than anticipated may be required. Additional and unforeseen difficulties may also be encountered during this current or future stage of business or product development. If additional capital is not available when required or is not available on acceptable terms or in a timely manner, Vesicor may be forced to modify or abandon its business plan. The company does not have an alternative business plan or product candidate as of the date of this proxy statement/prospectus. Vesicor has incurred certain liabilities and it may have to incur additional liabilities to fund its operations and efforts to commercialize its ecm-RV/p53 product candidate. Those liabilities may place additional burdens on or hinder the company from achieving its business goals as planned or at all.

To become and remain profitable, we must develop, obtain regulatory approval for our ecm-RV/p53 product candidate and successfully commercialize that product. Vesicor has not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and Vesicor has also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. Vesicor cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all. The preclinical and IND-enabling studies of the of ecm-RV/p53 product candidate, the regulatory process and commercialization effort will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials, obtaining marketing approval for our product candidate, manufacturing, marketing and selling our product for which we may obtain marketing approval from regulators and satisfying any post-marketing requirements. We must also create the necessary corporate infrastructure and staffing, and established necessary third-party relationships, to meet these challenges. We may never succeed in any of these activities and, even if we do, we may never generate revenue that is significant to achieve profitability. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development product efforts, expand our business or continue our operations.

Risks Related to Product Development

We are an early development stage biopharmaceutical company and have no patents or pending patent applications in the United States or elsewhere. Our sole intellectual property rights are unregistered trade secrets in the U.S. Vesicor plans to initiate a patent application for our processes and product candidate in the latter half of 2026 in the U.S. We hope to begin preclinical and IND-enabling studies in the first half of 2026 and submit an investigational new drug application or “IND” in the last half of 2026. This time frame may change due to unanticipated delays, funding needs or other issues in the preclinical and IND-enabling studies period. We have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

Vesicor believes that the product candidate has reached the stage where preclinical and IND-enabling studies can commence in first half of 2026, subject too adequate working capital. Vesicor has focused on research and development efforts and is an early development stage biopharmaceutical company as of the date of this proxy statement/prospectus. Our ability to generate product revenue, which we do not expect will occur for several years, if ever, will depend heavily on successful patent applications, preclinical studies, successful obtainment of an IND and then successful clinical trials leading to required regulatory approval. Our potential product candidate may be shown to have harmful side effects or may have characteristics that may make the products impractical to manufacture, unmarketable or unlikely to receive market acceptance. We currently have no products approved for commercial use ready for commercialization, no alternative products in development, and we generate no product generating revenues. We may never be able to develop an approved product or successfully commercialize an approved, marketable product. There can be no assurance that Vesicor will be able to successfully prosecute any patent application or that it will be issued any patents in the U.S. or will be successful in defending any issued patents. We regard patent protection as critical to the protection and commercialization of the product candidate. Issuance of patents is made by the U.S. Patent and Trademark Office or “USPTO” within its sole discretionary authority and we are uncertain about the issuance of a patent or any patents in a timely manner or at all.

We have only one product candidate, the ecm-RV/p53 product candidate. We have focused on the development of ecm-RV/p53 as our sole product candidate and we have decided to pursue approval and commercialization of that product in the U.S. and not in other markets. We do not have and may be unable to develop alternative product candidates if the ecm-RV/p53 is not approved and commercially successful in the U.S.

The success of our initial product candidate and any future product candidates, if any, will depend on some or all of the following:

●	Establishment and maintenance of patent and trade secret protection as well as attaining and maintaining regulatory approval for our ecm-RV/p53 product candidate;

●	Successful completion of preclinical and IND-enabling studies, which may be subject to unanticipated delays due to inadequate preclinical study design, unanticipated funding needs, unanticipated regulatory changes, and unanticipated adverse effects or results;

●	INDs or clinical trial applications (“CTAs”), being cleared such that our product candidate can commence clinical trials;

●	Successful initiation of, enrollment in and completion of clinical trials;

●	Successful data from our clinical programs that support a finding of safety and effectiveness and an acceptable risk-benefit profile of our product candidate in the intended populations;

●	Sufficiency of our financial and other resources to complete the necessary preclinical and clinical trials;

●	Receipt of regulatory and marketing approvals from applicable regulatory authorities;

●	Potential establishment of arrangements with third-party manufacturers for clinical supply and commercial manufacturing and, where applicable, other commercial manufacturing capabilities;

●	Successful development of our internal operational infrastructure, including manufacturing processes and transfer, where deemed appropriate and advantageous, from our reliance on contract manufacturing organizations (“CMOs”), to our own manufacturing facility, or from our own manufacturing facility to CMOs or the manufacturing facilities of collaboration partners;

●	Potential entry into collaborations to further the development of our ecm-RV/p53 product candidate;

●	Commercial launch of our ecm-RV/p53 product candidate, if and when approved, whether alone or in collaboration with any collaborators, sponsors or strategic partners;

●	Acceptance of our proposed ecm-RV/p53 product candidate and its therapeutic uses, if and when approved, by patients, the medical community and third-party payors;

●	Effective competition with other therapies and treatment options as well as enhancement to our product candidate required to meet competitive challenges from new competing products or technologies;

●	Establishment and maintenance of healthcare coverage and adequate reimbursement from third-party payors for our ecm-RV/p53 product candidate, if approved for public use;

●	Enforcement and defense of intellectual property rights and claims, including any patents and trade secrets for the ecm-RV/p53 product candidate, which patents have not been filed or obtained as of the date of this proxy statement/prospectus;

●	Maintenance of a continued acceptable safety profile of the ecm-RV/p53 product candidate following approval by regulators for public use; and

●	Achieving desirable medicinal properties for the intended indications targeted and approved for the ecm-RV/p53 product.

We have not received approval for any clinical trials and we have not received regulatory approval for commercial use of ecm-RV/p53 or any other product. We cannot be certain of obtaining all requisite regulatory approvals in a timely manner or at all. FDA regulatory approval and approval of its authorized panels and committees are within their sole, respective discretionary authority.

If we do not succeed in addressing or resolving one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidate, which could materially harm our business. If we do not receive regulatory approvals for our ecm-RV/p53 product candidate, we may not be able to continue our operations or achieve any revenues.

Even if our sole product candidate is approved for commercial sale, we anticipate incurring significant costs associated with commercializing an approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA or other regulatory authorities to perform clinical and other studies in addition to those that we currently anticipate.

Many of the factors listed above are beyond our control and could cause us to experience significant delays or prevent us from completing the pursuit of the regulatory review of our current and only product candidate, obtaining regulatory approvals or commercializing our product candidate. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. A failure to become or remain profitable could result in a decline in the value of our company and adversely impact any investment in PubCo.

Our ecm-RV/p53 product candidate is based on a novel therapeutic approach, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if at all.

Using microvesicle technology to develop product candidates is a relatively new therapeutic approach and we are not aware of any products based on microvesicles have been approved as of the date of this proxy statement/prospectus anywhere, including in the U.S., Japan, United Kingdom, and the European Union. As such, it is difficult to accurately predict the developmental challenges and funding needs that we may face for our ecm-RV/p53 product candidate as it proceeds through development and regulatory review. There can be no assurance that we can establish and maintain patent and trade secret protection. There can be no assurance that we initiate and complete preclinical studies, obtain IND application approval or initiate and complete clinical trials.

Assuming regulatory authorization to commence clinical trials, which authorization is not certain to occur on a timely basis or at all, then when we commence clinical trials, our clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of our ecm-RV/p53 product candidate for its intended uses, which would prevent, delay or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of any of our ecm-RV/p53 product, we must demonstrate through lengthy, complex and expensive non-clinical studies, pre-clinical studies and clinical trials that the applicable product candidate is both safe and effective for use in each target indication. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use. FDA authorization for clinical trials, other parts of the regulatory required regulatory review process, and approval or rejection of a product candidate application are within the sole discretion of the FDA. We have not received requisite regulatory approvals for the ecm-RV/p53 or any other product and we cannot be certain of receiving requisite regulatory approvals in a timely manner or at all.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical development process. Many product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

Additionally, any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidate in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations. In addition, even if such clinical trials are successfully completed, we cannot guarantee that the FDA will interpret the results as we do, and more trials could be required before we submit our product candidate for approval. To the extent that the results of the trials are not satisfactory to the FDA for support of a marketing approval, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidate. Even if regulatory approval is secured for our ecm-RV/p53 product candidate, the terms of such approval may limit the scope and use of the specific product candidate, which may also limit its commercial potential. Vesicor has no products approved for regulatory review or commercial use and is not certain that any such approval will be granted in a timely manner or at all.

Any results from, or indications of possible efficacy or safety of ecm-RV/p53 in its use by, clinics in Japan under the Advanced Care B program will not be used in or used to support Vesicor’s application for regulatory approval in the U.S. and should not be considered in terms of any possible or probable outcome of Vesicor’s efforts to obtain regulatory approval of its ecm-RV/p53 product candidate in the U.S. Vesicor cannot be certain of FDA approval of clinical trials for ecm-RV/p53 product candidate or receiving any other requisite regulatory approvals for ecm-RV/p53 product candidate by the FDA. Such approvals are within the discretionary authority of the FDA. Vesicor has no products approved for regulatory review or commercial use and is not certain that any such approval will be granted in a timely manner or at all.

Although Vesicor does not currently intend to rely on any data generated in Japan under the Advance Medical Care B program for ecm-RV/p53 in any FDA submissions, should Vesicor seek to do so in the future, the FDA may determine that such data are not adequate or does not meet its regulatory standards. In that case, Vesicor may be required to conduct additional preclinical studies or clinical trials in the U.S. or other jurisdictions that meet FDA requirements. This could result in increased costs, delays in development, and uncertainty regarding our ability to obtain regulatory approval for our product candidates. Results for ecm-RV/p53 should not be considered as an indicator of the chances of a successful application and regulatory review for ecm-RV/p53 product candidate in the U.S. Vesicor cannot be certain of receiving the requisite regulatory approvals of ecm-RV/p53 in a timely manner or at all. See also, “Japan Advanced Medical Care B program and U.S. Regulatory Approval” at page 249 and the following risk factor – “Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan; Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate.

Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan; Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate.

The ecm-RV/p53 has been administered by independent physicians in Japan Advanced Medical Care B program, who are not affiliated with Vesicor or Dr. Feng. Neither Vesicor nor Dr. Feng has received reports of adverse events or serious adverse events. Because no structured safety monitoring or adverse event reporting was performed and no safety data were provided to Vesicor, Vesicor cannot draw any conclusions regarding the safety profile of our product candidate. Neither Vesicor nor Dr. Feng has conducted any human clinical trials using ecm-RV/p53. Further, Vesicor and Dr. Feng did not participate in, observe or direct any case studies under the Japan Advanced Medical Care B program and therefore cannot verify any observation, reports, or results of those case studies. The absence of adverse event reports does not indicate that adverse events did not occur. As a result, significant safety issues may arise during future preclinical or clinical development stage in the U.S., which could delay or prevent regulatory approval in the U.S. Consequently, all observations, reports and results from the Japan Advanced Medical Care Program B should be considered informal and incomplete partial observations by third parties who were not supervised or directed by, or affiliated with, Vesicor or Dr. Luo Feng; and all observations, reports and results from the Japan Advanced Medical Care B program cannot be relied upon in Vesicor’s development efforts in the U.S. or in any determination of the safety or efficacy of the ecm-RV/p53 product candidate for treatment of any disease or other medical condition; or to predict of the results of Vesicor’s efforts to obtain all regulatory approvals for the ecm-RV/p53 product candidate in the U.S.

Delays in clinical trials could result in increased costs to us and delay our ability to obtain commercial approval of our product candidate and commercialization of the product.

We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. Regulatory authorizations are made in the sole discretionary approval of the regulator and may not be granted in a timely manner or at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

●	delays in obtaining regulatory authorizations to commence a clinical trial or reaching a consensus with regulatory authorities on trial design;

●	delays in identifying prospective clinical investigators or clinical trial sites that have necessary qualifications, interest and capacity to perform a requested protocol;

●	delays in reaching agreement on acceptable terms with prospective contract research organizations or “CROs” and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

●	delays in obtaining approval from one or more institutional review boards or “IRBs”;

●	IRBs refusing to approve, suspending or terminating the trial at the investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

●	changes to the clinical trial protocol;

●	delays in recruiting suitable subjects to participate in our clinical trials;

●	failure by us, any CROs we engage or any other third parties to adhere to clinical trial requirements;

●	failure to perform in accordance with good clinical practices or “GCPs”;

●	delays in the testing, validation, manufacturing and delivery of our product candidate to the clinical sites, including delays by third parties with whom we may have contracted to perform certain of those functions;

●	delays in subjects completing participation in a trial or returning for post-treatment follow-up;

●	clinical trial sites or subjects dropping out of a trial;

●	key investigators departing their clinical sites;

●	lack of adequate funding to continue the trial or other required efforts;

●	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

●	subjects experiencing severe or unexpected product or drug related adverse effects;

●	imposition of a clinical hold by regulatory authorities as a result of a serious adverse event, after an inspection of our clinical trial operations, trial sites or manufacturing facilities, or for other reasons;

●	occurrence of serious adverse events (“SAEs”) in our trials or in trials of the same class of agents conducted by other sponsors;

●	changes in regulatory requirements or guidance that require amending or submitting new clinical protocols;

●	a facility manufacturing our product candidate, if approved, or any of its components being ordered by the FDA to temporarily or permanently shut down due to violations of current good manufacturing practices or “cGMP” regulations or other applicable requirements;

●	any changes to the manufacturing process for our product candidate that may be necessary or desired;

●	third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials and/or not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, GCP, or other regulatory requirements;

●	third-party contractors not performing data collection or analysis in a timely or accurate manner; or

●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by contractors in support of our marketing applications.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, participants being exposed to unacceptable health risks, failure to demonstrate a benefit from using the product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Our product development costs during the preclinical and clinical process will increase if we experience delays in testing or marketing approvals. The FDA and other regulatory agencies may impose new or refined testing expectations based on experience and increased knowledge over time. In addition, if we make manufacturing or other changes to our product candidate, we may need to conduct additional studies to bridge our modified product candidate to earlier versions. Assuming requisite regulatory authorizations for commencement of clinical trials, which have not been granted and may not be granted in a timely manner or at all, we do not know whether any of our clinical trials of ecm-RV/p53, when it is in the approval process, will begin or continue as planned, will need to be restructured or will be completed on schedule, or at all. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of any clinical trials we initiate in a way that leads to our obtaining marketing approval for our ecm-RV/p53 product candidate in a timely manner, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidate or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidate. Vesicor has not received regulatory approval for any clinical trials for ecm-RV/p53 product or any other product candidates and does not anticipate seeking commencement of the regulatory process until and upon completion of the preclinical and IND process and any related or necessitated further development of ecm-RV/p53, which we do not anticipate occurring until latter half of 2026, if then.

We may find it difficult to enroll or maintain patients in our clinical trials, which difficulty could delay or prevent us from proceeding with clinical trials of our product candidates.

If regulatory authorization for clinical trials occurs, which authorization may not be granted in a timely manner or at all by the FDA and which authorization is within the sole discretion and authority of the FDA to grant or deny, then once clinical trials commence, identifying and qualifying patients to participate in the clinical trials of our product candidate is critical to our success in conducting those trials. The timing of any clinical trials depends on our ability to recruit patients and to complete required follow-up periods. If patients are unwilling to participate in our clinical trials due to negative publicity from adverse events, competitive clinical trials for similar patient populations, or for other reasons, the timeline for recruiting patients, conducting trials and potentially obtaining regulatory approval may be delayed. We may also experience delays if patients withdraw from a clinical trial or do not complete the required monitoring period. These delays could result in increased costs, delays in advancing our ecm-RV/p53 product candidate in the regulatory process, delays in testing the effectiveness of our product candidate or termination of clinical trials altogether. The FDA may reject the application or other submissions for the ecm-RV/p53 product candidate during the review process, which rejection is within the sole discretionary authority of the FDA.

We have no products authorized for clinical trials or approved for commercial use in the U.S. or elsewhere and we are uncertain of whether any such authorizations or approvals will be granted in a timely manner or at all. Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a stage that is sufficient to commence the preclinical and investigational new drug application (“IND”) enabling studies in the first half of 2026 and possibly commence the regulatory approval process in latter half of 2026. While modifications of the ecm-RV/p53 product candidate may be made before commencement of the regulatory review process in the U.S. and also during the preclinical and IND phase or during regulatory review process in response to clinical trials conducted as part of the regulatory review, Vesicor believes that development of the ecm-RV/p53 product candidate has reached a status where commencement of the U.S. regulatory review process in latter half of 2026 is feasible. The actions required for commencement of preclinical and IND are described in the section entitled “Current Status of ecm-RV/p53 product candidate – Preclinical and IND Enabling Studies” on page 246 of this proxy statement/prospectus).

Patient enrollment is affected by many factors, including:

●	the size and nature of the patient population;

●	the proximity of patients to clinical sites;

●	the eligibility and exclusion criteria for the trial;

●	the design of the clinical trial;

●	competing clinical trials;

●	the risk that enrolled patients will not complete a clinical trial;

●	ability to monitor patients adequately during and after treatment;

●	potential disruptions caused by new variants of the COVID-19 virus causing a pandemic (or other similar disruptions), including difficulties in initiating clinical sites, enrolling and retaining participants, diversion of healthcare resources away from clinical trials, travel or quarantine policies that may be implemented and other factors;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience; and

●	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate in relation to other available products.

Once commenced, assuming FDA approval for clinical trials, which approval has not been obtained by us and is granted within the sole discretionary authority of the FDA, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our ecm-RV/p43 product candidate, and this competition may reduce the number and types of patients available for our clinical trials because some patients may opt to enroll in a trial being conducted by a competitor. We may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which could reduce the number of patients who are available for our clinical trials at such clinical trial sites. We cannot be certain of obtaining requisite regulatory approval in a timely manner or at all.

FDORA. Under the federal Food and Drug Omnibus Reform Act (the “FDORA”), sponsors are required to develop and submit a diversity action plan for each Phase 3 clinical trial or any other “pivotal study” of a new drug product. These plans are meant to encourage enrollment of more diverse patient populations in late-stage clinical trials of FDA-regulated products. In June 2024, as mandated by FDORA, the FDA issued draft guidance outlining the general requirements for diversity action plans. Unlike most guidance documents issued by the FDA, the diversity action plan guidance, when finalized, will have the force of law. In January 2025, in response to an executive order issued by President Trump on diversity, equity and inclusion programs, the FDA removed this draft guidance from its website. The implications of this action are not yet known. If we are not able to adhere to any new or reinstated FDORA requirements, our ability to conduct clinical trials may be delayed or halted.

Changes in funding for the FDA could hinder its ability to hire and retain key leadership and other personnel or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our efforts to obtain regulatory approval for our ecm-RV/P53 product candidate and on our business, financial condition and results of operations.

The ability of the FDA to review and approve new product candidates and conduct other regulatory activities can be affected by a variety of factors, including government budget and funding levels, reductions in force, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Since January 2025 and as of the date of this proxy statement/prospectus, the Trump Administration has pursued significant cuts in research and development funding at government agencies as well as at universities whose research and development efforts support or complement government and private research and development efforts, especially in novel therapeutics.

Disruptions at the FDA and other regulatory authorities may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business, financial condition and results of operations. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. Currently, federal agencies in the U.S. are operating under a continuing resolution that is set to expire on September 30, 2025. Separately, in response to the COVID-19 pandemic, the FDA temporarily postponed routine surveillance inspections of manufacturing facilities in 2020. Additionally, starting in January 2025, the new Trump administration recently announced plans to reduce the number of federal employees by establishing voluntary termination programs, by position eliminations or by involuntary terminations. If a prolonged government shutdown occurs, if funding for the FDA or other federal agencies (including their workforce) is reduced further or as planned by the Trump Administration, or if future global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our efforts to obtain approval of our ecm-RV/p53 product candidate and, consequently, on our business, financial condition and results of operations.

On March 27, 2025, HHS Secretary Robert F. Kennedy Jr. announced proposed staff reduction of 3,500 at the FDA. While drug/product reviewers are exempted from the announced reduction in force, the reduction of staff in other parts of the FDA may adversely impact the length of the FDA review process for products if those reductions undermine the support that FDA reviewers rely upon for their work. Due to legal challenges, pending and potential, possible HHS reversal of some aspects of announced staff reductions and changes in proposed FDA reorganization plans (part of the staff reductions), and the fact that Vesicor does not intend to commence the FDA review process probably until 2026, Vesicor cannot predict the impact of changes at the FDA on the review process for its ecm-RV/p53 product candidate.

The FDA is part of the HHS and HHS Secretary Robert F. Kennedy Jr. oversees the FDA. On March 27, 2025, HHS Secretary Robert F. Kennedy Jr. announced that the “FDA will decrease its workforce by approximately 3,500 full-time employees, with a focus on streamlining operations and centralizing administrative functions. This reduction is part of an announced reduction in HHS staffing of approximately 20,000 personnel (approximately 20% of the total HHS staffing). This reduction will not affect drug, medical device, or food reviewers, nor will it impact inspectors” [HHS Fact Sheet: HHS’ Transformation to Make America Healthy Again, March 27, 2025]. Despite this announcement, reorganization of the FDA and reduction of FDA staff may in fact have a potential negative impact on length or process of the FDA review process. While drug/medical products reviewers are exempt from reduction in force or RIF, the drug approval process is long and complex and reductions in FDA staffing in other areas that may directly or indirectly support drug/medical products FDA review staff may also disrupt key processes in the review of product candidates. Due to possible or pending legal challenges in the courts and the possible reversal in staff reductions and announced reorganization plans by HHS and FDA, it is not possible, as of the date of this proxy statement/prospectus, to predict the impact of the HHS’s announced RIFs and proposed reorganization of departments or offices within the HHS and the FDA on the FDA review process for products like Vesicor’s ecm-RV/p53, especially since Vesicor does not anticipate commencing the regulatory review process until probably 2026. The uncertainty about the impact of these developments is increased the fact that HHS has reversed or may reverse some of the announced staff reductions and HHS and FDA have not implemented all announced structural changes as of the date of this proxy statement/prospectus.

On June 2, 2025, FDA launched “Elsa”, a generative Artificial Intelligence (AI) application to assist FDA staffers in review of drug/product applications. The introduction of a new, complex and not tested in review of actual drug/product AI application presents the risk for malfunctions or false responses that complicate and delay, rather than expedite, FDA review of drug/product applications. Since Elsa was introduced on June 2, 2025, has not produced a record of actual operation in the FDA review process and Vesicor does not intend to commence FDA review process until probably 2026, the impact of Elsa on ecm-RV/p53 product candidate, if any, is not ascertainable or predictable as of the date of this proxy statement/prospectus.

On June 2, 2025, the FDA announced the launch of “Elsa”, a generative Artificial Intelligence (AI) tool designed to, according to the FDA, “help employees—from scientific reviewers to investigators—work more efficiently. This innovative tool modernizes agency functions and leverages AI capabilities to better serve the American people. Built within a high-security GovCloud environment, Elsa offers a secure platform for FDA employees to access internal documents while ensuring all information remains within the agency. The models do not train on data submitted by regulated industry, safeguarding the sensitive research and data handled by FDA staff” [“FDA Launches Agency-Wide AI Tool to Optimize Performance for the American People, FDA Press Release and YouTube Announcement, June 2, 2025]. AI is only as effective and efficient as the quality and quantity of data inputted and the quality of core software programming. Generative AI is well known and documented to sometimes “hallucinate” when it is receives an inquiry that it cannot process with available data and it produces a response that has no basis in fact (instead of indicating that it cannot process the inquiry). The fact that Elsa was not data trained on data submitted by applicants and is a new system may mean that Elsa’s data load is insufficient to efficiently aid in the review of actual applications. As of the date of this proxy statement/prospectus, it is not possible to predict the impact of Elsa on the FDA review process for products like our product candidate because there is insufficient record of Elsa’s performance and Vesicor does not anticipate commencing the FDA review process until probably 2026.

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for our product candidate and the approval may be for a narrower indication than we seek.

We cannot commercialize our product candidate until the appropriate regulatory authorities have reviewed and approved the product candidate. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals. Even if a product candidate meets the safety and efficacy endpoints in clinical trials, the data may not be considered sufficient by regulatory authorities, or those regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain all required regulatory approvals. Additional delays may result if an FDA advisory committee is convened, including if such advisory committee recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in regulatory authority policy or data requirements during the period of product development, clinical trials and the regulatory review process.

Even if we receive regulatory approval, the FDA may approve a product candidate for more limited indications than requested or FDA may impose significant limitations in the form of narrow indications, black box warnings or a Risk Evaluation and Mitigation Strategy (“REMS”). The FDA may require labeling that includes warnings and precautions or contra-indications with respect to conditions of use or may grant approval subject to the performance of costly post-marketing clinical trials. In addition, the FDA may not approve the labeling claims that are considered necessary or desirable for the successful commercialization of a product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for a product candidate.

We have not received approval for any clinical trials and we have not received regulatory approval for commercial use of ecm-RV/p53 or any other product. We cannot be certain of obtaining all requisite regulatory approvals in a timely manner or at all. FDA regulatory approval is within its sole discretionary authority.

Additionally, if the results of any clinical trials are inconclusive or if there are safety concerns or SAEs associated with our ecm-RV/p53 product candidate, we may:

●	be delayed or fail in obtaining marketing approval for our product candidate;

●	obtain approval for indications or patient populations that are not as broad as we intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

●	be subject to changes in the way the product candidate is administered;

●	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

●	have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a modified REMS;

●	be sued and held liable for harm caused to patients; or

●	experience damage to our reputation.

For a newly approved product, the third-party payor coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain coverage and adequate reimbursement for our product candidate, if approved, could decrease our ability to generate product revenue.

There is significant uncertainty related to the third-party coverage and reimbursement of existing and newly approved therapeutic products, especially for novel therapeutics. Market acceptance and sales of product candidate, if approved, in U.S. markets may depend significantly on the availability of coverage and adequacy of reimbursement from third-party payors, including government programs (such as Medicare and Medicaid) and private payor healthcare and insurance programs. In the United States, we do not believe that any uniform policy of coverage and reimbursement for new therapeutic products exists among U.S. third-party payors. Coverage and reimbursement for a product candidate, if approved, may differ significantly from payor to payor, and we may not be able to obtain adequate coverage and reimbursement in the future.

Further, obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of such product candidate, if approved, to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be obtained or applied consistently. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. Additionally, coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Assuming that coverage is obtained for a given product, the resulting reimbursement rates might not be adequate or may require co-payments or co-insurance that patients find unacceptably high. Patients, physicians, and other healthcare providers may be less likely to prescribe, dispense or use, as applicable, any approved product unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.

The market for microvesicle-based therapeutics is fairly new and unproven, and that market may decline or experience limited or no growth, which would adversely affect our ability to fully realize the potential of our ecm-RV/p53 product candidate as a delivery platform and achieve business and financial goals necessary to establishing a successful operation.

The market for microvesicle-based therapeutics is relatively new, and evaluating the size and scope of the potential market is subject to a number of risks and uncertainties. We believe that our future success will depend in large part on the growth of this market and the absence of advances or innovations that render obsolete or commercially non-viable our proposed product candidate. This belief and underlying assumptions may prove to be mistaken, especially in light of the ever-evolving nature of drug and therapeutics research and advances in treatment. The utilization of our proposed ecm-RV/p53 product candidate delivery platform is still relatively new, and customers may not recognize the need for, or benefits of, our product, tests and related services, which may prompt them to cease use of our product and any related services or decide to adopt alternative products and services to satisfy their healthcare requirements. Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates by Vesicor management. We have not conducted independent market surveys as of the date of this proxy statement/prospectus and our estimation of market potential for our product candidate is based on experience and knowledge of our senior management. As a result, we may experience lower-than-expected demand for our product and related services due to lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers of an approved product, weakening economic conditions and other causes.

Negative developments in the field of microvesicles or exosomes could damage public perception of our product candidate, which could adversely affect our ability to conduct our business or obtain regulatory approvals for our proposed product candidate or any other similar product candidates.

Microvesicle and exosome therapeutics are novel and unproven therapies, with no known microvesicle or exosome therapeutic approved to date. Microvesicle or exosome therapeutics may not gain the acceptance of the public or the medical community. To date, other efforts to leverage natural exosomes have generally demonstrated an inability to generate exosomes with predictable biologically active properties or to manufacture exosomes at suitable scale to treat more than a small number of patients. Some studies used natural exosomes without an intended or understood mechanism of action or pharmacology. Other studies included payloads but generated inconclusive results. Our success will depend on our ability to demonstrate that our engineered cellular microvesicle can overcome these challenges.

Vesicor has not made a determination of whether to seek fast track review of its ecm-RV/p53 product candidate at this stage of its product development. If Vesicor seeks fast-track product designation for the ecm-RV/p53 product candidate from the FDA or other form of expedited review, the FDA may reject that request. Further, a fast-track product designation or other any similar designation to facilitate product candidate development may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that ecm-RV/p53 product candidate will receive marketing approval.

Vesicor has not commenced the regulatory review process for the ecm-RV/p53 product candidate and does not expect to do so until 2026. Vesicor has not yet made a definitive determination to seek fast-track designation. Vesicor cannot determine if its ecm-RV/p53 product candidate will qualify for fast-track approval or any other forms of expedited approval as of the date of this proxy statement/prospectus. As such, no assurance can be given that the ecm-RV/p53 product candidate will receive any fast-track or other expedited approval process or, in fact, will receive any regulatory approval for commercial use by the public in the U.S.

A product sponsor may apply for fast-track designation from the FDA if a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition. The FDA has broad discretion whether or not to grant this designation. If Vesicor seeks fast-track designation for ecm-RV/p53 and receives fast track designation for ecm-RV/p53 treatment for a specific serious illness or disease, Vesicor may not experience a faster process, review or approval compared to conventional FDA procedures. A fast-track designation does not expedite clinical trials or mean that regulatory requirements are less stringent or provide assurance of ultimate marketing approval by the FDA. Instead, fast-track designation provides opportunities for frequent interactions with FDA review staff, as well as eligibility for priority review, if relevant criteria are met, and rolling review of individual sections of an NDA submitted to the FDA as they become finalized. The FDA may rescind the fast-track designation if it believes that the designation is no longer supported by data from our clinical development program. The FDA may also withdraw any fast-track designation at any time and in its sole discretion.

Vesicor has not received approval for any clinical trials and Vesicor has not received regulatory approval for commercial use of ecm-RV/p53 or any other product. Vesicor cannot be certain of obtaining all requisite regulatory approvals in a timely manner or at all. FDA regulatory approval is within its sole, discretionary authority.

Our participation in Japan’s Advanced Medical Care B program has been and will continue to be for the purpose of gathering data on the efficacy of the technology that is the basis for our proposed ecm-RV/p53 product candidate. Our product candidate is not approved by Japanese regulators for commercialization or public use and is used only under the Advanced Medical Care B Program for experimental therapeutics. We do not intend to seek regulatory approval or commercialization of our product candidate in Japan.

Japan’s Advanced Medical Care B program is designed to facilitate patient access to new drugs or other therapeutics that are not approved by Japanese regulators for commercial or general public use. The aim of Japan’s Advanced Medical Care B program is to allow persons with serious illness to seek alternative treatment when approved treatments are not effective and to develop drugs and other therapeutics for eventual coverage by Japan’s national health care system. In general intent, Japan’s Advanced Medical Care B program is similar to the FDA’s Expanded Access program, often called ‘compassionate use’ program, which provides a pathway for patients to gain access to investigational drugs, biologics, and medical devices used to diagnose, monitor, or treat patients with serious diseases or conditions for which there are no comparable or satisfactory therapy options available outside of clinical trials.

Vesicor’s interest in Japan’s Advanced Medical Care B program has been and continues to be limited to gaining data to assist Vesicor’s research and development of the ecm-RV/p53 product candidate and not with use in seeking regulatory approval and commercialization of the ecm-RV/p53 product candidate or other product candidates in Japan. As is the case with any medical treatment involving patients, whether it is a treatment approved by regulators for public use or an experimental treatment that has not been approved by regulators for general public use but is used under a permitted compassionate use program limited to eligible, seriously ill patients, there is the potential for liability to the persons and entities conducting or involved in the medical treatment of patients – either involving product liability, medical malpractice, personal injury/wrongful death or non-compliance with any applicable local laws or regulations. The involvement of Vesicor in the Advanced Medical Care B program has been mostly Dr. Feng analyzing therapeutic results and potential efficacy of treatment using the technology underlying the ecm-RV/p53 product candidate. Japan’s Advanced Medical Care B program is an established experimental treatment program for seriously ill patients without viable alternatives in treatment. Vesicor is not aware of any threatened or pending claims or proceedings, or regulatory issues, in Japan against or involving Vesicor or Dr. Feng in respect of the experimental treatment involving the technology underlying the ecm-RV/p53 product candidate in Japan or their participation in that program. There can never be any absolute assurances of no liability exposure in the use of drugs or other therapeutics for patients.

Risks Related to Vesicor’s Business

As part of our efforts to pursue regulatory approval of, and commercially exploit, our product candidate, we may pursue acquisitions, collaborations or other strategic partnerships that may increase our capital requirements, cause us to incur debt or assume contingent liabilities and subject us to other risks.

In the future, we may engage in various collaborations and strategic partnerships and may evaluate additional partnerships or potential acquisitions, including licensing or acquiring biologically active molecules to load into or onto our engineered exosomes, complementary products, intellectual property rights, technologies or businesses. Any future collaborations and partnerships, potential acquisition, collaboration or strategic partnership may entail numerous risks, including the following:

●	increased operating expenses and cash requirements;

●	reduced control over the development of our product candidate;

●	the assumption of indebtedness or contingent liabilities, which may burden or hinder our development, regulatory approval efforts or commercialization efforts;

●	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel, operations and technologies;

●	the diversion of our management’s attention from our internal product development and regulatory approval efforts and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party, their regulatory compliance status and their existing products or product candidate and marketing approvals, and liabilities, known and unknown;

●	failure to recognize the synergies or other benefits intended for the acquisition, partnership or collaboration as well as the burdens of adapting to, integrating with existing operations and funding any acquisitions, partnerships or collaborations; and

●	potential inability to generate revenue from acquired technology or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

We may not be able to grow the size of our company through internal growth or through suitable acquisition opportunities and this inability could impair our ability to obtain access to technology or products that may be important to the development of our business or proposed product candidate. Any of the foregoing may materially harm our business, financial condition, results of operations and prospects.

We are an early development stage biopharmaceutical company and we currently have no sales, marketing or distribution capabilities and have limited experience in the sale, marketing or distribution of products and limited experience in the regulatory approval process. As of the date of this proxy statement/prospectus, our infrastructure is limited to executive management and research and development for the product candidate that is overseen by Dr. Luo Feng. If we are able to achieve regulatory approval for our ecm-RV/p53 product candidate, we may consider commercializing the product ourselves by developing an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. Recruiting and training a sales force or reimbursement specialists is expensive and time consuming and we will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing and other commercialization capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly and our investment in those resources would be lost if we cannot retain or reposition our commercialization personnel.

We have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

Other factors that may inhibit our efforts to commercialize our product candidate include:

●	our inability to recruit, manage and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs and other support personnel;

●	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to use our product;

●	the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement and other acceptance by payors;

●	restricted or closed distribution channels that make it difficult to distribute our ecm-RV/p53 product candidate to segments of the targeted patient population;

●	the lack of complementary therapeutics to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive or better-known product lines; and

●	unforeseen costs and expenses associated with creating an independent commercialization organization or operation.

If our product candidate obtains regulatory approval, and in addition to establishing internal commercialization capabilities, we may pursue collaborative arrangements for the sale and marketing of our product; however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements or that they will deliver the efficiencies or benefits required to successfully commercial the product. If we enter into arrangements with third parties to perform sales, marketing, commercial support and distribution services, any revenue we receive will depend upon the efforts of such third parties and our product revenues or the profitability of these product revenues to us may be lower than if we were to commercialize our product candidate ourselves. In addition, we may not be successful in entering into arrangements with third parties to commercialize our product candidate or may be unable to do so on terms that are favorable to us. We may have little control over the marketing and sales efforts of such third parties and any of them may fail to devote the necessary resources and attention to sell and market our product effectively. We also will face competition in our search for third parties to assist us with the sales and marketing efforts of our ecm-RV/p53 product candidate. There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third party collaborators to commercialize any product in the U.S. or internationally.

Our proprietary laboratory experiments may not operate properly, which could damage our reputation, give rise to a variety of claims against us, or divert our resources from other purposes, any of which could harm our business and operating results.

Proprietary laboratory experiments are time-consuming, expensive, and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, or other unforeseen problems, and it is possible that we discover additional issues or problems that prevent our proprietary applications from operating properly, which would delay or undermine efforts to attain a commercialized product in the U.S.

If we are not able to compete effectively, our business and operating results will be harmed. We will face competition from a number of competitors, which could limit our ability to attain, maintain or expand market share within our industry, and if we do not maintain or expand our market share, then our business and operating results will be harmed.

While the exosome-based and microvesicle-based therapeutic market is still fairly new, we face competition from various sources. These competitors may have better brand name recognition, greater financial and research and development resources and larger sales teams and distribution channels than we have. As a result, these competitors may be able to develop and introduce competing solutions that may have greater capabilities than ours or that are able to achieve greater customer acceptance, and they may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, we may also compete with smaller companies, who may develop their own products or delivery platforms that perform similar services as our product or delivery platform. We expect that competition will increase and intensify as and if we expand our serviceable markets.

The potential market for our proposed product is fragmented, competitive and characterized by rapidly evolving technology standards, customer needs and the frequent introduction of new products and services. Our competitors range from smaller niche companies to large, well-financed and technologically-sophisticated entities.

In general, and with an approved product, we will compete on the basis of several factors, including the perceived utility and quality of product and any related service offerings, ability to deliver clinical and financial performance improvement to patients and organizations through the use of our product and related services, quality and reliability of our product and any related services, ease of use and convenience, and brand recognition. Other competitors may have proprietary technology that differentiates their product and service offerings from ours to an extent that harms the appeal of our product to the marketplace. Our competitors may also develop products and services that may become more efficient or appealing to our potential partners or existing partners. As a result of these competitive advantages, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands, products and services and make more attractive offers to our existing partners and potential partners.

If we are not able to enhance an existing product or introduce a new product that achieves market acceptance and keep pace with technological developments, our business, results of operations and financial condition could be harmed.

The drug/therapeutics industry is highly competitive with ongoing success often requiring developing new product enhancement of existing products or new products. If we have a commercially viable product, then our ability to attract new customers and increase revenue from existing customers will depend in part on our ability to increase adoption and usage of our product and eventually introduce and obtain regulatory approval of an enhanced version of our approved product or introduce new products. The success of any enhancements or new product development depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels and overall market acceptance and demand. Enhancements and new product development that we develop may not be introduced in a timely or cost-effective manner, may contain defects, may have interoperability difficulties with our existing product, or may not achieve the market acceptance necessary to generate significant revenue. We may be unable to fund the development of a new or enhanced product if our ecm-RV/p53 product candidate is not successfully commercialized. If we are unable to successfully enhance our product, if it is approved, and its capabilities to meet evolving customer requirements, increase adoption and usage of our product, or develop new product enhancement or new products, or if our efforts to increase the usage of our product, if and when approved, are more expensive than we expect, then our business, results of operations and financial condition could be significantly harmed.

If we are successful in commercializing the ecm-RV/p53 product candidate, then the ongoing success of our business may depend on our ability to expand into new vertical markets and attract new customers in a cost-effective manner through product enhancements or development of new products.

If we succeed in commercialization of our ecm-RV/p53 product candidate, then in order to grow our business in the future, we believe that we must seek to drive greater awareness and adoption of our product from enterprises across new vertical markets. If such an instance, we would intend to increase our investment in sales and marketing, as well as in technological development, to meet evolving customer needs in the initial market for our product and in other potential ancillary markets. There is no guarantee, however, that we will be successful in gaining new customers from any or all of these markets. We have limited experience in marketing and selling our product or therapeutics generally, and in particular in these new markets, which may present unique and unexpected challenges and difficulties. If we are unable to meet these challenges effectively and in a cost-effective manner, our financial results could be adversely affected.

Vesicor’s development of the ecm-RV/p53 product candidate, its regulatory approval, and commercial launch could be harmed if Vesicor loses the services of key personnel or if we are unable to hire, retain and motivate qualified personnel as required to obtain approval of or commercialize our product or maintain or grow our business.

Vesicor relies on Luo Feng, M.D., Vesicor’s Chief Executive Officer, for the development of the ecm-RV/pr53 product candidate and leading Vesicor’s efforts during the regulatory approval process. The company does not currently have on staff a qualified person to promptly assume Dr. Feng’s duties – although the company intends to recruit additional qualified personnel upon the consummation of the Business Combination. The loss of Dr. Feng would be significantly adverse to Vesicor’s development and approval of the ecm-RV/p53, which is its sole product candidate, and, consequently, to the future business and financial performance and condition of Vesicor. Dr. Feng signed a services agreement with Vesicor in 2023 and he has agreed to sign an employment agreement as a senior officer of PubCo upon consummation of the Business Combination. These agreements, however, may not prevent the loss of his services. Vesicor does not have key man insurance as of the date of this proxy statement/prospectus. Vesicor may be unable to recruit a qualified replacement for Dr. Feng or do so in a timely manner to complete product development and oversee the regulatory approval process under the current anticipated time frames. The failure to recruit a qualified replacement, if needed, or do so in a timely manner, would be significantly adverse to the development, regulatory approval and commercial launch of ecm-RV/p53 product candidate. Upon the consummation of the Business Combination, and subject to adequate working capital, Vesicor intends to recruit additional personnel to supplement human capital for essential work, including the work of Dr. Luo Feng. There can be no assurance that any recruitment effort would result in personnel qualified to assume or support duties of key personnel.

Our future success may also depend, in part, on our ability to attract and retain other highly skilled personnel. We believe that there is, and will continue to be, intense competition for highly skilled management, medical, engineering, data science, business development personnel, sales and other personnel with experience in our industry. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate qualified and necessary employees or other personnel. In the future, if we are unable to retain and motivate our existing employees and attract qualified personnel to fill key positions, we may be unable to manage our business effectively, including the development, regulatory approval of, marketing and sale of our product candidate, which could adversely affect our business, results of operations and financial condition. To the extent we hire personnel from competitors, we also may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, including trade secret violations. If we are unable to retain our employees, our business, results of operations and financial condition could be adversely affected.

We have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

If we do not keep pace with technological changes, our solutions may become less competitive and our business may suffer.

The therapeutics industry, and market for products like our ecm-RV/p53 product candidate, are undergoing rapid technological change, frequent product and service innovations and evolving industry standards. If we are unable to keep pace with these technological developments and industry changes, our business could be adversely affected. Failure in this regard may significantly impair our growth or ability to pursue our development of a commercial product.

If our strategic business plan is not viable, Vesicor management will have to revise and manage a new strategic business plan.

The business strategy of Vesicor may not prove viable and expected growth may fail to occur. Vesicor is only pursuing approval and commercialization of the ecm-RV/p53 product candidate in the United States. If the ecm-RV/p53 product candidate is not approved in the United States or is not commercially successful, Vesicor does not have another product candidate or another market at hand to pursue as of the date of this proxy statement/prospectus and does not intend to pursue a foreign market in the foreseeable future. Vesicor may have to modify its strategic business plan to achieve a viable business operation. Operating results and responding to the need to develop a new strategic business plan will depend substantially on the ability of its officers and key employees to manage and respond to changing business conditions and to implement and improve its financial, administrative and other resources. If the company is unable to respond to and manage changing business conditions, or the scale of its operations, then the quality of its product or related services, its ability to retain key personnel, and its business could be harmed. Further, any change in the strategic business plan may require additional working capital to implement and such working capital may be unavailable when and in the amounts needed.

Vesicor may be unable to manage any future growth.

If the company is successful in commercializing the ecm-RV/p53 product candidate, and the company’s operation expand from organic growth or acquisitions, the company’s ability to manage its growth effectively will require it to continue to improve its operational, financial and management controls and information systems to accurately forecast sales demand, to manage its operating costs, manage its marketing programs in conjunction with an emerging market, and attract, train, motivate and manage its employees, especially essential employees, effectively. If management fails to manage any growth, Vesicor’s results of operations, financial condition, business and prospects could be adversely affected. In addition, Vesicor’s growth strategy may depend on effectively integrating future entities, which requires cooperative efforts from the managers and employees of the respective business entities. If the company’s management is unable to effectively integrate any acquired business entities, then the company’s results of operations, financial condition, business and prospects could be adversely affected.

Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing any future growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of an enhanced version of ecm-RV/p53 product candidate or new therapeutic products. If our management is unable to effectively manage our growth, our expenses may increase more than expected our ability to generate or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize products and services and compete effectively may depend, in part, on our ability to effectively manage any future growth.

Unstable financial market and economic conditions may have serious adverse consequences on our business, financial condition and results of operations.

As widely reported, global and domestic credit and financial markets have experienced periods of volatility and disruptions in the past several years, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability, which are affected by continued conflicts and uncertainties caused by those conflicts, including hostilities between Russia and Ukraine and trade disputes between the U.S. and its trading partners. It is also not possible to predict with certainty the effects of any of this volatility on existing U.S. macroeconomic conditions and financial markets, all of which could impact the business, financial condition, and results of operations of our company as well as our or our parent company’s ability to raise capital. There can be no assurances that any future deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or any unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive, or not available. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our business and financial performance and could require us to delay or abandon clinical development plans. These economic uncertainties or events could result in us conducting operational matters, making investments, or pursuing different business or growth strategies that differ from those contemplated in this proxy statement/prospectus. Further, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur in order to fund our company. Higher leverage also increases the risk of default on our obligations. Changes to our policies with regards to the foregoing could materially adversely affect our financial condition, results of operations, and any future cash flow.

We can also not predict the impact of the U.S. Government’s 2025 changes in tariffs and trade policies on the general economic conditions or the impact of 2025 reductions in FDA staffing that may impact our business and product development efforts. We can also not predict the impact of 2025 reductions in U.S. Government funding and research and development resources for medical products and drugs, especially innovative ones, and downsizing of U.S. Government agencies and programs, supporting medical technology research and development on our business efforts. The long-term impact of these developments is not ascertainable as of the date of this proxy statement/prospectus because these potentially disruptive events have only occurred in the past three months and are subject to partial reversal or alteration by the Trump Administration.

Our business and operations would suffer in the event of disruptions due to natural disasters, man-made disruptions, systems failures or other events beyond our control.

Any computer systems, networks or software applications that we use and rely upon, or may rely upon in the future, and any computer systems, networks or software applications that our third party partners, CROs, collaborators or other contractors use or may use in the future, are vulnerable to computer viruses, unauthorized access, cybersecurity attacks, and other security incidents, including as perpetrated by hackers, or as the result of natural disasters, terrorism, political violence, riots, other criminal acts, war, or telecommunications or electrical failures. We have not experienced any material computer system failures or security breaches to date. During the COVID 19 pandemic, we closed our Lab. If there was a failure of important computer systems, networks or software applications that we, or others providing important services to us, rely upon, or if a variant strain of COVID 19 imposes another pandemic, then those events could result in a material disruption of our product candidate development efforts, future regulatory approval efforts for that product candidate, and, if our product candidate is approved, commercialization efforts. We could suffer a loss of our trade secrets or other proprietary information as a result of natural disaster, man-made disaster, or failure of or hacking of computer, network or software applications. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce such data. To the extent that any disruption or security breach were to result in an unauthorized disclosure of confidential or proprietary information, including personal or privacy data, we could incur material legal liability or be the subject of legal claims, suffer damage to our reputation, lose or harm our intellectual property rights, and suffer delay of research and development efforts, and, if our product is approved, also delay of any commercial efforts for our product candidate. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of cybersecurity matters or some other matter or event, that claim could have a material adverse effect on our business, financial condition, and results of operations.

Further, during the regulatory review process or, if the product candidate is approved for commercialization, during commercialization of our product, a security incident or privacy data violation that leads to the unauthorized acquisition, interruption, modification, loss, theft, corruption, interference, or other unauthorized disclosure of, or prevents access to, personal or privacy data, including patient data or other protected health information, could harm our reputation, compel us to comply with federal or state breach notification laws, subject us to mandatory corrective action, require us to verify the correctness of database contents, and otherwise subject us to liability under laws and regulations that protect personal or privacy data, resulting in increased costs or loss of revenue. Our ability to effectively manage and maintain our internal business information and intellectual property depends significantly on our adoption and maintenance of adequate security systems and operational precautions. Cybersecurity attacks in particular are continually evolving and include, but are not limited to, malicious software, ransomware, attempts to gain unauthorized access to data under our custody or control, and other electronic security breaches that could lead to disruptions in systems, misappropriation of confidential or otherwise protected information, and corruption of data. If we are unable to prevent such cybersecurity attacks or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, we may suffer loss of reputation, we may be the subject of governmental investigations, legal claims, or litigation, or we may incur financial loss or other regulatory penalties, each of which may not be covered by our insurance. In addition, these breaches and other unauthorized access to our systems can be difficult to detect, and any delay in identifying any such event may lead to increased harm of the type described above.

In addition, the long-term effects of climate change on general economic conditions and the medical-therapeutic industry in particular are unclear. Climate change may heighten or intensify the existing risk of natural disasters.

If our research and development laboratory or any future product manufacturing facilities that we may rely upon, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development efforts, which are vital to our business, regulatory approval efforts and any manufacturing may be significantly harmed.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe our corporate culture and resulting effective working relationships of our executive management are critical components to our efficiency in developing a product candidate and developing and implementing a strategic business plan. We have invested substantial time in building our management team. If we grow and in response to that growth develop our infrastructure, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and effectively focus on and pursue our corporate objectives.

We are and will be subject to numerous U.S. laws and regulations that pose a threat of adverse harm from non-compliance.

Our operations and our product candidate are or may become subject to numerous U.S. laws and regulations. Some of these laws and regulations are complex and pose compliance requirements that may be difficult to understand or satisfy, especially in light of potential changes in government regulations or policies or in court rulings. Liability under these laws involves inherent uncertainties. Violations of these laws and regulations are subject to civil, and, in some cases, criminal sanctions. Although we are not aware of any compliance related issues, we may not have been, or may not be, at all times, in complete compliance with all requirements, and we may incur costs or liabilities in connection with such requirements. Difficulties resulting from any non-compliance may cause unexpected interruptions to our operations, or cause administrative injunctions requiring operation stoppages, fines and other penalties.

We cannot predict the likelihood, nature or extent of government regulations that may arise from future legislation or administrative action in the United States. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new laws and resulting requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, we may lose any regulatory approvals that may have been obtained and we may not achieve or sustain profitability.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used by companies and personnel to communicate information about research, product candidates, investigational medicines and the diseases for drugs and therapeutics, which increase may involve or affect our ecm-RV/p53 product candidate and other investigational medicines that are being developed to treat the same conditions. Social media practices in the biopharmaceutical and therapeutic industry continue to evolve and regulations relating to such use are not always clear or known. This Social Media evolution creates uncertainty and risk of non-compliance with regulations possibly applicable to our business, either now or the future, which uncertainty could result in circumstances creating potential regulatory or legal actions against our company. If, for instance, patients may use social media channels to comment on their experience in an ongoing clinical study or to report an alleged adverse event, or employees make negative social media posts about the company or its product. When such disclosures occur, there is a risk that our company may fail to monitor and comply with applicable adverse event reporting obligations or we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidate. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about Vesicor or ecm-RV/p53 product candidate on any social networking website. Furthermore, our employees, affiliates, collaborators or business partners may use social media for their personal use, and their activities on social media or in other forums could result in adverse publicity for Vesicor or its ecm-RV/p53 product candidate. Any negative publicity as a result of social media posts, whether or not such posts are accurate, could adversely impact Vesicor. If any of these events were to occur or we otherwise fail to comply with applicable regulations, Vesicor could incur liability, face regulatory actions, or incur other harm to Vesicor’s business, financial condition and results of operations.

Risks Related to Regulatory Approval and Regulations

In considering the following risks, you should also consider that we have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. Further, the requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

Development of new therapeutics involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs, fail to replicate positive results from our earlier preclinical studies or experience delays in completing, or ultimately be unable to complete, the development and commercialization of the ecm-RV/p53 product candidate.

To obtain the requisite regulatory approvals to commercialize our proposed ecm-RV/p53 product candidate, or any product candidate that we may develop, we must demonstrate through extensive preclinical studies and clinical trials that our product candidate is safe and effective in humans. Our ecm-RV/p53 product candidate is in the early stages of development and thus the risk of failure is very high. Before we can commence clinical trials for a product candidate, we must complete extensive preclinical studies that support our planned IND in the U.S., or similar applications in other jurisdictions. We cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or if the outcomes of our preclinical studies will ultimately support the further development of our product candidate. As a result, we cannot be sure that we will be able to submit an IND or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials to begin.

Clinical trials are expensive, difficult to design and implement and can take many years to complete and their outcome is inherently uncertain. Failure can occur at any time during, or even after the clinical trial process and our future clinical results may not be successful. We may be unable to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful, and a clinical trial can fail at any stage of testing. The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials and interim results of a clinical trial do not necessarily predict final results. Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that have believed their product candidate performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product. The same fate may befall our ecm-RV/p53 product candidate.

Successful completion of clinical trials is a prerequisite to submitting a Biologics License Application, or BLA, to the FDA and, if required, in similar marketing applications to other regulatory authorities, for each product candidate and consequently, the ultimate approval and commercial marketing of any product candidate. We do not know whether any of our future clinical trials will be completed on schedule, if at all.

We may experience delays in initiating or completing clinical trials and preclinical studies. We also may experience numerous unforeseen events during, or as a result of, any future clinical trials that we conduct that could delay or prevent our ability to receive marketing approval or commercialize our proposed product candidate, including:

●	we may be unable to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of clinical trials;

●	we may experience delays in our discussions with the FDA and other regulatory authorities regarding trial design;

●	regulators or Institutional Review Boards (“IRBs”), or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	positive results from our preclinical studies of our product candidate may not necessarily be predictive of the results from required later preclinical studies and clinical trials and positive results from such preclinical studies and clinical trials of our product candidate may not be replicated in subsequent preclinical studies or clinical trials;

●	clinical trials of any product candidate may fail to show safety, purity or potency or produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

●	the number of patients required for clinical trials of any product candidate may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

●	we may need to add new or additional clinical trial sites;

●	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

●	the cost of preclinical studies and clinical trials of any product candidate may be greater than we anticipate or greater than our available financial resources;

●	the supply or quality of our ecm-RV/p53 product candidate or other materials necessary to conduct clinical trials of our product candidate may be insufficient or inadequate, including as a result of delays in the testing, validation, manufacturing, and delivery of any of our product candidate to the clinical sites by us or by third parties with whom we have contracted to perform certain of those functions;

●	we may observe undesirable side effects or other unexpected characteristics in clinical trials of our product candidate, causing us or our investigators, regulators or IRBs or ethics committees to suspend, place on clinical hold or terminate the trials or reports may arise from preclinical or clinical testing of other therapies for cancer or additional diseases that we may target that raise safety or efficacy concerns about our ecm-RV/pp53 product candidate; and

●	the FDA or other regulatory authorities may require us to submit additional data such as long-term toxicology studies or impose other requirements before permitting us to initiate a clinical trial.

We could also encounter delays if a clinical trial is suspended, placed on clinical hold or terminated by us, the IRBs of the institutions in which such trials are being conducted, or the FDA or other regulatory authorities or recommended for suspension or termination by the Data Safety Monitoring Board, or “DSMB”, for such trial. A suspension or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product or treatment, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidate. Further, the FDA or other regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials or may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidate performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA approval.

Our product development costs will increase if we experience problems or delays in clinical testing or marketing approvals. Our preclinical studies or clinical trials may not begin as planned, may need to be restructured or may not be completed on schedule, or at all. Significant preclinical studies or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidate and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidate and harming our business and results of operations. Any delays or problems in our preclinical or future clinical development programs may harm our business, financial condition and prospects significantly.

We have limited experience submitting applications for marketing authorization to the FDA, and we cannot be certain that our proposed product candidate will be successful in clinical trials or receive regulatory approval. Further, our product candidate may not receive regulatory approval even if our clinical trials are successful.

If our product candidate is approved and commercially available, we will conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

The healthcare and therapeutic industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we would, if we have a commercially available product, provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships with our providers, vendors and clients, our marketing activities and other aspects of our operations.

As we pursue regulatory approval of our product candidate or, if approved, seek to commercially exploit our product, our future arrangements with healthcare professionals, clinical sites and clinical investigators, consultants, customers, patient organizations and third-party payors may subject us, directly or indirectly, to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, any future activities with clinical study investigators and research subjects in respect of our product candidate in the regulatory review process, and any future sales, marketing, patient assistance or advocacy and education programs. We may also become subject to physician payment transparency laws and patient privacy regulation by both the federal government and the states in which we conduct our business. When and if applicable to us, the laws that may affect our ability to operate, or the ability of third parties who provide essential services to us to operate, include, but are not limited to:

●	the federal physician self-referral law, commonly referred to as the Stark Law;

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the furnishing, recommending, or arranging for an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or special intent to violate the statute in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

●	the criminal healthcare fraud provisions of the Health Insurance Portability and Accountability Act or “HIPAA” and any amendments thereto;

●	federal civil and criminal false claims laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used a false statement material to a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The False Claims Act has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics;

●	the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), teaching hospitals and certain other healthcare professionals, as well as ownership and investment interests held by the physicians described above and their immediate family members;

●	the Federal Food, Drug, and Cosmetic Act, or FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

●	the Prescription Drug Marketing Act, which restricts the manner in which manufacturers may disseminate complimentary drug samples to healthcare practitioners, requires physical and accounting controls, and establishes penalties for improper sample distribution; and

●	reassignment of payment rules that prohibit certain types of billing and collection;

●	similar state law provisions pertaining to anti-kickback, self-referral and false claims issues;

●	state laws that prohibit general business corporations, such as us, from practicing medicine;

●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

●	laws that regulate debt collection practices as applied to our debt collection practices.

Because of the breadth and complexity of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities, or activities of our future partners, collaborators, or agents, in connection with a commercially available product could be subject to challenge under one or more of such laws or regulations thereunder. Achieving and sustaining compliance with these laws may prove costly or beyond our ability to achieve. Failure to comply with these laws and underlying regulations can result in civil and criminal penalties such as fines, damages, overpayment recoupment loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations or unexpected changing interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

To enforce compliance with the federal laws, the U.S. Department of Justice and the Office of the Inspector General (“OIG”), have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time-and-resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and substantial mandatory minimum penalties per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

FDA may impose restrictions or other requirements on our product candidate that may limit or undermine the commercialization of the ecm-RV/p53 product candidate.

The FDA may impose consent decrees or withdraw approval of our product candidate if compliance with regulatory requirements and standards is not maintained or if problems occur after our product reaches the market, if ever. Later discovery of previously unknown problems with our product candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the marketing or manufacturing of our product, withdrawal of the product from the market or voluntary or mandatory product recalls;

●	manufacturing delays and supply disruptions where regulatory inspections identify observations of non-compliance requiring remediation;

●	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information;

●	requirements to conduct additional post-market clinical trials to assess the safety of the product;

●	fines, warning letters or holds on clinical trials;

●	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

●	product seizure or detention or refusal to permit the import or export of our product candidate;

●	injunctions or the imposition of civil or criminal penalties; and

●	third party litigation based on any regulatory problems that adversely impact our business or financial condition.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our ecm-RV/p53 product candidate. We cannot predict the likelihood, nature or extent of government regulations or policies that may arise from future legislation or administrative actions. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain revenues or profitability. The future regulatory environment in the U.S. is subject to current uncertainties due the Trump Administration’s significant reductions in personnel at U.S. federal agencies, including the FDA, proposed cuts in federal spending in medical research and development and healthcare funding, and potential significant policy or regulatory changes under HHS Secretary Robert F. Kennedy Jr. or imposed by the Trump Administration.

We have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

The full or long-term impact of the new Trump Administration is unknown or not predictable with any certainty, as of the date of this proxy statement/prospectus, especially due to reversals or changes in policy or executive actions and the numerous legal actions challenging Trump Administration actions and policies. However, actions of the Trump Administration may cause us to change our plans for seeking regulatory approval of our product candidate, or change our business plans or operations, with an unknown impact to our future business and financial prospects or our employees, or, if our product candidate is approved, the impact on our future partners, collaborators, contractors, patients, healthcare providers. Failure to comply with new Trump Administration executive actions and policies could expose us to litigation or other government actions. There can be no assurance that our compliance with new Trump Administration actions will provide sufficient mitigation or such compliance is possible or practical.

Uncertainty about the Regulatory Process imposes Additional Risks on our ability to obtain Regulatory Approval.

With the change in Presidential Administration in January 2025, and the Trump Administration’s aggressive pursuit of reduction and reorganization of federal agencies, there is substantial uncertainty as to how, if at all, the new Trump Administration will seek to modify or revise the requirements and policies of the FDA and other regulatory agencies with jurisdiction over our product candidate and applicable to our product candidate when we commence efforts to obtain regulatory approval. The impending or ongoing uncertainty could present new, unforeseen challenges or potential opportunities as we navigate the clinical development and approval process for our product candidate, which is anticipated to commence in 2026. Furthermore, the U.S. Supreme Court’s June 2024 decision in Loper Bright Enterprises v. Raimondo, which overturned the long-standing Chevron doctrine that required courts to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes, could result in additional legal challenges to regulations and guidance issued by federal agencies, including the FDA, on which we rely or will impact the regulatory review of our product candidate. The Loper decision may result in increased regulatory uncertainty, inconsistent judicial interpretations and other impacts to the agency rule-making process, any of which could adversely impact our business and operations. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action or as a result of legal challenges. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our business could be materially harmed.

With the appointment of Robert F. Kennedy Jr. as Secretary of U.S. Health and Human Services (“HHS”) in February 2025, who has expressed controversial or unorthodox views on health care treatment, there is additional uncertainty about how the FDA, which is overseen by HHS, will handle novel drug or therapy candidates or if there will be new requirements for approval of novel drug or therapy product candidates. As of the date of this proxy statement/prospectus, we cannot predict the long-term or full impact of Secretary Kennedy on FDA policies or requirements that we may face when we commence the regulatory review process for our ecm-RV/p53 product candidate.

Price controls imposed in the U.S. may adversely affect our future profitability.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in recent Executive Orders, several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for medical treatment and products. For instance, President Donald Trump, in an April 15, 2025 Executive Order, directed federal agencies to implement policies to lower drug prices, improve pharmacy benefit manager transparency, and build on provisions of the Inflation Reduction Act.

Current and future presidential budget proposals and future legislation may contain further drug or therapeutic price control measures that could be enacted. Congress and current and future U.S. Presidential Administrations may continue to seek new legislative or administrative measures to control medical treatment and product costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological/medical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. If such pricing controls are enacted and are set at unsatisfactory levels and applicable to our approved, commercialized products, our business, financial condition, results of operations and prospects could be materially and adversely affected.

In our efforts to develop and test our product candidate, we may receive personally identifiable information, including health information that is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on any future patient or client base, and resulting ability to generate or sustain revenues. Our failure, or any failure by third parties serving as contractors or consultants, to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Failure by us or by third parties we engage to comply with regulatory requirements can also result in fines, adverse publicity, and civil and criminal sanctions. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of Personally Identifiable Information (“PII”), including protected health information. These laws and regulations include the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). HIPAA establishes a set of basic national privacy and security standards for the protection of protected health information, or PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as “covered entities”, and the business associates with whom such covered entities contract for services, which could include our company.

We do not believe that we are subject to HIPAA as of the date of this proxy statement/prospectus because we do not currently fall under the definition of entities covered by HIPAA, which covered entities are generally healthcare providers, healthcare plans or insurers, or healthcare data clearinghouses (known as “Covered Entities” or “Business Associates”). Nonetheless, we may have access to very sensitive data regarding patients who participate in, or whose tissue samples or other biospecimens are used in, our clinical trials, or we may receive or maintain information that falls under HIPAA’s purview. The maintenance of this data could impose upon us administrative and financial burdens and litigation risks. We may also obtain health information from third parties, including research institutions from which we obtain clinical trial data that are subject to HIPAA and other privacy, data security and consumer protection laws. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we knowingly receive individually identifiable health information maintained by a Covered Entity in a manner that is not authorized by HIPAA, and we may be subject to other civil or criminal penalties if we obtain, use, or disclose information in a manner not permitted by other privacy and data security and consumer protection laws. Our ability to use or disclose information may be limited by the scope of an authorization signed by clinical trial subjects or the terms of the contract that we enter into with providers or other data sources.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information. HIPAA requires healthcare providers to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations are substantial and a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of HHS, conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of personally identifiable information, or PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and any of our collaborators, partners or health care providers involved in use of our proposed or approved ecm-RV/p53 product candidate and potentially exposing us to additional expense, adverse publicity and liability.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

Because of the extreme sensitivity of the PHI that we may store and transmit, now or in the future, and the security features of the technology platform that we may use or use is very important. If our security measures, some of which may be managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and patient data, including HIPAA regulated PHI. As a result, our reputation could be severely damaged, adversely affecting client and patient confidence. If our product is approved for commercial use, users may curtail their use of or stop using our product or related services, or any client base could decrease, in response to such harm, which negative results would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to patients or clients or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third party experts and consultants. We may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We may outsource important aspects of the storage and transmission of patient information and thus rely on third parties to manage functions that have material cyber security risks. We would attempt to address these risks by requiring outsourcing subcontractors who handle client and patient information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third party security examinations. In addition, we may periodically hire third party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards, if adopted, will adequately protect us from the risks associated with the storage and transmission of patient’s proprietary and protected health information.

Various states have enacted laws governing the privacy of personal information collected and used by businesses online. For example, California adopted the California Consumer Privacy Act of 2018, which went into effect on January 1, 2020. This law, in part, requires that companies make certain disclosures to consumers via their privacy policies, or otherwise at the time the personal data is collected. Vesicor will have to determine what personal data it is collecting from individuals and for what purposes, and to update its privacy policy every 12 months to make the required disclosures, among other things. Since this law is relatively recent, and in light of our limited operations, it is unclear whether it will have any material impact on the company’s business and operations.

Other federal and state fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving medical products. Such laws are generally broad and are enforced by various state agencies and private actions. Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply to us.

Risks Related to Vesicor’s Intellectual Property

We could incur substantial costs in filing patent applications, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.

As of the date of this proxy statement/prospectus, we have not filed any patent applications and we do not anticipate filing any patent applications until before the end of 2026. Our success depends, in part, on our ability to protect our proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States, and possibly foreign jurisdictions, so that we can prevent others from using our inventions and proprietary information. Any patents that may be issued in the future may not provide significant protection for our intellectual property. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology and our business, results of operations and financial condition may be adversely affected.

The particular forms of intellectual property protection that we intend to seek, or our business decisions about when to file patent applications and trademark applications, may not be adequate to protect our business or intellectual property. We could be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of significant resources, lead to the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, results of operations and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. Any of our future patents, copyrights, or trademarks or other intellectual property rights, existing or obtained in the future, could be challenged by others or invalidated through administrative process or litigation.

Our means of protecting our intellectual property and proprietary rights may not be adequate or our competitors could independently develop similar technology. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, results of operations and financial condition could be adversely affected.

Issuance of patents is with the sole discretionary authority of the USPTO and we cannot be certain of the issuance of any patents in a timely manner or at all.

Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and harm our business and operating results.

Our success depends upon our ability to refrain from infringing upon the intellectual property rights of others. Some companies, including some of our potential competitors, own large numbers of patents, copyrights and trademarks, which they may use to assert claims against us. If we grow and enter new markets, we will face a growing number of new competitors in addition to possible increased competition from pre-existing competitors. As the number of competitors in our industry grows and the functionality of technologies or products in different industry segments overlaps, we expect that products and technologies in our industry may be subject to such intellectual property rights claims by third parties. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. We cannot assure you that infringement claims will not be asserted against us in the future, or that, if asserted, any infringement claim will be successfully defended. A successful claim against us could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our proposed product or related services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or others, or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations, efforts to obtain requisite regulatory approval for our ecm-RV/p53, and, if regulatory approval is obtained, then successful efforts for commercialization of an approved ecm-RV/p53 product, if any. We cannot be certain of obtaining requisite regulatory approval in a timely manner or at all. The grant of regulatory approval is within the sole discretionary authority of the FDA.

Vesicor may become subject to claims challenging the inventorship or ownership of any patents that we file or other intellectual property.

We may be subject to claims by any collaborators or other third parties that we engage or use to develop, test or commercialize our product candidate asserting inventor or co-inventor rights or interests for any patents that we file or other intellectual property that we claim to own. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidate or as a result of questions regarding co-ownership of potential joint inventions. Litigation or administrative proceedings may be necessary to resolve these and other claims challenging inventorship or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in any such intellectual property, but those agreements may not be enforceable in certain jurisdictions or our efforts to enforce them may fail. If we fail in defending our intellectual property claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. This outcome could have a material adverse effect on our business, including preventing us from commercial exploitation of our product candidate or obtaining approval of that product. Even if we are successful in defending against any intellectual property claims, litigation could result in substantial costs and be a distraction to management and other employees or damage the reputation of our company or our ecm-RV/p53 product candidate.

We face the risk of patent or other intellectual property litigation designed to delay or threaten approval or commercialization of our product candidate.

We also face the risk of competitors who have significant financial resources and may engage in intellectual property litigation, including patent claims, against us, even if baseless, in order to delay, undermine or stop introduction or commercialization of our product candidate, or force us into expensive settlements of legal proceedings. We have not filed any patent applications as of the date of this proxy statement/prospectus, but we intend to pursue patent applications after the consummation of the Business Combination. Intellectual property litigation can be expensive and protracted. We may lack the financial resources to defend against or effectively combat such predatory litigation and may lack insurance to fund, in whole or in part, such litigation.

We cannot be certain that others have not filed patent applications for technology used in our product candidate. For the following reasons, we are not certain if there are pending patent applications by others that may adversely impact or prevent our successfully patent filings:

●	some patent applications in the United States may be maintained in secrecy until the patents are issued;

●	patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived;

●	pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our product candidate or the use of our product candidate;

●	identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims;

●	patent applications in the United States are typically not published until 18 months after the priority date; and

●	publications in the scientific literature often lag behind actual discoveries.

Furthermore, the scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history and can involve other factors such as expert opinion. Our interpretation of the relevance or the scope of claims in a patent or a pending application may be incorrect, which may negatively impact our ability to market our product candidate, if approved. Further, we may incorrectly determine that our technologies or product candidate are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or internationally that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our product candidates.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours, and others may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidate and future approved products or impair our competitive position. Numerous third-party U.S. issued patents and pending patent applications may exist in the fields in which we are developing our ecm-RV/p53 product candidate. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidate. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office, or USPTO, to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our ability to obtain U.S. patent position with respect to such inventions.

Some of our potential future competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Even if we were to prevail, any litigation or administrative proceeding could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit brought against us or any of our future strategic partners or licensees, we or our strategic partners or licensees may be forced to stop or delay developing, manufacturing or selling our product candidate that is claimed to infringe a third party’s intellectual property, unless that party grants us or our strategic partners’ or licensees’ rights to use the third party’s intellectual property. Ultimately, we may have to discontinue development of a product candidate or cease some of our business operations as a result of patent infringement claims, which could severely harm our business, financial condition and results of operations.

Intellectual property rights and regulatory exclusivity rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection for our proprietary rights, include trade secrets, is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our product candidate and any proprietary technologies and erode or negate any competitive advantage we may have, which could have a material adverse effect on our financial condition and results of operations. Some of the ways that others could circumvent our proprietary rights are:

●	Others may be able to make a product that are similar to our product candidate but that are not covered by the claims of the patents that we obtain or may have exclusively licensed in the future;

●	We or any of our future licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we may own or have exclusively licensed in the future;

●	We or any of our future licensors or strategic partners might not have been the first to file patent applications covering our inventions;

●	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	Any pending patent applications that we may file may not lead to issued patents;

●	Even issued patents, they may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by competitors;

●	Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	The enforceable patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition and results of operations.

If we or any of our future partners, collaborators, licensees or licensors, whether current or future, fail to establish, maintain or protect patents and other intellectual property rights for or affecting our product candidate, those rights may be reduced or eliminated. If our future partners, collaborators, licensees or licensors, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, any patent rights could be compromised. If there are material defects in the form, preparation, prosecution or enforcement of our future patents or patent applications, the patents may be invalid or unenforceable, and those applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial condition and results of operations.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and any future patent that we may obtain may be challenged in the courts or patent offices in the United States. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidate. The scope of patent protection may also be limited by the courts or USPTO. Without patent protection for our product candidate, we may be open to competition from other products. Given the amount of time required for the development, testing, and regulatory review of a new product candidate, patents protecting a product candidate might expire before or shortly after that product candidate is commercialized. As a result, patents that we may obtain may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If Vesicor is unable to protect the confidentiality of its trade secrets, Vesicor’s business and competitive position would be harmed.

Vesicor relies on trade secrets to protect its proprietary technologies as of the date of this proxy statement/prospectus. The company relies in part on confidentiality and assignment of inventions agreements with its senior officers and any key employees and intends to require confidentiality and assignment of invention agreements with any future key employees or consultants to protect its trade secrets and other proprietary information. In addition to contractual measures, Vesicor will try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Despite these efforts, the company cannot provide any assurances that all such agreements will effectively prevent disclosure of confidential information and will provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Vesicor’s efforts to protect its trade secrets and other proprietary rights may prove to ineffective. In the case of misappropriation of a trade secret by an officer, employee, consultant, customer or third party with authorized access, Vesicor’s confidentiality and security measures may not prevent an officer, employee, consultant or future customer from misappropriating Vesicor’s trade secrets and providing them to a competitor or using them in a competitive manner against the company. Any recourse that Vesicor may take against such misconduct may not provide an adequate remedy to protect its interests fully. Monitoring unauthorized uses and disclosures is difficult, and Vesicor does not know whether the steps that it has taken or may take in the future to protect its trade secrets and proprietary rights will be effective. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of the ecm-RV/p53 product candidate that we consider proprietary. Competitors and other third parties could attempt to replicate some or all of the competitive advantages the company derives from its product development efforts, willfully infringe the company’s intellectual property rights, design around any protected technology or develop their own competitive technologies that fall outside of Vesicor’s intellectual property rights.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts in the United States are less willing or unwilling to protect trade secrets. Moreover, trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles and the movement of skilled personnel from company to company or academic to industry scientific positions. If any of Vesicor’s trade secrets were to be lawfully obtained or independently developed by a competitor, it may have no right to prevent that competitor from using that technology or information to compete with Vesicor, which could harm Vesicor’s competitive position. If any of these events occurs or if the company otherwise loses the protection for its trade secrets, the value of this information may be greatly reduced and any competitive position of Vesicor would be harmed. If Vesicor fails to apply for patent protection or if it cannot otherwise maintain the confidentiality of proprietary technology and other confidential information, then its ability to protect trade secret and other proprietary information may be jeopardized.

We may lack adequate or any insurance coverage for potential or unforeseen liabilities and we may be unable to obtain or maintain necessary insurance coverage.

Our inability to obtain and maintain sufficient product liability insurance, or similar liability insurance, at an acceptable cost and scope of coverage to protect against or to litigate potential product liability claims could prevent or inhibit the commercialization of any products we develop. Even if we obtain and maintain liability insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies may also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against judgements or liabilities.

There can also be no assurance that any insurance coverage will be adequate or that we will prevail in any future legal or administrative proceeding cases. We can provide no assurance that we will be able to obtain liability insurance that would protect us from any such lawsuits.

We are not currently subject to any claims from our employees or others; however, we may be subject to such claims in the future. In the event that are not covered by insurance, our management could expend significant time addressing any such issues.

At all stages of development, our business exposes us to risks that are inherent in the provision of lab experiments and therapeutics that assist clinical decision-making. If patients, individuals or others assert liability claims against us, any ensuing litigation, regardless of outcome, could result in a substantial cost to us, divert management’s attention from operations, and decrease market acceptance of our toolsets. A successful claim could have a material adverse impact on our liquidity, financial condition, and results of operations.

We have obtained standard business casualty and property liability insurance and intend to obtain additional insurance coverage as progress in our product development, approval and commercialization efforts warrants.

EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS

General

Black Hawk is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Black Hawk Board for use at the Extraordinary General Meeting to be held on [   ], 2025, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Black Hawk’s shareholders on or about, [   ], 2025 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Black Hawk’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at [Black Hawk’s offices at [   ] and virtually via live webcast at [   ] a.m./p.m., Eastern Time, on [   ], 2025, at https://www.cstproxy.com/[              ]], to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

The live webcast of the Extraordinary General Meeting can be accessed by visiting https://www.cstproxy.com/[   ], where you will be able to listen to the meeting live and vote during the meeting. Please have your control number, which can be found on your proxy card, to join the Extraordinary General Meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the transfer agent.

Registering for the Extraordinary General Meeting

As a registered shareholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the live webcast of the Extraordinary General Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the live webcast of the Extraordinary General Meeting starting at [9:00] a.m., Eastern Time, on [   ], 2025. Enter the URL address into your browser https://www.cstproxy.com/[   ], enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Extraordinary General Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Extraordinary General Meeting by dialing [   ], within the U.S. and Canada, and [   ] outside of the U.S. and Canada (standard rates apply) when prompted enter the pin number [   ]. This is listened only, you will not be able to vote or enter questions during the meeting.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Black Hawk is asking holders of its Ordinary Shares:

●	To consider and vote upon the Organizational Documents Proposal. The form of Proposed Certificate of Incorporation to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex B and the form of the Proposed Bylaws to become effective upon the Domestication is attached to this proxy statement/prospectus as Annex C.

●	To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

●	To consider and vote upon the Organizational Documents Proposals.

●	To consider and vote upon the Nasdaq Proposal.

●	To consider and vote upon the Director Election Proposal.

●	To consider and vote upon the Adjournment Proposal, if presented at the Extraordinary General Meeting.

Recommendation of the Black Hawk Board with Respect to the Proposals

The Black Hawk Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Black Hawk and recommends that Black Hawk’s shareholders vote “The Black Hawk Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Black Hawk and recommends that Black Hawk’s shareholders vote FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Proposal, “FOR” the Incentive Plan Proposal, and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

Record Date; Who is Entitled to Vote

Black Hawk has fixed the close of business on [   ], 2025, as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting. As of the close of business on the Record Date, there were [  ] Black Hawk Class A Ordinary Shares and [0] Black Hawk Class B Ordinary Shares outstanding.

Except as set forth herein, each Black Hawk Ordinary Share is entitled to one vote per share.

Quorum

The holders of a majority of the issued and outstanding Black Hawk Ordinary Shares of Black Hawk, being individuals present in person or by proxy or if a corporation or other non-natural person, by its duly authorized representative or proxy (which would include presence virtually at the Extraordinary General Meeting) shall constitute a quorum.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote and does not attend the Extraordinary General Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any other proposal in this proxy statement/prospectus.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

Vote Required for Approval. The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Domestication Proposal: The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Holders of the Black Hawk Class B Ordinary Shares and holders of Black Hawk Class A Ordinary Shares will have one vote per share in respect of any vote to continue Black Hawk in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Black Hawk in such other jurisdiction).

●	Organizational Documents Proposals: The Organizational Documents Proposal must be approved by a special resolution under Cayman Islands law of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Nasdaq Proposal: The Nasdaq Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Director Proposal: The election of the director nominees pursuant to the Director Election Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Adjournment Proposal: The Adjournment Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, Organizational Documents Proposal and the Equity Incentive Plan Proposal is interdependent upon the others and must be approved in order for Black Hawk to complete the Business Combination contemplated by the Business Combination Agreement. If any of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, Organizational Documents Proposal and the Equity Incentive Plan Proposal fails to receive the required approval by the shareholders of Black Hawk at the Extraordinary General Meeting, the Business Combination will not be completed.

Voting Your Shares

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Ordinary Shares at the Extraordinary General Meeting.

●	You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Black Hawk Board “vote FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Proposal, “FOR” the Incentive Plan Proposal, and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

●	You Can Attend the Extraordinary General Meeting and Vote Online. Black Hawk will be hosting the Extraordinary General Meeting via [live webcast and physically at Black Hawk’s office at [ ]]. If you attend the Extraordinary General Meeting virtually, you may submit your vote at the Extraordinary General Meeting online at [ ], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Extraordinary General Meeting. See “- Registering for the Extraordinary General Meeting” above for further details on how to attend the Extraordinary General Meeting.

Revoking Your Proxy

Shareholders may send a later-dated, signed proxy card to Black Hawk’s Chief Executive Officer at the address set forth below so that it is received by Black Hawk’s Chief Executive Officer prior to the vote at the Extraordinary General Meeting (which is scheduled to take place at [   ] a.m./p.m., Eastern Time, on [   ], 2025) or attend the Extraordinary General Meeting virtually or at the physical address for the Extraordinary General Meeting and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Black Hawk’s Chief Executive Officer, which must be received by Black Hawk’s Chief Executive Officer prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call [Advantage Proxy, Inc.], the proxy solicitor for Black Hawk, at [   ] (toll free) or by email at [   ].

Vote of Black Hawk’s Insiders

All of Black Hawk’s Insiders have previously agreed to vote all of their Public Shares in favor of the Business Combination and have waived any redemption rights in connection with the Business Combination. All holders of Founder Shares have agreed to vote all of their Ordinary Shares in favor of all of the proposals to be presented at the Extraordinary General Meeting.

[Redemption rights

Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination, or do not vote in relation to the proposed Business Combination.

Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of [two] business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to Black Hawk to fund Regulatory Withdrawals and/or to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, provided, however that such Public Shareholder must follow the procedures outlined in this proxy statement/prospectus (including, with respect to Public Shares that are part of Private Placement Units, that the Private Placement Units must first be separated into component Public Shares and Rights as described in this proxy statement/prospectus), in order to receive cash for any Public Shares such Public Shareholder intends to redeem. As of [   ], this would have amounted to approximately $[   ] per Public Share, based on the amount held in the Trust Account on such date.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Black Hawk Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Black Hawk’s Insiders will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares or hold Public Shares through Private Placement Units and you elect to separate your Private Placement Units into the underlying Public Shares and Black Hawk Rights prior to exercising your redemption rights with respect to the Public Shares; and

(b)	prior to 5:00 p.m., Eastern Time, on [ ], 2025 (two business days prior to the vote at the Extraordinary General Meeting):

(i)	submit a written request to the transfer agent that Black Hawk redeem your Public Shares for cash and

(ii)	deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through DTC.

Holders of Private Placement Units must elect to separate the underlying Public Shares and Black Hawk Rights prior to exercising redemption rights with respect to the Public Shares. If holders hold their Private Placement Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Private Placement Units into the underlying Public Shares and Black Hawk Rights, or if a holder holds Private Placement Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Black Hawk will be required to honor such request only if made prior to the deadline for exercising redemption requests. If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Black Hawk will promptly return any shares previously delivered by Public Shareholders.

The closing price of Public Shares on [   ] was $[   ] per share. Prior to exercising redemption rights, shareholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Black Hawk cannot assure Public Shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in Black Hawk’s securities when Black Hawk’s shareholders wish to sell their shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. Public Shareholders will be entitled to receive cash for their Public Shares only if they:

(a)	hold Public Shares or hold Public Shares through Private Placement Units and have elected to separate their Private Placement Units into the underlying Public Shares and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(b)	prior to 5:00 p.m., Eastern Time, on [ ], 2025 (two business days prior to the vote at the Extraordinary General Meeting) (i) submitted a written request to the transfer agent that Black Hawk redeem the holder’s Public Shares for cash and (ii) delivered the holder’s share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Appraisal Rights

Shareholders of Black Hawk do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

Black Hawk is soliciting proxies on behalf of the Black Hawk Board. This solicitation is being made by mail but also may be made by telephone or in person. Black Hawk and Black Hawk’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Black Hawk will bear the cost of the solicitation.

Black Hawk has hired [Advantage Proxy, Inc.] to assist in the proxy solicitation process. Black Hawk will pay [   ] a fee of $[   ] plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.

Black Hawk will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Black Hawk will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Public Rights

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding Black Hawk or Black Hawk’s securities, Black Hawk’s Insiders, directors or officers or their respective affiliates may purchase Private Placement Units, Public Shares or Public Rights from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals are approved at the Extraordinary General Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of Black Hawk’s Insiders, directors or officers has any plans to make any such purchases. If such arrangements or agreements are entered into, Black Hawk will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which Black Hawk has received redemption requests.

Further, if there are such purchases, they would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	the registration statement/proxy statement filed for the Business Combination would disclose the possibility that the Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from Black Hawk public shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor or the directors, officers, advisors or any of their affiliates were to purchase shares or rights from Black Hawk public shareholders, they would do so at a price no higher than the price offered through our redemption process;

●	the registration statement/proxy statement filed for the Business Combination would include a representation that any of the securities purchased by the Sponsor or the directors, officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination; and

●	the Sponsor or the directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to the securities or, if they do acquire and possess redemption rights, they would waive such rights.

Entering into any such incentive arrangements may have a depressive effect on outstanding Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

The existence of financial and personal interests of Black Hawk’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Black Hawk and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. See the sections entitled “Risk Factors”, “Proposal 3: The Business Combination Proposal - Interests of Black Hawk’s Insiders, Officers, and Directors in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

Black Hawk is asking its shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Related Agreements. Black Hawk’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 1: The Business Combination Proposal - Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Black Hawk does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, Black Hawk shall be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, PubCo, as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and PubCo plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

Vesicor is an early development-stage biopharmaceutical company focused on the development of p53-based cancer therapeutics delivered via microvesicles.

The Domestication will occur on the day that is one business day prior to the Closing Date. Upon the Domestication, it is anticipated that Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, and Black Hawk is referred to herein as PubCo as of the time following the Domestication.

Before the Domestication, the Parent’s capitalization consists of Black Hawk Ordinary Shares, Black Hawk Rights, and Private Placement Units, collectively (all defined below). “Black Hawk Ordinary Shares” means Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares. “Black Hawk Rights” means the issued and outstanding rights of Parent, each such right convertible into one share of Black Hawk Ordinary Shares at the closing of a business combination. “Private Placement Unit” means each outstanding unit consisting of one share of Black Hawk Ordinary Shares and one-fifth (1/5) of one right. Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Black Hawk Class A Ordinary Share shall convert automatically into one share of PubCo Common Stock. Further, every issued and outstanding Private Placement Unit shall also be separated automatically into each’s individual components of one share of PubCo’s Common Stock and one-fifth (1/5) of one PubCo’s Right, and all Private Placement Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the Domestication consummation, be converted into the PubCo’s Class A Common Stock, and/or one-fifth (1/5) of PubCo Right, as the case may be. Lastly, at the Domestication, every issued and outstanding Black Hawk Right immediately prior to the Domestication Effective Time shall be converted automatically into one the PubCo Right.

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, each outstanding unexercised warrants to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000, being the Equity Value, by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Conditions to the Closing of the Business Combination

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Black Hawk ”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by Black Hawk Shareholder Approval and Vesicor Stockholder Approval; (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on Nasdaq as set forth in the Business Combination Agreement; (vi) the size and composition of PubCo’s board of directors will be as set forth in the Business Combination Agreement; and (vii) the receipt by Black Hawk of a fairness opinion for the Business Combination from an investment bank approved by Black Hawk.

The obligations of Black Hawk and Merger Sub to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by Vesicor with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Vesicor, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Vesicor certifying compliance with specified closing conditions; (v) delivery of a FIRPTA certificate; (vi) the termination of certain agreements among Vesicor and its stockholders; (vii) receipt of required third-party consents; (viii) execution and delivery of Non-Competition Agreements by certain key employees of Vesicor; (ix) execution and delivery of a Lock-Up Agreement by Vesicor’s securityholders along other Ancillary Agreements to the Business Combination Agreement; and (x) Vesicor must procure a PPM Investment (defined below).

The obligations of Vesicor to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by Black Hawk and Merger Sub with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Black Hawk and Merger Sub, subject to customary bring-down standards and exceptions for representations not resulting in a Parent Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the Vesicor of a certificate executed by an authorized officer of Black Hawk certifying compliance with certain conditions; (iv) the filing and effectiveness of PubCo’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by Black Hawk and Merger Sub of certain Ancillary Agreements to the Business Combination Agreement.

In the event the PubCo Common Stock is not approved for listing on Nasdaq, this condition is waivable but only to the extent permitted by law and only with the written waiver of each of Black Hawk, Vesicor and Merger Sub. In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

PPM Investment

As part of obligations and as a condition to the Closing, Vesicor shall arrange and procure the PPM Investment, which consists of a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00) prior to the Closing, which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing. Black Hawk may, but it is not obligated to, procure a PPM Investment. The Closing is conditioned upon satisfaction of the PPM Investment, as one of the conditions to Closing, or waiver by Black Hawk and Vesicor of the PPM Investment as a condition to the Closing. While Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for funding under the PPM Investment as a condition to the Closing. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. No securities, subscriptions or funding has been received under the PPM Investment as of the date of this proxy statement/prospectus. The Combined Company must have at least five million ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards and the PPM Investment is intended to provide all or almost all of the five million ($5,000,000.00). Black Hawk may decide to waive the PPM Investment as a condition to the Closing and proceed with the consummation of the Business Combination without recirculation of this proxy statement/prospectus or resolicitation of Black Hawk Shareholders’ approval – See: “Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” on page [91].

Vesicor and Black Hawk believe that the consummation of the PPM Investment will be necessary to meet the Equity Standard’s shareholders’ equity requirement for listing of the Combined Company’s shares on the Nasdaq. If the PPM Investment is not consummated by the Closing, and Black Hawk and Vesicor waives the PPM Investment as a condition to Closing and proceeds with consummation of the Business Combination, then Black Hawk and Vesicor do not believe that the Combined Company would satisfy the shareholders’ equity listing requirement for listing of the Combined Company’s shares on Nasdaq, being a minimum of $5 million in shareholders’ equity. If Combined Company’s shares were delisted by Nasdaq, and the Combined Company could not list its shares with another national securities exchange, then Black Hawk and Vesicor expect that the Combined Company’s shares would be quoted on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its shareholders. See: following sections in this proxy statement/prospectus for discussion of potential adverse consequences of Combined Company’s shares being traded on the over-the-counter market: “Rick Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 92.

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Vesicor and Black Hawk during the period between execution of the Business Combination Agreement and the Closing. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Business Combination. The representations, warranties, covenants and agreements of parties made under the Business Combination Agreement will not survive the Closing except for the covenants and agreements contained therein by their terms expressly apply in whole or in part at or after the Closing or in the case of claims against a person or entity in respect of such person’s or entity’s common law fraud.

Material Adverse Effect of SPAC

Under the Business Combination Agreement, certain representations and warranties of Black Hawk are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “Material Adverse Effect” means any Event has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business, assets, liabilities, results of operations or condition (financial or otherwise), of Parent or Merger Sub or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions. Notwithstanding the foregoing, no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether a Material Adverse Effect has occurred:

Notwithstanding the foregoing, any Event referred to in clauses (a), (b), (e), (f) or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Black Hawk, relative to similarly situated companies in the industry in which Black Hawk conducts its operations.

(a)	any change in general economic or political conditions;

(b)	changes in conditions generally affecting the industries in which Parent or Merger Sub operates;

(c)	any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates;

(d)	acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable);

(e)	the taking of any action expressly required by this Agreement;

(f)	any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof;

(g)	the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation); and

(h)	any natural disaster, epidemic, pandemic, or change in climate or act of God.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at, and do not survive, the Closing, except for the covenants and agreements relevant to the Closing and any agreements or covenants which by their terms contemplate performance after the Closing.

Covenants

Black Hawk and Vesicor have each made certain covenants to each other, as applicable, under the Business Combination Agreement, including, among others, covenants relating to: conduct of business of Vesicor; efforts to consummate; litigation; confidentiality and access to information; public announcements; tax matters; exclusive dealing; preparation of registration statement/proxy statement; Black Hawk Shareholder Approval; Merger Sub; conduct of business of Black Hawk; Nasdaq listing; Trust Account; transaction support agreements; Vesicor Stockholder Approval; Private Placement Units termination agreement; Black Hawk indemnification and directors’ and officers’ insurance; Vesicor indemnification and directors’ and officers’ insurance; post-closing directors and officers; PCAOB financials; FIRPTA Certificates; and Vesicor obligation to obtain a PPM Investment; and 2025 EIP.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances, including, without limitation, (i) by Black Hawk or Vesicor, if a governmental authority issues a final and non-appealable order or enacts a law permanently restraining, enjoining, or otherwise prohibiting the consummation of the Business Combination; (ii) by mutual written consent of Black Hawk and Vesicor; (iii) by either Black Hawk or Vesicor, upon written notice, if Vesicor cannot procure a PPM Investment as of the Closing Date; (iv) by Black Hawk or Vesicor in the event that the Black Hawk Shareholder Approval or Vesicor Stockholder Approval is not obtained by the Closing Date, which termination shall be effective upon ten (10) days’ prior written notice from the party terminating this Agreement to the other parties; (v) by Black Hawk, upon written notice, Vesicor has materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within fourteen (14) days following receipt by Vesicor; (vi) by Black Hawk, if Vesicor has failed to deliver audited financial statements or interim U.S. GAAP financial statements by June 10, 2025; and (vii) by Vesicor, upon written notice, Black Hawk has materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within fourteen (14) days following receipt by Black Hawk.

See the following for consequences of a waiver of any conditions to the Closing: “Risk Factors — Risks Related to Domestication and the Business Combination: If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 92; and “Risk Factors — Risks Related to Domestication and the Business Combination — Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.” on page 91.

Effect of Termination

If the Business Combination Agreement is terminated: (i) a break-up fee of $1,000,000 shall be payable by the breaching party to the non-breaching party, as liquidated damages and not as a penalty; and (ii) the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except for any liability on the part of any party for fraud or willful breach of the Business Combination Agreement. In the event Black Hawk is deemed the breaching party, it would be responsible for payment of the break-up fee. If the Business Combination does not occur and the Business Agreement is terminated in accordance with its terms, and no break-up fee is owed, then Black Hawk and Vesicor would have no further liability to each other, including liability for transaction expenses not already paid prior to termination of the Business Agreement. Neither Black Hawk nor Vesicor would recoup any portion of the paid Extension Payments or other paid transaction expenses paid prior to termination of the Business Combination.

Governance

The executive management team of PubCo will consist of the following nominees: Dr. Luo Feng as the chief executive officer, Michael Bowen as the Chief Financial Officer, and Warren Hosseinion Jr., as the Chief Operating Officer. Pursuant to the Business Combination Agreement, PubCo’s board of directors will consist of five (5) members, with both the SPAC and Vesicor each having the right to initially designate one (1) director, and the remaining three (3) directors being independent directors.

Timeframes for Filing and Closing

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement is being filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders and reports and documents filed with the SEC. Investors and security holders are not third-party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in Black Hawk’s public disclosures.

Related Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Company Shareholder Support Agreement

Concurrently with the execution of the Agreement, certain shareholders of Vesicor entered into a support agreement, pursuant to which each such shareholder agreed to vote in favor of the business combination, subject to the terms of such shareholder support agreement.

The foregoing description of the Shareholder Support Agreement does not purport to be complete and is qualified in its entirety by the full text of the Shareholder Support Agreement, a copy of which is included as Exhibit [   ] to this prospectus.

Lock-Up Agreement

In connection with the Closing certain shareholders of the PubCo (individually, the “Holder” or “Warrant Holder,” collectively, the “Holders”) will enter into a lock-up agreement (the “Lock-Up Agreement”) with PubCo.

Pursuant to the Lock-Up Agreement, the Holders will agree not to transfer (except for certain permitted transfers) any shares of PubCo Common Stock held by such Holder for a period of six (6) months following the Closing Date. Certain Holders of Vesicor Warrants are subject to a twelve (12) month lock-up period. Permitted transfers include estate planning transfers, gifts to family members, transfers to affiliates, and other limited exceptions, provided that the transferee agrees to be bound by the same lock-up restrictions.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the Form of Lock-Up Agreement, a copy of which is included as Exhibit [   ] to this prospectus.

Amended and Restated Registration Rights Agreement

In connection with the transactions, Black Hawk, Vesicor, the Sponsor, the holders of the Founder Shares, the holders of the Private Placement Units, the directors and officers of Black Hawk who hold Registrable Securities, and all Vesicor stockholders as of the closing will enter into an Amended and Restated Registration Rights Agreement to provide for the registration rights in connection with the PubCo Common Stocks received by them in the Business Combination. As of the date of this proxy statement/prospectus, no securities have been issued or subscribed for under the PPM Investment, and, consequently, Black Hawk and Vesicor do not know if any investors under the PPM Investment will request or enter into Amended and Restated Registration Rights Agreement or a similar agreement, or enter into the Lock-up Agreement or a similar agreement. Vesicor is uncertain if it will be able to consummate the PPM Investment by the Closing. See “PPM Investment and Related Financing Arrangements - PPM Investment” on page 44 of this proxy statement/prospectus.

The following sets forth the estimated shares of Public Shares to be subject to the Amended and Restated Registration Rights Agreement (“Rights Agreement” for purposes of following estimates) under the scenarios indicated, which speaks as of the date of this proxy statement/prospectus and is subject to change based on actual redemption of Public Shares and exercise of Vesicor Warrants into Public Shares (“Warrant Shares”).

The PubCo Common Stock issued to Vesicor stockholders in the Merger, as well as any PubCo Common Stock issuable upon exercise of Vesicor Company Warrants, will be subject to the Lock-Up Agreement described above. PubCo Common Stock held by the Sponsor, the Founder Shareholders, and the holders of Private Placement Units will be subject to the Lock-Up Agreement. Accordingly, the table below includes securities that may be covered by the Amended and Restated Registration Rights Agreement, regardless of whether such securities are subject to transfer restrictions under the Lock-Up Agreement.

No Redemption of Public Shares

Black Hawk Public Shares(1)	4,153,577
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	6,033,474
Estimated Total Public Shares subject to Rights Agreement	12,314,151

Max Redemption of Public Shares

Black Hawk Public Shares(3)	1,164,500
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)(3)	6,898,474
Estimated Total Public Shares subject to Rights Agreement	10,190,074

50% Redemption of Public Shares

Black Hawk Public Shares(4)	3,091,539
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	6,033,474
Estimated Total Public Shares subject to Rights Agreement	11,252,113

(1)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 2,124,077 public shares subject to redemption.
(2)	Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares, including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units and 69,000 Representative shares less 865,000 founders shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 50% of 2,124,077 or 1,062,039 public shares subject to redemption.
(5)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(6)	Represents 1,380,000 shares underlying Public rights and 47,100 shares underlying Privat rights as of August 31, 2025.

If we include the Public Shares from exercise of Vesicor warrants (“Warrant Shares”) (fully diluted basis), then the estimation would be, as of the date of this proxy statement/prospectus, as follows:

No Redemption of Public Shares with Warrant Shares

Black Hawk Public Shares(1)	4,153,577
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	7,000,000
Estimated Total Public Shares subject to Rights Agreement	13,280,677

Max Redemption of Public Shares with Warrant Shares

Black Hawk Public Shares(3)	1,164,500
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2) (3)	7,865,000
Estimated Total Public Shares subject to Rights Agreement	11,156,600

50% Redemption of Public Shares with Warrant Share

Black Hawk Public Shares(4)	3,091,539
Black Hawk Sponsor Convertible Note Shares(5)	700,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	7,000,000
Estimated Total Public Shares subject to Rights Agreement	12,218,639

(1)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 2,124,077 public shares subject to redemption.
(2)	Based upon 8,439,815 Vesicor shares of Common Stock currently issued and outstanding plus 1,352,007 underlying warrant shares of Common Stock for a total of 9,791,822 shares of Common Stock at a consideration exchange ratio of 0.714882.
(3)	Represents 1,725,000 Sponsor non-redeemable shares and 304,500 other non-redeemable shares less 865,000 sponsor shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 50% of 2,124,077 or 1,062,039 public shares subject to redemption.
(5)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(6)	Represents 1,380,000 shares underlying Public rights and 47,100 shares underlying Private rights as of August 31, 2025.

PubCo Certificate of Incorporation and PubCo Bylaws

Concurrently with the Domestication, and prior to the effective time of the Merger, PubCo will file a certificate of incorporation with the Secretary of State of the State of Delaware (“PubCo COI”) and will adopt bylaws (“PubCo Bylaws”), which together will govern the rights, privileges, and preferences of the holders of PubCo securities after the Closing.

The foregoing descriptions of the PubCo COI and PubCo Bylaws do not purport to be complete and are qualified in their entirety by the terms and conditions of the forms of PubCo COI and PubCo Bylaws, copies of which are included as Exhibit A and Exhibit B, respectively, to the Business Combination Agreement (attached as Exhibit [   ] hereto), and the terms of which are incorporated herein by reference.

Interests of Certain Persons in the Business Combination

In considering the recommendation of Black Hawk Board to vote in favor of the Business Combination, Public Shareholders should be aware that Black Hawk’s Insiders, Black Hawk’s other current officers and directors and the Sponsor’s affiliates and Vesicor’s executive officers and directors, who are expected to serve also as PubCo’s executive officers and directors after the Closing, have interests in the Business Combination that are different from, or in addition to, those of Black Hawk’s other shareholders generally. Black Hawk’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Black Hawk’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	On October 16, 2023, Black Hawk and the Sponsor entered into a Securities Subscription Agreement, pursuant to which our Sponsor purchased 17,250,000 shares of common stock, $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0145 per ordinary share. On November 13, 2023, Black Hawk and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B Ordinary Shares. On March 20, 2024, Black Hawk and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 (up to 258,750 Class B Ordinary Shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised in full or in part). On March 29, 2024, Black Hawk cancelled 258,750 Class B Ordinary Shares as the underwriter did not exercise their over-allotment. Lastly, on or around April 4, 2024, in accordance with the then-effective memorandum and articles of association, Black Hawk exercised its right to convert its 1,725,000 Class B Ordinary Shares to 1,725,000 Class A Ordinary Shares. The fact that the Sponsor originally purchased 1,725,000 Founder Shares from Black Hawk for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Class A Ordinary Shares on May [ ], 2025, which was $[ ], would have an aggregate value of approximately $[ ] million as of the same date. If Black Hawk does not consummate the Business Combination or another initial business combination by December 22, 2026 (unless such date is further extended by Black Hawk Shareholders), and Black Hawk is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.001 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Private Placement Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of PubCo after the Closing falls below the price initially paid for the Private Placement Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that Black Hawk consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000;

●

the fact that if the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless;

●	the fact that beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into the Black Hawk’s Trust Account. As of December 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor has made Extension Payment in an aggregate amount of $750,000;

●	the fact that Black Hawk’s Sponsor, officers and directors have entered into a letter agreement with Black Hawk, pursuant to which they have agreed to waive their (1) redemption rights with respect to their Founder Shares, any Public Shares they may hold, and the private shares underlying the Private Placement Units in connection with the completion of our initial business combination; and (2) rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026. The letter agreement was entered into as a condition to the Underwriting Agreement for the IPO, and no additional consideration was provided to the Sponsor, officers or directors listed thereunder.

●	the fact that unless Black Hawk consummates an initial business combination, its directors, officers and Sponsor and its affiliates, and any promoters will lose their entire investment in Black Hawk and will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of [ ], 2025, no directors, officers, Sponsor, its affiliates, or any promoters of Black Hawk have incurred any expenses for which they expect to be reimbursed at the Closing;

●	at the option of the Sponsor, the $[ ] principal balances under the convertible notes may be converted into Black Hawk Ordinary Shares in connection with the Business Combination, upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share.

●

the fact that certain Black Hawk affiliates and promoters may have financial incentives to complete the Business Combination that are different from, or in conflict with, the interests of unaffiliated security holders. For example, sponsors, officers, and directors of Black Hawk may suffer significant losses on their initial investments if a business combination is not consummated, which could create an incentive to approve a transaction on terms less favorable to unaffiliated security holders;

●

The fact that officers and directors of Vesicor company may receive continued employment, equity rollover, or other compensation arrangements as part of the Business Combination, which may influence their support for the transaction regardless of whether it is in the best interests of the unaffiliated security holders of Black Hawk;

●	the fact that members of management or affiliates of either Black Hawk or the Vesicor may hold financial or business relationships with each other that could give rise to potential conflicts of interest in negotiating and recommending the Business Combination;

In addition to the interests of Black Hawk’s Insiders in the Business Combination, Black Hawk Shareholders should be aware that the following have financial interests that may be different from, or in addition to, the interests of Black Hawk Shareholders: (i) the IPO Underwriters; and (ii) EntrepreneurShares LLC, in its capacity as Black Hawk’s fairness opinion provider in connection with the potential Business Combination with a special purpose acquisition company pursuant to its engagement letter with Black Hawk, including that:

●	the fact that, pursuant to the underwriting agreement (the “Underwriting Agreement”) entered into by D. Boral Capital LLC (formally known as EF Hutton LLC) and Black Hawk in connection with the IPO, upon closing of a Business Combination, the IPO Underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,415,000. The deferred fee will become payable to the IPO Underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the Underwriting Agreement; and

●	Pursuant to the engagement letter with EntrepreneurShares LLC, it will receive a fixed fee of $75,000 to furnish a fairness opinion.

Vesicor’s Interests in and Reasons for pursuing the Business Combination. Vesicor’s primary reason and interest in pursuing the Business Combination is the belief that Vesicor, as part of a public company with access to public finance markets, will be more likely to raise the required working capital funding needed over a period of two or more years to fully, timely and affordably fund its business plan to obtain regulatory approval for ecm-RV/p53 and, if regulatory approval is obtained, which is not certain, to then fund the efforts to commercialize that product. As a private company with no hard assets typically needed to obtain asset-based loans and no significant or sustained revenue or operating history, Vesicor may have been unable to raise the sufficient, affordable and timely funding needed for its business plan. As a private company, Vesicor lacks the liquidity and potential appreciation in investment, and the public and audited/reviewed business and financial disclosures and reporting history of a public company, which typically make public companies usually more attractive as an investment to investors than private companies. Like many private companies, Vesicor has found raising sufficient, affordable and timely working capital as a private company is a difficult, time consuming and often unsuccessful endeavor.

A secondary reason for Vesicor in the Business Combination is that a public company can offer stock-based incentive compensation to management and key personnel, which compensation is typically expected by management and key personnel in technology companies, including medical technologies companies like Vesicor, and is important in attracting and retaining executive management, attracting qualified directors, and attracting key technical personnel. A stock-based incentive plan also allows a company to conserve cash for operations that would have otherwise been required to pay out as salary or bonus compensation. While a private company can offer stock-based incentive compensation, such plans lack the liquidity and appreciation potential of, and hence the appeal and perceived value of, a public company’s stock-based incentive compensation.

A third reason for pursuing the Business Combination is that the perceived enhanced potential of a public company to raise working capital will possibly permit the payment of competitive and regular cash compensation to Vesicor executive officers, who are also expected to serve as executive officers of the Combined Company. The Vesicor executive officers have been working without regular, competitive cash compensation. As a part of a public company, Vesicor may be able to pay regular, cash compensation to retain executive management and, more importantly, attract key personnel needed in the future to implement the Vesicor business plan, which is expected to be pursued by the Combined Company after the consummation of the Business Combination.

For further disclosures of the interests of Vesicor and its executive officers and directors in the Business Combination and potential conflicts of interests, “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 14; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” on page 87 and “After the consummation of the Business Combination, PubCo’s Chief Executive Officer and Chief Financial Officer will hold the same executive officer positions at Vesicor and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All three persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their respective duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations” on page 85; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 165; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 291; “Executive Compensation — Vesicor Management Compensation” on page 300; and “Beneficial Ownership of Securities” on page 311.

Exchange Listing

The Private Placement Units (each consisting of one Ordinary Share and one-fifth of one right), Class A Ordinary Shares, and Rights (each right entitling the holder thereof to receive one Class A ordinary share, redeemable upon the consummation of the initial business combination) are currently traded on Nasdaq under the symbols “BKHAU”, “BKHA” and “BKHAR,” respectively. Following the Closing, the Private Placement Units, Class A Ordinary Shares and Black Hawk Rights will no longer trade. PubCo will apply for listing, to be effective upon the Closing, of the PubCo Common Stocks on the Nasdaq under the symbols “VESI.” There is no assurance that PubCo will be able to satisfy the Nasdaq listing criteria necessary for listing. This condition is waivable but only to the extent permitted by law and only with the written waiver of each of Black Hawk, Vesicor and Merger Sub. In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

There is no assurance the PubCo will be able to continue to satisfy such criteria following the consummation of the Business Combination. PubCo will not have units traded following the consummation of the Business Combination.

Benefits And Detriments of The Business Combination

Below evaluates and quantifies (to the extent practicable) the benefits and detriments of the Business Combination and any related financing transactions for, Black Hawk, the Sponsor and its affiliates, Vesicor and its affiliates, and unaffiliated security holders.

The Business Combination between Black Hawk and Vesicor, and the related financing transactions, including the issuance of PIPE securities and conversion of the Sponsor’s shares, will have material effects—both beneficial and adverse—on each of Black Hawk, the Sponsor and its affiliates, Vesicor and its affiliates, and unaffiliated security holders.

Beneficial Effects on the Sponsor and Its Affiliates:

●	The Sponsor currently holds 1,725,000 Founder Shares, acquired for a nominal consideration of approximately $25,000. Upon completion of the business combination, these shares will convert into common stock of the Combined Company, potentially worth approximately $17 million (at $10.00 per share), subject to market performance and any vesting or forfeiture conditions.

●	The Sponsor also holds 235,500 private placement units.

●	The Sponsor and its affiliates may also receive advisory, board, or governance-related rights in the post-combination company.

Detrimental Effects on the Sponsor and Its Affiliates:

●	The Sponsor’s Founder Shares are subject to lock-up and may face resale restrictions.

●	If the value of the PubCo Shares falls below $10.00 per share or remains illiquid, the Sponsor could experience significant unrealized or actual losses on its investment.

Beneficial Effects on Vesicor and its Affiliates:

●	The transaction provides Vesicor with access to public capital markets and additional capital through the Trust Account and any related PIPE financing.

●	Vesicor Shareholders will become stockholders in a publicly traded company, potentially unlocking liquidity and valuation upside.

●	Vesicor may gain strategic advantages from public market visibility, capital access, and acquisition currency.

Detrimental Effects on Vesicor and its Affiliates:

●	Legacy Vesicor Shareholders will be diluted by the Sponsor’s Founder Shares, public and private units, and any PIPE financing.

●	Increased regulatory and reporting obligations as a public company may create administrative and compliance burdens and funding requirements.

Beneficial Effects on Unaffiliated Public Shareholders:

●	Public Shareholders may choose to redeem their shares for approximately $10.20 per share, offering a fixed return regardless of market conditions.

●	Stockholders who do not redeem may participate in the future upside of Vesicor’s business, including potential capital appreciation and liquidity.

●	The transaction enables unaffiliated holders to invest in a private biotechnology company transitioning to the public markets.

Detrimental Effects on Unaffiliated Public Shareholders:

●	Potential significant dilution from: (i) Sponsor’s Founder Shares (~20% of total shares pre-redemption), (ii) Private placement and public units, and (iii) PIPE investors or other financing participants receiving shares at favorable terms.

●	Assuming 80% of Public Shareholders redeem, Public Shareholders may collectively own less than 10% of the post-combination company on a fully diluted basis.

●	The market price of the Combined Company’s stock post-closing may be volatile or fall below $10.00, resulting in losses.

Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholders.

●	After the Closing, the Combined Company anticipates the need to raise working capital in the future to fund Vesicor’s development, pursuit of required regulatory approvals and, if all required regulatory approvals are obtained, efforts to commercialize the ecm-RV/p53 product candidate. This need for potentially ongoing working capital will dilute the ownership stake of Unaffiliated Public Shareholders as holders of the Combined Company’s shares after the consummation of the Business Combination.

●	Vesicor’s executive officers and directors are expected to serve as the executive officers and directors of PubCo after the Closing. The interests of these Combined Company’s executive officers and directors and the Unaffiliated PubCo Shareholders may differ in that the business line to be pursued and supported by the Combined Company’s executive officers and directors is unlikely to result in significant or sustained revenue generating operations after the Closing and, coupled with the perceived need to raise working capital to fund the business line over a period of years, these operational realities may result in a lack of appreciation in the market price, low market price and/or low liquidity for the PubCo Shares. This potential impact on Combined Company’s shares may differ from or be adverse to the interests of Unaffiliated PubCo Shareholders seeking short term appreciation in the market price of Combined Company’s shares and a liquidity permitting Unaffiliated PubCo Shareholders to sell Combined Company’s shares at acceptable prices and within acceptable trading periods.

●	As a result of the issuance of Combined Company’s shares to Vesicor’s executive officers and directors, they will as a group and in the aggregate hold an expected [__%] of the issued Combined Company’s shares after the Closing. While there is no agreement for Vesicor’s executive officers and directors to vote as a ‘group’ (as defined in Section 13(d)(3) of the Exchange Act) on corporate actions after the consummation of the Business Combination, if the Vesicor executive officers and directors voted as a group, then they could as a group approve or reject corporate actions, which results may be adverse to the interests of or differ from the vote of the Unaffiliated PubCo Shareholders. Further, Vesicor executive officers and directors are expected to serve as PubCo’s executive officers and directors and this management control of both companies may reduce the influence of Unaffiliated PubCo Shareholders on the management of the two companies.

●	Executive officers of Vesicor company will receive continued employment, equity rollover, or other compensation arrangements as part of the Business Combination, which may influence their support for the transaction regardless of whether it is in the best interests of the Unaffiliated Public Shareholders. Vesicor directors will serve as directors of the Combined Company and may receive cash and incentive compensation as directors of the Combined Company under the 2025 EIP. For instance, after the consummating of the Business Combination, Luo Feng, Warren Hosseinion Jr. and Micheal Bowen are expected to be employed by the Combined Company as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, respectively, and each will receive compensation and other consideration for services, including participation in the 2025 EIP by all three of these executive officers; a cash performance incentive payable of $200,000 to Dr. Feng; and a cash performance incentive payable of $300,000 to Warren Hosseinion Jr. Further, the Vesicor directors may receive cash compensation for services as well as participate in the 2025 EIP. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. PubCo’s board of directors intends to ratify and award these cash performance awards upon consummation of the Business Combination. Luo Feng, Michael Bowen, Warren Hosseinion Jr. and Warren Hosseinion are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

Background of the Business Combination

Black Hawk is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Black Hawk’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Prior to entering into the Business Combination Agreement, Black Hawk conducted a thorough search for a business combination target, drawing upon the networks of relationships of its management team, the members of the Black Hawk Board and input from the Sponsor and its affiliates. Prior to consummating its IPO on March 24, 2024, neither Black Hawk, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed business combination transaction between Black Hawk and Vesicor. The terms of the proposed Business Combination with Vesicor are the result of arm’s-length negotiations between representatives of Black Hawk and Vesicor. The following is a description of the background of these negotiations and the resulting proposed Business Combination.

During its search process, Black Hawk formally evaluated approximately 27 business combination opportunities. Black Hawk management kept members of the Black Hawk Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors and the material discussions with such businesses and the status thereof.

With respect to the companies it evaluated, Black Hawk executed non-disclosure agreements (“NDAs”) with 24 potential target businesses and engaged in substantive discussions with advisors, management, significant stockholders and/or other representatives of such businesses. For the potential business combination opportunities that were deemed to warrant significant interest, Black Hawk management carried out diligence efforts, including by receiving presentations from and holding discussions with management teams, evaluating management experience and engaging in readiness discussions, and assessing these target companies’ financial condition and growth prospects within their respective industries and markets. Black Hawk, in the course of its search and evaluation process, ultimately entered into five (5) letters of intent (inclusive of the letter of intent with Vesicor) with potential target companies.

Description of Negotiation Process with Candidates other than Vesicor

Overview

During its target search process, Black Hawk formally evaluated 27 potential business combination opportunities across a range of industries and geographies. These opportunities were identified through multiple sourcing channels, including direct outreach by Black Hawk’s management team, introductions by financial advisors and investment banks, inbound interest from potential targets, and referrals from the team’s professional network of venture capital firms, private equity funds, and strategic industry contacts.

The evaluation process involved varying levels of preliminary and advanced due diligence. Initial screening typically included preparing and sending an initial due diligence request list and the following additional steps:

●	A review of publicly available information and investor materials;

●	A high-level assessment of each target’s business model, growth prospects, market opportunity, and financial performance; and

●	Alignment with Black Hawk’s investment criteria, including industry focus, stage of development, and potential for value creation through a business combination.

As stated above, of the 27 companies considered, 24 targets entered into NDAs with Black Hawk to facilitate the exchange of non-public information. Following the execution of these NDAs, Black Hawk conducted more in-depth reviews of each company’s financials, operations, and strategic positioning. This deeper diligence included management presentations, internal financial modeling, and review of investor decks, cap tables, and relevant commercial or regulatory documents where available. Black Hawk kept an internal document as a tracker for record keeping purposes to facilitate their evaluation. The tracker assigned each potential target a score on a scale of 1-10. The rubric evaluated, among other factors:

●	Company Size and Growth Potential – historical revenues, addressable market, and forecasted growth trajectory.

●	Stage of Development and Scalability – maturity of product or service offerings, commercialization timeline, and ability to scale operations.

●	Industry Sector Alignment – fit with Black Hawk’s stated investment strategy and the attractiveness of the relevant industry segment.

●	Management Quality – depth of leadership experience, track record of execution, and perceived ability to operate as a public company.

Each factor was weighted according to its strategic importance, and the composite score represented a holistic assessment of the target’s suitability. The Black Hawk Board did not establish a minimum score or automatic “pass/fail” threshold. Instead, the scoring system was intended solely as an internal guideline to assist in comparing candidates on a relative basis and to inform discussions among management and the Black Hawk Board.

Based on the diligence outcomes, Black Hawk submitted five non-binding, non-exclusive LOIs to potential targets. Of those, two ultimately resulted in executed exclusivity agreements—signifying a mutual commitment to pursue a potential transaction. These exclusivity periods allowed for more advanced negotiations, legal and financial diligence, and initial drafting of key transaction documentation.

Initial Screening Process

As part of its initial screening, Black Hawk reviewed publicly available information such as investor presentations, regulatory filings (where applicable), market and competitive data, and basic financial metrics. These preliminary reviews were conducted to determine basic alignment with Black Hawk’s investment criteria, including:

●	Size and growth potential;

●	Industry sector and strategic fit;

●	Stage of development and scalability;

●	Management quality; and

●	Readiness and receptiveness to enter into a public business combination.

The above initial screening was used to help highlight relative strengths and weaknesses. Based on these evaluations, Black Hawk determined that 24 of the 27 candidates warranted deeper analysis and entered into NDA with those companies. Deeper analysis could include, but was not limited to include on-site visits, expanded management presentations, financial modeling, and regulatory or commercial reviews. Further, although Black Hawk started negotiations with other targets, the number of potential targets was constantly fluctuating as some targets did not pass Black Hawk’s screening criteria or some targets informed Black Hawk that they did not intend to proceed with the business combination process for reasons such as the costs or regulatory burden of becoming a publicly traded company. The three opportunities not pursued further were excluded primarily due to clear misalignment with investment parameters such as maturity level, financial profile, regulatory readiness, or valuation expectations.

Following execution of the 24 NDAs, Black Hawk undertook a more detailed review of each company. This included initial screening process included but was not limited to the following:

●	Reviewing non-public financials, corporate and cap table information, and key commercial documents;

●	Conducting calls or virtual meetings with management teams;

●	Preparing internal financial models and valuations;

●	Assessing legal and regulatory exposure;

●	Evaluating investor presentation materials and understanding each company’s go-forward strategy.

Advanced Negotiations and Final Selection

Through this process, at varying times and not simultaneously, Black Hawk identified five companies that merited significant attention based on their financial strength, management depth, competitive positioning, and overall strategic fit. These five were selected for focused engagement, and Black Hawk submitted non-binding LOIs to each of them. These LOIs reflected preliminary transaction terms and expressed mutual intent to proceed with exclusive negotiations and confirmatory diligence.

Of the five LOIs issued, two resulted in executed exclusivity agreements, enabling both parties to engage in more in-depth due diligence, legal negotiations, and drafting of key transaction documents. While both transactions were pursued seriously, Black Hawk ultimately determined that Vesicor represented the most compelling opportunity due to its differentiated platform, advanced clinical assets, strong intellectual property, and alignment with public market readiness and investor interest.

The entire sourcing, evaluation, and negotiation process was led by Black Hawk’s management team, with support from legal counsel, financial advisors, and industry consultants as needed.

In addition to Vesicor, Black Hawk had also entered into an exclusive LOI with another target earlier in its search process; however, after further diligence and negotiation, such discussions were determined to discontinue due to differences in the parties’ expectations regarding certain closing conditions. Factors that contributed to Black Hawk not proceeding with other targets included but are not limited to the following: (1) the targets needed early stage needed funding; (2) the potential targets were not prepared for public markets; (3) targets decided to take an alternative fund-raising approach as opposed to proceeding with a business combination.

Summary of Other Targets

Below is a summary of targets other than Vesicor that were considered to merit significant attention by Black Hawk and the reasons why Black Hawk did not proceed with these candidates. Black Hawk executed non-binding LOIs with all four of the five targets below and executed an exclusive LOI with one of the targets below. Each LOI included customary non-binding provisions regarding valuation range, transaction structure, as well as general expectations concerning post-closing governance and cash needs. The proposed transaction structures generally contemplated a merger with a newly formed public entity, rollover of a majority of the target’s equity, and post-closing earnouts tied to performance milestones. Each LOI also included provisions relating to mutual cooperation on due diligence and cost-sharing discussions, subject to further negotiation and definitive documentation, and also customary provisions on transaction consideration, equity financing (including a PIPE investment), non-competition provisions, initial board of director composition, use of proceeds situation of the company’s operations. Below is a summary of the targets:

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Target A (Score- 3): On March 23, 2024, Mr. Andy Gu contacted the Chairman of Target A, a pharmaceutical research and development company headquartered in Canada with a subsidiary located in the western United States. Mr. Gu had previously known Target A’s Chairman. Following this outreach, Mr. Gu arranged an introductory Zoom meeting among our Chairman and Chief Executive Officer, Kent Kaufman, Target A’s Chairman, and members of its management team, which was held on April 11, 2024.

On April 4, 2024, Black Hawk executed an NDA with Target A, and shortly thereafter Target A provided preliminary information regarding its intellectual property portfolio. On April 6, 2024, Target A furnished additional information for Black Hawk’s review.

Following these exchanges, Black Hawk and Target A entered into a non-exclusive LOI due to the early stage of Target A’s business and its limited access to funding. The LOI included the following material terms: (i) PIPE Investment Requirement: Target A was required to use its reasonable best efforts to obtain transaction financing in the aggregate amount of at least five million ($5,000,000), and (ii) Break-Up Fee: If either party terminated the LOI in bad faith, other than in the circumstances described in the LOI, the terminating party would be obligated to pay the non-terminating party a two million ($2,000,000) break-up fee. The terminating party could rescind such termination within five business days following written demand from the non-terminating party or within five business days following the effective date of the termination notice.

Negotiations between the parties primarily centered on Target A’s ability to secure the PIPE financing, the magnitude and enforceability of the break-up fee, and the scope of information to be made available during due diligence. Despite extensive discussions, the parties were unable to reach alignment on these terms, particularly with respect to financing. What separated Vesicor from Target A was a research and development-stage pharmaceutical company that had not initiated clinical trials whereas Vesicor’s had conducted case studies that demonstrated results in human subjects in Japan, whereas Target A had not produced comparable data. In addition, Target A’s management team was not as well established or experienced as that of Vesicor or any other company for that matter. The Board determined that Target A was at too early a stage to pursue a successful public market transaction.

On April 23, 2024, Black Hawk formally notified Target A via email that it was terminating discussions under the LOI.

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Target B (Score- 6): On April 22, 2024, Mr. Qi Ouyang, Black Hawk’s Executive Vice President, contacted a key shareholder of Target B, with whom he had a prior relationship. On that same day, Black Hawk entered into an NDA with Target B. Mr. Ouyang arranged an introductory Zoom meeting on April 24, 2024, that included Black Hawk’s director Jonathan Ginsberg, Target B’s key shareholder, and members of Target B’s management team. Black Hawk began to carry out due diligence and engaged in discussions with Target B, a company based in the People’s Republic of China (“PRC”) engaged in the operation and maintenance of supply chain finance platforms. On May 17, 2024, Black Hawk signed a non-binding LOI with Target B. The material terms of the LOI included: (i) CSRC Filing Requirement: Target B was required to complete the necessary filing with the China Securities Regulatory Commission (“CSRC”) as a condition to proceeding with the potential transaction, (ii) Operation and Maintenance Fees: Black Hawk would bear the operation and maintenance fees incurred prior to completion of the Business Combination. Any unpaid amounts as of the closing of the Business Combination would be paid out of the proceeds of Black Hawk’s Trust Account and, if those funds were insufficient, by Target B, (iii) Break-Up Fee: If either party terminated the LOI in bad faith, other than as specifically permitted under the LOI, the terminating party would be obligated to pay a $2,000,000 break-up fee to the non-terminating party. The terminating party could rescind such termination within five business days following either a written demand by the non-terminating party or the effective date of termination. If the Business Combination does occur, and no break-up fee is paid to either Black Hawk or Vesicor, then neither company would recoup any portion of the paid Extension Payments or other paid transaction expenses.

After signing the LOI, on May 20, 2024, Black Hawk scheduled weekly virtual meetings with Target B and attended a virtual meeting on the same date. From May 22, 2024 to June 2024, Black Hawk carried out due diligence on Target B. On June 20, 2024, Black Hawk attended an on-site visit to Target B’s company headquarters in Beijing, PRC. On June 24, 2024, Black Hawk and Target B entered into an amendment to the LOI, which included a mutual exclusivity period of thirty (30) calendar days commencing on the date of the amendment. On June 28, 2024, Black Hawk sent Target B a draft of a business combination agreement. After extensive discussions and negotiations of potential transaction terms, in July 2024, such discussions were determined to discontinue due to differences in the parties’ expectations regarding certain closing conditions, mainly about Target B’s requirement that Black Hawk’s cash available in the trust at closing, regulatory filings and funding responsibilities and also a disagreement regarding the composition of the post-closing entity’s board of directors.

On October 10, 2024, Black Hawk formally notified Target B via email that it was terminating discussions under the LOI.

●

Target C (Score- 5): On March 28, 2025, Black Hawk’s Director, Terry Protto, contacted a consultant of Target B, with whom he had a prior relationship. Black Hawk and Target C, South Korea-based company and subsidiary of a large Korean conglomerate that focuses on manufacturing sensors for cameras and other devices, began discussing the possibility of engaging in a business combination transaction in early April 2024. Following the execution of an NDA on April 15, 2025, Black Hawk engaged in various aspects of diligence and preliminary discussions regarding the terms and timeline for a potential business combination with Target C. On May 9, 2024, Black Hawk and Target C decided to pause discussions because Target C intended to merge with a separate publicly listed company traded on the Korean Securities Dealers Automated Quotations exchange (“KOSDAQ”). On December 6, 2024, Target C completed its merger pending its shareholder approval and reached out to Black Hawk to resume discussions. On December 15, 2024, Black Hawk began negotiating an LOI with Target C. Ultimately, Target C determined to discontinue such discussions due to concerns regarding legal and procedural limitations for a dual listing on KOSDAQ and NASDAQ.

On April 30, 2025, Black Hawk formally notified Target C via email that it was terminating discussions.

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Target D (Score- 4): On April 17, 2024, Mr. Andy Gu, one of the managing members of the Sponsor, contacted an investor, with whom he had a prior relationship, to get an introduction to Target D. Black Hawk and Target D, a U.S. company designing and developing fire prevention technology, then began discussing the possibility of engaging in a business combination transaction. Following execution of an NDA on April 20, 2024, Black Hawk conducted various aspects of diligence and engaged in preliminary discussions regarding the terms and timeline for a potential business combination with Target D; ultimately, Black Hawk determined to discontinue such discussions due to concerns regarding public company readiness and the timeline to complete additional venture fund raising for a prospective business combination with Target D.

On August 29, 2024, Black Hawk formally notified Target D via email that it was terminating discussions

●

Target E (Score- 4): On June 5, 2024, Mr. Oak Hill Financial contacted Kent Kaufman, to introduce Black Hawk to Target E. Black Hawk and Target E, a North American investor engagement firm company, began further discussions regarding the possibility of engaging in a business combination transaction during early June 2024. On June 21, 2024, Black Hawk and Target E executed an NDA. On June 28, 2024, Black Hawk met with the management team of Target E to conduct various aspects of diligence and engaged in preliminary discussions regarding the terms and timeline for a potential business combination with Target E. On July 25, 2024, Target E indicated that it expected to reach $20,000,000 in revenue and profitability at the end of the fourth quarter of 2024. Ultimately, Black Hawk determined to discontinue such discussions due to concerns regarding Target E’s reluctance to commit to becoming a publicly targeted entity.

On September 5, 2024, Black Hawk formally notified Target E via email that it was terminating discussions.

Selection of Vesicor and Rationale (Score – 10)

Black Hawk ultimately selected Vesicor Therapeutics as its business combination partner. Among the potential targets evaluated, Vesicor ultimately emerged as the most attractive business combination partner for Black Hawk. Vesicor stood out due to its robust intellectual property portfolio, advanced clinical pipeline, experienced management team, and alignment with Black Hawk’s strategic focus in the healthcare and life sciences sectors.

Black Hawk believes Vesicor is led by a technically strong management team, including Dr. Feng, who brings over 30 years of experience in the field of cancer therapeutics and drug delivery. Vesicor is backed by sophisticated investors with deep capital markets experience and a strong track record in the life sciences sector, including its Chairman, Warren Hosseinion. Vesicor operates in a large and growing market focused on oncology therapeutics, and Black Hawk believes its proprietary delivery system has demonstrated promising results in human subjects in Japan. Vesicor’s platform technology is highly expandable and capable of supporting the delivery of a broad range of therapeutic compounds. With a disciplined operating model and low burn rate, Vesicor has articulated a realistic and achievable growth plan that is well-suited for the public markets. Moreover, Vesicor expressed a clear desire to go public and demonstrated alignment with Black Hawk by agreeing to share transaction-related expenses during the business combination and de-SPAC process. Vesicor will not recoup any portion of the paid Extension Payments or other paid transaction expenses if the Business Combination does not occur and Vesicor does not receive a Break-Up Fee.

Description of Initial Negotiations between Black Hawk and Vesicor

On January 6, 2025, Kent Kaufman, Chief Executive Officer of Black Hawk received an email from a representative of Blue Ox Healthcare Partners (“Blue Ox”), which is a private equity firm in New York City, to see if Black Hawk might be interested in an introduction to Vesicor, an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics. Oded Levy is a director of Vesicor and a founder, Chief Executive Officer and managing partner of Blue Ox. A virtual conference meeting was proposed and Kent Kaufman was introduced to Warren Hosseinion, Chairman of the Board of Directors of Vesicor later that day.

On February 5, 2025, Warren Hosseinion, Kent Kaufman and Oded Levy, as a director of Vesicor, joined a virtual conference call and discussed Vesicor’s work, specifically its focus on the development of microvesicle-based therapeutics, a new class of medicines that Vesicor believes has the potential to transform the treatment of a wide spectrum of diseases. Vesicor explained its plans to further develop, patent, and commercialize the use of microvesicle-based therapeutics products for the treatment of cancer. Following this discussion, Black Hawk evaluated Vesicor in the context of the other potential targets then under consideration. In particular, Black Hawk compared Vesicor’s stage of readiness, including its completion of case studies in human subjects in Japan, with the earlier stages of development of other targets; assessed Vesicor’s proposed development and commercialization plans; and considered the timing of Vesicor’s interest in pursuing a de-SPAC transaction relative to Black Hawk’s timeframe for completing a business combination. Based on this comparative evaluation, Black Hawk determined that Vesicor represented the most compelling opportunity among the potential targets under consideration. Vesicor, in view of trends in the overall economy and the benefits/challenges related to different methods of raising capital to fund its operations, had previously determined as part of its business plan that engaging in a potential de-SPAC transaction with a SPAC to become a public company was the most efficient way for Vesicor to raise capital.

On February 6, 2025, Black Hawk and Vesicor agreed to explore entering into a non-disclosure agreement (“NDA”) to facilitate further negotiations and the exchange of confidential information.

On February 12, 2025, via video conference, Warren Hosseinion and Oded Levy, as a director of Vesicor, delivered a more detailed presentation of Vesicor’s business to Kent Kaufman and Andy Gu (and advisor to Black Hawk). Following the presentation, Kent Kaufman and Andy Gu discussed the potential transaction structure, noting that both Warren Hosseinion and Oded Levy had prior experience with SPAC transactions, which would likely facilitate an efficient process. Kent Kaufman and Andy Gu then outlined the proposed process and key terms for a non-exclusive letter of intent (“LOI”), including the requirement for a refundable deposit and a mechanism by which the LOI could convert into an exclusive, non-refundable arrangement. Black Hawk agreed to prepare and submit a draft LOI for Vesicor’s review. During this discussion, the parties identified several key terms requiring further clarification and negotiation, including the amount and structure of the deposit, the absence of a guaranteed trust amount, valuation expectations, and the allocation of closing expenses.

On February 17, 2025, a follow-up video conference was held between Kent Kaufman and Andy Gu and Vesicor’s full executive team, including Warren Hosseinion, Oded Levy, Dr. Luo Feng, Vesicor’s Chief Executive Officer, Elisa Luqman, Consultant, and Michael Bowen, the Chief Financial Officer. During this meeting, the Vesicor team provided more granular details of the Vesicor’s operations and strategy.

On February 13, 2025, Black Hawk and Vesicor signed an NDA, which contained, among other provisions a confidentiality clause, customary non-disclosure and non-use provisions and a customary Trust Account waiver provision pursuant to which Vesicor agreed that it has no right, title, interest or claim in Black Hawks’s Trust Account. On the same day, Black Hawk began to conduct its due diligence, including industry research, expert calls, and review of the company materials. Black Hawk’s counsel began drafting a non-exclusive LOI.

On February 17, 2025, Kent Kaufman and Andy Gu participated in a virtual conference call with Dr. Luo Feng and Michael Bowen, during which Vesicor introduced its Chief Operating Officer, Warren Hosseinion Jr., as part of the ongoing discussions between the parties.

Following this meeting, on February 19, 2025, Black Hawk submitted a non-exclusive LOI to Vesicor’s management team for consideration.

On February 24, 2025, representatives from both parties, including Kent Kaufman and Andy Gu along with Warren Hosseinion and Oded Levy, met via video conference to negotiate key LOI terms. At this meeting, the parties agreed to a preliminary valuation of $70 million, which amount was proposed by the Vesicor management team, and discussed a proposal under which Vesicor would receive $250,000 in two tranches as a deposit in lieu of trust amount guarantees. In exchange, Vesicor proposed that Black Hawk allocate a portion of its Founder Shares as additional value. Black Hawk, in turn, requested customary closing conditions, including a non-compete from key Vesicor management and sharing of closing expenses. The parties agreed to consider each other’s proposals and begin work on a revised LOI.

Valuation discussions between Black Hawk and Vesicor occurred over several meetings in February 2025. The initial discussion took place on February 5, 2025, during a conference call attended by Warren Hosseinion, Oded Levy and Kent Kaufman. This call focused on high-level considerations such as the anticipated regulatory pathway for Vesicor’s microvesicle-based therapeutics, an overview of its financing history, and a discussion of general market conditions for preclinical biotechnology companies. No valuation was set, but the participants outlined next steps for gathering market-comparable data and agreed to share non-confidential summaries of Vesicor’s internal development timelines.

A follow-up call was held on February 12, 2025, adding Andy Gu to the participants and addressed minor outstanding questions from the initial conversation. Topics included Vesicor’s estimated cash requirements through IND-enabling studies, the expected timing of additional preclinical milestones, and clarification of expected further intellectual-property filings. The participants also discussed the scope of third-party datasets to be reviewed—such as the HHS scenario tree, Bay Bridge Bio valuation benchmarks, and public financings of preclinical biotech peers—and confirmed responsibilities for gathering that data before the more detailed valuation session.

A more detailed conference call occurred on February 17, 2025, with Warren Hosseinion, Oded Levy, Kent Kaufman, Andy Gu, Elisa Luqman, Michael Bowen and Vesicor’s founder and Chief Executive Officer, Luo Feng. During this call, Vesicor management, led by Dr. Hosseinion, compiled and presented the valuation analysis supporting a proposed pre-money valuation of $70 million. The analysis applied a comparable market analysis methodology and drew upon:

●	the scenario tree for pre-clinical therapeutic development published by the U.S. Department of Health and Human Services (HHS),

●	valuation benchmarks for private biotechnology companies reported by Bay Bridge Bio, and

●	publicly available data on financing rounds for pre-clinical biotechnology companies in adjacent therapeutic areas, which Vesicor’s team assembled from SEC filings, industry databases and press reports.

Black Hawk’s representatives evaluated these materials and engaged in a detailed dialogue with Vesicor’s management regarding the assumptions underlying each data source. The parties compared Vesicor’s developmental stage, proprietary micro-vesicle technology platform, intellectual property portfolio, and internal data package—including case studies showing results in human subjects in Japan—against the referenced market comparables. They also reviewed Vesicor’s anticipated timeline for IND-enabling studies, recognizing that Vesicor remained at a pre-clinical stage but had demonstrated technical feasibility and proof-of-concept in preliminary human evaluations.

After this review, Black Hawk concluded that the $70 million pre-money valuation was reasonable in light of:

●	the strength and potential scalability of Vesicor’s technology,

●	the breadth and defensibility of its expected future patent portfolio (Vesicor currently has no patents or patent applications, and does not plan to commence the patent application process to seek patent protection for its ecm-RV/p53 product candidate until 2026. See “Current Plans for Patent Applications” and “Pending Patent Applications” on page 254 of this proxy statement/prospectus),

●	the quality of its internal data relative to similarly situated pre-clinical companies, and

●	the alignment of the proposed business combination with Black Hawk’s investment horizon and public market strategy.

Black Hawk’s key assumptions included: (i) the continued commitment of Dr. Luo Feng and Vesicor’s senior team to pursue U.S. Food and Drug Administration approval, beginning with the preparation and submission of an Investigational New Drug (IND) application once de-SPAC financing became available; and (ii) the expectation that Vesicor would maintain the resources necessary to progress through the regulatory pathway. These assumptions were based on the Vesicor management team’s demonstrated expertise in life sciences and on the company’s detailed development plan, which the Board reviewed and discussed during the February meetings.

Based on the totality of these analyses and discussions, Black Hawk felt the pre-money valuation of $70 million was supportable.

Over the following two weeks, Kent Kaufman, Andy Gu, and Johnathan Ginsberg, discussed all of the attributes and risks associated with the Vesicor as well as Black Hawk’s need to consider upcoming extension deadlines. On the February 25, 2025, Kent Kaufman, Andy Gu, and Johnathan Ginsberg reviewed and discussed in detail the key terms of the proposed LOI with Celine. The LOI was finalized on March 3, 2025. During its evaluation of potential business combination targets, Black Hawk determined that Vesicor presented a particularly compelling opportunity based on several key factors.

From Black Hawk’s perspective, Vesicor was led by a technically accomplished management team, including Dr. Luo Feng, who brings more than 30 years of experience in the biotechnology and pharmaceutical sectors. His extensive background in research and development was viewed as a significant asset to Vesicor’s scientific credibility and operational capabilities.

Second, Vesicor demonstrated strong investor backing, including active involvement from its Chairman, Warren Hosseinion who, Black Hawk believed, possesses deep knowledge of the capital markets and a proven track record in the life sciences industry. Black Hawk viewed this level of investor support as a key indicator of institutional confidence in Vesicor’s business model and long-term strategy.

Third, Vesicor operates in a large and growing addressable market, with a focus on cancer therapeutics and drug delivery systems. The company’s proprietary delivery platform has already been administered to human subjects in Japan with Black Hawk viewed as promising results, signaling both clinical viability and early validation of its technology.

In addition, Black Hawk felt Vesicor’s delivery system will be a scalable platform with the potential to support a broad range of therapeutic applications beyond oncology. This flexibility was viewed as a driver of long-term growth and product pipeline expansion.

From a financial perspective, Vesicor maintained a disciplined cost structure and operated with a low burn rate, which Black Hawk considered favorable in the context of capital efficiency and sustainability.

Vesicor also expressed a strong interest in becoming a publicly traded company and conveyed a well-reasoned and achievable growth plan to support its transition to the public markets. Importantly, Vesicor demonstrated a collaborative and pragmatic approach to transaction structuring, including a willingness to share certain expenses related to the business combination and de-SPAC process.

Finally, Vesicor showed flexibility on a key financial term by agreeing to proceed with the transaction without requiring a minimum cash condition on trust proceeds. Black Hawk proposed no minimum, as it could not guarantee that investors would remain in the trust. Vesicor, on the other hand, agreed to this provision as they felt confident they would be able to raise any needed funds. The parties agreed to proceed with the LOI, with a break fee included to ensure commitment.

Black Hawk viewed this as a sign of confidence in the strategic partnership and an important factor in the feasibility of completing the transaction under current market conditions.

On March 10, 2025, Black Hawk and Vesicor signed a non-exclusive LOI.

The terms of the LOI included, among other things, the following terms:

(i)	The LOI’s term was initially a non-exclusive term that could be terminated either by the mutual written agreement between the parties, by Black Hawk or Vesicor’s written notice, automatically within thirty (30) days after signing the LOI, or by Black Hawk due to certain termination rights that it negotiated.

(ii)	Transaction consideration to Vesicor holders would consist of newly issued shares of the post-closing surviving company, valued at an amount equal to the redemption amount payable to public shareholders that will redeem in connection with the closing (the aggregate amount of transaction consideration was left open in the initial draft of the First LOI but the parties subsequently agreed that the transaction consideration to Vesicor security holders on a fully-diluted basis would be determined, subject to due diligence, based on a $70 million pre-money, pre-Business Combination value of Vesicor and its business operations.

(iii)	A provision stating that, following execution of a definitive transaction agreement, the parties would cooperate in approaching prospective investors regarding a potential PPM Investment on terms acceptable to Black Hawk and Vesicor, provided that Vesicor is obligated to obtain a PPM Investment in the aggregate target amount up to $10 million while Black Hawk shall not be obtained to obtain a PPM Investment but is otherwise incentivized to obtain a PPM Investment (see below);

(iv)	A provision stating that, assuming the entire Black Hawk trust fund is redeemed and an estimated 1,725,000 of Founder Shares are issued and outstanding, Black Hawk shall procure the transfer of 865,000 Founder Shares to Vesicor 180 days post-closing under certain scenarios, and subject to a sliding scale mechanism that can either increase or decrease the amount of Founder Shares that shall be transferred from Black Hawk to Vesicor, including the aforementioned incentive designed to incentivize Black Hawk to obtain a PPM Investment before the Closing. If there is no replacement capital raised for the Trust Account through a PIPE or other financing before the closing, the investment adjustment factor under the Business Combination Agreement would remain at 1.0. This means the number of Founder Shares potentially transferable to Vesicor Shareholders would be determined solely by the price adjustment factor tied to the 20-day volume-weighted average trading price of the PubCo Common Stock on the 180th day after the de-SPAC closing. If that price is $10.00 or higher, all 865,000 Founder Shares would become transferable. If the price is between $5.00 and $10.00, the transferable amount would decline proportionally on a straight-line basis between zero and 865,000 shares. If the price is $5.00 or lower, no founder shares would become transferable.

(v)	A 180-day lock-up period with respect to all shares in the surviving company held by key employees and major shareholders of Vesicor.

(vi)	A provision stating that Vesicor shall pay certain operation, maintenance fees, redemption tax, and other expenses to Black Hawk after executing the non-exclusive LOI, which included Vesicor paying Black Hawk the following: (A) a refundable deposit of $100,000 within three (3) days after signing the LOI and at the 10-day post-execution of exclusive LOI mark the deposit becomes non-refundable; and (B) upon signing of the BCA, $150,000 (the “Upfront Fee”). Further, if Black Hawk files for an extension to extend the period it has to complete its initial business combination, then Vesicor agreed to split all related extension fees throughout the extension period based on actual expenses incurred by Black Hawk. The LOI provided for a mechanism for Vesicor to be reimbursed via stock from the surviving company post-closing.

On March 13, 2025, Vesicor wired a $100,000 refundable deposit to Black Hawk as contemplated by the LOI.

On March 15, 2025, Black Hawk and Vesicor entered into an amendment to the LOI to amend the LOI to be an exclusive LOI from March 15, 2025 until the last day of April 2025 and the initial deposit became non-refundable.

The $70 million valuation reflected input from multiple sources of market and industry data and was consistent with valuation ranges for other companies at a similar stage of development in the life sciences sector. Both parties considered public and proprietary data with the valuation of preclinical-stage biotechnology companies.

Specifically, Black Hawk and Vesicor reviewed a scenario tree published by the U.S. Department of Health and Human Services (“HHS”), which outlines estimated average valuations for life sciences companies at varying stages of drug development. According to the HHS framework, the average valuation for a preclinical-stage company is approximately $62 million.

Additionally, the parties reviewed valuation benchmarks published by Bay Bridge Bio, a life sciences industry data provider, which indicated that the average valuation of a biotechnology company initiating Phase 1 clinical trials—defined as post-IND submission and approval—was approximately $105 million. Vesicor, as of the time of the valuation discussions, had not yet submitted an Investigational New Drug (IND) application and was therefore appropriately characterized as a preclinical-stage company for valuation purposes.

To supplement the HHS and Bay Bridge Bio data, a comparative analysis of early-stage oncology and immunotherapy companies was conducted. Publicly available data and financing rounds for preclinical biotechnology companies in adjacent therapeutic areas suggested a valuation range of approximately $51 million to $101 million. The companies used in this analysis were selected based on stage of development, therapeutic focus, and capital structure.

Taking into account Vesicor’s developmental stage, proprietary technology platform, intellectual property portfolio, internal data package, and the anticipated timeline for IND-enabling studies, Black Hawk and Vesicor determined that a $70 million pre-money valuation represented a reasonable and supportable midpoint within the observed range for preclinical companies in the biotechnology sector.

The above lead to discussions regarding Vesicor’s anticipated capital requirements over the near-to-intermediate term. The parties jointly assessed the operating and strategic funding needs of Vesicor in order to continue the development of its therapeutic platform and to support its transition to a public company following the Business Combination. On February 6, 2025, Kent Kaufman and Andy Gu of Black Hawk held an initial conference call with Warren Hosseinion and Oded Levy of Vesicor to review the preliminary funding needs to support Vesicor’s research and development programs and to satisfy anticipated Nasdaq listing requirements. The parties reconvened on February 12, 2025 to continue these discussions.

On February 17, 2025, Kent Kaufman and Andy Gu of Black Hawk, together with Warren Hosseinion, Oded Levy, Luo Feng, Michael Bowen and Elisa Luqman of Vesicor, held a more detailed follow-up meeting. This session addressed, among other matters, the costs and timing of IND preparation and Phase 1 trials, intellectual property protection, anticipated contract research and development partners, and laboratory and staffing requirements.

Based on the conference calls, it was determined that Vesicor’s projected financing needs over the next two to three years included both one-time and recurring expenses, such as:

●	Approximately $300,000 in intellectual property legal expenses, primarily related to the prosecution, maintenance, and expansion of Vesicor’s patent portfolio;

●	Approximately $500,000 in consulting fees to engage a contract research organization (CRO) to support the preparation and submission of an Investigational New Drug (IND) application;

●	Approximately $1.5 million to conduct IND-enabling studies necessary for regulatory advancement of Vesicor’s lead therapeutic candidates;

●	Ongoing public company operating expenses estimated at approximately $1.0 million annually, which include audit and legal fees, SEC filing costs, listing fees, D&O insurance, and other costs associated with being a publicly traded company;

●	Additional working capital requirements of approximately $1.5 million annually, primarily to fund salaries, lease obligations for laboratory space, laboratory supplies, general administrative expenses, and other operational needs.

Based on this financial forecast and in light of Vesicor’s expected development milestones and regulatory path, both Vesicor and Black Hawk agreed on the call held on February 17, 2025 that Vesicor needed to raise approximately $10 million in gross proceeds, which would provide Vesicor with sufficient runway to fund operations and development activities for approximately 24 to 36 months post-closing of the Business Combination.

To address these financing needs, the parties agreed that Vesicor may pursue a variety of capital-raising mechanisms, including but not limited to:

●	A private investment in public equity (PIPE) financing;

●	An equity line of credit or other pre-paid advance facility;

●	A standby equity purchase agreement (SEPA);

●	And other structured equity or convertible instruments commonly used in post-SPAC transactions.

Vesicor also intends to raise capital prior to the closing of the Business Combination through a private placement of securities conducted pursuant to a private placement memorandum (PPM). The proceeds from this pre-closing financing are expected to provide interim funding to advance preclinical activities and prepare for IND submission. Vesicor may also seek to raise additional capital concurrent with or shortly after closing, utilizing one or more of the aforementioned instruments, depending on prevailing market conditions and investor interest.

The structure, timing, and terms of any such financings remain subject to ongoing discussions and will depend on a variety of factors, including market conditions, investor demand, and the strategic financing objectives of Vesicor and Black Hawk.

As described above, the LOI between Black Hawk and Vesicor included a provision designed to incentivize Black Hawk to retain capital through its Trust Account or raise new capital via a PIPE (private investment in public equity) or similar financing arrangement. This provision ultimately formed the basis of a mechanism included in the Business Combination Agreement that provides for the potential transfer of up to 865,000 Founder Shares from Black Hawk’s Sponsor to Vesicor Shareholders. The transferred shares would be valued at up to approximately $8.65 million if the PubCo common stock trades at $10.00 per share 180 days following the closing of the Business Combination, subject to the satisfaction of certain conditions and a sliding scale mechanism.

The purpose of this structure was to align incentives and mitigate downside risk for Vesicor in the event that Black Hawk was unable to retain or replace trust proceeds at closing. More specifically, the mechanism was designed to: (i) incentivize Black Hawk to engage with its public investors to reduce redemptions in connection with the Business Combination, thereby preserving more capital in the Trust Account; and (ii) motivate Black Hawk to actively seek alternative financing, including a PIPE investment or similar transaction, to replace any redeemed trust funds and support Vesicor’s post-closing capital needs.

From Vesicor’s perspective, if the entire Black Hawk trust fund were to be redeemed and Black Hawk were unable to secure a PIPE or replacement financing, Vesicor would be left to raise necessary capital independently at closing, as permitted and contemplated under the BCA. Given this scenario, Vesicor believed that a partial transfer of Sponsor-held Founder Shares to Vesicor Shareholders was an appropriate mechanism to help rebalance the risk and reward between the parties and compensate Vesicor Shareholders for bearing additional post-closing financing risk.

The sliding scale structure was negotiated to adjust the number of Founder Shares subject to transfer based on the actual capital retained in the Trust Account or raised via PIPE or other permitted equity financing. If Black Hawk succeeds in retaining or raising significant capital, the number of Founder Shares transferred to Vesicor Shareholders will be reduced or eliminated entirely. Conversely, if little or no capital is retained or raised, the full 865,000 Founder Shares (assuming 1,725,000 Founder Shares outstanding) may become transferable. The transferred shares would be valued at up to approximately $8.65 million if the PubCo common stock trades at $10.00 per share 180 days following the closing of the Business Combination, subject to the satisfaction of certain conditions and a sliding scale mechanism.

This provision was the result of negotiated positions between the parties. Vesicor initially proposed the Founder Share transfer mechanism as a risk-sharing arrangement to ensure its capital-raising burden would be appropriately reflected in the post-closing equity ownership. Black Hawk acknowledged that Vesicor securing PIPE financing or minimizing redemptions would enhance deal certainty and post-closing capital sufficiency and agreed that the Founder Share transfer structure could help align interests and incentivize those efforts.

Ultimately, the parties agreed on the structure and timing of this provision as a way to balance capital risk between Vesicor and Black Hawk. Under the agreed structure, Founder Shares may be transferred by the Sponsor to Vesicor Shareholders following the closing of the Business Combination if: (i) the entire Black Hawk Trust Account is redeemed (i.e., public shareholders elect to redeem all of their shares for cash), and (ii) if Black Hawk does not raise sufficient replacement capital (such as through a PIPE or other equity financing) by the time of closing to meet a pre-agreed capital threshold.

Under the Business Combination Agreement up to 865,000 founder shares of Black Hawk may be transferred to Vesicor Shareholders 180 days after the closing of the de-SPAC transaction.

The actual number of founder shares to be transferred (the “Final Transfer Shares”) will be reduced by the combined effect of two independent, linear sliding-scale adjustments—an Investment Adjustment Factor and a Price Adjustment Factor—as follows:

Investment Adjustment Factor

Purpose: To reduce the transfer as Black Hawk raises additional capital for Vesicor.

Formula:

Investment Adjustment Factor = 1− (Aggregate Fundraising / $69,000,000)

where “Aggregate Fundraising” equals the total capital retained in the trust account plus all capital raised through PIPE or other replacement financing at or prior to closing.

Range:

●	1.0 when Aggregate Fundraising = $0 (no reduction).

●	0.0 when Aggregate Fundraising ≥ $69,000,000 (full reduction). Linear scaling applies between these endpoints.

Price Adjustment Factor

Purpose: To reduce the transfer if the post-closing share price is weak.

Formula:

Price Adjustment Factor = (Average PubCo Share Price – $5.00) / $5.00

measured as the volume-weighted average trading price during the 20 consecutive trading days ending on the 180th day after closing.

Range:

●	1.0 when the share price = $10.00 or higher.

●	0.0 when the share price = $5.00 or lower.

Linear scaling applies for prices between $5.00 and $10.00.

Final Transfer Shares

Final Transfer Shares = 865,000 × Investment Adjustment Factor × Price Adjustment Factor

If either factor equals zero, no founder shares are transferred.

Target Thresholds

●

Capital “Target” for Complete Elimination:

If Black Hawk retains or raises $69,000,000 or more, the Investment Adjustment Factor equals 0, and no founder shares will be transferred regardless of stock price.

●	Capital “Floor” for Maximum Transfer: If Black Hawk retains or raises $0, the Investment Adjustment Factor equals 1, so the transfer is determined solely by the Price Adjustment Factor.

○	If the PubCo share price is $10 or higher, the Price Adjustment Factor equals 1, resulting in the full 865,000 shares being transferred.

○	If the share price is $5, the Price Adjustment Factor equals 0, and no shares are transferred even if fundraising is $0.

(Initial shares = 865,000; trust value = $69,000,000)

Fundraising	180-Day Share Price	Investment Factor	Price Factor	Final Transfer Shares
High	$10	1 − 0/69 = 1.00	(10−5)/5 = 1.00	865,000
Medium	$7.50	1 − 10/69 ≈ 0.855	(7.5−5)/5 = 0.50	≈ 370,000
Low	$5	1 − 20/69 ≈ 0.71	(5−5)/5 = 0.00	0

Essentially, if no capital is retained or raised, the maximum number of 865,000 Founder Shares will be subject to transfer. If partial capital is retained or raised, the number of Founder Shares transferred will be proportionally reduced if the target capital threshold is met or exceeded, no Founder Shares will be transferred.

The number of shares transferred decreases proportionally if Black Hawk retains or raises capital. If a defined capital threshold is met or exceeded, no shares will be transferred. The maximum number of shares subject to transfer is 865,000, assuming 1,725,000 Founder Shares are outstanding.

Using the 4,775,923 public ordinary shares that were redeemed in connection with the recent extension and assuming that Black Hawk does not raise any replacement capital for the Trust Account through a PIPE or other financing before the Closing, the investment adjustment factor would remain 1.0 because no new funds were raised. Under the Business Combination Agreement, this means the number of Founder Shares transferable to Vesicor Shareholders depends only on the post-closing trading price of the PubCo Common Stock measured over the 20 trading days ending on the 180th day after closing. If that price is $10.00 or higher, all 865,000 Founder Shares would become transferable. If the price falls between $5.00 and $10.00, the number of transferable Founder Shares would decrease proportionally on a straight-line basis between zero and 865,000. If the price is $5.00 or lower, no Founder Shares would become transferable.

There are no other arrangements under which the Sponsor, its affiliates, or promoters are obligated to transfer securities of Black Hawk, other than this mechanism and customary lock-up provisions.

Due Diligence; Negotiations of the Business Combination and Other Events

Following the execution of the LOI, the parties engaged in extensive discussions and negotiations regarding the terms of the potential business combination transaction, as well as Black Hawk’s due diligence review of Vesicor’s operations. The due diligence process, supported by Black Hawk’s advisors, officially commenced on March 20, 2025. Shortly after due diligence began, Black Hawk’s legal counsel, CCP, delivered an initial due diligence request list to Vesicor.

On March 25, 2025, Black Hawk’s Chief Executive Officer, Kent Kaufman, visited a lab of Vesicor located in California to conduct on-site due diligence. After meeting in-person with the management of Vesicor, Black Hawk decided to proceed with negotiating and drafting of the BCA. On March 26, 2025, Black Hawk engaged EntrepreneurShares LLC (“ERShares”), an investment adviser firm, to provide the board of directors of Black Hawk with its assessment as to the fairness of the transaction to the shareholders of Black Hawk.

On April 2, 2025, CCP circulated an initial draft of the BCA to the Black Hawk team for internal review. The following day, Vesicor provided a response to the due diligence request list, including annotations and document names uploaded to the virtual data room (“VDR”). On that same day, CCP circulated preliminary drafts of key transaction documents, including a working group list, transaction signing checklist, transaction step plan, and a draft BCA, based on the proposed transaction steps and customary list of Ancillary Agreements.

On April 4, 2025, CCP scheduled recurring weekly working group meetings to be held every Monday evening (Eastern Time), and the parties targeted April 26, 2025 as the anticipated signing date of the transaction documents. As the diligence and documentation process progressed, CCP sent a supplemental due diligence request list to Vesicor on April 9, 2025, and on April 10, 2025, CCP provided initial drafts of the lock-up agreement and the Vesicor Stockholder support agreement. Additionally, Black Hawk reserved the ticker symbol “VESI” for the surviving corporation on April 8, 2025, and on April 9, 2025, CCP ordered a lien search through VCorp Services, LLC (“VCorp Services”).

By April 12, 2025, Vesicor’s counsel, Paul Richter, PW Richter PLC, (“PR”) provided comments to the lock-up agreement. On April 14, 2025, Black Hawk received the results of the lien search, which indicated that there were no outstanding judgments or liens on Vesicor’s assets in the searched jurisdictions. That same day, Vesicor completed its responses to the supplemental due diligence requests, and CCP circulated the initial draft of Black Hawk’s disclosure schedules to the working group.

On April 17, 2025, CCP contacted Ogier, a Cayman Islands law firm with its principal place of business in Hong Kong, to obtain comments from a Cayman Islands legal perspective on the BCA and board resolutions of Black Hawk. On the same date, PR submitted comments to the Vesicor Stockholder support agreement. Black Hawk subsequently entered into an engagement letter with Ogier’s Hong Kong office on April 18, 2025, to serve as its Cayman Islands counsel. On that day, PR also submitted comments to the BCA and delivered the initial draft of Vesicor’s disclosure schedules.

The drafting process continued over the following days. On April 20, 2025, PR circulated initial drafts of the bylaws and articles of incorporation for the surviving corporation. The following day, on April 21, 2025, PR delivered drafts of employment agreement forms for Vesicor’s directors and officers. That same day, Black Hawk and CCP held an internal meeting to discuss key terms of the BCA and review Vesicor’s comments to the BCA.

On April 22, 2025, CCP sent updated drafts of the lock-up agreement, and the parties reached final agreement on both the lock-up agreement and the Vesicor Stockholder support agreement. CCP also circulated an initial draft of the press release drafted to announce the signing of the BCA. PR returned comments on the draft press release on April 23, 2025, and CCP provided final comments to the governing documents of the surviving corporation, which were deemed to be in final form as of that date. Also on April 23, 2025, Black Hawk instructed VCorp Services to form BH Merger Sub, Inc. (“BH Merger Sub”), a Delaware corporation and wholly owned subsidiary of Black Hawk, which was formed that day for the purpose of merging with and into Vesicor’s reincorporated entity in the state of Delaware, so that Vesicor, as the surviving entity, could become a wholly owned subsidiary of Black Hawk at Closing.

On April 24, 2025, ERShares presented its fairness opinion to the board of directors of Black Hawk, concluding that the proposed transaction with Vesicor was fair from a financial point of view to Black Hawk’s shareholders as a single group. Later that day, CCP distributed an updated draft of the BCA to the working group, and a conference call was held to discuss open items and signing logistics, including exchanging signature pages to the transaction documents.

On April 25, 2025, CCP circulated written consents in lieu of a meeting to the boards of directors of Black Hawk and BH Merger Sub, enclosing all definitive and ancillary transaction documents. CCP and PR finalized the form of amended and restated registration rights agreement on that day, and CCP provided comments to Vesicor’s disclosure schedules, which were finalized among the parties. Throughout the day, representatives of Black Hawk, CCP, PR, and Vesicor held multiple calls and virtual meetings to finalize the transaction documentation. That evening, CCP circulated the final version of the BCA, which was approved by all parties.

On April 26, 2025, ERShares delivered its final version of its fairness opinion to the board of directors of Black Hawk, concluding that the transaction was deemed fair to the shareholders of Black Hawk as a single group. On the same date, on April 26, 2025, the parties executed the BCA and exchanged signature pages, officially entering into the Business Combination. A joint press release announcing the signing of the BCA was issued on April 28, 2025, along with the filing of a Current Report on Form 8-K.

Description of Process / Qualifications

Pursuant to an engagement letter dated March 26, 2025, the Board of Directors of Black Hawk (the “Black Hawk Board”) retained ERShares to act as its fairness opinion provider in connection with the proposed Business Combination between Black Hawk and Vesicor. Black Hawk selected ERShares to act as its fairness opinion provider based on ERShares’ qualifications, expertise and reputation, its knowledge of, and involvement in, recent similar transactions and its knowledge of Black Hawk’s business and affairs as a special purpose acquisition company.

Opinion of EntrepreneurShares LLC, as Fairness Opinion Provider to the Black Hawk Board

Black Hawk retained ERShares to render an opinion to the Black Hawk Board as to the fairness, from a financial point of view to Black Hawk and to the shareholders of the Total Consideration (as defined below) to be issued or paid to such shareholders in the Business Combination. For the purposes of this section, “Transaction Consideration” means the Black Hawk Class A Ordinary Shares to be issued in exchange for the PubCo Common Stocks and Rights at the Merger Effective Time. During the past two years, there has not been any material relationship, nor is one mutually understood to be contemplated, between Black Hawk, the Sponsor, or their respective affiliates and ERShares and its affiliates, and no compensation has been received or is to be received as a result of either ERShares’ engagement by Black Hawk or any relationship between Black Hawk, the Sponsor, or their respective affiliates and ERShares and its affiliates, except as set forth below under the caption “Fees and Expenses.” No instructions were received from, nor were limitations imposed by Black Hawk or its Sponsor to ERShares in rendering their Fairness Opinion.

Black Hawk selected ERShares to provide a fairness opinion based on ERShares’ qualifications, experience and reputation. ERShares delivered its oral opinion to the Black Hawk Board, subsequently confirmed in writing on April 26, 2025 (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex D and is hereby incorporated by reference. The Opinion confirmed that, as of April 26, 2025, the Transaction Consideration to be issued or paid to the shareholders of Vesicor is fair from a financial point of view to Black Hawk and the shareholders of Black Hawk. The Opinion does not constitute a recommendation to the relevant directors and officers of Black Hawk or to any other persons in respect of the Business Combination, including as to how any holders of Black Hawk Class A Ordinary Shares should vote or act in respect of the Business Combination.

The full text of the written opinion of ERShares delivered to the Black Hawk Board, dated April 26, 2025, is attached as Annex D and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by ERShares in rendering its opinion. Black Hawk Shareholders are urged to, and should, read the opinion carefully and in its entirety. ERShares’ opinion was directed to the Black Hawk Board and addressed only the fairness from a financial point of view to the Public Shareholders, as of the date of the opinion, of the aggregate consideration to be paid by Black Hawk pursuant to the Business Combination Agreement. ERShares’ opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any Black Hawk Shareholders should vote on any proposals presented to them. In addition, ERShares’ opinion did not in any manner address the prices at which the Black Hawk common stock would trade following the consummation of the Business Combination or at any time. The summary of ERShares’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of ERShares’ written opinion attached as Annex D hereto.

In connection with its analyses in rendering the Opinion, ERShares, among other things:

●	Reviewed the financial terms and conditions of the proposed Business Combination set forth in the draft Business Combination Agreement circulated on [__];

●	Reviewed certain operating and financial information, that were provided to ERShares by management of the Vesicor;

●	Reviewed certain guideline public companies and precedent transactions which ERShares viewed as having attributes similar to the Vesicor;

●	Reviewed other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), available from databases such as S&P Capital IQ (“CapIQ”); and

●	Engaged in confirmatory discussions with Black Hawk and Vesicor regarding the Vesicor’s business and key assumptions and risks associated with the Vesicor’s business plans.

For purposes of its analysis and the Opinion, ERShares assumed and relied upon the accuracy and completeness of the financial and other publicly available information, and all of the information supplied or otherwise made available to, discussed with or reviewed by ERShares, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of Black Hawk management that they were not aware of any facts or circumstances that would make such information provided to ERShares inaccurate or misleading.

For purposes of its analysis and the Opinion, ERShares assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. ERShares further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Business Combination or reduce the contemplated benefits to the holders of Black Hawk Class A Ordinary Shares.

ERShares assumed and relied upon the accuracy of the representations of the Black Hawk Board, which believed the Business Combination was in the best interest of Black Hawk and its stockholders based on: but not limited to, the following: (i) experienced technical leadership (ii) the strong financial backing from investors with significant capital-markets experience, including Life Sciences Chairman Warren Hosseinion. (iii) a large addressable market opportunity, (iv) the existence of supportive case-study data, including administration of Vesicor with favorable human results in Japan, (v) the adaptability of Vesicor’s drug-delivery technology to multiple therapeutic areas beyond the initial oncology focus, (vi) Vesicor’s efficient operating profile, (vii) Vesicor’s public-market and readiness growth plan, and (viii) Vesicor’s collaborative approach to transaction costs.

ERShares did not, in connection with the Opinion, conduct any physical inspection of properties or facilities associated with Vesicor. The Opinion is necessarily based upon information made available to ERShares as of April 24, 2025, and financial, economic, market, and other conditions as they existed and as could be evaluated as of that date and does not reflect any subsequent developments. ERShares does not have any obligation to update, revise or reaffirm the Opinion.

ERShares was not asked to opine on, and the Opinion does not express any views on, (i) any other terms of the Business Combination (except as expressly addressed herein), (ii) Black Hawk’s underlying business decision to proceed with or effect the Business Combination, (iii) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to Black Hawk, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Black Hawk or the Vesicor in the Business Combination, or relative to or in comparison with the Total Consideration paid to shareholders of Black Hawk, (v) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of Black Hawk, other than those set forth in the Opinion or (vi) the solvency, creditworthiness or fair value of Vesicor or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters.

Set forth below is a summary of the material financial analyses carried out by ERShares, in connection with ERShares rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by ERShares. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by ERShares. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before April 26, 2025 and is not necessarily indicative of current market conditions.

Summary of ERShares’ Financial Analysis of Vesicor

Market Method. The primary method ERShares used as the basis for the fairness opinion assessment was a Market Method, which relied on a combination of (a) a Guideline Publicly Traded Companies Analysis (“GPC Analysis”), and (b) a Guideline Transaction Analysis (“GTM Analysis”).

Guideline Publicly Traded Companies Analysis. The GPC Analysis is a market indicator used to value a business. ERShares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to Vesicor. There are no guideline public companies that are directly comparable to Vesicor’s future prospective business. ERShares selected a group of 15 guideline public companies that it considered to have attributes similar to Vesicor (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”) to use for purposes of the GPC Analysis.

ERShares utilized the platform and analytical tools of CapIQ’s public company database (the “database,” unless otherwise indicated, as accessed as of April 24, 2024 (the “Access Date”)), to assist with the identification of GPC Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. national securities exchange (“Public Companies”) included in the database, ERShares selected the 15 GPC Guideline Companies.

The GPC Guideline Companies are as follows:

●	Actuate Therapeutics. Inc.	●	Intensity Therapeutics, Inc.
●	Aptevo Therapeutics, Inc.	●	Kairos Pharma Ltd.
●	Artelo Biosciences, Inc.	●	Lantern Pharma, Inc.
●	Genenta Science S.p.A.	●	Moleculin Biotech, Inc.
●	Entero Therapeutics, Inc.	●	OS Therapies, Inc.
●	Instill Bio, Inc.	●	Processa Pharmaceuticals, Inc.
●	Shuttle Pharmaceuticals Holdings, Inc.	●	TransCode Therapeutics, Inc.
●	ZyVersa Therapeutics, Inc.

●	Worldwide Presence: Of the total number of companies included in the database, ERShares selected a group of 72,072 Public Companies with securities listed on various national exchanges globally in order to incorporate in the GPC Guideline Companies with operations and foci outside as well as inside of United States of America (the “Worldwide Presence Category”).

●	All Healthcare: Within the companies in the Worldwide Presence Category, ERShares narrowed its search to approximately 5,131 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) general “Healthcare” classification (the “Healthcare Category”).

●	Biotechnology and Oncology Category: ERShares’ search was further narrowed to approximately 1,669 companies within the Healthcare Category, which ERShares considered to have attributes or potential similarities to Vesicor.

●	Pre-Revenue Companies: Among the companies within the Biotechnology and Oncology Category, ERShares’ search was further narrowed down to approximately 404 companies that had no revenues, which ERShares considered most relevant to Vesicor given its current operations.

●	US Exchanges: Among the companies within the Biotechnology and Oncology Category, having no revenues, ERShares focused on 242 companies that were listed on US exchanges, which ERShares considered relevant to Vesicor given its intent to list on a US Exchange.

●	Founded after 2007: Among the companies within the Biotechnology and Oncology Category, listed on US Exchanges with no Revenues, ERShares’ search was further narrowed down to 149 companies that were founded after 2007, which ERShares considered most relevant to Vesicor given its current age.

●	Cash held less than $10M: Among the companies within the Biotechnology and Oncology Category, having no annual revenues, listed on US exchanges, founded after 2007, ERShares’ further narrowed down its search to 50 companies that held cash less than $10M on the balance sheet, which ERShares considered most relevant to Vesicor given its target cash holding upon the business combination.

●	p-53, Pancreatic or Breast Cancer Category: Among the companies within the Biotechnology and Oncology Category, having no annual revenues, listed on US exchanges, founded after 2007, holding cash less than $10M on the balance sheet, ERShares’ chose the 15 companies that had a focus on p-53, pancreatic or breast cancer indications, which ERShares considered most relevant to Vesicor given its intended category focus and current pipeline.

For each of the Comparable Companies identified above, a valuation range of $0.5 Million to $141 Million was determined for Vesicor’s consolidated potential future business, based on the Minimum and Maximum Market Capitalization of the 15 companies identified above. The Market Capitalization of the 15 Companies derived, were reflected in the most recent public filings made by the Comparable Companies and data made available by CapitalIQ as of the date of valuation.

Based on the derived valuation range of approximately $0.5 Million to $141 Million, the transaction based on a pre-money total enterprise value of $70 Million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Guideline Transaction Analysis. The GTM Analysis is a market method examining comparable transactions based on ERShares’ review and analysis of publicly available data (sourced through the subscription database Pitchbook) about initial public offerings, Later Stage and Early-Stage Investments. Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by ERShares: (i) sector, (ii) business status (iii) deal type (iv) deal status and (v) Vesicor Founded date. Utilizing the criteria set forth above, ERShares identified 16 guideline transactions (the “GTM Guideline Transactions” and collectively, the “Guideline Transactions Group”) that ERShares considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to Vesicor. The categories of transactions used by ERShares as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by ERShares through Pitchbook on April 24, 2025:

The GTM Guideline Transactions are as follows:

●	Avelas Biosciences	●	Imvaq Therapeutics
●	Blueprint Medicines	●	Elkonoklastes
●	Vyriad	●	Apmonia Therapeutics
●	QUE Oncology	●	Affini-T
●	PMV Pharma	●	Novita
●	BioAesthetics	●	PanTher Therapeutics
●	Focal Medical	●	OncoRes
●	Creative BioTherapeutics	●	NexPlasmaGen

●	Healthcare Sector: ERShares focused on transactions involving companies falling in the Pitchbook Industries and Verticals Healthcare Sector, specifically in the Pharmaceuticals and Biotechnology and Healthcare Devices and Supplies group, which it considered most likely to encompass companies that have similarities to Vesicor in terms of operation characteristics and trajectories.

●	No Revenues: Among transactions falling into the Healthcare category, ERShares selected transactions involving privately owned companies generating no revenues. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the characteristics of Vesicor.

●	Business Status – Pre-Clinical Trials: Among transactions falling into the Healthcare category, ERShares selected transactions involving privately owned companies that were having a Business Status of Pre-Clinical Trials. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business line and characteristics of Vesicor.

●	IPO Transactions: Among transactions falling into the Healthcare category, ERShares selected transactions resulting in a previously privately owned company becoming a public company through an initial public offering (generally involving a first time offering of shares of a company stock to the public). ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business lines of Vesicor.

●	Early-Stage and Late-Stage Investments: Among transactions falling into the Healthcare category, ERShares selected transactions resulting in an investment in a privately owned company being an investment in the early stages or late stages of the company. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the Business lines of Vesicor.

●	Founded after 2007: Among transactions falling into the Healthcare category, ERShares selected companies founded after 2007. ERShares considered these types of companies to be similar to the proposed Business Combination which ERShares considered most relevant given the Vesicor’s current age.

For each of the Comparable transactions identified above, a valuation range of $20 Million to $83 Million was determined for Vesicor’s consolidated potential future business, based on the Mean and Median Market pre-money enterprise valuation of the 16 companies identified above. The pre-money enterprise valuation of the 16 Companies derived, were reflected in public filings made by the companies involved in the GTM Guideline Transactions and data made available by Pitchbook as of the date of valuation.

Based on the derived valuation range of approximately $20 Million to $83 Million, the transaction based on a pre-money total enterprise value of $70 Million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by ERShares and is qualified in its entirety by reference to the full text of the Opinion, which is as attached as Annex D to this proxy statement/prospectus. In connection with the evaluation of the Transaction Consideration, ERShares performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, ERShares considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of the Opinion. Rather, ERShares made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, ERShares may have given certain analyses and factors more or less weight than others and may have deemed certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of ERShares with respect to the actual value of the potential future value of Vesicor. Further, ERShares’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Black Hawk, Vesicor, or their respective officers, managers and advisors.

Black Hawk retained ERShares to render an opinion to the Black Hawk Board as to the fairness, from a financial point of view to Black Hawk and to the shareholders of Black Hawk of the Transaction Consideration to be issued or paid to such shareholders in the Business Combination. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, ERShares’ analysis is dependent entirely on information, that was provided to ERShares by Vesicor, without independent verification by ERShares. Illustrative information, business plans, prospects and other information that was used in, and the results derived from, ERShares’ analyses are inherently subject to substantial uncertainty, and ERShares assumes no responsibility if future results are materially different from those forecasted in such estimates.

Fees and Expenses

As compensation for ERShares’ service in connection with the rendering the Opinion to the Black Hawk Board, Black Hawk agreed to pay ERShares a fee of $75,000. $10,000 of the fee was paid upon commencement of the engagement, $60,000 of the fee was paid upon delivery of the oral opinion and $5,000 is payable upon closing of Business Combination or March 26, 2026, whichever is earlier.

Recommendation of the Black Hawk Board and Reasons for the Business Combination

The Black Hawk Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Black Hawk Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Additionally, individual directors may have given different weight to different factors. The Black Hawk Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. This explanation of Black Hawk’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding “Forward-Looking Statements.”

The Black Hawk Board, before reaching its unanimous decision to recommend the Business Combination to the Black Hawk Shareholders, reviewed in detail information and analyses provided to the Black Hawk Board by Black Hawk management and advisors engaged by Black Hawk, as further described below. Additionally, Black Hawk management and the members of the Black Hawk Board have substantial experience in evaluating the financial merits of companies across a variety of industries, including energy businesses, and the Black Hawk Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms. The Black Hawk Board considered a range of factors, including industry data, comparable company analyses, and case studies of similarly situated life sciences companies. The Board undertook a thorough review of Vesicor’s business and prospects and evaluated the proposed transaction terms in the context of available market data. Additionally, the Black Hawk Board obtained a fairness opinion from EntrepreneurShares LLC.

The Black Hawk Board reviewed valuation data and trading multiples from a set of publicly traded biotechnology and life sciences companies that were identified as being in a similar preclinical or early clinical development stage. These companies were primarily focused on oncology, immunotherapy, or other high-growth therapeutic areas and reflected business models similar in risk profile, capital intensity, and market potential to Vesicor.

The valuation data for these companies suggested a range of enterprise values from approximately $51 million to $101 million, with average preclinical valuations around $62 million, consistent with benchmarks published by the U.S. Department of Health and Human Services. Additionally, market data from sources such as Bay Bridge Bio indicated that companies initiating Phase 1 trials—often post-IND—could carry valuations exceeding $100 million, while Vesicor, which had not yet submitted an IND, appropriately aligned with the preclinical cohort.

The due diligence and analyses conducted by Black Hawk management and Black Hawk’s advisors also included:

●	meetings, including on-site visits, and calls with the management team and advisors of Vesicor regarding, among other things, Vesicor’s vertically integrated business model and operations, long-term contracts and prospects, as well as Vesicor management’s views regarding the potential market growth opportunities for Vesicor;

●	review of material contracts (including Vesicor’s long-term PPAs and other material customer agreements) and other material matters;

●	financial, tax, legal, intellectual property, technical, IT infrastructure, accounting, operational, business and other due diligence;

●	consultation with Vesicor management and its legal counsel;

●	analysis of Vesicor and its prospects, together with comparative benchmarking to public company comparables identified by Vesicor management;

●	fairness opinion provided by ERShares; and

●	analyses of Vesicor and the Business Combination, as presented by Black Hawk management to the Black Hawk Board, as further described below.

Vesicor identified the following public company comparables:

-	Capricor Therapeutics, Inc. (NASDAQ: CAPR)

Capricor is a clinical-stage company biotechnology company that is developing exosome-based therapeutics. Exosomes and microvesicles are both types of extracellular vesicles (“EVs”).

-	PMV Pharmaceuticals, Inc. (NASDAQ: PMVP)

PMV pharmaceutical is a precision oncology company that is developing small molecule therapies for p53 mutations in cancer. One of its drug candidates is a p53 reactivator.

-	Aprea Therapeutics, Inc. (NASDAQ: APRE)

Aprea is a clinical-stage biotech company focused on developing cancer therapeutics that target DNA damage response pathways. One of their drug candidates involves the TP53 gene.

-	Ascentage Pharma Group International (NASDAQ: AAPG)

Ascentage is a clinical-stage biotech company that has a drug candidate that targets the MDM2-p53 pathway.

Vesicor identified the above publicly-traded companies that are developing drugs targeting the p53 gene or involved with microvesicles/exosomes. These comparables were identified separately from the comparables selected by ERShares and were known to Vesicor prior to commencement of discussions with Black Hawk about the Business Combination. This awareness of the above referenced comparables was the result of Vesicor’s general review of public companies engaged in p53 gene or microvesicles/exosomes development efforts and potentially operating in the same industry segment as Vesicor.

At the conclusion of this process, the Black Hawk Board determined that while, like all potential business deals, an acquisition of Vesicor presents potential risks, nevertheless pursuing a potential business combination with Vesicor would overall be an attractive opportunity for Black Hawk and its shareholders for a number of reasons, including, but not limited to, the belief that Vesicor presents Black Hawk with a transformative market opportunity based on the potential of commercializing p53-based cancer therapeutics that has delivered promising results for cancer patients in Japan under the Advance Care Program B.

In addition, based on its review of information about Vesicor, the potential of commercializing p53-based cancer therapeutics delivered via microvesicles and Vesicor’s business plans, and the results of Black Hawk’s due diligence and analyses, as further described below, the factors considered by the Black Hawk Board included, but were not limited to, the following:

●	Transformative Market Opportunity. The Board noted the significant and growing demand for innovative cancer therapies, particularly those targeting tumor suppressor gene pathways such as p53, which is mutated in more than 50% of human cancers. Vesicor’s scientific approach, utilizing microvesicle-based delivery mechanisms, is well-aligned with emerging modalities in oncology and represents a potentially transformative platform technology.

●	Unmet Medical Need. Vesicor’s therapeutic candidate is designed to address high-value, underserved oncology indications with limited effective treatment options. The ability to restore or modulate p53 function via a novel delivery system positions Vesicor to make a significant impact on patient outcomes in both solid and hematological malignancies.

●	Scientific and Technological Differentiation. The Board considered Vesicor’s proprietary platform, which combines cutting-edge biologic drug engineering with targeted delivery via microvesicles. This method may offer advantages in safety, efficacy, and tissue targeting over traditional gene therapy or small molecule approaches.

●	Experienced Management and Scientific Leadership. Vesicor has assembled a seasoned leadership team with a demonstrated track record in biopharmaceutical development, regulatory strategy, and commercialization. In addition, its advisory board includes leading experts in oncology, p53 biology, and extracellular vesicle therapeutics.

●	Robust Preclinical Progress. The Board reviewed encouraging preclinical data demonstrating proof-of-concept in relevant cancer models by Vesicor in Japan, including possible evidence of tumor suppression, targeted delivery, and favorable safety profiles. These data support advancement toward IND-enabling studies and eventual clinical trials.

●	Platform Potential. In addition to its lead candidates, Vesicor’s microvesicle platform is potentially applicable to a broader range of intracellular targets, offering the prospect of pipeline expansion beyond oncology.

●	Strategic Positioning. Vesicor is well-positioned to benefit from heightened interest in next-generation delivery technologies and cell-free therapeutics. The field is attracting increasing attention from pharmaceutical companies and investors, and Vesicor’s differentiated approach may serve as a competitive advantage.

●	Favorable Industry and Regulatory Tailwinds. The Board considered the strong policy and regulatory environment encouraging innovation in cancer treatment, including expedited pathways such as Fast Track and Breakthrough Therapy designation, which could facilitate Vesicor’s development and approval timelines.

●	Attractive Entry Valuation. The Board determined that, if Vesicor is successful in achieving its development milestones, shareholders will have acquired their ownership interests at a compelling valuation relative to comparable preclinical-stage biopharma transactions.

●	Vesicor Management Team Alignment and Retained Ownership. The Vesicor Shareholders are expected to convert all of their equity into shares of the Combined Company and remain invested post-closing, reflecting strong alignment with the success of the combined entity.

●	Consistency with Investment Criteria Established at IPO. The Board concluded that the proposed Business Combination with Vesicor aligns with the investment thesis and selection criteria defined at the time of the Sponsor’s initial public offering.

●	Vesicor as the Most Attractive Target. Following a comprehensive review of alternative business combination opportunities, the Board determined that Vesicor represented the most promising opportunity, offering the potential for long-term value creation through scientific innovation and execution.

In the course of its deliberations, in addition to the various other risks associated with the business of Vesicor, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Black Hawk Board also considered a variety of uncertainties, risks and other potentially negative reasons, factors and potentially negative outcomes relative to the proposed Business Combination, including the following:

●	Early-Stage Company Risk. Vesicor is a pre-revenue, development-stage company with no commercialized products, which may make it difficult for investors to evaluate and introduces significant uncertainty regarding future performance.

●	Clinical Development and Regulatory Risk. The success of Vesicor’s product candidate is subject to significant risk, including failure to demonstrate safety or efficacy in clinical trials, delays in regulatory approval, or inability to meet requirements for marketing authorization.

A further consideration was that: (1) Vesicor has not received any regulatory authorization to commence clinical trials or the regulatory review process for the ecm-RV/p53 product candidate in the U.S. or elsewhere, has not commenced any clinical trials or other regulatory review process, and has not received any regulatory approvals for commercial use of ecm-RV/p53 product candidate or any other product candidate in the U.S. or elsewhere. (2) Commencement of the regulatory review process in the U.S. is not an indicator of the odds of a product successfully completing the regulatory review process or receiving regulatory approval because the regulatory review process is complex, lengthy and demanding in requisite standards and performance criteria, rejection of product candidates by the FDA is common occurrence and can occur at any stage of the regulatory review process; and (3) The approval of any product candidate for commencement of clinical trials or for commercial use is within the FDA’s sole discretionary authority.

●	No Assurance of Commercial Viability. Even if approved, Vesicor’s products may not be commercially successful due to competition, pricing, reimbursement, or other market dynamics.

●	Capital Requirements and Dilution Risk. Vesicor will require substantial additional capital to fund ongoing R&D, clinical trials, manufacturing scale-up, and commercialization efforts. There can be no assurance that such funding will be available on favorable terms, if at all.

●	Dependence on Key Personnel. Vesicor’s future success is highly dependent on the continued services of its executive team and scientific advisors. The loss of key personnel could disrupt development plans or undermine investor confidence.

●	Intellectual Property Risk. Vesicor’s success depends in part on its ability to secure and maintain robust intellectual property protections. There is a risk that patents may not be granted, or that existing IP may be challenged or circumvented by competitors.

●	Lack of Operating History and Revenue. Vesicor has no history of generating revenue and no existing customer contracts. The business model remains unproven and will require successful execution across multiple disciplines to achieve sustainable operations.

●	Public Company Readiness. Vesicor has not previously operated as a public company and may encounter challenges in establishing the necessary financial reporting, internal controls, and corporate governance infrastructure.

●	Valuation Uncertainty. The Board acknowledged the challenges in valuing an early development stage biopharmaceutical business.

●	Shareholder Redemptions. The potential that a significant number of public shareholders may redeem their shares in connection with the transaction, reducing the cash available to support Vesicor’s strategic plans.

●	Litigation and Transaction Risk. The risk that the transaction may be subject to litigation or fail to close due to unmet closing conditions or shareholder approval.

●	Macroeconomic and Market Conditions. Broader economic uncertainty, including inflation, interest rates, and capital markets volatility, could adversely affect Vesicor’s ability to raise capital or operate effectively as a public company.

The Business Combination is not structured to require the approval of at least a majority of Public Shareholders. No unaffiliated representative has been retained by a majority of the directors who are not employees of Black Hawk to act solely on behalf of the unaffiliated shareholders of Black Hawk for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination.

In evaluating the conflicts of interest referenced above, the Black Hawk Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for Black Hawk’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Black Hawk with any other target business or businesses, and (iii) the Sponsor will hold equity interests in PubCo with value that, after the Closing, will be based on the future performance of PubCo and the trading prices of PubCo Common Stock.

In addition to considering the factors described above, the Black Hawk Board also considered that the Sponsor certain officers and directors of Black Hawk interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Black Hawk Shareholders (see section entitled “The Business Combination Proposal - Interests of the Sponsor and Black Hawk’s Officers and Directors in the Business Combination”). After considering the foregoing, the Black Hawk Board concluded, in its business judgment, that the potential benefits to Black Hawk and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether he is voting for or against such proposed business combination, to redeem each of his or her Public Shares for a pro rata share of the Trust Account upon consummation of the business combination.

However, in order to validly exercise redemption rights, Public Shareholders must comply with specific delivery requirements. Specifically, Public Shareholders will be required to either (i) tender their share certificates (if any) and properly completed redemption forms to the Transfer Agent, or (ii) deliver their Public Shares electronically through the Depository Trust Company’s DWAC system, in each case prior to the deadline stated in the proxy materials.

Obtaining a physical share certificate may involve coordination among the shareholder’s broker, DTC, and the Transfer Agent, and could take two weeks or longer, a timeline over which Black Hawk has no control. Although DWAC delivery is generally quicker, delays may still occur, and Black Hawk makes no guarantees regarding processing times.

As a result, Public Shareholders who do not complete the required delivery procedures in a timely manner may be unable to redeem their shares, even if they submitted a redemption election. These shareholders would then remain investors in Black Hawk and may not have another opportunity to redeem their shares prior to completion of the Business Combination.

The foregoing is different from the procedures used by traditional blank check companies. In order to perfect redemption rights in connection with their business combinations, many traditional blank check companies would distribute proxy materials for the shareholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise its redemption rights. After the business combination was approved, the company would contact such shareholder to arrange for it to deliver its certificate to verify ownership. As a result, the shareholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the company’s stock in the market. If the price rose above the Redemption Price, it could sell its shares in the open market before actually delivering his certificates (if any) and other redemption forms to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the shareholder meeting, would become an “option” right surviving past the consummation of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the closing of the shareholder meeting ensures that a holder’s election to redeem is irrevocable once the business combination is completed.

Pursuant to its Current Charter, Black Hawk is required to give a minimum of ten days’ notice for each general meeting. As a result, Black Hawk requires Public Shareholders who wish to redeem their Ordinary Shares for a pro rata portion of the funds in the Trust Account to comply with the foregoing delivery requirements, holders may not have sufficient time to receive the notice and deliver their certificates (if any) and other redemption forms for redemption. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain Black Hawk’s securities when they otherwise would not want to.

Black Hawk requires Public Shareholders who wish to redeem their Ordinary Shares to comply with specific delivery requirements for redemption described above and such proposed business combination is not consummated, Black Hawk will promptly return such certificates to the tendering Public Shareholders.

Please see the risk factor titled “Black Hawk requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.”

Once the shares are redeemed by the beneficial holder and effectively redeemed by Black Hawk under Cayman Islands law, the transfer agent will then update Black Hawk’s Register of Shareholders to reflect all redemptions.

Satisfaction of 80% Test

Pursuant to the Nasdaq listing rules, any business acquired by Black Hawk have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Vesicor generally used to approve the transaction, Black Hawk Board determined that this requirement was met. Black Hawk Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Black Hawk and its shareholders and appropriately reflected Vesicor’s value. Black Hawk Board considered all of the factors described above and the fact that the Aggregate Consideration to be paid by Black Hawk was the result of arm’s length negotiations with Vesicor. As a result, Black Hawk Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account. In addition, Black Hawk board also considered the opinion provided by ERShares to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, Vesicor had a fair market value equal to at least 80% of the net assets of the Trust Account.

Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders

The following summary is a discussion of material U.S. federal income tax considerations, with respect to U.S. holders of Black Hawk Ordinary Shares or Black Hawk Rights, of the Domestication, the exercise of redemption rights and the Merger and with respect to non-U.S. holders (as defined below) the ownership and disposition of PubCo Common Stock and PubCo Rights after the Domestication and Merger. This section applies only to holders that hold their Black Hawk Ordinary Shares, Black Hawk Rights or PubCo Common Stock, and PubCo Rights as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or its affiliates, representatives, employees or other stakeholders.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of tax accounting with respect to Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights;

●	persons holding Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights under constructive sale provisions of the Code;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners in such entities;

●	holders who are controlled foreign corporations or PFICs;

●	regulated investment companies;

●	real estate investment trusts;

●	persons who acquired Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

●	persons owning (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of, or 10% or more of the total value of all classes of shares of, the SPAC or PubCo, except to the extent otherwise discussed herein;

●	U.S. holders that hold their Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights through a non-U.S. broker or other non-U.S. intermediary;

●	U.S. expatriates or former long-term residents of the United States;

●	persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code;

●	individual retirement or other tax-deferred accounts; or

●	tax-exempt entities.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of redemption rights and the Merger to them.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or foreign taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of redemption rights, the Merger, or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person.

Consequences of the Domestication to U.S. Holders - F Reorganization

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, the SPAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the Domestication will change its name to [Vesicor Therapeutics, Inc.]

The Domestication will qualify as an F Reorganization for U.S. federal income tax purposes. Based upon customary assumptions, as well as certain representations made by, and covenants and undertakings of, the SPAC, it is the opinion of Irvine Venture Law Firm, LLP that the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. However, the completion of the Domestication is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax consequences of the Domestication, and none of the parties to the Merger intend to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Domestication. If any of the facts, assumptions, representations, covenants or undertakings by the SPAC are incorrect, incomplete or inaccurate or are violated, the accuracy of the opinion may be affected and the U.S. federal income tax consequences of the Domestication could differ from those described herein. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as the SPAC, including whether such a conversion is viewed for U.S. federal income tax purposes as a transaction involving two or more “investment companies” (for which tax-deferred “reorganization” treatment would not be available), this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

U.S. holders will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “- Effect of Section 367 of the Code to U.S. Holders” and “- PFIC Considerations - Effect of PFIC Rules on the Domestication”, and the Domestication will be treated for U.S. federal income tax purposes as if the SPAC (i) transferred all of its assets and liabilities to the Surviving Company in exchange for all of the outstanding common stock and rights of the Surviving Company; and (ii) then distributed the common stock and rights of the Surviving Company to the shareholders and rights holders of the SPAC in liquidation of the SPAC. The taxable year of the SPAC will be deemed to end on the date of the Domestication.

As the Domestication will qualify as an F Reorganization: (i) the tax basis of a share of PubCo Common Stock or PubCo Rights received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the Black Hawk Ordinary Shares or Black Hawk Rights, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of PubCo Common Stock or PubCo Rights received by a U.S. holder will include such U.S. holder’s holding period for the Black Hawk Ordinary Shares or Black Hawk Rights surrendered in exchange therefor.

In the event the Domestication fails to qualify as an F Reorganization, a U.S. holder would recognize gain or loss with respect to its Black Hawk Ordinary Shares or Black Hawk Rights in an amount equal to the difference between the fair market value of the shares of PubCo Common Stock or PubCo Rights received in the Domestication and the U.S. holder’s adjusted tax basis in its Black Hawk Ordinary Shares or Black Hawk Rights surrendered in the Domestication. In such event, such U.S. holder’s basis in the shares of PubCo Common Stock or PubCo Rights would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for such shares of PubCo Common Stock or PubCo Rights would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Black Hawk Ordinary Shares or Black Hawk Rights (generally, ordinary shares and rights of the SPAC purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.

Effect of Section 367 of the Code to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will apply to U.S. holders of Black Hawk Ordinary Shares on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders That Own Black Hawk Ordinary Shares with a Fair Market Value of $50,000 or More And Less Than 10 Percent of the Black Hawk Ordinary Shares

Subject to the discussion under “-PFIC Considerations” below, any U.S. holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules) Black Hawk Ordinary Shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Black Hawk Ordinary Shares entitled to vote and less than 10% of the total value of all classes of Black Hawk Ordinary Shares will recognize gain (but not loss) with respect to the common stock received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Any such gain would be equal to the excess of the fair market value of such common stock received over the U.S. holder’s adjusted tax basis in the Black Hawk Ordinary Shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain and should be long-term capital gain if the U.S. holder held the Black Hawk Ordinary Shares for longer than one year. A U.S. holder’s ownership of Black Hawk Rights will be taken into account in determining such U.S. holder’s percentage ownership of Black Hawk Ordinary Shares. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

In lieu of recognizing any gain as described in the preceding paragraph, such a U.S. holder may instead elect to include in income all earnings and profits amount attributable to its Black Hawk Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and must include, among other things:

●	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

●	a complete description of the Domestication;

●	a description of any stock, securities or other consideration transferred or received in the Domestication;

●	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

●	a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from the SPAC (or PubCo) establishing and substantiating the U.S. holder’s all earnings and profits amount with respect to the U.S. holder’s Black Hawk Ordinary Shares, and (B) a representation that the U.S. holder has notified the SPAC (or PubCo) that the U.S. holder is making the election; and

●	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to Surviving Company no later than the date such tax return is filed. In connection with this election, the SPAC intends to provide each U.S. holder eligible to make such an election with information regarding the SPAC’s earnings and profits upon request. At the time of the Domestication, the SPAC expects to have cumulative earnings and profits stemming from interest earned to the Trust Account, the amount of which will be based on prevailing interest rates, and such amounts of earnings and profits may be material.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own Black Hawk Ordinary Shares with a Fair Market Value of Less Than $50,000

Subject to the discussion in “- PFIC Considerations” below, a U.S. holder who, at the time of the Domestication, beneficially owns (or is considered to own) Black Hawk Ordinary Shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and will not be required to include any part of all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Black Hawk Rights

Subject to the considerations described above relating to a U.S. holder’s ownership of Black Hawk Rights being taken into account in determining whether such U.S. holder owns less than 10% of the Black Hawk Ordinary Shares for purposes of Section 367(b) of the Code, and the discussion in “- PFIC Considerations” below, a U.S. holder of Black Hawk Rights should not be subject to U.S. federal income tax with respect to the exchange of Black Hawk Rights for PubCo Rights as a result of the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM, INCLUDING WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE.

PFIC Considerations

In addition to Section 367(b) of the Code, the Domestication may be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if the SPAC is or ever was a PFIC under Section 1297 of the Code (as discussed further in “PFIC Considerations - Effect of PFIC Rules on the Domestication” below).

General. A foreign corporation will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if either:

●	at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or

●	at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because Black Hawk is a blank check company with no current active business and based upon the composition of its income (i.e., interest) and assets (i.e., cash) and upon a review of its financial statements, Black Hawk believes that it is likely classified as a PFIC for U.S. federal income tax purposes for its current taxable year and may have been a PFIC in prior taxable years. Because the determination of whether a non-U.S. corporation is a PFIC is highly fact-specific and depends on the application of complex rules, there is significant uncertainty in this determination. Accordingly, this opinion is expressed on a “should” basis, meaning that it should be the case that Black Hawk is, and has been, a PFIC, although there can be no assurance in this regard.

Consequences if a PFIC. If Black Hawk is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Black Hawk Ordinary Shares or Black Hawk Rights and, in the case Black Hawk Ordinary Shares, such U.S. holder did not make a timely qualified electing fund (“QEF”) election for Black Hawk’s first taxable year as a PFIC in which such U.S. holder held (or was deemed to hold) such Black Hawk Ordinary Shares (or a QEF election along with a “purging election”) or did not make a timely mark-to-market election as discussed below, then as described below, such U.S. holder will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its Black Hawk Ordinary Shares or Black Hawk Rights; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Black Hawk Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Black Hawk Ordinary Shares).

Under these rules:

●	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Black Hawk Ordinary Shares or Black Hawk Rights;

●	the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which the SPAC is a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

●	the interest charge applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

Any “all earnings and profits amount” included in income by a U.S. holder as a result of the Domestication under Section 367 of the Code, as discussed above, would be treated as gain subject to these rules.

QEF Election. In general, if the SPAC is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its Black Hawk Ordinary Shares by making a timely QEF election to include in income its pro rata share of the SPAC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed (unless an election is made), in each taxable year of the U.S. holder in which or with which the SPAC’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from the SPAC. Upon written request, the SPAC will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we have provided or that we will timely provide such required information.

A U.S. holder may not make a QEF election with respect to its Black Hawk Rights. As a result, if a U.S. holder of Black Hawk Rights sells or otherwise disposes of such Black Hawk Rights, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if the SPAC were a PFIC at any time during the period the U.S. holder held the Black Hawk Rights.

Mark-to-Market Election. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Black Hawk Ordinary Shares and for which the SPAC is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect of its Black Hawk Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its Black Hawk Ordinary Shares at the end of its taxable year over the adjusted basis in its Black Hawk Ordinary Shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Black Hawk Ordinary Shares over the fair market value of its Black Hawk Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income, i.e., net of mark-to-market losses, as a result of the mark-to-market election). The U.S. holder’s basis in its Black Hawk Ordinary Shares will be adjusted to reflect any such income or loss amounts, and the required income inclusions as well as any further gain recognized on a sale or other taxable disposition of the Black Hawk Ordinary Shares will be treated as ordinary income. Any amount allowed as a deduction under the mark-to-market regime will be treated as an ordinary loss. Currently, a mark-to-market election may not be made with respect to rights, including Black Hawk Rights.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq (on which Black Hawk Ordinary Shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Black Hawk Ordinary Shares under their particular circumstances.

Effect of PFIC Rules on the Domestication. Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC, such as the Black Hawk Rights) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code, or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of Black Hawk Ordinary Shares or Black Hawk Rights for PubCo Common Stock or PubCo Rights received in the Domestication if the SPAC were classified as a PFIC at any time during such U.S. holder’s holding period in Black Hawk Ordinary Shares or Black Hawk Rights. Therefore, U.S. holders of Black Hawk Ordinary Shares that have not made a timely QEF election or mark-to-market election (as described above) and U.S. holders of Black Hawk Rights may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of Black Hawk Ordinary Shares or Black Hawk Rights should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effect to U.S. Holders of Black Hawk Ordinary Shares Exercising Redemption Rights

This section is addressed to U.S. holders of Black Hawk Ordinary Shares (which will be exchanged for common stock in the Domestication) that elect to exercise redemption rights to receive cash in exchange for Black Hawk Ordinary Shares and is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.

The U.S. federal income tax consequences to a U.S. holder of Black Hawk Ordinary Shares (which become common stock in the Domestication) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its common stock will depend on whether the redemption qualifies as a sale of the common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s common stock redeemed, the holder will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the common stock redeemed (which basis will depend on the treatment of the Domestication, including under Section 367 of the Code and the PFIC rules, as described above).

Whether a redemption qualifies for sale treatment will depend largely on the total amount of common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning warrants) relative to all common stock outstanding both before and after the redemption (which will include any common stock issued under the Nasdaq Proposal). The redemption of common stock will be treated as a sale of the common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in the PubCo or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only common stock actually owned by the U.S. holder, but also common stock constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to an exercise of any warrants by such U.S. holder.

In order to meet the substantially disproportionate test, the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of common stock must, among other requirements, be less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. Prior to the Merger, the Black Hawk Ordinary Shares and common stock may not be considered voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. holder’s interest if either (i) all of the common stock actually and constructively owned by such U.S. holder are redeemed or (ii) all of the common stock actually owned by such U.S. holder are redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any common stock actually and constructively owned by certain family members and such U.S. holder does not constructively own any other common stock and otherwise complies with specific conditions. In order for the redemption of common stock to not be essentially equivalent to a dividend, the redemption must result in a “meaningful reduction” of the U.S. holder’s proportionate interest in the PubCo. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in the PubCo will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption does not qualify as a sale of the common stock redeemed, the U.S. holder will be treated as receiving a corporate distribution from the PubCo. Such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will be applied against and reduce the U.S. holder’s basis in its other common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of these rules, any remaining tax basis of the U.S. holder in such holder’s redeemed common stock will be added to the U.S. holder’s adjusted tax basis in its remaining common stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other common stock constructively owned by such holder.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the U.S. federal income tax rules relating to PFICs as a result of the Domestication discussed further above.

U.S. holders who directly, indirectly, or constructively own five percent or more of stock of the PubCo (by vote or value) may be subject to special reporting requirements with respect to a redemption, and such holders should consult with their tax advisors with respect to any applicable reporting requirements.

All U.S. holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their common stock pursuant to an exercise of redemption rights.

Tax Consequences to U.S. Holders of Common Stock and Warrants of the Merger

A U.S. holder that holds PubCo Common Stock and PubCo Rights after the Domestication should not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Merger, except as provided under the caption headings “- Effect of Section 367 of the Code to U.S. Holders” and “- PFIC Considerations - Effect of PFIC Rules on the Domestication”, and the Domestication will be treated for U.S. federal income tax purposes as if the SPAC (i) transferred all of its assets and liabilities to the Surviving Company in exchange for all of the outstanding common stock and rights of the Surviving Company; and (ii) then distributed the common stock and rights of the Surviving Company to the shareholders and rights holders of the SPAC in liquidation of the SPAC. The taxable year of the SPAC will be deemed to end on the date of the Domestication.

Non-U.S. Holders

The following describes material U.S. federal income tax considerations relating to the ownership and disposition of PubCo Common Stock and PubCo Rights by a non-U.S. holder after the Domestication and Merger. A “non-U.S. holder” is a beneficial owner of PubCo Common Stock or PubCo Rights that is, for U.S. federal income tax purposes:

●	a non-resident alien individual;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of PubCo Common Stock or PubCo Rights.

Effects of the Domestication to Non-U.S. Holders

The SPAC does not expect the Domestication to result in any material U.S. federal income tax consequences to non-U.S. holders of Black Hawk Ordinary Shares or Black Hawk Rights.

Dividends

Any distribution of cash or property (or a constructive distribution) Surviving Company makes to a non-U.S. holder of PubCo Common Stock or PubCo Rights, to the extent paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of PubCo Common Stock or PubCo Rights that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution PubCo projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the non-U.S. holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such PubCo Common Stock or PubCo Rights (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such PubCo Common Stock or PubCo Rights, which will be treated as described under “- Gain on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Stock and PubCo Rights” below.

Dividends (including constructive dividends) PubCo pays to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) will not be subject to the foregoing U.S. federal withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Stock and PubCo Rights

A non-U.S. holder will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of PubCo Common Stock or PubCo Rights unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	PubCo is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) PubCo Common Stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of Surviving Company’s outstanding PubCo Common Stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments).

Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of PubCo Common Stock or PubCo Rights will be subject to tax at applicable U.S. federal income tax rates. In addition, a buyer of such PubCo Common Stock or PubCo Rights from a non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition if such PubCo Common Stock or PubCo Rights are not treated as “regularly traded on an established securities market.” PubCo will be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. PubCo does not expect to be classified as a USRPHC following the Merger. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Surviving Company is or will be a USRPHC with respect to a non-U.S. holder following the Merger or at any future time.

Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to non-U.S. holders of Black Hawk Ordinary Shares that elect to exercise redemption rights to receive cash in exchange for all or a portion of their Black Hawk Ordinary Shares. For purposes of this discussion, a “redeeming non-U.S. holder” is a non-U.S. holder that elects to exercise redemption rights in respect of all or a portion of its Black Hawk Ordinary Shares.

Because the Domestication will occur immediately prior to the redemption of non-U.S. holders that exercise redemption rights with respect to common stock, the U.S. federal income tax consequences to a redeeming non-U.S. holder will depend on whether the redemption qualifies as a sale of the common stock redeemed, as described above under “- U.S. Holders - Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of common stock, the U.S. federal income tax consequences to the redeeming non-U.S. holder will be as described above under “- Gain on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Stock and PubCo Rights.” If such a redemption does not qualify as a sale of common stock, the redeeming non-U.S. holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “- Dividends.”

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.

Information Reporting and Backup Withholding

Dividend payments with respect to PubCo Common Stock and proceeds from the sale, exchange or redemption of PubCo Common Stock or PubCo Rights may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on PubCo Common Stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, PubCo Common Stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of PubCo Common Stock and PubCo Rights.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders are urged to consult with their tax advisors regarding the possible implications of the above rules under, or related to, FATCA on their investment in PubCo Common Stock or PubCo Rights.

Material U.S. Federal Income Tax Consequences of the Business Combination for Vesicor Shareholders

Tax Consequences to Shareholders of Vesicor

The following is a summary of the material U.S. federal income tax consequences to shareholders of Vesicor, a C corporation, resulting from the proposed business combination (the “Merger”) with Black Hawk, as described in this registration statement on Form S-4. This summary is provided for general informational purposes only and is not intended as tax advice. Shareholders are urged to consult their own tax advisors regarding the specific tax consequences of the Merger to them, taking into account their particular circumstances, as well as any tax consequences arising under U.S. federal, state, local, or non-U.S. tax laws.

Structure of the Transaction

The Merger is structured as a reverse triangular merger under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the Merger Agreement, a wholly-owned subsidiary of the Black Hawk will merge with and into the Vesicor, with the Vesicor surviving as a wholly-owned subsidiary of the Black Hawk. In exchange for their shares of Vesicor Common Stock, Vesicor Shareholders will receive solely shares of Black Hawk common stock as merger consideration. No cash or other property will be issued as part of the Merger consideration, and any fractional shares of Black Hawk common stock that would otherwise be issued will be rounded to the nearest whole share in accordance with the terms of the Merger Agreement.

Tax-Free Reorganization Treatment

The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Assuming the Merger qualifies as a tax-free reorganization, the following U.S. federal income tax consequences are expected to apply to Vesicor Shareholders:

1.	Exchange of Vesicor Shares for Black Hawk Shares: Vesicor Shareholders who exchange their Vesicor Common Stock for Black Hawk common stock will generally not recognize gain or loss for U.S. federal income tax purposes. The tax basis of the Black Hawk common stock received will be equal to the tax basis of the Vesicor Common Stock surrendered in the exchange. The holding period of the Black Hawk Common Stock will include the holding period of the Vesicor Common Stock.

2.	No Cash or Other Property: As no cash or other property is being paid to Vesicor Shareholders as part of the Merger consideration, no taxable gain or loss is expected to be recognized by Vesicor Shareholders in connection with the exchange of their Vesicor Common Stock for Black Hawk common stock, assuming the Merger qualifies as a tax-free reorganization.

3.	Fractional Shares: No cash will be issued in lieu of fractional shares of Black Hawk common stock. Instead, any fractional shares that would otherwise be issued to a Vesicor Stockholder will be rounded to the nearest whole share of Black Hawk common stock, as specified in the Merger Agreement. The rounding of fractional shares is not expected to result in the recognition of gain or loss for U.S. federal income tax purposes, as no cash or other property is received in connection with such rounding.

Vesicor as a C Corporation

As the Vesicor is a C corporation, there are no special considerations related to S corporation status or pass-through entity taxation (e.g., partnerships). The Merger will not result in the termination of any pass-through tax status, as the Vesicor is already taxed as a C corporation under the Code.

Other Considerations

●	Continuity of Interest and Business Enterprise: For the Merger to qualify as a tax-free reorganization, it must satisfy certain requirements, including continuity of shareholder interest and continuity of business enterprise. While the parties intend for the Merger to meet these requirements, there can be no assurance that the Internal Revenue Service (IRS) will agree with this characterization. If the Merger does not qualify as a tax-free reorganization, Vesicor Shareholders may recognize taxable gain or loss on the exchange of their Vesicor Common Stock, measured by the difference between the fair market value of the Black Hawk common stock received and their tax basis in the Vesicor Common Stock.

●	Tax Opinions: Vesicor has not obtained a tax opinion with respect to the Merger qualifying as a tax-free reorganization under Section 368(a) of the Code. As a result, there is no formal legal opinion confirming the tax-free status of the Merger, and there can be no assurance that the IRS will not challenge the intended tax treatment of the Merger. Vesicor Shareholders should consult their own tax advisors to assess the risks associated with the absence of a tax opinion.

●	Backup Withholding: As no cash is being paid as part of the Merger consideration, including for fractional shares, backup withholding is not expected to apply to the exchange of Vesicor Common Stock for Black Hawk common stock.

●	Reporting Requirements: Vesicor Shareholders who receive Black Hawk common stock in the Merger may be required to file IRS Form 8937 (Report of Organizational Actions Affecting Basis of Securities) to report the tax basis of the securities received. The rounding of fractional shares may require additional reporting or adjustments to the tax basis, and shareholders should consult their tax advisors for guidance.

Non-U.S. Shareholders

Non-U.S. shareholders of the Vesicor should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger, including any potential withholding taxes under the Foreign Investment in Real Property Tax Act (FIRPTA) or other applicable rules, as well as the tax consequences under the laws of their country of residence or citizenship.

Additional Information

This summary does not address all possible tax consequences of the Merger and is not intended to be a complete analysis of all tax considerations. The tax consequences of the Merger may vary depending on the specific circumstances of each Vesicor Stockholder, including their tax status and other factors. Vesicor Shareholders are strongly encouraged to consult with their own tax advisors to determine the specific U.S. federal, state, local, and non-U.S. tax consequences of the Merger to them.

Anticipated Accounting Treatment

The Business Combination will be treated by Black Hawk as a “reverse merger” in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For accounting purposes, Vesicor is considered to be acquiring Black Hawk in this transaction. Therefore, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Vesicor is issuing stock for the net assets of Black Hawk. The net assets of Black Hawk will be stated at historical cost, with no goodwill or other intangible assets recorded. The post-acquisition financial statements of Black Hawk will show the consolidated balances and transactions of Black Hawk and Vesicor as well as comparative financial information of Vesicor (the acquirer for accounting purposes).

Regulatory Matters

Prior to the Closing, Vesicor is required under the Business Combination Agreement to: (1) obtain approval of its board of directors and shareholders for the reincorporation and domestication of Vesicor from the State of California to the State of Delaware; (2) file with the Secretary of State of California (Business Programs Division) and Divisions of Corporations, Secretary of State of Delaware, to effectuate the reincorporation and domestication of Vesicor to the State of Delaware; (3) qualify to do business as a foreign corporation in the State of California and, in connection therewith, appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code; and (4) take such other actions as may be required by the California Corporations Code and DGCL with respect to the reincorporation and domestication of Vesicor to the State of Delaware.

Additional disclosures about regulatory matters applicable to Vesicor’s ecm-RV/p53 product candidate are set forth in Information about Vesicor at page 256 of this proxy statement/prospectus.

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with the Cayman Islands Registrar of Companies and Delaware Secretary of State necessary to effectuate the Domestication, and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Appraisal Rights

Shareholders of Black Hawk do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Black Hawk’s entry into the Business Combination Agreement dated as of April 26, 2025 (the “Business Combination Agreement”) by and among Black Hawk, Vesicor Therapeutics, Inc., a California corporation (“Vesicor”), BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”) and each Additional Agreement (as defined in the Business Combination Agreement) to which Black Hawk is a party to, and the performance of its obligations contemplated in the Business Combination Agreement and Additional Agreements (including, without limitation, the Domestication and the Merger (as defined in the Business Combination Agreement)), be approved, adopted, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

If any of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, or the Director Election Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.

Recommendation of Black Hawk Board with Respect to the Business Combination Proposal

THE BLACK HAWK BOARD RECOMMENDS THAT THE BLACK HAWK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2: THE DOMESTICATION PROPOSAL

Summary of the Proposal

General

Black Hawk is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of Black Hawk under the applicable laws of the Cayman Islands and the State of Delaware as described under “- Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by the filing of an application to de-register Black Hawk with the Registrar of Companies of the Cayman Islands and the filing of a Certificate of Corporate Domestication and the Interim Charter with the Delaware Secretary of State. The Interim Charter, which amends and removes the provisions of Black Hawk’s Current Charter that terminate or otherwise become inapplicable because of the Domestication and otherwise provides Black Hawk’s shareholders with the same or substantially the same rights as they have under the Current Charter. In addition, the Interim Charter does not include limitations on redemptions in connection with an initial business combination due to any net tangible asset threshold. The Domestication will become effective one (1) business day prior to the Closing of the Business Combination. In connection with the Domestication, all outstanding Ordinary Shares will convert into outstanding shares of PubCo common stock, as the continuing Delaware corporation. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of their terms.

Holders of the Black Hawk Class A Ordinary Shares and holders of the Black Hawk Class B Ordinary Shares will have one vote per share in respect of any vote to continue Black Hawk in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Black Hawk in such other jurisdiction).

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, certain rights of shareholders will be governed by the Organizational Documents rather than the Current Charter (which will cease to be effective) and certain rights of shareholders and the scope of the powers of the Black Hawk Board and management will be altered as a result.

Shareholders should consider the following summary comparison of the Organizational Documents, on the one hand, and the Current Charter, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the Current Charter and the Organizational Documents of Black Hawk. You should read the form of the Organizational Documents attached to this proxy statement/prospectus as Annex B and Annex C carefully and in its entirety.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of the shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands, including the Cayman Islands Companies Act. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the Black Hawk Board and management following the Domestication.

Shareholders should consider the following summary comparison of the Cayman Islands Companies Act, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, Black Hawk may continue to refer to the share owners of Black Hawk as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Cayman Islands Companies Act (As Revised)

General Vote Required for Combinations with Interested Stockholders / Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the applicable statutory provision.

No similar provision.

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Shareholders of a constituent company that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Requirements for Stockholder / Shareholder Approval	Stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, or dissolution require a majority of the outstanding shares entitled to vote thereon; most other stockholder approvals require a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, provided a quorum is present.	Subject to the articles of association, certain matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting (in person or by proxy) at a general meeting. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present (in person or by proxy) and voting at a general meeting is required.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the organizational documents, but cannot be less than one-third of the shares entitled to vote at the meeting.	Quorum is to be provided under a company’s memorandum and articles of association.

Provision	Delaware	Cayman Islands
Stockholder / Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder / Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors	The number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted as long as the same is set out in the memorandum and articles of association.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Provision	Delaware	Cayman Islands
Indemnification of Directors and Officers	A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to actual fraud or willful neglect or willful default.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own actual fraud, willful neglect or willful default.

Reasons for the Domestication

The Black Hawk Board believes that it would be in the best interests of Black Hawk to effect the Domestication immediately prior to the completion of the Business Combination. The primary reason for the Domestication is to enable Black Hawk to avoid certain taxes that would be imposed on PubCo and/or Black Hawk if Black Hawk were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

The Black Hawk Board believes that it would be in the best interests of Black Hawk to effect the Domestication to enable Black Hawk to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Black Hawk Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Black Hawk is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the Black Hawk and establishing public policies with respect to Delaware corporations. It is anticipated that the Black Hawk will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Black Hawk’s corporate legal affairs following the Business Combination.

Regulatory Approvals; Third Party Consents

Black Hawk is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States in order to complete the Domestication. Black Hawk must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon Black Hawk and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Certificate of Incorporation

Commencing on the Domestication Effective Time under the applicable law, the Interim Charter will govern the rights of Black Hawk’s stockholders. A chart comparing your rights as a holder of Ordinary Shares of Black Hawk as a Cayman Islands exempted company with your rights as a holder of Black Hawk common stock as a Delaware corporation can be found above in “- Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Tax Consequences to Holders of Ordinary Shares Who Receive Black Hawk common stock as a Result of the Domestication

If the Proposals described in this proxy statement/prospectus are approved, then holders of Ordinary Shares who do not elect to exercise their redemption rights will receive Black Hawk common stock as a result of the Domestication. For a description of the material U.S. federal income tax consequences of the Domestication, see the section entitled “- Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders.”.

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate, and the Certificate of Incorporation must be approved by the same authorization required to approve the domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware law, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed, and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication), and the title to any real property vested by deed or otherwise in such non-United States entity shall not revert or be in any way impaired by reason of the domestication; but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired, and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, Black Hawk will also apply to de-register as a Cayman Islands exempted company pursuant to Section 206 of the Cayman Islands Companies Act by filing the requisite documentation with the Registrar of Companies of the Cayman Islands. Upon the deregistration, Black Hawk will no longer be subject to the provisions of the Cayman Islands Companies Act. Except as provided in the Cayman Islands Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of Black Hawk or any other person.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of Black Hawk. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Black Hawk as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Black Hawk immediately following the Domestication will be the same as those immediately prior to the Domestication.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that (a) Black Hawk be transferred by way of continuation from the Cayman Islands to the State of Delaware and become domesticated as a Delaware corporation in accordance with Section 388 of the DGCL and de-register as a Cayman Islands exempted company in accordance with section 206 of the Cayman Islands Companies Act (the “Domestication”); (b) upon the Domestication taking effect, the certificate of incorporation, in the form appended as Annex B to the accompanying proxy statement and PubCo’s amended and restated bylaws, in the form appended as Annex C to the accompanying proxy statement/prospectus, be and are hereby approved and adopted in its entirety in place of Black Hawk’s second amended and restated memorandum and articles of association; and (c) conditional upon, and with effect from, the registration of Black Hawk as a corporation in Delaware, the name of Black Hawk be changed from ‘Black Hawk Acquisition Corporation’ to ‘Vesicor Therapeutics Holdings, Inc.’.”

Vote Required for Approval

The approval of the Domestication Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Holders of the Black Hawk Class B Ordinary Shares and holders of Class A Ordinary Shares will have one vote per share in respect of any vote to continue Black Hawk in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Black Hawk in such other jurisdiction).

The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Black Hawk’s shareholders.

Recommendation of the Black Hawk Board with Respect to the Domestication Proposal

THE BLACK HAWK BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL 3: PROPOSED ORGANIZATIONAL DOCUMENTS PROPOSAL

Assuming each of the condition precedent Proposals, including the Business Combination Proposal, is approved, Black Hawk will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace the second amended and restated memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL. Under the Business Combination Agreement, approval of the Organizational Documents Proposal is a condition to the Closing.

Black Hawk is seeking shareholder approval, by special resolution under the Companies Act, of the Organizational Documents Proposal in connection with the replacement of the second amended and restated memorandum and articles of association. The Organizational Documents differ materially from the second amended and restated memorandum and articles of association. The following is a summary of the key changes effected by the Organizational Documents, which summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B to this proxy statement/prospectus, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus:

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Black Hawk’s second amended and restated memorandum and articles of association currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws in the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively (the “Organizational Documents”), conditional upon, and with effect from the domestication of the company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware in accordance with the DGCL and conditional upon, and with effect from, the domestication of the company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware in accordance with the DGCL, the name of the company be changed to [   ]. (“[   ]”).”

Vote Required for Approval

The approval of the Organizational Documents Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the above Proposals. Therefore, if any of the above Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite holders of Black Hawk ordinary shares.

Recommendation of the Board

THE BOARD RECOMMENDS THAT BLACK HAWK’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSALS 4: THE DIRECTOR ELECTION PROPOSAL

Upon the closing of the Business Combination, the PubCo Board will consist of seven (7) directors. The election of the seven (7) director nominees is contingent upon the Closing of the Business Combination.

Director Nominees

At the Extraordinary General Meeting, it is proposed that seven directors will be elected to be the directors of PubCo Board to take office upon consummation of the Business Combination. It is proposed that the PubCo Board will consist of the following directors:

1)	Lou Feng, M.D.

2)	Michael Bowen;

3)	Warren Hosseinion, M.D.

4)	Warren Hosseinion Jr.

5)	Oded Levy

6)	Qi Ouyang

7)	Adeel Rouf

For more information on the experience of each of these director nominees, see the section entitled “PubCo’s Management After the Business Combination” in this proxy statement/prospectus.

For more information on the experience of each of these director nominees, see the section entitled “PubCo’s Management After the Business Combination” in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

RESOLVED, as an ordinary resolution, that, effective as of the consummation of the Business Combination, Luo feng, Michael Bowen, Warren Hosseinion, Warren Hosseinion Jr., Oded Levy, Qi Ouyang and Adeel Rouf be and are hereby elected as directors and serve on the PubCo Board until the expiration of their respective terms and until their respective successors are duly elected and qualified (such proposal, the “Director Election Proposal”). The Director Election Proposal is conditioned on the approval of the other condition precedent proposals described in the proxy statement/prospectus for the Business Combination.

Vote Required for Approval

The approval of the Director Election Proposal will require an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Following consummation of the Business Combination, the election of directors of the PubCo will be governed by its charter documents and the laws of the State of Delaware.

Recommendation of the Board

THE BLACK HAWK BOARD RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL AND THE ELECTION OF EACH OF THE NOMINEES NAMED THEREIN.

PROPOSAL 5: THE NASDAQ PROPOSAL

Overview

Pursuant to Rule 5635 of the Nasdaq Listing Rules, stockholder approval is required prior to the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. Additionally, under Rule 5635 of the Nasdaq Listing Rules, stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of Clover Leaf.

Upon the consummation of the Business Combination, Black Hawk expects to issue an estimated [   ] shares of the PubCo Common Stocks in connection with the Business Combination.

Accordingly, the aggregate number of shares of Black Hawk Ordinary Shares that the PubCo will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Black Hawk Ordinary Shares outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635. For these reasons, Black Hawk is seeking the approval of Black Hawk Shareholders for the issuance of shares of PubCo’s Common Stock (and securities convertible into or exercisable for Common Stock) pursuant in connection with the Business Combination.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we expect to issue approximately 7,000,000 shares of PubCo Class A Common Stock to holders of Vesicor Common Stock, representing approximately 56.55% of the issued and outstanding shares of PubCo Class A Common Stock (based on 5,379,500 shares being issued or held by other PubCo stockholders and 50% redemption of PubCo Common Stock) upon the Closing subject to adjustment based on the adjustment for indebtedness (net of cash) set forth in the Business Combination Agreement.

The issuance of the shares of Black Hawk Ordinary Shares described above would result in significant dilution to Black Hawk Shareholders and result in Black Hawk Shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Clover Leaf.

In the event that this Proposal is not approved by Black Hawk Shareholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Black Hawk Shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of PubCo Common Stocks pursuant to the Business Combination Agreement, PubCo will not issue such PubCo Common Stocks.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Rule 5635 of the Nasdaq Listing Rules, the issuance of up to [   ] PubCo Common Stock in connection with the Business Combination [and the additional PubCo Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan,] be approved.”

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by the holders of a majority of the holders of Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the Proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Black Hawk Board

THE BLACK HAWK BOARD UNANIMOUSLY RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Black Hawk’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Black Hawk and Black Hawk Shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, Black Hawk’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1: The Business Combination Proposal - Interests of Black Hawk’s Insiders, Officers, and Directors in the Business Combination” for a further discussion of these considerations.

PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL

Overview

Assuming each of the above Proposals, including the Business Combination Proposal, is approved, Black Hawk is asking its shareholders to approve the 2025 EIP and the material terms thereunder. The 2025 EIP will become effective upon the Closing, assuming approval of this proposal by Black Hawk’s shareholders.

The 2025 EIP is described in more detail below. However, this summary is not a complete description of all of the provisions of the 2025 EIP and is qualified in its entirety by the specific language of the 2025 EIP. A copy of the 2025 EIP is attached to this proxy statement/prospectus as Annex F.

The 2025 EIP

The purpose of the 2025 EIP is to enhance PubCo’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which it competes. Such awards also are crucial to PubCo’s ability to motivate employees to achieve its business goals.

Certain Key Plan Provisions

“RESOLVED, as an ordinary resolution, that Black Hawk’s adoption of the 2025 EIP, in the form attached to the proxy statement/prospectus as Annex F, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the holders of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the Proposal.

The Incentive Plan Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Black Hawk Board

THE BLACK HAWK BOARD UNANIMOUSLY RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 7: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the Black Hawk Board to adjourn the Extraordinary General Meeting to a later date or dates, at the determination of the Black Hawk Board. In no event will the Black Hawk Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Cayman Islands law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by Black Hawk Shareholders, the Black Hawk Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the meeting to a later date or dates, if necessary or desirable, as determined by the Black Hawk Board.”

Vote Required

The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE BLACK HAWK BOARD RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF PRESENTED.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) presents the combination of the financial information of Black Hawk and Vesicor, after giving effect to the Transactions, including the Business Combination and related adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 reflects adjustments that depict the accounting of the Transactions as if they had been consummated as of that date.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 and for the nine months ended September 30, 2025 give pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period present (“Statements of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statements of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments”.

The pro forma financial information has been derived from and should be read in conjunction with:

●	the accompanying notes to the pro forma financial information;

●	the historical unaudited financial statements of Vesicor as of and for the nine months ended September 30, 2025 and the historical audited financial statements for the fiscal year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of Black Hawk as of and for the nine months ended August 31, 2025 and the historical audited financial statements for the fiscal year ended November 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus;

●	the existing Business Combination Agreement, a copy which is attached to this proxy statement/prospectus as Annex A, is incorporated herein by reference; and

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Black Hawk”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor”, and the other financial information relating to Black Hawk and Vesicor included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of September 30, 2025 has been prepared using the following:

●	Black Hawk’s unaudited historical balance sheet as of August 31, 2025, and

●	Vesicor’s unaudited historical balance sheet as of September 30, 2025.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2025 has been prepared using the following:

●	Black Hawk’s unaudited historical statement of operations for the nine months ended August 31, 2025, and

●	Vesicor’s unaudited historical statement of operations for the nine months ended September 30, 2025.

The unaudited pro forma combined statement of operations for the year ended December 31, 2024 has been prepared using the following:

●	Black Hawk’s audited historical statement of operations for the year ended November 30, 2024, and

●	Vesicor’s audited historical statement of operations for the year ended December 31, 2024.

The unaudited pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor is it indicative of the future combined results of operations or financial position of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Merger

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company, entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, the Company may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, PubCo, as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and PubCo plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, in considerations of the transactions set forth above, Vesicor equity holders will be entitled to receive Common Stock, of Vesicor as set forth in the Business Combination Agreement, and as further described in this as set forth in the Business Combination Agreement, and as further described in this proxy statement/prospectus.

The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000 (the “Equity Value”) by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination or $10.00. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

The Redemption Price as defined in the Business Combination Agreement is $10,00 per share.

Aggregate Fully Diluted Company Shares” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time plus (b) the aggregate number of shares of Company Common Stock that are issuable upon, or subject to, the exercise or settlement of Company Warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Merger Effective Time.

The Aggregate Merger Consideration issuable to Vesicor equity holders at Closing will be 7,000,000 shares of Common Stock at a deemed value of $10.00 per share for an Aggregate Merger Consideration of $70 million ($70,00,000 divided by $10.00 equals 7,000,000).

Accounting for the Merger

Under any of the redemption scenarios, we anticipate that the Merger will be accounted for as a reverse recapitalization, in accordance with GAAP using the guidance in ASC 805 on accounting for reverse business combinations. Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes, and Vesicor will be the accounting “acquirer”. This determination was primarily based on the assumption that: (i) Vesicor’s current shareholders will hold a majority of the voting power of the PubCo post Business Combination; (ii) Vesicor, effective upon the Business Combination, the post-combination board has the right to nominate the majority of the members of the board of directors of PubCo; (iii) Vesicor’s operations will substantially comprise the ongoing operations of PubCo after the Business Combination and (iv) Vesicor’s senior management will comprise the senior management after the Business Combination.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Vesicor issuing stock for the net assets of Black Hawk, accompanied by a recapitalization. With the exception of shareholders’ equity, presentation of the financial statements in a reverse merger represents a continuation of the legal acquiree (accounting acquirer). The assets and liabilities of Vesicor are recognized at historical cost with no goodwill or other intangible assets recorded in the financial statements.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Merger. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and do not necessarily reflect what the Parent’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Parent. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Black Hawk and Vesicor have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Black Hawk Shares of Common Stock into cash:

No Redemption Scenario.

●	This presentation assumes that no holders of Black Hawk Shares of Common Stock exercise their redemption rights upon the Closing outside the redemption of 4,775,923 shares of Common Stock that has already occurred.

Maximum Redemption Scenario.

●	This presentation assumes the redemption of 2.124 million Black Hawk Shares of Common Stock, at a per share redemption price of $10.97, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $23.3 million from the Trust Account.

50% Redemption Scenario.

●	This presentation assumes the redemption of 1.062 million Black Hawk Shares of Common Stock, at a per share redemption price of $10.97, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $11.6 million from the Trust Account, such that after redemptions the Trust Account will be at least $11.6 million.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, see the section titled “Voting Power and Implied Ownership of Black Hawk Upon Consummation of the Business Combination”.

The following summarizes the proforma Common Stock outstanding under the three scenarios:

	No Redemption			Maximum Redemption			50% Redemption
	Shares		Percentage	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	6,033,474	(1)	49.00%	6,898,474	(2)	67.70%	6,033,474	(1)	53.62%
Black Hawk public stockholders, subject to redemption	2,124,077		17.25%	-		0.00%	1,062,039		9.44%
Black Hawk sponsor stockholders	2,029,500	(3)	16.48%	1,164,500	(6)	11.43%	2,029,500	(3)	18.04%
Black Hawk Sponsor Convertible note shares(4)	700,000		5.68%	700,000		6.87%	700,000		6.22%
Black Hawk Public and Private Rights(5)	1,427,100		11.59%	1,427,100		14.00%	1,427,100		12.68%
	12,314,151		100.00%	10,190,074		100.00%	11,252,113		100.00%

(1)	Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing.
(2)	Consists of (a) 6,033,474 shares of Parent Common Stock issued at Closing and (b) and additional 865,000 sponsor shares of Parent Common stock transferred to Target at Closing under Maximum Redemption scenario pursuant to the Business Combination Agreement. See note 6.
(3)	Consists of 1,960,500 Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares.
(4)	Represents conversion of $700,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.
(5)	Represent 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of August 31, 2025.
(6)	Consists of 1,960,500 Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares less 865,000 Founders Shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2025*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)		Proforma Combined (No Redemption)	Transaction Adjustments (Maximum Redemption)		Proforma Combined (Maximum Redemption)	Transaction Adjustments (50% Redemption)		Proforma Combined (50% Redemption)
Current Assets
Cash and cash equivalents	$15,000	$104,739	$23,296,572	(c)	$23,416,311	$-		$119,739	$11,648,286	(e)	$11,768,025
			10,000,000	(j)	10,000,000	10,000,000	(j)	10,000,000	10,000,000	(j)	10,000,000
			(2,415,000)	(f)	(2,415,000)	(2,415,000)	(f)	(2,415,000)	(2,415,000)	(f)	(2,415,000)
			(193,952)	(g)	(193,952)	(193,952)	(g)	(193,952)	(193,952)	(g)	(193,952)
			(400,000)	(l)	(400,000)	(400,000)	(l)	(400,000)	(400,000)	(l)	(400,000)
			350,000	(m)	350,000	350,000	(m)	350,000	350,000	(m)	350,000
Accounts Receivable		6,028			6,028			6,028			6,028
Prepaid expenses and other current assets	29,530	7,914			37,444			37,444			37,444
Total current assets	44,530	118,681	30,637,620		30,800,831	7,341,048		7,504,259	18,989,334		19,152,545

Long-term assets
Investments held in trust	23,296,572		(23,296,572)	(c)	-	(23,296,572)	(d)	-	(23,296,572)	(e)	-
Right of use asset, net		43,096			43,096			43,096			43,096
Security deposits		8,259			8,259			8,259			8,259
Total assets	$23,341,102	$170,036	$7,341,048		$30,852,186	$(15,955,524)		$7,555,614	$(4,307,238)		$19,203,900

Current Liabilities
Accounts payable and accrued expenses		$138,181			$138,181			$138,181			$138,181
Accounts payable and accrued expenses, related party		60,000			60,000			60,000			60,000
Lease liability - current		43,509			43,509			43,509			43,509
Note payable, net of discount		50,000	-		50,000			50,000			50,000
Convertible note - related party	350,076		(350,076)	(m)	-	(350,076)	(m)	-	(350,076)	(m)	-
Derivative liability - conversion option	2,140				2,140			2,140			2,140
Due to target company	400,000		(400,000)	(l)	-	(400,000)	(l)	-	(400,000)	(l)	-
Accrued offering costs and expenses	193,952	-	(193,952)	(g)	-	(193,952)	(g)	-	(193,952)	(g)	-
Total Current Liabilities	946,168	291,690	(944,028)		293,830	(944,028)		293,830	(944,028)		293,830

Long-term liabilities
Lease liability - long term		-			-			-			-
Deferred underwriting fee payable	2,415,000		(2,415,000)	(f)	-	(2,415,000)	(f)	-	(2,415,000)	(f)	-
Total Liabilities	3,361,168	291,690	(3,359,028)		293,830	(3,359,028)		293,830	(3,359,028)		293,830

Commitments and Contingencies
Black Hawk Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 2,124,077 shares and 6,900,000 shares issued and outstanding at redemption value of $10.97 and $10.41 as of August 31, 2025 and November 30, 2024, respectively	23,296,572		(23,296,572)	(i)	-	(23,296,572)	(d)	-	(23,296,572)	(e)	-

Stockholder’s equity (deficiency)
Black Hawk Class A ordinary shares, $0.0001 par value, 450,000,000 shares authorized; 2,029,500 shares issued and outstanding as of August 31, 2025. (excluding 2,124,077 shares subject to redemption)	203		(203)	(k)	-	(203)	(k)	-	(203)	(k)	-
Vesicor Common stock, $0 par value; authorized - 100,000,000 shares; 8,439,815 and 7,270,002 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively		2,950,794	(2,950,794)	(a)	-	(2,950,794)	(a)	-	(2,950,794)	(a)	-

Pubco Class A Shares			212	(i)	1,088			876	106	(e)	982
			603	(b)		603	(b)		603	(b)
			203	(k)		203	(k)		203	(k)
			70	(m)		70	(m)		70	(m)

Additional paid in capital		2,086	(603)	(b)	33,631,802	(603)	(b)	10,335,442	(603)	(b)	21,983,622
			(212)	(i)
			23,296,572	(i)					11,648,180	(e)
			2,950,794	(a)		2,950,794	(a)		2,950,794	(a)
			10,000,000	(j)		10,000,000	(j)		10,000,000	(j)
			(3,316,841)	(h)		(3,316,841)	(h)		(3,316,841)	(h)
			700,006	(m)		700,006	(m)		700,006	(m)
Accumulated deficit	(3,316,841)	(3,074,534)	3,316,841	(h)	(3,074,534)	3,316,841	(h)	(3,074,534)	3,316,841	(h)	(3,074,534)
Total stockholders’ equity (deficiency)	(3,316,638)	(121,654)	33,996,648		30,558,356	10,700,076		7,261,784	22,348,362		18,910,070

Total liabilities and stockholders’ equity (deficiency)	$23,341,102	$170,036	$7,341,048		$30,852,186	$(15,955,524)		$7,555,614	$(4,307,238)		$19,203,900

*	The unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical unaudited consolidated balance sheet of Black Hawk as of August 31, 2025 with the historical unaudited balance sheet of Vesicor of September 30, 2025.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2025*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)			Proforma Combined (No Redemption)		Transaction Adjustments (Maximum Redemption)			Proforma Combined (Maximum Redemption)		Transaction Adjustments (50% Redemption)			Proforma Combined (50% Redemption)
Revenue	$-	$6,028	$			$6,028		$			$6,028		$			$6,028
Cost of goods sold	$-	$-	$			$-		$			$-		$			$-
Gross Profit	$-	$6,028		$-		$6,028			$-		$6,028			$-		$6,028

Operating expenses
Research and development	-	3,711				3,711					3,711					3,711
General and administrative expenses, other	607,632	2,135,234				2,742,866					2,742,866					2,742,866
General and administrative expenses, related party	90,000	54,000				144,000					144,000					144,000

Total operating expenses	$697,632	$2,192,945		$-		$2,890,577			$-		$2,890,577			$-		$2,890,577

Loss from operations	$(697,632)	$(2,186,917)		$-		$(2,884,549)			$-		$(2,884,549)			$-		$(2,884,549)

Other income (expenses)
Loss on debt extinguishment		(93,750)				(93,750)					(93,750)					(93,750)
Interest expense		(19,768)				(19,768)					(19,768)					(19,768)
Interest income	1,797					1,797					1,797					1,797
Interest earned on investments held in Trust Account	2,028,053			(2,028,053)	(bb)	-			(2,028,053)	(bb)	-			(2,028,053)	(bb)	-
Change in fair value of derivative liability	1,104			(1,104)	(cc)	-			(1,104)	(cc)	-			(1,104)	(cc)	-

Total other income (expenses)	$2,030,954	$(113,518)		$(2,029,157)		$(111,721)			$(2,029,157)		$(111,721)			$(2,029,157)		$(111,721)

Income (loss) before provision for income tax	$1,333,322	$(2,300,435)		$(2,029,157)		$(2,996,270)			$(2,029,157)		$(2,996,270)			$(2,029,157)		$(2,996,270)

Provision for income tax	$-	$-		$-		$-			$-		$-			$-		$-

Net income (loss)	$1,333,322	$(2,300,435)		$(2,029,157)		$(2,996,270)			$(2,029,157)		$(2,996,270)			$(2,029,157)		$(2,996,270)

Basic and fully diluted loss per common share:
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	5,958,760
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.17
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500
Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.17

Weighted average common shares outstanding		7,504,951				11,853,577					9,729,500					10,791,539
Net income (loss) per common share		$(0.31)				$(0.25)	(aa)				$(0.31)	(aa)				$(0.28)	(aa)

*	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 combines the historical unaudited statement of operations of Black Hawk for the nine months ended August 31, 2025, and the historical unaudited statement of operations of Vesicor for the nine months ended September 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2024*

	Black Hawk SPAC (as reported)		Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)		Proforma Combined (No Redemption)		Transaction Adjustments (Maximum Redemption)		Proforma Combined (Maximum Redemption)		Transaction Adjustments (50% Redemption)		Proforma Combined (50% Redemption)
Revenue		$-	$4,850	$-		$4,850		$-		$4,850		$-		$4,850
Cost of goods sold		$-	$1,371	$-		$1,371		$-		$1,371		$-		$1,371
Gross Profit		$-	$3,479	$-		$3,479		$-		$3,479		$-		$3,479

Operating expenses
Research and development			21,459			21,459				21,459				21,459
General and administrative expenses, related party		83,945	72,000			155,945				155,945				155,945
General and administrative expenses, other		492,131	199,500			691,631				691,631				691,631

Total operating expenses		$576,076	$292,959	$-		$869,035		$-		$869,035		$-		$869,035

Loss from operations		$(576,076)	$(289,480)	$-		$(865,556)		$-		$(865,556)		$-		$(865,556)

Other income (expenses)
Other income			1,407			1,407				1,407				1,407
Interest expense			(647)			(647)				(647)				(647)
Interest income		7,515				7,515				7,515				7,515
Interest earned on marketable securities held in Trust Account		2,484,264		(2,484,264)	(bb)	-		(2,484,264)	(bb)	-		(2,484,264)	(bb)	-

Total other income (expenses)		$2,491,779	$760	$(2,484,264)		$8,275		$(2,484,264)		$8,275		$(2,484,264)		$8,275

Income (loss) before provision for income tax		$1,915,703	$(288,720)	$(2,484,264)		$(857,281)		$(2,484,264)		$(857,281)		$(2,484,264)		$(857,281)

Provision for income tax	$		$-	$-		$-		$-		$-		$-		$-

Net income (loss)		$1,915,703	$(288,720)	$(2,484,264)		$(857,281)		$(2,484,264)		$(857,281)		$(2,484,264)		$(857,281)

Basic and fully diluted loss per common share:
Basic and diluted weighted average shares outstanding,
Class A ordinary shares subject to possible redemption		4,769,672
Basic and diluted net income per Class A redeemable shares		$0.29
Basic and diluted weighted average shares outstanding, non-redeemable shares		1,935,488
Basic and diluted net income per non-redeemable shares		$0.29

Weighted average shares of Common Stock outstanding			5,218,744			15,929,500				9,029,500				12,479,500
Net loss per common share			$(0.06)			$(0.05)	(aa)			$(0.09)	(aa)			$(0.07)	(aa)

*	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical audited statement of operations of Black Hawk for the year ended November 30, 2024, and the historical audited statement of operations of Vesicor for the year ended December 31, 2024.

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Mergers had been consummated on September 30, 2025, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Mergers had been consummated on December 1, 2023, in the case of the unaudited pro forma condensed combined statement of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma combined balance sheet as of September 30, 2025 has been prepared using the following:

●	Black Hawk’s unaudited historical balance sheet as of August 31, 2025; and

●	Vesicor’s unaudited historical balance sheet as of September 30, 2025.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2025 has been prepared using the following:

●	Black Hawk’s unaudited historical statement of operations for the nine months ended August 31, 2025; and

●	Vesicor’s unaudited historical statement of operations for the nine months ended September 30, 2025.

The unaudited pro forma combined statement of operations for the year ended December 31, 2024 has been prepared using the following:

●	Black Hawk’s audited historical statement of operations for the year ended November 30, 2024; and

●	Vesicor’s audited historical statement of operations for the year ended December 31, 2024.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Merger will be accounted for as a reverse recapitalization, in accordance with GAAP using the guidance in ASC 805 on accounting for reverse business combinations.

Vesicor has been determined to be the predecessor to the combined entity.

Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Vesicor issuing stock for the net assets of Black Hawk, accompanied by a recapitalization. The net assets of Black Hawk will be stated at their historical value within the pro-forma with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any tax impacts associated with the pro forma adjustments.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2025 are as follows:

(a)	Reflects the cancellation of Vesicor equity holders 8.44 million shares of Common Stock issued and outstanding immediately prior to the merger.

(b)	Represents issuance of 6,033,474 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of .714882. Assumes Vesicor shares fully diluted at closing of 9,791,822 * .714882 = 7,000,000 distributed on a prorata basis among Vesicor Issued and Outstanding shares assumed to be 8,439,815 at closing.

(i)	“Aggregate Closing Merger Consideration” means a number of shares of PubCo Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) Redemption Price.”

(ii)	“Aggregate Closing Merger Consideration Value is $70,000,000”

(iii)	“Redemption Price is $10.00”

(c)	Reflects the reclassification of cash held in short-term investments that become available in conjunction with the Merger.

(d)	Represents the pro forma adjustment to record the redemption of 2.124 million Black Hawk Class A Ordinary Shares given a maximum redemption scenario, at an assumed redemption price of $10.97 per share, inclusive of interest earned on funds held in the Trust Account.

(e)	Represents the pro forma adjustment to record the redemption of 1.06 million Black Hawk Class A Ordinary Shares given a 50% redemption scenario, at an assumed redemption price of $10.97 per share, inclusive of interest earned on funds held in the Trust Account and the reclassification of the remaining 1.06 million Black Hawk Class A Ordinary Shares to PubCo Class A Common Stock.

(f)	Represents the pro forma adjustment to record Black Hawk deferred underwriting commissions due of $2,415,000 paid in cash at Closing.

(g)	Represents the pro forma adjustment to record Black Hawk transaction costs to be paid in cash at the closing of the Merger, consisting of accrued offering costs and expenses $193,952.

(h)	Reflects the elimination of Black Hawk historical accumulated deficit.

(i)	Reflects the reclassification of 2.12 million of Black Hawk Class A Ordinary Shares subject to possible redemption to PubCo Class A Common Stock.

(j)	Reflects Vesicor equity transaction financing of $10,000,000 to be obtained prior to Closing (As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will successfully complete the PPM Investment by the Closing).

(k)	Reflects the reclassification of 2.03 million Black Hawk Class A Ordinary Shares to PubCo Class A Common Stock.

(l)	Represents the payment of Note Payable due to Target.

(m)	Represents conversion of convertible note due to related party at $1.00 per share, per the June 2025 Convertible Note, as amended, and the September 2025 Convertible Note.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 and for the fiscal year ended December 31, 2024, are related to the Merger:

(aa)	Pro forma basic earnings (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted-average shares of Common Stock outstanding during the period.

(bb)	Reflects the elimination of Black Hawk interest earned in the Trust Account.

(cc)	Reflects the elimination of Black Hawk change in fair value of derivative liability associated with the convertible note due to related party.

INFORMATION ABOUT BLACK HAWK

Unless the context otherwise requires, all references in this section to “Black Hawk,” the “SPAC,” “we,” “us” or “our” refer to Black Hawk prior to the Closing.

Introduction

Black Hawk is a blank check company incorporated as a Cayman Islands exempted company with limited liability on September 28, 2023, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Black Hawk has neither engaged in any operations nor generated any revenue to date. Based on Black Hawk’s business activities, Black Hawk is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

IPO and Private Placement

On October 16, 2023, Black Hawk and the Sponsor entered into a Securities Subscription Agreement, pursuant to which our Sponsor purchased 17,250,000 shares of common stock, $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0145 per ordinary share. On November 13, 2023, Black Hawk and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B ordinary shares. On March 20, 2024, Black Hawk and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 (up to 258,750 Class B ordinary shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised in full or in part). On March 29, 2024, Black Hawk cancelled 258,750 Class B ordinary shares as the underwriter did not exercise their over-allotment. Lastly, on or around April 4, 2024, in accordance with the then-effective memorandum and articles of association, Black Hawk exercised its right to convert its 1,725,000 Class B Ordinary Shares to 1,725,000 Class A ordinary shares.

On March 20, 2024, Black Hawk consummated its initial public offering (the “IPO”) of 6,900,000 units (the “Units”). Each Unit consists of one Ordinary Share, par value $0.0001 per share, and one-fifth (1/5) of one right to receive one share upon the consummation of Black Hawk’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $69,000,000. Black Hawk also granted the underwriters a 45-day option to purchase up to an additional 1,035,000 units to cover over-allotments, if any. On March 18, 2024, Black Hawk elected to convert 1,725,000 Class B ordinary shares into 1,725,000 ordinary Class A ordinary shares upon the closing of IPO.

Simultaneously with the consummation of the IPO and the sale of the Private Placement Units, Black Hawk consummated the private placement (the “Private Placement”) of 235,500 units (the “Private Placement Units”), each Private Placement Unit consisting of one Ordinary Share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”), to the Sponsor at a price of $10.00 per Private Placement Unit, generating total proceeds of $2,355,000. The issuance of the Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

A total of $69,345,000 of the net proceeds from the IPO and the Private Placement were placed in a U.S.-based Trust Account established for the benefit of the Public Shareholders and maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Our management has broad discretion with respect to the specific application of the proceeds of the IPO and the Private Placement that are held out of the Trust Account, although substantially all the net proceeds are intended to be applied generally towards consummating a business combination and working capital.

Since our IPO, our sole business activity has been identifying and evaluating suitable acquisition transaction candidates. We presently have no revenue and have had losses since inception from incurring formation and operating costs. We have relied upon the sale of our securities and loans from the Sponsor and other parties to fund our operations.

Beginning May 13, 2024, holders of the Black Hawk’s units could elect to separately trade the ordinary shares and rights included in its units. The ordinary shares and rights are separately traded on the Nasdaq Global Select (“Nasdaq”) under the symbols “BKHA” and “BKHAR,” respectively. Private Placement Units not separated are traded on Nasdaq under the symbol “BKHAU.”

2025 Extraordinary General Meeting

Black Hawk filed its definitive proxy statement on June 10, 2025, announcing its Extraordinary General Meeting would be held on June 20, 2025 to vote on three proposals: (i) a proposal by special resolution to amend Black Hawk’s Second Amended and Restated Memorandum and Articles of Association to allow Black Hawk to extend the deadline for the Combination Period by up to eighteen (18) one-month extensions, from June 22, 2025 (the “Termination Date”) to December 22, 2026, for a maximum of 36 months from the date of the IPO; (ii) A related proposal by special resolution to amend the Trust Agreement, dated March 20, 2024, by and between Black Hawk and Continental Stock Transfer & Trust Company, to allow for such one-month extensions, with each extension conditioned upon the deposit into the Trust Account of $0.03 per remaining public share (after redemptions) for each month extended;, and (iii) a proposal, by ordinary resolution, to adjourn the Extraordinary General Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the proposals.

On June 20, 2025, Black Hawk held its Extraordinary General Meeting which, without conducting any business was adjourned. The Extraordinary General Meeting was adjourned again on June 23, 2025; June 27, 2025; July 1, 2025; and July 3, 2025 in order to solicit additional votes on the matters listed in the notice of extraordinary general meeting and the proxy statement, particularly the Trust Amendment Proposal (further described below).

Also on June 20, 2025, Black Hawk filed a supplemental proxy statement revising the language of the Trust Amendment Proposal. Specifically, the original language referencing deposits of “up to $55,000 per one-month extension” was removed and replaced with a new structure. As revised, the proposal allows Black Hawk to extend the Termination Date up to eighteen (18) times, each for an additional one (1) month, from the current Termination Date to December 22, 2026, by depositing into the Trust Account $0.033 per remaining public share (after redemptions) for each monthly extension, in accordance with Black Hawk’s Trust Agreement, dated March 20, 2024, with Continental Stock Transfer & Trust Company, as trustee.

On July 7, 2025, Black Hawk filed a supplemental proxy statement further amending the Extension Proposal. The amendment revised the proposed termination date from June 22, 2025 to December 22, 2026, and modified the terms of the Trust Agreement Amendment Proposal. Under the revised terms, Black Hawk may extend the deadline to consummate a business combination by up to eighteen (18) one-month periods, with each extension conditioned upon a deposit of $150,000 per month into the Trust Account, in accordance with the Investment Management Trust Agreement, dated March 20, 2024, between Black Hawk and Continental Stock Transfer & Trust Company.

Black Hawk held its Extraordinary General Meeting on July 8, 2025, at which shareholders approved the Extension Proposal and related amendments to Black Hawk’s governing documents and Trust Agreement. As a result, Black Hawk now has the ability to extend the business combination deadline monthly through December 22, 2026, subject to making the required $150,000 monthly deposits into the Trust Account.

In connection with the Extraordinary General Meeting, holders of 4,775,923 public ordinary shares exercised their redemption rights. These redemptions represented approximately 69.2% of the then-outstanding public ordinary shares. The redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following the redemptions, approximately $22.7 million remains in the Trust Account, and 2,124,077 public ordinary shares remain issued and outstanding.

If Black Hawk does not complete a Business Combination within the required time and is required to liquidate, all amounts held in the Trust Account — including any Extension Payments made by the Sponsor or its affiliates — will be used to redeem the Company’s public shares. Public Shareholders will be entitled to receive their pro rata portion of the Trust Account, which includes these Extension Payments.

The Sponsor and the Black Hawk’s officers and directors will not receive any distributions from the Trust Account with respect to their Founder Shares or private placement securities. The Extension Payments are not refundable to the Sponsor and are contributed for the benefit of public shareholders in the event of a liquidation.

These redemptions reduce the cash available for the Business Combination and increase the likelihood that Vesicor will need to raise additional capital at or after closing, as contemplated in the Business Combination Agreement. Black Hawk and Vesicor continue to explore various financing alternatives, including a potential PIPE or other equity financing, as described herein.

Our Second Amended and Restated Memorandum and Articles of Association provide that if we have not consummated an initial business combination by the Termination Date, we must cease all operations except for the purpose of winding up, redeem all outstanding public shares, and liquidate and dissolve. Although our shareholders approved the Extension Proposal, there is a risk that a court could conclude that the Termination Date had already expired prior to such approval. If a court were to make such a determination, we could be deemed to have been required to wind up our operations, redeem the public shares, and liquidate the company at that time. In such event, investors would not be able to realize any potential value from a business combination, our warrants would expire worthless, and our public shareholders would be entitled only to receive their pro rata portion of the funds held in the Trust Account.

Extension Payment

In connection with the Extension, the Sponsor agreed to make Extension Payment following the approval and implementation of the Extension. Beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into Black Hawk’s Trust Account. On July 11, 2025, Black Hawk exercised its first extension by depositing $150,000 into the Trust Account to extend the deadline to complete the Business Combination from June 22, 2025 to July 22, 2025. On July 22, 2025, August 25, 2025, September 23, 2025 and October 12, 2025, the Company deposited $150,000 into the Trust Account each time to extend the deadline to complete the Business Combination to November 22, 2025. Subsequent to December 31, 2025, the Company did not fund the extension payments required to extend the deadline to consummate a business combination for the months of November 2025 and December 2025. Each such extension payment was in the amount of $150,000, for an aggregate of $300,000

Sponsor Information

Black Hawk Management LLC, a Delaware limited liability company, is the sponsor of Black Hawk and currently, together with our officers and directors and their affiliates, owns approximately 48.01 % of the issued and outstanding shares of the Black Hawk’s ordinary shares. Although the Sponsor is permitted to undertake any activities permitted under the Delaware law and other applicable law, the Sponsor’s business is focused on investing in Black Hawk. In addition, the Sponsor provides office space, utilities, secretarial support and administrative services to Black Hawk. Certain of Black Hawk’s officers and directors are members of the Sponsor and therefore have an indirect economic interest in the securities held by the Sponsor. Other than Black Hawk’s management team, none of the other members of the Sponsor participate in Black Hawk’s activities. For more information about the Sponsor and its controlling persons please see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities.”

The Sponsor is not actively involved in any other special purpose acquisition company.

Restrictions of Securities

The Sponsor has agreed to restrictions on its ability to transfer, assign, or sell its Founder Shares and Private Units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares	The earlier (1) six months after the completion of our initial business combination; or (2) the date following the consummation of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their shares for cash, securities or other property (the “Lock-Up”). Notwithstanding the foregoing, the initial shares will be released from the Lock-Up if (1) the reported closing price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (2) we complete a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their shares for cash, securities or other property.	Black Hawk Management LLC	Transfers permitted (a) to our officers, directors, advisors or consultants, any affiliate or family member of any of our officers, directors, advisors or consultants, any members or partners of the sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or units were originally purchased; (f) pro rata distributions from our sponsor to its respective members, partners or shareholders pursuant to our sponsor’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or our sponsor’s memorandum and articles of association upon dissolution of our sponsor, (h) in the event of our liquidation prior to our consummation of our initial business combination; (i) in the event that, subsequent to our consummation of an initial business combination, we complete a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

Private Units	30 days after the completion of our initial business combination	Black Hawk Management LLC	Same as above

Effecting a Business Combination

Fair Market Value of Vesicor Business

Pursuant to the Nasdaq listing rule, we must consummate our initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by the Black Hawk Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of the Black Hawk Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “The Business Combination Proposal—Satisfaction of the 80% Test,” the Black Hawk Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

We are seeking shareholder approval of the Business Combination at the Extraordinary General Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected in accordance with the Second Amended and Restated Memorandum and Articles of Association.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Black Hawk Class A Ordinary Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then-outstanding Public Shares, in accordance with and subject to the limitations of the Second Amended and Restated Memorandum and Articles of Association, described in this proxy statement/prospectus. The per share amount we will distribute to investors who properly elect to redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself before we can validly redeem its shares. There will be no redemption rights upon the completion of the Business Combination with respect to the Black Hawk Rights.

The Sponsor and each of our directors and executive officers have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights to redeem their Class A ordinary shares in connection with the initial business combination, vote in favor of any proposed initial business combination, and waive any claim of right to the funds held in the Trust Account upon liquidation or other events.

Additionally, any interest earned on the funds held in the Trust Account that has not previously been released to Black Hawk, or is not required to pay Black Hawk taxes and other expenses, including, without limitation, up to $100,000 of interest to cover liquidation and dissolution expenses, will remain in the Trust Account and will be distributed in accordance with the terms of the Trust Agreement.

Limitation on Redemption of Public Shares if No Business Combination

We have 15 months from the consummation of our IPO to consummate our initial business combination, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association. If we are unable to consummate our initial business combination within such time period, we will, as promptly as possible but not more than ten (10) business days thereafter, redeem 100% of our outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes, and then seek to liquidate and dissolve. However, we may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of our public shareholders. In the event of our liquidation and subsequent dissolution, the public and private rights will expire and will be worthless. Our public shareholders will not be afforded an opportunity to vote on our extensions of time to consummate an initial business combination from 15 months of the consummation of our IPO or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following the approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, which would allow Black Hawk to extend the period to consummate a business combination through December 22, 2026. However, if our Sponsor acquires Public Shares after our IPO, it will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the Combination Period, as extended.

Our Sponsor, officers and directors have also agreed, pursuant to the same letter agreement, that they will not propose any amendment to our amended and restated memorandum and articles of association that would (i) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period, as extended, or (ii) modify any other provisions relating to shareholders’ rights or pre-business combination activity, unless we provide our public shareholders with the opportunity to redeem their Ordinary Shares upon approval of any such amendment at a per-share price equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes), divided by the number of then-outstanding Public Shares. However, we may not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 immediately prior to and upon consummation of our initial business combination. If redemption requests exceed this limitation, we would not proceed with the amendment or the related redemptions.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the Private Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.05 (subject to increase of up to an additional $0.10 per public share in the event that our sponsor elects to extend the period of time to consummate a business combination, as described in more detail in this prospectus). The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.05 per public share. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Class A Ordinary Share issued in our IPO and (ii) the actual amount per Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10.05 per Class A Ordinary Share) due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.05 per Class A Ordinary Share.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.05 per public ordinary share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor-creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, by paying public shareholders from the Trust Account prior to addressing the claims of creditors, our board of directors may be deemed to have breached its fiduciary duty to our creditors and/or to have acted in bad faith, thereby exposing itself and our company to claims of punitive damages. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period, as extended, or (B) to modify any other provisions relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination within the Combination Period, as extended. Following the approval of the Extension Proposal on July 8, 2025, the Combination Period may be extended in one-month increments, up to 18 additional times, by depositing $150,000 into the Trust Account for each such one-month extension, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026. In addition, if we are unable to complete an initial business combination within the Combination Period, as extended, compliance with Cayman Islands law may require that we submit a plan of dissolution to our shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Shareholders may be forced to wait beyond the then-applicable deadline before they receive funds from the Trust Account. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Rights, potentially at a loss.

Facilities

We currently maintain our principal executive offices at 4125 Blackhawk Plaza Circle, Suite 166 Danville, CA 94506. The cost for the space is included in our Administrative Services Agreement entered into on December 4, 2023 between us and our Sponsor, commencing on the effective date of the registration statement of the initial public offering through the later of Black Hawk’s consummation of a business combination or 21 months from such effective date. Pursuant to the Administrative Services Agreement we will pay our Sponsor a monthly fee of $10,000 per month for office space and administrative and support services. We consider our current office space, combined with the other office space otherwise available to our executive officers, to be adequate for our current operations.

Employees

Black Hawk has two officers. These individuals are not obligated to devote any specific number of hours to Black Hawk matters and devote only as much time as they deem necessary to Black Hawk’s affairs. Black Hawk does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of Black Hawk’s management, there is no litigation currently pending or contemplated against Black Hawk, any of Black Hawk’s officers or directors in their capacity as such or against any of Black Hawk’s property.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF
BLACK HAWK PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

The directors and executive officers of Black Hawk are as follows:

Name	Age	Title
Kent Louis Kaufmann	66	Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors
Jonathan Ginsberg	34	Chief Operating Officer and Director
Daniel M. McCabe	74	Independent Director
Terry W. Protto	75	Independent Director

The experience of our directors and executive officers is as follows:

Kent Louis Kaufman has been serving as our Chief Executive Officer and director since November 21, 2023, and has been serving as our Chairman and Chief Financial Officer since December 4, 2023. Mr. Kaufman has over 30 years of experience in executive roles, management consulting, and executive coaching. He currently serves as the CEO of the Growth and Leadership Center Inc, a role he has held since 2004. Since March 2020, Mr. Kaufman has been serving as a managing partner at BEEC Capital, a management and consulting company. He has also been a frequently utilized leadership consultant for Korn Ferry International, a recruiting and human resources consulting company, since 2006. Mr. Kaufman has worked with companies and executives at all levels, including CEOs, Boards of Directors, vice presidents, and directors. Throughout his career, he has consulted for companies including NVIDIA, Amazon, Google, Intel, Hewlett Packard, Chevron, Abbot Labs, Medtronic, Network Appliance, Barclays, Black Rock, Bank of New York Mellon, Cisco, Northrop Grumman, and Apple. From 1991 until 1996, Mr. Kaufman was one of the key leaders who took start-up StorMedia public in an IPO, where he served as the Director of Product Development. From 1979 until 1991, Mr. Kaufman began his management career at IBM, where he worked as a Materials Scientist and received the Outstanding Innovation Award from IBM. Mr. Kaufman received his Bachelor of Science from the University of Washington and his Master of Science from Stanford University.

Jonathan Ginsberg has been serving as our Chief Operating Officer and director since April 22, 2024. He is the President of BEEC Inc. (BEEC), an education services and technology company in California, which he co-founded in 2016. At BEEC he leads operations and expansion of student services, with clients in North America, Asia, Oceania and Europe. Mr. Ginsberg also oversees BEEC’s software development department focused on custom learning solutions for schools and institutions. Additionally, he is a Founding Member of BEEC Capital, LLC, an investment and consulting company owned by BEEC Inc. Mr. Ginsberg is also a Director of NP Life Sciences Health Industry Group Inc., an OTCQB-listed company, as well as a Director of its subsidiary, GW Health Consulting Management Inc. Mr. Ginsberg also has experience in international trade, education and law. He is active in community leadership, including co-founding a non-profit, Global Friendship City Association (GFCA), where he serves as the Executive Director. GFCA’s mission is to foster subnational relations globally in the areas of commerce, culture, and education. Through his work, Mr. Ginsberg has helped GFCA form international public/private partnerships across North America, Asia and Africa. Mr. Ginsberg received his Bachelor’s degree in International Studies from Johns Hopkins University. We believe that Mr. Ginsberg’s access to contacts and sources, ranging from education services and technology companies, and international trade, will assist us in generating acquisition opportunities and identifying suitable acquisition candidates and he will be a valuable member of the Board.

Daniel M. McCabe has been serving as one of our independent directors since March 22, 2024. He has been serving as a member of the board of directors of Yotta Acquisition Corporation (Nasdaq: YOTA) since April 2022 Quetta Acquisition Corporation (Nasdaq: QETA) since August 2023 and Quantumsphere Acquisition Corporation (Nasdaq: QUMS) since August 2025. Mr. McCabe has been admitted to practice before the Courts of the State of Connecticut since 1974. Mr. McCabe’s legal career began as an assistant clerk of the Superior Court at Stamford from 1974 to 1976, and since then he has had his own legal practice, Daniel McCabe LLC, a general practice law firm in Connecticut founded in 1982. His work includes rendering legal advice to individuals and business entities concerning commercial transactions, business organizations, and complex litigation. Mr. McCabe is also an Adjunct Professor of Business Law at Sacred Heart University. Mr. McCabe previously was the Chairman of the Stamford Housing Authority, Co-chair of the Stamford Reapportionment Committee, Member of the Board of Parole for the State of Connecticut, Chairman of the Republican Town Committee of the City of Stamford and Counsel for the Stamford Water Pollution Control Authority. He also served as Corporation Counsel for the City of Stamford where he held the position of chief legal counsel and advisor to Mayor Stanley Esposito of the City of Stamford. Mr. McCabe obtained his Juris Doctor degree from St. John’s University Law School in 1974.

Terry W. Protto has been serving as one of our independent directors since March 22, 2024. Mr. Protto has been a leader during his life and career in various organizations. He had a scholarship, which led to a commission in the US Army, and he quickly rose to the rank of Lt. Colonel. After his graduate school education, Mr. Protto was recruited by Macy’s, the nation’s largest retail department store firm, in 1993 and rose through the executive ranks to Vice Chairman-Operations and Finance, a position he held from 1999 until 2005. He left the Fortune 500 world in 2005 to become President of Mail Order and Retail, a privately held firm in Portland, Oregon where he served from January 2005 to November 2016. Mr. Protto opened 52 retail stores and grew the mail order business to $250M, then sold it to a public firm listed on Nasdaq in March 2020. He then formed an international management consulting business in March 2005, named www.tempCEO.com and focused on strategic services of Optimization to Asset Production, bringing Fortune 500 company business experience to small and medium business enterprises in the USA and Southeast Asia. In October 2005, Mr. Protto was awarded Global Entrepreneur for INC Magazine for his leadership in introducing Oregon and Washington State wine products into the South Asia market. From April 2016 until May 2019, Mr. Protto was a founding member of Alpine 4 Holdings, Inc. (Nasdaq: ALPP), serving as CEO/President of Alpine 4 Holdings, Inc. ALPP focuses on electronics, drones, USA government, lithium batteries, mapping software and metal fabricating. Mr. Protto played NCAA Division 1 golf, and he received his business and law degrees from Whitworth University and Gonzaga University, respectively.

Number and Terms of Office of Officers and Directors

Our board of directors has four directors, two of whom are deemed to be “independent” under SEC and Nasdaq rules. We may not hold an annual meeting of shareholders until after we consummate our initial business combination. Our board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our second amended memorandum and articles as it deems appropriate. Our second amended memorandum and articles provide that our officers may consist of one or more Chairman of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer, Assistant Secretary, and such other officers as may be determined by the board of directors.

Director Independence

The Nasdaq listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board has determined that each of Mr. McCabe, and Mr. Protto are independent directors under applicable SEC and Nasdaq rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Black Hawk Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, administrative and support services. Our Sponsor, officers and directors, or any of their respective affiliates, are entitled to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by a compensation committee constituted solely by independent directors.

Officers and directors of Black Hawk may negotiate employment or consulting agreements with PubCo in connection with the Business Combination, which could entitle them to compensation following the closing. Any such arrangements are expected to be contingent upon the completion of the Business Combination and would be forfeited if the Business Combination is not consummated. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our Board of Directors has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the Board of Directors. The members of our audit committee are Mr. McCabe and Mr. Protto. Mr. McCabe serves as chairman of the audit committee.

Each member of the audit committee is financially literate, and our Board of Directors has determined that Mr. McCabe qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. McCabe, qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of the Board of Directors. The members of our Compensation Committee are Mr. McCabe and Mr. Protto. Mr. Protto serves as chairman of the compensation committee. We have adopted compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at a future annual meeting of shareholders (or, if applicable, an extraordinary general meeting of shareholders). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our memorandum and articles of association.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers education, professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

●	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our directors and officers may continue to be involved in the formation of other special purpose acquisition companies in the future, and therefore may have conflicts in determining to which entity a business opportunity should be presented. They have entered into a letter agreement with Black Hawk pursuant to which they have agreed to waive their (1) redemption rights with respect to their Founder Shares, any Public Shares they may hold, and the private shares underlying the Private Placement Units in connection with the completion of our initial business combination; and (2) rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026. The letter agreement was entered into as a condition to the Underwriting Agreement for the IPO, and no additional consideration was provided to the Sponsor, officers or directors listed thereunder.

●	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

●	Unless we consummate our initial business combination, our officers, directors, and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account.

●	The Founder Shares beneficially owned by our officers and directors will be released from trust only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our officers and directors will not be entitled to receive any amounts held in the Trust Account with respect to any of their Founder Shares or Private Units. Furthermore, our Sponsor, Black Hawk Management LLC, agreed that the Private Placement Units will not be sold or transferred by it until we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to affect our initial business combination.

In general, officers and directors of a company incorporated under the laws of the Cayman Islands are required to present business opportunities to a company if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to the corporation and its shareholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Post-offering Memorandum and Articles provides that, to the maximum extent permitted by applicable law, our officers or directors shall have no duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as our company. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors (other than our independent directors) have agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) our consummation of an initial business combination and (2) up to 21 months from the date of this prospectus (or any other applicable deadline as described in this prospectus). This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he has pre-existing fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity and only present it to us if such entity rejects the opportunity. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete our business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.

The following table summarizes the current material pre-existing fiduciary or contractual obligations of our officers and directors:

Individual	Entity	Entity’s Business	Affiliation
Kent Louis Kaufman	Growth and Leadership Center Korn Ferry International BEEC Capital LLC San Jose State University Foundation	Leadership Consulting Recruiting and HR Consulting Management and Consulting Higher Education	CEO Executive Coach Managing Director Industry Affiliate

Jonathan Ginsberg	BEEC Inc. BEEC Capital LLC NP Life Sciences Health Industry Group Inc. GW Health Consulting Management Bodhi Tree Biotechnology Inc.	Education and Technology Management and Consulting Education Management and Consulting Menu Design and Consulting	President Founding Member Director Director Director

Daniel M. McCabe	Daniel M. McCabe, LLC 1200 Summer Street Association Yotta Acquisition Corporation Quetta Acquisition Corporation Quantumsphere Acquisition Corporation	Law Firm Real Estate Special Purpose Acquisition Company Special Purpose Acquisition Company Special Purpose Acquisition Company	Partner Managing Partner Independent Director and Compensation Committee Chair Independent Director and Compensation Committee Chair Independent Director

Terry W. Protto	www.tempCEO.com	Business Consulting Services	Director

Accordingly, if any of the above officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our Public Shareholders for a vote, our Sponsor, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any Founder Shares held by them (and their permitted transferees will agree) and any Public Shares purchased during or after the IPO in favor of our initial business combination.

Additionally, in connection with the Extension Proposal approved on July 8, 2025, Black Hawk may extend the deadline to consummate a business combination for up to eighteen (18) additional one-month periods, through December 22, 2026, by depositing $150,000 for each such one-month extension into the Trust Account (the “Extension Payments”). Additionally, in connection with the Extension Proposal approved on July 8, 2025, Black Hawk may extend the deadline to consummate a business combination for up to eighteen (18) additional one-month periods, through December 22, 2026, by depositing $150,000 for each such one-month extension into the Trust Account (the “Extension Payments”). The Extension Payments will be funded equally by Black Hawk’s Sponsor and Vesicor. Black Hawk’s portion of the payments is funded through unsecured convertible promissory notes issued to the Sponsor, dated June 13, 2025, as amended and September 30, 2025. The Extension Payments may not, under any circumstances, be funded from, or repaid with, the proceeds of Black Hawk’s IPO or any funds held in the Trust Account. Accordingly, the Extension Payments constitute capital at risk that will not be recoverable if no business combination is completed.

As a result, the Sponsor (and its affiliates) have a financial interest in the completion of the Business Combination, as the Extension Payments represent capital at risk that may not be recoverable if no business combination is completed. These payments increase the Sponsor’s sunk investment in the transaction and thereby may create an incentive for the Sponsor and Black Hawk’s officers and directors to complete a business combination — even if the terms are not favorable to public shareholders — in order to avoid liquidation and the resulting loss of the Extension Payments and other capital contributions.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION OF BLACK HAWK

References to the “the company,” “us,” “our” or “we” refer to Black Hawk. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included herein. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering (“IPO” as defined below), and the private placement of the Private Units, the proceeds of the sale of our securities in connection with our initial business combination, our shares, debt or a combination of cash, stock and debt. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

Business Combination Agreement

On April 26, 2025, Black Hawk entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor and Merger Sub, of which Vesicor shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will merge with Vesicor, resulting in Vesicor being the wholly owned subsidiary of Black Hawk, who will continue to be the listed company on the Nasdaq Global Market and change its name to Vesicor. At the effective time of the Proposed Transaction, Vesicor’s shareholders and management will receive the right to receive a number of shares of Black Hawk’s common stock equal to the consideration ratio as further specified in the Business Combination Agreement. The shares held by certain Vesicor’s shareholders will be subject to lock-up agreements for a period of six (6) months following the closing of the Proposed Transaction, subject to certain exceptions.

The Transaction values Vesicor at a pre-money Equity Value of $70 million. Existing Vesicor Shareholders and management will not receive any cash proceeds as part of the transaction and will roll over 100% of their equity into the Combined Company.

The Transaction, which has been approved unanimously by the boards of directors of both Black Hawk and Vesicor, is subject to regulatory approvals, the approvals by the shareholders of Black Hawk and Vesicor, respectively, and the satisfaction of certain other customary closing conditions including the approval by Nasdaq of the listing application of the Combined Company. The Business Combination is expected to be completed by the fourth quarter of 2025.

Change of Board of Directors

On April 29, 2025, Black Hawk reported the death of Brandon Miller, a member of Black Hawk’s board of directors and the Chairperson of the Audit Committee.

On April 29, 2025, the Board appointed Daniel M. McCabe, a current member of the Board and the then Chairperson of the Compensation Committee, to serve as Chairperson of the Audit Committee. On the same day, Mr. McCabe resigned from his position as Chairperson of the Compensation Committee, and the Board appointed Terry W. Protto, a current member of the Board, to serve as Chairperson of the Compensation Committee.

2025 Extraordinary General Meeting

Black Hawk filed its definitive proxy statement on June 10, 2025, announcing its Extraordinary General Meeting would be held on June 20, 2025 to vote on three proposals: (i) a proposal by special resolution to amend Black Hawk’s Second Amended and Restated Memorandum and Articles of Association to allow Black Hawk to extend the deadline for the Combination Period by up to eighteen (18) one-month extensions, from June 22, 2025 (the “Termination Date”) to December 22, 2026, for a maximum of 36 months from the date of the IPO; (ii) A related proposal by special resolution to amend the Trust Agreement, dated March 20, 2024, by and between Black Hawk and Continental Stock Transfer & Trust Company, to allow for such one-month extensions, with each extension conditioned upon the deposit into the Trust Account of $0.03 per remaining public share (after redemptions) for each month extended;, and (iii) a proposal, by ordinary resolution, to adjourn the Extraordinary General Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the proposals.

On June 20, 2025, Black Hawk held its Extraordinary General Meeting which, without conducting any business was adjourned. The Extraordinary General Meeting was adjourned again on June 23, 2025; June 27, 2025; July 1, 2025; and July 3, 2025 in order to solicit additional votes on the matters listed in the notice of Extraordinary General Meeting and the proxy statement, particularly the Trust Amendment Proposal (further described below).

Also on June 20, 2025, Black Hawk filed a supplemental proxy statement revising the language of the Trust Amendment Proposal. Specifically, the original language referencing deposits of “up to $55,000 per one-month extension” was removed and replaced with a new structure. As revised, the proposal allows Black Hawk to extend the Termination Date up to eighteen (18) times, each for an additional one (1) month, from the current Termination Date to December 22, 2026, by depositing into the Trust Account $0.033 per remaining public share (after redemptions) for each monthly extension, in accordance with Black Hawk’s Trust Agreement, dated March 20, 2024, with Continental Stock Transfer & Trust Company, as trustee.

On July 7, 2025, Black Hawk filed a supplemental proxy statement further amending the Extension Proposal. The amendment revised the proposed termination date from June 22, 2025 to December 22, 2026, and modified the terms of the Trust Agreement Amendment Proposal. Under the revised terms, Black Hawk may extend the deadline to consummate a business combination by up to eighteen (18) one-month periods, with each extension conditioned upon a deposit of $150,000 per month into the Trust Account, in accordance with the Investment Management Trust Agreement, dated March 20, 2024, between Black Hawk and Continental Stock Transfer & Trust Company.

Black Hawk held its Extraordinary General Meeting on July 8, 2025, at which shareholders approved the Extension Proposal and related amendments to Black Hawk’s governing documents and Trust Agreement. As a result, Black Hawk now has the ability to extend the business combination deadline monthly through December 22, 2026, subject to making the required $150,000 monthly deposits into the Trust Account.

In connection with the Extraordinary General Meeting, holders of 4,775,923 public ordinary shares exercised their redemption rights. These redemptions represented approximately 69.2% of the then-outstanding public ordinary shares. These redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following the redemptions, approximately $22.7 million remains in the Trust Account, and 2,124,077 public ordinary shares remain issued and outstanding.

These redemptions reduce the cash available for the Business Combination and increase the likelihood that Vesicor will need to raise additional capital at or after closing, as contemplated in the Business Combination Agreement. Black Hawk and Vesicor continue to explore various financing alternatives, including a potential PIPE or other equity financing, as described herein.

Our Second Amended and Restated Memorandum and Articles of Association provide that if we have not consummated an initial business combination by the Termination Date, we must cease all operations except for the purpose of winding up, redeem all outstanding public shares, and liquidate and dissolve. Pursuant to Article 36.2 of our Second Amended and Restated Memorandum and Articles of Association, Black Hawk’s initial Termination Date was June 22, 2025, and that the extension of such date until December 22, 2026 was approved at the Extraordinary General Meeting, as adjourned, on July 8, 2025. Although our shareholders approved the Extension Proposal, there is a risk that a court could conclude that the Termination Date had already expired prior to such approval. If a court were to make such a determination, we could be deemed to have been required to wind up our operations, redeem the public shares, and liquidate the company at that time. In such event, investors would not be able to realize any potential value from a business combination, our warrants would expire worthless, and our public shareholders would be entitled only to receive their pro rata portion of the funds held in the Trust Account. This outcome would materially and adversely affect the value of your investment and could result in investors receiving less than the current trading price of our securities.

Extension Payment

In connection with the Extension, the Sponsor agreed to make Extension Payment following the approval and implementation of the Extension. Beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into Black Hawk’s Trust Account. On July 11, 2025, Black Hawk exercised its first extension by depositing $150,000 into the Trust Account to extend the deadline to complete the Business Combination from June 22, 2025 to July 22, 2025. On July 22, 2025, August 25, 2025, September 23, 2025 and October 12, 2025, the Company deposited $150,000 into the Trust Account each time to extend the deadline to complete the Business Combination to November 22, 2025. Subsequent to December 31, 2025, the Company did not fund the extension payments required to extend the deadline to consummate a business combination for the months of November 2025 and December 2025. Each such extension payment was in the amount of $150,000, for an aggregate of $300,000

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from September 28, 2023 (inception) through August 31, 2025, were organizational activities and those necessary to consummate the IPO, and subsequent to the IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination.

We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended August 31, 2025, we had net income of $154,401, which consisted of general and administrative expenses of $311,265, related party administrative fees of $30,000, offset by interest income of $494,562 and a decrease in fair value of derivative liability of $1,104. For the three months ended August 31, 2024, we had net income of $883,767, which consisted of general and administrative expenses of $54,903, related party administrative fees of $30,000, offset by interest income of $968,670.

For the nine months ended August 31, 2025, we had net income of $1,333,322, which consisted of general and administrative expenses of $607,632, related party administrative fees of $90,000, offset by interest income of $2,029,850 and a decrease in fair value of derivative liability of $1,104. For the nine months ended August 31, 2024, we had net income of $1,164,002, which consisted of general and administrative expenses of $420,863, related party administrative fees of $53,945, offset by interest income of $1,638,810.

For the year ended November 30, 2024, we had net income of $1,915,703, which consisted of interest income of $2,491,779 offset by general and administrative expenses of $492,131, and related party administrative fees of $83,945.

For the year ended November 30, 2023, we had net loss of $18,853, all of which consisted of formation and operating costs.

Liquidity and Capital Resources

On March 22, 2024, we consummated our IPO of 6,900,000 units, at $10.00 per Private Placement Unit, generating gross proceeds of $69,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000.

Upon the closing of the IPO and the private placement on March 22, 2024, a total of $69,345,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations.

We intend to use substantially all of the net proceeds of the IPO and the private placement, including the funds held in the Trust Account, in connection with our initial business combination and to pay our expenses relating thereto, including deferred underwriting discounts and commissions payable to the underwriters in the IPO in an amount equal to 3.5% of the total gross proceeds raised in the IPO upon consummation of our initial business combination. To the extent that our capital stock is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of August 31, 2025, we had cash of $15,000 and a working capital deficit of $901,638. Black Hawk’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $250,000. Subsequent to the consummation of the IPO, the Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the IPO and the proceeds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. Although certain of the Company’s initial shareholders, officers and directors or their affiliates have committed to loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that the Company will receive such funds.

Black Hawk will use funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

Black Hawk has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with Black. Hawk’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about Black Hawk’s ability to continue as a going concern. In addition, if Black Hawk is unable to complete a Business Combination within the Combination Period, Black Hawk’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of Black Hawk. There is no assurance that Black Hawk’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such an additional condition also raises substantial doubt about Black Hawk’s ability to continue as a going concern. The financial statements does not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of August 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Administrative Services Agreement

Black Hawk entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of Black Hawk consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services.

Underwriting Agreement

Upon closing of a Business Combination, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,415,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement. Additionally, we issued the underwriters 69,000 shares common stock, or the representative shares, at the closing of the IPO as part of representative compensation.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies and estimates.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. Black Hawk adopted ASU 2023-07 as of August 31, 2025 and there was no significant impact.

In December 2023, the FASB issued Accounting Standards Update 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosure” (“ASU 2023-09”). ASU 2023-09 mostly requires, on an annual basis, disclosure of specific categories in an entity’s effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. The incremental disclosures may be presented on a prospective or retrospective basis. The ASU is effective for fiscal years beginning after December 15, 2024 with early adoption permitted. Black Hawk adopted ASU 2023-09 as of August 31, 2025 and there was no significant impact.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Black Hawk’s financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of August 31, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT VESICOR

Formation. Vesicor was founded in 2008 in San Gabriel, California by Luo Feng, Ph.D. It was incorporated in April 2008 as a closely-held California corporation under the name “RNTein Biotech Lab, Inc.” Vesicor changed its name to “Vesicor Therapeutics, Inc.” in June 2023. The company’s corporate headquarters are located at 207 S. Santa Anita Avenue, Suite P-15, San Gabriel, California 91776. Its principal corporate website address is www.vesicor.com. The corporate telephone number is (626) 872-2938. Since formation, Vesicor is an early development-stage biopharmaceutical company focused on research and development for a therapeutic product candidate and, subject to adequate working capital, seeking regulatory approval and, with regulatory approval, efforts to commercial the therapeutic product candidate in the U.S. Vesicor is uncertain if requisite regulatory approvals will be obtained in a timely manner or at all. Vesicor may also be referred to as “we,” “our,” or “the company” in this section.

Employees. Vesicor has three (3) executive officers and one (1) consultant acting as fractional controller, each one devotes such time as they deem necessary to handle their duties. Vesicor intends to hire additional personnel, whether full time and part time, after the consummation of the Business Combination.

Business. Vesicor is an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a class of medicines with the possible potential to transform the treatment of a wide spectrum of diseases. As of the date of this proxy statement/prospectus, Vesicor’s sole product candidate is ecm-RV/p53 and Vesicor is not developing any alternative product candidates. Vesicor plans to further develop, patent and seek to commercialize the use of microvesicle-based therapeutic products for the treatment of cancer in the U.S. The company’s current business plan is to solely focus on, and seek commercialization only for, its proposed ecm-RV/p53 microvesicle-based therapeutic product candidate in the U.S. Vesicor does not have any therapeutic products developed and approved for commercialization or use and has not commenced regulatory approval for its sole product candidate, as of the date of this proxy statement/prospectus. Vesicor’s development efforts have been focused on one product candidate, the ecm-RV/p53 product candidate. As of the date of this proxy statement/prospectus, Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a point that is sufficient to commence the preclinical and investigational new drug application (“IND”) enabling studies in the first half of 2026 and possibly commence the regulatory approval process in latter half of 2026.

Efforts to commercialize the proposed ecm-RV/p53 microvesicle-based therapeutic product in other nations, including Japan, will not be pursued by Vesicor under its current business plan, which is solely focused on commercialization of the ecm-RV/p53 product candidate in the U.S. Market.

Proposed Indications/Applications for ecm-RV/p53 product candidate. In terms of the intended indications or applications for which Vesicor intends to file the IND, Vesicor intends to initially pursue clinical development of ecm-RV/p53 for the treatment of advanced breast cancer and advanced pancreatic cancer.

Current Status of ecm-RV/p53 product candidate – Preclinical and IND Enabling Studies. As of the date of this proxy statement/prospectus, Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a point that is sufficient to commence the preclinical and investigational new drug application (“IND”) enabling studies in the first half of 2026 and possibly commence the regulatory approval process in latter half of 2026. The ecm-RV/p53 product candidate is currently in the preclinical planning phase. The ability of Vesicor to pursue the preclinical and IND enabling studies requires the receipt of adequate working capital, which Vesicor hopes to receive from the consummation of the Business Combination and successful completion of the PPM Investment. As of the date of this proxy statement/prospectus, Vesicor is uncertain about if it will timely obtain all required regulatory approvals or at all. Vesicor is also uncertain if it will successfully complete the PPM Investment by the Closing. If the Business Combination were to proceed without funding from the PPM Investment, the Combined Company would have access only to the remaining cash in the Trust Account after redemptions and payment of transaction expenses. In that case, Vesicor would conduct preclinical or IND-enabling studies at a slower pace or delay conduct of preclinical or IND-enabling studies until additional working capital is secured. A slower pace or delay in conduct of preclinical or IND-enabling studies would delay submission of an IND to the FDA and lengthen the period for any regulatory review of the ecm-RV/p53 product candidate. Even if both the Business Combination and the PPM Investment are completed, the Combined Company will in all likelihood be required to raise additional working capital to fund Vesicor’s ongoing business, including completion of preclinical and IND-enabling studies, submission of an IND to the FDA, and, if permitted, subsequent clinical development and regulatory activities for its ecm-RV/p53 product candidate and, if regulatory approval is obtained, efforts to commercialize ecm-RV/p53. There is no assurance that the Combined Company will be able to raise additional working capital needed for the ongoing working capital needs of Vesicor.

Pending Steps for ecm-RV/p53 product candidate. The material steps required in the preclinical and IND enabling studies phase prior to submitting an IND to the FDA are the following:

IND-enabling/Pre-Clinical studies. A comprehensive IND-enabling program includes several categories of studies, all conducted according to Good Laboratory Practice (GLP) standards to ensure data integrity.

Pharmacology and ADME studies. These studies define how a drug behaves in the body:

●	Pharmacokinetics (PK): Examines the “ADME” profile of a drug, which stands for Absorption, Distribution, Metabolism, and Excretion. This helps determine dosing regimens by understanding how the drug moves through the body.

●	Pharmacodynamics (PD): Characterizes the drug’s mechanism of action and its effects on biological systems to confirm that it acts as intended.

●	Safety Pharmacology: Evaluates the drug’s effects on critical organ systems, such as the cardiovascular, central nervous, and respiratory systems, to identify potential side effects.

Toxicology studies. Toxicology studies assess the safety profile and the potential for adverse effects and consist of:

●	Acute and Repeated-Dose Toxicity: These studies examine the effects of a single high dose versus repeated dosing over weeks or months. Regulators require testing in two different mammal species, typically a rodent and a non-rodent.

●	Genetic Toxicology: Investigates whether the drug can cause genetic mutations or DNA damage.

●	Reproductive and Developmental Toxicity: Assesses any potential risks to fertility, reproduction, or a developing fetus.

●	Carcinogenicity: Looks at the potential for long-term use of the drug to cause cancer. These are often conducted after the initial IND submission.

Chemistry, Manufacturing, and Control (CMC) studies. These studies ensure the stability and quality of the drug product, consisting of:

●	Formulation Development: Focuses on creating a stable, effective, and reproducible drug product for clinical use.

●	Manufacturing Information: Provides detailed information on how the drug is made and the controls used to ensure its purity and consistency.

●	Analytical Testing: Ensures that the drug product meets all specifications for strength, quality, and purity.

None of the above actions or steps have been taken as of the date of this proxy statement/prospectus. Vesicor has not received FDA approval for clinical trials for our ecm-RV/p53 product candidate, the sole product candidate of Vesicor, and has not received FDA regulatory approval for commercial use of ecm-RV/p53 product candidate or any other product candidate. The requisite regulatory approvals for ecm-RV/p53 product candidate are within the discretionary authority of the FDA and Vesicor cannot be certain of obtaining any or all requisite regulatory approvals.

Proposed Course of Action if FDA rejects IND for proposed Indications. In the event the FDA does not accept Vesicor’s IND submission, the company intends to:

■	Engage in follow-up communications with the FDA to understand any deficiencies or concerns raised in the submission;

■	Revise and, if necessary, expand the scope of its preclinical program to address any gaps identified;

■	Update its clinical trial design or CMC documentation in accordance with regulatory feedback; and

■	Resubmit the IND at the earliest feasible time.

There can be no assurances that the FDA will approve a revised IND.

Medical Technology Overview. The following is based on Vesicor’s management’s understanding and knowledge of the underlying medical and scientific information pertaining to Vesicor’s proposed ecm-RV/p53 product candidate and speaks to that understanding and knowledge as of the date of this proxy statement/prospectus. As is often the case with medical and scientific knowledge and information in new or developing areas, this knowledge and information is subject to change and clarification due to progress and improvements in medical and scientific knowledge and new medical and scientific discoveries and inventions.

A vesicle is a small sac formed by a membrane. Vesicles inside cells move substances into or out of the cell. Vesicles made in the laboratory can be used to carry drugs to cells in the body. Extracellular vesicles, including exosomes and microvesicles, are nano-scale, membrane-enclosed vesicles that have evolved as an intercellular messenger system to protect and deliver functional macromolecules. They are secreted by most cells and contain characteristic lipids, proteins, carbohydrates and nucleic acids such as mRNA and microRNAs. They can signal through the binding and activation of membrane receptors or through the delivery of their contents into the cytosol of target cells. These targeted messengers can transport and protect complex biologically active molecules that alter the function of recipient cells.

Exosomes and microvesicles act as messengers to regulate the functions of neighboring or distant cells and have been shown to regulate functions such as cell survival, proliferation, inflammation and tissue regeneration. Furthermore, research has shown that exogenously-administered exosomes and microvesicles can modify cellular activities, thereby supporting their therapeutic potential. Their size, low or null immunogenicity and ability to communicate in native cellular language potentially makes them an exciting new class of possible therapeutic agents with the potential to expand the ability to address complex biological responses. Since exosomes and microvesicles are a cell-free substance, they can be stored, handled, reconstituted and administered in similar fashion to common biopharmaceutical products such as antibodies. Vesicor’s sole business and its challenge is to explore, validate and commercialize microvesicle-based therapeutics.

Exosomes and microvesicles have emerged in recent years as a potential drug delivery vehicle to capitalize on their evolution as intercellular transfer mechanisms for biologically active macromolecules. The size, structure and many functions of exosomes and microvesicles are like viruses and their natural capacity to deliver functional nucleic acid payloads has made them an attractive non-viral vehicle to optimize the delivery of nucleic acids and other payloads, such as peptides, proteins, antibodies, growth factors, enzymes, small molecules and vaccine antigens. Additionally, Vesicor believes that recent scientific literature has shown that exosomes and microvesicles are believed to be intrinsically “immune silent”, meaning that the body does not recognize them as foreign and does not elicit an immune response against them, thus potentially allowing for repeat dosing of allogeneic exosomes and microvesicles.

Exosome-based and microvesicle-based therapies have the potential to transform therapeutics across multiple drug types and therapeutic areas. Vesicor believes that the following distinct characteristics of exosomes and microvesicles support their potential to serve as the foundation for a new class of medicine:

●	Intrinsic immune-silent properties and utilization of a single cell line for exosome and microvesicle engineering and manufacturing could enable “off-the-shelf” drug design and delivery. “Off-the-shelf drug design” means therapies that are pre-manufactured, standardized, and suitable for broad administration to patients without the need for customization or patient-specific cell sourcing, similar to conventional biologics

●	Ability to manipulate cell tropism through engineering allows for a high degree of versatility, enabling selective cell type and tissue targeting and reduction of off-target toxicity

●	Potential to deliver a broad range of biologically active drug molecules, alone or in combination, ranging from small molecules to proteins

●	The natural lipid nanoparticle membrane protects macromolecules inside the lumen, being the cavity or channel within a tube – such as a blood vessel or intestine

Vesicor believes that the intrinsic properties of exosomes and microvesicles have the potential to overcome many drug delivery challenges and enable the development of novel therapies that can address cellular targets and pathways that have been until now undruggable with other therapeutic approaches. The potential of exosomes and microvesicles to develop into an effective drug delivery system has not been established by clinical trials or been approved for general use in treatment of the public by any regulatory authority.

Vesicor is focused on developing a precision-engineered microvesicle platform technology that can deliver defined sets of effector molecules which exert effects through defined mechanisms of action.

The Initial Product Candidate. Vesicor’s proposed product candidate is ecm-RV/p53 for approval in the U.S. This is a genetically engineered cellular microvesicle (ecm) (non-viral nanoparticle RNA vesicle (RV) that is loaded with in vitro transcribed p53 mRNA). p53 is a regulatory protein that plays several roles, including activating DNA repair proteins when DNA has sustained damage, initiating apoptosis (programmed cell death) if DNA damage is irreparable, and arresting growth by holding the cell cycle at the G1/S regulation point (being the stage where DNA is duplicated prior to cell division). It is also essential for the senescence response to short telomeres, which plays an important role in the maintenance of stem cells throughout development and the rest of human life and has a tissue-level anti-cancer effect by inhibiting angiogenesis. A telomere is a region of repetitive DNA sequences at the end of a chromosome. Telomeres protect the ends of chromosomes from becoming frayed or tangled. Telomere shortening and damage are recognized causes of cellular senescence (cessation of growth and division). p53 is classified as a tumor suppression gene. We believe that our ecm-RV/p53 product has broad therapeutic potential across a range of both solid tumors and hematological cancers (e.g. leukemia, lymphoma, and myelom). While we currently have no patents or patent applications, we plan to seek a patent protection for our ecm-RV/p53 product candidate, and, subject to FDA authorization, which authorization may not be granted in a timely manner or at all and which authorization is within the sole discretionary authority of the FDA to grant or deny, submit an investigational new drug application to the U.S. Food and Drug Administration (“FDA”) for this product candidate, and then begin clinical trials for this product candidate. Subject to FDA authorization, Vesicor hopes to commence regulatory review for the ecm-RV/p53 product candidate and patent application process in 2026.

Vesicor has not received any regulatory authorization to commence clinical trials or the regulatory review process for the ecm-RV/p53 product candidate in the U.S. or elsewhere, has not commenced any preclinical or clinical trials or other regulatory review process, and has not received any regulatory approvals for commercial use of ecm-RV/p53 product candidate or any other product candidate in the U.S. or elsewhere. Commencement of the regulatory review process in the U.S. is not an indicator of the odds of a product successfully completing the regulatory review process or receiving regulatory approval because the regulatory review process is complex, lengthy and demanding in requisite standards and performance criteria, rejection of product candidates by the FDA is common occurrence and can occur at any stage of the regulatory review process. The approval of any product candidate for commencement of clinical trials or for commercial use is within the FDA’s sole discretionary authority.

Both the product candidate regulatory review process by the FDA and patent application process by the USPTO can take a year or more and there is no certainty of approval by the FDA of a product candidate or approval of a patent application by the USPTO, which also grants applications within its sole discretionary authority.

There are two major components in ecm-RV/p53: 1) purified cellular microvesicles and 2) in vitro transcribed human p53 gene mRNA. ecm-RV/p53 is generated from microvesicle-producing donor cells, human embryonic kidney 293T cell line by gene transfection of 293T cells with our company specific RNA cellular control distribution (CCD) DNA vectors, followed by collecting microvesicle-containing cell culture medium, precipitating and purifying genetically engineered microvesicles. In a reaction tube, ecm-RV/p53 is then produced by loading the purified microvesicles with in vitro transcribed p53 mRNA. The produced ecm-RV/p53 is cleaned through ultrafiltration before its final formulation.

Japan Advanced Medical Care B program and U.S. Regulatory Approval. Vesicor was not and has not been involved in the administration of ecm-RV/p53 under Japan’s Advanced Medical Care B program. These activities were conducted in and by clinics in Japan, including Clotho Medical Co. Ltd, Sakura Clinic, Gene Remedy Institute, Inc., and Kita Aoyama D. Clinic. Vesicor did not sponsor, monitor, or oversee the administration of the ecm-RV/p53 product candidate in those settings, nor did it participate in patient selection, treatment protocols, or data collection associated with those cases. Vesicor’s involvement was limited to Dr. Feng reviewing and analyzing patient clinical, biomarker and imaging results when these were sent to him as case studies.

Neither Vesicor nor Dr. Feng received detailed, organized and systematic data on the exact number of patients that were administered ecm-RV/p53. Dr. Feng did periodically receive case study reports with clinical, biomarker and imaging data. Among these case reports sent to Dr. Feng by the Japanese clinics using ecm-RV/p53 under the Japan Advanced Medical Care B program, there were approximately: 4 patients with pancreatic cancer, 13 patients with different types of breast cancers, one patient with tongue cancer, 7 patients with colorectal cancer, 3 patients with prostate cancer, 15 patients with different types of lung cancers, 5 patients with esophageal and gastric cancers, 3 patients with gallbladder cancer, 4 patients with bladder cancer, and 2 patients with liver cancer. From the quantities of ecm-RV/p53 that we have provided to different Japanese clinics since 2018, we estimate that approximately 200 patients have been administered ecm-RV/p53 since 2018.

Neither the administration of ecm-RV/p53 nor the number of patients nor the patient outcomes in Japan are intended by Vesicor to be used in or to support any submission to the FDA in the U.S., including the IND. Further, and as such, the number of patients, indications for which ecm-RV/p53 was used and any results in Japan should not be deemed to have any relevance to, or any impact on the prospects for receiving requisite regulatory approvals for our ecm-RV/p53 product candidate in the U.S. Vesicor cannot be certain of receiving all regulatory approvals, including for clinical trials in the U.S., which approvals are within the discretionary authority of the FDA. Vesicor has not received any regulatory approvals for ecm-RV/p53 in the U.S. or elsewhere. All regulatory submissions in the U.S. and for U.S. regulatory approval will be based on preclinical and clinical studies conducted under FDA oversight, which studies have not occurred as of the date of this proxy statement/prospectus. A new U.S.-based development program will be initiated to support clinical advancement of ecm-RV/p53 upon adequate working capital funding, which funding Vesicor hopes to obtain from the consummation of the Business Combination and PPM Investment. Vesicor is uncertain as of the date of this proxy statement/prospectus that it will be able to consummate the PPM Investment by the Closing.

Since 2018, independent physicians in Japan have provided unsolicited case study reports describing their use of ecm-RV/p53 product candidate for individual patients. These physician-initiated reports, conducted without Vesicor’s oversight, direction or participation, and not within the structure of formal clinical research, have noted observations such as reductions in tumor-associated biomarkers (including CA 19-9 and CA 27.29), decreases in tumor size on computed tomography or “CT” imaging, and improvements in certain patient conditions. Neither Vesicor nor Dr. Feng received any reports of adverse events or serious adverse events associated with the administration of ecm-RV/p53 in the Japan Advanced Medical Care B program. However, there was no structured safety monitoring or adverse event reporting process in place, and because neither Vesicor nor Dr. Feng observed, participated, monitored or directed the case studies conducted under the Japan Advanced Medical Care B program, neither Vesicor nor Dr. Feng can determine or verify whether adverse patient events occurred as result of the use of ecm-RV/p53 product candidate, or assess the nature, frequency, or severity of any adverse events, and, as such, Vesicor and Dr. Feng have not placed any reliance on these case studies, and no reliance can be placed on the case studies under the Japan Advanced Medical Care B program, for any assessment of the safety or efficacy of ecm-RV/p53 product candidate. See “No Reliance on Japan Advanced Medical Care B program” on page [38] of this proxy statement/prospectus for information about other limitations and lack of reliance on the Japan Advanced Medical Care B program case studies and results.

See also the following sections in this proxy statement/prospectus concerning risk factors pertaining to the Japan Advanced Medical Care B program: “Risk Factors – Risks related to Vesicor - Vesicor’s Limited Operating History, Financial Condition and Capital Requirements” - “Our participation in Japan’s Advanced Medical Care B program has been and will continue to be for the purpose of gathering data on the efficacy of the technology that is the basis for our proposed ecm-RV/p53 product candidate. Our product candidate is not approved by Japanese regulators for commercialization or public use and is used only under the Advanced Medical Care B Program for experimental therapeutics. We do not intend to seek regulatory approval or commercialization of our product candidate in Japan” on page [125] and “Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan; Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate” on page [118].

As stated, Vesicor did not sponsor, monitor, or oversee any clinical trials involving ecm-RV/p53 in Japan. Vesicor did not participate in trial design, patient selection, treatment administration, or data collection, and to Vesicor’s knowledge, no randomized controlled studies have been conducted involving its product candidate. Between 2018 and 2022, at the request of independent clinics and physicians operating under Japan’s Advanced Medical Care B program, Vesicor supplied investigational product upon request. There were no formal research agreements or clinical trial protocols in place, and Vesicor did not receive data in a structured or validated manner. From time to time, Dr. Luo Feng, Vesicor’s Chief Executive Officer, received unsolicited email communications from physicians in Japan that included anecdotal case summaries, biomarker results, and imaging data such as Computed Tomography (“CT”) and Positron Emission Tomography (“PET”) scans. These were informal, partial observations submitted voluntarily by third parties and were not collected under Good Clinical Practice (“GCP”) conditions.

Because these communications were unstructured, non-systematic, and incomplete, and Vesicor and Dr. Feng did not participate in, observe or direct the case studies in Japan, Vesicor cannot verify or rely on observations, reports or data from the Japan Advanced Medical Care B program as a basis for clinical conclusions or regulatory strategy. For example, Vesicor does not possess complete information regarding the dates of administration, patient inclusion criteria, treatment duration, dosing regimens, endpoints, or adverse event monitoring. These were case studies conducted independently by physicians, outside of Vesicor’s control and supervision and outside the scope of formal clinical research. Accordingly, Vesicor does not consider these observations sufficient to support regulatory filings in the U.S. and will not use or rely on them in its IND submission or future FDA communications.

In Japan, experimental or novel therapeutic products that have not been approved by Japanese regulators for commercial or general public use, or “unapproved products”, may be used under a physician’s discretion in conjunction with the Japan Medical Practitioner’s Act, also known as Advanced Medical Care B. There is no compassionate use mechanism in Japan, but there is a program called “Advanced Medical Care B”, through which patients can access drugs or medical devices not approved by Japanese regulators. The main purpose of the program is to have the public insurance cover the cost of the basic medical care in therapies using unapproved products, which is intended to lead to the reduction of the patient’s financial burden, as well as provide possible effective treatment options.

Funding Requirements. Vesicor will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for our proposed ecm-RV/p53 product candidate in the U.S. and successfully commercialize the approved product in the U.S. In addition, if we obtain regulatory approval for our proposed ecm-RV/p53 product candidate and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, manufacturing and distribution activities.

As a result, we will need substantial, ongoing additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity or debt funding, or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. We anticipate a need to raise additional capital after funding resulting from the consummation of the Business Combination, PPM Investment and any concurrent funding. Vesicor is uncertain if it will consummate the PPM Investment by the Closing. We may be unable to raise additional funds or enter into third-party commercialization agreements or arrangements when needed on acceptable terms, or at all. Our inability to raise capital or enter into such agreements, as and when needed, could have a material adverse effect on our business, results of operations and financial condition. See following sections for risks and certain possible adverse consequences if the PPM Investment is not consummated by the Closing: “Risk Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq — for risks related to delisting of Combined Company shares from Nasdaq” on page 92; and “Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” on page 91.

Vesicor’s Plans and Use of Proceeds. Maximum Redemptions ($10 Million - Minimum Proceeds that Could be Received). Assuming a 100% redemption rate in the Redemption, which is estimated to result in approximately $0 in working capital funding for Vesicor’s operations, and assuming a $10 million capital investment in Vesicor by investors at Closing, Vesicor’s estimated use of proceeds as of the date of this proxy statement/prospectus is set forth below. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will consummate the PPM Investment by the Closing.

Description of Use of Proceeds/Expenditures	Estimated Amount of use of proceeds
IND-enabling/related studies	$1,500,000
Annual salaries for PubCo and Vesicor officers and key personnel	$600,000
Annual Lab lease expense	$50,000
Vesicor payment of Contract Research Organization (“CRO”) consulting fees – required to submit IND	$500,000
Vesicor legal expenses related to patent applications and related intellectual property legal work	$300,000
Annual PubCo accounting and audit fees	$250,000
Annual PubCo legal fees	$300,000
Annual PubCo Nasdaq Annual Fee/stock transfer fee/SEC-EDGAR filing costs/D&O insurance, IR, etc.	$1,000,000
Annual Vesicor Lab equipment and supplies	$300,000
Working Capital Reserve	$5,200,000
Total	$10,000,000

Assuming $10 million as available gross proceeds, then Vesicor estimates that the $10 million in gross proceeds expected as a result of the consummation of the Business Combination and PPM Investment will fund Vesicor’s operations for approximately 2.5 to 3 years following the Closing. Line items identified as “annual” in the table above represent recurring yearly expenses; all other items represent one-time anticipated expenditures. For example, the “Annual salaries” line item reflects approximately $600,000 per year, or $1.2 million over two years, for officers and key personnel, and the “Annual lab lease expense” reflects approximately $50,000 per year.

We expect that the $1.5 million allocated to “IND-enabling/related studies,” together with the $500,000 allocated to CRO consulting fees, will fund activities required to prepare and submit an Investigational New Drug application for our ecm-RV/p53 product candidate to the FDA. Accordingly, we believe the expected proceeds from the consummation of the Business Combination and PPM Investment, if received in full, will allow us to advance our lead product program through completion of IND-enabling studies and submission of an IND to the FDA, as well as support general operations for approximately 2.5 to 3 years, although actual timing and expenditures may vary.

No Redemptions ($30 million Approximately Maximum Proceeds that Could be Received). Assuming a no redemption rate in the Redemption, which is estimated to result in approximately $20 million in working capital funding for Vesicor’s operations net of transaction costs, and assuming a $10 million capital investment in Vesicor by investors at Closing, Vesicor’s estimated use of proceeds as of the date of this proxy statement/prospectus is:

Description of Use of Proceeds/Expenditures	Estimated Amount of use of proceeds
IND-enabling/related studies	$6,000,000
Annual salaries for PubCo and Vesicor officers and key personnel	$2,000,000
Annual Lab lease expense	$100,000
Vesicor payment of Contract Research Organization (“CRO”)/consulting fees – required to submit IND	$2,000,000
Vesicor legal expenses related to patent applications and related intellectual property legal work	$2,000,000
Annual PubCo accounting and audit fees	$500,000
Annual PubCo legal fees	$400,000
Annual PubCo Nasdaq Annual Fee/stock transfer fee/SEC-EDGAR filing costs/D&O insurance, IR, etc.	$1,000,000
Annual Vesicor Lab equipment and supplies	$1,000,000
Working Capital Reserve	$15,000,000
Total	$30,000,000

Assuming $30 million as available gross proceeds, then Vesicor estimates that the $30 million in gross proceeds expected as a result of the consummation of the Business Combination and PPM Investment will fund Vesicor’s operations for approximately 2.5 to 3 years following the Closing. Line items identified as “annual” in the table above represent recurring yearly expenses; all other items represent one-time anticipated expenditures. For example, the “Annual salaries” line item reflects approximately $1,000,000 per year, or $2 million over two years, for officers and key personnel, and the “Annual lab lease expense” reflects approximately $100,000 per year.

We expect that the $6 million allocated to “IND-enabling/related studies,” together with the $2,000,000 allocated to CRO consulting fees, will fund activities required to prepare and submit an Investigational New Drug application for our ecm-RV/p53 product candidate to the FDA. Accordingly, we believe the expected proceeds from the consummation of the Business Combination and PPM Investment, if received in full, will allow us to advance our lead product program through completion of IND-enabling studies and submission of an IND to the FDA, as well as support general operations for approximately 2.5 to 3 years, although actual timing and expenditures may vary.

While Vesicor expects to use the net proceeds for the purposes described above, the amounts and timing of actual expenditures will depend upon numerous factors, including the aggregate amount of working capital available and actual amounts required for each estimated use of proceeds. In the event that Vesicor’s business plan changes, assumptions underlying the above estimated use of proceeds change or prove to be inaccurate, or Vesicor has to undertake actions or transactions in pursuit of requisite regulatory approvals for ecm-RV/p53 product candidate that are not foreseen as of the date of this proxy statement/prospectus, or the net working capital available is less than as set forth above, or otherwise proves to be insufficient, it may be necessary or advisable to reallocate or change the above estimated use of proceeds, or curtail certain activities that impact the above estimated use of proceeds, or seek additional financing for the above estimated use of proceeds. For the foregoing reasons, actual use of proceeds may vary from the above estimated use of proceeds.

COVID 19 SARS Pandemic Suspension of and Restoration of Lab Activities. Vesicor shut down its laboratory facility located at 416 W. Las Tunas Dr., Suite 106 and Suite 103, San Gabriel, CA 91776 during the peak years of the COVID 19 SARS-CoV-2 Virus pandemic, being from May 21, 2021 until September 2023. In September 2023, Vesicor leased a new lab space at 207 South Santa Anita Street, Suite P-15, San Gabriel, California 91776 (the “Lab”) and restarted operations, including lab experiments. Variants of COVID-19 virus continue to emerge and, while vaccination has largely contained the national impact of the variants to date, the emergence of a new variant that is highly infectious and not controlled by current or developed vaccines could interfere with Vesicor’s efforts to obtain regulatory approvals of the ecm-RV/p53 product candidate and any product development activities, especially if the HHS or FDA adopts restrictions on the availability of the COVID-19 vaccine booster program to children and healthy adults. On May 27, 2025, HHS Secretary Robert F. Kennedy Jr. announced in a post on X social media website that the Centers for Disease Control and Prevention would no longer recommend the COVID-19 vaccine for healthy children and pregnant women.

Vesicor’s product development activities and related research and development activities in the U.S. are conducted at its laboratory facility in San Gabriel, California. Dr. Luo Feng is currently the only Vesicor employee working in the Lab. After the closing of the Business Combination, Vesicor intends to engage more consultants and employees to work on product development and to supplement Dr. Feng’s development work.

Current Plans for Patent Applications. Vesicor currently has no patents or patent applications, but the company plans to patent its ecm-RV/p53 product and submit an investigational new drug application to the FDA and then, subject to FDA authorization, which authorization may not be timely granted or at all and which authorization is within the sole discretionary authority of the FDA, begin clinical trials for ecm-RV/p53. Vesicor plans to initiate a patent application for its processes and ecm-RV/p53 product candidate before the end of 2026. Subject to FDA authorization for clinical trials, Vesicor expects to begin pre-clinical testing in the first half of 2026 and to submit an IND application by fourth calendar quarter of 2026, and to begin clinical trials in 2027. The estimated completion of these steps in the approval process are anticipated, planned completion or commencement dates and are subject to FDA authorization and changes due to results of testing, requirements and responses of FDA, unanticipated clinical or regulator issues arising during testing or trials or operations, and other factors that are not ascertainable or foreseeable by Vesicor as of the date of this proxy statement/prospectus. In the regulatory approval process for drugs and medical products, anticipated or estimated completion dates are just forecasts based on hopeful schedules and actual completion or submission dates can vary significantly from estimated periods or dates of completion or submission. FDA can reject an application in sole discretionary authority during the regulatory review. There can be no assurance that Vesicor will receive requisite regulatory approvals or will be successful in these efforts or that Vesicor will be able to meet these estimated, hopeful timelines in a timely manner or at all, or that this process will result in approval or commencement of or success of any efforts at commercialization of ecm-RV/p53 or any other proposed products.

Pending Patent Applications. Vesicor does not have any patents and does not have any pending patent applications in the U.S. or elsewhere. Vesicor plans to initiate utility patent filings in 2026 in the U.S. related to the ecm-RV/p53 product candidate. These filings are expected to focus on the composition and therapeutic application of the combined product, which consists of a proprietary in vitro transcribed p53 mRNA sequence delivered via a genetically engineered microvesicle platform. The issuance of patents is within the discretionary authority of the USPTO and Vesicor cannot be certain of the issuance of patents in the U.S. for any of its anticipated claims.

Vesicor anticipates filing composition of matter patent claims covering the ecm-RV/p53 product candidate as a whole, including the structural and functional integration of the microvesicle delivery vehicle with the therapeutic p53 mRNA payload. Vesicor also intends to pursue nucleic acid sequence patent claims covering proprietary modifications to the p53 mRNA, such as alterations to the 3’ untranslated region (UTR) that enhance its intracellular stability, translational efficiency, or nuclear localization. In addition, Vesicor expects to file method of treatment patent claims covering the use of ecm-RV/p53 in oncology indications such as advanced breast and pancreatic cancers.

Vesicor is also evaluating possible patent claims based on the perceived novel mechanistic rationale for the therapy. Specifically, Vesicor believes that delivering p53 in RNA form enables therapeutic modulation of tumor suppressor pathways through what it describes as a “resource competition” model in which exogenous p53 transcripts compete with oncogenic or mutant p53 transcriptional activity, restoring normal regulatory control in cancer cells. This mechanistic insight may form the basis of additional claims related to transcriptional modulation or cotransfection-based therapeutic control in p53-deficient or -mutated tumors. Vesicor’s anticipation of possible patent claims based on the perceived novel mechanistic rationale for the therapy has not been evaluated or validated by patent legal counsel or other experts in patent matters.

Competition. Our therapeutics industry is intensely competitive and subject to rapid and significant technological change. While we believe that our knowledge, experience, scientific resources and business model provide us with a possible competitive advantage, we face substantial competition from pharmaceutical and medical technology companies as well as established and venture-backed biotechnology companies worldwide. As a result, we may face competition from other companies that may have, unknown to our company, developed products similar to our products and possibly superior or more advanced in technology or commercialization than our proposed ecm-RV/p53 product. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies or in terms of significant funding. Due to the lengthy regulatory review process, and the rapid development of new drugs and therapeutics, a novel drug or therapeutics can become eclipsed by developing technologies or therapeutics before regulatory approval is achieved.

Vesicor may face competition with respect to our current proposed ecm-RV/p53 product candidate and with respect to any future product candidates from a variety of competitors, including pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others. If our current ecm-RV/p53 product candidate does not offer sustainable advantages over competing products, then Vesicor will in all likelihood not be able to successfully compete against current and future competitors.

Further, our competitors may obtain regulatory approval of their product candidates more rapidly than we may obtain regulatory approval and, as such, potentially obtain commercialization of that product before we can attempt to establish a market for our ecm-RV/p53 product candidate. Competitors may also obtain patent protection or other intellectual property rights before we can do so and, consequently, limit our ability to establish intellectual property rights for our ecm-RV/p53 product candidate or develop or commercialize our ecm-RV/p53 product candidate. Our competitors may also develop and commercialize products that are more effective, more convenient, more widely used and less costly or have a better safety profile than our proposed product candidate and these competitors may also be more successful than us in manufacturing and marketing their products. Our competitors may have established relationships with health care providers, health care insurers, manufacturers, strategic partners, collaborators and others that provide an advantage in gaining access to markets or establishing a preference for their products over our product candidate, if approved.

Our competitors will also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our development, regulatory approval or commercialization efforts.

Vesicor is not aware of other companies that are known to be commercially using a product that has p53 mRNA inserted into a microvesicle. However, Vesicor is aware that there are companies that are working on p53 and companies that are working with exosomes, but the company is not aware of any companies who are using microvesicles derived from a specific human embryonic kidney cell line. Companies that are working on p53 include: PMV Pharmaceuticals Inc. (Nasdaq: PMVP), Aprea Therapeutics Inc. (Nasdaq: APRE), and Ascentage Pharma Group International (Nasdaq: AAPG). Private companies using p53 include: Kartos Therapeutics, Inc., Synergy Therapeutics, Illumen Therapeutics Inc. and Lamassu Biotech. Companies that work with exosomes include: Capricor Therapeutics Inc. (Nasdaq: CAPR). There may be other companies, possibly an increasing number of companies exploring commercialization of products using exosomes or microvesicles. Vesicor believes that using p53 mRNA delivered via microvesicles is, as of the date of this proxy statement/prospectus, what distinguishes Vesicor from known, potential competitors.

Competition - Oncology. The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these treatments or drugs are administered in combination to enhance efficacy. While our ecm-RV/p53 product candidate, if approved, may compete with these existing drugs and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our ecm-RV/p53 product candidate may not be competitive with them.

Manufacturing. Vesicor does not have any manufacturing facilities or personnel at this time. We will rely on contract development and manufacturing organizations or “CDMOs” for the manufacture of our ecm-RV/p53 product candidate undergoing preclinical testing, as well as for clinical testing and commercial manufacturing if our ecm-RV/p53 product candidate receives marketing approval. Vesicor is currently identifying and discussing collaboration with potential CDMOs as well as contract research organizations (“CROs”) and anticipates establishing collaboration arrangements when and as required by the regulatory review process.

Commercialization. We will objectively assess and choose the proposed ecm-RV/p53 microvesicle-based therapeutic product candidate program’s commercialization option that maximizes potential value for patients.

Other considerations are whether the methods used in manufacturing the drug/therapeutic and the controls used to maintain the drug’s/therapeutic’s quality are adequate to preserve the drug’s/therapeutic’s identity, strength, quality, and purity. We anticipate optimizing its commercial value through various options, including internal advancement, joint ventures or partnerships, or licensing arrangements with established companies. If we opt to commercialize a particular candidate ourselves, we anticipate assembling a focused sales and marketing organization to sell our products. We will aim for such organization to address the community of relevant medical practitioners who are the key specialists in treating the patient populations for which our ecm-RV/p53 product candidate are being developed. We may also enter into distribution and other marketing arrangements with third parties for our ecm-RV/p53 product candidate that obtains marketing approval. As of the date of this proxy statement/prospectus, we have not established any of these arrangements or relationships.

Vesicor - Government Regulation and Product Approval

Introduction. Since the 1962 Kefauver-Harris Drug Amendments (Public Law P.L. 87-781), the Federal Food, Drug, and Cosmetic Act, or “FD&C Act” or “FDCA”, has prohibited the marketing of a “new drug” or new therapeutic unless that drug or therapeutic meets certain safety and efficacy standards – as determined by the Federal Drug Administration as federal regulator under the FDCA and other drug/therapeutic laws and regulations. In general, the FDA considers in approving any new drug or therapeutic the following general objectives:

-	Whether the drug/therapeutic is safe and effective in its proposed use(s), and whether the benefits of the drug outweigh the risks.

-	Whether the drug’s/therapeutic’s proposed labeling (package insert) is appropriate, and what it should contain.

Vesicor’s ecm-RV/p53 product candidate is subject to the regulatory review of the FDA under the FDCA.

The following section summarizes the various laws, regulations and regulatory process that are applicable to Vesicor and its proposed ecm-RV/p53 product candidate and any other products developed by Vesicor for the U.S. market in the future, if any, and to any future partners, collaborators, contractors or healthcare providers involved in the testing, future regulatory review process or any future commercial use of an approved ecm-RV/p53 product candidate. As used below, “Vesicor,” “we,” “our,” “us,” and “the company” refers to Vesicor Therapeutics, Inc. and its operations prior to and after the closing of the Business Combination.

General - United States Government Regulation of Medical Products, Drug and Biological Products. The FDA regulates drugs under the FD&C Act, and its implementing regulations, and regulates biologics under the FD&C Act and the Public Health Service Act, or PHSA, and their implementing regulations. Both drugs and biologics also are subject to other federal, state and local statutes and regulations, such as those related to competition and unfair business practices.

Biologics, which is the most appropriate classification of our product candidate, include a wide range of products such as vaccines, blood and blood components, allergenics, somatic cells, gene therapy, tissues, and recombinant therapeutic proteins. Biologics can be composed of sugars, proteins, or nucleic acids or complex combinations of these substances, or may be living entities such as cells and tissues. Biologics are isolated from a variety of natural sources - human, animal, or microorganism - and may be produced by biotechnology methods and other cutting-edge technologies. Gene-based and cellular biologics, for example, often are at the forefront of biomedical research, and may be used to treat a variety of medical conditions for which no other treatments are available.

The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitle or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, refusals of government contracts, restitution, disgorgement and civil or criminal fines or penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, the market acceptance of our products and our reputation.

Overview. Our ecm-RV/p53 product candidate must be approved by the FDA before that product may be legally marketed in the United States. A more detailed description of the review process and applicable laws and regulations is set forth under “FDA Review Process and U.S. Regulation of Drugs and Biologics” below at page 258. The process generally involves the following:

1.	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with applicable requirements;

2.	submission to the FDA of an IND application, which must become effective before human clinical trials may begin, which the FDA may reject or approve in its sole discretionary authority;

3.	approval by an Institutional Review Board, or “IRB”, or independent ethics committee at each clinical trial site before each human trial may be initiated, which approval is subject to sole discretionary authority of IRB or an independent ethics committee, as the case may be;

4.	performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practices or “GCP” requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication, which clinical trials are subject to FDA authorization, which may not be granted in a timely manner or at all;

5.	preparation and submission to the FDA of an NDA or Biologics License Application or “BLA”;

6.	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

7.	satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with Current Good Manufacturing Practices, or “cGMP”, requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

8.	potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

9.	payment of user fees for FDA review of the NDA or BLA; an

10.	FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to approval of any commercial marketing or sale of the drug or biologic in the United States, which approvals are within the sole discretionary authority of the FDA and may not be granted in a timely manner or at all.

Vesicor has no products approved for commercial use and may fail to receive requisite regulatory approval for clinical trials or commercial use of ecm-RV/p53 product candidate or any other products – either in a timely manner or at all.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and the regulatory scheme for drugs and biologics is evolving and subject to change at any time. We cannot be certain that any approvals for our ecm-RV/p53 microvesicle-based therapeutic product candidate will be granted on a timely basis, or at all. The approval process may be suspended or terminated for a variety of reasons, or otherwise in the sole discretionary authority of the FDA.

The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing by the FDA, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification. The FDA approval of the NDA or BLA is within its sole discretionary authority and may not be granted in a timely manner or at all.

Before approving an NDA or BLA, which approval is within the sole discretionary authority of the FDA and may not be granted in a timely manner or at all, the FDA will usually conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within the required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter, if issued, authorizes commercial marketing of the product, drug or biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The Complete Response Letter may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) or to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional preclinical studies or manufacturing activities. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval, which determination is within the sole discretionary authority of the FDA. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a stage that is sufficient to commence the preclinical and investigational new drug application enabling studies in the first half of 2026 and possibly commence the regulatory approval process in latter half of 2026. While modifications of the ecm-RV/p53 product candidate may be made before commencement of the regulatory review process in the U.S. and also during the preclinical and IND enabling studies phase or during regulatory review process in response to clinical trials conducted as part of the regulatory review, Vesicor believes that development of the ecm-RV/p53 product candidate has reached a status where commencement of the U.S. regulatory review process in latter half of 2026 is feasible. The actions required for commencement of preclinical and IND enabling studies phase are described in the section entitled “Current Status of ecm-RV/p53 product candidate – Preclinical and IND Enabling Studies” on page 246 of this proxy statement/prospectus).

Vesicor has no products approved for commercial use in the U.S. or elsewhere and has not received any regulatory approval for the ecm-RV/p53 product candidate or any other product candidate to commence clinical trials or other regulatory approval process. Vesicor may be unable to receive all requisite regulatory approvals to commence and complete the regulatory review process in a timely manner or at all, may suffer a rejection of its application for the ecm-RV/p53, or, even if requisite approval is obtained for ecm-RV/p53 product candidate, may be unable to commercialize or successfully commercialize that product candidate or any other product candidate.

If all requisite regulatory approvals are obtained, then Vesicor’s ability to operate profitably will depend in part upon its ability, and that of any collaborators and vendor partners, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in FDA, healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In many jurisdictions where we conduct our activities or in which we may operate in the future, neither our current nor our anticipated business model has been the subject of judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

FDA Review Process and U.S. Regulation of Drugs and Biologics

Recent Developments at FDA that may affect the Drug/Product Review Process. The following description of the FDA drug and biologics review process, which is based on current FDA process, is qualified by the uncertainty of the impact of the following recent developments:

(1) FDA Staff Reductions and Proposed Reorganization of HHS. The FDA is part of the HHS and HHS Secretary Robert F. Kennedy Jr. oversees the FDA. On March 27, 2025, HHS Secretary Robert F. Kennedy Jr. announced that the “FDA will decrease its workforce by approximately 3,500 full-time employees, with a focus on streamlining operations and centralizing administrative functions. This reduction is part of an announced reduction in HHS staffing of approximately 20,000 personnel (approximately 20% of the total HHS staffing). This reduction will not affect drug, medical device, or food reviewers, nor will it impact inspectors” [HHS Fact Sheet: HHS’ Transformation to Make America Healthy Again, March 27, 2025]. Despite this announcement, reorganization of the FDA and reduction of FDA staff may in fact have a potential negative impact on length of or timely completion of FDA review process. While drug/medical products reviewers are exempt from reduction in force or RIF, the drug approval process is long and complex and reductions in FDA staffing in other areas that may directly or indirectly support drug/medical products FDA review staff may disrupt or hinder the FDA review process for products. Due to possible or pending legal challenges in the courts, the incomplete or ongoing nature of these FDA staffing actions, and the possible reversal, in part, in FDA staff reductions by HHS and FDA, it is not possible, as of the date of this proxy statement/prospectus, to predict the impact of the HHS’s announced FDA RIFs and related, proposed reorganization of departments or offices within the HHS and the FDA on the FDA review process for products like Vesicor’s ecm-RV/p53, especially since Vesicor does not anticipate commencing the regulatory review process until 2026.

(2) Launch of FDA generative Artificial Intelligence (“AI”) Application for FDA Review Process. On June 2, 2025, the FDA announced the launch of: “Elsa, a generative Artificial Intelligence (AI) tool designed to “help employees—from scientific reviewers to investigators—work more efficiently. This innovative tool modernizes agency functions and leverages AI capabilities to better serve the American people. Built within a high-security GovCloud environment, Elsa offers a secure platform for FDA employees to access internal documents while ensuring all information remains within the agency. The models do not train on data submitted by regulated industry, safeguarding the sensitive research and data handled by FDA staff” [“FDA Launches Agency-Wide AI Tool to Optimize Performance for the American People, FDA Press Release and YouTube Announcement, June 2, 2025].

AI is only as effective and efficient as the quality and quantity of data inputted and the quality of core software programming. Generative AI is well known and documented to sometimes “hallucinate” when it receives an inquiry that it cannot process with available data and produce a response that has no basis in fact (instead of indicating that it cannot process the inquiry). The fact that Elsa was not data trained on data submitted by applicants may mean that Elsa’s data load is insufficient to efficiently aid in the review of actual applications. As such, this new system may be prone to errors that adversely impact FDA review process. As of the date of this proxy statement/prospectus, it is not possible to predict the impact of Elsa on the FDA review process for products like our product candidate because there is insufficient record of Elsa’s performance, the extent of the FDA reviewer’s use of Elsa is not known, and Vesicor does not anticipate commencing the FDA review process until 2026.

(3) Other Potential Factors - Government Shut Down; Pandemic. If a prolonged government shutdown occurs during any year prior to or during regulatory review of our product candidate, or if future global health concerns (like a new Covid-19 pandemic) prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on obtaining regulatory approval of our proposed ecm-RV/p53 product candidate and, consequently, on our business, financial condition and results of operations.

(4) Congressional Healthcare Legislation. Congress routinely entertains changes or purported reforms to federal laws impacting healthcare and, consequently, drugs and other therapeutics. Any new health care “reforms” or other legislative measures will likely take time to unfold and be enacted but once enacted could have an impact on the regulatory process and post-approval regulatory regime for drugs and other therapeutics, like our proposed ecm-RV/p53 product candidate or impact the insurance coverage and reimbursement for healthcare items and services (including our proposed ecm-RV/p53 product candidate). We cannot predict the ultimate content, timing or effect of any healthcare reform legislation or its impact on the regulatory review and commercialization of our product candidate especially in light of legislative gridlock due to partisan disagreements and the frequent lack of the necessary votes in the U.S. Senate and U.S. House of Representatives to pass significant legislation.

General. In the United States, the FDA regulates drugs under FDCA, and its implementing regulations, and biologics under the FDCA and PHSA, and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. Any agency or judicial enforcement action could have a material adverse effect on us. FDA approval is required before a drug or biological product may be marketed in the United States and they are also subject to other federal, state, and local statutes and regulations. The process required by the FDA before product candidates are approved and then may be marketed in the United States generally involves the following actions and processes:

●	completion of extensive preclinical laboratory tests and preclinical animal studies, all performed in accordance with the Good Laboratory Practices, or GLP, regulations and applicable requirements for the humane use of laboratory animals or other applicable regulations;

●	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical studies may begin and must be updated annually;

●	approval by an independent IRB or ethics committee, or IEC, at each clinical site before each clinical study may be initiated;

●	performance of adequate and well-controlled human clinical studies in accordance with Good Clinical Practice, or GCP, requirements to establish the safety and efficacy, or with respect to biologics, the safety, purity and potency of the product candidate for each proposed indication;

●	preparation of and submission to the FDA of a new drug application, or NDA, or biologics license application, or BLA, after completion of all pivotal clinical studies that include substantial evidence of safety, purity, and potency of the drug from analytical studies and from results of nonclinical testing and clinical trials;

●	satisfactory completion of an FDA advisory committee review, where appropriate and if applicable;

●	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the proposed product is produced to assess compliance with current Good Manufacturing Practices, or cGMP, and potential FDA inspection of nonclinical study and clinical trial sites that generated the data in support of the NDA or BLA to ensure compliance with GCP; and

●	FDA review and approval of an NDA or BLA prior to any commercial marketing or sale of the drug in the United States.

The IND. An IND is a request for authorization from the FDA to administer an investigational new drug or biological product to humans. The central focus of an initial IND submission is on the general investigational plan and the protocol or protocols for clinical trials. The IND submission also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls, or CMC, information, and any available human data or literature to support the use of the investigational product. Specifically, the IND must cover:

●	Animal Pharmacology and Toxicology Studies - Preclinical data to permit an assessment as to whether the product is reasonably safe for initial testing in humans. Also included are any previous experience with the drug in humans (often foreign use).

●	Manufacturing Information - Information pertaining to the composition, manufacturer, stability, and controls used for manufacturing the drug substance and the drug product. This information is assessed to ensure that the company can adequately produce and supply consistent batches of the drug.

●	Clinical Protocols and Investigator Information - Detailed protocols for proposed clinical studies to assess whether the initial-phase trials will expose subjects to unnecessary risks. Also, information on the qualifications of clinical investigators--professionals (generally physicians) who oversee the administration of the experimental compound--to assess whether they are qualified to fulfill their clinical trial duties. Finally, commitments to obtain informed consent from the research subjects, to obtain review of the study by an institutional review board (“IRB”), and to adhere to the investigational new drug regulations.

Once the IND is submitted, the sponsor must wait 30 calendar days before initiating any clinical trials. During this time, FDA has an opportunity to review the IND for safety to assure that research subjects will not be subjected to unreasonable risk. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on a partial clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP, which includes the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, such as the FDA may impose a partial or full clinical hold, or the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to some data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries.

The clinical investigation of a drug is generally divided into three phases. Although the phases are usually conducted sequentially, they may overlap or be combined.

●	Phase 1. The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution and excretion of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

●	Phase 2. The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3. The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may condition approval of an NDA or BLA for a product candidate on the sponsor’s agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Such post-approval studies are often referred to as Phase 4 clinical studies.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain FDA regulatory requirements in order to use the study as support for an IND or application for marketing approval in the US. Specifically, such studies must be conducted in accordance with GCP, and if the FDA must be able to validate the data from the study through an on-site inspection if the FDA deems such inspection necessary. If a marketing application is based solely on foreign clinical data, regardless of whether the studies were conducted under an IND, the FDA requires that the studies be conducted in accordance with GCP requirements, and that the data be applicable to the U.S. population and U.S. medical practice. The foreign studies must also have been performed by clinical investigators of recognized competence, and the FDA must be able to validate the data through an on-site inspection or other appropriate means, if the FDA deems such an inspection to be necessary.

Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

2025 Update on Animal Testing. On April 10, 2025, the FDA announced that is commencing steps to replace animal testing “in the development of monoclonal antibody therapies and other drugs with more effective, human-relevant methods. The new approach is designed to improve drug safety and accelerate the evaluation process, while reducing animal experimentation, lowering research and development (R&D) costs, and ultimately, drug prices. The FDA’s animal testing requirement will be reduced, refined, or potentially replaced using a range of approaches, including AI-based computational models of toxicity and cell lines and organoid toxicity testing in a laboratory setting (so-called New Approach Methodologies or NAMs data). Implementation of the regimen will begin immediately for investigational new drug (IND) applications, where inclusion of NAMs data is encouraged. To make determinations of efficacy, the agency will also begin use pre-existing, real-world safety data from other countries, with comparable regulatory standards, where the drug has already been studied in humans.” [“FDA Announces Plan to Phase Out Animal Testing Requirement for Monoclonal Antibodies and Other Drugs”, FDA Press Release, April 10, 2025]. This change will be implemented over an extended period, projected 3 to 5 years, and its impact on ecm-RV/p53 product candidate is not ascertainable or predictable at this time because this change in review has not been implemented and actual implementation, in terms of scope and time frame, may change, perhaps significantly, during the rollout.

Prompted by limitations of animal testing and ethical protests about animals testing, there has been a focus on New Approach Methodologies (NAMs). NAMs encompass in vitro human-based systems, in silico modeling, and other innovative platforms that can, according to the FDA, collectively evaluate immunogenicity, toxicity, and pharmacodynamics in humans and provide an opportunity to improve the predictive relevance of preclinical drug testing while reducing or replacing animal use.

The FDA Modernization Act 2.0 (H.R.2565 - 117th Congress (2021-2022), FDA Modernization Act of 2021) explicitly authorized the use of non-animal alternatives (cell-based assays, computer models, etc.) to support an investigational new drug (IND) application and “remove[d] a requirement to use animal studies” for biosimilar biologics license application (BLA) (7). This act empowers FDA to accept NAMs in lieu of animal studies. In 2024, the Science Board provided comprehensive recommendations to the FDA on how the agency can expedite the adoption of scientifically validated NAMs.

NDA and BLA Review Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. The NDA or BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s CMC and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of an NDA or BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or BLA or supplement to an NDA or BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is deemed safe and effective. The FDA requires that a sponsor who is planning to submit a marketing application for a drug or biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial pediatric study plan within sixty days after an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. Unless otherwise required by regulation, PREA does not apply to any drug or biological product for an indication for which orphan designation has been granted. See “Orphan Drug Designation” below at page 264.

Within 60 days following submission of the application, the FDA reviews the submitted BLA or NDA to determine if the application is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA or BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA or BLA must be resubmitted with the additional information. Once an NDA or BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is sufficient to assure and preserve the product’s identity, strength, quality and purity. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. When reviewing an NDA or BLA, the FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

After the FDA evaluates the NDA or BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the NDA or BLA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the CRL may include recommended actions that the applicant take. If a CRL is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, withdraw the application, or request an opportunity for a hearing.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA or BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, the fast-track program is intended to expedite or facilitate the process for reviewing product candidates that meet specific criteria. Specifically, product candidates are eligible for fast-track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a fast-track product candidate has opportunities for more frequent interactions with the review team during product development and, once an NDA or BLA is submitted, the application may be eligible for priority review. A fast track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA or BLA, the FDA agrees to accept sections of the NDA or BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast-track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a drug or biologic submitted to the FDA for approval, including a product candidate with a fast-track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A BLA or NDA is eligible for priority review if the product candidate has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition. For new-molecular-entity NDAs and original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to typically ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled confirmatory clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit and may require that these studies be underway at the time of approval. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required confirmatory studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of all promotional materials, which pre-approval could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation, priority review, and accelerated approval do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may explore some of these opportunities for our product candidate at the appropriate time before commencement of the regulatory review process, which we hope to commence in 2026, but we are uncertain as of the date of this proxy statement/prospectus, that we will seek, or be eligible for, fast-track or other forms of expedited approval. Participation in the fast-track program or other expedited review programs may not result in expedited approval of a product candidate since the process may be suspended or terminated for the same reasons applicable to the regulatory review process for product candidates under the non-expedited review process.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full NDA or BLA, to market the same drug or biologic for the same disease or condition for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug or biologic was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for some research and a waiver of the NDA or BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Vesicor is uncertain as of the date of this proxy statement/prospectus about the eligibility of its product candidate for this program.

Potential New Guidance on Expedited Programs. On December 6, 2024, the FDA released draft guidance proposing new developments in the regulatory framework for therapies approved under the Accelerated Approval Program. The proposed draft guidance is titled “Expedited Program for Serious Conditions – Accelerated Approval of Drugs and Biologics” (“EPSC”), which offers insights into qualifications for accelerated drug approvals and provides a framework for withdrawing approvals when confirmatory trials fail.

On January 7, 2025, the FDA introduced an additional draft guidance, titled “Accelerated Approval and Considerations for Determining Whether a Confirmatory Trial is Underway” (“AACD”). This draft guidance focuses on confirmatory trials required for drugs approved under the Accelerated Approval Program. The guidance emphasizes the importance of timely completion of confirmatory trials to verify clinical benefit and provides clarity on FDA expectations around trial design and data requirements.

The FDA solicited public comment on the EPSC until March 6, 2025, and on the AACD until March 10, 2025. Whether these draft guidance proposals will be adopted in whole or in part, and whether these draft guidance proposals will be changed by the Trump Administration or HHS Secretary Robert F. Kennedy Jr. is uncertain and not predictable as of the date of this proxy statement/prospectus.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved NDA or BLA. Drug and biologic manufacturers and their subcontractors are required to register their establishments with the FDA and some state agencies and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMPs, which impose some procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, the manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or holds on post-approval clinical studies;

●	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

●	product seizure or detention, or refusal of the FDA to permit the import or export of products;

●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

●	mandated modification of promotional materials and labeling and the issuance of corrective information;

●	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of drug products and biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Drug Product Marketing Exclusivity

Market exclusivity provisions authorized under the FDCA can delay the submission or the approval of some marketing applications. For example, the FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion, excluding those appended portions of the molecule that cause the drug to be an ester, salt, including a salt with hydrogen or coordination bonds, or other noncovalent derivative, such as a complex, chelate, or clathrate, responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve or even accept for review an abbreviated new drug application, or ANDA, or an NDA submitted under Section 505(b)(2), or 505(b)(2) of the FDCA, submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDA generally defines active moiety as the core molecule or ion of a drug (i.e., the drug molecule without certain appendages) that is “responsible for the physiological or pharmacological action of a drug substance” (21 C.F.R. §314.3(b)).

The FDCA alternatively provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of approval for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or Section 505(b)(2) NDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to any preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials. In addition, orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in some circumstances.

Biosimilars and Reference Product Exclusivity

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created some exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Food and Drug Omnibus Reform Act

Under the federal Food and Drug Omnibus Reform Act (the “FDORA”), sponsors are required to develop and submit a diversity action plan for each Phase 3 clinical trial or any other “pivotal study” of a new drug product. These plans are meant to encourage enrollment of more diverse patient populations in late-stage clinical trials of FDA-regulated products. In June 2024, as mandated by FDORA, the FDA issued draft guidance outlining the general requirements for diversity action plans. Unlike most guidance documents issued by the FDA, the diversity action plan guidance, when finalized, will have the force of law. In January 2025, in response to an executive order issued by President Trump on diversity, equity and inclusion programs, the FDA removed this draft guidance from its website. The implications of this action are not yet known. If we are not able to adhere to any new requirements, our ability to conduct clinical trials may be delayed or halted.

Corporate Practice of Medicine; Fee-Splitting

Various state laws, including California, where Vesicor’s headquarters and research laboratory are located, prohibit fee-splitting or the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment. In addition, various state laws also generally prohibit the sharing of professional services income with nonprofessional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on the corporate practice of medicine.

State corporate practice of medicine and fee-splitting laws vary from state to state and are not always consistent among states. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators.

Federal and State Fraud and Abuse Laws

The following is a summary of federal and state fraud and abuse laws that Vesicor may directly or indirectly, apply to Vesicor, but are more likely to apply to Vesicor’s future partners and collaborators, or healthcare providers involved in the use of our ecm-RV/p53 product candidate and who may become subject during the approval process or, if our product candidate is approved, the commercial use of the ecm-RV/p53 product candidate.

Healthcare Laws Generally

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.

Federal Stark Law

Where applicable, this law prohibits a physician from referring Medicare patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, civil penalties of up to $15,000 for each violation and twice the dollar value of each such service and possible exclusion from future participation in the federally-funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. In addition to a few statutory exceptions, the U.S. Department of Health and Human Services Office of Inspector General, or OIG, has published safe-harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for a False Claim Act action, even if the claim was originally submitted appropriately. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar fraud, whistleblower and false claims provisions.

State Fraud and Abuse Laws

We may operate in states that have adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, not just those reimbursed by a federally-funded healthcare program. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information, or PII, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of protected health information, or PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Since the effective date of the HIPAA Omnibus Final Rule on September 23, 2013, HIPAA’s requirements are also directly applicable to the independent contractors, agents and other “business associates” of covered entities that create, receive, maintain or transmit PHI in connection with providing services to covered entities.

U.S. Department of Health and Human Services (HHS) Office for Civil Rights (OCR) is responsible for enforcing the HIPAA Privacy and Security Rules. Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $100 to $50,000 per violation, with a cap of $1.5 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts. The impact of actions by the Trump Administration and HHS Secretary Robert F. Kennedy Jr. to reduce the size and cost of the federal government may cause enforcement efforts to be scaled back or suspended in certain areas. We cannot predict what impact that the actions of the Trump Administration or HHS Secretary Robert F. Kennedy Jr. may have on enforcement efforts as of the date of this proxy statement/prospectus.

HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD-10 for medical coding on October 1, 2013, which was subsequently extended to October 1, 2015 and is now in effect.

Many states in which we may operate if we receive regulatory approval of our product candidate and commence commercialization of that product, or conduct clinical trials, and in which our future patients may reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we conduct our business and development activities, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are in fact subject to, in addition to possible receipt or maintenance of information that is subject to HIPAA.

U.S. state laws and regulations relating to data privacy and security and consumer protection are constantly evolving. For instance, the California Consumer Privacy Act and its implementing regulations (the “CCPA”), which went into effect on January 1, 2020, created new individual privacy rights for California consumers and placed increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA has been amended by the California Privacy Rights Act (“CPRA”), which largely took effect on January 1, 2023. The CPRA also created a new state agency, the CPPA, vested with authority to implement and, along with the California Attorney General, enforce the CCPA.

In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to possible exposure under HIPAA, and possible compliance under state health information privacy and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. We must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

State Privacy Laws

Various states have enacted laws governing the privacy of personal information collected and used by businesses online. For example, California has recently adopted the California Consumer Privacy Act of 2018, which went into effect on January 1, 2020. This law, in part, requires that companies make certain disclosures to consumers via their privacy policies, or otherwise at the time the personal data is collected. Vesicor will have to determine what personal data it is collecting from individuals and for what purposes, and to update its privacy policy every 12 months to make the required disclosures, among other things.

Legal Proceedings

To the knowledge of Vesicor’s management, there is no litigation currently pending or contemplated against Vesicor, any of Vesicor’s officers or directors in their capacity as such or against any of Vesicor’s property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF VESICOR

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial Information for Vesicor,” our audited financial statements as of and for the years ended December 31, 2023 and 2024 and the related notes, included elsewhere in this proxy statement. Some of the information contained in this discussion and analysis contains forward-looking statements that reflect our plans, estimates, objectives, and beliefs. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. Unless the context requires otherwise, references to “we,” “us,” “company” and “our” in this section are to the business and operations of Vesicor prior to the Business Combination.

Proposed Business Combination Transaction

On April 26, 2025, Vesicor and Black Hawk executed a Business Combination Agreement (the “Business Combination Agreement”). In connection with the proposed Business Combination, Black Hawk will be renamed and Vesicor Therapeutics Holdings, Inc. will become a wholly-owned subsidiary of Black Hawk. Upon the completion of the proposed Business Combination transaction, our stockholders will exchange their interests in Vesicor for shares of common stock of the newly-combined company. As part of obligations and as a condition to Closing, Vesicor shall arrange and procure a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00), which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, ELOC, forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing (“PPM Investment”). Black Hawk may, but it is not obligated to, procure a PPM Investment. The Closing is conditioned upon satisfaction of or waiver of the PPM Investment as a condition to the closing of the Business Combination. Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for a PPM Investment. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. Combined Company must have at least five million ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards and the PPM Investment is intended to provide all or most of the five million ($5,000,000.00). If the Combined Company fails to meet the Nasdaq listing standards and its common stock is delisted from Nasdaq, and the Combined Company is unable to list its common stock on any other national securities exchange, then Black Hawk and Vesicor expect the Combined Company’s common stock would be traded on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its common stock shares. See “PPM Investment” on page 44 for a description of the PPM Investment and Nasdaq listing requirements for the Combined Company’s shares. See also: “Risk Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 92 — for risks related to a delisting of Combined Company shares from Nasdaq.

The Combined Company will continue to operate under the Vesicor Management team. The boards of directors of both Black Hawk and Vesicor have approved the proposed transaction. Completion of the transaction, which is expected in the first quarter of 2026, is subject to approval of Black Hawk’s stockholders and the satisfaction or waiver of certain other customary closing conditions.

While the legal acquirer in the Business Combination Agreement is Black Hawk, for financial accounting and reporting purposes under GAAP, Vesicor will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Vesicor in many respects. Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Vesicor will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Vesicor (i.e., a capital transaction involving the issuance of stock by Black Hawk for the stock of Vesicor). Accordingly, the consolidated assets, liabilities and results of operations of Vesicor will become the historical financial statements of the newly-combined company, and Black Hawk’s assets, liabilities and results of operations will be consolidated with Vesicor beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Vesicor in future reports. The net assets of Black Hawk will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Overview

History; Principal Executive Offices. Vesicor was founded in 2008 in San Gabriel, California by Luo Feng, Ph.D. It was incorporated in April 2008 as a California corporation under the name “RNTein Biotech Lab, Inc.” Vesicor changed its name to “Vesicor Therapeutics, Inc.” in June 2023. The company’s corporate headquarters are located at 207 S. Santa Anita Avenue, Suite P-15, San Gabriel, California 91776. Its principal corporate website address is www.vesicor.com. Since its formation, Vesicor has been engaged in research and development for its proposed ecm-RV/p53 microvesicle-based therapeutic product.

Business. Vesicor is an early development stage biopharmaceutical company whose sole product candidate, ecm-RV/p53 product candidate. Vesicor has not been developing an alternative or additional product candidates. As of the date of this proxy statement/prospectus, Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a stage that is sufficient to commence the preclinical and investigational new drug application enabling studies in the first half of 2026 and possibly commence the regulatory approval process in latter half of 2026. Commencement of the preclinical and IND enabling studies and commencement of the regulatory approval process will require adequate working capital, which funding Vesicor expects to obtain by consummation of the Business Combination and PPM Investment by the Closing.

While modifications of the ecm-RV/p53 product candidate may be made before commencement of the regulatory review process in the U.S. and also during the preclinical and IND phase or during regulatory review process in response to clinical trials conducted as part of the regulatory review, Vesicor believes that development of the ecm-RV/p53 product candidate has reached a status where commencement of the U.S. regulatory review process in latter half of 2026 is feasible. Unanticipated delays in preclinical and IND-enabling studies may cause the anticipated time frame for commencement of the regulatory process by the submission of the IND to change. Unanticipated delays in preclinical and IND-enabling studies are usually inadequate preclinical study design, unanticipated additional funding needs, unanticipated changes in regulatory requirements for pre-clinical studies or IND submissions, and inadequacies in detecting, assessing, understanding, and preventing adverse results.

Vesicor’s long term plan is to develop, patent and seek to commercialize the use of microvesicle-based therapeutic products for the treatment of cancer in the U.S. The company’s current business plan is to solely focus on, and seek commercialization only for, its proposed ecm-RV/p53 microvesicle-based therapeutic product in the U.S. Vesicor does not have any therapeutic products developed and approved for commercialization or use as of the date of this proxy statement/prospectus.

Vesicor intends to continue to review activities under the Advanced Medical Care B program in Japan for its product candidate, which is for unapproved drugs or devices and is described below under “Japan Advanced Medical Care B program and U.S. Regulatory Approval” on page [249] above and “Japan Advanced Medical Care B in Japan” at page 38 below. Efforts to commercialize the proposed ecm-RV/p53 microvesicle-based therapeutic product in other nations, including Japan, will not be pursued by Vesicor under its current business plan. Vesicor has not received any requisite regulatory approval for clinical trials in the U.S. or elsewhere. Vesicor is uncertain if requisite regulatory approvals will be obtained in a timely manner or at all.

The following is based on Vesicor’s management’s understanding and knowledge of the underlying medical and scientific information pertaining to Vesicor’s proposed ecm-RV/p53 product candidate and speaks to that understanding and knowledge as of the date of this proxy statement/prospectus. As is often the case with medical and scientific knowledge and information in new or developing areas, this knowledge and information is subject to change and clarification due to progress and improvements in medical and scientific knowledge and new medical and scientific discoveries and inventions.

Extracellular vesicles, including exosomes and microvesicles, are nano-scale, membrane-enclosed vesicles that have evolved as an intercellular messenger system to protect and deliver functional macromolecules. They are secreted by most cells and contain characteristic lipids, proteins, carbohydrates and nucleic acids such as mRNA and microRNAs. They can signal through the binding and activation of membrane receptors or through the delivery of their contents into the cytosol of target cells. These targeted messengers can transport and protect complex biologically active molecules that alter the function of recipient cells.

Exosomes and microvesicles act as messengers to regulate the functions of neighboring or distant cells and have been shown to regulate functions such as cell survival, proliferation, inflammation and tissue regeneration. Furthermore, research has shown that exogenously-administered exosomes and microvesicles can modify cellular activities, thereby supporting their therapeutic potential. Their size, low or null immunogenicity and ability to communicate in native cellular language potentially makes them an exciting new class of possible therapeutic agents with the potential to expand the ability to address complex biological responses. Since exosomes and microvesicles are a cell-free substance, they can be stored, handled, reconstituted and administered in similar fashion to common biopharmaceutical products such as antibodies. Vesicor’s business and challenge is to explore, validate and commercialize microvesicle-based therapeutics.

Exosomes and microvesicles have emerged in recent years as a potential drug delivery vehicle to capitalize on their evolution as intercellular transfer mechanisms for biologically active macromolecules. The size, structure and many functions of exosomes and microvesicles are like viruses and their natural capacity to deliver functional nucleic acid payloads has made them an attractive non-viral vehicle to optimize the delivery of nucleic acids and other payloads, such as peptides, proteins, antibodies, growth factors, enzymes, small molecules and vaccine antigens. Additionally, Vesicor believes that recent scientific literature has shown that exosomes and microvesicles are believed to be intrinsically “immune silent”, meaning that the body does not recognize them as foreign and does not elicit an immune response against them, thus potentially allowing for repeat dosing of allogeneic exosomes and microvesicles.

Exosome-based and microvesicle-based therapies have the potential to transform therapeutics across multiple drug types and therapeutic areas. Vesicor believes that the following distinct characteristics of exosomes and microvesicles support their potential to serve as the foundation for a new class of medicine:

●	Intrinsic immune-silent properties and utilization of a single cell line for exosome and microvesicle engineering and manufacturing could enable “off-the-shelf” drug design and delivery

●	Ability to manipulate cell tropism through engineering allows for a high degree of versatility, enabling selective cell type and tissue targeting and reduction of off-target toxicity

●	Potential to deliver a broad range of biologically active drug molecules, alone or in combination, ranging from small molecules to proteins

●	The natural lipid nanoparticle membrane protects macromolecules inside the lumen

Vesicor believes that the intrinsic properties of exosomes and microvesicles have the potential to overcome many drug delivery challenges and enable the development of novel therapies that can address cellular targets and pathways that have been until now undruggable with other therapeutic approaches. The potential of exosomes and microvesicles to develop into an effective drug delivery system has not been established by clinical trials or been approved for general use in treatment of the public by any regulatory authority.

Vesicor is focused on developing a precision-engineered microvesicle platform technology that can deliver defined sets of effector molecules which exert effects through defined mechanisms of action.

Initial Product Candidate. The company’s first and sole proposed product candidate is ecm-RV/p53 for potential approval in the U.S. This is a genetically engineered cellular microvesicle (ecm) (non-viral nanoparticle RNA vesicle (RV) that is loaded with in vitro transcribed p53 mRNA). p53 is a regulatory protein that plays several roles, including activating DNA repair proteins when DNA has sustained damage, initiating apoptosis (programmed cell death) if DNA damage is irreparable, and arresting growth by holding the cell cycle at the G1/S regulation point. It is also essential for the senescence response to short telomeres, plays an important role in the maintenance of stem cells throughout development and the rest of human life, and has a tissue-level anti-cancer effect by inhibiting angiogenesis. p53 is classified as a tumor suppression gene. We believe that our ecm-RV/p53 product has broad therapeutic potential across a range of both solid tumors and hematological cancers. While we currently have no patents or patent applications, we plan to seek a patent for our product candidate, submit an investigational new drug application to the U.S. Food and Drug Administration for this product candidate, and then begin clinical trials for this product candidate.

There are two major components in ecm-RV/p53: 1) purified cellular microvesicles and 2) in vitro transcribed human p53 gene mRNA. ecm-RV/p53 is generated from microvesicle-producing donor cells, human embryonic kidney 293T cell line by gene transfection of 293T cells with Vesicor-specific RNA cellular control distribution (CCD) DNA vectors, followed by collecting microvesicle-containing cell culture medium, precipitating and purifying genetically engineered microvesicles. In a reaction tube, ecm-RV/p53 is then produced by loading the purified microvesicles with in vitro transcribed p53 mRNA. The produced ecm-RV/p53 is cleaned through ultrafiltration before its final formulation.

Advanced Medical Care B in Japan. Although ECM-RV/p53 is not approved for public or general use in Japan, it has been administered to multiple patients there since 2018 under Japan’s Advance Medical Care B program for novel or new therapeutics that have not been approved for general public or commercial use. Under its current business plan, Vesicor intends to continue working with the clinics and doctors in Japan that are still using ecm-RV/p53 and continuing existing efforts to identify new clinics, doctors, and universities in Japan that may be interested in using ecm-RV/p53. The efforts in Japan are not intended to achieve commercialization of any proposed microvesicle-based therapeutic products in Japan, but rather are part of the research and development efforts of Vesicor for its ecm-RV/p53 product candidate. The company also does not intend to seek regulatory approval of any of its proposed microvesicle-based therapeutic products in Japan as of the date of this proxy statement/prospectus.

Vesicor did not participate in, oversee or direct the administration of ecm-RV/p53 under the Japan Advanced Medical Care B program. The case study observations, reports and results from the Advanced Medical Care B program for ecm-RV/p53 are viewed by Vesicor as part of its general research of ecm-RV/p53, but will not be used in any efforts or submissions to obtain regulatory approval in the U.S. Vesicor’s development efforts for ecm-RV/p53 has been conducted as a ‘ground up’ effort in the U.S.

Vesicor decided to provide investigational materials for ecm-RV/p53 product candidate for case studies under the Japan Advanced Medical Care B program due to a personal relationship between Dr. Luo Feng and an individual in Japan with close connections to several clinics and physicians in Tokyo, Japan. As stated above, Vesicor never maintained any operational oversight, direct participation in, or formal collaboration with the clinics or individuals conducting the ecm-RV/p53 activities in Japan. Vesicor views the advantage of the use of ecm-RV/p53 in the Japanese clinics as a qualitative indicator of potential therapeutic promise of ecm-RV/p53. Vesicor hopes to achieve similar clinical outcomes under FDA-supervised conditions to support its IND, but Vesicor is not certain and can provide no assurances as to the results of U.S. clinical outcomes approximating or support its IND. Operating de novo in the U.S., without reliance or use of observations, reports or results of case studies under the Japan Advanced Medical Care B program, ensures regulatory alignment, data integrity, and a clean clinical and commercial development path moving forward. The disadvantages include not being able to be involved in the process of selecting patients, treatment protocols, and especially collection of clinical, biomarker and imaging data.

Vesicor will not use any observations, reports or data generated in Japan from the case studies under the Advance Medical Care B program to support an IND or other submission to the FDA. All regulatory submissions will be based on preclinical and clinical studies conducted under FDA oversight. Preclinical and IND enabling studies for the ecm-RV/p53 product candidate will be initiated upon receipt of and subject to adequate working capital funding, which funding Vesicor hopes to obtain from the consummation of the Business Combination and successful completion of the PPM Investment. See “Japan Advanced Medical Care B program and U.S. Regulatory Approval” on page [249] above for more information on Vesicor not using or relying on results from the Japan Advanced Medical Care B program for efforts to obtain requisite regulatory approvals for the ecm-RV/p53 product candidate in the U.S.

In Japan, unapproved products are used under a physician’s discretion in conjunction with the Japan Medical Practitioner’s Act, also known as Advanced Medical Care B. There is no compassionate use mechanism in Japan, but there is a program called “Advanced Medical Care B”, through which patients can access drugs or medical devices not approved by Japanese regulators for general public or commercial use. The main purpose of the program is to have the public insurance cover the cost of the basic medical care in therapies using unapproved products, which is intended to lead to the reduction of the patient’s financial burden.

Our ecm-RV/p53 product has been used in such cases at several prestigious clinics by well-known physicians and surgeons in Tokyo, Japan. Those clinics and well-known physicians or surgeons are:

●	Clotho Medical Co. Ltd – Dr. Takeshi Hirota

●	Sakura Clinic – Dr. Osamu Yoshida

●	Gene Remedy Institute, Inc. – Dr. Misa Katsura

●	Kita Aoyama D. Clinic – Dr. Yoshihisa Abo

ecm-RV/p53 has been used in advanced cases of pancreatic cancer, breast cancer and tongue cancer under the Japan Advanced Medical Care B program. Since 2018, independent physician-initiated case study reports from the use of ecm-RV/p53 product candidate have described observations such as reductions in tumor-specific biomarkers (including CA 19-9 and CA 27.29), decreases in tumor size on CT imaging studies, and in some instances improvements in patient outcomes. However, any observations, data or results from case studies conducted under the Japan Advanced Medical Care B program were provided by unaffiliated medical providers and conducted without the participation or oversight or direction by Vesicor or Dr. Luo Feng, Vesicor’s Chief Executive Officer. Further, Vesicor and Dr. Luo Feng have not conducted human clinical trials for ecm-RV/p53 product candidate. Consequently, all observations, reports and results from the case studies conducted in the Japan Advanced Medical Care Program B should be considered informal and incomplete partial observations by third parties that cannot be relied upon in Vesicor’s development or regulatory approval efforts in the U.S. or in any determination of the efficacy or safety of the ecm-RV/p53 product candidate for treatment of any disease or any other medical condition; or in any prediction of the results of Vesicor’s efforts to obtain all regulatory approvals for the ecm-RV/p53 product candidate. See also the following sections in this proxy statement/prospectus concerning related risk factors: “Risk Factors – Risks related to Vesicor - Vesicor’s Limited Operating History, Financial Condition and Capital Requirements” - “Our participation in Japan’s Advanced Medical Care B program has been and will continue to be for the purpose of gathering data on the efficacy of the technology that is the basis for our proposed ecm-RV/p53 product candidate. Our product candidate is not approved by Japanese regulators for commercialization or public use and is used only under the Advanced Medical Care B Program for experimental therapeutics. We do not intend to seek regulatory approval or commercialization of our product candidate in Japan” on page 125 and “Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan; Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate” on page 118.

Vesicor will not generate revenue from product sales unless and until: the company successfully complete clinical development in the U.S. and obtains all requisite regulatory approval for our proposed ecm-RV/p53 product candidate in the U.S. In addition, if Vesicor does obtain all requisite U.S. regulatory approvals for the proposed ecm-RV/p53 product candidate in the U.S., which has not occurred as of the date of this proxy statement/prospectus and may not occur for years, if at all, and then does not enter into a third-party commercialization partnership, Vesicor expects to incur significant expenses related to developing the commercialization capability to support product sales, marketing, manufacturing and distribution activities.

COVID 19 SARS Pandemic Suspension of Lab Activities and Subsequent Lab Activities. Vesicor shut down its laboratory facility located at 416 W. Las Tunas Dr., Suite 106 and Suite 103, San Gabriel, CA 91776 during the COVID 19 SARS-CoV-2 Virus pandemic, being from May 21, 2021 until September 2023. In September 2023, Vesicor leased a new lab space at 207 South Santa Anita Street, Suite P-15, San Gabriel, California 91776 (the “Lab”) and restarted operations, including lab experiments.

Vesicor’s current product development activities in the U.S. are conducted at the Lab. Dr. Luo Feng is currently the only Vesicor personnel working at the Lab. After the closing of the Business Combination, Vesicor intends to engage one or more consultants and employees to work on product development.

Current Business and Product Development Plan. As noted above, Vesicor currently have no patents or patent applications, but the company plans to patent any developed products, submit an investigational new drug application to the FDA and then begin clinical trials. Vesicor plans to initiate a patent application for our processes and product candidate before the end of 2026. Vesicor expects to begin pre-clinical testing in the first half of 2026 and to submit an IND application by fourth calendar quarter of 2026, and to begin clinical trials in 2027. The estimated completion of steps in the approval process are anticipated, planned completion or commencement dates and are subject to change due to results of testing, requirements and responses of regulators, unanticipated issues arising during testing or trials or operations, and other factors that are not ascertainable or foreseeable by Vesicor as of the date of this proxy statement/prospectus. In the approval process for drugs and medical products, anticipated or estimated completion dates are just forecasts based on hopeful schedules and actual completion or submission dates can vary significantly from estimated periods or dates of completion or submission. There can be no assurance that Vesicor will be successful in these efforts or that Vesicor will be able to meet these estimated, hopeful timelines or that this process will result in approval or commercialization of any proposed products.

Competition. Our industry is intensely competitive and subject to rapid and significant technological change. While we believe that our knowledge, experience, scientific resources and business model provide us with a possible competitive advantage, we face substantial competition from pharmaceutical and medical technology companies as well as established and venture-backed biotechnology companies worldwide. As a result, we may face competition from other companies that may have, unknown to our company, developed products similar to our products and possibly superior or more advanced in technology or commercialization than our proposed ecm-RV/p53 product. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies or in terms of significant funding.

Vesicor may face competition with respect to our current proposed ecm-RV/p53 product candidate and will face competition with respect to any future product candidates from a variety of competitors, including pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others. If our current ecm-RV/p53 product candidate or our any future product candidates do not offer sustainable advantages over competing products, Vesicor will in all likelihood not be able to successfully compete against current and future competitors.

Further, our competitors may obtain regulatory approval of their product candidates more rapidly than we may or may obtain regulatory approval and, as such, potentially obtain commercialization of that product before we can attempt to establish a market for our ecm-RV/p53 product candidate. Competitors may also obtain patent protection or other intellectual property rights before we can do so and, consequently, limit our ability to establish intellectual property rights for our ecm-RV/p53 product candidate or develop or commercialize our ecm-RV/p53 product candidate. Our competitors may also develop and commercialize products that are more effective, more convenient, more widely used and less costly or have a better safety profile than our proposed product candidate and these competitors may also be more successful than us in manufacturing and marketing their products.

Our competitors will also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Vesicor is not aware of other companies that are commercially using a product that has p53 mRNA inserted into a microvesicle. Vesicor is aware that there are companies that are working on p53 and companies that are working with exosomes, but the company is not aware of any companies who are using microvesicles derived from a specific human embryonic kidney cell line. Companies that are working on p53 include: PMV Pharmaceuticals (Nasdaq: PMVP), Aprea Therapeutics (Nasdaq: APRE), and Ascentage Pharma (Nasdaq: AAPG). Private companies using p53 include: Kartos Therapeutics, Synergy Therapeutics, Illumen Therapeutics and Lamassu Biotech. Companies that work with exosomes include: Capricor Therapeutics (Nasdaq: CAPR). There may be other companies, possibly an increasing number of companies exploring commercialization of products using exosomes or microvesicles. Vesicor believes that using p53 mRNA delivered via microvesicles is, as of the date of this Prospectus, what distinguishes Vesicor from known, potential competitors.

Competition - Oncology. The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these treatments or drugs are administered in combination to enhance efficacy. While our ecm-RV/p53 product candidate, if approved, may compete with these existing drugs and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our ecm-RV/p53 product candidate may not be competitive with them.

Manufacturing. Vesicor does not have any manufacturing facilities or personnel at this time. We will rely on contract development and manufacturing organizations or “CDMOs” for the manufacture of our ecm-RV/p53 product candidate undergoing preclinical testing, as well as for clinical testing and commercial manufacturing if our ecm-RV/p53 product candidate receives marketing approval. Vesicor is currently identifying and discussing collaboration with potential CDMOs as well as contract research organizations (“CROs”) and anticipates establishing collaboration arrangements.

Commercialization. If Vesicor obtains all requisite regulatory approvals for the ecm-RV/p53 product candidate, the company will objectively assess and choose the proposed ecm-RV/p53 microvesicle-based therapeutic product candidate program’s commercialization option that maximizes potential value for patients and for our shareholders. Vesicor anticipates optimizing the ecm-RV/p53 product’s commercial value through various options, including internal advancement, joint ventures or partnerships, or licensing arrangements with established companies. If Vesicor opts to commercialize a particular candidate ourselves, Vesicor anticipates assembling a focused sales and marketing organization to sell the ecm-RV/p53 product candidate. Vesicor will aim for such organization to address the community of relevant medical practitioners who are the key specialists in treating the patient populations for which the ecm-RV/p53 product candidate are being developed. Vesicor may also enter into distribution and other marketing arrangements with third parties for the ecm-RV/p53 product candidate that obtains all requisite regulatory approvals, including marketing approval.

Government Regulation. Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, manufacture, testing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products, as well as diagnostics. Generally, before a new medical products, drug, biologic or diagnostic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved, authorized, or cleared by the applicable regulatory authority.

United States Government Regulation of Medical Products, Drug and Biological Products. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and its implementing regulations and biologics under the FD&C Act and the Public Health Service Act, or PHSA, and their implementing regulations. Both drugs and biologics also are subject to other federal, state and local statutes and regulations, such as those related to competition. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitled or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal fines or penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, the market acceptance of our products and our reputation.

Our product candidate must be approved by the FDA before that product may be legally marketed in the United States. The process generally involves the following:

1.	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with applicable requirements;

2.	submission to the FDA of an IND application, which must become effective before human clinical trials may begin;

3.	approval by an Institutional Review Board, or “IRB”, or independent ethics committee at each clinical trial site before each human trial may be initiated;

4.	performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practices or “GCP” requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

5.	preparation and submission to the FDA of an NDA or Biologics License Application or “BLA”;

6.	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

7.	satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with Current Good Manufacturing Practices, or “cGMP”, requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

8.	potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

9.	payment of user fees for FDA review of the NDA or BLA; an

10.	FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and the regulatory scheme for drugs and biologics is evolving and subject to change at any time. We cannot be certain that any approvals for our ECM-_RV-p53 microvesicle-based therapeutic product candidate will be granted on a timely basis, or at all.

FDA Review Process.

The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Before approving an NDA or BLA, the FDA will usually conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within the required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product, drug or biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The Complete Response Letter may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) or to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional preclinical studies or manufacturing activities. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Recent Developments

Business Combination Agreement Payments

In connection with the business combination agreement, Vesicor has paid $575,000 to Black Hawk Acquisition Corporation and $70,000 to EntrepreneurShares Valuation Services for a fairness opinion as of the date of this proxy statement/prospectus.

Comparison of the Three-Month and Nine-Month Periods Ended September 30, 2025 and September 30, 2024

The following table summarizes Vesicor’s results of operations for the three months ended September 30, 2025 and 2024, respectively:

	Three Months Ended September 30,
	2025	2024
Revenue
Revenue	$-	$-

Operating Expenses
Research and development	2,090	6,397
General and administrative expenses, related party	18,000	18,000
General and administrative expenses, other	1,644,931	99,922
Total operating expenses	1,665,021	124,319
Loss from operations	(1,665,021)	(124,319)
Other income (expense)	(99,904)	-
Net loss	$(1,764,925)	$(124,319)

The following table summarizes Vesicor’s results of operations for the nine months ended September 30, 2025 and 2024, respectively:

	Nine Months Ended September 30,
	2025	2024
Revenue
Revenue	$6,028	$-

Operating Expenses
Research and development	3,711	15,800
General and administrative expenses, related party	54,000	54,000
General and administrative expenses, other	2,135,234	176,735
Total operating expenses	2,192,945	246,535
Loss from operations	(2,186,917)	(246,535)
Other income (expense)	(113,518)	1,407
Net loss	$(2,300,435)	$(245,128)

Net Loss Attributable to Vesicor

The net loss attributable to Vesicor for the three months ended September 30, 2025 was $1,764,925 as compared to $124,319 for the three months ended September 30, 2024, an increase of $1,640,606, mainly due to an increase of operating expenses primarily related to stock compensation.

The net loss attributable to Vesicor for the nine months ended September 30, 2025 was $2,300,435 as compared to $245,128 for the nine months ended September, 2024, an increase of $2,055,307, mainly due to an increase of operating expenses primarily related to stock compensation and transaction expenses.

Research and Development

Research and development expense for the three months ended September 30, 2025 was $2,090 as compared to $6,397 for the three months ended September 30, 2024, a decrease of $4,307. The decrease was attributable to fewer laboratory test runs performed in the same period.

Research and development expense for the nine months ended September 30, 2025 was $3,711 as compared to $15,800 for the nine months ended September 30, 2024, a decrease of $12,089. The decrease was attributable to fewer laboratory test runs performed in the same period.

General and Administrative Expenses, related party

General and administrative expenses, related party for the three months ended September 30, 2025 and 2024, was $18,000. General and administrative expenses, related party consist of consulting fees paid to Dr. Luo Feng, the founder, shareholder and CEO of Vesicor as per a consulting agreement effective August 1, 2023, pursuant to which Dr, Feng provides consulting services to Vesicor at a monthly rate of $6,000.

General and administrative expenses, related party for the nine months ended September 30, 2025 and 2024, was $54,000. General and administrative expenses, related party consist of consulting fees paid to Dr. Luo Feng, the founder, shareholder and CEO of Vesicor as per a consulting agreement effective August 1, 2023, pursuant to which Dr, Feng provides consulting services to Vesicor at a monthly rate of $6,000.

General and Administrative Expenses, other

General and administrative expenses, other, for the three months ended September 30, 2025 was $1,644,931 as compared to $99,922 for the three months ended September 30, 2024. General and Administrative expense, other, for the three months ended September 30, 2025 included rent and facility costs of $13,716, transaction costs of $300,000, legal and accounting expense of $100,354, consulting expense of $1,224,644 (in the form of stock compensation) and general corporate overhead expenses of $6,217. General and Administrative expense, other, for the three months ended September 30, 2024 included rent and other facility costs of $12,724, legal and professional fees of $26,583, consulting expense of $57,400 (in the form of stock compensation), and general corporate overhead expenses of $3,215.

General and administrative expenses, other, for the nine months ended September 30, 2025 was $2,135,234 as compared to $176,735 for the nine months ended September 30, 2024. General and Administrative expense, other, for the nine months ended September 30, 2025 included rent and facility costs of $37,277, transaction costs of $620,000, legal and accounting expense of $222,189, consulting expense of $1,224,644 (in the form of stock compensation) and general corporate overhead expenses of $31,124. General and Administrative expense, other, for the nine months ended September 30, 2024 included rent and other facility costs of $38,173, legal and professional fees of $65,157, consulting expense of $63,898 (primarily in the form of stock compensation), and general corporate overhead expenses of $9,507.

We expect our general corporate overhead to increase. We expect an increase in payroll and related costs related to patent applications and the FDA approval process. Additionally, as a public company after the Business Combination, we expect to have to comply with changing legal and exchange requirements, including as to regulations of the SEC and the continued listing requirements of the Nasdaq. We will incur additional annual expenses related to these matters and, among other things, additional directors’ and officers’ liability insurance, directors’ fees, reporting requirements of the SEC, transfer agent fees, increased auditing and legal fees and similar expenses.

Other income (expense)

Total other expense for the three months ended September 30, 2025 consisted of loss on debt extinguishment of $93,750 and $6,154 in interest expense, as compared to $0 for the three months ended September 30, 2024.

Total other expense for the nine months ended September 30, 2025 consisted of loss on debt extinguishment of $93,750 and $19,768 in interest expense, as compared to total other income of $1,407 for the nine months ended September 30, 2024 due to a property tax refund.

Comparison of the Years Ended December 31, 2024 and December 31, 2023

The following table summarizes Vesicor’s results of operations for the years ended December 31, 2024 and 2023, respectively:

	Years Ended December 31,
	2024	2023
Revenue	$4,850	$-
Cost of goods sold	1,371	-
Gross profit	3,479	-

Operating Expenses
Research and development	21,459	19,583
General and administrative expenses, related party	72,000	30,000
General and administrative expenses, other	199,500	182,776
Total operating expenses	292,959	232,359
Loss from operations	(289,480)	(232,359)
Other income (expense), net	760	30,000
Net loss	$(288,720)	$(202,359)

Revenue

Vesicor earned Revenue of $4,850 for the year ended December 31, 2024, compared to $0 revenue for the year ended December 31, 2023. The revenue for the year ended December 31, 2024 was for the sale of microvesicle-based therapeutic products. Although our product candidate ecm-RV/p53 has not been approved by any regulatory authority for commercialization, in 2024 Vesicor recognized limited revenue from the sale of microvesicle-based therapeutic investigational material. This revenue arose from unsolicited requests by independent physicians in Japan operating under the Japan Advanced Medical Care B program, who purchased investigational material directly from Vesicor for use in their own physician-directed patient case studies under the Japan Advanced Medical Care B program. “Investigational materials” are genetically engineered microvesicles loaded with p53 messenger RNA (mRNA). These sales were made on a limited basis, outside of any Vesicor-sponsored studies and without participation or oversight by Vesicor or Dr. Feng, and do not reflect regulatory approval or indicate any commercial availability of our product candidate in Japan or elsewhere. Vesicor does not intend to rely on these sales or related physician experiences under the Japan Advanced Medical Care B program for any U.S. regulatory submissions, including IND applications, for the ecm-RV/p53 product candidate.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2024 was $1,371 compared to $0 for the year ended December 31, 2023. The cost of goods sold for the year ended December 31, 2024 related to the sale of microvesicle-based therapeutic products.

Net Loss Attributable to Vesicor

The net loss attributable to Vesicor for the year ended December 31, 2024 was $288,720 as compared to $202,359 for the year ended December 31, 2023, an increase of $86,361, mainly due to an increase of operating expenses coupled by decrease in other income.

Research and Development

Research and development expense for the year ended December 31, 2024 was $21,459 as compared to $19,583 for the year ended December 31, 2023, an increase of $1,876. The increase was attributable to laboratory test runs performed.

General and Administrative Expenses, related party

General and administrative expenses, related party for the year ended December 31, 2024, were $72,000 as compared to $30,000 for the year ended December 31, 2023, an increase of $42,000. General and administrative expenses, related party consist of consulting fees paid to Dr. Luo Feng, the founder, shareholder and CEO of Vesicor as per a consulting agreement effective August 1, 2023, pursuant to which Dr, Feng provides consulting services to Vesicor at a monthly rate of $6,000.

General and Administrative Expenses, other

General and administrative expenses, other for the year ended December 31, 2024, were $199,500 as compared to $182,776 for the year ended December 31, 2023, an increase of $16,724, primarily related to rent and facility costs.

General and Administrative expense, other for the year ended December 31, 2024 included consulting fees of $63,898 (including stock compensation expenses of $57,400), rent and other facility costs of $52,129, legal and professional fees of $73,311 and general corporate overhead expenses of $10,162.

General and Administrative expense, other for the year ended December 31, 2023 included consulting fees of $60,000 in the form of stock compensation, rent and other facility costs of $20,747, legal and professional fees of $85,830 and general corporate overhead expenses of $16,199.

We expect our general corporate overhead to increase. We expect an increase in payroll and related costs related to patent applications and the FDA approval process. Additionally, as a public company after the Business Combination, we expect to have to comply with changing legal and exchange requirements, including as to regulations of the SEC and the continued listing requirements of the Nasdaq. We will incur additional annual expenses related to these matters and, among other things, additional directors’ and officers’ liability insurance, directors’ fees, reporting requirements of the SEC, transfer agent fees, increased auditing and legal fees and similar expenses.

Other income (expense), net

Total other income (expense), net for the year ended December 31, 2024, was $760 as compared to $30,000 for the year ended December 31, 2023. The total other income (expense), net for the year ended December 31, 2024 consists of property tax refund of $1,407 offset by interest expense of $647. The total other income for the year ended December 31, 2023 consists of consulting income of $30,000.

Liquidity and Capital Resources

Since Vesicor’s inception, we have financed our operations almost exclusively with the proceeds from outside invested capital. Vesicor has had, and expects that it will continue to have, an ongoing need to raise additional cash from outside sources to fund its operations and expand its business. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed. Successful transition to attaining profitable operations depends upon achieving a level of revenue adequate to support the combined companies.

We expect that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next 12 months. Vesicor has no lines of credit or other bank financing arrangements. We have financed operations to date through the proceeds of private placements of equity and debt instruments. In connection with our business plan, Management anticipates additional increases in operating expenses and capital expenditures relating to: (i) developmental expenses associated with a start-up business and (ii) marketing expenses. Vesicor intends to finance these expenses with further issuances of securities and debt issuances. Thereafter, we expect we will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, Vesicor may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

Nine Months Ended September 30, 2025 and 2024

Cash at September 30, 2025 totaled $104,739 as compared to $107,853 at December 31, 2024, a decrease of $3,114. The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	2025	2024
Net cash used in operating activities	$823,114	204,245
Net cash used in investing activities	-	-
Net cash provided by financing activities	820,000	65,000

Cash Used in Operating Activities

Cash used in operating activities for the nine months ended September 30, 2025, was $823,114, as compared to $204,245 for the nine months ended September 30, 2024. The cash used in operations during the nine months ended September 30, 2025, is a function of net loss of $2,300,435, adjusted for the following non-cash operating items: amortization of ROU asset of $36,648, non-cash interest expense of $5,000, stock based compensation of $1,224,644, and loss on debt extinguishment of $93,750. Operating assets and liabilities fluctuated as follows: an increase in accounts receivable of $6,028 and an increase in prepaid expenses of $7,914, an increase of $113,945 in accounts payable and accrued expenses, an increase of $54,000 in accounts payable, related party and a decrease in lease liability of $36,724.

The cash used in operations during the nine months ended September 30, 2024, is a function of net loss of $245,128, adjusted for the non-cash operating item, which is amortization of ROU asset of $34,482 and stock compensation of $57,400. Operating assets and liabilities fluctuated as follows: a decrease of $16,866 in accounts payable and accrued expenses and a decrease in lease liability of $34,133.

Cash Provided by Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2025, was $820,000 as compared to $65,000 for the nine months ended September 30, 2024. This change was due to $820,000 in proceeds from the sale of common stock and warrants during the nine months ended September 30, 2025 and $67,500 in proceeds from the sale of common stock and warrants for the nine months ended September 30, 2024 offset by $2,500 payment of placement agent fees.

Years Ended December 31, 2024 and 2023

Cash at December 31, 2024 totaled $107,853 as compared to $173,662 at December 31, 2023, a decrease of $65,809. The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	2024	2023
Net cash used in operating activities	$265,809	327,607
Net cash used in investing activities	-	-
Net cash provided by financing activities	200,000	501,269

Cash Used in Operating Activities

Cash used in operating activities for the year ended December 31, 2024, was $265,809, as compared to $327,607 for the year ended December 31, 2023. The cash used in operating activities during the year ended December 31, 2024, is a function of net loss of $288,720, adjusted for the following non-cash operating items: amortization of ROU asset of $46,262 and stock-based compensation of $57,400. Operating assets and liabilities fluctuated as follows: a decrease of $40,629 in accounts payable and accrued expenses, an increase of $6,000 in accounts payable, related party and a decrease in lease liability of $46,122.

The cash used in operating activities during the year ended December 31, 2023, is a function of net loss of $202,359, adjusted for the following non-cash operating items: amortization of ROU asset of $18,624 and stock-based compensation of $60,000. Operating assets and liabilities fluctuated as follows: an increase of $8,259 in security deposits, a decrease of $177,338 in accounts payable and accrued expenses and a decrease in lease liability of $18,275.

Cash Provided by Financing Activities

Cash provided by financing activities for the year ended December 31, 2024, was $200,000 as compared to $501,269 for the year ended December 31, 2023. This change was due to $155,000 in proceeds from the sale of common stock and warrants, net of issuance costs and $45,000 in proceeds from issuance of a promissory note and warrant, net of issuance costs during the year ended December 31, 2024. Cash provided by financing activities for the year ended December 31, 2023 was due to $4,114 in cash contributed by a stockholder, $520,000 in proceeds from the sale of common stock and warrants, net of issuance costs offset by $22,845 in capital returned to a stockholder.

Going Concern and Management’s Plans

Nine Months Ended September 30, 2025

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The company has generated only nominal revenue in the past two years. The company had a net loss of $2,300,435 for the nine months ended September 30, 2025 and an accumulated deficit of $3,074,534 at September 30, 2025. These factors, among others, raise substantial doubt about the ability of the company to continue as a going concern for the next 12 months from the date that the financial statements are issued. Management’s plans and assessment of the probability that such plans will mitigate and alleviate any substantial doubt about the company’s ability to continue as a going concern, is dependent upon the ability to attain funding to secure additional resources to generate sufficient revenues and increased margin, which without these represent the principal conditions that raise substantial doubt about our ability to continue as a going concern.

The company expects that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next 12 months. See “Vesicor’s Plans and Use of Proceeds” on page 252 of this proxy statement/prospectus for information on Vesicor’s plans and goals and how it currently anticipates using the proceeds from its 2025 private placements and the Business Combination, assuming differing redemption scenarios.

The company has no lines of credit or other bank financing arrangements. The company has financed operations to date through the proceeds of a private placement of equity and debt instruments. In connection with the company’s business plan, Management anticipates additional increases in operating expenses and capital expenditures relating to: (i) developmental expenses associated with a start-up business and (ii) public company expenses. The company intends to finance these expenses with further issuances of securities, and debt issuances. Thereafter, the company expects it will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the company may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern.

Year Ended December 31, 2024

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The company has not generated significant revenue since inception and has an accumulated deficit of $774,099 at December 31, 2024. These factors, among others, raise substantial doubt about the ability of the company to continue as a going concern for the next 12 months from the date that the financial statements are issued. Management’s plans and assessment of the probability that such plans will mitigate and alleviate any substantial doubt about the company’s ability to continue as a going concern, is dependent upon the ability to attain funding to secure additional resources to generate sufficient revenues and increased margin, which without these represent the principal conditions that raise substantial doubt about our ability to continue as a going concern.

The company expects that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next 12 months. See “Vesicor’s Plans and Use of Proceeds” on page 252 of this proxy statement/prospectus for information on Vesicor’s plans and goals and how it currently anticipates using the proceeds from its 2025 private placements and the Business Combination, assuming differing redemption scenarios.

The company has no lines of credit or other bank financing arrangements. The company has financed operations to date through the proceeds of a private placement of equity and debt instruments. In connection with the company’s business plan, Management anticipates additional increases in operating expenses and capital expenditures relating to: (i) developmental expenses associated with a start-up business and (ii) public company expenses. The company intends to finance these expenses with further issuances of securities, and debt issuances. Thereafter, the company expects it will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the company may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2024.

Contractual Obligations and Commitments

The following summarizes Vesicor’s contractual obligations as of December 31, 2024 and the effects that such obligations are expected to have on its liquidity and cash flows in future periods:

Related Party Transactions

On August 1, 2023, the company entered into a consulting agreement with Luo Feng, the founder, shareholder and CEO of Vesicor, to provide consulting services at a monthly rate of $6,000. The agreement expires on July 31, 2025 and will automatically renew annually unless terminated with 30 days’ notice. Accrued consulting fees payable under the agreement was $6,000 at December 31, 2024.

The company used Altitude Capital as the placement agent in various private offerings during the years ended December 31, 2024 and 2023. The company’s Chairman of the Board owns 10% of Altitude Capital. In connection with these private offerings, the company paid placement agent fees and also issued Placement Agent Warrants to Altitude Capital. (See Note 4 and Note 6).

The company issued fully-vested restricted shares of Common Stock to officers and directors for their services, valued at $0.02 per share, during the years ended December 31, 2024 and 2023.

Critical Accounting Policies and Estimates

Vesicor’s financial statements are prepared in accordance with GAAP in the United States. The preparation of its financial statements and related disclosures requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in Vesicor’s financial statements. Vesicor bases its estimates on historical experience, known trends and events and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Vesicor evaluates its estimates and assumptions on an ongoing basis. Vesicor’s actual results may differ from these estimates under different assumptions or conditions.

Vesicor’s significant accounting policies are described in more detail in Note 2 to its financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our management believes that given current facts and circumstances, there are no material estimates or assumptions with levels of subjectivity and judgement necessary to be considered critical accounting policies.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Effective immediately following the Business Combination, the business and affairs of PubCo will be managed by or under the direction of the PubCo Board. The following table lists the names, ages as of [   ], 2025, and positions of the individuals who are expected to serve as directors, executive officers and/or key employees of PubCo upon consummation of the Business Combination:

Name	Age	Position(s)
Luo Feng	68	Chief Executive Officer; Director
Michael Bowen	83	Chief Financial Officer; Director
Warren Hosseinion Jr.	26	Chief Operating Officer; Director
Warren Hosseinion	53	Chairman of the Board of Directors
Oded Levy	66	Independent Director
Adeel Rouf	33	Independent Director
Qi Ouyang	52	Independent Director

Executive Officers and Directors

Executive Officers

Luo Feng, PhD, Founder, Chief Executive Officer and Director. Dr. Feng is the Founder, Chief Executive Officer and Director of Vesicor Therapeutics, Inc. since its inception in 2008. Dr. Feng is slated to serve as PubCo’s Chief Executive Officer and a director upon consummation of the Business Combination Agreement. Dr. Feng founded Vesicor Therapeutics with the goal of commercializing microvesicle-based therapeutics. Since 2008, Dr. Feng’s business and scientific work has been focused on developing ecm-RV/p53 product candidate, providing executive oversight of Vesicor, assisting in developing its business and product development plan, and overseeing development and clinical results of the ecm-RV/p53 product in Japanese clinics under Japan’s Advanced Medical Care B program. From 1983 to 1989, Dr. Feng has conducted research at the National Laboratory of Molecular Oncology at the Chinese Academy of Medical Sciences (CAMS) in Beijing, Peoples’ Republic of China. From 1991 to 2002, he conducted research at the Saban Institute at Children’s Hospital of Los Angeles at University of California at Los Angeles (“USC,”). From 1998 to 2001, he conducted HIV-1 research at Department of Medical Pharmacology, UCLA. From 2002 to 2003, he conducted inhibition of HIV-1 replication by human FIN1 medical research at the Beckman Research Institute at City of Hope National Medical Center, Duarte, California. Dr. Feng has not served as a director of any companies other than Vesicor.

Dr. Feng has over 30 years’ experience as a research scientist in cell and molecular biology. He has a strong background in studies of the cell cycle, DNA replication, regulation of gene expression, gene transfer with recombinant retrovirus, DNA-protein interactions, expertise in cloning, cell type-specific gene expression and gene transfection and transduction in mammalian systems. He has published extensively in multiple scientific journals. Dr. Feng has a B.S. degree in medical sciences from Anhui Medical College (located in Hefei/Anhui, China) (graduated in 1978), a M.S. degree in biochemistry from the Cancer Institute of the Chinese Academy of Medical Sciences (“CAMS”) (graduated in 1986) and Peking Union Medical College (“PUMC”), Beijing, Peoples’ Republic of China (graduating in 1986), and a Ph.D. in molecular biology from CAMS and PUMC (graduating in 1989). He was a postdoctoral fellow in the Department of Hematology and Oncology at Children’s Hospital of Los Angeles from 1991 to 1997 and completed further postdoctoral research in the Department of Molecular and Medical Pharmacology at UCLA in 1998.

Key Qualifications and Board Impact:

Upon Black Hawk Shareholders’ approval of and the consummation of the Business Combination Agreement, PubCo’s operations will be focused on developing the ecm-RV/53 product candidate and Dr. Feng:

●	has the medical, clinical expertise about, and development experience for, the ecm-RV/p53 product candidate, and also the prior executive oversight experience and service as a director at Vesicor, that makes him highly qualified to serve as Chief Executive Officer and a director of PubCo; and

Chief Financial Officer and Secretary. Mr. Bowen has served as the Chief Financial Officer and Secretary of Vesicor since February 2023. Prior to this, from 2014 until 2017, he served as the Chief Financial Officer of Accountable Healthcare America, Inc. (“AHA”). Michael Bowen has over 50 years of broad experience in the world of finance including public transactions such as initial public offerings, mergers and acquisitions, private equity transactions and extensive experience in international securities markets. He began his career at Goldman, Sachs & Co. in 1965 where he became a Vice President of the Corporate Finance Department and latterly helped establish the Tokyo, Japan office for Goldman Sachs. In 1976, he joined Salomon Brothers with the task of helping establish their first Asian office located in Hong Kong. He then moved to London, England to rebuild the International Capital Markets business for Chase Manhattan Ltd, the merchant banking arm of Chase Manhattan Bank where he was responsible for all of the international securities business of the bank/merchant bank. Mr. Bowen ended his international career as a Main Board Director for Kleinwort Benson, a British merchant bank where he was responsible for corporate finance business within the USA. Mr. Bowen returned to the US and in 2004 was Chief Financial Officer of TruBamboo, Inc. an innovative company selling bamboo houseware products to large US retailers, until 2007. In 2008 he joined Diversified Health & Fitness as Chief Financial Officer and served in that capacity until 2014. Mr. Bowen has an MBA from the Darden School of the University of Virginia and a BA also from the University of Virginia.

Upon the Closing, Mr. Bowen will devote full-time to his duties as Chief Financial Officer and will handle the Chief Financial Officer duties at PubCo until PubCo employs a full-time Chief Financial Officer, which new Chief Financial Officer PubCo intends to employ as soon as practicable after the Closing. Mr. Bowen work as Vesicor’s Chief Financial Officer is supported by a controller, acting as an independent contractor, and this assistance will be provided for Mr. Bowen’s work at PubCo and Vesicor after the Closing by the same controller and, as and if necessary, by additional financial or accounting personnel, either as employees or contractors, hired by PubCo or Vesicor.

Key Qualifications and Board Impact:

Mr. Bowen’s extensive experience in finance, investment banking, equity securities, and executive management and his extensive knowledge of Vesicor’s business, industry segment and financial affairs makes him qualified to serve as a director of PubCo

Warren Hosseinion Jr., Chief Operating Officer. Warren Hosseinion Jr. has served as the Chief Operating Officer of Vesicor since February 2023. Prior to joining Vesicor, and from 2021 to 2023, he was an equity owner and Chief Marketing Officer of Goonz LLC based in Syracuse, New York, a privately-held blockchain technology startup, where he lead and performed strategic planning and operational oversight for the company. Since November 2024, Warren Hosseinion Jr. has worked part-time from time to time providing consulting services for business growth for Compute Labs Inc., a privately held California-based infrastructure startup focused on tokenizing GPU compute resources as financial assets where he contributes to developing growth strategy, marketing and social media efforts, and corporate communications. Since January 2024, Warren Hosseinion Jr. has been a vice president of Voyager Acquisition Corp. (NASDAQ: VACH), a Cayman Islands corporation and a special purpose acquisition company where he was responsible for identifying and evaluating potential merger targets, supporting due diligence and transaction execution, and contributing to investor relations and regulatory filings. From April 2024 to September 2024, Warren Hosseinion Jr. was the social lead of 0N1 Force Inc., a London-based digital asset company focused on anime-inspired storytelling, where he managed its social media strategy for social media platform “X” (formerly known as “Twitter”). Warren Hosseinion Jr., who is the son of Warren Hosseinion, MD, received a B.S. in Biology from Pitzer College, Claremont, California in 2021.

Warren Hosseinion Jr. performs his duties at Voyager Acquisition Corp. and Compute Labs Inc. on a part-time, flexible schedule basis and he believes that he will be able to devote adequate time to his duties as Chief Operating Officer at PubCo and Vesicor after the Closing.

Key Qualifications and Board Impact:

Warren Hosseinion Jr.’s prior experience in strategic planning, evaluation of merger and acquisition candidates and SPAC operations, investor relations, and operations of technology companies as well as his extensive knowledge of Vesicor’s operations and industry segment makes him qualified to serve as a director of PubCo.

Directors and Board Composition

The profiles of Luo Feng, Michael Bowen and Warren Hosseinion Jr. are set forth above under “Executive Officers”.

Warren Hosseinion, M.D., Chairman of the Board. Warren Hosseinion has served as the Chairman of the Board of Directors of Vesicor since February 2023. Warren Hosseinion was a co-founder in 2001 of Apollo Medical Holdings, Inc. (Nasdaq: AMEH) (which changed its name on February 26, 2024 to Astrana Health, Inc. and is located in Alhambra, California), was a member of its board of directors from July 2008 to March 2019 and served as its Chief Executive Officer from July 2008 to December 2017 and Co-Chief Executive Officer from December 2017 to March 2019. Warren Hosseinion was Chairman of the board of directors of Clinigence Holdings, Inc. from April 2019 to March 2022, Chief Executive Officer of Clinigence Holdings, Inc., located in Ft. Lauderdale, Florida, from March 2021 to March 2022, and following a business combination with Nutex Health, Inc., he continues to be a director and President of Nutex Health, Inc. (Nasdaq: NUTX), located in Houston, Texas, from April 2022 to present. He has also served as Chairman of the Board of Cardio Diagnostics Holdings, Inc. (Nasdaq: CDIO), located in Chicago, Illinois, since October 2022 and served as Chairman of the Board of Altitude Acquisition Corporation (a former public company quoted on Nasdaq: ALTU), located in Atlanta, Georgia, since September 2022. Since August 8, 2024, he has also served as Chairman of the Board of Directors of Voyager Acquisition Corporation, a Cayman Islands corporation, (Nasdaq: VACH), a special purpose acquisition company.

Dr. Hosseinion received his B.S. in Biology from the University of San Francisco in 1993, his M.S. in physiology and biophysics from the Georgetown University Graduate School of Arts and Sciences in 1994 and his medical degree from the Georgetown University School of Medicine in 1998. He completed his internship and residency in internal medicine at the University of Southern California Medical Center in Los Angeles, California in 2001.

Based on the time demands by his other commitments, Dr. Hosseinion believes that he will have adequate time to timely and fully perform all of his duties as a director of Vesicor and PubCo after the Closing.

Key Qualifications and Board Impact:

His extensive experience as a director of public companies and his medical expertise makes him highly qualified to be a director of PubCo. He has the director experience in the public company realm, including serving as a director of SPACs and being involved in merger transactions, coupled with the education and medical/clinical expertise, to contribute to the PubCo Board’s oversight of PubCo’s proposed operations and strategic plan.

Oded Levy, Independent Director. Mr. Levy has served as a member of Vesicor’s Board of Directors since February 2023. He is the founder, president and managing partner of Blue Ox Healthcare Partners, LLC (“Blue Ox”), a private equity investment firm based in New York City that invests growth capital in commercial-stage healthcare companies, with a focus on companies involved in precision health. “Precision health” is a patient-centered approach that tailors healthcare to individual differences in genetics, environment, and lifestyle, aiming to prevent, diagnose, and treat diseases more effectively. Since August 8, 2024, he has served as a director of Voyager Acquisition Corporation (Nasdaq: VACH), a Cayman Islands corporation and a special purpose acquisition company. Mr. Levy has over 30 years of experience in specialized in investing in public and private equity, capital markets and asset management. He co-founded Blue Ox in 2009, leads origination and structuring of the firm’s investments, and chairs the Investment Committee. Mr. Levy was a Board Director of Cardio Diagnostics, Inc. (Nasdaq: CDIO), until November 2024, located in Chicago, Illinois and engaged in improving cardiovascular care by combining the power of epigenetics, genetics, and artificial intelligence. Mr. Levy is a director and member of the operating committee pf gemelli bio, inc. a diagnostic company focuses on the IBS/SIBO market. Prior to Blue Ox, and from 1999 till 2006 he was a principal at Oracle Partners, LP, a Delaware limited partnership operating as a private investment firm specializing in public securities investing and merchant banking in the healthcare, bioscience and related industries. Previously, he was Head Trader and a member of the Executive Committee at Genesis Merchant Group Securities, a San Francisco-based investment bank, from 1994 to 1999. Mr. Levy was also Senior Vice President of Investments at Bering Holdings, Inc., the investment arm of publicly traded MAXXAM, Inc. He began his career in 1987 as a corporate finance analyst at Bear, Stearns & Co. Inc. Mr. Levy previously served on the boards of former Blue Ox investments: MedSave USA; Delphi Behavioral Health Group; and Infinity Funding. He holds an MBA in Finance and International Business and a BS in Computer and Information Systems from New York University.

Key Qualifications and Board Impact:

Mr. Levy’s extensive experience in investments in public and private companies, finance, merchant banking, securities industry, and operations of medical/healthcare technology companies, as well as extensive services a director of several companies, including ones engaged in medical/healthcare technologies and patient treatment, makes him highly qualified to serve as a director of PubCo upon and assuming shareholders’ approval of and consummation of the Business Combination.

Based on the time demands of his other commitments, Mr. Levy believes that he will have adequate time to timely and fully perform all of his duties as a director of Vesicor and PubCo.

Adeel Rouf, Independent Director. Mr. Rouf is the President, Chief Financial Officer and a Director of Titan Acquisition Corp., a Caymans Island company, (Nasdaq: TACHU) and has served in that capacity since April 2024. He also currently serves as the President, Chief Executive Officer and a Director of Voyager Acquisition Corp., a Cayman Islands company (Nasdaq: VACH), and has served in that capacity since January 2024. He serves as a Director of Zalatoris II Acquisition Corp., a Caymans Island company (Nasdaq: ZLS), and Board Advisor to CSLM Acquisition Corporation, a Caymans Island company (Nasdaq: CSLM”), each a special purpose acquisition company. Previously, from February 2021 to August 2022, Mr. Rouf served as the founder and Chief Financial Officer of the Founder SPAC, (Nasdaq: FOUN), the special purpose acquisition company that merged with Rubicon Technologies, Inc., a Delaware corporation (Nasdaq: RBT) in a transaction valued at $1.7 billion, and, from June 2020 to January 2023, as Senior Vice President of Altitude Acquisition Corp., (Nasdaq: ALTU). Mr. Rouf served as Chief Operating Officer of Northern Revival Acquisition Corporation, a Caymans Island company, from April 2022 to August 2024 and a Director of Zalatoris Acquisition Corp., a Caymans Island company (Nasdaq: TCOA) from June 2023 through September 2024. Mr. Rouf was a Board Advisor and Co-Sponsor of Investcorp India Acquisition Company, a Caymans Island company (Nasdaq: IVCAU), from January 2021 to June 2022. Mr. Rouf worked as an Investment Professional at Cohen and Company Asset Management, New York, New York, from April 2019 to June 2020. Previously, Mr. Rouf worked as an Investment Professional at FinTech Acquisition Corp. III, a Delaware corporation, a special purpose acquisition company which merged with Paya Holdings, Inc., a Delaware corporation (Nasdaq: PAYA), and as an Investment Professional at Insurance Acquisition Corp., which merged with Shift Technologies, Inc. Mr. Rouf was a member of J.P. Morgan Chase & Co.’s Investment Banking Leveraged Finance team executing debt finance transactions and worked at Sumitomo Mitsui Banking Corporation executing structured debt finance transactions. Mr. Rouf graduated from Baruch College in 2013 with a BBA in Accounting and received a Master of Science degree in Sustainability Management and Energy Finance from Columbia University, New York, New York (2023).

Based on the time demands of his other commitments, Mr. Rouf believes that he will have adequate time to timely and fully perform all of his duties as a director of Vesicor and PubCo.

Key Qualifications and Impact on Board

Mr. Rouf experience: in the financial services industry; as an officer, director and board advisor of public companies; and in merger transactions and investment banking makes him highly qualified as a director of PubCo.

Qi Ouyang, Independent Director. Mr. Ouyang has served as Senior Vice President of Beyond Limits Inc., Glendale, California, since January 2023 following Beyond Limits Inc. acquired BSR (Hengqin) Data Technology Co., Ltd., where Mr. Ouyang had served as Chief Executive Officer since 2021. From 2013 to 2020, Mr. Ouyang was the General Manager of Miteno USA Inc, a subsidiary of Shuzhi Technologies Limited, a public company listed in Shenzhen Stock Exchange, China. He has also been a general partner of GEM Tech Ventures, a venture capital firm in Mountain View, California, Light Bridge Ventures, a venture capital firm in Santa Clara, California, and EastWest Innovation Fund, a venture capital firm in Los Angeles, California, since 2014, 2018, and 2024, respectively. Prior to that, Mr. Ouyang was the Co-Founder and Chief Operating Officer of Beijing Innovisgroup Technology from 2010 to 2012, and of Beijing Tianxingjindun Technologies Co., Ltd., Beijing, China, from 2006 to 2010. Mr. Ouyang started his career as a Data Source Manager of IMS Health (now part of IQVIA, Inc.) in 1998. Mr. Ouyang holds an MBA from Purdue University, West Lafayette, Indiana, and a Bachelor’s degree in Computer Science from Tsinghua University, Beijing, China.

Key Qualifications and Impact on Board

Mr. Ouyang’s extensive experience in venture capital, and as an operations executive for innovative technology companies that makes him highly qualified to be a director of PubCo.

In evaluating a director candidate’s qualifications, the PubCo Board will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance PubCo’s ability, as well as the ability of the committees of the PubCo Board, to manage and direct PubCo’s affairs and business. The PubCo Board may consider many factors, such as personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; and experience as a board member or executive officer of another publicly-held company. In addition, the PubCo Board may consider diversity in identifying potential director nominees, including diversity of expertise and experience in substantive matters pertaining to PubCo’s business relative to other board members and diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience.

Based on the time demands of his other commitments, Mr. Ouyang believes that he will have adequate time to timely and fully perform all of his duties as a director of Vesicor and PubCo.

Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company.

Due to their various other business activities and business relationships, an executive officer or director of Vesicor may from time to time become engaged in another business, or in an investment, or a mergers-and-acquisition opportunity, that may present a potential conflict of interest with fiduciary duties as a director or executive officer at Vesicor or, upon assuming a position as an executive officer or director, as a director or executive officer at PubCo. For instance, Warren Hosseinion and Warren Hosseinion Jr. are active entrepreneurs in developing start-up concerns in medical and biologic technologies and treatments, which activities include serving in various capacities or taking an equity interest in such concerns or special purpose acquisition companies. Director Oded Levy is also active in business development and investment activities that have or may involve companies in the medical technology and biologic technologies and treatments, including special purpose acquisition companies considering mergers with such companies. As of the date of this proxy statement/prospectus, Vesicor is not aware of, and had not been notified by any of its executive officers or directors, of any actual and material conflict of interests resulting from their outside activities and responsibilities, or any outside activities that will or have interfered in their timely performance of their respective duties at Vesicor.

As of the date of this proxy statement/prospectus, the executive officers and directors of Vesicor believe that their outside responsibilities will not prevent them from devoting sufficient time to timely perform their respective duties, especially in light of the proposed addition of personnel upon consummation of the Business Combination, subject to sufficient working capital.

The following table summarizes the current material pre-existing fiduciary or contractual obligations of Vesicor’s officers and directors in respect of companies other than Vesicor:

Individual	Entity	Entity’s Business	Affiliation
-Warren Hosseinion	Voyager Acquisition Corp.	SPAC – acquisitions	Chairman of the Board of Directors
	Nutex Health, Inc.	Operates health care facilities	Director, President
-Warren Hosseinion Jr.	Voyager Acquisition Corp.	SPAC – acquisitions	Vice President
	Compute Labs, Inc.	Tokenized financial assets	Part-time strategy consultant
-Oded Levy	Blue Ox Healthcare Partners, LLC	Private equity fund	President & managing partner
	Voyager Acquisition Corp.	SPAC – acquisitions	Director
	pf gemelli bio, inc.	Biological development IBS and SIDO	director and member of the operating committee
-Adeel Rouf	Titan Acquisition Corp.	SPAC – acquisitions	President, Chief Financial Officer and a Director
	Voyager Acquisition Corp.	SPAC – acquisitions	President, Chief Executive Officer and a Director
	Zalatoris II Acquisition Corp.	SPAC – acquisitions	Director
	CSLM Acquisition Corporation	SPAC – acquisitions	Board Advisor
-Qi Ouyang	Beyond Limits Inc.	AI solutions	Sr. Vice President
	GEM Tech Ventures	venture capital fund	general partner
	Light Bridge Ventures	venture capital fund	general partner
	EastWest Innovation Fund	venture capital fund	general partner

After the Closing, the inability of any Vesicor executive officer or director to adequately and timely fulfill all his or her management duties at Vesicor or PubCo, or avoid or timely resolve any conflicts of interests between duties owed to Vesicor or PubCo and duties owed to others, could have a material adverse impact on the Combined Company’s business and financial results and performance, including, without limitation, shareholder litigation alleging self-dealing or other breach of fiduciary duties, violations of law or regulations, or deficiencies in internal controls and systems, or cause disruptions of or inefficiencies in corporate operations, including delays or failures in the development of ecm-RV/p53 product candidate, obtaining required regulatory approvals for the ecm-RV/p53 product candidate, and, if all regulatory approvals are obtained, the commercialization of the ecm-RV/p53 product candidate. Vesicor is uncertain if and when it might achieve all required regulatory approvals and, even if all required regulatory approvals are obtained, if it will then be able to successfully commercialize the ecm-RV/p53 product candidate or the time required for any commercialization effort. The potential adverse consequences of Vesicor and PubCo management not devoting sufficient time, or being conflicted between obligations owed other entities and obligations owed to PubCo or Vesicor, after the consummation of the Business Combination includes an adverse impact on the public market price and liquidity and potential appreciation of Combined Company’s common stock held by Unaffiliated Public Shareholders, increased and unpredictable volatility in the public market for Combined Company’s common stock and inability or failure of Vesicor to obtain regulatory approval of the ecm-RV/p53 product candidate or, if regulatory approval is obtained, to succeed in commercialization of the ecm-RV/p53 product candidate.

After the Closing, PubCo’s board of directors intend to adopt a related person policy providing for disinterested directors of PubCo to investigate and review any activities, transactions, or opportunities that present a potential material conflict of interest for any officer, director or employee of PubCo. Vesicor’s Board of Directors have a policy/process for review of related person transactions. Under these policies, approval of a majority of the disinterested directors acting under the related person policy will be required for a director or officer to enter into any transaction, agreement, or relationship, or engage in any activity, that poses a potential or actual conflict of interest with the fiduciary duties under applicable state law or violates any restrictions of the related person policy. Waivers for any transaction, agreement, relationship or activity may be granted by a majority of the disinterested directors under the related person policy if there is no finding of a material violation of any fiduciary duty or violation of related person policy restrictions that is determined to not be adverse to the best interests of the company and its unaffiliated public shareholders.

Voyager Acquisition Corporation (“VAC”) is a SPAC that is in the process of merging with a Swiss company engaged in the development of technologies for anti-body conjugate and T Cell engager to be used in potential cancer treatment. Warren Hosseinion is Chairman of the board of directors VAC and owns 2.2% of the issued shares of Class B Ordinary Shares of VAC. Warren Hosseinion Jr. is Vice President for Mergers & Acquisitions at VAC and owns less than 1% of the issued shares of VAC Class B Ordinary Shares. Oded Levy is a director of VAC. Adeel Rouf is Chief Executive Officer, President and a Director of VAC as well as owner, directly or indirectly, of 39.6% of the issued shares of VAC Class B Ordinary Shares and general manager of VAC’s Sponsor. As of the date of this proxy statement/prospectus, Vesicor is not aware of any transactions, agreements, relationships or activities by Warren Hosseinion, Warren Hosseinion Jr., Adeel Rouf or Oded Levy in their respective capacities at VAC that would constitute an actual conflict of interest for any of those persons as executive officers or directors of Vesicor. While Vesicor will monitor any potential conflicts of interest arising from the relationship of its executive officers and directors concerning VAC, As of the date of this proxy statement/prospectus, Vesicor believes that no material conflicts of interest have occurred or exist as a result of the relationship and interests of certain of its outside executive officers and directors in VAC. Further, Vesicor does not believe and has not experienced any adverse impact on Vesicor and its operations as a result of these relationships and interests in VAC. Vesicor also believes that the potential for any conflicts of interest is minimal due to the advanced stage of the proposed Business Combination and a proposed merger of a Swiss company, engaged in developing anti-body conjugates and T Cell enablers for potential cancer treatment, with VAC. Vesicor does not believe that the Swiss company’s business is competitive with Vesicor’s business or its ecm-RV/p53 product candidate.

See the following sections of this proxy statement/prospectus for further information on interests of Vesicor and its executive officers and directors in Business Combination: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 14; “Interests of Vesicor executive officers and directors in the Business Combination and Potential Conflicts of Interest” on page 59; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” and “After the consummation of the Business Combination, PubCo’s Chief Executive Officer and Chief Financial Officer will hold the same executive officer positions at Vesicor and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All three persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their respective duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations” — each on page 85; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 165; “Executive Compensation — Vesicor Management Compensation” on page 300; and “Beneficial Ownership of Securities” on page 311.

Board Leadership Structure

The Proposed Bylaws will provide the PubCo Board with the discretion to combine or separate the positions of Chief Executive Officer and Chairman of the Board of Directors of the PubCo Board. The Vesicor Board is, and the PubCo Board is expected to be, chaired by Dr. Hosseinion. The PubCo Board believes that separation of the positions of Chief Executive Officer and Chairman of the board of directors of the PubCo Board creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the PubCo Board as a whole. PubCo believes that this separation of responsibilities will provide a balanced approach to managing the PubCo Board and overseeing the company. However, the PubCo Board will continue to periodically review its leadership structure and may make such changes in the future as it deems appropriate. PubCo will not have a staggered board and all directors will be elected on an annual basis.

Director Independence

Upon the consummation of the Business Combination, the PubCo Board is expected to determine that each of the directors on the PubCo Board, other than Dr. Feng and Dr. Hosseinion and (as a result of their positions as PubCo’s Chief Executive Officer and Chairman of the Board of Directors, respectively), will qualify as independent directors, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and the PubCo Board will consist of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, PubCo will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Oversight of Risk

Risk assessment and oversight will be an integral part of a board of directors’ governance and management processes. A board of directors must encourage management to promote a culture that incorporates risk management into its corporate strategy and day-to-day business operations. Management will discuss strategic and operational (including cybersecurity) risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the company. These risks are then reviewed with the board of directors at regular board meetings as part of management presentations covering both the corporation and any wholly-owned subsidiary that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Effective upon the closing of the Business Combination, the PubCo Board will be responsible for overseeing the company’s overall risk management process. The responsibility for managing risk rests with executive management while the committees of the PubCo Board and the PubCo Board as a whole participate in the oversight process. The PubCo Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance and financial reporting and internal controls with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Board Committees

Effective upon the closing of the Business Combination, the PubCo Board will reconstitute the audit committee, compensation committee and nominating and corporate governance committee. The PubCo Board will adopt a new charter for each of these committees, which will comply with the applicable requirements of current Nasdaq Listing Rules. Following the closing of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of PubCo’s website. The composition and responsibilities of each of the committees of the PubCo Board are as set forth below. Members will serve on these committees until their resignation or removal or until otherwise determined by the PubCo Board.

Audit Committee

PubCo’s audit committee will consist of Oded Ley and Abeel Rouf with Oded Levy serving as the chairperson of the committee. Each of the members of the audit committee will satisfy the independence requirements under the applicable Nasdaq Listing Rules and SEC rules. Each member of the audit committee can read and understand fundamental financial statements under the applicable rules and regulations of the SEC and Nasdaq Listing Rules.

The responsibilities of the audit committee will be included in a written charter. The audit committee will assist the PubCo Board in fulfilling the PubCo Board’s oversight responsibilities with respect to PubCo’s accounting and financial reporting processes, the systems of internal control over financial reporting and audits of financial statements and reports, the performance of PubCo’s internal audit function, the quality and integrity of PubCo’s financial statements and reports, the qualifications, independence and performance of PubCo’s independent registered public accounting firm, and PubCo’s compliance with legal and regulatory requirements. For this purpose, the audit committee performs several functions. The audit committee’s responsibilities will include, among others:

●	appointing, determining the compensation of, retaining, overseeing and evaluating PubCo’s independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing other review or attest services for PubCo;

●	prior to commencement of the audit engagement, reviewing and discussing with the independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between PubCo, or persons in financial oversight roles with PubCo, and such independent registered public accounting firm or their affiliates;

●	determining and approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;

●	monitoring the rotation of partners of the independent registered public accounting firm on PubCo’s audit engagement;

●	reviewing with management and the independent registered public accounting firm any fraud that includes management or other employees who have a significant role in PubCo’s internal control over financial reporting and any significant changes in internal controls;

●	establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting, auditing or internal control matters;

●	reviewing the results of management’s efforts to monitor compliance with PubCo’s programs and policies designed to ensure compliance with laws and rules;

●	overseeing PubCo’s programs, policies and procedures related to PubCo’s information technology systems, information security risk management and information technology risk exposures, and the steps taken to monitor, mitigate and control such exposures and PubCo’s plans to mitigate cybersecurity risks and to respond to data breaches; and

●	reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of the quality and acceptability of PubCo’s accounting principles and practices and all other matters required to be communicated to the audit committee by the independent registered public accounting firm under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of PubCo’s quarterly financial information prior to public disclosure and PubCo’s disclosures in its periodic reports filed with the SEC. Oded Levy will qualify as an audit committee financial expert within the meaning of SEC regulations and Adeel Rouf will meet the financial sophistication requirements under the Nasdaq Listing Rules. PubCo’s independent registered public accounting firm and PubCo management will periodically meet separately with the audit committee.

The audit committee will review, discuss and assess its own performance and composition at least annually. The audit committee will also periodically review and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to the PubCo Board for its consideration and approval.

The composition and functioning of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. PubCo intends to comply with future requirements to the extent they become applicable to PubCo.

Compensation Committee

PubCo’s compensation committee will consist of Oded Levy and Adeel Rouf with Oded Levy serving as the chairperson of the committee. Oded Levy and Adeel Rouf will each satisfy the independence requirements under the Nasdaq Listing Rules. Each of the members of the compensation committee will be a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy Nasdaq independence requirements. The compensation committee will act on behalf of the PubCo Board to fulfill the PubCo Board’s responsibilities in overseeing the company’s compensation policies, plans and programs; and in reviewing and determining the compensation to be paid to the executive officers and non-employee directors of PubCo. The responsibilities of the compensation committee are included in its written charter. The compensation committee’s responsibilities will include, among others:

●	reviewing, modifying and approving (or, if it deems appropriate, making recommendations to the PubCo Board regarding) PubCo’s overall compensation strategy and policies, to assure that they promote stockholder interests and support PubCo’s strategic and tactical objectives, and that they provide for appropriate rewards and incentives for PubCo’s management and employees;

●	reviewing, modifying and approving corporate performance goals and objectives relevant to the compensation of PubCo’s executive officers and other senior management;

●	determining and approving (or, if it deems appropriate, recommending to the PubCo Board for determination and approval) the compensation and terms of employment of PubCo’s Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long-term incentive component of the compensation of the Chief Executive Officer;

●	determining and approving (or, if it deems appropriate, recommending to the PubCo Board for determination and approval) the compensation and terms of employment of PubCo’s executive officers and other members of senior management;

●	reviewing and approving (or, if it deems appropriate, making recommendations to the PubCo Board regarding) the terms of employment agreements and severance agreements,

●	change-of-control protections and other compensatory arrangements for PubCo’s executive officers and other members of senior management;

●	conducting periodic reviews of the base compensation levels of all of PubCo’s employees generally;

●	reviewing and approving compensation programs as well as the type and amount of compensation to be paid or awarded to non-employee directors;

●	reviewing and approving the adoption, amendment and termination of PubCo’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, 401(k) plans, supplemental retirement plans and similar programs, if any, and the aggregate cash amounts and numbers of shares to be paid or reserved for issuance thereunder; and administering all such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans;

●	reviewing PubCo’s incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, reviewing and discussing at least annually the relationship between PubCo’s risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk; and

●	reviewing human capital management strategies, programs and policies, including, but not limited to, those regarding recruitment, retention, career development, diversity, equity and inclusion, pay equity, workplace culture and employee engagement.

In addition, once PubCo ceases to be an “emerging growth company,” as defined in the JOBS Act, the responsibilities of the compensation committee will also include:

●	reviewing and discussing with appropriate executive officers of PubCo compensation-related proposals to be considered at PubCo’s annual meeting, including the Say on Pay Vote and the frequency of the Say on Pay Vote, and the results of any stockholder advisory votes and, based on such discussions, providing recommendations to the PubCo Board; and

●	reviewing and discussing with management PubCo’s Compensation Discussion and Analysis and recommending to the PubCo Board that the Compensation Discussion and Analysis be approved for inclusion in PubCo’s annual reports on Form 10-K, registration statements, PubCo’s annual meeting proxy statements and information statements. Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate. The compensation committee will review, discuss and assess its own performance and composition at least annually. The compensation committee will also periodically review and assess the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to the PubCo Board for its consideration and approval.

The composition and functioning of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. PubCo intends to comply with future requirements to the extent they become applicable to PubCo.

Nominating and Corporate Governance Committee

PubCo’s nominating and corporate governance committee will consist of Oded Levy and Adeel Rouf with Oded Levy serving as the chairperson of the committee. Oded Levy and Adeel Rouf will each satisfy the independence requirements under the Nasdaq Listing Rules. The responsibilities of the nominating and corporate governance committee are included in its written charter. The nominating and corporate governance committee will act on behalf of the PubCo Board to fulfill the PubCo Board’s responsibilities in overseeing all aspects of the company’s nominating and corporate governance functions. The responsibilities of the nominating and corporate governance committee will include, among others:

●	making recommendations to the PubCo Board regarding corporate governance issues;

●	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the PubCo Board);

●	determining the minimum qualifications for service on the PubCo Board;

●	reviewing and evaluating incumbent directors;

●	instituting and overseeing director orientation and director continuing education programs;

●	serving as a focal point for communication among candidates to the PubCo Board, non-committee directors and PubCo’s management;

●	recommending to the PubCo Board for selection candidates to serve as nominees for director for the annual meeting of stockholders and to fill any vacancies on the PubCo Board and any committees thereof;

●	making other recommendations to the PubCo Board regarding matters relating to the directors;

●	overseeing succession plans for PubCo’s Chief Executive Officer and its other executive officers;

●	reviewing and overseeing matters of corporate responsibility and sustainability, including potential long- and short-term trends and impacts to PubCo’s business of environmental, social and governance issues, and its public reporting on these topics;

●	considering any recommendations for nominees and proposals submitted by stockholders; and

●	monitoring and recommending modifications to PubCo’s insider trading policy, if necessary or advisable, to the PubCo Board. The nominating and corporate governance committee will periodically review, discuss and assess the performance of the PubCo Board and the committees of the PubCo Board. In fulfilling this responsibility, the nominating and corporate governance committee will seek input from senior management, the PubCo Board and others. In assessing the PubCo Board, the nominating and corporate governance committee will evaluate the overall composition of the PubCo Board, the PubCo Board’s contribution as a whole and its effectiveness in serving PubCo’s best interests and the best interests of PubCo’s stockholders. The nominating and corporate governance committee will review, discuss and assess its own performance and composition at least annually. The nominating and corporate governance committee will also periodically review and assess the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to the PubCo Board for its consideration and approval.

The composition and functioning of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. PubCo intends to comply with future requirements to the extent they become applicable to PubCo.

Code of Business Conduct and Ethics and Insider Trading Policy

PubCo intends to adopt a written code of business conduct and ethics and insider trading policy, effective immediately prior to the closing of the Business Combination, which will apply to PubCo’s directors, officers and employees, including PubCo’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the closing of the Business Combination, a current copy of PubCo’s code of business conduct and ethics and insider trading policy will be posted on its website to be established prior to the closing of the Business Combination. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. PubCo intends to disclose any amendments to its code of business conduct and ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

None of the intended members of PubCo’s compensation committee is currently or has been at any time in the past year, one of Black Hawk’s officers or employees. Other than Dr. Feng and Dr. Hosseinion, none of PubCo’s expected executive officers or chair currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the PubCo Board or compensation committee. Dr. Feng and Dr. Hosseinion serve as directors of Vesicor and, in that capacity, review and determine compensation for Vesicor’s officers and directors.

Limitation of Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation and the Proposed Bylaws, which will become effective immediately prior to the consummation of the Business Combination, will contain provisions that limit the liability of PubCo’s directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, PubCo’s directors will not be personally liable to PubCo or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to PubCo or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL;

●	any transaction from which the director derived an improper personal benefit; or

●	with respect to any officer, any action by or in the right of the corporation.

The Proposed Certificate of Incorporation will also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of PubCo’s directors or officers will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

The Proposed Bylaws will provide that PubCo shall indemnify any person who is or was a director or officer of PubCo or who is or was serving at PubCo’s request as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (a “Covered Person”), and who is or was a party to, is threatened to be made a party to, or is otherwise involved (including as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative based on such person’s actions in his or her official capacity as a director or officer of PubCo or as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (to the extent serving in such position at the request of PubCo), in each case against all liability and loss suffered and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith, subject to certain conditions. In addition, the Proposed Bylaws will provide that PubCo may, to the fullest extent permitted by law, (i) advance costs, fees or expenses (including attorneys’ fees) incurred by a Covered Person defending or participating in any proceeding in advance of the final disposition of such proceeding, subject to certain exceptions, and (ii) purchase and maintain insurance, at PubCo’s expense, to protect PubCo and any person who is or was a director, officer, employee or agent of PubCo or is or was a director, officer, employee or agent of PubCo serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss, whether or not PubCo would have the power or obligation to indemnify such person against such liability, expense or loss under the DGCL or the provisions of the Proposed Bylaws.

Upon the consummation of the Business Combination, PubCo expects to enter into indemnification agreements with each of its directors and executive officers as and when determined by the PubCo Board. These agreements, among other things, will require PubCo to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require PubCo to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. PubCo believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. PubCo will also maintain directors’ and officers’ liability insurance.

The above description of the indemnification provisions of the Proposed Certificate of Incorporation, the Proposed Bylaws and the indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Certain of PubCo’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the PubCo Board.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against PubCo’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against PubCo’s directors and officers, even though an action, if successful, might benefit PubCo and its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent PubCo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, PubCo has been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of Vesicor’s or Black Hawk’s directors or executive officers, or PubCo’s proposed directors or executive officers, as to which indemnification is required or permitted, and Vesicor and Black Hawk are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

Black Hawk Executive Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay an affiliate of our Sponsor a total of $10,000 per month for office space, administrative and support services. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by a compensation committee constituted solely by independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Vesicor Management Compensation

Overview

This section discusses the material components of the executive compensation program for Vesicor’s executive officers who are named in the “2024 Summary Compensation Table” below. For the year ended December 31, 2024, our “named executive officers” (“NEOs”) and their positions were as follows:

-	Luo Fung, Chief Executive Officer,

-	Warren Hosseinion Jr., Chief Operating Officer and

-	Michael Bowen, Chief Financial Officer

2024 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal years ended December 31, 2024 and 2023.

Current Officers Name & Principal Position	Year	Salary	Bonus	Stock		Option Awards	All Other Compensation		Total
		($)	($)	($)		($)	($)		($)
Luo Feng PhD.	2024	0	0	10,000	(2)	0	72,000	(1)	82,000
CEO	2023	0	0	0		0	30,000	(1)	30,000
Warren Hosseinion Jr.,	2024	0	0	5,000	(3)	0	0		5,000
COO	2023	0	0	5,000	(3)	0	0		5,000
Michael Bowen,	2024	0	0	0		0	0		0
CFO	2023	0	0	5,000	(3)	0	0		5,000

(1)	Represents Consulting Agreement for $6,000 per month.
(2)	Represents 500,000 shares at $0.02 per share.
(3)	Represents 250,000 shares at $0.02 per share.

Directors	Year	Salary	Bonus	Stock		Option Awards	All Other Compensation	Total
		($)	($)	($)		($)	($)	($)
Warren Hosseinion, M.D.	2024	0	0	20,000	(1)	0	0	20,000
Chairman of the Board	2023	0	0	32,000	(2)	0	0	32,000
Oded Levy	2024	0	0	10,000	(3)	0	0	10,000
Director	2023	0	0	5,000	(4)	0	0	5,000

(1)	Represents 1,000,000 shares at $0.02 per share.
(2)	Represents 1,600,000 shares at $0.02 per share.
(3)	Represents 500,000 shares at $0.02 per share.
(4)	Represents 250,000 shares at $0.02 per share.

During the year ended December 31, 2023, Vesicor issued 2,350,000 shares of Vesicor Common Stock to officers and directors for services, valued at $47,000.

During the year ended December 31, 2024, Vesicor issued 2,250,000 shares of Vesicor Common Stock to officers and directors for services, valued at $45,000.

Executive Compensation Narrative. During the fiscal year ended 2024, Vesicor had only three named executive officers that provided services to Vesicor: Dr. Luo Feng, Chief Executive Officer; Michael Bowen, Vesicor’s Chief Financial Officer and Secretary; and Warren Hosseinion Jr., Vesicor’s Chief Operating Officer.

Vesicor does not have an incentive stock-based compensation plan or bonus plan for officers, directors or employees. Instead, Vesicor has issued stock compensation to officers and directors under negotiated contracts approved by the disinterested directors of Vesicor.

Except for Dr. Luo Feng, who receives $6,000 a month in cash compensation for services as Vesicor’s Chief Executive Officer, the other named executive officers are compensated by issuance of shares of Vesicor Common Stock for services as an officer. The stock compensation is based on negotiated contracts between the executive and Vesicor, which contracts are approved by the disinterested directors of Vesicor. See “Stock Grants” below.

After the Closing, Vesicor intends to use PubCo’s incentive stock-based compensation plan to provide stock-based compensation to Vesicor directors. Vesicor does not intend to pay cash compensation for services as a director of Vesicor after the Closing.

Stock Grants. Under separate February 4, 2023 letter agreements, Vesicor issued the following shares of Vesicor Common Stock for services rendered by the recipient to Vesicor as an officer or director: (1) 250,000 shares to Michael Bowen; (2) 250,000 shares to Warren Hosseinion Jr.; (3) 250,000 shares to Oded Levy; and (4) 1,600,000 shares to Warren Hosseinion. All shares are “restricted securities” under Rule 144 of the Securities Act of 1933 and were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act of 1933.

Benchmarking. While Vesicor Board may from time to time use public domain information about compensation of executives of early stage or start-up ventures similar to Vesicor for reference purposes, Vesicor lacks significant, sustain revenues and has no incentive stock-based compensation plan. Vesicor has not used benchmarking or compensation consultants in the past as part of determining the compensation of executives.

After the Closing, and subject to the availability of funds, Vesicor may use benchmarking and compensation consultants in determining scope of commercially reasonable compensation for executives.

Director Compensation

Directors of Vesicor receive stock grants of Vesicor Common Stock for services as a director. The number of shares and periods of service covered by the stock grants are determined by the disinterested directors of the Vesicor board of directors and negotiations between Vesicor and the director being compensated. Vesicor has no incentive, stock-based compensation plan for directors or officers. Vesicor has not paid and does not plan on paying cash compensation to directors for their services. Directors are reimbursed for necessary and reasonable expenses incurred in the performance of their director duties, subject to approval by disinterested Vesicor directors and providing adequate receipts or proof of the expense.

Vesicor directors who are executive officers of Vesicor do not receive separate compensation for their services as directors of Vesicor. Compensation for services as a director are included in compensation for services as an executive.

PubCo Executive Compensation

PubCo Executive Compensation - Overview

Following the consummation of the Business Combination, PubCo intends to develop an executive compensation program that is designed to align compensation with PubCo’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward individuals who contribute to the long-term success of PubCo. Decisions on the executive compensation program will be made by the PubCo Board and specifically through the PubCo Board’s Compensation Committee. Vesicor expects that the compensation policies followed by PubCo will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of PubCo and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its Compensation Committee, the PubCo Board may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees. No consultants were used for determination of the proposed compensation of PubCo management after the consummation of the Business Combination, which proposed compensation was the result of arms-length negotiations between Black Hawk and Vesicor.

Proposed Executive Officers of PubCo

This section discusses the material components of the executive compensation program for PubCo’s proposed executive officers, who are also referred to as our “PubCo’s named executive officers”. Employment of the PubCo’s named executive officers is subject to negotiation, signing and PubCo Board approval of written employment agreement for each executive. Their proposed positions as PubCo executives are as follows:

■	Luo Fung, Chief Executive Officer,

■	Warren Hosseinion Jr., Chief Operating Officer; and

■	Michael Bowen, Chief Financial Officer and Secretary.

Executive Compensation.

The compensation of each PubCo named executive will be determined by employment or engagement agreements to be negotiated prior to the Closing by the PubCo and the PubCo named executives and reviewed and approved by the PubCo Board’s Compensation Committee and PubCo Board at the Closing or immediately following the Closing. A summary of the principal terms of the proposed employment agreements for each PubCo named executive is set forth below under “Proposed PubCo Employment Agreements”.

As of the date of this proxy statement/prospectus, the proposed annual base salary of each PubCo named executive, which may change with negotiations occurring prior to the Closing for each employment agreement described below, is:

Name of Proposed PubCo Executive	Position(s) with PubCo	Proposed Annual Base Salary
Luo Feng, M.D.	Chief Executive Officer; Director	$120,000
Michael Bowen	Chief Financial Officer	$48,000
Warren Hosseinion Jr.	Chief Operating Officer	$60,000

PubCo named executives who serve as directors of PubCo will not receive cash compensation for services as a director of PubCo.

Proposed PubCo Employment Arrangements

In connection with preparations for the Business Combination, and at the Closing or immediately thereafter, PubCo intends to execute employment agreements with each PubCo named executive. The agreements will be effective upon Closing of the Business Combination. Below is a summary of the proposed employment agreement for each PubCo named executive, which summary is qualified in its entirety by reference to the form of employment agreement of each executive as filed as Exhibits [   ] to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, as well as amendments thereto. The principal terms the proposed employment agreements are:

Lou Feng, Chief Executive Officer. Dr. Feng’s three-year employment agreement provides for (i) an annual base salary of $120,000, (ii) eligibility to receive an annual cash bonus based on the extent to which, in the discretion of the Board, Dr. Feng achieves or exceeds specific and measurable individual and company performance objectives, and (iii) eligibility to participate in any long-term incentive plan that is made available to similarly positioned executives, employee benefit or group insurance plans maintained from time to time by PubCo. Long-term incentive plan awards may include cash, or equity awards settled in shares of PubCo stock, including but not limited to stock options, restricted stock and performance shares. If Dr. Feng were to leave PubCo as a “Good Leaver,” as defined in the employment agreement, terms of any long-term incentive award will be deemed satisfied immediately prior to such termination and as such, all awards and grants will be deemed fully vested. In addition, Dr. Feng will be reimbursed for his reasonable and usual business expenses incurred on behalf of the PubCo. Severance benefits will be payable in the event Dr. Feng’s termination is either by PubCo without cause or by his with “good reason,” as defined in the agreement. In such event and in addition to accrued salary benefits as of the date of termination, PubCo will pay Dr. Feng an amount equal to a (x) two times the sum of his most recent base salary and target annual bonus and (y) an amount in cash equal to PubCo’s premium amounts paid for his coverage under group medical, dental and vision programs for a period of 24 months. The agreement also contains customary confidentiality, non-solicitation, non-competition and cooperation provisions. The employment agreement will automatically renew for an additional year following the initial term and any renewal term, unless either party provides 60-days’ written notice before the end of the then-current term. PubCo may terminate Dr. Feng’s employment without cause (as defined in the agreement) by providing 60 days’ advance written notice. Dr. Feng may terminate his employment for any reason.

Michael Bowen, Chief Financial Officer and Secretary. Mr. Bowen’s three-year employment agreement provides for (i) an annual base salary of $48,000, (ii) eligibility to receive an annual cash bonus based on the extent to which, in the discretion of the PubCo Board, Mr. Bowen achieves or exceeds specific and measurable individual and company performance objectives, and (iii) eligibility to participate in any long-term incentive plan that is made available to similarly positioned executives, employee benefit or group insurance plans maintained from time to time by PubCo. Long-term incentive plan awards may include cash, or equity awards settled in shares of PubCo stock, including but not limited to stock options, restricted stock and performance shares. If Mr. Bowen were to leave PubCo as a “Good Leaver,” as defined in the employment agreement, terms of any long-term incentive award will be deemed satisfied immediately prior to such termination and as such, all awards and grants will be deemed fully vested. In addition, Mr. Bowen will be reimbursed for his reasonable and usual business expenses incurred on behalf of PubCo. Severance benefits will be payable in the event Mr. Bowen’s termination is either by PubCo without cause or by his with “good reason,” as defined in the agreement. In such event and in addition to accrued salary benefits as of the date of termination, PubCo will pay Mr. Bowen an amount equal to a (x) two times the sum of his most recent base salary and target annual bonus and (y) an amount in cash equal to PubCo’s premium amounts paid for his coverage under group medical, dental and vision programs for a period of 24 months. The agreement also contains customary confidentiality, non-solicitation, non-competition and cooperation provisions. The employment agreement will automatically renew for an additional year following the initial term and any renewal term, unless either party provides 60-days’ written notice before the end of the then-current term. PubCo may terminate Mr. Bowen’s employment without cause (as defined in the agreement) by providing 60 days’ advance written notice. Mr. Bowen may terminate his employment for any reason.

Warren Hosseinion Jr. (Chief Operating Officer). Warren Hosseinion Jr.’s three-year employment agreement provides for (i) an annual base salary of $60,000, (ii) eligibility to receive an annual cash bonus based on the extent to which, in the discretion of the Board, Warren Hosseinion Jr. achieves or exceeds specific and measurable individual and PubCo performance objectives, and (iii) eligibility to participate in any long-term incentive plan that is made available to similarly positioned executives, employee benefit or group insurance plans maintained from time to time by PubCo. Long-term incentive plan awards may include cash, or equity awards settled in shares of PubCo stock, including but not limited to stock options, restricted stock and performance shares. If Warren Hosseinion Jr. were to leave PubCo as a “Good Leaver,” as defined in the employment agreement, terms of any long-term incentive award will be deemed satisfied immediately prior to such termination and as such, all awards and grants will be deemed fully vested. In addition, Warren Hosseinion Jr. will be reimbursed for his reasonable and usual business expenses incurred on behalf of PubCo. Severance benefits will be payable in the event Warren Hosseinion Jr.’s termination is either by PubCo without cause or by his with “good reason,” as defined in the agreement. In such event and in addition to accrued salary benefits as of the date of termination, PubCo will pay Warren Hosseinion Jr. an amount equal to a (x) two times the sum of his most recent base salary and target annual bonus and (y) an amount in cash equal to the PubCo’s premium amounts paid for his coverage under group medical, dental and vision programs for a period of 24 months. The agreement also contains customary confidentiality, non-solicitation, non-competition and cooperation provisions. The employment agreement will automatically renew for an additional year following the initial term and any renewal term, unless either party provides 60-days’ written notice before the end of the then-current term. PubCo may terminate Warren Hosseinion Jr.’s employment without cause (as defined in the agreement) by providing 60 days’ advance written notice. Warren Hosseinion Jr. may terminate his employment for any reason.

Vesicor’s Board of Directors has determined that the efforts of Luo Feng and Warren Hosseinion Jr. on behalf of Vesicor resulting in the signing of the Business Combination Agreement deserve the cash performance incentive grants described in this paragraph. These payments are contingent upon, not payable before, and only payable promptly in Vesicor’s best interests to award cash performance incentive payments to certain Vesicor executive officers and directors in recognition of each such individual’s efforts required in connection with: (1) successfully completing the private placements of Vesicor’s common stock in 2024, and (2) since April 2025, assisting in the preparation and filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, as well as amendments thereto, responding to comments thereon made by the SEC applicable to PubCo, facilitating the completion of the SEC’s review thereof, including assisting in seeking to cause the registration statement to be declared effective, and handling numerous other matters incidental to consummating the Business Combination pursuant to the Business Combination Agreement. Upon the Closing, the PubCo Board intends to ratify the award of and to award an aggregate of $500,000 in performance incentive payments with individual awards to be: (a) $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. The PubCo Board intends to ratify and award these cash performance awards upon consummation of the Business Combination. Luo Feng, Michael Bowen, Warren Hosseinion and Warren Hosseinion Jr. are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

Invention and Non-Disclosure Agreement with PubCo’s Executive Officers

At the Closing of the Business Combination, Michael Bowen and Warren Hosseinion Jr. each will also enter into an Invention and Non-Disclosure Agreement with PubCo. Dr. Feng entered into an Invention and Non-Disclosure Agreement with Vesicor effective June 7, 2023. At the Closing of the Business Combination, Dr. Feng will sign an amendment to the June 7, 2023, for the sole purpose of adding PubCo as a party. An integral part of the Invention and Non-Disclosure Agreement is the disclosure by the employee of any discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software and works of authorship (“developments”) that were created, made, conceived or reduced to practice by the employee prior to his or her employment by Vesicor and that are not assigned to the Vesicor. The amendment to be signed by Dr. Feng will extend those protections to PubCo.

Emerging Growth Company Status

PubCo will be an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it will be exempted from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its Chief Executive Officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

PubCo Director Compensation Following the Business Combination

It is currently anticipated that, upon the closing of the Business Combination, the PubCo’s Board will approve the following compensation for PubCo’s non-employee directors:

All annual cash compensation amounts for PubCo’s non-employee directors are expected to be payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service. Additionally, PubCo will reimburse each outside director for reasonable travel expenses related to such director’s attendance at meetings of the PubCo Board and any committees thereof and for any other expenses that are reasonably necessary to perform director duties and comply with a business expense reimbursement policy to be adopted by PubCo after the Closing.

Equity Based Compensation of PubCo Directors.

PubCo does not intend to make any ad hoc equity compensation awards to PubCo directors upon the Closing. PubCo directors will be compensated under the equity incentive compensation plan to be adopted after the Closing by the PubCo Board, which plan will also require approval of PubCo stockholders. Upon the recommendation of the PubCo Compensation Committee, and in accordance with. the equity incentive plan to be adopted by PubCo after the Closing, PubCo may make ad hoc or annual awards of equity-based incentive compensation to PubCo directors, both employee directors and non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Black Hawk Related Party Transactions

Founder Shares

On October 16, 2023, Black Hawk and the Sponsor entered into a Securities Subscription Agreement, pursuant to which our Sponsor purchased 17,250,000 shares of common stock, $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0145 per ordinary share. On November 13, 2023, Black Hawk and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B ordinary shares. On March 20, 2024, Black Hawk and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 par value per ordinary share (up to 258,750 Class B ordinary shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised in full or in part). On March 29, 2024, Black Hawk cancelled 258,750 Class B ordinary shares as the underwriter did not exercise their over-allotment. Lastly, on or around April 4, 2024, in accordance with the then-effective memorandum and articles of association, Black Hawk exercised its right to convert its 1,725,000 Class B Ordinary Shares to 1,725,000 Class A ordinary shares. As of November 30, 2024 and November 30, 2023, there were 1,725,000 Class A ordinary shares issued and outstanding as Founder Shares.

The Initial Shareholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares for a time period ending on the date that is the earlier of (A) six months after the completion of the SPAC’s initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, the converted shares of our Class A ordinary shares will be released from the lock-up if (1) the last reported sale price of the SPAC’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if the SPAC completes a transaction after the initial business combination which results in all of the shareholders having the right to exchange their shares for cash, securities or other property. The Initial Shareholders also agree not to transfer any ownership interest in, except to permitted transferees, their private placement until at least 30 days following the completion of the business combination. However, if after a business combination there is a transaction whereby all the outstanding shares are exchanged or redeemed for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares or the Private Placement Units (or any shares of ordinary shares thereunder) shall be permitted to participate.

Due from Related Party

The SPAC reimbursed the Sponsor for its payment of $30,900 professional fees to a service provider which is no longer engaged by the SPAC. The amount was unsecured, interest-free and due on demand, which was offset with the repayment of the Promissory Note on March 25, 2024. As of November 30, 2024 and 2023, the SPAC had a total due from related party of $0 and $30,900, respectively.

Promissory Note — Related Party

On October 16, 2023, the Sponsor agreed to loan the SPAC up to an aggregate amount of $250,000 to be used, in part, for transaction costs incurred in connection with the Proposed Public Offering (the “Promissory Note”). The Promissory Note is unsecured, interest-free and due on the earlier of: (i) September 30, 2024 or (ii) the date on which the SPAC closes the IPO. The entire loan amount was repaid by the SPAC on March 25, 2024. There was $0 and $250,000 outstanding under the Promissory Note as of November 30, 2024 and 2023, respectively.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the SPAC completes an initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Certain amount of such loans may be converted into private at $10.00 per share at the option of the lender. As of June 30, 2025, the SPAC had no borrowings under the working capital loans.

Administrative Services Agreement

The SPAC entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of the SPAC’s consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services. The SPAC incurred $83,945 and $0 for the year ended November 30, 2024 and the period from September 28, 2023 (inception) to November 30, 2023, respectively. The entire amount of $83,945 was paid to the Sponsor, as such, there was no amount due to the Sponsor as of November 30, 2024.

Vesicor Related Party Transactions

As a matter of standard corporate governance policy, Vesicor’s independent director and other disinterested directors review any proposed transaction or agreement between Vesicor and an officer, director, employee or stockholder who owns or controls more than 5% of the issued and outstanding shares of Vesicor Common Stock in order to ensure that the transaction or agreement is fair and commercially reasonable to Vesicor and its Common Stock shareholders. The scope of review is expanded if a person or entity has any existing business or financial relationship with Vesicor. The independent director and other disinterested directors determine whether to approve, ratify or reject a related person transaction or agreement on the basis of whether the transaction or agreement is in the best interests of Vesicor and its holders of Common Stock who are not related persons. Guidance of outside legal counsel or financial/accounting advisors may be sought to aid any review.

Vesicor’s independent, disinterested directors approved the following transaction and agreement in 2024 involving a related person. With respect to Vesicor’s engagement of a placement agent for a private securities offering of Vesicor shares of Common Stock and attached warrants to purchase shares of Common Stock in 2024 (the “Offering”), Warren Hosseinion, M.D., who serves (and served at the time of the transaction) as the Chairman of the Board of Directors of Vesicor, is, and was at the time of the transaction, a minority ten percent (10%) owner of Altitude Capital Group LLC (“Altitude”), a separate entity engaged as the Placement Agent for the Offering. This ownership interest created a potential conflict of interest because Dr. Hosseinion may have a financial interest in the engagement and success of Altitude, which could affect his decision-making with respect to the Offering and other matters related to Vesicor. However, Vesicor applied established corporate governance policies and procedures designed to address and mitigate any potential conflicts of interest that may arise in connection with Dr. Hosseinion’s dual roles. All material agreements and arrangements between Vesicor and Altitude, as well as the private placement memorandum for the Offering and Offering itself, were reviewed and approved by Vesicor’s independent director and disinterested directors of Vesicor Board of Directors.

Voyager Acquisition Corporation (“VAC”) is a SPAC that is in the process of merging with a Swiss company engaged in the development of technologies for anti-body conjugate and T Cell engager to be used in potential cancer treatment. Warren Hosseinion is Chairman of the Board of Directors of VAC and owns 2.2% of the issued shares of Class B Ordinary Shares of VAC. Warren Hosseinion Jr. is Vice President for Mergers & Acquisitions at VAC. Oded Levy is a director of VAC. Adeel Rouf is Chief Executive Officer, President and a Director of VAC as well as owner, directly or indirectly, of 39.6% of the issued shares of VAC Class B Ordinary Shares and general manager of VAC’s Sponsor. As of the date of this proxy statement/prospectus, Vesicor is not aware of any transactions, agreements, relationships or activities by Warren Hosseinion, Warren Hosseinion Jr., Adeel Rouf or Oded Levy in their respective capacities at VAC that would constitute an actual conflict of interest for any of those persons as executive officers or directors of Vesicor. While Vesicor will monitor any potential conflicts of interest arising from the relationship of its executive officers and directors concerning VAC, As of the date of this proxy statement/prospectus, Vesicor believes that no material conflicts of interest has occurred or exist as a result of the relationship and interests of certain of its outside executive officers and directors in VAC. Further, Vesicor does not believe and has not experienced any adverse impact on Vesicor and its operations as a result of these relationships and interests in VAC. Vesicor also believes that the potential for any conflicts of interest is minimal due to the advanced stage of the proposed Business Combination and a proposed merger of a Swiss company, engaged in developing anti-body conjugates and T Cell enablers for potential cancer treatment, with VAC. Vesicor does not believe that the Swiss company’s business is competitive with Vesicor’s business or its ecm-RV/p53 product candidate. See the following sections in this proxy statement/prospectus for more information on potential conflicts of interest for Vesicor’s executive officers and directors:

As part of negotiations for the Business Combination Agreement, Vesicor proposed and accepted the following payments to Dr. Luo Feng and Warran Hosseinion Jr. Upon the Closing, the PubCo Board, which is expected to include Vesicor’s directors, intends to ratify the award of and to award an aggregate of $500,000 in performance incentive payments with individual awards to be: (a) $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. The cash incentive payments are intended, in part, as incentives for Luo Feng and Warren Hosseinion Jr. to serve as members of management of the Combined Company and Vesicor. PubCo’s board of directors intends to ratify and award these cash performance awards upon consummation of the Business Combination. Luo Feng, Michael Bowen, Warren Hosseinion Jr. and Warren Hosseinion are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

See the following sections of this proxy statement/prospectus for information on interests of Vesicor and its executive officers and directors in Business Combination and for further information on interests of Vesicor and its executive officers and directors in Business Combination and how those interests may differ from interests of Unaffiliated Public Shareholders: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 14; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies”] and “After the consummation of the Business Combination, PubCo’s Chief Executive Officer and Chief Financial Officer will hold the same executive officer positions at Vesicor and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All three persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their respective duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations” — each on page 85; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 165; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 291; “Executive Compensation — Vesicor Management Compensation” on page 300; and “Beneficial Ownership of Securities” on page 311.

Related Person Transactions Policy Following the Business Combination

Effective upon the consummation of the Business Combination or immediately thereafter, the PubCo Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which PubCo or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of PubCo’s executive officers or one of PubCo’s directors;

●	any person who is known by PubCo to be the beneficial owner of more than 5% of PubCo’s voting shares;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of PubCo’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of PubCo’s voting shares; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to PubCo’s audit committee charter, the audit committee will have the responsibility to review all related party transactions and other potential conflict of interest matters.

As described on page 302 above, PubCo’s board of directors intends to ratify and award cash performance incentive payments of $200,000 to Dr. Luo Feng and $300,000 to Warren Hosseinion Jr. upon consummation of the Business Combination. Both Luo Feng and Warren Hosseinion Jr. are expected to serve as executive officers of PubCo upon the consummation of the Business Combination. Luo Feng, Michael Bowen, Warren Hosseinion Jr. and Warren Hosseinion are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes sets forth information with respect to the beneficial ownership of (i) Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares, as of June [__] 2025, prior to the consummation of the Business Combination, and (ii) the expected ownership of shares of PubCo Common Stock, immediately following the completion of the Business Combination, assuming that no additional Class A Ordinary Shares are redeemed (“No Additional Redemptions”) and, alternatively, that 2,124,077 shares of PubCo Common Stock are redeemed in connection with the Business Combination (“Maximum Redemption”) by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is known by Black Hawk to be the beneficial owner of more than 5% of issued and outstanding shares of Black Hawk Class A Ordinary Shares pre-Business Combination consummation;

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is, or is expected by Black Hawk to be the beneficial owner of more than 5% of issued and outstanding shares of PubCo Common Stock immediately post-Business Combination consummation;

●	each of the SPAC’s current executive officers and directors, and all current officers and directors of the SPAC as a group, in each case pre-Business Combination consummation; and

●	each person who will become an executive officer or director of the PubCo, and all persons who will become executive officers and directors of PubCo as a group, in each case post-Business Combination consummation.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days from the date of this proxy statement/prospectus.

The beneficial ownership of Black Hawk Ordinary Shares is based on 4,153,577 shares issued and outstanding as of August 31, 2025. The beneficial ownership of Vesicor Common Stock is reflected on an as-converted basis and based on 8,439,815 shares of Vesicor Common Stock and 1,352,007 warrants of Vesicor Warrant, as converted, issued and outstanding as of September 30, 2025.

The expected beneficial ownership percentages set forth in the table below post-Merger assumes:

(i)	the issuance, pursuant to the [ ] Agreements, of [ ] shares of PubCo Common Stock upon the Closing.

The expected beneficial ownership of shares of PubCo Common Stock After the Business Combination Assuming No Redemption in the table below is based on the assumption that no additional Public Shareholders exercise redemption rights on or prior to the upon consummation of the Business Combination.

The expected beneficial ownership of shares of PubCo Common Stock After the Business Combination Assuming Maximum Redemptions in the table below is based on the assumption that 2,124,077 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $[       ] million out of the Trust Account [       ]. As all of the Black Hawk Insiders (as well as other holders of Founders Shares) waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation.

	Pre-Business Combination			Post-Business Combination
				Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Blackhawk Class A Ordinary Shares Beneficially Owned	% of Class	% of Voting Power	Shares of Pubco Common Stock Beneficially Owned	% of Class	Shares of Pubco Preferred Stock Beneficially Owned	% of Class	% of Voting Power	Shares of Pubco Common Stock Beneficially Owned	% of Class	Shares of Pubco Preferred Stock Beneficially Owned	% of Class	% of Voting Power
Officers and Directors of Black Hawk Prior to the Consummation of the Business Combination:(1)
Kent Louis Kaufman(2)	1,960,500	21.96%	21.96%	-	-	-	-	-	-	-	-	-	-
Jonathan Ginsberg	-	-	-	-	-	-	-	-	-	-	-	-	-
Daniel M. McCabe	-	-	-	-	-	-	-	-	-	-	-	-	-
Terry W. Protto	-	-	-	-	-	-	-	-	-	-	-	-	-
All Directors and Officers as a group (four individuals)	1,960,500	21.96%	21.96%	-	-	-	-	-	-	-	-	-	-
Officers and Directors After the Consummation of the Business Combination:(3)
Warren Hosseinion. Chairman of the Board	-	-	-	1,858,694	15.09%	-	-	15.09%	2,125,169	20.86%	-	-	20.86%
Luo Feng, CEO and Director	-	-	-	1,072,323	8.71%	-	-	8.71%	1,226,059	12.03%	-	-	12.03%
Michael C. Bowen, CFO	-	-	-	178,721	1.45%	-	-	1.45%	204,343	2.01%	-	-	2.01%
Warren Hosseinion Jr., COO	-	-	-	357,441	2.90%	-	-	2.90%	408,686	4.01%	-	-	4.01%
Oded Levy - Director	-	-	-	536,162	4.35%	-	-	4.35%	613,030	6.02%	-	-	6.02%
Adeel Rouf	-	-	-	142,976	1.16%	-	-	1.16%	163,475	1.60%	-	-	-
Qi Ouyang	-	-	-	-	-	-	-	-	-	-	-	-	-
All Directors and Officers as a group (7 individuals)	-	-	-	4,146,317	33.67%	-	-	33.67%	4,740,762	46.52%	-	-	44.92%
Greater than 5% Holders:
Elisa Luqman	-	-	-	643,394	5.22%	-	-	5.22%	735,635	7.22%	-	-	7.22%
Black Hawk Management LLC(4)	1,960,500	21.96%	21.96%	1,960,500	15.92%	-	-	15.92%	1,095,500	10.75%	-	-	10.75%
Karpus Investment Management(5)	997,429	11.17%	11.17%	997,429	8.10%	-	-	8.10%	997,429	9.79%	-	-	9.79%
First Trust Merger Arbitrage Fund(6)	611,000	6.84%	6.84%	611,000	4.96%	-	-	4.96%	611,000	6.00%	-	-	6.00%
First Trust Capital Management L.P./First Trust Capital Solutions L.P./FTCS Sub GP LLC(6)	796,020	8.91%	8.91%	796,020	6.46%	-	-	6.46%	796,020	7.81%	-	-	7.81%
Mizuho Financial Group, Inc(7)	767,000	8.59%	8.59%	767,000	6.23%	-	-	6.23%	767,000	7.53%	-	-	7.53%
Kerry Propper/Antonio Ruiz-Gimenez(8)	614,998	6.89%	6.89%	614,998	4.99%	-	-	4.99%	614,998	6.04%	-	-	6.04%
AQR Capital Management, LLC(9)	520,640	5.83%	5.83%	520,640	4.23%	-	-	4.23%	520,640	5.11%	-	-	5.11%
AQR Capital Management Holdings, LLC(9)	520,640	5.83%	5.83%	520,640	4.23%	-	-	4.23%	520,640	5.11%	-	-	5.11%
AQR Arbitrage, LLC(9)	520,640	5.83%	5.83%	520,640	4.23%	-	-	4.23%	520,640	5.11%	-	-	5.11%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Black Hawk Acquisition Corporation, 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA 94506.
(2)	It includes the shares owned by Black Hawk Management LLC, a Delaware limited liability company, which is controlled by Mr. Kent Louis Kaufman.
(3)	Unless otherwise indicated, the business address of each individual is 207 S. Santa Anita Avenue, Suite P-15, San Gabriel, California 91776.
(4)	Mr. Kent Louis Kaufman has voting and dispositive power over the shares owned by Black Hawk Management LLC.
(5)	Based on information provided in a Schedule 13G filed on June 7, 2024. Karpus Investment Management (the “Reporting Person”) is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Karpus is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The shares to which the Schedule 13G relate are owned directly by the accounts managed by Karpus. The Reporting Person has sole voting power over 847,429 shares and sole dispositive power over 997,429 shares. The address of the principal office of the Reporting Persons is 183 Sully’s Trail, Pittsford, New York 14534.
(6)	Based on information provided in a Schedule 13G/A filed on February 14, 2025. First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”) made certain joint filing statement, dated February 14, 2025. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The principal business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.
(7)	Based on information provided in a Schedule 13G/A filed on May 13, 2025. Mizuho Financial Group, Inc has sole voting power and sole dispositive power over the subject shares. The address of the principal office of the Reporting Persons is 1-5-5, Otemachi, Chiyoda-ku, Tokyo, 100-8176, Japan.
(8)	Based on information provided in a Schedule 13G filed on November 12, 2024. Kerry Propper and Antonio Ruiz-Gimenez (together, the “Reporting Persons”) made certain joint filing statement, dated November 12, 2024. The Ordinary Shares reported therein are held by private funds managed by registered investment advisers whose managing members are Kerry Propper and Antonio Ruiz-Gimenez. Each of the Reporting Persons disclaims beneficial ownership of the Black Hawk’s shares of Ordinary Shares except to the extent of that person’s pecuniary interest therein. The address of the principal office of the Reporting Persons is 1 Pennsylvania Plaza, 48th Floor New York, New York 10119.
(9)	Based on information provided in a Schedule 13G filed on November 14, 2024. AQR Capital Management Holdings, LLC, AQR Capital Management, LLC, and AQR Arbitrage, LLC (together, the “Reporting Persons”) made certain joint filing statement, dated November 14, 2024. AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. The address of the principal office of the Reporting Persons is One Greenwich Plaza, Greenwich, CT 06830.
(10)	The information assumes the following: (i) a $70,000,000 merger valuation and (ii) the exercise of Vesicor equity rights in connection with the Business Combination. Unless otherwise indicated, Black Hawk believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all Black Hawk securities beneficially owned by them. Unless otherwise noted, the address for the persons in the table is 207 South Santa Anita Street, Suite P-15, San Gabriel, CA 91776.

DESCRIPTION OF PUBCO SECURITIES

Description of PubCo Securities upon consummation of the Business Combination

The following summary sets forth the material terms of PubCo’s securities following the completion of the Business Combination. This summary is not intended to be a complete summary of the rights and preferences of such securities. The full text of the PubCo’s Proposed Certificate of Incorporation and the PubCo’s Proposed Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of the DGCL and the PubCo Organizational Documents in their entirety for a complete description of the rights and preferences of PubCo’s securities following the Business Combination.

Authorized and Outstanding Stock

The PubCo Organizational Documents authorize the issuance of 500,000,000 shares of all classes of capital stock of PubCo consisting of (i) 450,000,000 Class A Common Stock, par value $0.0001 per share, and (ii) 50,000,000 Class B Common Stock, par value $0.0001 per share. Preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

Common Stock

Voting. [Holders of the Class B common stock will be entitled to ten (10) votes per share] and holders of Class A common stock shall be entitled to one vote per share on all matters properly submitted to the PubCo’s stockholders entitled to vote thereon. With respect to the removal of directors or adoption or amendment of any provision inconsistent with the Proposed Bylaws, it should be determined by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote generally in the election of directors voting together as a single class. All other matters presented to PubCo’s stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by PubCo’s stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the PubCo Organizational Documents (as further described below) or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Dividends. The holders of shares of PubCo Common Stock are entitled to receive dividends, as and if declared by the PubCo Board out of legally available funds.

Liquidation Rights. Upon the voluntary or involuntary liquidation, dissolution or winding up of the PubCo, the net assets of the PubCo shall be distributed pro rata to the holders of the Common Stock.

Preferred Stock

PubCo is authorized to issue up to [     ] shares of preferred stock, par value $[     ] per share. The PubCo Board will be expressly authorized to provide, out of the unissued shares of the preferred stock, one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the PubCo providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the PubCo Board is expressly vested with the authority to the full extent provided by law to adopt any such resolution or resolutions.

Exclusive Forum

The PubCo Organizational Documents provide that, unless PubCo consents in writing to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this term shall not apply to suits brought to enforce a duty or liability created by the Exchange Act. For purposes of this term, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PubCo or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Certificate of Incorporation of PubCo to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Anti-Takeover Effects of Provisions of the PubCo Certificate of Incorporation and Bylaws

The provisions of the PubCo Certificate of Incorporation and the PubCo Bylaws and provisions of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the closing price for your shares of PubCo Common Stock.

The PubCo Certificate of Incorporation and the PubCo Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the PubCo Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of PubCo unless such takeover or change in control is approved by the PubCo Board.

These provisions include:

Advance Notice Procedures. The PubCo Bylaws provide that PubCo stockholders seeking to bring business before PubCo’s annual meeting of stockholders, or to nominate candidates for election as directors at PubCo’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by PubCo secretary at PubCo’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in PubCo’s annual proxy statement must comply with the notice periods contained therein. The PubCo Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude PubCo’s stockholders from bringing matters before PubCo’s annual meeting of stockholders or from making nominations for directors at PubCo’s annual meeting of stockholders.

Authorized but Unissued Shares. PubCo’s authorized but unissued shares of PubCo Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the PubCo Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of PubCo Rights and employee benefit plans. The existence of authorized but unissued shares of PubCo Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of PubCo Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Special Meetings of Stockholders. The PubCo Bylaws provide that special meetings of PubCo’s stockholders may be called only by the Chairman, the Chief Executive Officer or a majority of the directors then in office.

Business Combinations. PubCo is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

●	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●	on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual meeting stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Such provisions may encourage companies interested in acquiring PubCo to negotiate in advance with the PubCo Board because the stockholder approval requirement would be avoided if the PubCo Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the closing price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of their fiduciary duties. The PubCo Organizational Documents will limit the liability of our directors and officers to the fullest extent permitted by Delaware law.

PubCo expects to purchase director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the Combined Company, including matters arising under the Securities Act. The PubCo Organizational Documents also will provide that PubCo will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, PubCo intends to enter into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of PubCo’s directors, officers, employees or agents in which indemnification will be required or permitted. PubCo is not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the Combined Company, PubCo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent of PubCo will be Continental Stock Transfer & Trust Company and its contact information is:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004

Listing of Common Stock

PubCo intends to apply for the listing of the PubCo Common Stock on Nasdaq following the completion of the Business Combination under the symbol “VESI.”

Dividends

The payment of cash dividends in the future will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the PubCo Board at such time.

DESCRIPTION OF VESICOR SECURITIES

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to this registration statement of which this proxy statement/prospectus is a part. For a complete description of our capital stock, you should refer to our Articles of Incorporation and Bylaws, and the applicable provisions of California law. In this section, “we,” “us,” “our,” “the company” and “our company” refer to Vesicor Therapeutics, Inc., a California corporation. In accordance with the provisions of the Business Combination Agreement, the company will reincorporate from the State of California to the State of Delaware at least one business day prior to the closing of the Business Combination. The following is a description of the rights of Common Stock and related provisions of the company’s Amended and Restated Articles of Incorporation (the “Articles”) and Bylaws (the “Bylaws”) and applicable California law. This description is qualified in its entirety by, and should be read in conjunction with, the Articles, Bylaws and applicable California Corporation Code and underlying regulations (collectively, “CORP”).

Authorized Capital Stock. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the CORP. Our authorized capital stock consists of only one class of capital stock, being the Common Stock, with 100,000,000 authorized shares, no par value per share, (“Common Stock”). The company has no other class or series of capital stock authorized under our Articles of Incorporation. As of the date of this proxy statement/prospectus, there are 7,603,338 shares of Common Stock issued and outstanding.

Common Stock Voting Rights. Each holder of our Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have cumulative voting rights in the election of directors.

Dividend rights. The holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. See the section titled “Dividend Policy” for additional information.

Liquidation. In the event of our liquidation, dissolution, or winding up and after payment in full of all amounts required to be paid to creditors, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Rights and Preferences. Holders of our Common Stock have no pre-emptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

No cumulative Voting. Under Section 7615(a) of the CORP, the right to vote cumulatively does not exist unless the articles of incorporation or bylaws specifically authorizes cumulative voting. Our Articles and Bylaws do not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the then-outstanding shares of our stock entitled to vote generally in the election of directors are able to elect all of our directors.

Fully paid and non-assessable. All shares of our Common Stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable.

Dividends. The CORP prohibits a corporation or any of its subsidiaries from paying dividends unless board of directors has determined in good faith either of the following:(1) The amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the preferential dividends arrears amount or (2) Immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount.

Authorized but unissued capital stock. CORP does not require stockholder approval for any issuance of authorized shares. Authorized but not issued shares may be used for a variety of corporate business and financial purposes.

Business combinations. The company is not subject to the fairness opinion requirements of Section 1203 for an acquisition transaction between a California corporation and an “interested party” (as defined in Section 1203(a)(5)) because it qualifies for an exception based on having fewer than 100 shareholders.

Stockholder action by Written Consent. Section 603(a) of the CORP provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing setting forth the action so taken shall be provided by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. Our Articles do not prohibit stockholder action by written consent.

Dissenters’ Rights of Appraisal and Payment. Chapter 13 of CORP provides for dissenters’ rights to stockholders whereby they can require the corporation to buy their shares for cash at an agreed upon price, or if they and the corporation fail to agree, at an appraised price. Pursuant to Section 1300(a), dissenters’ rights are available when the approval of the outstanding shares is required for a “reorganization” of the corporation pursuant to Sections 1201(a), (b), (e) or (f).Although a short-form merger is not a “reorganization” as defined in Section 181 of CORP, the minority shareholders of a subsidiary in a short-form merger are entitled to dissenters’ rights under Chapter 13 pursuant to Section 1110(h).

Stockholders’ Derivative Actions. Under Section 800 of CORP, a stockholder bring a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction or act to which the action relates and stockholder also, prior to bringing any lawsuit, does the following: (1) makes a written demand on the corporation that describes the alleged wrong or misconduct with particularity (that is the description is sufficient enough to put the board of directors on notice and to allow the board of directors to decide whether to initiate litigation and (2) assert in the written demand that action be taken by the corporation to redress the alleged wrong. The corporation may require posting of a bond, not to exceed $50,000, by the stockholder if the corporation can establish that there’s no reasonable possibility the requested lawsuit will benefit the corporation or its stockholders.

Limitations on Liability and Indemnification of Officers and Directors. Section 317 of CORP authorizes a corporation to indemnify any person (a) who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of the person was unlawful and (b) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. No indemnification shall be made, however, (i) in respect of any claim, issue, or matter as to which such person has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation and its stockholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine on application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (ii) amounts paid in settling or otherwise disposing of a pending action without court approval, or (iii) expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval. CORP further provides that a corporation must indemnify an agent of the corporation if he or she has been successful on the merits in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by such agent in connection therewith. The indemnification authorized by CORP shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its stockholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights are authorized by an article provision adopted pursuant to CORP.

Section 204(a)(10) of CORP permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of such director’s duties, except that such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit or is liable for a material financial interest under Section 310 of CORP, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (vi) for authorizing unlawful distributions.

The Articles provide for the indemnification of officers and directors to the fullest extent permitted by CORP and for elimination of directors’ and officers’ liability to the extent permitted under CORP.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is [   ].

The above summary of the Common Stock is qualified in its entirety by reference to the Articles, which are attached as Exhibit [       ] to this proxy statement/prospectus.

Warrants to Purchase Shares of Common Stock. The company has issued and unexercised warrants to purchase shares of Common Stock held by 22 investors and placement agent for the offering of the warrants. Each warrant provides for an exercise price of $1.875 per share and an expiration date of six years from date of issuance. The warrants were issued in connection with the company’s private offering (the “Offering”) of investment units of the company consisting of a Common Stock and warrants to purchase Common Stock in made in 2023, 2024 and 2025. If all of the warrants issued to investors and placement agents were exercised, the total number of shares of Common Stock issued would be 9,791,822, among which two placement agents for the private offerings hold warrants to purchase a total of 432,001 shares of Common Stock on the same terms as the warrants issued to the 24 investors. Each warrant may be exercised in whole or in part upon written demand of the warrant holder and payment of the exercise price. No fractional shares may be issued in the exercise of a warrant.

The warrants do not entitle the holders hereof to any voting rights or other rights as a stockholder of the company prior to the exercise hereof.

Any fractional shares are rounded down to the nearest whole number. The exercise price and number of shares of Common Stock issuable under a warrant is adjusted in the event of:

(1)	If Vesicor:

(a)	pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock;

(b)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(c)	combines its outstanding shares of Common Stock into a smaller number of shares;

(d)	makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(e)	issues by reclassification of its shares of Common Stock any shares of its capital stock;

then the number and classes of shares purchasable upon exercise of each warrant in effect immediately prior to such action shall be adjusted so that the holder of any warrant thereafter exercised may receive the number and classes of shares of capital stock of the company which such holder would have owned immediately following such action if such holder had exercised the warrant immediately prior to such action.

Each warrant may be transferred by the holder, subject to compliance with applicable federal and state securities laws and providing an opinion of counsel attesting that the transfer does not require registration of the warrant and underlying shares of Common Stock under the Securities Act. There are no registration rights for the warrants.

The company must at all times reserve and keep available, solely for issuance and delivery on the exercise of the warrant, sufficient number of shares of Common Stock from time to time issuable on the exercise of the warrants.

If the company is a party to a consolidation, merger or transfer of assets that reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the company, as the case may be) shall by operation of law assume the company’s obligations under the warrants.

This summary of the warrants is qualified in its entirety by reference to the Form of Warrant Agreement filed as Exhibit [       ] to this proxy statement/prospectus.

Restricted Securities. The shares of Common Stock, the warrants, and shares of Common Stock underlying the warrants are “restricted securities” as defined in Rule 144 of the Securities Act. These securities were issued in private offerings in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act.

APPRAISAL RIGHTS

Public Shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

HOUSEHOLDING INFORMATION

Unless Black Hawk has received contrary instructions, Black Hawk may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Black Hawk believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Black Hawk’s expenses. However, if stockholders prefer to receive multiple sets of Black Hawk’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Black Hawk’s disclosure documents, the stockholders should follow these instructions:

If the Ordinary Shares are registered in the name of the shareholder, the shareholder should contact Black Hawk’s offices at Black Hawk Acquisition Corporation, 125 Blackhawk Plaza Circle, Suite 166, Danville, CA 94506. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Black Hawk’s securities is the Continental Stock Transfer & Trust Company.

SUBMISSION OF PROPOSALS

The Black Hawk Board is aware of no other matter that may be brought before the Extraordinary General Meeting.

FUTURE PROPOSALS

For any proposal to be considered for inclusion in PubCo’s proxy statement and form of proxy for submission to the stockholders at PubCo’s 2026 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a–8 of the Securities Exchange Act of 1934. Such proposals must be received by PubCo at its offices at 207 S. Santa Anita Avenue, Suite P-15, San Gabriel, California 91776, Attention: Corporate Secretary, within a reasonable time before PubCo begins to print and send its proxy materials for the 2026 annual meeting.

In addition, the Proposed Bylaws, which will be effective upon the closing of the Business Combination, provide in Section 2.10(a)(ii) notice procedures for stockholders to nominate a person as a director and to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the corporate secretary of PubCo (the “Secretary”) at the principal executive offices of PubCo not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (in the case of the first annual meeting of stockholders held after January 1, 2025, the date of the preceding year’s annual meeting of the stockholders shall be deemed to be June 30, 2025); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting was first made by PubCo. Thus, for our 2026 annual meeting of stockholders, assuming the Meeting is held on or about June 30, 2026, notice of a nomination or proposal must be received by the Secretary no later than April 1, 2026 and no earlier than March 2, 2026. Nominations and proposals also must satisfy other requirements set forth in the proposed Bylaws. If any stockholder nomination or proposal not made in compliance with the foregoing procedures, the chairperson of the meeting may declare that such nomination or proposal shall not be presented for stockholder action at the meeting and shall be disregarded.

WHERE YOU CAN FIND MORE INFORMATION

Black Hawk files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Black Hawk at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Black Hawk has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Black Hawk has been supplied by Black Hawk, and all such information relating to Vesicor has been supplied by Vesicor. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact Black Hawk via phone or in writing (at least five (5) business days prior to the Extraordinary General Meeting): [__].

LEGAL MATTERS

Celine & Partners PLLC, New York, New York, has passed upon the validity of the securities offered in this proxy statement/prospectus.

EXPERTS

The financial statements of Black Hawk as of November 30, 2024 and 2023 and for the year ended November 30, 2024 and for the period from September 28, 2023 (inception) through November 30, 2023 included in prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding Black Hawk’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vesicor as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023, included in this proxy statement/prospectus, have been audited by Prager Metis CPAs, LLC, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

BLACK HAWK ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Black Hawk Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Black Hawk Acquisition Corporation (the “Company”) as of November 30, 2024 and 2023, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended November 30, 2024 and for the period from September 28, 2023 (inception) through November 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2024 and 2023, and the results of its operations and its cash flows for the year ended November 30, 2024 and for the period from September 28, 2023 (inception) through November 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2023.

Houston, Texas

February 7, 2025

BLACK HAWK ACQUISITION CORPORATION
BALANCE SHEETS

	November 30,
	2024	2023
Assets:
Current Assets
Cash	$264,842	$125,100
Due from related party	-	30,900
Prepaid expenses	49,229	-
Total Current Assets	314,071	156,000

Deferred offering costs	-	107,000
Investments held in Trust Account	71,829,264	-
Total Assets	$72,143,335	$263,000

Liabilities, Shares Subject to Redemption and Shareholders’ Equity (Deficit)
Current Liabilities
Accrued offering costs and expenses	$70,978	$6,853
Promissory note – related party	-	250,000
Total Current Liabilities	70,978	256,853

Deferred underwriting fee payable	2,415,000	-
Total Liabilities	2,485,978	256,853

Commitments and Contingencies – see Note 6
Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 6,900,000 shares and 0 share issued and outstanding at redemption value of $10.41 and $0.00 as of November 30, 2024 and 2023, respectively	71,829,264	-

Shareholders’ Equity (Deficit)
Class A ordinary shares, $0.0001 par value; 450,000,000 shares authorized; 2,029,500 shares and 0 share issued and outstanding as of November 30, 2024 and 2023, respectively	203	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 0 share and 1,725,000 shares issued and outstanding as of November 30, 2024 and 2023, respectively	-	172
Additional paid-in capital	-	24,828
Accumulated deficit	(2,172,110)	(18,853)
Total Shareholders’ Equity (Deficit)	(2,171,907)	6,147
Total Liabilities and Shareholders’ Equity (Deficit)	$72,143,335	$263,000

The accompanying notes are an integral part of these financial statements.

BLACK HAWK ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended November 30, 2024	For the Period From September 28, 2023 (Inception) Through November 30, 2023
General and administrative expenses	$492,131	$18,853
Related party administrative fees	83,945	-
Loss from Operations	(576,076)	(18,853)

Other income:
Interest income	7,515	-
Interest earned on marketable securities held in Trust Account	2,484,264	-
Total other income	2,491,779	-
Net income (loss)	$1,915,703	$(18,853)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	4,769,672	-
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.29	$-
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	1,935,488	1,725,000
Basic and diluted net income per share, non-redeemable Class A and Class B ordinary shares	$0.29	$(0.01)

The accompanying notes are an integral part of these financial statements.

BLACK HAWK ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Year Ended November 30, 2024

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – November 30, 2023	-	$-	1,725,000	$172	$24,828	$(18,853)	$6,147
Proceeds from sale of IPO Units	6,900,000	690	-	-	68,999,310	-	69,000,000
Proceeds from sale of Private Placement Units	235,500	24	-	-	2,354,976	-	2,355,000
Issuance of representative shares	69,000	7	-	-	689,993	-	690,000
Common stock subject to possible redemption	(6,900,000)	(690)	-	-	(69,344,310)	-	(69,345,000)
Conversion of Class B to Class A ordinary shares	1,725,000	172	(1,725,000)	(172)	-	-	-
Underwriter commissions	-	-	-	-	(3,795,000)	-	(3,795,000)
Offering costs	-	-	-	-	(679,743)	165,250	(514,493)
Accretion of additional paid in capital to accumulated deficit	-	-	-	-	1,749,946	(1,749,946)	-
Remeasurement of common stock subject to possible redemption	-	-	-	-	-	(2,484,264)	(2,484,264)
Net income	-	-	-	-	-	1,915,703	1,915,703
Balance – November 30, 2024	2,029,500	$203	-	$-	$-	$(2,172,110)	$(2,171,907)

For the Period From September 28, 2023 (Inception) Through November 30, 2023

			Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – September 28, 2023 (Inception)	-	$-	$-	$-	$-
Founder shares issued to Initial Shareholders	1,725,000	172	24,828	-	25,000
Net loss	-	-	-	(18,853)	(18,853)
Balance – November 30, 2023	1,725,000	$172	$24,828	$(18,853)	$6,147

The accompanying notes are an integral part of these financial statements.

BLACK HAWK ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	For the Year Ended November 30, 2024	For the Period from September 28, 2023 (inception) to November 30, 2023
Cash Flows from Operating Activities:
Net income (loss)	$1,915,703	$(18,853)
Adjustment to reconcile net loss to net cash used in operating activities:
Operating cost paid by the Sponsor	-	8,900
Interest earned on marketable securities held in Trust Account	(2,484,264)	-
Changes in operating assets and liabilities:
Prepaid expenses	(49,229)	-
Accounts payable and accrued expenses	64,125	6,853
Net Cash Used in Operating Activities	(553,665)	(3,100)

Cash Flows from Investing Activities:
Due from Sponsor- over payment of advance	-	(30,900)
Purchase of investment held in Trust Account	(69,345,000)	-
Net Cash Used in Investing Activities	(69,345,000)	(30,900)

Cash Flows from Financing Activities:
Proceeds from issuance of promissory note to related party	-	250,000
Proceeds from issuance of founder shares to the Initial Shareholders	-	25,000
Proceeds from sale of public units	69,000,000	-
Proceeds from sale of Private Placement Units	2,355,000	-
Proceeds from issuance of ordinary shares to underwriter	690,000	-
Proceeds from due from related party	30,900	-
Payment of underwriter compensation	(690,000)	-
Repayment of promissory note - related party	(250,000)	-
Payment to the Sponsor for offering costs	-	(115,900)
Payment of offering costs	(1,097,493)	-
Net Cash Provided by Financing Activities	70,038,407	159,100

Net Change in Cash	139,742	125,100
Cash, Beginning of Year	125,100	-
Cash, End of Year	$264,842	$125,100

Supplemental Disclosure of Non-cash Financing Activities:
Conversion of Class B to Class A shares	$172	$-
Initial classification of common stock subject to possible redemption	$69,345,000	$-
Accretion of additional paid in capital to accumulated deficit	$1,749,946	$-
Change in value of Class A common stock subject to possible redemption	$2,484,264	$-
Deferred offering cost paid by Sponsor	$-	$107,000
Deferred underwriting fee payable	$2,415,000	$-

The accompanying notes are an integral part of these financial statements.

BLACK HAWK ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Black Hawk Acquisition Corporation (the “Company”) is a blank check company incorporated under the laws of the Cayman Islands with limited liability on September 28, 2023. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of November 30, 2024, the Company had not commenced any operations. All activities through November 30, 2024 are related to the Company’s formation and the initial public offering (“IPO” as defined below), and subsequent to the IPO, identifying a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected November 30 as its fiscal year end.

The Company’s sponsor is Black Hawk Management LLC (the “Sponsor”), a Delaware limited liability company.

The registration statement for the Company’s IPO became effective on March 20, 2024. On March 22, 2024, the Company consummated the IPO of 6,900,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at an offering price of $10.00 per unit (the “Public Units’), generating gross proceeds of $69,000,000. Simultaneously with the IPO, the Company sold to its Sponsor 235,500 units at $10.00 per unit (the “Private Placement Units”) in a private placement generating total gross proceeds of $2,355,000, which is described in Note 4.

Transaction costs amounted to $4,309,493, consisted of $690,000 cash underwriting, $2,415,000 deferred underwriting fees (payable only upon completion of a Business Combination), $690,000 issuance of representative shares and $514,493 other offering costs.

Upon the closing of the IPO and the private placement on March 22, 2024, a total of $69,345,000 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination and the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “Initial Shareholders”) and the underwriters have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 4), Shares issued as underwriting commissions (see Note 6) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a shareholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Initial Shareholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have 15 months (or up to 18 months or up to 21 months if it extends such period) from the closing of the IPO to consummate a Business Combination, being the Combination Period. If the Company anticipates that that it may not be able to consummate initial business combination within 15 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the Combination Period of time to consummate a Business Combination two times by an additional three months each time (for a total of 21 months to complete a business combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $690,000 ($0.10 per Public Share) or an aggregate of $1,380,000, on or prior to the date of the applicable deadline.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay liquidation and dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the other Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares, and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the other Initial Shareholders acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.05.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.05 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

Going Concern Consideration

As of November 30, 2024, the Company had $264,842 in cash and working capital of $243,093. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $250,000 (see Note 5).

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

As a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions as well as the impact of armed conflict in Israel and the Gaza Strip commenced in October 2023, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements are presented in U.S. Dollars and in conformity the U.S. GAAP and pursuant to the rules and regulations of the SEC. Accordingly, they include all of the information and footnotes required by the U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. They should be read in conjunction with the Company’s Current Report on Form 8-K, as filed with the SEC on March 26, 2024.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing these financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $264,842 and $125,100 in cash and none in cash equivalents as of November 30, 2024 and 2023, respectively.

Investment Held in Trust Account

As of November 30, 2024 and 2023, the Company had $71,829,264 and none in investment held in the Trust Account comprised of money market funds that invest in U.S. government securities.

Investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Earnings on investments held in the Trust Account are included in interest earned on investments held in the Trust Account in the accompanying statement of operations. The estimated fair value of investments held in the Trust Account is determined using available market information.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs were $4,309,493 consisting principally of $3,795,000 underwriting fees $514,493 legal and other expenses that are directly related to the IPO and charged to shareholders’ equity upon the completion of the IPO.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There was no unrecognized tax benefits, and no amounts accrued for interest and penalties as of November 30, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Net income per ordinary is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Initial Shareholders. As of November 30, 2024 and 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the periods presented.

	For the Year Ended November 30, 2024		For the Period from September 28, 2023 (inception) to November 30, 2023
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$1,362,723	$552,980	$-	$(18,853)

Denominator:
Basic and diluted weighted average shares outstanding	4,769,672	1,935,488	-	1,725,000
Basic and diluted net income (loss) per ordinary share	$0.29	$0.29	$-	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account as of November 30, 2024 and 2023.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-07.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On March 22, 2024, the Company sold 6,900,000 Units at a price of $10.00 per Unit generating gross proceeds of $69,000,000. Each Unit consists of one Class A ordinary share and one-fifth (1/5) of one right (“Public Right”). Each Public Right will convert into one Class A ordinary share upon the consummation of a Business Combination.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 235,500 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $2,355,000 in a private placement. The Private Placement Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions. Each Private Placement Unit will consist of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”). Each Private Right will convert into one Class A ordinary share upon the consummation of a Business Combination. The proceeds from the Private Placement Units will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On October 16, 2023, the Company issued 17,250,000 shares of Class B ordinary shares, $0.0001 per share to the Sponsor (“Founder Shares”), for an aggregated consideration of $25,000, or approximately $0.0145 per share. On November 13, 2023, the Company and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B ordinary shares. On March 18, 2024, the Company elected to convert 1,725,000 Class B ordinary shares into 1,725,000 Class A ordinary shares upon the closing of IPO. On March 20, 2024, the Company and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 par value per ordinary share. As of November 30, 2024 and November 30, 2023, there were 1,725,000 Founder Shares issued and outstanding.

The Initial Shareholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares for a time period ending on the date that is the earlier of (A) six months after the completion of the Company’s initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of the public shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, the converted shares of our Class A ordinary shares will be released from the lock-up if (1) the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if the Company complete a transaction after the initial business combination which results in all of the shareholders having the right to exchange their shares for cash, securities or other property. The Initial Shareholders also agree not to transfer any ownership interest in, except to permitted transferees, their private placement until at least 30 days following the completion of the business combination. However, if after a business combination there is a transaction whereby all the outstanding shares are exchanged or redeemed for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares or the Private Placement Units (or any shares of ordinary shares thereunder) shall be permitted to participate.

Due from Related Party

The Company reimbursed the Sponsor for its payment of $30,900 professional fees to a service provider which is no longer engaged by the Company. The amount was unsecured, interest-free and due on demand, which was offset with the repayment of the Promissory Note on March 25, 2024. As of November 30, 2024 and 2023, the Company had a total due from related party of $0 and $30,900, respectively.

Promissory Note — Related Party

On October 16, 2023, the Sponsor agreed to loan the Company up to an aggregate amount of $250,000 to be used, in part, for transaction costs incurred in connection with the Proposed Public Offering (the “Promissory Note”). The Promissory Note is unsecured, interest-free and due on the earlier of: (i) September 30, 2024 or (ii) the date on which the Company closes the IPO. The entire loan amount was repaid by the Company on March 25, 2024. There was $0 and $250,000 outstanding under the Promissory Note as of November 30, 2024 and 2023, respectively.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes an initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Certain amount of such loans may be converted into private at $10.00 per share at the option of the lender. As of November 30, 2024 and 2023, the Company had no borrowings under the working capital loans.

Administrative Services Agreement

The Company entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of the Company’s consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services. The Company incurred $83,945 and $0 for the year ended November 30, 2024 and the period from September 28, 2023 (inception) to November 30, 2023, respectively. The entire amount of $83,945 was paid to the Sponsor, as such, there was no amount due to the Sponsor as of November 30, 2024.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares issued and outstanding on the date of this prospectus, as well as the holders of the Private Placement Units and any shares of the Company’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans and extension loans made to the Company (and any shares of ordinary shares issuable upon conversion of the underlying the private rights), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the registration statement. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of ordinary shares are to be released from trust. The holders of a majority of the Private Placement Units and units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that the Company consummate an initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Right of First Refusal

The Company has granted EF Hutton for a period of 18 months after the date of the consummation of the Company’s Business Combination, an irrevocable right of first refusal to act as lead left book-running managing underwriter or lead left placement agent with at least 50% of the economics; or, in the case of a three-handed deal, 40% of the economics, for any and all future public and private equity, convertible and debt offerings.

Underwriting Agreement

The Company granted EF Hutton, the representative of the underwriters, a 45-day option from March 22, 2024, to purchase up to 1,035,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. The value of the over-allotment option was estimated to be $93,150 as of March 22, 2024. The underwriters did not excise the over-allotment option, as such, there was no liability accrued on the balance sheet as of November 30, 2024.

The underwriters were paid a cash underwriting discount of 1.0% of the gross proceeds of the IPO or $690,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO or $2,415,000 will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Additionally, the Company issued the underwriters 69,000 Class A Ordinary Shares for the representative shares, at the closing of the IPO as part of representative compensation on March 22, 2024.

Note 7 — Shareholders’ Deficit

Ordinary Shares — The Company is authorized to issue up to 450,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, par value $0.0001 per share. Holders of Class A ordinary shares and holders of Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by the shareholders, except as required by law; provided that, prior to the initial Business Combination, only holders of our Class B ordinary shares will have the right to vote on the appointment of directors, and holders of a majority of the Class B ordinary shares may remove a member of the board of directors. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the initial Business Combination, except as required by law or the Company’s articles of association, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class. The Class B ordinary shares held by the Sponsor may convert into Class A ordinary shares at any time at their option but will automatically convert into Class A ordinary shares upon the completion of the initial Business Combination on a one-for-one basis, subject to adjustments. On March 18, 2024, the Company elected to convert 1,725,000 Class B ordinary shares into 1,725,000 Class A ordinary shares upon the closing of IPO. On March 20, 2024, the Company and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 par value per ordinary share. As of November 30, 2024 and 2023, there were 2,029,500 Class A ordinary shares (excluding 6,900,000 and 0 Class A ordinary shares subject to redemption, respectively) and 1,725,000 Class B ordinary shares issued and outstanding, respectively.

Rights — Each holder of a right will receive one share of Class A Ordinary Share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive one share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of common stock underlying the rights.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of November 30, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	November 30, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$71,829,264	$71,829,264	-	-

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up the date that the financial statement was issued. Based on the review as further disclosed in the footnotes, management did not identify any material subsequent event requiring disclosure in the financial statement.

BLACK HAWK ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31, 2025	November 30, 2024
Assets:
Current Assets
Cash	$15,000	$264,842
Prepaid expenses	29,530	49,229
Total Current Assets	44,530	314,071

Investments held in Trust Account	23,296,572	71,829,264
Total Assets	$23,341,102	$72,143,335

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit
Current Liabilities
Accrued offering costs and expenses	$193,952	$70,978
Convertible note - related party	350,076	-
Derivative liability - conversion option	2,140	-
Due to target company	400,000	-
Total Current Liabilities	946,168	70,978

Deferred underwriting fee payable	2,415,000	2,415,000
Total Liabilities	3,361,168	2,485,978

Commitments and Contingencies – see Note 6
Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 2,124,077 shares and 6,900,000 shares issued and outstanding at redemption value of $10.97 and $10.41 as of August 31, 2025 and November 30, 2024, respectively	23,296,572	71,829,264

Shareholders’ Deficit
Class A ordinary shares, $0.0001 par value; 450,000,000 shares authorized; 2,029,500 shares issued and outstanding	203	203
Additional paid-in capital	-	-
Accumulated deficit	(3,316,841)	(2,172,110)
Total Shareholders’ Deficit	(3,316,638)	(2,171,907)
Total Liabilities and Shareholders’ Deficit	$23,341,102	$72,143,335

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2025	2024	2025	2024
General and administrative expenses	$311,265	$54,903	$607,632	$420,863
Related party administrative fees	30,000	30,000	90,000	53,945
Loss from operations	(341,265)	(84,903)	(697,632)	(474,808)

Other income
Interest income	43	3,178	1,797	5,149
Interest earned on investments held in Trust Account	494,519	965,492	2,028,053	1,633,661
Change in fair value of derivative liability	1,104	-	1,104	-
Total other income	495,666	968,670	2,030,954	1,638,810
Net income	$154,401	$883,767	$1,333,322	$1,164,002

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	4,096,741	6,900,000	5,958,760	4,064,727

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.03	$0.10	$0.17	$0.20

Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500	2,029,500	2,029,500	1,904,378

Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.03	$0.10	$0.17	$0.20

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Unaudited)

FOR THE THREE AND NINE MONTHS ENDED AUGUST 31, 2025

	Ordinary Shares					Total
	Class A		Class B		Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Deficit	Deficit
Balance – November 30, 2024	2,029,500	$203	-	$-	$(2,172,110)	$(2,171,907)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	(765,911)	(765,911)
Net income	-	-	-	-	658,379	658,379
Balance – February 28, 2025	2,029,500	$203	-	$-	$(2,279,642)	$(2,279,439)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	(767,623)	(767,623)
Net income	-	-	-	-	520,542	520,542
Balance – May 31, 2025	2,029,500	$203	-	$-	$(2,526,723)	$(2,526,520)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	(944,519)	(944,519)
Net income	-	-	-	-	154,401	154,401
Balance – August 31, 2025	2,029,500	$203	-	$-	$(3,316,841)	$(3,316,638)

FOR THE THREE AND NINE MONTHS ENDED AUGUST 31, 2024

	Ordinary Shares				Additional		Total Shareholders’
	Class A		Class B		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance – November 30, 2023	-	$-	1,725,000	$172	$24,828	$(18,853)	$6,147
Net loss	-	-	-	-	-	(30,701)	(30,701)
Balance – February 29, 2024	-	-	1,725,000	172	24,828	(49,554)	(24,554)
Proceeds from sale of IPO Units	6,900,000	690	-	-	68,999,310	-	69,000,000
Proceeds from sale of Private Placement Units	235,500	24	-	-	2,354,976	-	2,355,000
Issuance of representative shares	69,000	7	-	-	689,993	-	690,000
Common stock subject to possible redemption	(6,900,000)	(690)	-	-	(69,344,310)	-	(69,345,000)
Conversion of Class B to Class A ordinary shares	1,725,000	172	(1,725,000)	(172)	-	-	-
Underwriter commissions	-	-	-	-	(3,795,000)	-	(3,795,000)
Offering costs	-	-	-	-	(679,743)	165,250	(514,493)
Accretion of additional paid in capital to accumulated deficit	-	-	-	-	1,749,946	(1,749,946)	-
Remeasurement of common stock subject to possible redemption	-	-	-	-	-	(668,169)	(668,169)
Net income	-	-	-	-	-	310,936	310,936
Balance – May 31, 2024	2,029,500	$203	-	$-	$-	$(1,991,483)	$(1,991,280)
Remeasurement of common stock subject to possible redemption	-	-	-	-	-	(965,492)	(965,492)
Net income	-	-	-	-	-	883,767	883,767
Balance – August 31, 2024	2,029,500	$203	-	$-	$-	$(2,073,208)	$(2,073,005)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended August 31, 2025	For the Nine Months Ended August 31, 2024
Cash Flows from Operating Activities:
Net income	$1,333,322	$1,164,002
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(2,028,053)	(1,633,661)
Change in fair value of derivative liability	(1,104)	-
Changes in operating assets and liabilities:
Prepaid expenses	19,699	(68,658)
Accrued offering costs and expenses	126,294	43,656
Net cash used in operating activities	(549,842)	(494,661)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	-	(69,345,000)
Cash deposited in Trust Account	(450,000)	-
Cash withdrawn from Trust to pay redeemed public shareholders	51,010,745	-
Net cash provided by (used in) investing activities	50,560,745	(69,345,000)

Cash Flows from Financing Activities:
Proceeds from sale of public units	-	69,000,000
Proceeds from sale of Private Placements units	-	2,355,000
Proceeds from issuance of ordinary shares to underwriter	-	690,000
Proceeds from related party	-	30,900
Proceeds of convertible note - related party	350,000	-
Advances from target company	400,000	-
Payment of underwriter compensation	-	(690,000)
Repayment of promissory note - related party	-	(250,000)
Payment of offering costs	-	(1,097,493)
Payment to redeemed public shareholders	(51,010,745)	-
Net cash provided by (used in) financing activities	(50,260,745)	70,038,407

Net Changes in Cash	(249,842)	198,746
Cash - Beginning of period	264,842	125,100
Cash - End of period	$15,000	$323,846

Supplemental Disclosure of Non-cash Financing Activities:
Conversion of Class B to Class A shares	$-	$172
Initial classification of common stock subject to possible redemption	$-	$69,345,000
Accretion of additional paid in capital to accumulated deficit	$-	$1,749,946
Change in value of Class A common stock subject to possible redemption	$2,478,053	$1,633,661
Deferred underwriting fee payable	$-	$2,415,000
Issuance of convertible note – recognition of derivative liability	$3,244	$-

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Description of Organization and Business Operations

Black Hawk Acquisition Corporation (the “Company” or “Black Hawk”), is a blank check company incorporated under the laws of the Cayman Islands with limited liability on September 28, 2023. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of August 31, 2025, the Company had not commenced any operations. All activities through August 31, 2025 are related to the Company’s formation and the initial public offering (“IPO” as defined below), and subsequent to the IPO, identifying a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO and, subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected November 30 as its fiscal year end.

The Company’s sponsor is Black Hawk Management LLC (the “Sponsor”), a Delaware limited liability company.

The registration statement for the Company’s IPO became effective on March 20, 2024. On March 22, 2024, the Company consummated the IPO of 6,900,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at an offering price of $10.00 per unit (the “Public Units’), generating gross proceeds of $69,000,000. Simultaneously with the IPO, the Company sold to its Sponsor 235,500 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $2,355,000, which is described in Note 4.

Transaction costs amounted to $4,474,743, consisted of $690,000 cash underwriting, $2,415,000 deferred underwriting fees (payable only upon completion of a Business Combination), $690,000 for the issuance of representative shares and $679,743 other offering costs.

Upon the closing of the IPO and the private placement on March 22, 2024, a total of $69,345,000 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination and the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “Initial Shareholders”) and the underwriters have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 4), Shares issued as underwriting commissions (see Note 6) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a shareholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Initial Shareholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have 15 months (or up to 18 months or up to 21 months if it extends such period) from the closing of the IPO to consummate a Business Combination (the “Combination Period”). If the Company anticipates that that it may not be able to consummate initial business combination within 15 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of 21 months to complete a business combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $690,000 ($0.10 per Public Share) or an aggregate of $1,380,000, on or prior to the date of the applicable deadline.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay liquidation and dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the other Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares, and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the other Initial Shareholders acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.05.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.05 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

On March 10, 2025, the Company entered into a non-binding letter of intent (the “LOI”) with a business combination target, Vesicor Therapeutics, Inc. (“Vesicor”), regarding a potential business combination (the “Transaction”). Vesicor is a California-based early development stage biotechnology corporation focused on the development of p53-based cancer therapeutics delivered via precision-engineered microvesicles.

On March 15, 2025, the Company and Vesicor executed a subsequent letter of intent with an exclusivity period extending until the last day of April 2025 (the “Exclusive LOI”). Pursuant to the LOI, Vesicor deposited two non-refundable deposits totaling $250,000 into the Company’s operating account to cover the costs related to Proposed Transaction.

On April 22, 2025, BH Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company and a Delaware corporation, was formed to be the surviving company after the merger in connection with a contemplated business combination. It has no principal operations or revenue producing activities.

Business Combination Agreement

On April 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor and Merger Sub, of which Vesicor shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will merge with Vesicor, resulting in Vesicor being the wholly owned subsidiary of the Company, who will continue to be the listed company on the Nasdaq Stock Market and change its name to Vesicor. At the effective time of the Proposed Transaction, Vesicor’s shareholders and management will receive the right to receive a number of shares of Black Hawk’s common stock equal to the consideration ratio as further specified in the Business Combination Agreement. The shares held by certain Vesicor’s shareholders will be subject to lock-up agreements for a period of six (6) months following the closing of the Proposed Transaction, subject to certain exceptions.

The Transaction values Vesicor at a pre-money equity value of $70 million. Existing Vesicor shareholders and management will not receive any cash proceeds as part of the transaction and will roll over 100% of their equity into the combined company.

The Transaction, which has been approved unanimously by the boards of directors of both Black Hawk and Vesicor, is subject to regulatory approvals, the approvals by the shareholders of Black Hawk and Vesicor, respectively, and the satisfaction of certain other customary closing conditions including the approval by Nasdaq of the listing application of the combined company. The Business Combination is expected to be completed by the fourth quarter of 2025.

2025 Extraordinary General Meeting

The Company filed its definitive proxy statement on June 10, 2025, announcing its Extraordinary General Meeting would be held on June 20, 2025 to vote on three proposals: (i) a proposal by special resolution to amend the Second Amended and Restated Memorandum and Articles of Association to allow the Company to extend the deadline for the Combination Period by up to eighteen (18) one-month extensions, from June 22, 2025 (the “Termination Date”) to December 22, 2026, for a maximum of 36 months from the date of the Company’s initial public offering; (ii) a related proposal by special resolution to amend the Trust Agreement, dated March 20, 2024, by and between Black Hawk and Continental Stock Transfer & Trust Company, to allow for such one-month extensions, with each extension conditioned upon the deposit into the Trust Account of $0.03 per remaining public share (after redemptions) for each month extended;, and (iii) a proposal, by ordinary resolution, to adjourn the Extraordinary General Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the proposals.

On June 20, 2025, the Company held its Extraordinary General Meeting which, without conducting any business was adjourned. The Extraordinary General Meeting was adjourned again on June 23, 2025; June 27, 2025; July 1, 2025; and July 3, 2025 in order to solicit additional votes on the matters listed in the notice of Extraordinary General Meeting and the proxy statement, particularly the Trust Amendment Proposal (further described below).

Also on June 20, 2025, the Company filed a supplemental proxy statement revising the language of the Trust Amendment Proposal. Specifically, the original language referencing deposits of “up to $55,000 per one-month extension” was removed and replaced with a new structure. As revised, the proposal allows Black Hawk to extend the Termination Date up to eighteen (18) times, each for an additional one (1) month, from the current Termination Date to December 22, 2026, by depositing into the Trust Account $0.033 per remaining public share (after redemptions) for each monthly extension, in accordance with the Company’s Trust Agreement, dated March 20, 2024, with Continental Stock Transfer & Trust Company, as trustee.

On July 7, 2025, the Company filed a supplemental proxy statement further amending the Extension Proposal. The amendment revised the proposed termination date from June 22, 2025 to December 22, 2026, and modified the terms of the Trust Agreement Amendment Proposal. Under the revised terms, the Company may extend the deadline to consummate a business combination by up to eighteen (18) one-month periods, with each extension conditioned upon a deposit of $150,000 per month into the Trust Account, in accordance with the Investment Management Trust Agreement, dated March 20, 2024, between the Company and Continental Stock Transfer & Trust Company.

The Company held its Extraordinary General Meeting on July 8, 2025, at which shareholders approved the Extension Proposal and related amendments to Black Hawk’s governing documents and Trust Agreement. As a result, Black Hawk now has the ability to extend the business combination deadline monthly through December 22, 2026, subject to making the required $150,000 monthly deposits into the Trust Account.

In connection with the Extraordinary General Meeting, holders of 4,775,923 public ordinary shares exercised their redemption rights, resulting in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following the redemptions, approximately $22.7 million remains in the Trust Account, and 2,124,077 public ordinary shares remain issued and outstanding.

Extension Payment

In connection with the Extension, the Sponsor agreed to make Extension Payment following the approval and implementation of the Extension. Beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into Black Hawk’s Trust Account. On July 15, 2025, Black Hawk exercised its first extension by depositing $150,000 into the Trust Account to extend the deadline to complete the Business Combination from June 22, 2025 to July 22, 2025. On July 23, 2025, August 25, 2025, and September 23, 2025, the Company deposited $150,000 into the Trust Account each time to extend the deadline to complete the Business Combination to October 22, 2025.

Going Concern Consideration

As of August 31, 2025, the Company had $15,000 in cash and working capital deficit of $901,638. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $250,000 (see Note 5).

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including rising trade tensions between the U.S. and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide.

As a result of these circumstances and the ongoing Russia/Ukraine, Hamas/Israel conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The unaudited financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. They should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on February 7, 2025. The interim results for the three and nine months ended August 31, 2025 are not necessarily indicative of the results that may be expected through November 30, 2025 or for any future periods.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing these financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $15,000 and $264,842 in cash and none in cash equivalents as of August 31, 2025 and November 30, 2024, respectively.

Investments Held in Trust Account

As of August 31, 2025 and November 30, 2024, the Company had $23,296,572 and $71,829,264 in investments held in the Trust Account comprised of money market funds that invest in U.S. government securities.

Investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Earnings on investments held in the Trust Account are included in interest earned on investments held in the Trust Account in the accompanying statement of operations. The estimated fair value of investments held in the Trust Account is determined using available market information.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs were $4,309,493 consisting principally of $3,795,000 underwriting fees $514,493 legal and other expenses that are directly related to the IPO and charged to shareholders’ equity upon the completion of the IPO.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of August 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Income Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Net income per ordinary is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Initial Shareholders. As of August 31, 2025, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of Class A ordinary shares and then share in the earnings of the Company. As a result, diluted income per ordinary share is the same as basic income per share for the period presented.

	Three Months Ended August 31, 2025		Three Months Ended August 31, 2024
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net per share
Numerator:
Allocation of net income	$103,251	$51,150	$682,904	$200,863

Denominator:
Basic and diluted weighted average shares outstanding	4,096,741	2,029,500	6,900,000	2,029,500
Basic and diluted net income per share	$0.03	$0.03	$0.10	$0.10

	Nine Months Ended August 31, 2025		Nine Months Ended August 31, 2024
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net per share
Numerator:
Allocation of net income	$994,578	$338,744	$792,640	$371,362

Denominator:
Basic and diluted weighted average shares outstanding	5,958,760	2,029,500	4,064,727	1,904,378
Basic and diluted net income per share	$0.17	$0.17	$0.20	$0.20

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.

Convertible Promissory Notes and Derivative Liabilities

The Company accounts for convertible promissory notes under ASC 470 “Debt” and evaluates embedded features under ASC 815 “Derivatives and Hedging”. Sponsor or affiliate loans may be converted into ordinary shares upon completion of a Business Combination.

If the conversion option has a fixed conversion price and meets the “own-equity” scope exception in ASC 815-40, the note is accounted for as a single debt instrument. If the conversion price is variable or indexed to the target company’s equity, the conversion feature is bifurcated and recorded as a derivative liability, initially measured and subsequently remeasured at fair value each reporting period, with changes recognized in earnings. The debt host is recorded at the residual amount and amortized to face value using the effective interest method. Convertible notes and derivative liabilities are classified as current liabilities if settlement or conversion is expected within one year. Fair value is estimated using the Black-Scholes, Binomial, or Monte Carlo models and is categorized as Level 3 under ASC 820.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On March 22, 2024, the Company sold 6,900,000 Units at a price of $10.00 per Unit generating gross proceeds of $69,000,000. Each Unit consists of one Class A ordinary share and one-fifth (1/5) of one right (“Public Right”). Each Public Right will convert into one Class A ordinary share upon the consummation of a Business Combination.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 235,500 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $2,355,000 in a private placement. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions. Each Private Unit will consist of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”). Each Private Right will convert into one Class A ordinary share upon the consummation of a Business Combination. The proceeds from the Private Units will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On October 16, 2023, the Company issued 17,250,000 shares of Class B ordinary shares, $0.0001 per share to the Sponsor (“Founder Shares”), for an aggregated consideration of $25,000, or approximately $0.0145 per share. On November 13, 2023, the Company and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B ordinary shares. On March 18, 2024, the Company elected to convert 1,725,000 Class B ordinary shares into 1,725,000 Class A ordinary shares upon the closing of IPO. On March 20, 2024, the Company and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 par value per ordinary share. As of August 31, 2025 and November 30, 2024, there were 1,725,000 Founder Shares issued and outstanding.

The Initial Shareholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares for a time period ending on the date that is the earlier of (A) six months after the completion of the Company’s initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of the public shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, the converted shares of our Class A ordinary shares will be released from the lock-up if (1) the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if the Company complete a transaction after the initial business combination which results in all of the shareholders having the right to exchange their shares for cash, securities or other property. The Initial Shareholders also agree not to transfer any ownership interest in, except to permitted transferees, their private placement until at least 30 days following the completion of the business combination. However, if after a business combination there is a transaction whereby all the outstanding shares are exchanged or redeemed for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares or the private placement units (or any shares of ordinary shares thereunder) shall be permitted to participate.

Due from Related Party

The Company reimbursed the Sponsor for its payment of $30,900 professional fees to a service provider which is no longer engaged by the Company. The amount was unsecured, interest-free and due on demand, which was offset with the repayment of the Promissory Note on March 25, 2024. As of August 31, 2025 and November 30, 2024, the Company had no amount due from related party.

Promissory Note — Related Party

On October 16, 2023, the Sponsor agreed to loan the Company up to an aggregate amount of $250,000 to be used, in part, for transaction costs incurred in connection with the Proposed Public Offering (the “Promissory Note”). The Promissory Note is unsecured, interest-free and due on the earlier of: (i) September 30, 2024 or (ii) the date on which the Company closes the IPO. The entire loan amount was repaid by the Company on March 25, 2024. The Company had no borrowings under the Promissory Note as of August 31, 2025 and November 30, 2024.

Convertible Note — Related Party

On June 13, 2025, the Company issued a convertible note to the Sponsor in the amount of up to $350,000 to be used for working capital and extension fee purposes (“Convertible Note”). The Convertible Note provides the Sponsor with the option to convert any unpaid principal and accrued interest into ordinary shares of the Company upon consummation of a Business Combination. It is unsecured with a 6% annual interest rate and is due on the earlier of the date on which the Company consummates a business combination, or the liquidation date as may be approved by the Company’s stockholders. Conversion price per share shall be the most favorable price per share, conversion rate, or valuation assigned to any equity securities issued by the target company in connection with the DeSPAC transaction to any third party during the thirty-six (36) months immediately preceding the date of conversion. Because the conversion price is variable and based on the valuation of equity securities issued by the target company, management determined that the embedded conversion option does not meet the equity scope exception under ASC 815-40. Accordingly, the conversion feature has been bifurcated from the debt host and recorded as a derivative liability at fair value, with subsequent remeasurement through earnings each period. At issuance of the Convertible Note on June 13, 2025, the Company recorded a debt discount of $3,244 based on the fair value of the conversion option, representing the difference between the face value of the Convertible Note and its initial carrying amount. The discount of $3,244 will be amortized to interest expense over the expected term of the debt, which is approximately six months from the issue date (see Note 8 — Fair Value Measurements).

As of August 31, 2025, the derivative liability associated with the Convertible Note was measured at $2,140, compared to an initial fair value of $3,244 at issuance, resulting in a non-cash gain of $1,104 recognized in “Change in fair value of derivative liability” in the accompanying unaudited consolidated statement of operations. Additionally, the Company incurred and accrued approximately $3,320 and $3,320 for the three months and nine months ended August 31, 2025, respectively. As of August 31, 2025 and November 30, 2024, the Company had $350,076 (including $3,320 accrued interest) and $0 balance outstanding under the Convertible Note.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes an initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Certain amount of such loans may be converted into private at $10.00 per share at the option of the lender. As of August 31, 2025 and November 30, 2024, the Company had no borrowings under the working capital loans.

Administrative Services Agreement

The Company entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of the Company’s consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services. The Company incurred $30,000 and $90,000 for the three months and nine months ended August 31, 2025, respectively. The entire amount was paid to the Sponsor, and as such, there was no amount due to the Sponsor as of August 31, 2025.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares issued and outstanding on the date of this prospectus, as well as the holders of the private units and any shares of the Company’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans and extension loans made to the Company (and any shares of ordinary shares issuable upon conversion of the underlying the private rights), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the registration statement. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of ordinary shares are to be released from trust. The holders of a majority of the private units and units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that the Company consummate an initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Right of First Refusal

The Company has granted EF Hutton for a period of 18 months after the date of the consummation of the Company’s Business Combination, an irrevocable right of first refusal to act as lead left book-running managing underwriter or lead left placement agent with at least 50% of the economics; or, in the case of a three-handed deal, 40% of the economics, for any and all future public and private equity, convertible and debt offerings.

Underwriting Agreement

The Company granted EF Hutton, the representative of the underwriters, a 45-day option from March 22, 2024, to purchase up to 1,035,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. The value of the over-allotment option was estimated to be $93,150 as of March 22, 2024. The underwriters did not excise the over-allotment option, as such, there was no liability accrued on the balance sheet as of August 31, 2025.

The underwriters were paid a cash underwriting discount of 1.0% of the gross proceeds of the IPO or $690,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO or $2,415,000 will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Additionally, the Company issued the underwriters 69,000 shares of Class A ordinary shares for the representative shares, at the closing of the IPO as part of representative compensation on March 22, 2024.

Note 7 — Shareholders’ Deficit

Ordinary Shares — The Company is authorized to issue up to 450,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, par value $0.0001 per share. Holders of Class A ordinary shares and holders of Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by the shareholders, except as required by law; provided that, prior to the initial Business Combination, only holders of our Class B ordinary shares will have the right to vote on the appointment of directors, and holders of a majority of the Class B ordinary shares may remove a member of the board of directors. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the initial Business Combination, except as required by law or the Company’s articles of association, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class. The Class B ordinary shares held by the Sponsor may convert into Class A ordinary shares at any time at their option, but will automatically convert into Class A ordinary shares upon the completion of the initial Business Combination on a one-for-one basis, subject to adjustments. On March 18, 2024, the Company elected to convert 1,725,000 Class B ordinary shares into 1,725,000 Class A ordinary shares upon the closing of IPO. On March 20, 2024, the Company and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 par value per ordinary share. On July 8, 2025, the Company held its Extraordinary General Meeting in which holders of 4,775,923 public ordinary shares exercised their redemption rights. Following the redemptions, 2,124,077 public ordinary shares remain issued and outstanding. As of August 31, 2025 and November 30, 2024, there were 2,029,500 Class A non-redeemable ordinary shares issued and outstanding (excluding 2,124,077 and 6,900,000 Class A ordinary shares subject to redemption as of August 31, 2025 and November 30, 2024, respectively).

Rights — Each holder of a right will receive one share of Class A Ordinary Share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive one share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of Class A Ordinary Share underlying the rights.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of August 31, 2025 and November 30, 2024, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	August 31, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$23,296,572	$23,296,572	-	-

	November 30, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$71,829,264	$71,829,264	-	-

	August 31, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative liability -Convertible Note conversion option	$2,140	-	-	$2,140

	November 30, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative liability -Convertible Note conversion option	$-	-	-	-

The fair value of the conversion feature was estimated at the as converted value at August 31, 2025 and initial measurement date of June 13, 2025 to be $2,140 and $3,244, respectively. The binomial tree model was used based on the following key assumptions:

	At Issuance – June 13, 2025	At August 31, 2025
Strike Price	$1.88	$1.88
Stock Price	$1.88	$1.88
Time to maturity (in year)	0.54	0.33
Business combination success rate	32.14%	32.14%
Expected Volatility	5.7%	5.7%
Expected dividend yield	0%	0%
Risk-free rate	4.02%	3.68%

The following table presents the changes in the fair value of the Level 3 Derivative liability -Convertible Note conversion option:

Fair value as of November 30, 2024	$-
Initial recognition at issuance (June 13, 2025)	3,244
Change in valuation recognized in earnings	(1,104)
Fair value as of August 31, 2025	$2,140

Note 9 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2025	2024	2025	2024
General and administrative expenses	$311,265	$54,903	$607,632	$420,863
Interest earned on investments held in Trust Account	$494,519	$965,492	$2,028,053	$1,633,661

The key measures of segment profit or loss reviewed by the CODM are general and administrative expenses and interest earned on investments held in Trust Account. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Interest earned on investments held in Trust Account are reviewed to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up the date that the financial statement was issued. Based on the review, management identified the following material subsequent event requiring disclosure in the financial statements.

On September 23, 2025, the Company issued a convertible note to the Sponsor in the amount of up to $350,000 to be used for working capital and extension fee purposes (“September Convertible Note”). The September Convertible Note is unsecured with a 10% annual interest rate commencing on September 10, 2025, and continuing for a period of one year. It is due on the earlier of the date on which the Company consummates a business combination, or the liquidation date as may be approved by the Company’s stockholders. Conversion price per share shall be the most favorable price per share, conversion rate, or valuation assigned to any equity securities issued by the target company in connection with the DeSPAC transaction to any third party during the thirty-six (36) months immediately preceding the date of conversion.

On September 30, 2025, both June and September convertible notes were modified such that the conversion features became convertible solely into the Company’s own shares, which is $1.00 per share, calculated as approximately one-tenth (1/10) of the Company’s Class A Ordinary Share’s initial trading price on May 13, 2024 after Initial Public Offering. The conversion option met the equity scope exception under ASC 815-40, as a result, the notes were subsequently accounted for as debt.

On September 23, 2025 and November 12, 2025 (a late payment for the October 2025 extension fee), the Company deposited $150,000 each time to the Trust Account to extend the Business Combination Period to November 22, 2025.

Subsequent to December 31, 2025, the Company did not fund the extension payments required to extend the deadline to consummate a business combination for the months of November 2025 and December 2025. Each such extension payment was in the amount of $150,000, for an aggregate of $300,000. As a result, the Company is currently not in compliance with the extension provisions set forth in its amended and restated memorandum and articles of association and the related trust agreement. Unless such extension payments are made, waived, or otherwise cured, the Company may be required to liquidate and dissolve in accordance with its organizational documents, in which case the funds held in the trust account would be distributed to the public shareholders and the Company would not be able to consummate the proposed business combination. There can be no assurance that the Company will be able to make, cure or otherwise obtain a waiver of such extension payments.

VESICOR THERAPEUTICS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Vesicor Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Vesicor Therapeutics, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has generated only nominal revenue in the past two years. The Company had a net loss of $288,720 for the year ended December 31, 2024 and an accumulated deficit of $774,099 at December 31, 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2024

Hackensack, New Jersey
May 23, 2025

VESICOR THERAPEUTICS, INC.

BALANCE SHEETS

DECEMBER 31,

	2024	2023
ASSETS

Current assets
Cash	$107,853	$173,662

Total current assets	107,853	173,662

Long-term assets
Right of use asset, net	28,066	74,328
Security deposits	8,259	8,259

Total assets	$144,178	$256,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$24,236	$64,865
Accounts payable and accrued expenses - related party	6,000	-
Lease liability - current	28,555	46,122
Note payable, net of discount	45,000	-

Total current liabilities	103,791	110,987

Long-term liabilities
Lease liability - long term	-	28,555

Total liabilities	103,791	139,542

Stockholders’ equity
Common stock, $0 par value; authorized - 100,000,000 shares; 7,270,002 and 4,306,668 shares issued and outstanding as of December 31, 2024 and 2023, respectively	812,400	600,000
Additional paid-in capital	2,086	2,086
Accumulated deficit	(774,099)	(485,379)

Total stockholders’ equity	40,387	116,707

Total liabilities and stockholders’ equity	$144,178	$256,249

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2024	2023
Revenue	$4,850	$-

Cost of goods sold	1,371	-

Gross profit	3,479	-

Operating expenses
Research and development	21,459	19,583
General and administrative expenses, related party	72,000	30,000
General and administrative expenses, other	199,500	182,776

Total operating expenses	292,959	232,359

Loss from operations	(289,480)	(232,359)

Other income (expenses)
Other income	1,407	30,000
Interest expense	(647)	-

Total other income (expenses)	760	30,000

Loss before provision for income taxes	(288,720)	(202,359)

Provision for income taxes	-	-

Net loss	$(288,720)	$(202,359)

Basic and fully diluted income (loss) per common share:
Net loss per common share	$(.06)	$(.08)

Weighted average shares of Common Stock outstanding - basic and fully diluted	5,218,744	2,676,895

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2024 AND 2023

			Additional
	Common stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Totals
Balances, December 31, 2022	1,000,000	$20,000	$20,817	$(283,020)	$(242,203)

Common stock and warrants issued for cash, net of issuance costs	306,668	520,000	-	-	520,000

Stock-based compensation	3,000,000	60,000	-	-	60,000

Cash contributed by stockholder	-	-	4,114	-	4,114

Return of capital to stockholder	-	-	(22,845)	-	(22,845)

Net loss	-	-	-	(202,359)	(202,359)

Balances, December 31, 2023	4,306,668	600,000	2,086	(485,379)	116,707

Common stock and warrants issued for cash, net of issuance costs	93,334	155,000	-	-	155,000

Stock-based compensation	2,870,000	57,400	-	-	57,400

Net loss	-	-	-	(288,720)	(288,720)

Balances, December 31, 2024	7,270,002	$812,400	$2,086	$(774,099)	$40,387

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(288,720)	$(202,359)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization	46,262	18,624
Stock-based compensation expense	57,400	60,000
Changes in operating assets and liabilities:
Security deposits	-	(8,259)
Accounts payable and accrued expenses	(40,629)	(177,338)
Accounts payable and accrued expenses - related party	6,000	-
Lease liability	(46,122)	(18,275)

NET CASH USED IN OPERATING ACTIVITIES	(265,809)	(327,607)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contributed by stockholder	-	4,114
Return of capital to stockholder	-	(22,845)
Proceeds from sale of common stock and warrants, net of issuance costs	155,000	520,000
Proceeds from issuance of a promissory note and warrant, net of issuance costs	45,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	200,000	501,269

NET INCREASE (DECREASE) IN CASH	(65,809)	173,662

CASH - BEGINNING OF YEAR	173,662	-

CASH - END OF YEAR	$107,853	$173,662

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$64	$-
Income taxes	$-	$6,180

Non-cash investing and financing activities:
Right of use asset added for operating lease	$-	$92,952

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

Note 1 – Organization and Basis of Presentation

The financial statements presented are those of Vesicor Therapeutics, Inc., (the “Company”). The Company was incorporated under the laws of the state of California on April 18, 2008. The Company was originally incorporated as RNTein Biotech Lab, Inc. and changed its name to Vesicor Therapeutics, Inc. on June 21, 2023. The Company is an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a new class of medicines with the potential to transform the treatment of a wide spectrum of diseases. The Company plans to further develop, patent and commercialize the use of microvesicle-based therapeutic products for the treatment of cancer.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated only nominal revenue in the past two years. The Company had a net loss of $288,720 for the year ended December 31, 2024 and an accumulated deficit of $774,099 at December 31, 2024. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to obtain necessary equity financing and ultimately from generating revenues to continue operations. The Company expects that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next twelve months. The Company has no lines of credit or other bank financing arrangements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”).

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short- and long-term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. There are no financial instruments measured at fair value on a recurring basis.

Revenue Recognition

The Company invented and produced several products:

1.	Lentiviral vectors producing CDC6 shRNA, p16 or PTEN: CDC6 shRNA is an artificial RNA molecule with a short hairpin (“shRNA”) that can be used to silence gene expression via RNA interference (RNAi). In this case, it interferes with CDC6 gene expression. The CDC6 gene encodes a protein that is important in DNA replication. p16 is a tumor suppressor gene that encodes a protein that slows cell division by slowing the progression of the cell cycle from the G1 phase to the S phase, thereby acting as a tumor suppressor. PTEN is another tumor suppressor gene that encodes a protein that regulates cell cycle, preventing cells from growing and dividing too rapidly.

2.	Genetically engineered microvesicles (ecm) such as Cytomox or ecm-RV (RNA vesicles): These microvesicles were used as novel drug delivery vehicles. Their unique features are their size, ability to carry different payloads and their immune silent nature.

3.	ecm-RV/p53: ecm-RV/p53 is an engineered microvesicle that carries the p53 mRNA. p53 is another tumor suppressor gene.

The Company produces and sells its products to several clinics in Tokyo, Japan. These clinics use the Company’s therapeutics under Japan’s Advanced Medical Care B mechanism, which allows Japanese physicians to use any unapproved medical device or therapeutic in patients who have exhausted all other treatment options. Vesicor’s therapeutics results in improved clinical outcomes, improved radiologic outcomes (i.e. reduction in pancreatic tumor size) and improved tumor biomarker levels.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

The Company accounts for revenue under Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”, using the modified retrospective method. The modified retrospective adoption used by the Company did not result in a material cumulative effect adjustment to the opening balance of accumulated deficit.

The Company determines the measurement of revenue and the timing of revenue recognition utilizing the following core principles:

1.	Identifying the contract with a customer;

2.	Identifying the performance obligations in the contract;

3.	Determining the transaction price;

4.	Allocating the transaction price to the performance obligations in the contract; and

5.	Recognizing revenue when (or as) the Company satisfies its performance obligations.

The Company has no outstanding contracts with any of the clinics. The Company recognizes revenue when title, ownership, and risk of loss pass to the customer. For product sales, ownership of the goods and associated revenue are transferred to customers at a point in time, generally upon shipment or delivery of a product to the customer or receipt of the product by the customer based on the applicable shipping terms and without significant judgments. Any advance payments are recorded as current liability until revenue is recognized.

Research and Development

Research and development costs are expensed as incurred. Research and development costs charged to operations for the years ended December 31, 2024 and 2023 were $21,459 and $19,583, respectively.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of 90 days or less at the date of purchase. The Company does not have any cash equivalents as of December 31, 2024 and 2023. Cash is maintained at a major financial institution. Accounts held at U.S. financial institutions are insured by the FDIC up to $250,000. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent the amounts on deposit or invested are in excess of amounts that are insured. The Company’s accounts at this major financial institution may, at times, exceed the federally insured limits. The Company has not experienced any losses on these accounts and management believes, based upon the quality of this major financial institution, that the credit risk with regard to these deposits is not significant.

Impairment of Long-Lived Assets

In accordance with ASC 360-10-35, the Company assesses the valuation of components of its long-lived assets whenever events or circumstances dictate that the carrying value might not be recoverable. The Company bases its evaluation on indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such factors indicate that the carrying amount of an asset or asset group may not be recoverable, the Company determines whether an impairment has occurred by analyzing an estimate of undiscounted future cash flows at the lowest level for which identifiable cash flows exist. If the estimate of undiscounted cash flows during the estimated useful life of the asset is less than the carrying value of the asset, the Company recognizes a loss for the difference between the carrying value of the asset and its estimated fair value, generally measured by the present value of the estimated cash flows.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

Leases

The Company accounts for leases under ASC 842, “Leases”. The Company determines if an arrangement is a lease or contains a lease at inception of the arrangement. Operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, the Company generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use assets (“ROU assets”) represent the Company’s right to control the use of an identified asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the lease liability. Lease expense is recognized on a straight-line basis over the lease term. The Company elected to keep leases with an initial term of 12 months or less off the balance sheet.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets. ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

Stock-Based Compensation

The Company accounts for its stock-based awards granted under its employee compensation plan in accordance with ASC Topic No. 718-20, Awards Classified as Equity, which requires the measurement of compensation expense for all share-based compensation granted to employees and non-employee directors at fair value on the date of grant and recognition of compensation expense over the related service period for awards expected to vest. The Company uses the Black-Scholes option pricing model to estimate the fair value of its stock options and warrants. The Black-Scholes option pricing model requires the input of highly subjective assumptions including the expected stock price volatility of the Company’s common stock, the risk-free interest rate at the date of grant, the expected vesting term of the grant, expected dividends, and an assumption related to forfeitures of such grants. Changes in these subjective input assumptions can materially affect the fair value estimate of the Company’s stock options and warrants.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, modification, and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. Equity classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability classified warrants are recognized as a non-cash gain or loss on the statements of operations.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company applies the provisions of ASC Topic No. 740 for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the Company’s financial statements. In accordance with this provision, tax positions must meet a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position.

Recent Accounting Pronouncements

Income Taxes

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 is intended to improve income tax disclosures primarily through enhanced disclosure of income tax rate reconciliation items, and disaggregation of income (loss) from continuing operations, income tax expense (benefit) and income taxes paid, net disclosures by federal, state and foreign jurisdictions, among others. ASU 2023-09 is effective for public business entities for annual reporting periods beginning after December 15, 2024 and for entities other than public business entities, is effective for annual reporting periods beginning after December 15, 2025. Early adoption is permitted. The Company is evaluating the impact that ASU 2023-09 will have on the consolidated financial statements and its plan for adoption, including the adoption date and transition method.

We have reviewed other recent accounting pronouncements and concluded they are either not applicable to the business, or no material effect is expected on the financial statements as a result of future adoption.

Note 3 – Operating Leases

The Company determines if a contract is, or contains, a lease at contract inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of operating lease liabilities and operating lease liabilities, net of current portion in the Company’s balance sheets. Finance leases are included in property and equipment, current portion of finance lease obligations and finance lease obligations, net of current portion in the Company’s balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date and exclude lease incentives. The Company used the implicit rate in the lease in determining the present value of lease payments. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of one year or less are generally not included in ROU assets and corresponding operating lease liabilities.

In September 2018, the Company entered into a lease agreement for office space in San Gabriel, California, commencing on January 1, 2019 for a term of six years and expiring on December 31, 2024. The Company started to make monthly rental installments from January 2019 of $3,849. The monthly rental payment increases by 3% every January starting from 2020.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

In August 2021, the Company entered into a lease agreement for office space in the same building as the September 2018 lease in San Gabriel, California, commencing on August 1, 2021 for a term of five years and expiring on July 31, 2026. The Company started to make monthly rental installments from August 2021 of $2,704. The monthly rental payment increases by 3% every August starting from 2022.

On July 11, 2023, the Company entered into a lease termination agreement with the landlord of the above-mentioned two office spaces with Early Termination Dates of February 28, 2021 for the September 2018 lease and July 31, 2022 for the August 2021 lease. The Company paid a termination fee of $130,000 to the landlord on September 18, 2023.

On July 21, 2023, the Company entered into another lease agreement for office space in San Gabriel, California, commencing on August 1, 2023 for a term of two years and expiring on July 31, 2025. The Company started to make monthly rental installments from August 2023 of $3,990 and paid a security deposit of $8,259. The monthly rental payment increases by 3.5% every August starting from 2024. Pursuant to ASC Topic 842 Leases, the Company accounted for the lease as an operating lease.

During the year ended December 31, 2023, the Company recorded an ROU asset and operating lease liability of $92,952, respectively at the lease commencement date. The discount rate used to determine the present value is the incremental borrowing rate, estimated to be 4.92%, as the interest rate implicit in our lease is not readily determinable.

Operating lease ROU assets and operating lease liabilities are recorded on the balance sheet as follows:

	December 31, 2024	December 31, 2023
Operating Leases:
Operating lease right-of-use assets, net	$28,066	$74,328
Current portion of operating lease liabilities	$28,555	$46,122
Operating lease liabilities, net of current portion	$-	$28,555

As of December 31, 2024 and 2023, the weighted-average remaining lease term of the operating lease was 0.6 years and 1.6 years, respectively. The weighted-average discount rate for the operating lease was 4.92%.

The following table summarizes maturities of operating lease liabilities based on lease terms as of December 31:

2025	$28,907
Less: Imputed interest	352
Present value of lease liabilities	$28,555

At December 31, 2024, the Company had the following future minimum payments due under the non-cancelable lease:

2025	$28,907

Rental expense for all operating leases was $50,897 and $20,298 for the years ended December 31, 2024 and 2023, respectively.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

The following table summarizes the cash paid and related reduction of lease liabilities for the years ended December 31, 2024 and 2023.

	Years Ended December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$48,576	$19,949
Reduction of lease liabilities:
Operating leases	$46,122	$18,275

Note 4 – Note Payable

On December 9, 2024, the Company entered into a Private Secured Promissory Note Offering Memorandum to issue securities to raise up to $300,000 in capital. Each unit of the securities consists of a secured promissory note bearing interest at a rate of 30% with a maturity of 9 months, and a warrant to purchase one share of common stock at an exercise price of $1.875 per share.

In connection with this Private Secured Promissory Note Offering, the Company engaged a placement agent, Altitude Capital Group, LLC (“Altitude Capital”). The Company’s Chairman of the Board owns 10% of Altitude Capital. In addition, the Company provided Altitude Capital with the right to purchase 96,000 shares of Common Stock (60% of warrant coverage) at $1.875 per share (total 96,000 of “Placement Agent Warrants”).

On December 17, 2024, pursuant to this memorandum, the Company issued to an accredited investor a secured promissory note and a six-year warrant to purchase 26,667 shares of Common Stock for a gross proceed of $50,000, before deducting placement agent fees ($5,000). The promissory note has a principal amount of $50,000 and bears a fixed interest amount of $15,000 (30%). The principal amount, together with all accrued and unpaid interest, shall be payable in full on or before 9 months from date of execution. As collateral for the secured promissory note, the Company grants to the note holder all of the Company’s right, title, and interest in its Trade Secrets and Intellectual Property of its products. The warrant has an exercise price of $1.875 per share and expires on December 17, 2030. In connection with this issuance, on December 31, 2024, the Company also issued a six-year warrant to Altitude Capital to purchase 16,000 shares of Common Stock at an exercise price of $1.875 per share, expiring on December 31, 2030. As of December 31, 2024, the outstanding principal balance of this promissory note was $50,000 with a carrying value of $45,000, net of unamortized discount of $5,000.

Note 5 – Earnings (Loss) Per Common Share

The Company calculates net income (loss) per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average number of shares of Common Stock outstanding during the period. The Company’s potentially dilutive shares, which include outstanding common stock warrants have not been included in the computation of diluted net loss per share for the years ended December 31, 2024 and 2023 as the result would be anti-dilutive.

	Years Ended December 31,
	2024	2023
Stock warrants	682,669	490,668
Total shares excluded from calculation	682,669	490,668

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

Note 6 – Stockholders’ Equity

Common Stock and Warrants Issued

2023 Private Placements

In connection with a private offering memorandum that the Company issued through a placement agent on August 29, 2023, the Company completed entering into subscription agreements with 7 accredited investors (the “2023 Subscription Agreements”), whereby the Company issued a total of 306,668 units (“Units”), with each Unit consisting of (i) one share of the Company’s common stock, no par value (the “Common Stock”), and (ii) one six year Common Stock purchase warrant (the “Warrants”), having an exercise price of $1.875 per share (the “2023 Private Placement”). The 2023 Private Placement resulted in the issuance to investors of 306,668 shares of Common Stock and 306,668 Warrants. The purchase price of the securities was $1.875 per Unit, resulting in gross proceeds to the Company of $575,000, before deducting placement agent fees ($55,000) and other offering expenses. The Company intends to use the net proceeds from the 2023 Private Placement for working capital and general corporate purposes. The 2023 Private Placement closed on November 30, 2023.

In connection with the 2023 Private Placement, the Company engaged two placement agents, Altitude Capital and Emerson Equity LLC (“Emerson”). At closing, the Company paid Emerson $55,000 in cash. In addition, the Company provided Altitude Capital and Emerson with the right to purchase 165,600 and 18,400 shares of Common Stock (54% and 6% of warrant coverage), respectively at $1.875 per share through October 31, 2029 (total 184,000 of “Placement Agent Warrants”).

2024 Private Placements

In connection with a private offering memorandum that the Company issued through a placement agent on June 7, 2024, the Company may issue up to 1,600,000 Units to raise up to $3,000,000 in capital, with each Unit consisting of (i) one share of the Company’s common stock, no par value (the “Common Stock”), and (ii) one six year Common Stock purchase warrant (the “Warrants”), having an exercise price of $1.875 per share (the “2024 Private Placement”). The Company intends to use the net proceeds from the 2024 Private Placement for working capital and general corporate purposes.

In connection with the 2024 Private Placement, the Company engaged a placement agent, Altitude Capital. In addition, the Company provided Altitude Capital with the right to purchase 960,000 shares of Common Stock (60% of warrant coverage) at $1.875 per share (total 960,000 of “Placement Agent Warrants”).

Pursuant to the 2024 Private Placement, during the year ended December 31, 2024, the Company completed entering into subscription agreements with 4 accredited investors (the “2024 Subscription Agreements”), whereby the Company issued a total of 93,334 Units, resulting in the issuance to investors of 93,334 shares of Common Stock and 93,334 Warrants. The purchase price of the securities was $1.875 per Unit, resulting in gross proceeds to the Company of $175,000, before deducting placement agent fees ($20,000) and other offering expenses. In connection with these units’ issuances, on December 31, 2024, the Company also issued a six-year warrant to the placement agent, Altitude Capital, to purchase 56,000 shares of Common Stock at an exercise price of $1.875 per share, expiring on December 31, 2030.

Stock-based Compensation

During the year ended December 31, 2023, the Company issued 2,750,000 fully-vested restricted shares of Common Stock to officers and directors and 250,000 fully-vested restricted shares of Common Stock to a consultant for services, valued at $60,000.

On September 9, 2024, the Company issued Letters of Agreement (“LOA”) to officers and directors for services, whereby the Company issued a total of 2,870,000 fully-vested restricted shares of Common Stock, valued at $57,400.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

Warrants

Warrant activity during the years ended December 31, 2024 and 2023 was as follows:

	Warrants Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)
Warrants outstanding at December 31, 2022	-	$-	-
Warrants granted	490,668	1.88
Warrants outstanding at December 31, 2023	490,668	1.88	5.82
Warrants granted	192,001	1.88
Warrants outstanding at December 31, 2024	682,669	$1.88	5.13

Note 7 – Income Taxes

The reconciliation between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense (benefit) for the years ended December 31, 2024 and 2023 is as follows:

	Years Ended December 31,
	2024	2023
Statutory U.S. federal income tax rate	(21.0)%	(21.0)%
State income taxes, net of federal income tax benefit	(0.0)%	(0.0)%
Tax effect of expenses that are not deductible for income tax purposes:
Stock based compensation	4.2%	6.2%
Change in valuation allowance	16.8%	14.8%
Effective tax rate	0.0%	0.0%

At December 31, the significant components of the deferred tax assets (liabilities) are summarized below:

	2024	2023
Deferred Tax Assets:
Net operating losses	$115,713	$51,001
Deferred Tax Liabilities	-	-

Valuation Allowance	(115,713)	(51,001)

Net deferred tax assets	$-	$-

As of December 31, 2024, the Company had federal net operating loss carryforwards of approximately $414,000 which may be carried forward indefinitely, and state net operating loss carryforwards of approximately $412,000 which expire at various dates from 2040 through 2044. These net operating loss carryforwards may be used to offset future taxable income and thereby reduce the Company’s U.S. federal income taxes. The net operating losses may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% change in ownership as determined under the regulations.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

In accordance with ASC 740, a valuation allowance must be established if it is more likely than not that the deferred tax assets will not be realized. This assessment is based upon consideration of available positive and negative evidence, which includes, among other things, the Company’s most recent results of operations and expected future profitability. Based on the Company’s cumulative losses in recent years, a full valuation allowance against the Company’s deferred tax assets as of December 31, 2024 and 2023, respectively has been established as Management believes that the Company will not more likely than not realize the benefit of those deferred tax assets. Therefore, no tax provision has been recorded for the years ended December 31, 2024 and 2023, respectively.

The Company complies with the provisions of ASC 740-10 in accounting for its uncertain tax positions. ASC 740-10 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely that not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Management has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740-10.

The Company is subject to income tax in the U.S., and certain state jurisdictions. The Company has not been audited by the U.S. Internal Revenue Service, or any states in connection with income taxes. The Company’s tax years generally remain open to examination for all federal and state income tax matters until its net operating loss carryforwards are utilized and the applicable statutes of limitation have expired. The federal and state tax authorities can generally reduce a net operating loss (but not create taxable income) for a period outside the statute of limitations in order to determine the correct amount of net operating loss which may be allowed as a deduction against income for a period within the statute of limitations.

The Company recognizes interest and penalties related to unrecognized tax benefits, if incurred, as a component of income tax expense. No interest or penalties have been recorded for the years ended December 31, 2024 and 2023, respectively.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOL’s incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but at present does not expect that the NOL carryback provision of the CARES Act would result in a material cash benefit to us.

Note 8 – Related Party Transactions and Balances

On August 1, 2023, the Company entered into a consulting agreement with Luo Feng, the founder, shareholder and CEO of the Company, to provide consulting services at a monthly rate of $6,000. The agreement expires on July 31, 2025 and will automatically renew annually unless terminated with 30 days’ notice. Accrued consulting fees payable under the agreement was $6,000 at December 31, 2024.

The Company used Altitude Capital as the placement agent in various private offerings during the years ended December 31, 2024 and 2023. The Company’s Chairman of the Board owns 10% of Altitude Capital. In connection with these private offerings, the Company paid placement agent fees and also issued Placement Agent Warrants to Altitude Capital. (See Note 4 and Note 6).

The Company issued fully-vested restricted shares of Common Stock to officers and directors for their services, valued at $0.02 per share, during the years ended December 31, 2024 and 2023. (See Note 6, Stock-based Compensation).

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2024 and 2023

Note 9 – Subsequent Events

The Company evaluated its December 31, 2024 financial statements for subsequent events through May 23, 2025, the date the financial statements were available to be issued.

Common Stock and Warrants Issued

Subsequent to December 31, 2024, pursuant to the 2024 Private Placement, the Company completed entering into subscription agreements with 9 accredited investors (the “2025 Subscription Agreements”), whereby the Company issued a total of 272,003 Units, resulting in the issuance to investors of 272,003 shares of Common Stock and 272,003 Warrants. The purchase price of the securities was $1.875 per Unit, resulting in gross proceeds to the Company of $510,000, before deducting placement agent fees ($21,000) and other offering expenses.

Business Combination Agreement

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company (the “Company”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc. (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”)). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of the Company (the “Merger”), (prior to the Domestication, the Company shall be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, the Company, as the public company, will change its name and the Company plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

In connection with the business combination agreement, Vesicor Therapeutics, Inc. has paid $250,000 to Black Hawk Acquisition Corporation and $70,000 to EntrepreneurShares Valuation Services for a fairness opinion as of the date of this report.

VESICOR THERAPEUTICS, INC.

BALANCE SHEETS

(UNAUDITED)

	SEPTEMBER 30, 2025	DECEMBER 31, 2024
ASSETS

Current assets
Cash	$104,739	$107,853
Accounts receivable	6,028	-
Prepaid expenses	7,914	-

Total current assets	118,681	107,853

Long-term assets
Right of use asset, net	43,096	28,066
Security deposits	8,259	8,259

Total assets	$170,036	$144,178

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities
Accounts payable and accrued expenses	$138,181	$24,236
Accounts payable and accrued expenses - related party	60,000	6,000
Lease liability - current	43,509	28,555
Note payable, net of discount	50,000	45,000

Total current liabilities	291,690	103,791

Total liabilities	291,690	103,791

Stockholders’ equity (deficiency)
Common stock, $0 par value; authorized - 100,000,000 shares; 8,439,815 and 7,270,002 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	2,950,794	812,400
Additional paid-in capital	2,086	2,086
Accumulated deficit	(3,074,534)	(774,099)

Total stockholders’ equity (deficiency)	(121,654)	40,387

Total liabilities and stockholders’ equity (deficiency)	$170,036	$144,178

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	2025	2024
Revenue	$-	$-	$6,028	$-

Operating expenses
Research and development	2,090	6,397	3,711	15,800
General and administrative expenses, related party	18,000	18,000	54,000	54,000
General and administrative expenses, other	1,644,931	99,922	2,135,234	176,735

Total operating expenses	1,665,021	124,319	2,192,945	246,535

Loss from operations	(1,665,021)	(124,319)	(2,186,917)	(246,535)

Other income (expenses)
Loss on debt extinguishment	(93,750)	-	(93,750)	-
Other income	-	-	-	1,407
Interest expense	(6,154)	-	(19,768)	-

Total other income (expenses)	(99,904)	-	(113,518)	1,407

Loss before provision for income taxes	(1,764,925)	(124,319)	(2,300,435)	(245,128)

Provision for income taxes	-	-	-	-

Net loss	$(1,764,925)	$(124,319)	$(2,300,435)	$(245,128)

Basic and fully diluted income (loss) per common share:
Net loss per common share	$(.23)	$(.02)	$(.31)	$(.05)

Weighted average shares of Common Stock outstanding - basic and fully diluted	7,697,938	5,019,929	7,504,951	4,546,157

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED)

			Additional
	Common stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Totals
Balances, December 31, 2024	7,270,002	$812,400	$2,086	$(774,099)	$40,387
Common stock and warrants issued for cash, net of issuance costs	101,335	171,000	-	-	171,000
Net loss	-	-	-	(141,176)	(141,176)
Balances, March 31, 2025	7,371,337	$983,400	$2,086	$(915,275)	$70,211
Common stock and warrants issued for cash, net of issuance costs	258,668	469,000	-	-	469,000
Net loss	-	-	-	(394,334)	(394,334)
Balances, June 30, 2025	7,630,005	$1,452,400	$2,086	$(1,309,609)	$144,877
Common stock and warrants issued for cash, net of issuance costs	106,667	180,000	-	-	180,000
Stock-based compensation	653,143	1,224,644	-	-	1,224,644
Common stock and warrants issued in connection with promissory note extension	50,000	93,750	-	-	93,750
Net loss	-	-	-	(1,764,925)	(1,764,925)
Balances, September 30, 2025	8,439,815	$2,950,794	$2,086	$(3,074,534)	$(121,654)
Balances, December 31, 2023	4,306,668	$600,000	$2,086	$(485,379)	$116,707
Placement agent fee	-	(2,500)	-	-	(2,500)
Net loss	-	-	-	(66,089)	(66,089)
Balances, March 31, 2024	4,306,668	$597,500	$2,086	$(551,468)	$48,118
Net loss	-	-	-	(54,720)	(54,720)
Balances, June 30, 2024	4,306,668	$597,500	$2,086	$(606,188)	$(6,602)
Common stock and warrants issued for cash, net of issuance costs	40,000	67,500	-	-	67,500
Stock-based compensation	2,870,000	57,400	-	-	57,400
Net loss	-	-	-	(124,319)	(124,319)
Balances, September 30, 2024	7,216,668	$722,400	$2,086	$(730,507)	$(6,021)

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30,

(UNAUDITED)

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,300,435)	$(245,128)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization	36,648	34,482
Non-cash interest expense	5,000	-
Stock based compensation	1,224,644	57,400
Loss on debt extinguishment	93,750	-
Changes in operating assets and liabilities:
Accounts receivable	(6,028)	-
Prepaid expenses	(7,914)	-
Accounts payable and accrued expenses	113,945	(16,866)
Accounts payable and accrued expenses - related party	54,000	-
Lease liability	(36,724)	(34,133)

NET CASH USED IN OPERATING ACTIVITIES	(823,114)	(204,245)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and warrants, net of issuance costs	820,000	67,500
Payment of placement agent fee	-	(2,500)

NET CASH PROVIDED BY FINANCING ACTIVITIES	820,000	65,000

NET DECREASE IN CASH	(3,114)	(139,245)

CASH - BEGINNING OF PERIOD	107,853	173,662

CASH - END OF PERIOD	$104,739	$34,417

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$351	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Right of use asset added for operating lease under lease modification	$51,678	$-

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

Note 1 – Organization and Basis of Presentation

The financial statements presented are those of Vesicor Therapeutics, Inc., (the “Company”). The Company was incorporated under the laws of the state of California on April 18, 2008. The Company was originally incorporated as RNTein Biotech Lab, Inc. and changed its name to Vesicor Therapeutics, Inc. on June 21, 2023. The Company is an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a new class of medicines with the potential to transform the treatment of a wide spectrum of diseases. The Company plans to further develop, patent and commercialize the use of microvesicle-based therapeutic products for the treatment of cancer.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated only nominal revenue in the past two years. The Company had a net loss of $2,300,435 for the nine months ended September 30, 2025 and an accumulated deficit of $3,074,534 at September 30, 2025. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to obtain necessary equity financing and ultimately from generating revenues to continue operations. The Company expects that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next twelve months. The Company has no lines of credit or other bank financing arrangements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”) for interim financial statements. Accordingly, they do not include all of the information and footnotes required by US GAAP for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2025, and the results of operations and cash flows for the periods presented. The results of operations for the three and nine months ended September 30, 2025, are not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2025 or any future periods. These unaudited financial statements should be read in conjunction with the annual audited financial statements and related notes thereto for the year ended December 31, 2024.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short- and long-term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. There are no financial instruments measured at fair value on a recurring basis.

Revenue Recognition

The Company invented and produced several products:

1.	Lentiviral vectors producing CDC6 shRNA, p16 or PTEN.

CDC6 shRNA is an artificial RNA molecule with a short hairpin (“shRNA”) that can be used to silence gene expression via RNA interference (RNAi). In this case, it interferes with CDC6 gene expression. The CDC6 gene encodes a protein that is important in DNA replication. p16 is a tumor suppressor gene that encodes a protein that slows cell division by slowing the progression of the cell cycle from the G1 phase to the S phase, thereby acting as a tumor suppressor. PTEN is another tumor suppressor gene that encodes a protein that regulates cell cycle, preventing cells from growing and dividing too rapidly.

2.	Genetically engineered microvesicles (ecm) such as Cytomox or ecm-RV (RNA vesicles).

These microvesicles were used as novel drug delivery vehicles. Their unique features are their size, ability to carry different payloads and their immune silent nature.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

3.	ecm-RV/p53.

ecm-RV/p53 is an engineered microvesicle that carries the p53 mRNA. p53 is another tumor suppressor gene.

The Company produces and sells its products to several clinics in Tokyo, Japan. These clinics use the Company’s therapeutics under Japan’s Advanced Medical Care B mechanism, which allows Japanese physicians to use any unapproved medical device or therapeutic in patients who have exhausted all other treatment options. Vesicor’s therapeutics results in improved clinical outcomes, improved radiologic outcomes (i.e., reduction in pancreatic tumor size) and improved tumor biomarker levels.

Revenues from these products have been immaterial since 2023.

The Company accounts for revenue under Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”, using the modified retrospective method. The modified retrospective adoption used by the Company did not result in a material cumulative effect adjustment to the opening balance of accumulated deficit.

The Company determines the measurement of revenue and the timing of revenue recognition utilizing the following core principles:

1.	Identifying the contract with a customer;

2.	Identifying the performance obligations in the contract;

3.	Determining the transaction price;

4.	Allocating the transaction price to the performance obligations in the contract; and

5.	Recognizing revenue when (or as) the Company satisfies its performance obligations.

The Company has no outstanding contracts with any of the clinics. The Company recognizes revenue when title, ownership, and risk of loss pass to the customer. For product sales, ownership of the goods and associated revenue are transferred to customers at a point in time, generally upon shipment or delivery of a product to the customer or receipt of the product by the customer based on the applicable shipping terms and without significant judgments. Any advance payments are recorded as current liability until revenue is recognized.

Research and Development

Research and development costs are expensed as incurred. Research and development costs charged to operations for the nine months ended September 30, 2025 and 2024 were $3,711 and $15,800, respectively, and for the three months ended September 30, 2025 and 2024 were $2,090 and $6,397, respectively.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of 90 days or less at the date of purchase. The Company does not have any cash equivalents as of September 30, 2025 and December 31, 2024. Cash is maintained at a major financial institution. Accounts held at U.S. financial institutions are insured by the FDIC up to $250,000. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent the amounts on deposit or invested are in excess of amounts that are insured. The Company’s accounts at this major financial institution may, at times, exceed the federally insured limits. The amount in excess of the FDIC insurance as of September 30, 2025 and December 31, 2024 was $0, respectively. The Company has not experienced any losses on these accounts and management believes, based upon the quality of this major financial institution, that the credit risk with regard to these deposits is not significant.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

Accounts Receivable

Accounts receivable is stated at invoiced amount, net of an allowance for doubtful accounts and bear no interest. An allowance for losses is established through a provision for losses charged to expenses. Receivables are charged against the allowance for losses when management believes collectability is unlikely. The allowance (if any) is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on evaluation of the collectability of the accounts and prior loss experience.

Impairment of Long-Lived Assets

In accordance with ASC 360-10-35, the Company assesses the valuation of components of its long-lived assets whenever events or circumstances dictate that the carrying value might not be recoverable. The Company bases its evaluation on indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such factors indicate that the carrying amount of an asset or asset group may not be recoverable, the Company determines whether an impairment has occurred by analyzing an estimate of undiscounted future cash flows at the lowest level for which identifiable cash flows exist. If the estimate of undiscounted cash flows during the estimated useful life of the asset is less than the carrying value of the asset, the Company recognizes a loss for the difference between the carrying value of the asset and its estimated fair value, generally measured by the present value of the estimated cash flows.

Leases

The Company accounts for leases under ASC 842, “Leases”. The Company determines if an arrangement is a lease or contains a lease at inception of the arrangement. Operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, the Company generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use assets (“ROU assets”) represent the Company’s right to control the use of an identified asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the lease liability. Lease expense is recognized on a straight-line basis over the lease term. The Company elected to keep leases with an initial term of 12 months or less off the balance sheet.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets. ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

Stock-Based Compensation

The Company accounts for its stock-based awards granted under its employee compensation plan in accordance with ASC Topic No. 718-20, Awards Classified as Equity, which requires the measurement of compensation expense for all share-based compensation granted to employees and non-employee directors at fair value on the date of grant and recognition of compensation expense over the related service period for awards expected to vest. The Company uses the Black-Scholes option pricing model to estimate the fair value of its stock options and warrants. The Black-Scholes option pricing model requires the input of highly subjective assumptions including the expected stock price volatility of the Company’s common stock, the risk free interest rate at the date of grant, the expected vesting term of the grant, expected dividends, and an assumption related to forfeitures of such grants. Changes in these subjective input assumptions can materially affect the fair value estimate of the Company’s stock options and warrants.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, modification, and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. Equity classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability classified warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company applies the provisions of ASC Topic No. 740 for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the Company’s financial statements. In accordance with this provision, tax positions must meet a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position.

Recent Accounting Pronouncements

Income Taxes

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 is intended to improve income tax disclosures primarily through enhanced disclosure of income tax rate reconciliation items, and disaggregation of income (loss) from continuing operations, income tax expense (benefit) and income taxes paid, net disclosures by federal, state and foreign jurisdictions, among others. ASU 2023-09 is effective for public business entities for annual reporting periods beginning after December 15, 2024 and for entities other than public business entities, is effective for annual reporting periods beginning after December 15, 2025. Early adoption is permitted. The Company is evaluating the impact that ASU 2023-09 will have on the financial statements and its plan for adoption, including the adoption date and transition method.

We have reviewed other recent accounting pronouncements and concluded they are either not applicable to the business, or no material effect is expected on the financial statements as a result of future adoption.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

Note 3 – Operating Leases

The Company determines if a contract is, or contains, a lease at contract inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of operating lease liabilities and operating lease liabilities, net of current portion in the Company’s balance sheets. Finance leases are included in property and equipment, current portion of finance lease obligations and finance lease obligations, net of current portion in the Company’s balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date and exclude lease incentives. The Company used the implicit rate in the lease in determining the present value of lease payments. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of one year or less are generally not included in ROU assets and corresponding operating lease liabilities.

On July 21, 2023, the Company entered into a lease agreement for office space in San Gabriel, California, commencing on August 1, 2023 for a term of two years and expiring on July 31, 2025. The Company started to make monthly rental installments from August 2023 of $3,990 and paid a security deposit of $8,259. The monthly rental payment increases by 3.5% every August starting from 2024. Pursuant to ASC Topic 842 Leases, the Company accounted for the lease as an operating lease.

During the year ended December 31, 2023, the Company recorded an ROU asset and operating lease liability of $92,952, respectively at the lease commencement date. The discount rate used to determine the present value is the incremental borrowing rate, estimated to be 4.92%, as the interest rate implicit in our lease is not readily determinable.

On May 27, 2025, the Company entered into a lease amendment with the landlord of the San Gabriel office to extend the lease term for an additional 12 months expiring on July 31, 2026. The Company will make monthly rental installments of $4,419 from August 2025 to July 2026. The Company accounted for this amendment as a lease modification and remeasured the ROU asset and operating lease liability on the effective date of May 27, 2025. In connection with the lease modification, the Company recorded an additional ROU asset and operating lease liability of $51,678, respectively at the lease amendment date. The discount rate used to determine the present value in this remeasurement is the incremental borrowing rate, estimated to be 4.14%, as the interest rate implicit in our lease is not readily determinable.

Operating lease ROU assets and operating lease liabilities are recorded on the balance sheet as follows:

	September 30,	December 31,
	2025	2024
Operating Leases:
Operating lease right-of-use assets, net	$43,096	$28,066
Current portion of operating lease liabilities	$43,509	$28,555
Operating lease liabilities, net of current portion	$-	$-

As of September 30, 2025 and December 31, 2024, the weighted-average remaining lease term of the operating lease was 0.8 years and 0.6 years, respectively and the weighted-average discount rate for the operating lease was 4.14% and 4.92%, respectively.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

The following table summarizes maturities of operating lease liabilities based on lease terms as of December 31:

2025 (remaining period)	$13,256
2026	30,930
Total lease payments	44,186
Less: Imputed interest	677
Present value of lease liabilities	$43,509

At September 30, 2025, the Company had the following future minimum payments due under the non-cancelable lease:

2025 (remaining period)	$13,256
2026	30,930
Total minimum lease payments	$44,186

Rental expense for all operating leases was $37,277 and $38,173 for the nine months ended September 30, 2025 and 2024, respectively, and $13,716 and $12,724 for the three months ended September 30, 2025 and 2024, respectively.

The following table summarizes the cash paid and related reduction of lease liabilities for the nine months ended September 30, 2025 and 2024.

	Nine Months Ended September 30,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$37,744	$36,188
Reduction of lease liabilities:
Operating leases	$36,724	$34,133

Note 4 – Note Payable

On December 9, 2024, the Company entered into a Private Secured Promissory Note Offering Memorandum to issue securities to raise up to $300,000 in capital. Each unit of the securities consists of a secured promissory note bearing interest at a rate of 30% with a maturity of 9 months, and a warrant to purchase one share of common stock at an exercise price of $1.875 per share.

In connection with this Private Secured Promissory Note Offering, the Company engaged a placement agent, Altitude Capital Group, LLC (“Altitude Capital”). The Company’s Chairman of the Board owns 10% of Altitude Capital. In addition, the Company provided Altitude Capital with the right to purchase 96,000 shares of Common Stock (60% of warrant coverage) at $1.875 per share (total 96,000 of “Placement Agent Warrants”).

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

On December 17, 2024, pursuant to this memorandum, the Company issued to an accredited investor a secured promissory note and a six-year warrant to purchase 26,667 shares of Common Stock for a gross proceed of $50,000, before deducting placement agent fees ($5,000). The promissory note has a principal amount of $50,000 and bears a fixed interest amount of $15,000 (30%). The principal amount, together with all accrued and unpaid interest, shall be payable in full on or before 9 months from date of execution. As collateral for the secured promissory note, the Company grants to the note holder all of the Company’s right, title, and interest in its Trade Secrets and Intellectual Property of its products. The warrant has an exercise price of $1.875 per share and expires on December 17, 2030. In connection with this issuance, on December 31, 2024, the Company also issued a six-year warrant to Altitude Capital to purchase 16,000 shares of Common Stock at an exercise price of $1.875 per share, expiring on December 31, 2030.

On September 17, 2025, the Company entered into an amendment to the secured promissory note to extend the maturity date to the earlier of the next capital injection or June 30, 2026. As consideration for the note holder’s agreement to extend the maturity date, the Company issued to the note holder 50,000 shares of Common Stock at a deemed value of $1.875 per share, for an aggregate value of $93,750 and a six-year warrant to purchase 26,667 shares of Common Stock at $1.875 per share. The Company accounted for the extension as an extinguishment of debt. Loss on debt extinguishment of $93,750 was recorded for the issuance of the Common Stock and warrant and is presented as other income (expenses) in the statement of operations for the nine and three months ended September 30, 2025.

As of September 30, 2025 and December 31, 2024, the outstanding principal balance of this promissory note was $50,000, respectively, with a carrying value of $50,000 and $45,000, respectively, net of unamortized discount of $0 and $5,000, respectively. For the nine and three months ended September 30, 2025, amortization of the debt discount of $5,000 and $1,442, respectively was charged to interest expense.

Note 5 – Earnings (Loss) Per Common Share

The Company calculates net income (loss) per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average number of shares of Common Stock outstanding during the period. The Company’s potentially dilutive shares, which include outstanding common stock warrants have not been included in the computation of diluted net loss per share for the nine months ended September 30, 2025 and 2024 as the result would be anti-dilutive.

	Nine Months Ended September 30,
	2025		2024
Stock warrants	1,176,006	(1)	530,668	(2)
Total shares excluded from calculation	1,176,006		530,668

(1)	The number of stock warrants does not include 176,001 warrant shares related to subscription agreements entered into during the nine months ended September 30, 2025, pursuant to the 2024 Private Placements. These warrant shares are to be issued to Altitude Capital, the placement agent, for which warrant agreements have not been prepared (See Note 6).
(2)	The number of stock warrants does not include 24,000 warrant shares related to subscription agreements entered into during the nine months ended September 30, 2024, pursuant to the 2024 Private Placements. These warrant shares were issued to Altitude Capital, the placement agent, during the three months ended December 31, 2024 (See Note 6).

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

Note 6 – Stockholders’ Equity

Common Stock and Warrants Issued

2024 Private Placements

In connection with a private offering memorandum that the Company issued through a placement agent on June 7, 2024, the Company may issue up to 1,600,000 Units to raise up to $3,000,000 in capital, with each Unit consisting of (i) one share of the Company’s common stock, no par value (the “Common Stock”), and (ii) one six year Common Stock purchase warrant (the “Warrants”), having an exercise price of $1.875 per share (the “2024 Private Placement”). The Company intends to use the net proceeds from the 2024 Private Placement for working capital and general corporate purposes.

In connection with the 2024 Private Placement, the Company engaged a placement agent, Altitude Capital. In addition, the Company provided Altitude Capital with the right to purchase 960,000 shares of Common Stock (60% of warrant coverage) at $1.875 per share (total 960,000 of “Placement Agent Warrants”).

Pursuant to the 2024 Private Placement, during the nine and three months ended September 30, 2024, the Company completed entering into subscription agreements with 2 accredited investors (part of the “2024 Subscription Agreements”), whereby the Company issued a total of 40,000 Units, resulting in the issuance to investors of 40,000 shares of Common Stock and 40,000 Warrants. The purchase price of the securities was $1.875 per Unit, resulting in gross proceeds to the Company of $75,000, before deducting placement agent fees ($7,500) and other offering expenses for the nine and three months ended September 30, 2024. In connection with these 40,000 Units issuances and two other subscription agreements signed in December 2024 (of 53,334 Units), on December 31, 2024, the Company also issued a six-year warrant to the placement agent, Altitude Capital, to purchase 56,000 shares of Common Stock (including 24,000 warrant shares in connection with the 40,000 Units issuance) at an exercise price of $1.875 per share, expiring on December 31, 2030.

Pursuant to the 2024 Private Placement, during the nine months ended September 30, 2025, the Company completed entering into subscription agreements with 15 accredited investors (part of the “2025 Subscription Agreements”), whereby the Company issued a total of 466,670 Units, resulting in the issuance to investors of 466,670 shares of Common Stock and 466,670 Warrants (among which 106,667 Units consisting of 106,667 shares of Common Stock and 106,667 Warrants were issued to 1 accredited investor during the three months ended September 30, 2025). The purchase price of the securities was $1.875 per Unit, resulting in gross proceeds to the Company of $875,000, before deducting placement agent fees ($55,000) and other offering expenses for the nine months ended September 30, 2025 (among which gross proceeds of $200,000, before deducting placement agent fees of $20,000 and other offering expenses, were received during the three months ended September 30, 2025). In connection with these units issuances, the Company plans to issue a six-year warrant to the placement agent, Altitude Capital, to purchase 176,001 shares of Common Stock at an exercise price of $1.875 per share. As of September 30, 2025 and as of the date the financial statements were available to be issued, these warrants have not been formally issued, for which warrant agreements have not been prepared.

Consideration for Promissory Note Extension

On September 17, 2025, the Company issued to the promissory note holder 50,000 shares of Common Stock at a deemed value of $1.875 per share, for an aggregate value of $93,750 and a six-year warrant to purchase 26,667 shares of Common Stock at $1.875 per share as consideration for the note holder’s agreement to extend the maturity date of the secured promissory note that expired on September 17, 2025 (See Note 4).

Stock-based Compensation

On September 9, 2024, the Company issued Letters of Agreement (“LOA”) to officers and directors for services, whereby the Company issued a total of 2,870,000 fully-vested restricted common shares, valued at $57,400 (See Note 7).

On August 22, 2025 and September 30, 2025, the Company issued Letters of Agreement (“LOA”) to 7 individuals and/or entities (including one director and four shareholders) for consulting services, whereby the Company issued a total of 653,143 fully-vested restricted common shares, valued at $1,224,644 (See Note 7).

Warrants

Warrant activity during the nine months ended September 30, 2025 and 2024 was as follows:

	Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Warrants outstanding at December 31, 2023	490,668	$1.88	5.82
Warrants granted	40,000	1.88
Warrants outstanding at September 30, 2024	530,668	$1.88	5.13
Warrants outstanding at December 31, 2024	682,669	$1.88	5.13
Warrants granted	493,337	1.88
Warrants outstanding at September 30, 2025	1,176,006	$1.88	4.93

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Nine Months Ended September 30, 2025 and 2024

(UNAUDITED)

Note 7 – Related Party Transactions and Balances

On August 1, 2023, the Company entered into a consulting agreement with Luo Feng, the founder, shareholder and CEO of the Company, to provide consulting services at a monthly rate of $6,000. The agreement expires on July 31, 2025 and will automatically renew annually unless terminated with 30 days notice. Accrued consulting fees payable under the agreement was $60,000 and $6,000 at September 30, 2025 and December 31, 2024, respectively.

The Company used Altitude Capital as the placement agent in various private offerings during the three and nine months ended September 30, 2025 and 2024. The Company’s Chairman of the Board owns 10% of Altitude Capital. In connection with these private offerings, the Company paid placement agent fees and also issued Placement Agent Warrants to Altitude Capital. (See Note 4 and Note 6).

The Company issued a total of 2,870,000 fully-vested restricted common shares to officers and directors for their services, valued at $0.02 per share, during the three and nine months ended September 30, 2024. The Company issued a total of 653,143 fully-vested restricted common shares to 7 individuals and/or entities (including one director and four shareholders) for their consulting services, valued at $1.875 per share, during the three and nine months ended September 30, 2025. (See Note 6, Stock-based Compensation).

Note 8 – Business Combination Agreement

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below)) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, Black Hawk may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, Black Hawk (or PubCo), as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and Black Hawk (or PubCo) plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement. This transaction has to yet closed as of the date of this report.

In connection with the Business Combination, Vesicor has paid $575,000 to Black Hawk as of the date of this report ($550,000 as of September 30, 2025), of which $100,000 was paid on March 12, 2025, $150,000 on April 29, 2025, $75,000 on July 15, 2025, $75,000 on July 25, 2025, $75,000 on September 10, 2025, $75,000 on September 18, 2025, and $25,000 on October 24, 2025 and $70,000 to EntrepreneurShares Valuation Services in April 2025 for a fairness opinion.

Note 9 – Subsequent Events

The Company evaluated its September 30, 2025 financial statements for subsequent events through December 15, 2025, the date the financial statements were available to be issued.

Subsequent payments in connection with Business Combination

Subsequent to September 30, 2025, Vesicor paid a total of $25,000 to Black Hawk in connection with the Business Combination (See Note 8).

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

Black Hawk Acquisition Corporation

Vesicor Therapeutics, Inc.

AND

BH Merger Sub, Inc.

DATED AS OF April 26, 2024

[   ]

A-1

Annex B

[   ]

B-1

Annex C

[   ]

C-1

Annex D

[   ]

D-1

Annex E

[   ]

E-1

Annex F

[   ]

F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
2.1†*	Business Combination Agreement, dated as of April 26, 2025, by and among Black Hawk Acquisition, Vesicor Therapeutics, Inc., and BH Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2025)
3.1	Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
3.2	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
3.3	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2025)
3.4	PubCo Certificate of Incorporation (included as Annex B to this proxy statement/prospectus)
3.5	PubCo Bylaws (included as Annex C to this proxy statement/prospectus)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.2 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 26, 2024)
4.2	Specimen Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 26, 2024)
4.3	Specimen Rights Certificate (incorporated by reference to Exhibit 4.3 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 26, 2024)
4.4	Rights Agreement by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.4 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
4.5**	Specimen of PubCo Common Stocks
5.1	Opinion of PW Richter PLC
8.1	Tax Opinion of Irvine Venture Law Firm, LLP
10.1	Investment Management Trust Agreement by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to Black Hawk’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 26, 2024)
10.2	Amendment to the Investment Management Trust Agreement, dated July 8, 2025, by and between the Registrant and Continental Stock Transfer & Trust Company. (incorporated by reference to Exhibit 10.1 Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2025)
10.3	Registration Rights Agreement by and between the Registrant and Insiders (incorporated by reference to Exhibit 10.3 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
10.4	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
10.5	Subscription Agreement, as amended, between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 10.5 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
10.6	Administrative Services Agreement (incorporated by reference to Exhibit 10.6 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)

10.7	Company Shareholder Support Agreement, dated as of April 26, 2025 (incorporated by reference to Exhibit 10.1 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2025)
10.8	Form of Lock-Up Agreement. (incorporated by reference to Exhibit 10.5 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2025)
10.9	Form of Amended and Restated Registration Rights Agreement. (incorporated by reference to Exhibit 10.6 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2025)
10.10	Letter Agreement dated March 20, 2024, by and among the Company, its officers and directors, and Black Hawk Management, LLC (incorporated by reference to Exhibit 10.1 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2024)
10.11	Promissory Note, dated June 13, 2025, by and between the Registrant and Black Hawk Management LLC
10.12	Promissory Note, dated September 30, 2025 by and between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 10.12 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 23, 2024)
10.13	Amendment to Promissory Note, dated September 30, 2025 by and between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 10.13 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 23, 2024)
14.1	Code of Ethics (incorporated by reference to Exhibit 14 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
21.1**	Lists of Subsidiaries of the Registrant
23.1	Consent of MaloneBailey, LLP
23.2	Consent of Prager Metis CPAs, LLC
23.3	Consent of PW Richter PLC (included in Exhibit 5.1)
99.1	Consent of Adeel Rouf (PubCo’s director nominee)
99.2	Consent of Lou Feng (PubCo’s director nominee)
99.3	Consent of Michael Bowen (PubCo’s director nominee)
99.4	Consent of Warren Hossenion, M.D. (PubCo’s director nominee)
99.5	Consent of Warren Hossenion Jr. (PubCo’s director nominee)
99.6	Consent of Oded Levy (PubCo’s director nominee)
99.7	Consent of Qi Ouyang (PubCo’s director nominee)
99.5	Press Release dated April 26, 2025 (incorporated by reference to Exhibit 99.1 of Black Hawk’s Current Report on 8-K filed with the SEC on April 29, 2025)
99.6	Fairness Opinion of Entrepreneur Shares LLC (included as Annex D to this proxy statement/prospectus)
107	Calculation of Filing Fee Tables (previously filed)

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
*	Certain portions of these exhibits have been redacted pursuant to Item 601(b)(2)(ii) or 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon request.
**	To be filed by amendment

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on January 22, 2026.

Black Hawk Acquisition Corporation

By:	/s/ Kent Louis Kaufman
Name:	Kent Louis Kaufman
Title:	Chief Executive Officer and Chairman
(Principal Executive Officer and Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated.

Name	Position	Date

/s/ Kent Louis Kaufman	Chief Executive Officer and Chairman	January 22, 2026
Kent Louis Kaufman	(Principal Executive Officer and Principal Accounting and Financial Officer)

/s/ Daniel M. McCabe	Director	January 22, 2026
Daniel M. McCabe

/s/ Terry W. Protto	Director	January 22, 2026
Terry W. Protto

/s/ Jonathan Ginsbert	Director	January 22, 2026
Jonathan Ginsberg

Pursuant to the requirements of the Securities Act, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of January 2026.

Vesicor Therapeutics, Inc.

By:	/s/ Luo Feng
Name:	Luo Feng
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luo Feng and Oded Levy, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Luo Feng	Chief Executive Officer and President	January 22, 2026
Luo Feng	(Principal Executive Officer)

/s/ Michael Bowen	Principal Financial Officer	January 22, 2026
Michael Bowen

/s/ Oded Levy	Director	January 22, 2026
Oded Levy